    As filed with the Securities and Exchange Commission on February 14, 2006


================================================================================

                                                     Registration No. 333-130438

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 2
                                       to
                                    FORM S-4


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BAY VIEW CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                          6711                    94-3078031
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification No.)

                               1840 Gateway Drive
                           San Mateo, California 94404
                                 (650) 312-7300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Charles G. Cooper
                      President and Chief Executive Officer
                               1840 Gateway Drive
                           San Mateo, California 94404
                                 (650) 312-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Frederick W. Dreher, Esq.                              Kenneth P. Friedman, Esq.
John W. Kauffman, Esq.                                 Robert J. Olivieri, Esq.
Duane Morris LLP                                       Hodgson Russ LLP
30 South 17th Street                                   One M&T Plaza, Suite 2000
Philadelphia, Pennsylvania 19103                       Buffalo, New York 14203
(215) 979-1234                                         (716) 856-4000

================================================================================

     Approximate date of commencement of proposed sale of the securities to the public: upon the effective date of the merger of Great Lakes Bancorp, Inc. with and into Registrant.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

The information in this joint proxy statement/prospectus is not complete and may be changed. Bay View Capital Corporation may not issue the shares of its common stock to be issued in connection with the merger described in this joint proxy statement/prospectus until the registration statement filed with the SEC is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.


                 Subject to completion, dated February 14, 2006

(BVCC LOGO)                                                           (GLB LOGO)

            MERGER AND OTHER PROPOSALS - YOUR VOTE IS VERY IMPORTANT

                                   ----------



     The boards of directors of Bay View Capital Corporation and Great Lakes Bancorp, Inc. have approved an agreement to merge our companies. If the merger is completed, Great Lakes stockholders will receive merger consideration of
1.0873 shares of Bay View stock (NYSE:BVC) for each Great Lakes share, or a total of approximately 4,029,355 shares of Bay View stock. The value of the merger consideration will fluctuate with the value of Bay View stock. Bay View stock will continue to be listed on the New York Stock Exchange after the merger under the name of Great Lakes Bancorp, Inc. and the symbol (GLK).





     We expect the merger to be generally tax-free with respect to Great Lakes common stock.

     We cannot complete the merger unless the stockholders of both companies approve the merger agreement. Each of Bay View and Great Lakes will hold a special meeting of its stockholders to vote on the merger agreement, and Bay View stockholders will also vote on a proposal to sell Bay View Acceptance Corporation and an amendment to Bay View's certificate of incorporation. BVCC stockholders should note that the merger proposal and the proposal to sell Bay View Acceptance Corporation are independent proposals. Bay View stockholders do not need to vote in favor of the merger proposal in order to vote in favor of the sale proposal or vice versa.


     Your vote is important, whether or not you plan to attend your stockholders' meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions provided in this joint proxy statement/prospectus. The places, dates and times of the special meetings are as follows:

 For Bay View stockholders:                        For Great Lakes stockholders:

       March ___, 2006                                       March ___, 2006
   10:00 a.m., local time                              10:00 a.m., local time
 Bay View executive offices                        Great Lakes executive offices
     1840 Gateway Drive                                   2421 Main Street
San Mateo, California 94404                           Buffalo, New York 14214

     The accompanying joint proxy statement/prospectus gives you detailed information about our special meetings, the merger agreement, the sale of Bay View Acceptance Corporation, the amendments to Bay View's certificate of incorporation and related matters. WE RECOMMEND THAT YOU READ THESE MATERIALS CAREFULLY, INCLUDING THE CONSIDERATIONS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE ___ AND THE APPENDICES HERETO, WHICH INCLUDE THE MERGER AGREEMENT WITH GREAT LAKES, THE STOCK PURCHASE AGREEMENT RELATING TO THE SALE OF BAY VIEW ACCEPTANCE CORPORATION AND THE TEXT OF THE AMENDMENTS TO BAY VIEW'S CERTIFICATE OF INCORPORATION. You can also obtain information about Bay View and Great Lakes from documents that each company has filed with the Securities and Exchange Commission.



                                   Sincerely,

Robert B. Goldstein,                                   Barry M. Snyder,
Chairman of the Board                                  Chairman of the Board
Bay View Capital Corporation                           Great Lakes Bancorp, Inc.

                                   ----------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the BVCC common stock to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                                   ----------

 The date of this joint proxy statement/prospectus is February ___, 2006, and it is first being mailed or otherwise delivered to our stockholders on or about
                               February ___, 2006.

                                   (BVCC LOGO)

                               1840 Gateway Drive
                           San Mateo, California 94404

                                   ----------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH ___, 2006

                                   ----------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Bay View Capital Corporation ("BVCC") will be held at 10:00 a.m., prevailing time, on ________, March ___, 2006 at BVCC's principal executive offices at 1840 Gateway Drive, San Mateo, California, for the following purposes, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

     (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 26, 2005, as amended, between BVCC and Great Lakes Bancorp, Inc. ("GLB") pursuant to which GLB will merge with and into BVCC and BVCC will issue up to 4,600,000 shares of its common stock in exchange for all of the outstanding capital stock of GLB, as described in greater detail in the accompanying joint proxy statement/prospectus;

     (2) To consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of November 7, 2005, between BVCC and its wholly owned subsidiary, Bay View Acceptance Corporation ("BVAC"), and AmeriCredit Financial Services, Inc. ("AFS"), a wholly owned subsidiary of AmeriCredit Corp. ("AmeriCredit"), pursuant to which BVCC will sell all of the outstanding capital stock of BVAC, for cash in an amount equal to the net book value of BVAC as of the date of the closing of the sale, as described in greater detail in the accompanying joint proxy statement/prospectus;

     (3) To consider and vote upon a proposal to adopt amendments to BVCC's Certificate of Incorporation to establish restrictions on the transfer of BVCC common stock by anyone who is or would thereby become a 5% or greater holder of BVCC's common stock, as described in greater detail in the accompanying joint proxy statement/prospectus; and


     (4) To consider and vote upon a proposal to ratify an amendment to BVCC's by-laws to increase the maximum number of members of BVCC's board of directors from 10 to 25; and


     (5) To transact such other business as may be properly presented for action at BVCC's special meeting and any adjournment, postponement or continuation of BVCC's special meeting.

     BVCC's board of directors has fixed the close of business on February 10, 2006 as the record date for the determination of BVCC's stockholders entitled to notice of, and to vote at, BVCC's special meeting and any adjournment, postponement or continuation of BVCC's special meeting. A list of the BVCC's stockholders entitled to vote at BVCC's special meeting will be available for examination by any BVCC stockholder for any purpose related to BVCC's special meeting during normal business hours for ten days prior to BVCC's special meeting at BVCC's offices at 1840 Gateway Drive, San Mateo, California.


     BVCC's board of directors has, without dissent, approved the merger agreement whereby GLB will merge with and into BVCC, the sale by BVCC of BVAC to AFS, the amendment of BVCC's Certificate of Incorporation to establish transfer restrictions on anyone who is or would thereby become the holder of 5% or more of BVCC common stock after the merger with GLB is completed and the amendment of BVCC's by-laws to increase the maximum number of members of BVCC's board of directors from 10 to 25. BVCC's board of directors, without dissent, recommends that you vote "FOR", the merger of GLB with and into BVCC, the sale of BVAC to AFS and the amendment of BVCC's Certificate of Incorporation as summarized above.


     BVCC's board of directors requests that you complete, sign and return the enclosed proxy card in the envelope provided, whether or not you expect to attend BVCC's special meeting in person. If you attend BVCC's special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                             By Order of the Board of Directors,

                                             Charles G. Cooper, President
                                             and Chief Executive Officer

San Mateo, California
February ___, 2006

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND BVCC'S SPECIAL MEETING.

                                   (GLB LOGO)

                                2421 Main Street
                             Buffalo, New York 14214

                                   ----------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH ___, 2006

                                   ----------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Great Lakes Bancorp, Inc. ("GLB") will be held at 10:00 a.m., prevailing time, on __________, March __, 2006 at GLB's principal executive offices at 2421 Main Street, Buffalo, New York, for the following purposes, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

     (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 26, 2005, between Bay View Capital Corporation ("BVCC") and GLB, pursuant to which GLB will merge with and into BVCC and each outstanding share of GLB's common stock other than GLB shares as to which dissenters rights are perfected will be converted into 1.0873 shares of BVCC common stock, as described in the accompanying joint proxy statement/prospectus; and

     (2) To transact such other business as may be properly presented for action at GLB's special meeting and any adjournment, postponement or continuation of GLB's special meeting.

     GLB's board of directors has fixed the close of business on February 10, 2006 as the record date for the determination of GLB's stockholders entitled to notice of, and to vote at, GLB's special meeting and any adjournment, postponement or continuation of GLB's special meeting. A list of GLB's stockholders entitled to vote at GLB's special meeting will be available for examination by any GLB stockholder for any purpose related to GLB's special meeting during normal business hours for ten days prior to our special meeting at GLB's offices at 2421 Main Street, Buffalo, New York.

     This notice also constitutes notice of your right to dissent from the merger and upon compliance with the procedural requirement of Section 262 of the Delaware General Corporation Law, or DGCL, to receive the appraised fair value of your shares of GLB's common stock. A copy of the relevant provisions of the DGCL is included as Appendix G to the accompanying joint proxy statement/prospectus.

     GLB's board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement.

     GLB's board of directors requests that you complete, sign and return the enclosed proxy card in the envelope provided, whether or not you expect to attend GLB's special meeting in person. If you attend GLB's special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                             By Order of the Board of Directors,

                                             Andrew W. Dorn, Jr., President
                                             and Chief Executive Officer

Buffalo, New York
February ___, 2006

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND GLB's SPECIAL MEETING.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND
   THE SPECIAL MEETINGS..................................................      1
SUMMARY..................................................................      4
RISK FACTORS.............................................................     23
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
   STATEMENTS............................................................     36
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BVCC..................     38
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GLB...................     41
SELECTED CONSOLIDATED UNAUDITED PRO FORMA
   FINANCIAL INFORMATION.................................................     43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS.........................................................     50
   BVCC..................................................................     50
   GLB...................................................................     98
THE SPECIAL MEETINGS.....................................................    131
   General...............................................................    131
   When and Where the Special Meetings Will Be Held......................    131
   Matters to Be Considered..............................................    131
   Record Date; Shares Outstanding and Entitled to Vote..................    133
   Quorum................................................................    133
   Stockholder Vote Required.............................................    133
   Appraisal Rights......................................................    134
   Director and Executive Officer Voting.................................    135
   Proxies...............................................................    135
   Recommendation of the BVCC Board of Directors.........................    138
   Recommendation of the GLB Board of Directors..........................    138
   Attending the Special Meetings........................................    138
   Questions and Additional Information..................................    139
INFORMATION ABOUT BVCC AND GLB...........................................    139
   BVCC..................................................................    139
      General and Business Overview......................................    139
      BVAC...............................................................    141
      Liquidating Portfolio..............................................    142
      Competition........................................................    142
      Economic Conditions, Government Policies and Legislation...........    142
      Supervision and Regulation.........................................    143
      Employees..........................................................    145
      Internal Control Matters...........................................    145
      Pending Litigation.................................................    151


                                      (i)

      Executive Compensation.............................................    151
      Employment Agreement...............................................    152
      Director Compensation..............................................    154
      Certain Transactions...............................................    154
   GLB...................................................................    157
      Competition........................................................    158
      Regulation and Supervision.........................................    159
      Regulation of GLB..................................................    160
      Regulation of GBSB.................................................    164
      Employees..........................................................    169
      Sources of Funds...................................................    169
      Lending............................................................    169
      Mortgage Lending...................................................    170
      Commercial Real Estate Lending.....................................    171
      Commercial Lending.................................................    171
      Consumer Lending...................................................    171
      Description of Property............................................    171
      Legal Proceedings..................................................    173
      Directors and Executive Officers...................................    173
      Compensation of Directors and Officers.............................    176
      Equity Compensation Plan Information...............................    179
PROPOSAL I  -  PROPOSAL TO APPROVE AND ADOPT THE
   MERGER AGREEMENT......................................................    180
   Background of the Merger..............................................    180
   BVCC's Reasons for the Merger; Recommendation of BVCC's
      Board of Directors.................................................    183
   GLB's Reasons for the Merger; Recommendation of GLB's
      Board of Directors.................................................    185
   Opinion of BVCC's Financial Advisor in Connection with the Merger.....    187
   Opinion of GLB's Financial Advisor....................................    196
   Nonpublic Financial Projections.......................................    204
   Structure of the Merger and the Merger Consideration..................    206
   Procedures for the Exchange of GLB Common Stock for
      BVCC Common Stock..................................................    207
   Resale of Common Stock of the Merged Company..........................    208
   Interests of BVCC's Directors and Executive Officers in the Merger....    210
   Interests of GLB's Directors and Executive Officers in the Merger.....    210
   Board of Directors of the Combined Company Following the Merger.......    212
   Regulatory Approvals Required for the Merger..........................    212
   Public Trading Markets................................................    214
   Dividend Policy.......................................................    215
   Appraisal Rights......................................................    215
THE MERGER AGREEMENT.....................................................    219


                                      (ii)

   Terms of the Merger...................................................    219
   Treatment of GLB Stock Options........................................    219
   Closing and Effective Time of the Merger..............................    220
   Representations, Warranties, Covenants and Agreements.................    220
   Declaration and Payment of Dividends..................................    223
   Agreement Not to Solicit Offers.......................................    223
   Expenses and Fees.....................................................    225
   Conditions to Completion of the Merger................................    225
   Amendment, Waiver and Termination of the Merger Agreement.............    227
   Effect of Termination; Break-up Fee; Expenses.........................    227
   Employee Benefit Plans................................................    229
ACCOUNTING TREATMENT.....................................................    229
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER..............    230
   Tax Opinion and Merger................................................    231
   Receipt of BVCC Common Stock..........................................    231
   Fractional Shares.....................................................    232
   Material Federal Income Tax Consequences to BVCC and GLB..............    232
   Tax Consequences If the Merger Does Not Qualify as a Reorganization
      Under Section 368(a) of the Internal Revenue Code..................    232
   Backup Withholding....................................................    232
   Net Operating Loss Carryforwards......................................    233
DESCRIPTION OF BVCC CAPITAL STOCK........................................    235
   BVCC Common Stock.....................................................    235
   BVCC Preferred Stock..................................................    236
DESCRIPTION OF GLB CAPITAL STOCK.........................................    238
   GLB Common Stock......................................................    238
   Voting................................................................    238
   Liquidation Rights....................................................    238
   Delaware Law and Certain By-law Provisions............................    239
   Anti-Takeover Provisions..............................................    240
COMPARISON OF STOCKHOLDER RIGHTS.........................................    242
MARKET PRICES............................................................    246
BENEFICIAL OWNERSHIP OF BVCC STOCK.......................................    248
BENEFICIAL OWNERSHIP OF GLB STOCK........................................    251
PROPOSAL II - PROPOSAL TO APPROVE THE SALE OF BVAC.......................    255
   General Description of the BVAC Sale..................................    255
   Background of the BVAC Sale...........................................    255
   BVCC's Reasons for the BVAC Sale; Recommendation of BVCC's Board
    of Directors.........................................................    257
   Alternatives and Effects of the BVAC Sale.............................    258
   Opinion of BVCC's Financial Advisor in Connection with the
    BVAC Sale............................................................    259
   Nonpublic Financial Projections.......................................    264
   Financing of the BVAC Sale............................................    264
   Risks That the BVAC Sale Will Not Be Completed........................    264
   Conduct of the Business of BVAC if the BVAC Sale is not Completed.....    265
   Interests of BVCC's Directors and Executive Officers in the
   BVAC Sale.............................................................    265


                                      (iii)

   Regulatory Requirements...............................................    266
   Fees and Expenses.....................................................    266
   Material U.S. Federal Income Tax Consequences of the BVAC Sale........    266
THE STOCK PURCHASE AGREEMENT.............................................    267
   The Sale; Purchase Price; The Restricted Account......................    267
   Representations, Warranties, Covenants and Agreements.................    268
   Covenants; Conduct of Business Prior to the Sale......................    271
   Conditions to Completion of the Sale of BVAC..........................    275
   Agreement Not to Solicit Other Offers.................................    276
   Fees and Expenses.....................................................    279
   Transition Services Agreement.........................................    279
   Indemnity Agreement...................................................    279
   Indemnification.......................................................    280
   Amendment, Waiver and Termination of the Purchase Agreement...........    280
   Effect of Termination; Break-up Fee; Expenses.........................    282
PROPOSAL III  -  PROPOSAL TO ADOPT AMENDMENTS TO BVCC'S
   CERTIFICATE OF INCORPORATION..........................................    284
   General...............................................................    284
   Reasons for the Amendments............................................    284
   Effects of the Amendments.............................................    286
   Amendments No Guaranty of the Carryforwards...........................    288
   Other Considerations..................................................    289
   Potential Antitakeover Effects of the Amendments......................    289
PROPOSAL IV  -  PROPOSAL TO RATIFY AN AMENDMENT TO
   BVCC'S BY-LAWS........................................................    289
   General...............................................................    289
   Reasons for the Amendment.............................................    289
   Effects of Amendment..................................................
   Interests of BVCC's Directors and Executive Officers
      in the Proposal to Ratify the By-law Amendment.....................
LEGAL MATTERS............................................................    290
EXPERTS..................................................................    290
OTHER MATTERS............................................................    290
WHERE YOU CAN FIND MORE INFORMATION......................................    291
ANNUAL MEETINGS..........................................................    292
STOCKHOLDER PROPOSALS....................................................    292
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...............................    F-1
   GLB...................................................................    F-1
   BVCC..................................................................    F-1
   BVAC..................................................................    F-2


APPENDICES:


Appendix A -- Agreement and Plan of Merger, dated as of October 26, 2005, between Bay View Capital Corporation and Great Lakes
                 Bancorp, Inc., and Amendment to Agreement of Plan of Merger
                 dated February 10, 2006...................................   A-1
Appendix B -- Opinion of Harris Nesbitt Corp...............................   B-1



                                      (iv)

Appendix C -- Opinion of Sandler O'Neill & Partners, L.P...................   C-1
Appendix D -- Stock Purchase Agreement, dated as of November 7, 2005, among AmeriCredit Financial Services, Inc., Bay View
                 Capital Corporation and Bay View Acceptance Corporation...   D-1
Appendix E -- Opinion of UBS Securities LLC................................   E-1
Appendix F -- Proposed Amendments to Bay View Capital Corporation
                 Certificate of Incorporation..............................   F-1
Appendix G -- Section 262 of the Delaware General Corporation Law..........   G-1


                                      (v)

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

     Q. What matters will be considered at the special meetings?


          A. At the BVCC special meeting, BVCC stockholders will be asked to vote in favor of the proposal to approve and adopt the merger agreement between BVCC and GLB. BVCC stockholders will also be asked to vote in favor of the proposal to approve the sale of BVAC to AFS as provided in the stock purchase agreement, as well as a proposals to adopt amendments to BVCC's certificate of incorporation to establish certain restrictions on transfers of BVCC common stock by anyone who is or would thereby become a 5% or greater holder of BVCC common stock, to ratify an amendment to BVCC's by-laws to increase the maximum number of members of BVCC's board of directors from 10 to 25.
BVCC stockholders should note that the merger proposal and the proposal to sell BVAC are independent proposals. BVCC stockholders do not need to vote in favor of the merger proposal in order to vote in favor of the proposal to sell BVAC and vice versa. As such, the sale of BVAC to AFS is not contingent on the approval of the merger of BVCC with GLB. Approval of the proposed amendments to BVCC's certificate of incorporation and the proposed amendment to BVCC's by-laws are conditions precedent to the obligations of both GLB and BVCC under the merger agreement.



          At the GLB special meeting, GLB stockholders will be asked to vote in favor of the proposal to approve and adopt the merger agreement between BVCC and GLB, which we sometimes refer to as the "merger proposal" in this joint proxy statement/prospectus. GLB stockholders will not be stockholders of BVCC for purposes of the BVCC special meeting and thus will be bound, if the merger is consummated, by the outcome of the vote of the BVCC stockholders on the proposal to approve the sale of BVAC and the proposal to amend BVCC's certificate of incorporation and the ratification of the amendment to BVCC's by-laws.


     Q. What do I need to do now?

     A. You should first carefully read this joint proxy statement/prospectus. After you have decided how you wish to vote your shares, please vote by submitting your proxy card by mail. To submit your proxy card by mail, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as practicable. Returning your proxy card will enable your shares to be represented and voted at the BVCC special meeting or the GLB special meeting.

     Q. Why is my vote important?

     A. The failure of a BVCC or GLB stockholder to vote, by proxy or in person, will have the same effect as a vote against the proposal to approve and adopt the merger agreement and, for BVCC stockholders, the proposal to approve the sale of BVAC, the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws.

     In the case of BVCC, the proposal to approve and adopt the merger agreement, the proposal to approve the sale of BVAC and the proposal to adopt amendments to BVCC's certificate of incorporation must be approved by the holders of a majority of the outstanding shares of BVCC common stock entitled to vote at the BVCC special meeting. The proposal to ratify the amendment to the by-laws must be approved by a majority vote of the holders of the outstanding shares of BVCC common stock present at the BVCC special meeting in person or represented by proxy and entitled to vote at the BVCC special meeting.

     In the case of GLB, the proposal to approve and adopt the merger agreement must be approved by the holders of a majority of the outstanding shares of GLB common stock entitled to vote at the GLB special meeting.

     Q. How do I vote in person?

     A. If a BVCC or GLB stockholder of record attends the BVCC or GLB special meeting and wishes to vote in person, BVCC or GLB will give you a ballot when you arrive at your special meeting.

     Q. How do I vote my shares if they are held in street name?

     A. If you are not a holder of record but you are a "beneficial holder," meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the holder of record of your shares as to how you want your shares to be voted or obtain a proxy from the holder of record that you may vote yourself.

     Q. What if I fail to instruct my broker?

     A. Brokers may not vote shares of the common stock that they hold for the benefit of another person either for or against the approval and adoption of the merger proposal, in the case of GLB, and, in the case of BVCC, for or against the approval and adoption of the merger proposal, the proposal to approve the sale of BVAC, the proposal to adopt the amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws, without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, your failure to give instructions will have the same effect as voting against the approval of the merger proposal, in the case of GLB stockholders, and, in the case of BVCC's stockholders, against the merger proposal, the proposal to sell BVAC, the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws.

     Q. May I vote electronically over the internet or by telephone?

     A. If your shares of BVCC common stock are registered in your own name, you may vote either over the internet or by telephone. Special instructions to be followed by any BVCC registered stockholder interested in voting via the internet or by telephone are set forth on the enclosed proxy card. The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Shares of GLB common stock may not be voted electronically over the internet or by telephone.

          If your BVCC shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. Many banks and brokerage firms participate in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this joint proxy statement/prospectus the opportunity to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your proxy card will provide the instructions. If your proxy card does not reference internet or telephone information, please complete and return the proxy card in the enclosed self-addressed, postage paid envelope.

     Q. May I change my vote after I have mailed my signed proxy?

     A. Yes. You may revoke your proxy at any time before the vote is taken at your special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

          - submitting written notice of revocation to BVCC's or GLB's corporate secretary prior to the voting of that proxy at your special meeting;

          -    submitting a properly executed proxy with a later date; or

          -    voting in person at your respective special meeting.

          However, simply attending your special meeting without voting will not revoke an earlier proxy.

          If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

          If you voted your shares by telephone or internet, you can revoke your prior telephone or internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

     Q. If I own shares of both BVCC and GLB shares should I vote only once?

     A. No. If you own shares of both companies, you will receive separate proxy cards for each stockholders meeting. It is important that you vote at both stockholders meetings, so please complete, sign, date and return both proxy cards as instructed.

     Q. When do you expect to complete the merger and the sale of BVAC?

     A. We anticipate that we will obtain all necessary regulatory approvals to consummate the merger and the sale of BVAC in the first half of 2006. However, we cannot assure you when or if the merger or the sale of BVAC will occur. We must first obtain the approval of BVCC's and GLB's stockholders to complete the merger and the approval of BVCC's stockholders to complete the sale of BVAC. We must also obtain the requisite regulatory approvals to complete the merger and the sale of BVAC. If all approvals are received, we anticipate that the completion of the merger and the sale of BVAC will occur at substantially the same time.

     Q. If I am a GLB stockholder, should I send my stock certificates now?

     A. No. Holders of GLB common stock should not submit their GLB stock certificates at this time. BVCC will send you instructions for exchanging GLB stock certificates for certificates for BVCC common stock. BVCC stockholders do not need to exchange or take any other action regarding their BVCC common stock in connection with the merger.

     Q. Who can help answer my questions?

     A. GLB stockholders who have additional questions about the merger and the other transactions described in this joint proxy statement/prospectus or who would like additional copies of this joint proxy statement/prospectus, should call Louis Sidoni, GLB's Secretary, at (716) 961-1921.

          BVCC's stockholders who have additional questions about the merger, the sale of BVAC, the amendments to BVCC's certificate of incorporation and the other transactions described in this joint proxy statement/prospectus, should call Sossy Soukiassian, BVCC's Secretary, at (650) 312-8527.

                                     SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. While this summary describes the material aspects of the proposals to be voted upon by GLB's stockholders and BVCC's stockholders at their respective special meetings that you should consider in your evaluation of the transactions described in this joint proxy statement/prospectus, the summary does not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus and its appendices in order to understand fully the merger. See "Where You Can Find More Information" on page ___. In this summary, we have included page references to direct you to a more detailed description of the matters described in this summary.

     Throughout this joint proxy statement/prospectus, "GLB" refers to Great Lakes Bancorp, Inc., "GBSB" refers to Greater Buffalo Savings Bank, GLB's savings bank subsidiary, "BVCC" refers to Bay View Capital Corporation, "BVAC" refers to Bay View Acceptance Corporation and "AFS" refers to AmeriCredit Financial Services, Inc.

                                   The Parties

GLB (Page ___)

     The principal executive offices of GLB are located at 2421 Main Street, Buffalo, New York 14214. GLB's telephone number is (716) 961-1900 and its website address is www.gbsb.com.

                              GLB's Special Meeting

Date, Time, Place and Purpose of GLB's Special Meeting (Page ___)

     GLB's special meeting will be held at GLB's principal executive offices at 2421 Main Street, Buffalo, New York, at 10:00 a.m., prevailing time, on March ___, 2006.

     At GLB's special meeting, GLB's stockholders will be asked to:

- Consider and vote upon a proposal to approve and adopt the merger agreement between BVCC and GLB pursuant to which GLB will merge with and into BVCC, as described in this joint proxy statement/prospectus; and

- Transact such other business as may be properly presented for action at GLB's special meeting or any adjournment, postponement or continuation of GLB's special meeting.

     GLB stockholders will not be stockholders of BVCC for purposes of the BVCC special meeting and thus will be bound, if the merger is completed, by the outcome of the vote of the BVCC stockholders on the proposal to approve the sale of BVAC and the proposal to amend BVCC's certificate of incorporation.

BVCC (Page ___)

     The principal executive offices of BVCC are located at 1840 Gateway Drive, San Mateo, California 94404. Its telephone number is (650) 312-7300 and its website address is www.bayviewcapital.com.

                             BVCC's Special Meeting

Date, Time, Place and Purpose of BVCC's Special Meeting (Page ___)

     BVCC's special meeting will be held at BVCC's principal executive offices at 1840 Gateway Drive, San Mateo, California 94404, at 10:00 a.m., prevailing time, on March ___, __________ ___, 2006.

     At BVCC's special meeting, BVCC's stockholders will be asked to:

- Consider and vote upon a proposal to approve and adopt the merger agreement between BVCC and GLB pursuant to which GLB will merge with and into BVCC, as described in this joint proxy statement/prospectus;

- Consider and vote upon a proposal to approve the stock purchase agreement between BVCC, BVAC and AFS whereby BVCC will sell BVAC to AFS, as described in this joint proxy statement/prospectus;

- Consider and vote upon a proposal to adopt amendments to BVCC's certificate of incorporation to establish restrictions on transfers by 5% or greater holders of BVCC common stock, as described in this joint proxy statement/prospectus;


- Consider and vote upon a proposal to ratify an amendment to BVCC's by-laws to increase the maximum number of members of BVCC's board of directors from 10 to 25; and


- Transact such other business as may be properly presented for action at BVCC's special meeting or any adjournment, postponement or continuation of BVCC's special meeting.

     Record Date; Quorum; Outstanding Common Stock Entitled to Vote (Page ___)

     BVCC's and GLB's boards of directors have established the close of business on February 10, 2006 as the record date for determining holders of shares of BVCC and GLB common stock entitled to vote at the respective special meetings of the stockholders of BVCC and GLB. GLB stockholders will not be entitled to vote at GLB's special meeting if they are not a GLB stockholder of record as of the close of business on February 10, 2006. BVCC stockholders will not be entitled to vote at the BVCC special meeting if they are not a BVCC stockholder of record as of the close of business on February 10, 2006.

     Each share of BVCC common stock and GLB common stock is entitled to one vote. On the record date, 6,596,431 shares of BVCC common stock were entitled to vote at the BVCC special meeting. On the record date, 3,955,565 shares of GLB common stock were entitled to vote at the GLB special meeting.

     In the case of both the BVCC and the GLB special meetings, the presence, in person or by properly executed proxy, of the holders of at least a majority of their respective common stock issued and outstanding on the record date is necessary to constitute a quorum at their respective special meetings. Abstentions will be counted solely for the purpose of determining whether a quorum is present. At the GLB special meeting, a quorum must be present in order for the vote on the merger proposal to occur. At the BVCC special meeting, a quorum must be present in order for a vote on the merger proposal, the proposal to sell BVAC, the proposal to amend BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws to occur.

                              Required Vote (Page ___)

BVCC

     Under Delaware law and BVCC's certificate of incorporation, the merger proposal, the proposal to sell BVAC and the proposal to amend BVCC's certificate of incorporation must receive the affirmative vote of the holders of not less than a majority of BVCC's outstanding shares entitled to vote at BVCC's special meeting. The approval of the sale of BVAC to AFS, however, is not contingent on the approval of the other two proposals.

     As of the record date, BVCC's directors and executive officers and their affiliates beneficially owned 237,473 shares of BVCC's common stock, or approximately 3.6% of the BVCC shares entitled to vote at BVCC's special meeting.


     BVCC's board of directors believes that the merger with GLB, the sale of BVAC, the amendments to BVCC's certificate of incorporation and the amendment to BVCC's by-laws are each in the best interests of BVCC's stockholders and recommends, without dissent, that you vote 'FOR" each of these proposals.


GLB

     Under Delaware law and GLB's certificate of incorporation, the merger proposal must receive the affirmative vote of the holders of not less than a majority of GLB's outstanding shares entitled to vote at GLB's special meeting.

     As of the record date, GLB's directors and executive officers and their affiliates beneficially owned 1,571,749 shares of GLB's common stock, or approximately 38.5% of GLB's shares entitled to vote at GLB's special meeting. Each of GLB's directors and executive officers has executed a voting agreement pursuant to which he or she has agreed to vote his or her shares of GLB common stock in favor of the merger proposal.

     GLB's board of directors believes that the merger with BVCC is in the best interests of GLB's stockholders and unanimously recommends that each GLB stockholder vote 'FOR" approval and adoption of the merger proposal.

                           Appraisal Rights (Page ___)

     Appraisal rights are statutory rights that under certain circumstances enable a stockholder to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of the stockholder's shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

BVCC

     Under Delaware law, holders of BVCC common stock are not entitled to a judicial appraisal of the fair value of their shares of BVCC common stock in connection with the proposals to be voted upon at the BVCC special meeting because BVCC's common stock is listed on the New York Stock Exchange, or NYSE.

GLB

     Under Delaware law, holders of GLB common stock are entitled to a judicial appraisal of the fair value of their shares of GLB common stock in connection with the proposal to be voted upon at the GLB special meeting. In order to exercise appraisal rights, a holder of GLB common stock must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law, or DGCL. Generally, in order to exercise appraisal rights, a holder of GLB common stock must not vote in favor of the proposal to approve and adopt the merger agreement and must make a written demand for appraisal before completion of the merger. A copy of Section 262 of the DGCL is included as Appendix G to this joint proxy statement/prospectus.

                              Solicitation (Page ___)

     BVCC and GLB will each pay for the costs of the special meetings and for the mailing of this joint proxy statement/prospectus to their respective stockholders. GLB and BVCC will share equally the costs of printing this joint proxy statement/prospectus and the filing fee paid to the Securities and Exchange Commission, or "SEC."

     In addition to soliciting proxies by mail, the directors, officers and employees of BVCC and GLB may also solicit proxies from their respective stockholders of record in person or by telephone or e-mail, but will not be specially compensated for doing so.

                                   The Merger

Certain Effects of the Merger (Pages ___)

     Upon consummation of the merger:

     - Each share of GLB common stock will automatically be converted into the right to receive 1.0873 shares of BVCC common stock;

     - GLB will cease to exist as a separate legal entity and all of GLB's operations will be conducted by BVCC; and

     - The executive management of GLB before the merger will be the executive management of the merged company after the merger.

Recommendation of BVCC's and GLB's Boards of Directors (Page ___)

BVCC

     BVCC's board of directors has determined, without dissent, that the terms of the merger agreement and the merger are fair to and in the best interests of BVCC's stockholders. BVCC's board of directors recommends, without dissent, that BVCC's stockholders vote "FOR" the merger proposal.

GLB

     GLB's board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of GLB's stockholders. GLB's board of directors unanimously recommends that GLB stockholders vote "FOR" the merger proposal.

Stock Options (Page ___)

     The merger agreement provides that, at the effective time of the merger, each unvested and vested outstanding option to purchase GLB common stock will cease to represent a right to acquire GLB common stock and will be converted automatically into a right to acquire that number of shares of BVCC common stock equal to the number of shares of GLB common stock subject to the option times
1.0873 (the exchange ratio in the merger) at a price equal to the pre-merger exercise price of the option divided by 1.0873 (the exchange ratio in the merger).

Opinion of Harris Nesbitt as BVCC's Financial Advisor in Connection with the Merger (Pages ___ to ___)

     Harris Nesbitt Corp, or Harris Nesbitt, BVCC's financial advisor in connection with the merger, delivered a written fairness opinion to BVCC's board of directors that, as of October 25, 2005, and based upon and subject to the assumptions, conditions and limitations set forth in its opinion, the exchange ratio in the merger agreement is fair, from a financial point of view, to BVCC.

     Appendix B to this joint proxy statement/prospectus sets forth the full text of the opinion of Harris Nesbitt dated October 25, 2005, which sets forth the assumptions Harris Nesbitt made, the procedures Harris Nesbitt followed, the matters Harris Nesbitt considered and the limitations on the review undertaken by Harris Nesbitt in connection with its opinion. Harris Nesbitt provided its opinion for the information and assistance of BVCC's board of directors in connection with its consideration of the transactions contemplated by the merger agreement. Harris Nesbitt's opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. BVCC encourages you to read Harris Nesbitt's opinion in its entirety. Pursuant to an engagement letter BVCC entered into with Harris Nesbitt, BVCC agreed to pay Harris Nesbitt a fee, which is more fully described in "The Merger - Opinion of BVCC's Financial Advisor" beginning on page __.

Opinion of Sandler O'Neill & Partners, L.P. as GLB's Financial Advisors (Pages ___ to ___)

     Sandler O'Neill & Partners, L.P., or Sandler O'Neill, GLB's financial advisor in connection with the merger, delivered a written fairness opinion to GLB's board of directors on October 26, 2005, the date the merger agreement was executed, that, as of October 26, 2005, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger is fair, from a financial point of view, to GLB.

     Appendix C to this joint proxy statement/prospectus sets forth the full text of the Sandler O'Neill opinion, which sets forth the assumptions Sandler O'Neill considered, the procedures Sandler O'Neill followed, the matters Sandler O'Neill considered and the limitations on the review undertaken by Sandler O'Neill in connection with its opinion. Sandler O'Neill provided its opinion for the information and assistance of GLB's board of directors in connection with its consideration of the merger. The Sandler O'Neill opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. GLB encourages you to read the Sandler O'Neill opinion in its entirety.

Interests of BVCC's Directors in the Merger (Page ___)

     In considering BVCC's board of directors' recommendation that BVCC stockholders vote "FOR" the merger proposal, you should be aware that certain of BVCC's directors have interests in the merger that are different from, or in addition to, your interests as a BVCC stockholder. These interests relate to the fact that three of BVCC's current directors, Robert B. Goldstein, John W. Rose and Charles G. Cooper, will become directors of the merged company.

Interests of GLB's Directors and Executive Officers in the Merger (Page ___)

     In considering GLB's board of directors' recommendation that you vote "FOR" the merger proposal, you should be aware that certain of GLB's executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a GLB stockholder. These interests relate to or arise from, among other things:

- the continued indemnification of GLB's current directors and executive officers under the merger agreement and providing these individuals with directors' and officers' insurance;

- the potential for vesting in stock options and other employee, officer and director benefits that otherwise would terminate or lapse;

- the members of GLB's board of directors will remain in office as directors of the merged company together with three current members of BVCC's board of directors; and

- each of the directors and executive officers of GLB has executed a voting agreement pursuant to which he or she has agreed to vote all of his or her shares of GLB common stock in favor of the merger proposal.

Conditions to the Merger (Page ___)

     Currently, BVCC and GLB expect to complete the merger in the first half of 2006. However, as more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

- approval of the merger proposal by the holders of not less than a majority of BVCC's and GLB's outstanding common stock;

- the receipt of all regulatory approvals needed to complete the merger, including the approval of the Board of Governors of the Federal Reserve System, or the "Federal Reserve Board," the approval of the New York State Banking Board and the approval of the listing of additional shares of BVCC common stock on the NYSE;

- the absence of any law or injunction that would effectively prohibit the merger; and

- the receipt of legal opinions from BVCC's and GLB's legal counsel as to the tax treatment of the merger.

     Neither BVCC nor GLB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (Page ___)

     The merger agreement restricts the ability of BVCC and GLB to solicit or initiate any competing acquisition inquiries, proposals or offers. However, the boards of directors of either BVCC or GLB may engage in discussions or negotiations with, or provide information to, a third party under certain circumstances. Either board of directors may also withdraw or modify its recommendation in favor of the merger agreement and the related merger or recommend a competing acquisition proposal to its stockholders under certain circumstances, and under certain of these circumstances it would have to pay the other party a termination fee of $3.4 million plus expenses. These non-solicitation provisions could have the effect of discouraging a company from trying to acquire BVCC or GLB prior to the completion of the merger or the termination of the merger agreement.

Termination of the Merger Agreement (Page ___)

     BVCC and GLB may agree to terminate the merger agreement before completing the merger, even after BVCC's and GLB's stockholders approve the merger proposal, if the termination is approved by the board of directors of GLB and the board of directors of BVCC.

     Either BVCC or GLB may terminate the merger agreement, even after BVCC's and GLB's stockholders approve the merger proposal, if certain conditions have not been met, such as:

     -    obtaining the necessary regulatory approvals for the merger;

     - the other party's material breach of a representation, warranty, covenant or agreement, provided the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements;

     - a material adverse effect shall have occurred as to the other party and be continuing;

     - if the merger has not been consummated by July 31, 2006, unless the reason the merger has not been consummated by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement; or

     - if the holders of not less than a majority of BVCC's and GLB's outstanding common stock fail to approve the merger proposal, provided the terminating party is not in material breach of its obligations to have its board of directors recommend approval of the merger proposal and to take all reasonable lawful actions to solicit such stockholder approval.

     BVCC or GLB may terminate the merger agreement at any time prior to their special meetings if the other party has:

     - breached its obligation not to initiate, solicit or encourage, or take any action to facilitate another proposal to acquire it, participate in any discussions or negotiations relating to another proposal to acquire it or, except as permitted by and subject to certain terms of, the merger agreement, to enter into an agreement relating to a proposal to acquire it on terms and conditions superior to those in the merger agreement or approve, recommend or enter into any agreement relating to another proposal to acquire it;

     - failed to have its board of directors recommend approval of the merger proposal to its stockholders or its board of directors shall have changed its recommendation, except as permitted by the merger agreement with respect to a proposal to acquire it on terms and conditions superior to those in the merger agreement;

     -    recommended approval of another proposal to acquire it; or

     -    failed to call and hold its special meeting.

     Except as provided below with respect to termination fees and expenses and the parties' respective confidentiality obligations, none of the parties will have any liability or obligation other than liabilities or damages incurred by any of them as a result of their willful breach of any of their respective representations, warranties, covenants or agreements contained in the merger agreement.

Expenses; Termination Fee (Page ___)

     The merger agreement provides that either party will pay the other party a break-up fee of $3.4 million plus expenses if:

     - a party terminates the merger agreement in order to enter into an agreement relating to an acquisition transaction that has terms superior to those of the merger agreement from the perspective of its stockholders;

     - a tender or exchange offer for 25% or more of GLB or BVCC common stock is made and GLB's or BVCC's board of directors, as the case may be, fails to send a statement to its stockholders recommending rejection of that offer within 10 days after the offer has been made; or

     -    BVCC or GLB terminates the merger agreement because:

          - a proposal to acquire the other party is made by a third party after the stockholders of either party did not approve the merger agreement and is not withdrawn prior to termination of the merger agreement; and

          - within 18 months thereafter the other party is acquired by that third party or other specified events occur.

Material United States Federal Income Tax Consequences of the Merger (Page ___)

     BVCC and GLB expect the merger to qualify as a tax-free reorganization for United States federal income tax purposes. Duane Morris LLP, counsel to BVCC, and Hodgson Russ LLP, counsel to GLB, have each delivered an opinion as to the tax-free nature of the merger. In general, a tax-free reorganization means that GLB stockholders will not recognize any gain or loss on the exchange of their common stock for BVCC common stock in the merger, except to the extent they receive cash instead of fractional shares or exercise their rights to appraisal under the DGCL.

Dividends (Page ___)

GLB

     GLB has not declared or paid any cash dividends on GLB's common stock since GLB's formation in 2003. The policy of GLB's board of directors has been to retain all of GLB's earnings to provide funds to operate and expand the business of GBSB.

BVCC

     BVCC paid no cash dividends on its common stock since September 30, 2000, but since November 1, 2002 has made distributions from the proceeds from its partial liquidation in the aggregate amount of $47.25 per share after giving effect to the June 30, 2004 1-for-10 reverse split of BVCC's common stock.

The Merged Company

     Following the merger, the board of directors of the merged company may consider the payment of cash dividends on a quarterly basis, after taking into account the financial condition of the merged company, regulatory capital requirements, the future prospects of the merged company, prevailing economic conditions and such other factors as the board of directors of the merged company considers appropriate from time to time.

     The primary source of the merged company's funds for the payment of cash dividends to its stockholders will be dividends received from GBSB. GBSB is subject to various regulatory policies and requirements relating to the payment of dividends to its parent, including requirements to maintain capital equal to or in excess of regulatory minimums.

Certain Differences in Rights of Stockholders (Page ___)

     When the merger is completed, the rights of GLB's stockholders will be governed by Delaware law, as is the case now, BVCC's certificate of incorporation as proposed to be amended as set forth in Appendix F and the by-laws of BVCC.

Future Acquisitions (Page ___)

     As part of its growth strategy, the merged company may seek to acquire other banking or financial services institutions to expand or strengthen its market position. Risks associated with this strategy are described in "Risk Factors."

Comparative Market Prices (Pages ___)

     BVCC common stock is listed on the NYSE under the symbol "BVC." There is no established trading market for GLB's common stock although there are occasional transactions in GLB common stock. The table on page ___ lists the quarterly price range of BVCC common stock since January 1, 2004. The following table shows the closing price of BVCC common stock as reported on October 25, 2005, the last trading day before BVCC and GLB announced the merger, and on February ___, 2006, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of GLB common stock, which BVCC and GLB calculated by multiplying the closing price of BVCC common stock on those dates by 1.0873 (the exchange ratio in the merger).

                                           Implied Value
                                          of One Share of
                     BVCC Common Stock   GLB Common Stock
                     -----------------   ----------------
October 25, 2005           $15.31             $16.65
February ___, 2006

     The market price of BVCC common stock may change at any time. Consequently, the total dollar value of the BVCC common stock that a GLB stockholder will be entitled to receive as a result of the merger may be significantly higher or lower than its current value.

                                The Sale of BVAC

Purchase Price (Page ___)

     The purchase price is cash in an amount equal to the sum of (a) $62.5 million plus or minus (b)(1) the amount by which the net book value of BVAC as of the date of closing is greater or less than $62.5 million (2) multiplied by 1.03, subject to post-closing adjustments. At the closing of the sale of BVAC, an amount equal to 2% of the purchase price, plus any amounts that are disputed in the determination of BVAC's estimated net book value at closing, will be deposited in a restricted account under the name of BVCC. The 2% of the purchase price in the restricted account will be used as a source of payment for indemnification claims made by AFS. Any disputed amounts placed in the restricted account will be used as a source of payment for negative adjustments to the purchase price, and any amounts remaining after any adjustments are made will be released to BVCC. Any remaining amount in the restricted account that is not subject to a pending indemnification claim by AFS 90 days following the closing of the sale will be released to BVCC.

Certain Effects of the BVAC Sale (Page ___)

     Upon consummation of the sale:
     - BVCC will receive cash proceeds of approximately $63.6 million, before deducting the fees and expenses associated with the sale and taxes;
     - BVCC intends to retain the proceeds of the sale for use in the combined business of BVCC and GLB following the merger; and

     - BVCC and its stockholders will no longer participate in any future earnings or growth of BVAC.

Recommendations of BVCC's Board of Directors (Page ___)

     BVCC's board of directors has determined, without dissent, that the terms of the purchase agreement and the sale of BVAC are fair to and in the best interests of BVCC's stockholders. BVCC's board of directors recommends, without dissent, that BVCC stockholders vote "FOR" the proposal to sell BVAC.

     Opinion of BVCC's Financial Advisor in Connection with the Sale of BVAC (Page ___)

     In connection with the sale of BVAC, BVCC's board of directors received a written opinion dated November 4, 2005 from UBS Securities LLC, or UBS, BVCC's financial advisor in connection with the sale of BVAC, as to the fairness, from a financial point of view and as of the date of the opinion, to BVCC of the aggregate purchase price of $62.5 million in cash to be received by BVCC in the sale of BVAC. The full text of UBS' written opinion, is attached to this joint proxy statement/prospectus as Appendix E. BVCC encourages you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS' OPINION WAS PROVIDED TO BVCC'S BOARD IN ITS EVALUATION OF THE AGGREGATE PURCHASE PRICE TO BE RECEIVED BY BVCC IN THE BVAC SALE, DOES NOT ADDRESS ANY OTHER ASPECT OF THE BVAC SALE OR ANY

ASPECT OF ANY OTHER TRANSACTION IN WHICH BVCC MIGHT ENGAGE (INCLUDING, WITHOUT LIMITATION, THE MERGER WITH GLB), AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE SALE OF BVAC OR OTHERWISE.

Financing of the BVAC Sale (Page ___)

     AFS has represented to BVCC that it has sufficient resources to pay the purchase price and its obligation to pay the purchase price is guaranteed by AmeriCredit.

Interests of BVCC's Directors in the BVAC Sale (Page ___)

     In considering BVCC's board of directors' recommendation that BVCC's stockholders vote for the proposal to sell BVAC, you should be aware that certain of BVCC's directors have interests in the sale of BVAC that are different from, or in addition to, your interests as a BVCC stockholder. Upon the termination of P.K. Chatterjee's employment by BVAC, Mr. Chatterjee, the President and Chief Executive Officer of BVAC, will be entitled to receive a termination payment of approximately $900,000. BVCC is responsible for this payment and has agreed to indemnify AFS with respect to this payment. Mr. Chatterjee abstained from the vote on the proposals to sell BVAC and to recommend that BVCC's stockholders vote to approve the sale.

Conditions to the BVAC Sale (Page ___)

     Currently, BVCC expects to complete the sale of BVAC to AFS in the first half of 2006. However, as more fully described in this joint proxy statement/prospectus and in the purchase agreement, the completion of the sale of BVAC depends on a number of conditions being satisfied, or where legally permissible, waived. These conditions include, among others:

     - approval of the proposal to sell BVAC by the holders of not less than a majority of BVCC's outstanding common stock;

     - the receipt of all regulatory approvals needed to complete the sale of BVAC, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act;

     - the absence of any law or injunction that would effectively prohibit the sale of BVAC; and

     - the receipt by AFS of executed employment or retention agreements with such BVAC employees as are specified by AFS.

     BVCC cannot be certain when, or if, the conditions to the sale of BVAC will be satisfied or waived, or that the sale of BVAC will be completed.

Representations and Warranties; Indemnification (Page ___)

     BVCC and BVAC have made standard representations and warranties to AFS in the purchase agreement regarding BVAC, its and BVCC's authority to enter into the purchase agreement and BVAC's business. Specific representations include:

     -    BVAC's financial statements and undisclosed liabilities;

     -    noncontravention and defaults;

     -    litigation; and

     -    receivables relating to financed automobiles.

     The representations and warranties will survive the closing of the sale of BVAC for 18 months; however, certain limited representations and warranties will survive for a longer period.

     BVCC has agreed to indemnify AFS against losses in excess of $5,000 that aggregate more than $100,000 in the aggregate for breaches of BVCC's representations, warranties and covenants in the purchase agreement up to a maximum of $3.2 million; however, BVCC's indemnification obligations for certain breaches of representations, warranties and covenants is unlimited.

No Solicitation (Page ___)

     The purchase agreement restricts the ability of BVCC and BVAC to solicit or initiate any competing acquisition inquiries, proposals or offers. However, the boards of directors of either BVCC or BVAC may engage in discussions or negotiations with, or provide information to, a third party under certain circumstances. BVCC's board of directors may also withdraw or modify its recommendation in favor of the sale of BVAC or recommend a competing acquisition proposal to its stockholders under certain circumstances. Under certain of these circumstances, BVCC would have to pay AFS a termination fee of $2.5 million plus certain expenses. These non-solicitation provisions could have the effect of discouraging a company from trying to acquire BVAC prior to the completion of the sale of BVAC or the termination of the purchase agreement.

Termination or Waiver of the Purchase Agreement (Page ___)

     BVCC and AFS may agree to terminate the purchase agreement before completing the sale of BVAC, even after BVCC's stockholders approve the proposal to sell BVAC, if the termination is approved by the board of directors of BVCC and the board of directors of AFS.

     Either BVCC or AFS may terminate the purchase agreement at any time prior to the closing, even after BVCC's stockholders approve the proposal to sell BVAC, if certain conditions have not been met, such as:

     -    obtaining the necessary regulatory approvals for the sale of BVAC;

     - the failure to obtain approval of the proposal to sell BVAC by the holders of a majority of BVCC's outstanding common stock;

     - if the sale of BVAC has not occurred by June 1, 2006, unless the failure to complete the sale is due to the terminating party's actions;

     -    if a court or government body permanently enjoins the sale; or

     - the other party's material breach of a representation, warranty, covenant or agreement, provided the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements.

     AFS may terminate the purchase agreement if:

     - BVCC's board of directors approves or recommends an acquisition proposal other than the sale of BVAC to AFS, or if BVCC fails to recommend that BVCC's stockholders vote to approve the sale of BVAC or withdraws such recommendation, or, except as permitted by and subject to certain terms of the purchase agreement, enters into an agreement or takes other action relating to an acquisition proposal other than the sale of BVAC to AFS or BVCC or BVAC violate their non-solicitation covenants; or

     - a material adverse effect shall have occurred as to BVAC and be continuing.

     BVCC may terminate the purchase agreement if:

     - BVCC enters into an agreement relating to a superior acquisition proposal provided BVCC has complied with the terms of the purchase agreement; or

     - on or before June 1, 2006, all of the conditions in the purchase agreement to the obligations of AFS have been satisfied and the purchase agreement has not otherwise been terminated in accordance with its terms and AFS refuses to consummate the transactions contemplated by the purchase agreement.

     Except as provided below with respect to termination fees and the parties' respective confidentiality obligations after termination of the purchase agreement, none of the parties will have any liability or obligations other than liabilities or damages incurred by any of them as a result of their willful breach of any of their respective representations, warranties, covenants and agreements contained in the purchase agreement.

Expenses; Termination (Page ___)

     The purchase agreement provides for the payment of a termination fee and certain expenses of the other party in the following circumstances:

     - BVCC is obligated to pay AFS a termination fee of $2.5 million and reimburse AFS for up to $250,000 of its expenses if AFS terminates the purchase agreement because:

          - BVCC breaches the purchase agreement or the sale of BVAC to AFS has not occurred by June 30, 2006 or the approval of the proposal to sell BVAC by the holders of a majority of BVCC's outstanding common stock was not obtained and, within nine months thereafter, BVCC enters into an agreement relating to an acquisition proposal; or

          - BVCC's board of directors fails to recommend that BVCC's stockholders vote to approve the proposal to sell BVAC, or fails to mail a proxy statement to BVCC's stockholders relating to such proposal or fails to hold BVCC's special meeting of stockholders, BVCC or BVAC violate their non-solicitation covenants or BVCC enters into a letter of intent or agreement relating to an acquisition proposal other than the sale of BVAC to AFS and the merger of BVCC with GLB.

     - BVCC is obligated to reimburse AFS for its expenses, up to a maximum of $250,000, if the requisite vote of BVCC's stockholders for approval of the proposal to sell BVAC is not obtained whether or not BVCC subsequently consummates an acquisition proposal.

     - AFS is obligated to pay BVCC a termination fee of $2.5 million and reimburse BVCC for up to $250,000 of its expenses, if on or before June 1, 2006, all of the conditions in the purchase agreement to the obligations of AFS to purchase BVAC have been satisfied and the purchase agreement has not otherwise been terminated in accordance with its terms and AFS fails or refuses to consummate the transactions contemplated by the purchase agreement.

Material U.S. Federal Income Taxes Consequences of the Sale (Page ___)

     BVCC's sale of BVAC will be a taxable exchange for United States federal income tax purposes. BVCC will recognize gain or loss to the extent that the sale proceeds are greater or less than its tax basis in the BVAC stock. To the extent that there is a gain, BVCC does not expect it to be substantial and any such gain would be offset by BVCC's net operating loss carryforwards.

                Amendments to BVCC's Certificate of Incorporation

General (Page ___)

     BVCC is proposing amendments to its certificate of incorporation that would generally prohibit any person from acquiring any BVCC common stock if that person was, or would thereby become, a holder of 5% or more of BVCC's outstanding common stock. The purpose of the amendments is to protect against a change in control of BVCC that, for federal income tax purposes, could reduce or eliminate BVCC's net operating loss carryforwards.

The Restrictions on Transfer (Page ___)

     In general, the proposed amendments would prohibit any attempted transfer of BVCC common stock to any person who is a 5% holder or would thereby become a 5% holder without first obtaining the approval of BVCC's board of directors. The proposed transfer restrictions would expire on the earlier of the third anniversary of the closing of the merger or the date on which BVCC no longer has any net operating loss carryforwards or other tax attributes.

     In order to implement the restrictions, all certificates representing BVCC common stock that are issued after the merger will bear a restrictive legend.

     Although the amendments are intended to preserve the availability of BVCC's net operating loss carryforwards, they may not be effective in preventing transfers that could negatively affect BVCC's net operating loss carryforwards.

Potential Antitakeover Effects of the Amendments (Page ___)

     Although the amendments are being proposed for the sole purpose of helping to preserve BVCC's net operating loss carryforwards, the amendments may have the effect of reducing the marketability of BVCC's common stock and may also have the effect of discouraging transactions that could include an actual or potential change of control of BVCC.

                  Ratification of Amendment to BVCC's By-laws


     BVCC is requesting that its stockholders ratify the action of its board of directors in amending its by-laws to increase the number of authorized members of its board of directors from 10 to 26.


     The purpose of the amendment is to provide sufficient memberships on the BVCC board of directors to accommodate the 15 members of the board of directors of the combined companies.

                  Questions and Additional Information (Page ___)

GLB

     GLB stockholders who have questions about the merger or how to submit their proxy card, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please call Louis Sidoni, GLB's Secretary, at (716) 961-1921.

BVCC

     BVCC stockholders who have questions about the merger, the sale of BVAC, the amendments to BVCC's certificate of incorporation the ratification of the amendment to BVCC's by-laws or how to submit their proxy card, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please call Sossy Soukiassian, BVCC's Secretary, at (650) 312-8527.

                                  RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal, in the case of BVCC and GLB stockholders, and the proposal to sell BVAC and adopt amendments to BVCC's certificate of incorporation, in the case of BVCC stockholders.

Risks Specifically Related to the Merger

GLB stockholders cannot be certain of the market value of the BVCC common stock that they will receive in the merger because the market price of BVCC common stock fluctuates.

     Upon completion of the merger, each share of GLB common stock will be converted into the right to receive 1.0873 shares of BVCC common stock. Any change in the price of BVCC common stock prior to the merger will affect the market value of the stock that a GLB stockholder will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in BVCC's businesses, operations and prospects and regulatory considerations.

     The prices of BVCC common stock and GLB common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of GLB's special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of BVCC common stock during the period from October 25, 2005, the last full trading day before public announcement of the merger, through February ___, 2006, the last practicable full trading day prior to the date of the printing of this proxy statement/ prospectus, the exchange ratio represented a value ranging from a high of $_____ on ___________ to a low of $_____ on ____________ for
each share of GLB common stock. Because the date the merger will be completed will be later than the date of GLB's special meeting, at the time of GLB's special meeting GLB stockholders will not know what the market value of BVCC's common stock will be upon completion of the merger.

Future results of the combined companies may materially differ from the pro forma financial information presented in this joint proxy statement/prospectus.

     Future results of the combined BVCC and GLB may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs BVCC and GLB will incur in connection with the merger may be higher or lower than BVCC and GLB have estimated, depending upon how costly or difficult it is to integrate BVCC and GLB. Furthermore, these charges may decrease the capital of the combined company after the merger that could be used for profitable, income-earning investments in the future.

The ability of each of GLB and BVCC to pursue alternatives to the merger is restricted by the merger agreement.

     The merger agreement contains provisions that, subject to limited exceptions, limit GLB's and BVCC's ability to discuss, facilitate or enter into agreements with third parties to acquire either BVCC or GLB. In general, if either of BVCC or GLB avails itself of those limited exceptions, it will be obligated to pay the other party a break-up fee of $3.4 million plus expenses. From GLB's perspective, these provisions could discourage a potential competing acquiror that might have an interest in acquiring GLB from proposing or considering an acquisition of GLB even if that potential acquiror were prepared to pay a higher price to GLB stockholders than the price BVCC proposes to pay under the merger agreement. From BVCC's perspective, these provisions could preclude BVCC from entering into a business combination transaction that could offer greater benefits to BVCC and its stockholders than the merger with GLB.

GLB's stockholders do not have the right to vote on important BVCC matters even though they will become stockholders of BVCC if the merger is consummated.


     Because GLB's stockholders will not be stockholders of BVCC for purposes of the BVCC special meeting, GLB's stockholders do not have the right to vote on BVCC's proposal to sell BVAC, BVCC's proposal to amend its certificate of incorporation to establish transfer restrictions or BVCC's proposal to ratify an amendment to BVCC's by-laws. GLB stockholders should carefully review these proposals before they decide how to vote on the proposal to approve the merger of GLB and BVCC.


The amount of capital BVCC brings to the merged company could be substantially reduced from the amount of BVCC's capital at September 30, 2005.

     As of September 30, 2005, BVCC had stockholders' equity of $101.3 million. This amount will be reduced by the expenses of BVCC's merger with GLB and BVCC's sale of BVAC, which BVCC currently estimates at approximately $3.1 million. BVCC's stockholders' equity will also be adversely affected by the operating losses BVCC is incurring in connection with the completion of its plan of partial liquidation. Finally, any reduction in the amount of BVCC's net operating loss carryforwards will reduce or eliminate the value of BVCC's deferred tax assets of $24.2 million as of September 30, 2005.

Risks Related to Owning BVCC Common Stock

The combined company will be dependent on the ability of its subsidiaries to pay dividends in order to meet its obligations.

     The combined company will be a holding company and conduct almost all of its operations through its subsidiaries. The combined company will not have any significant assets other than the stock of its subsidiaries, deferred tax assets and the net proceeds from the sale of BVAC if the BVAC sale is consummated. Accordingly, the combined company will depend on the payment of dividends by its subsidiaries to meet its obligations. The combined company's right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, GBSB is limited in the amount of dividends it may pay to its parent without prior regulatory approval. Also, bank regulators have the authority to prohibit GBSB from paying dividends if the bank regulators determine that GBSB is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm the combined company's business.

     The combined company's results of operations will be affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of the combined company's earnings will consist of GBSB's net interest income, which is the difference between its income from interest-earning assets, such as loans, and its expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect GBSB's earnings if market interest rates change such that the interest GBSB pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, GBSB, along with other financial institutions generally, is sensitive to interest rate fluctuations.

The combined company's results of operations will be significantly affected if its borrowers are unable to pay their loans.

     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

     -    credit risks of a particular borrower;

     -    changes in economic and industry conditions;

     -    the duration of the loan; and

     - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

     Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

The combined company's financial condition and results of operations would be adversely affected if GBSB's allowance for loan losses is not sufficient to absorb actual losses.

     There is no precise method of predicting loan losses. Excess loan losses could have a material adverse effect on GBSB's financial condition and results of operations. GBSB attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio. GBSB periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

     - a regular review of the quality, mix and size of the overall loan portfolio;

     -    historical loan loss experience;

     -    evaluation of non-performing loans;

     - assessment of economic conditions and their effects on GBSB's existing portfolio; and

     - the amount and quality of collateral, including guarantees, securing loans.

The merged company's financial condition may be adversely affected if GBSB is unable to attract sufficient deposits to fund its anticipated loan growth.

     GBSB funds its loan growth primarily through deposits. To the extent that GBSB is unable to attract and maintain sufficient levels of deposits to fund its loan growth, GBSB would be required to raise additional funds through public or private financings.

The combined company could experience significant difficulties and complications in connection with its growth and acquisition strategy.

     GLB has grown significantly over the last few years and, following the merger, may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. The combined company may not be successful in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

     As part of this acquisition strategy, the merged company may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. The merged company may not be successful with this strategy, and may not be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

     - potential exposure to unknown or contingent liabilities of banks and non-bank entities the merged company acquires;

     - exposure to potential asset quality issues of acquired banks and non-bank entities;

     -    potential disruption to the merged company's business;

     - potential diversion of the time and attention of the merged company's management; and

     - the possible loss of key employees and customers of the banks and other businesses the merged company acquires.

     In addition to acquisitions, GBSB intends to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, GBSB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that GBSB undertakes additional de novo branch openings, GBSB is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on GBSB's net income, earnings per share, return on average stockholders' equity and return on average assets.

     The combined company may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, the combined company will have to expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities the combined company may acquire into its existing operations may adversely affect its results of operations and financial condition.

The combined company could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.

     The combined company and its subsidiaries will operate in a highly regulated environment and will be subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance

Corporation, which we sometimes refer to as the FDIC and the New York State Banking Department, which we sometimes refer to as the Banking Department in this joint proxy statement/prospectus. Regulations are generally intended to provide protection for depositors and customers rather than for investors. The combined company will be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit the combined company's growth and the return to investors by restricting such activities as:

     -    the payment of dividends;

     -    mergers with or acquisitions of other institutions;

     -    investments;

     -    loans and interest rates;

     -    the provision of securities, insurance or trust services; and

     - the types of non-deposit activities in which the combined company's financial institution subsidiaries may engage.

     In addition, legislation or agency rulemaking may change present capital requirements, which could restrict the combined company's activities and require the combined company to maintain additional capital.

The combined company's results of operations could be adversely affected due to significant competition.

     The combined company may not be able to compete effectively in its markets, which could adversely affect its results of operations. The banking and financial service industry in GBSB's market areas is highly competitive. The competitive environment is a result of:

     -    changes in regulation;

     -    prevailing economic conditions in the Greater Buffalo area;

     -    changes in technology and product delivery systems;

     -    declining population trends; and

     - the accelerated pace of consolidation among financial services providers.

     GBSB competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than GBSB does. Competition with such institutions may cause GBSB to increase its deposit rates or decrease its interest rate spread on loans it originates.

The combined company's anticipated future growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

     GLB and GBSB are, and the combined company will be, required by federal and state regulatory authorities to maintain adequate levels of capital to support GBSB's operations. GLB and BVCC anticipate that the combined company's current capital resources will satisfy its and GBSB's capital requirements for the foreseeable future. The combined company may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

     The combined company's ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. If the combined company cannot raise additional capital when needed, its ability to expand its operations through internal growth and acquisitions could be materially impaired.

Adverse economic conditions in GBSB's market areas may adversely impact its results of operations and financial condition.

     The majority of GBSB's business is concentrated in western New York, which in recent years has been a slower growth market than many other areas of the United States. As a result, GBSB's loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area in recent years have been less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in GBSB's market area, including the loss of certain significant employers, could reduce its growth rate, affect its borrowers' ability to repay their loans and generally affect GBSB's financial condition and results of operations. Furthermore, a downturn in real estate values in GBSB's market area could cause many of its loans to become inadequately collateralized.

Certain provisions of BVCC's certificate of incorporation and by-laws after the merger may discourage takeovers.

     BVCC's certificate of incorporation and by-laws after the merger contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or a takeover attempt that is opposed by BVCC's board of directors. In particular, the certificate of incorporation and by-laws of BVCC following the merger:

     - classify its board of directors into three classes, so that stockholders elect only one-third of its board of directors each year;

     -    permit stockholders to remove directors only for cause;

     - do not permit stockholders to take action except at an annual or special meeting of stockholders;

     - require stockholders to give advance notice to nominate candidates for election to the board of directors or to make stockholder proposals at a stockholders' meeting;

     - permit the board of directors to issue, without stockholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

     - prohibit the acquisition of 5% or more of BVCC's common stock, without the prior approval of its board of directors.

     Section 203 of the DGCL generally provides that a publicly-held Delaware corporation, such as BVCC or GLB, that has not "opted out" of coverage by this section in the prescribed manner may not engage in any business combination with an interested stockholder for a period of three years following the date that the stockholders became an interested stockholder. BVCC has opted out of Section 203 and Section 203 is not applicable to BVCC. GLB has not opted out of Section 203 and Section 203 is applicable to GLB.

     These provisions of BVCC's certificate of incorporation and by-laws after the merger and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of the merged company's stockholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of the merged company's board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in certain tender offers, including tender offers at prices above then-current market price of the merged company's common stock, and may also inhibit increases in the trading price of the merged company's common stock that could result from takeover attempts.

Loss of members of the combined company's executive team could have a negative impact on its business.

     The combined company's success is dependent, in part, on the continued service of its executive officers, including Barry M. Snyder, Chairman of the Board and Andrew W. Dorn, Jr., President and Chief Executive Officer. The loss of the services of any of these key persons could have a negative impact on the combined company's business because of their skills, relationships in the banking community and years of industry experience, and the difficulty of promptly finding qualified successors.


If it should be ultimately determined that BVCC's reserves for the contingent liabilities remaining from the dissolution of BV Bank are not adequate, it could have a material adverse effect on the combined company.

     As part of the solvent dissolution of BV Bank on September 30, 2003, BVCC assumed the assets and liabilities of BV Bank, including certain pending litigation and other contingent liabilities. BVCC has established reserves for those liabilities that have been sufficient to date. However, if BVCC's remaining reserves were insufficient to discharge any future liabilities and contingent liabilities remaining from the dissolution of BV Bank, it could have a material adverse effect on the combined company.

Risks Relating to BVAC

The sale of BVAC may not occur notwithstanding the decision of BVCC's board of directors that the sale of BVAC is in the best interests of BVCC and its stockholders.

     There are numerous conditions to the sale of BVAC, and BVCC and BVAC may not be able to satisfy these conditions. If this sale of BVAC does not occur, the merged company will continue to operate BVAC for at least the short-term future and will continue to be subject to the risks of BVAC's business described in this section.

The purchase agreement limits BVCC's and BVAC's ability to pursue alternatives to the sale of BVAC.

     The purchase agreement contains provisions that, subject to limited exceptions, limit BVCC's and BVAC's ability to discuss, facilitate or enter into agreements with third parties to acquire BVAC. In general, if BVCC or BVAC avail themselves of these limited exceptions, BVCC will be obligated to pay AFS a break-up fee of $2.5 million, plus certain expenses. These provisions could discourage a potential competing acquiror that might have an interest in acquiring BVAC from proposing or considering the acquisition of BVAC even if that potential acquiror were prepared to pay a higher price to BVCC than the price AFS proposes to pay under the purchase agreement.

The purchase agreement restricts the activities in which BVAC may engage pending the merger.

     The purchase agreement contains provisions that, subject to limited exceptions, restrict the business activities BVAC may conduct until the sale of BVAC is completed or the purchase agreement is terminated. If BVAC were to breach any of these restrictions, it would provide AFS with the right to terminate the purchase agreement. In addition, these restrictions could prevent BVAC from engaging in business activities it might wish to pursue.

Certain indemnification obligations of BVCC under the purchase agreement survive indefinitely and are not limited in amount which could adversely affect the financial condition of the merged company.

     Although the purchase agreement, in general, limits the indemnification obligations of BVCC to $3.2 million and provides that BVCC would not be liable for breaches of its representations and warranties in the purchase agreement after 18 months have elapsed from the date of the BVAC sale, certain of BVCC's indemnification obligations under the purchase agreement are not limited as to amount or time.



BVAC's business is dependent upon general economic conditions.

     BVAC's business can be adversely affected during periods of economic slowdown, when delinquencies, defaults, repossessions and losses generally increase. These periods may also be accompanied by decreased consumer demand for automobiles, and declining values of loans securing outstanding loans. In addition, during an economic slowdown or a recession, BVAC's servicing and collection cost could increase without a corresponding increase in income.

BVAC is also subject to litigation risks.

     BVAC is a consumer finance company and, as such, is subject to various consumer claims and litigation seeking damages and statutory penalties based upon the following:

     -    usury laws;

     -    inaccurate disclosures;

     -    wrongful repossession;

     -    violations of bankruptcy stay provisions;

     -    certificate of title disputes;

     -    fraud;

     -    breach of contract; and

     -    discriminatory treatment of credit applicants.

     Some litigation against BVAC could take the form of class action complaints by consumers. BVAC may also be named as a co-defendant in lawsuits brought primarily against automobile dealers. The damages and penalties claimed by consumers could be substantial, and could have a material and adverse financial effect on BVAC.

BVAC is subject to significant government regulation, violations of which could have a material adverse effect on BVAC.

     BVAC's business is subject to significant government regulation, supervision and licensing under various federal, state and local laws governing, among other things:

     -    licensing requirements;

     -    record-keeping requirements;

     -    payment of fees to certain states;

     -    maximum interest rates that may be charged;

     -    interest rates on loans to customers serving in the military;

     -    debt collection practices;

     -    disclosure to customers regarding financing terms;

     -    the privacy of certain consumer information; and

     -    collection of debt from loans customers who have filed bankruptcy.

     BVAC believes it maintains all material licenses and permits required for its current operations and that it is in substantial compliance with all material local, state and federal regulations. The failure of BVAC or of the automobile dealers who sell contracts to BVAC to maintain all requisite licenses, and to comply with applicable regulatory requirements, could allow consumers to assert rights of rescission and other remedies that could have a material adverse effect on BVAC.

Changes in law could adversely affect BVAC.

     Any changes in the laws, rules and regulations that govern the operation of BVAC's business could result in higher costs of compliance and otherwise adversely affect BVAC's financial condition.

BVAC is dependent upon its ability to effect securitizations periodically.

     BVAC typically finances the purchase of contracts from automobile dealers by draws against its warehouse line of credit. BVAC then periodically pools the contracts and sells interests in the pooled portfolio to a trust that sells asset-backed securities to investors. BVAC then uses the net proceeds of the sale to the securitization trust to repay amounts outstanding under the warehouse line of credit. BVAC's financial condition would be materially and adversely affected if its warehouse lines of credit became unavailable or it were unable to continue similar transactions in the future. In addition, the purchase agreement limits the types of securitizations in which BVAC may engage prior to closing of its sale to AFS or the termination of the merger agreement.

BVAC operates in a competitive market place.

     The indirect automobile finance industry is extremely competitive. Consumer credit for automobile purchases is available through banks, credit unions, other consumer finance companies and captive finance companies owned by automobile manufacturers and retailers. Many of these competitors are larger than BVAC and have substantially greater financial resources than BVAC. Many of BVAC's competitors provide financing on more favorable terms to automobile purchasers or dealers than BVAC does. Certain of BVAC's competitors also offer financing to automobile dealers which BVAC does not provide. Providers of consumer credit for automobile purchases have traditionally competed on the basis of:

     -    the maintenance of favorable relationships with automobile dealers;

     -    interest rates charged;

     -    the quality of credit accepted;

     -    the flexibility of loan terms offered; and

     -    the quality of service provided.

     BVAC may not be able to continue to compete effectively in this marketplace.

                          Risks Relating to Tax Matters

If the transfer restrictions are not effective in preventing an ownership change from occurring, the merged company's ability to use BVCC's net operating loss carryforwards could be severely limited.

     Although the transfer restrictions are valid under the DGCL, there is little judicial precedent regarding the enforcement of similar transfer restrictions. Thus, a transfer could occur that would violate the transfer restrictions, and the merged company may be unable to enforce the transfer restrictions. Even if a court were to enforce the transfer restrictions, the Internal Revenue Service, or IRS, could nevertheless disagree that the transfer restrictions provided a sufficient remedy with respect to an ownership change resulting from a prohibited transfer.

The transfer restrictions may delay or prevent takeover bids by third parties and may delay or frustrate attempts by stockholders to replace management.

     The transfer restrictions on the common stock of the merged company are complex and are designed to preserve the value of its net operating loss carryforwards for the benefit of its stockholders. Any person who seeks to acquire a significant interest in the merged company will be required to negotiate with its board of directors. The transfer restrictions may also make it more difficult to effect a business combination transaction that stockholders may perceive to be favorable because of the need to negotiate with the merged company's board of directors. The transfer restrictions could also make it more difficult for stockholders to replace current management because no single stockholder may cast votes for more than 5% of the merged company's outstanding common stock.

The value of the net operating loss carryforwards is subject to challenge by the IRS.

     Based on the current federal corporate income tax rate of 35%, the net operating loss carryforwards could provide significant future tax savings to the merged company. However, the ability of the merged company to use these tax benefits will depend on a number of factors including:

     - the ability of the merged company to generate sufficient net income to utilize the net operating loss carryforwards;

     -    the absence of a future ownership change of BVCC within the meaning of
          Section 382 of the Code;

     - the acceptance by the IRS of the positions taken on BVCC's prior tax returns as to the amount and timing of its income and expenses; and

     - future changes in laws or regulations relating to the use of net operating loss carryforwards.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding the financial condition, results of operations, earnings outlook, business and prospects of BVCC and GLB, as well as statements applicable to the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential," "possible " or other similar expressions.

     The forward-looking statements involve certain risks and uncertainties. The ability of either BVCC or GLB to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors Relating to the Merger" beginning on page ___, as well as the following:

     - expected cost savings from the merger may not be realized within the expected time frame or at all;

     -    revenues may be lower than expected following the merger;

     - the regulatory approvals for the merger may not be obtained on acceptable terms, on the anticipated schedule or at all;

     - the merger may not be approved by the requisite vote of GLB's or BVCC's stockholders;

     - the amendments to BVCC's certificate of incorporation may not be approved by the requisite vote of BVCC's stockholders;

     - the sale of BVAC may not be approved by the requisite vote of BVCC's stockholders;

     -    competitive pressure among financial services companies is intense;

     -    general economic conditions may be less favorable than expected;

     - political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

     - changes in the interest rate environment may reduce interest margins and impact funding sources;

     - changes in market rates and prices may adversely impact the value of financial products and assets;

     - legislation or changes in the regulatory environment may adversely affect the businesses in which BVCC and GLB are engaged; and

     - litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or their businesses.

     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to BVCC or GLB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, BVCC and GLB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BVCC

     Set forth below are highlights from BVCC's consolidated financial data as of and for the years ended December 31, 2000 through 2004 and BVCC's unaudited consolidated financial data as of and for the nine months ended September 30, 2004 and 2005. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations of BVCC for the full year. BVCC's management prepared the unaudited information on the same basis as it prepared BVCC's audited consolidated financial statements. In the opinion of BVCC's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with BVCC's consolidated financial statements and related notes for the years ended December 31, 2000 through 2004 and for the nine months ended September 30, 2004 and 2005 that are included in this joint proxy statement/prospectus and from which this information is derived. See also "Where You Can Find More Information" on page ___.

             Selected Consolidated Historical Financial Data of BVCC

Selected Balance Sheet
Information(1)

                             As of September 30,                      As of December 31,
                             -------------------   --------------------------------------------------------
                               2005       2004       2004       2003       2002        2001         2000
                             --------   --------   --------   --------   --------   ----------   ----------
                                                         (Dollars in thousands)
Total assets                 $697,599   $390,413   $423,328   $364,118   $875,545   $4,014,105   $5,360,931
Investment securities          20,564     24,680     22,636     28,590     38,137       98,980       33,009
Mortgage-backed securities         --         --         --      6,139     32,516      278,891      642,628
Loans and leases held-
   for-investment, net        356,392    147,703    252,863         --         --    2,326,787    2,751,794
Loans and leases held-
   for-sale                   234,824    130,296     75,923    177,948    311,014       40,608      345,207
Investment in operating
   lease assets, net              344     16,510     10,041     66,657    191,005      339,349      479,829
Intangible assets               1,846      1,846      1,846      1,846         --      123,573      134,936
Deposits                           --         --         --         --    224,189    3,234,927    3,746,312
Borrowings                    575,170    249,614    300,650    179,060     61,969      287,168    1,153,443
Capital Securities(2)              --         --         --         --     90,000       90,000       90,000
Net assets in liquidation          --         --         --         --    410,064           --           --
Stockholders' equity          101,301    120,648    104,193    155,932         --      336,187      297,849

Selected Results of Operations Information(1)

                          For the    For the              For the   For the    For the   For the
                            Nine       Nine     For the    Three      Nine      Three      Nine
                           Months     Months     Year     Months     Months    Months     Months
                           Ended      Ended      Ended     Ended     Ended      Ended     Ended     For the Year Ended
                         September  September  December  December  September  December  September       December 31,
                            30,        30,        31,       31,       30,        31,       30,     --------------------
                            2005       2004      2004      2003       2003      2002       2002       2001       2002
                         ---------  ---------  --------  --------  ---------  --------  ---------  ---------  ---------
                                    Going Concern Basis             Liquidation Basis         Going Concern Basis
                         ----------------------------------------  -------------------  -------------------------------
                                                (Dollars in thousands, except per share amounts)
Interest income          $ 27,476   $ 16,084   $ 22,609  $ 4,936   $ 17,951   $ 17,247  $ 145,239  $ 302,745  $ 460,192
Interest expense          (15,112)    (6,252)    (8,845)  (3,612)    (8,411)   (10,001)   (60,068)  (180,497)  (294,752)
                         --------   --------   --------  -------   --------   --------  ---------  ---------  ---------
Net interest income        12,364      9,832     13,764    1,324      9,540      7,246     85,171    122,248    165,440
Provision for credit
   losses                  (3,887)      (852)    (1,612)      --         --         --    (10,700)   (71,890)   (62,600)
Leasing income              4,544     11,334     12,941    6,907     32,578     14,639     56,188     92,305     97,207
Gain (loss) on assets
   and liabilities, net      (202)    (1,610)    (1,887)     842        787         81     18,625    (10,547)   (52,606)
Other income, net           2,639      4,650      5,985    2,586      3,722      3,600     16,752     25,411     32,041
General and
   administrative
   expenses               (19,303)   (18,696)   (25,211)  (5,747)   (26,338)   (17,697)  (106,101)  (155,287)  (158,590)
Restructuring charges          --         --         --       --         --         --         --     (6,935)    (9,213)
Revaluation of
   franchise - related
   assets                      --         --         --       --         --         --         --    (70,146)  (101,894)
Leasing expense              (731)    (8,705)    (9,163)  (5,938)   (24,421)   (10,854)   (43,984)   (86,120)   (69,350)
Real estate operations,
   net                       (573)      (389)    (1,255)    (831)      (463)      (397)    (1,222)    (5,021)       (65)
Amortization of
   intangible assets           --         --         --       --         --         --       (993)   (11,280)   (20,760)

Write-off of intangible
   assets - franchise          --         --         --       --         --         --         --         --   (192,622)
                         --------   --------   --------  -------   --------   --------  ---------  ---------  ---------
Income (loss) before
   income tax expense
   (benefit)               (5,149)    (4,436)    (6,438)    (857)    (4,595)    (3,382)    13,736   (177,262)  (373,018)
Adjustment for
   liquidation basis           --         --         --       --     (5,995)    (2,761)   266,510         --         --
Income tax (expense)
   benefit                  1,905      1,740      2,526      184      6,252      4,886   (181,792)    85,866     55,810
Dividends on Capital
   Securities(3)               --         --         --       --         --     (2,742)    (7,873)    (9,774)    (8,989)

Cumulative effect of
   change in accounting
   principle                   --         --         --       --         --         --    (18,920)        --         --
                         --------   --------   --------  -------   --------   --------  ---------  ---------  ---------
Net income (loss) and
   changes in net
   assets in
   liquidation           $ (3,244)  $ (2,696)  $ (3,912) $  (673)  $ (4,338)  $ (3,999) $  71,661  $(101,170) $(326,197)
                         --------   --------   --------  -------   --------   --------  ---------  ---------  ---------
Earnings (loss) per
   diluted share(4)      $  (0.49)  $  (0.41)  $  (0.59) $ (0.10)       N/A        N/A  $   11.35  $  (19.89) $  (99.97)

Cash distributions/
   dividends declared
   per share(4)          $     --   $   2.75   $   7.25  $ 40.00   $     --   $     --  $      --  $      --  $    3.00

Selected Other
Information(1)

                            As of and For the
                            Nine Months Ended              As of and For the Year Ended
                              September 30,                   Year Ended December 31,
                            -----------------   --------------------------------------------------
                              2005     2004      2004     2003        2002        2001      2000
                             ------   ------    ------   ------   -----------   -------   --------
                                                                  Liquidation      Going Concern
                                    Going Concern Basis              Basis             Basis
                            -----------------------------------   -----------   ------------------
                                         (Dollars in thousands, except per share amounts)
Net interest margin            3.26%    4.44%     4.43%    2.71%        N/A        3.18%      3.13%
Book value per share(4)      $15.36   $18.35    $15.80   $23.71         N/A     $ 53.72   $  91.43
Nonperforming assets         $  722   $5,104    $4,742   $7,133     $27,268     $89,817   $101,173
Ratio of nonperforming
   assets to total assets      0.10%    1.31%     1.12%    1.96%       3.11%       2.24%      1.89%

(1) The financial statements for the periods from September 30, 2002 through September 30, 2003 have been prepared using the liquidation basis of accounting.

(2) Effective December 31, 2003, BVCC adopted FASB Financial Interpretation No. 46, "Consolidation of Variable Interest Entities, as revised," and accordingly, deconsolidated Bay View Capital I. As a result, as of December 31, 2003, the 9.76% Capital Securities of Bay View Capital I are no longer reflected on BVCC's Consolidated Statement of Financial Condition while BVCC's underlying 9.76% Junior Subordinated Deferrable Interest Debentures, which were acquired by Bay View Capital I, are reflected as borrowings of BVCC.

(3) Effective July 1, 2003, BVCC adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Year-to-date dividend expense on the Capital Securities is now reflected in interest on borrowings. Statement No. 150 does not allow for prior year restatements.

(4) Adjusted to retroactively reflect a 1-for-10 reverse stock split effective June 30, 2004.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GLB

     Set forth below are highlights from GLB's consolidated financial data as of and for the years ended December 31, 2000 through 2004 and GLB's unaudited consolidated financial data as of and for the nine months ended September 30, 2004 and 2005. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations of GLB for the full year. GLB's management prepared the unaudited information on the same basis as it prepared GLB's audited consolidated financial statements. In the opinion of GLB's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with GLB's consolidated financial statements and related notes for the years ended December 31, 2000 through December 31, 2004, and for the nine months ended September 30, 2004 and 2005 that are included in this joint proxy statement/prospectus and from which this information is derived. See also "Where You Can Find More Information" on page ___.

             Selected Consolidated Historical Financial Data of GLB

Dollars in thousands, except share and per share data:

                                      As of and for the
                                         Nine Months
                                     Ended September 30,         As of and for the Year Ended December 31,
                                     -------------------   ----------------------------------------------------
                                       2005       2004       2004       2003       2002       2001        2000
                                     --------   --------   --------   --------   --------   --------    -------
SELECTED BALANCE SHEET DATA:

Total assets .....................   $771,083   $657,985   $701,467   $386,143   $224,584   $113,175    $47,015
Investment securities ............    311,565    309,226    344,650    139,233     56,726     35,261     18,883
Loans, net of allowance for
   for loan losses ...............    395,271    285,863    292,644    225,952    142,258     68,870     13,420
Deposits .........................    592,054    476,474    530,100    360,640    197,029    101,133     37,167
Repurchase agreements and
   borrowings ....................    139,772    141,517    131,402      6,359      9,140          3         40
Shareholders' equity .............     36,465     37,312     36,588     18,063     17,603     11,695      9,472

SELECTED INCOME STATEMENT DATA:

Interest income ..................   $ 25,158   $ 16,028   $ 23,331   $ 13,804   $  9,047   $  4,443    $ 1,655
Interest expense .................     14,318      6,560     10,495      6,235      4,692      2,858        893
Net interest income ..............     10,840      9,468     12,836      7,569      4,355      1,585        762
Provision for loan losses ........        722        211        301        440        471        834         92
Noninterest income ...............      1,106      1,365      1,933      1,284      1,158        631         32
Noninterest expense ..............      9,763      6,662      9,183      6,066      4,113      2,887      2,332
Net income (loss) ................      1,167      2,461      3,539      1,326        867       (920)    (1,080)

PER SHARE DATA:

Net income(loss) - basic
   and diluted ...................   $   0.30   $   0.74   $   1.01   $   0.64   $   0.42   $  (0.79)   $ (0.98)
Book value .......................       9.22       9.43       9.25       8.70       8.47       7.77       8.56

PROFITABILITY RATIOS:

Return on average assets .........       0.21%      0.70%      0.68%      0.45%      0.52%     (1.22%)    (3.83%)
Return on average equity .........       4.22      10.97      11.21       7.40       5.35      (9.76)    (11.04)
Net interest margin(1) ...........       2.08       2.80       2.54       2.68       2.73       2.28       3.10
Efficiency ratio(2) ..............      81.39      66.93      66.68      73.32      89.37     167.52     293.70

KEY RATIOS:

Total loans to deposits ..........      67.23%     60.42%     55.60%     63.15%     72.90%     69.01%     36.36%
Total loans to average earning
   assets ........................      56.37      63.74      58.40      80.53      90.05     100.49      54.95
Allowance for loan losses to
   total loans ...................       0.70       0.70       0.71       0.79       0.96       1.33       0.68
Average shareholders' equity
   to average total assets .......       4.99       6.42       6.03       6.04       9.72      12.52      34.66

----------
(1) Calculated by dividing tax-equivalent net interest income by average earnings assets.

(2) Calculated by dividing total noninterest expenses by tax- equivalent net interest income plus noninterest income other than securities gains and losses.

         SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following tables sets forth information about BVCC's financial condition and results of operations, including per share data and financial ratios, (i) after giving effect to the merger of GLB with and into BVCC, accounted for as a reverse acquisition using the purchase method of accounting, and the sale of BVAC; (ii) the merger of GLB with and into BVCC but without the sale of BVAC and (iii) the sale of BVAC without the merger of GLB with and into BVCC.

     For purposes of state law and for federal income tax purposes, BVCC is the surviving corporation in the merger. However, for purposes of accounting in accordance with United States generally accepted accounting purposes, or GAAP, the merger will be treated as a reverse merger and, for GAAP accounting purposes, GLB is the accounting acquirer in the merger. See "Proposal to Approve and Adopt the Merger Agreement - Accounting Treatment."

     This information is called pro forma financial information in this joint proxy statement/prospectus. The table shows the information as if the merger and/or the sale of BVAC had become effective on September 30, 2005, in the case of balance sheet data, and on January 1, 2004, in the case of statement of operations data. This pro forma information assumes that the merger is accounted for as a reverse acquisition utilizing the purchase method of accounting and represents a current estimate based on available information about BVCC's and GLB's results of operations. See "Proposal to Approve and Adopt the Merger Agreement - Accounting Treatment" on page ___. The pro forma statements of operations do not include any amount for merger-related costs or costs related to the sale of BVAC that will be incurred to combine the operations of GLB with those of BVCC. These charges will be recorded based on the nature and timing of the integration. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of GLB and BVCC included elsewhere in this joint proxy statement/prospectus. The pro forma financial information is subject to adjustment as additional information becomes available and as further analyses are completed. See "Where You Can Find More Information" on page ___.

     The pro forma financial information, while helpful in illustrating the combined financial condition and results of operations of GLB and BVCC once the merger with GLB and/or the sale of BVAC is completed under a particular set of assumptions, does not attempt to predict future results. The pro forma financial information does not reflect the anticipated expenses of the merger and the sale of BVAC of approximately $4.1 million and also does not necessarily reflect what the combined historical results of operations of GLB and BVCC would have been had they been merged and BVAC had been sold during these periods.

     The following selected consolidated unaudited pro forma financial information assumes the closing of the merger between BVCC and GLB and the subsequent sale of BVAC.

                                                                    AS OF SEPTEMBER 30, 2005(1)
                                 -------------------------------------------------------------------------------------------------
                                                                                              PRO FORMA
                                                                                             ELIMINATION
                                                                                                  OF                     COMBINED
                                                                                                 BVAC                    PRO FORMA
                                     GLB         BVCC        PRO FORMA           COMBINED        BOOK       PRO FORMA    EXCLUDING
                                 HISTORICAL   HISTORICAL    ADJUSTMENTS          PRO FORMA    VALUE (4)    ADJUSTMENTS      BVAC
                                 ----------   ----------    -----------         ----------   -----------   -----------   ---------
(DOLLARS IN THOUSANDS)
ASSETS

   Cash and cash equivalents      $ 24,796    $ 48,818      $     --            $   73,614   $ (27,830)    $    --       $ 45,784
   Receivables from sale of
      BVAC                              --          --            --                    --          --      63,626(5)      63,626
   Investment securities           311,565          --            --               311,565          --          --        311,565
   Retained interests in
      securitizations AFS               --      20,564            --                20,564     (20,564)         --             --
   Loans, net                      395,271          --            --               395,271          --          --        395,271
   Auto contracts held for
   sale                                 --     234,824            --               234,824    (234,824)         --             --
   Auto contracts held for
      investment                               356,392        (2,644)(2)           353,748    (356,392)      2,644(6)          --
   Premises and equipment, net      17,352         638            --                17,990        (633)         --         17,357
   Goodwill                             --       1,846        (1,846)(2)                --      (1,846)      1,846(6)          --
   Other assets                     22,099      34,517           516(2)             57,132      (8,405)       (516)(6)     48,211
                                  --------    --------      --------            ----------   ---------     -------       --------
TOTAL ASSETS                      $771,083    $697,599      $ (3,974)           $1,464,708   $(650,494)    $67,600       $881,814
                                  ========    ========      ========            ==========   =========     =======       ========

LIABILITIES AND SHAREHOLDERS'
   EQUITY

   Deposits                       $592,054    $     --      $     --            $  592,054   $      --     $    --       $592,054
   Warehouse credit facility            --     229,446            --               229,446    (229,446)         --             --
   Securitization notes
      payable                           --     345,723        (1,320)(2)           344,403    (345,723)      1,320(6)          --
   Repurchase agreements           108,000          --            --               108,000          --          --        108,000
   Borrowings                       31,772           1            --                31,773          --          --         31,773
   Other liabilities                 2,792      21,128            --                23,920     (11,699)         --         12,221
                                  --------    --------      --------            ----------   ---------     -------       --------
Total liabilities                  734,618     596,298        (1,320)            1,329,596    (586,868)      1,320        744,048
                                  --------    --------      --------            ----------   ---------     -------       --------

Shareholders' equity:
   Common stock                          4          66            39(3)                109          --          --            109
   Additional paid-in capital       35,422     109,254       (10,712)(1)(2)(3)     133,964     (50,000)     52,654(6)     136,618
   Retained earnings (deficit)       4,545      (7,829)        7,829(1)              4,545     (13,564)     13,564(5)       4,545
   Treasury stock                       --        (252)          252(1)                 --          --          --             --
   Accumulated other
      comprehensive loss            (3,506)         62           (62)(1)            (3,506)        (62)         62(5)      (3,506)
                                  --------    --------      --------            ----------   ---------     -------       --------
Total shareholders' equity          36,465     101,301        (2,654)              135,112     (63,626)     66,280        137,766
                                  --------    --------      --------            ----------   ---------     -------       --------
TOTAL LIABILITIES AND
   SHAREHOLDERS EQUITY            $771,083    $697,599      $ (3,974)           $1,464,708   $(650,494)    $67,600       $881,814
                                  ========    ========      ========            ==========   =========     =======       ========

----------
(1) Assumes that the merger of BVCC was completed on September 30, 2005 and is being accounted for as a reverse merger utilizing the purchase method of accounting. See "Proposal I - Proposal to Approve and Adopt the Merger Agreement - Accounting Treatment" beginning on page ___. This pro forma statement is derived from the historical amounts of GLB and BVCC as of September 30, 2005 and estimated purchase accounting adjustments. For accounting purposes, the purchase price of the merger is the fair value of all net assets acquired. This pro forma does not include merger-related expenses which would reduce total equity upon completion of the merger.

(2) Adjustments have been made to record the assets and liabilities of BVCC at fair value and include a decrease in value for auto contracts held for investment ($2.6 million), elimination of goodwill ($1.8 million), securitization notes payable ($1.3 million) and an estimate of the related tax effect ($516 thousand). BVCC's other assets include a deferred tax asset of $45.7 million at September 30, 2005 and a related valuation allowance of $21.5 million. Management has considered these tax assets, including net operating loss carryforwards, and has concluded that it does not have sufficient information to determine the amount of pro forma adjustment to the valuation allowance directly attributable to the acquisition and disposition. Accordingly, no adjustment was made to the amounts shown in the historical financial statements. The ultimate recognition of deferred tax assets upon closure of the transactions depicted herein will be based on management's determination of the impact of any potential limitations on their usage, and an estimate of the projection of future consolidated taxable income, among other things. See "Proposal III - Proposal to Adopt Amendments to BVCC's Certificate of Incorporation - Reasons for the Amendments" beginning on page ___. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger has been completed and may be materially different from those presented here.

(3) Adjustment to convert the par value of all outstanding shares of GLB common stock (multiplied by the exchange ratio), from $.001 to $.01, the par value of BVCC's common stock.

(4) The proposed sale of BVAC to AFS is expected to close during the first half of 2006. These amounts, derived from the historical amounts of BVAC as of September 30, 2005, result in the elimination of BVAC. The final amounts will be calculated when the sale is completed and may differ from those presented here.

(5) Assumes the sale of all of the outstanding capital stock of BVAC in an all-cash transaction for $63.6 million, the approximate book value of BVAC as of September 30, 2005. These pro forma amounts do not include any expenses or realized gain (loss) related to this transaction. These figures are subject to change. The final amounts will be calculated when the sale has been completed and may be materially different from those presented here.

(6) Represents reversal of pro forma adjustments made to BVCC that were made to arrive at combined pro forma amounts.

                                                            NINE MONTHS ENDED SEPTEMBER 30, 2005(1)
                               ------------------------------------------------------------------------------------------------
                                                                                                                      COMBINED
                                                                                        ELIMINATION                  PRO FORMA
                                   GLB         BVCC       PRO FORMA      COMBINED            OF        PRO FORMA     EXCLUDING
                               HISTORICAL   HISTORICAL   ADJUSTMENTS    PRO FORMA         BVAC(6)     ADJUSTMENTS       BVAC
                               ----------   ----------   -----------   -----------      -----------   -----------   -----------
(DOLLARS IN THOUSANDS,
EXCEPT SHARE AND
PER SHARE DATA)
Interest and dividend income   $   25,158   $   27,476   $    847(2)   $    53,481       $(27,120)     $(847)(7)    $    25,514
Interest expense                   14,318       15,112        440(2)        29,870        (15,090)      (440)(7)         14,340
                               ----------   ----------   --------      -----------       --------      -----        -----------
   Net interest income             10,840       12,364        407           23,611        (12,030)      (407)            11,174
Provision for loan losses             722        3,887         --            4,609         (3,887)        --                722
                               ----------   ----------   --------      -----------       --------      -----        -----------
   Net interest income
      after provision              10,118        8,477        407           19,002         (8,143)      (407)            10,452
Noninterest income                  1,106        6,981         --            8,087         (1,969)        --              6,118
Noninterest expense                 9,763       20,607         --           30,370         (8,608)        --             21,762
                               ----------   ----------   --------      -----------       --------      -----        -----------
   Income (loss) before
      income taxes                  1,461       (5,149)       407           (3,281)        (1,504)      (407)            (5,192)
Income tax provision
   (benefit)                          294       (1,905)       159(3)        (1,452)          (557)      (159)(7)         (2,168)
                               ----------   ----------   --------      -----------       --------      -----        -----------
   NET INCOME (LOSS)           $    1,167   $   (3,244)  $    248      $    (1,829)      $   (947)     $(248)       $    (3,024)
                               ==========   ==========   ========      ===========       ========      =====        ===========

EARNINGS (LOSS) PER SHARE:

Basic and diluted              $     0.30   $    (0.49)                $     (0.17)(5)   $  (0.09)                  $     (0.28)
WEIGHTED AVERAGE SHARES USED
   TO CALCULATE EARNINGS
   (LOSS) PER SHARE:

Basic and diluted               3,955,565    6,595,000    345,321(4)    10,895,886(8)                                10,895,886

                                                           TWELVE MONTHS ENDED DECEMBER 31, 2004(1)
                               ------------------------------------------------------------------------------------------------
                                                                                                                      COMBINED
                                                                                            SALE                     PRO FORMA
                                   GLB         BVCC       PRO FORMA      COMBINED            OF        PRO FORMA     EXCLUDING
                               HISTORICAL   HISTORICAL   ADJUSTMENTS    PRO FORMA         BVAC(6)     ADJUSTMENTS       BVAC
                               ----------   ----------   -----------   -----------      -----------   -----------   -----------
(DOLLARS IN THOUSANDS,
EXCEPT SHARE AND
PER SHARE DATA)
Interest and dividend income   $   23,331   $   22,609   $  1,130(2)   $    47,070       $(21,874)    $(1,130)(7)   $    24,066
Interest expense                   10,495        8,845        587(2)        19,927         (7,831)       (587)(7)        11,509
                               ----------   ----------   --------      -----------       --------     -------       -----------
   Net interest income             12,836       13,764        543           27,143        (14,043)       (543)           12,557
Provision for loan losses             301        1,612         --            1,913         (1,612)         --               301
                               ----------   ----------   --------      -----------       --------     -------       -----------
   Net interest income             12,535       12,152        543           25,230        (12,431)       (543)           12,256
      after provision

Noninterest income                  1,933       17,039         --           18,972         (3,405)         --            15,567
Noninterest expense                 9,183       35,629         --           44,812        (12,230)         --            32,582
                               ----------   ----------   --------      -----------       --------     -------       -----------
   Income (loss) before
      income taxes                  5,285       (6,438)       543             (610)        (3,606)       (543)           (4,759)

Income tax provision
   (benefit)                        1,746       (2,526)       212(3)          (568)        (1,519)       (212)(7)        (2,299)
                               ----------   ----------   --------      -----------       --------     -------       -----------
   NET INCOME (LOSS)           $    3,539   $   (3,912)  $    331      $       (42)      $ (2,087)    $  (331)      $    (2,460)
                               ==========   ==========   ========      ===========       ========     =======       ===========

EARNINGS (LOSS) PER SHARE:

Basic and diluted              $     1.01   $    (0.59)                $     (0.00)(5)   $  (0.20)                  $     (0.24)
WEIGHTED AVERAGE SHARES USED
   TO CALCULATE EARNINGS
   (LOSS) PER SHARE:

Basic and diluted               3,499,590    6,585,000    345,321(4)    10,429,911                                   10,429,911

----------
(1) Assumes that the merger of BVCC was completed at the beginning of the period presented.

(2) Purchase accounting adjustments representing market valuation premiums and discounts attributable to the merger for auto contracts and securitizations are amortized/accreted using the straight-line method over the estimated lives of the related assets and liabilities. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger has been completed and may be materially different from those presented here.

(3) Adjustment to record the tax effect of the pro forma adjustments using the combined company's expected statutory income tax rate of 39%. No adjustment has been made to the historical BVCC income tax benefit to reflect a change in the recognition of deferred tax assets, including BVCC's net operating loss carryforwards adjustment. See "Proposal III - Proposal to Adopt Amendments to BVCC's Certificate of Incorporation - Reasons for the Amendments" beginning on page ___.

(4) Adjustment reflects the additional shares expected to be issued in connection with the merger by multiplying the outstanding GLB shares by the exchange ratio.

(5) The outstanding stock options for both companies have not been included in the computation of diluted earnings (loss) per share because their assumed exercise price would be anti-dilutive due to the stock option exercise price being equal to or greater than the historical fair value of the company's stock. The possibility of earnings per share dilution resulting from the premium paid in the merger is not reflected in this pro forma financial information.

(6) Assumes the sale of all of the outstanding capital stock of BVAC in an all-cash transaction for $63.6 million, the approximate book value of BVAC as of September 30, 2005. These adjustments, derived from the historical amounts of BVAC for the periods ended September 30, 2005 and December 31, 2004, result in the elimination of the revenues and expenses of BVAC from these periods. These pro forma amounts do not include any expenses or realized gain (loss) related to this transaction. The sale of BVAC to AFS is expected to close during the first half of 2006. These figures are subject to change. The final amounts will be calculated when the sale is completed and may be materially different from those presented here.

(7) Represents reversal of pro forma adjustments related to BVAC made to arrive at the combined pro forma amounts.

Comparative Pro Forma Per Share Data

     The table below summarizes selected per share information about GLB and BVCC. The GLB per share information is presented on a pro forma basis to reflect the merger with

BVCC. The BVCC per share information is presented both on an historical basis and on a pro forma basis to reflect the merger.

     The data in the table should be read together with the financial information and the financial statements of GLB and BVCC included elsewhere in this joint proxy statement/prospectus. The pro forma per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein that reflect potential effects of merger integration expenses, cost savings or operational synergies that may be obtained by combining the operations of GLB and BVCC or the costs of combining the companies and their operations.

                                                                                               Combined
                                                                                              Pro Forma
                                                      GLB           BVCC        Combined      Excluding
                                                 Historical(1)   Historical    Pro Forma         BVAC
                                                 -------------   ----------   -----------    -----------
Book value per share at September 30, 2005         $     9.22    $    15.36   $     12.40    $     12.64
Shares outstanding at September 30, 2005            3,955,565     6,596,431    10,897,317(2)  10,897,317(2)
Basic and diluted earnings(loss) per share for
   the nine months ended September 30, 2005        $     0.30    $    (0.49)  $     (0.17)   $     (0.28)
Basic and diluted earnings(loss) per share for
   the year ended December 31, 2004                $     1.01    $    (0.59)  $     (0.00)   $     (0.24)

----------
(1) There were no cash dividends paid by either company during the periods presented.

(2) Calculated by multiplying GLB historical shares outstanding by a 1.0873 exchange ratio, representing the number of shares of BVCC common stock a GLB stockholder would receive for each share of stock owned, and combining the total with the number of BVCC historical shares outstanding.

     The following selected consolidated unaudited pro forma financial information assumes that the merger between BVCC and GLB does not occur but that the sale of BVAC does occur.

                                                           As of September 30, 2005
                                             -----------------------------------------------------
                                                            Pro Forma
                                                           Elimination                   Pro Forma
                                                BVCC         of BVAC        Sale of      Excluding
                                             Historical   Book Value(1)     BVAC(2)        BVAC
                                             ----------   -------------   ------------   ---------
(Dollars in thousands)
Assets
Cash and cash equivalents                     $ 48,818      $ (27,830)     $    --       $ 20,988
Receivable from sale of BVAC                        --             --       63,626         63,626
Investment securities                               --             --           --             --
Retained interests in securitizations AFS       20,564        (20,564)          --             --
Loans, net                                          --             --           --             --
Auto contracts held for sale                   234,824       (234,824)          --             --
Auto contracts held for investment             356,392       (356,392)          --             --
Premises and equipment, net                        638           (633)          --              5

Goodwill                                         1,846         (1,846)          --             --
Other assets                                    34,517         (8,405)                     26,112
                                              --------      ---------      -------       --------
Total assets                                  $697,599      $(650,494)     $63,626       $110,731
                                              ========      =========      =======       ========
Liabilities and shareholders' equity
Deposits                                      $     --      $      --      $    --       $     --
Warehouse credit facility                      229,446       (229,446)          --             --
Securitization notes payable                   345,723       (345,723)          --             --
Repurchase agreements                               --             --           --             --
Borrowings                                           1             --           --              1
Other liabilities                               21,128        (11,699)          --          9,429
                                              --------      ---------      -------       --------
Total liabilities                              596,298       (586,868)          --          9,430
                                              --------      ---------      -------       --------
Shareholders' equity:
Common stock                                        66             --           --             66
Additional paid--in capital                    109,254        (50,000)      50,000        109,254
Accumulated deficit                             (7,829)       (13,564)      13,564         (7,829)
Treasury stock                                    (252)            --           --           (252)
Accumulated other comprehensive income              62            (62)          62             62
                                              --------      ---------      -------       --------
Total shareholders' equity                     101,301        (63,626)      63,626        101,301
                                              --------      ---------      -------       --------
Total liabilities and shareholders' equity    $697,599      $(650,494)     $63,626       $110,731
                                              ========      =========      =======       ========

----------
(1) The proposed sale of BVAC to AFS is expected to close during the first half of 2006. These adjustments, derived from the historical amounts of BVAC as of September 30, 2005, result in the elimination of BVAC. The final amounts will be calculated when the sale is completed and may differ from those presented here.

(2) Assumes the sale of all of the outstanding capital stock of BVAC in an all-cash transaction for $63.6 million, the approximate book value of BVAC as of September 30, 2005. These pro forma amounts do not include any expenses or realized gain (loss) related to this transaction. These figures are subject to change. The final amounts will be calculated when the sale is completed and may be materially different from those presented here.

                                            Nine Months Ended September 30, 2005(1)
                                            ---------------------------------------
                                                           Pro Forma     Pro Forma
                                                BVCC      Elimination    Excluding
                                             Historical     of  BVAC        BVAC
                                            -----------   -----------   -----------
(Dollars in thousands, except share and
per share data)
Interest and dividend income                $   27,476    $  (27,120)   $      356
Interest expense                                15,112       (15,090)           22
                                            ----------    ----------    ----------
Net interest income                             12,364       (12,030)          334
Provision for loan losses                        3,887        (3,887)           --
                                            ----------    ----------    ----------
Net interest income after provision              8,477        (8,143)          334
Noninterest income                               6,981        (1,969)        5,012
Noninterest expense                             20,607        (8,608)       11,999
                                            ----------    ----------    ----------
Loss before income taxes                        (5,149)       (1,504)       (6,653)
Income tax benefit                              (1,905)         (557)       (2,462)
                                            ----------    ----------    ----------
Net loss                                    $   (3,244)   $     (947)   $    4,191)
                                            ==========    ==========    ==========
Loss per share:
Basic and diluted                           $    (0.49)   $    (0.14)   $    (0.64)
Weighted average shares used to calculate
   loss per share:
Basic and diluted                            6,595,000     6,595,000     6,595,000

                                            Twelve Months Ended December 31, 2004(1)
                                            -----------------------------------------
                                                            Pro Forma      Pro Forma
                                                 BVCC      Elimination     Excluding
                                              Historical     of  BVAC        BVAC
                                             -----------   -----------   ------------
(Dollars in thousands, except share and
per share data)
Interest and dividend income                  $   22,609   $  (21,874)   $      735
Interest expense                                   8,845       (7,831)        1,014
                                              ----------   ----------    ----------
Net interest income                               13,764      (14,043)         (279)
Provision for loan losses                          1,612       (1,612)           --
                                              ----------   ----------    ----------
Net interest income after provision               12,152      (12,431)         (279)
Noninterest income                                17,039       (3,405)       13,634
Noninterest expense                               35,629      (12,230)       23,399
                                              ----------   ----------    ----------
Loss before income taxes                          (6,438)      (3,606)      (10,044)
Income tax benefit                                (2,526)      (1,519)       (4,045)
                                              ----------   ----------    ----------
Net loss                                      $   (3,912)  $   (2,087)   $   (5,999)
                                              ==========   ==========    ==========
Loss per share:
Basic and diluted                             $    (0.59)  $    (0.32)   $    (0.91)
Weighted average shares used to calculate
   loss per share:
Basic and diluted                              6,585,000    6,585,000     6,585,000

----------
(1) Assumes that the sale of BVAC to AFS was completed at the beginning of the period presented in an all-cash transaction for $63.6 million, the approximate book value of BVAC as of September 30, 2005. These pro forma amounts do not include any expenses or realized gain (loss) related to this transaction. The sale of BVAC to AFS is expected to close during the first half of 2006. These figures are subject to change. The final amounts will be calculated when the sale is completed and may differ from those presented here.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

BVCC

                               Strategic Overview

     Bay View Capital Corporation (the "Company," "we," "us" or "our") is a financial services company headquartered in San Mateo, California, whose primary subsidiary, Bay View Acceptance Corporation ("BVAC"), is an automobile finance company engaged in indirect purchases of retail automobile installment contracts originated by manufacturer-franchised and independent dealers in connection with the sale of new and used automobiles. BVAC generates revenue through its investment in auto contracts, and the subsequent securitization or sale and servicing of these auto contracts.

Restatement

     During the Company's year-end audit and Sarbanes-Oxley Section 404 review, the Company determined that it should have recognized a total of $0.4 million of unrealized after-tax losses on certain derivative instruments. As described in
Note 21 to the Consolidated Financial Statements, "Selected Quarterly Results of Operations (Unaudited)," such restatements increased our reported net losses for the first, second, third and fourth quarters of 2004.

     On June 30, 2004, we effected a 1-for-10 reverse stock split of the issued and outstanding shares of our common stock. Accordingly, all shares outstanding and per share amounts are presented herein on a post-reverse stock split basis for all periods presented.

Liquidation of the Bank

     On October 3, 2002, we adopted a Plan of Dissolution and Stockholder Liquidity (the "Plan"). The Plan contemplated that we, under applicable provisions of the Delaware General Corporation Law, would dispose of all of our assets, including all of the assets of Bay View Bank, N.A. (the "Bank"); pay all of our debts and liabilities and make reasonable provision for any contingent liabilities; distribute the remaining proceeds from our asset sales to our stockholders; and dissolve. As a result of the adoption of the Plan, we adopted liquidation basis accounting effective September 30, 2002.

     During the fourth quarter of 2003, our Board amended the Plan to become a plan of partial liquidation (the "Amended Plan") under which we are completing the liquidation of the assets and the satisfaction of the liabilities of the Bank remaining after the Bank's September 30, 2003 dissolution, distributed a major portion of the proceeds to our stockholders through a series of cash distributions, and continue to operate BVAC. When we adopted the Amended Plan, we discontinued our use of liquidation basis accounting and re-adopted going concern basis accounting effective October 1, 2003. With the Bank's dissolution on September 30, 2003, its remaining assets and liabilities were transferred to us, as the Bank's sole stockholder, and we ceased to be a bank holding company and, along with our subsidiaries, were no longer subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

     Among the factors considered by our Board in deciding to engage in a partial liquidation rather than a complete liquidation were:

     - Adverse market conditions in the auto finance sector, which caused our Board to conclude that the near-term sale of BVAC to a third party, or distribution of the stock of BVAC to our stockholders, as contemplated by the Plan, would not be the best method of maximizing stockholder value;

     - The opportunity to obtain greater corporate and financial flexibility than we would have if we were operating as a dissolving corporation; and

     - A determination that our remaining tax net operating loss carryforwards could be more fully utilized by continuing to operate BVAC beyond the third quarter of 2005.

     In accordance with the Amended Plan, we redeemed $63.5 million of our 9.76% Cumulative Capital Securities (the "Capital Securities") on December 31, 2003, and redeemed the remaining $22.0 million of these Capital Securities on June 30, 2004 and, between December 31, 2003 and December 31, 2004, have distributed $311.0 million in cash to our stockholders, or $47.25 per share after the adjustments to reflect the retroactive effect of the 1-for-10 reverse stock split of our common stock effective June 30, 2004.

     At December 31, 2004, we had assets of $423.3 million, liabilities of $319.1 million and stockholders' equity of $104.2 million. Refer to "BVCC - For the Nine Months Ended September 30, 2005 - Strategic Oversight - Bay View Bank Liquidation."

Auto Finance

     BVAC is a Southern California-based auto finance company engaged in the indirect financing of automobile purchases by individuals. Of the auto contracts BVAC purchased in 2004, 93% were originated by manufacturer-franchised dealerships and the remaining 7% were originated by independent dealerships; 52% were contracts on new vehicles and 48% were contracts on used vehicles. BVAC purchases auto contracts from approximately 7,000 automobile dealers in 32 states with limited recourse to the dealer.

     BVAC has historically positioned itself in the market as a premium priced lender for well-qualified borrowers seeking extended-term financing and/or higher advance rates than those generally offered by traditional lenders. This strategy has enabled BVAC to establish a loyal dealership network by satisfying a unique niche within the indirect auto finance market that large commercial banks and captive finance companies have not served well. Recently, BVAC has begun leveraging this established reputation with its dealers to broaden its array of auto financing programs available to prime credit quality borrowers.

     BVAC places a strong emphasis on borrower stability, credit quality and debt serviceability. With Fair, Isaac & Co., or "FICO," credit scores that averaged 739 in 2004, BVAC's borrower base is largely comprised of prime credit quality borrowers. BVAC currently offers financing terms to 96 months and typically finances an amount in excess of a dealer's wholesale value of a vehicle. During 2004, the term to maturity on auto contracts purchased by BVAC averaged 83 months and the loan-to-value ratio averaged 125%. The average loan amount financed by BVAC was $29,400.

     Since the liquidation of the Bank, BVAC has operated as an independent finance company, rather than a portfolio-lending unit of the Bank, purchasing auto contracts primarily for sale or securitization and servicing these auto contracts. BVAC utilizes a revolving warehouse credit facility to fund its purchases of contracts, and periodically sells or securitizes a portion of its auto contracts in order to pay down the facility and maintain available borrowing capacity. BVAC retains the servicing obligation on the contracts that it sells or securitizes which provides us with a source of fee income over the life of the contracts. At December 31, 2004, BVAC had $298.8 million outstanding under this credit facility. On February 17, 2005, BVAC issued $232.1 million of auto receivable backed notes and repaid $217.8 million of borrowings on this credit facility.

     BVAC's headquarters and operations center are located in Covina, California. The operations center manages the underwriting of contracts and supports its dealer relationships. It also houses BVAC's servicing and collections activities involving more than 28,000 accounts representing $571 million of managed contracts as of December 31, 2004. BVAC also administers lease customer re-marketing and asset disposition activities in its operations center for the auto lease portfolio that we assumed from the Bank and are liquidating. In 2004, BVAC completed a geographical expansion that was initiated in late 2002, expanding into a total of 32 states from its established presence in 17 states, primarily in the West, Midwest and Florida. In 2003, BVAC entered seven Mid-Atlantic states including Maryland, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia. In 2004, BVAC entered eight additional states including Alabama, Connecticut, Delaware, Kansas, Kentucky, Massachusetts, New Hampshire and Oklahoma.

Critical Accounting Policies

     We have identified the most critical accounting policies upon which our financial status depends. We determined the critical policies by considering accounting principles that involve the most complex or subjective decisions or assessments. We have identified our most critical accounting policies to be those related to our loan sales and retained interests in securitizations, allowance for credit losses, investment in operating lease assets, income taxes and derivative instruments. We ceased purchasing auto leases in June 2000 and, since then, the balance of our lease portfolio has been decreasing as leases have reached their end-of-term. By 2005, the remaining balance in this portfolio had been largely paid-off and, accordingly, as of September 30, 2005, our accounting for operating lease assets was no longer considered to be a critical accounting policy.

Going Concern vs. Liquidation Basis Accounting

     For the period September 30, 2002 through September 30, 2003, we used liquidation basis accounting under which assets were carried at estimated net realizable values and all estimated future liabilities associated with carrying out the Plan were accrued. Future revenues and expenses of an operating nature were recognized in income and expense when realized.

     With our adoption of the Amended Plan, we discontinued our use of liquidation basis accounting and re-adopted going concern basis accounting, and re-established our stockholders' equity effective October 1, 2003. In connection with our re-adoption of going concern basis accounting, we recognized $0.7 million of pre-tax expense and $1.1 million of additions to stockholders' equity, and recorded the following adjustments:

     - Goodwill: Re-established the $1.8 million of goodwill related to our acquisition of BVAC's predecessor entity, CTL, Inc., that existed prior to our adoption of liquidation basis accounting;

     - Premium on investment in BVAC: Reversed $10.0 million of premium over the book value of BVAC, which was recorded as deferred gain under liquidation basis accounting, and restored the historical cost basis in our equity investment in BVAC;

     - Auto contracts: Reversed unrealized gains that were recorded under liquidation basis accounting and restored the lower of cost or market valuation;

     - Mortgage-backed securities: Restored fair value accounting for these available-for-sale securities;

     - Accrued liabilities: Reversed $1.7 million of accruals related to certain severance and occupancy costs that were recorded under liquidation basis accounting and adopted Statement No. 146 accounting for costs associated with disposal activities; and

     - Stockholders' equity: Restored stockholders' equity as of October 1, 2003.

     See Note 2 to the Consolidated Financial Statements, "Summary of Significant Accounting Policies - Liquidation Basis" for further discussion of the significant accounting policies that were applicable, under liquidation basis accounting, during the period September 30, 2002 through September 30, 2003.

Loan Sales and Retained Interests in Securitizations

     BVAC has periodically transferred a portion of its warehouse inventory of auto contracts held-for-sale to trusts that, in turn, issue asset-backed securities to investors. We have structured these transactions as sales in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and recognized a gain on the sale of the auto contracts to the trusts. The gain represents the difference between the sum of sale proceeds, net of transaction costs, and cash deposited into a securitization trust account in order to enhance the credit rating of the asset-backed securities and the sum of our net carrying value of the auto contracts and the present value of future excess cash flow anticipated to be distributed to us by the trust over the life of the asset-backed securities. The anticipated future excess cash flow is an asset which is referred to as a "retained interest" in the securitization.

     The retained interest is comprised of the cash initially deposited into the securitization trust account and the present value of the future excess cash flow anticipated to be distributed to us by the trust over the life of the asset-backed securities. These estimated future cash flows - which are comprised of interest income received on the auto contracts less interest paid to investors in the asset-backed securities, credit losses and trust expenses - are initially retained by the trust to build the trust cash account to pre-designated levels and provide further credit enhancement. Once the pre-designated levels of cash are attained, the trust distributes the excess cash flow to BVAC. In recording the gain on sale and the retained interest, we have made assumptions in calculating the present value of the future excess cash flow anticipated to be distributed to us by the trust over the life of the asset-backed securities.

     We designate retained interests as available-for-sale and carry them at fair value. Unrealized gains and losses that are deemed to be temporary are reported in other comprehensive income. For retained interests that have experienced a decline in fair value below their amortized cost basis and for which the decline in fair value has been determined to be other than temporary, the cost basis of the retained interest is written down to fair value as the new cost basis and the writedown is charged to earnings.

     Our retained interests are subordinate to investor interests in the related asset-backed securities and their value is subject to credit and prepayment risks in the pool of underlying auto contracts. We are not aware of an active secondary market for our retained interests and, accordingly, estimate the fair value of our retained interests by calculating the present value of the future excess cash flow anticipated to be received, using management's best estimates of key valuation assumptions including credit losses, prepayment speeds and discount rates commensurate with the underlying risks in the anticipated future cash flow.

     The following table sets forth the significant assumptions used in the valuation of our retained interests as of September 30, 2005 and December 31, 2004:

Weighted-average discount rate                 10.0% - 12.0%
Range of projected annual credit losses, net   1.40% - 1.53%
Range of projected cumulative credit losses    2.04% - 2.37%
Prepayment speed                                  1.6 ABS

     Changes in the above assumptions due to differing actual experience or market conditions could affect the value of our retained interests.

Allowance for Credit Losses

     The allowance for credit losses on auto contracts held-for-investment is established through a provision charged to expense and maintained at a level that we believe is sufficient to cover estimated probable losses in this loan portfolio. We consider BVAC's portfolio of auto contracts to be comprised of relatively small balance, homogeneous receivables and, accordingly, determines its allowance for credit losses in accordance with SFAS No. 5, "Accounting for Contingencies." The allowance for credit losses is evaluated and adjusted on a quarterly basis.

     In determining the level of the allowance for credit losses, we evaluate BVAC's auto contracts held-for-investment using two methodologies. The primary methodology is based upon an analysis of BVAC's historical loss experience using a "vintage" analysis of its past purchases of auto contracts from which BVAC predicts probable losses that are inherent in its portfolio of auto contracts held-for-investment. Under this method, BVAC's historical credit loss experience is stratified by quarter and correlated with the related auto contracts that have been similarly stratified by the number of quarters that have elapsed since date of purchase. This credit loss data is derived from "static pool" information that has been internally collected on the historical loss experience of BVAC's portfolio of managed auto contracts. BVAC defines managed auto contracts as the sum of its warehouse inventory of auto contracts receivable plus auto contracts that have been securitized and/or sold with servicing retained by BVAC. We also use a secondary method for evaluating the sufficiency of the allowance for credit losses. This secondary method, a "roll rate" analysis, projects the migration of quarter-end auto contracts held-for-investment from current payment status through 30-, 60- and 90-day delinquent status to charge-off and correlates this projection with loss reserve factors.

     These methodologies incorporate quantitative as well as qualitative factors, including historical loss experience, changes in underwriting practices, changes in the credit quality of contracts and an assessment of economic conditions.

Investment in Operating Lease Assets

     We purchased auto leases, which are accounted for as operating leases, from March 1998 through June 2000. These purchases were recorded as fixed assets and are being depreciated on a straight-line basis over the respective lease terms to the estimated residual values of the leases. This depreciation and other related expenses, including the amortization of initial direct costs that are deferred and amortized over the lease term, are classified as noninterest expense. Lease payments received are recorded as noninterest income.

     In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we perform a quarterly impairment analysis of our long-lived assets, including our auto leases. A lease is considered impaired if its gross future undiscounted cash flows are less than the net book value of the lease. The net book value of the lease is defined as the original capitalized cost of the vehicle, including initial direct capitalized costs, less the cumulative amount of depreciation recorded against the vehicle and the cumulative amount of amortization of the initial direct capitalized costs recorded since the inception of the lease and less any impairment charges recorded-to-date on that lease.

     In determining gross future undiscounted cash flows, we contract with Automotive Lease Guide, commonly referred to as ALG, to provide updated estimates of the residual value of the underlying vehicles comprising our portfolio of auto leases at the end of their lease terms, assuming that the vehicles are in average condition. This information is obtained from ALG on a quarterly basis. We then estimate the probability of one of three lease payoff scenarios occurring: (i) the vehicle will be purchased by the lessee prior to the end of the lease term, (ii) the vehicle will be purchased by the lessee at the end of the lease term, either at a discount or at the full contractual residual amount or (iii) the vehicle will be returned by the lessee at the end of the lease term. These probabilities are estimated using a number of factors, including our experience-to-date and industry experience.

     Using the projected ALG residual values combined with our experience-to-date relative to our realization of projected ALG residual values, we reduce the projected ALG residual values to reflect our experience-to-date. This experiential analysis, along with the probabilities of each of the three disposition scenarios discussed above occurring, enables us to determine a probability-weighted gross future undiscounted cash flow for each vehicle lease. For those leases where the gross future undiscounted cash flows are less than net book value, the lease is considered impaired.

     For those leases considered impaired, we then estimate the fair value of the lease. The fair value is determined by calculating the present value of the future estimated cash flows again assuming the probabilities of each of the three disposition scenarios. The present value is calculated using current market interest rates, which are similar to the original contract lease rates. For those impaired leases where the estimated fair value is less than the net book value, an impairment charge is recorded for the difference. Annual depreciation expense associated with those leases that have reduced residual values is recomputed over the remaining term of the lease.

Income Taxes

     We file consolidated federal income tax returns in which our taxable income or loss is combined with that of our subsidiaries. Consolidated, combined and separate company state tax returns are filed in certain states, as applicable, including California. Each subsidiary's share of income tax expense (benefit) is based on the amount that would be payable (receivable) if separate returns were filed.

     At September 30, 2005, we had $24.2 million of deferred tax assets, net, consisting of deferred tax assets of $45.7 million less a valuation allowance of $21.5 million. At December 31, 2004, we had deferred tax assets of $21.2 million, consisting of net deferred tax assets of $42.7 million less a valuation allowance of $21.5 million. This valuation allowance was established in consideration of our projected future taxable income available to realize the deferred tax assets under our Amended Plan in years after 2004. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

Derivative Instruments

     We use derivative instruments to reduce our exposure to interest rate risk embedded in our fixed-rate auto contracts which are funded by floating-rate financing. Rising interest rates reduce the net interest spread produced by our auto contracts, a primary component of our profitability, as well as the economic value of our inventory of auto contracts. Additionally, under the terms of our warehouse credit facility, the indenture trustee maintains derivative instruments to provide interest rate risk protection to our lenders. We account for these derivative instruments in accordance with SFAS No. 133, "Accounting for Derivatives and Hedging Activities."

     Refer to "Balance Sheet Analysis" - "Borrowings, Warehouse Credit Facility" for additional comments about the derivative instruments maintained under the terms of our warehouse credit facility.

     SFAS No. 133 establishes accounting and reporting standards for derivative instruments and requires that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial condition as either an asset or liability measured at its fair value. SFAS No. 133 further dictates that the accounting treatment for gains or losses from changes in the derivative instrument's fair value is contingent on whether the derivative instrument qualifies as a hedge under the standard. Risk management instruments must qualify and be designated as hedges upon their inception and must be effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk throughout the hedge period in order to receive hedge accounting treatment. To qualify as hedges, among other things, risk management instruments must be linked to specific assets or liabilities or pools of similar assets or liabilities. If the derivative instrument does not qualify as a hedge, the gains or losses are reported in the consolidated statement of income when they occur. If the derivative instrument qualifies and is designated as a hedge under the standard, depending on the type of risk being hedged, the gains and losses are either reported in the consolidated statement of income, offsetting the fair value change in the hedged item, or reported as accumulated other comprehensive income in the equity section of the consolidated statement of financial condition. If a hedged asset or liability is sold or paid off before maturity of the hedging derivative, the derivative is closed out or settled, and any net settlement amount upon the close-out or termination of the derivative is recognized in earnings. The standard requires that an entity formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     Our derivative instruments outstanding at September 30, 2005 and December 31, 2004 were comprised of interest rate swap contracts and interest rate caps. The interest rate swap contracts are used to reduce our exposure to interest rate risk. The interest rate caps are required under the terms of BVAC's warehouse credit facility and maintained by the indenture trustee, as discussed above. In accordance with SFAS No. 133, these derivative instruments are accounted for as assets or liabilities and recorded at fair value. Because these derivatives were not formally designated as hedged, which is required to use hedge accounting, changes in fair values are charged or credited to earnings.

     Prior to our re-adoption of going concern basis accounting, we accounted for changes in the market value of derivative instruments using liquidation basis accounting. Changes in the market value of these derivative instruments were reflected in our consolidated statements of net assets in liquidation under pre-tax loss from operations, while offsetting changes in the market value of underlying auto contracts were included in changes in estimated values of assets and liabilities. Refer to "Quantitative and Qualitative Disclosures about Market Risk" - "Asset/Liability Management" for further comments about our use of derivative instruments.

             Accounting Changes and Recent Accounting Pronouncements

     In March 2004, the FASB Emerging Issues Task Force (EITF) released Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance for determining whether impairment for certain debt and equity investments is other-than-temporary and the measurement of an impaired loss. Certain disclosure requirements of EITF 03-1 were adopted in 2003 and the Company has complied with the new disclosure requirements in its consolidated financial statements. The recognition and measurement requirements of EITF 03-1 were initially effective for reporting periods beginning after June 15, 2004. In September 2004, the FASB Staff issued FASB Staff Position ("FSP") EITF 03-1-1 that delayed the effective date for certain measurement and recognition guidance contained in EITF 03-1. The FSP requires that entities continue to apply previously existing "other-than-temporary" guidance until a final consensus is reached. We do not anticipate that issuance of a final consensus will materially impact our financial condition or results of operations.

     In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment," which revised SFAS No. 123 and superseded APB No. 25. SFAS No. 123R requires that the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted stock, be measured based on the fair value of the award on the grant date and recognized in the statement of income over the vesting period of the award. Securities and Exchange Commission ("SEC") registrants were originally required to adopt SFAS No. 123R's provisions at the beginning of their first interim period after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107 to provide its view on the valuation of share-based payment arrangements for public companies. In April 2005, the SEC announced that registrants could delay adoption of SFAS No. 123R until the first fiscal year beginning after September 2005. The Company is evaluating SFAS No. 123R and plans to adopt the standard as required in January 2006, but does not expect its adoption to have a material impact on its financial condition, results of operations or cash flows.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." APB No. 20 previously required that most voluntary changes in an accounting principle be recognized by including the cumulative effect of changing to a new accounting principle in net income of the period of the change. SFAS No. 154 requires retrospective application of changes in accounting principles to prior period financial statements. Retroactive application is defined as the application of a different accounting principle to prior periods as if that principle had been previously used, or as the adjustment of previously issued financial statements to reflect a change in reporting entity. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial condition, results of operations or cash flows.

     In June 2005, the FASB issued FASB Staff Position ("FSP") FAS 115-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments." This staff position reflects the latest changes to the FASB Emerging Issues Task Force ("EITF") 03-01, which the Company adopted in December 2003. EITF 03-01 included certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. FSP FAS 115-1 will codify the guidance set forth in EITF Topic D-44 and clarify that an investor should recognize an impairment no later than when the impairment is considered other than temporary, even if a decision to sell has not been made. FSP FAS 115-1 will be effective for other-than-temporary impairment analysis conducted in periods beginning after September 15, 2005. The Company has determined that EITF 03-01 does not have a material impact on its financial condition, results of operations or cash flows.

For the Year Ended December 31, 2004

                              Results of Operations

     From September 30, 2002 through September 30, 2003, we reported our results under liquidation basis accounting under which we reported the value of, and the changes in, net assets available for distribution to stockholders ("net assets in liquidation") instead of results from continuing operations. As discussed above, we discontinued the use of liquidation basis accounting and re-adopted going concern basis accounting effective October 1, 2003. Accordingly, our financial statements as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the quarter ended December 31, 2003 have been prepared under going concern basis accounting while reporting periods from September 30, 2002 through September 30, 2003 have been prepared under liquidation basis accounting. For reporting periods prior to September 30, 2002, our financial statements are also presented on a going concern basis of accounting. Accordingly, the following discussion of our results of operations for reporting periods for which our financial statements have been prepared under going concern basis accounting are presented independently from the discussion of our results of operations for which our financial statements have been prepared under liquidation basis accounting.

     Under liquidation basis accounting, the Consolidated Statement of Operations and Comprehensive Income was replaced with the Consolidated Statement of Changes in Net Assets in Liquidation. As a result, we are providing:

     - Consolidated Statements of Financial Condition as of December 31, 2004 and 2003,

     - Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2004, the three months ended December 31, 2003 and the nine months ended September 30, 2002, and

     - Consolidated Statements of Changes in Net Assets in Liquidation (Liquidation Basis) for the nine months ended September 30, 2003 and the three months ended December 31, 2002.

Going Concern Basis

Results of Operations - Year ended December 31, 2004

     Our consolidated net loss for the year ended December 31, 2004 was $3.9 million, or $0.59 per diluted share.

Net Interest Income

     Net interest income represents the difference between interest income earned on auto contracts and other interest-earning assets and interest expense paid on borrowings and other funding sources, and is our principal source of revenue. Net interest margin is the amount of net interest income expressed as a percentage of average interest-earning assets.

     Net interest income and net interest margin for the year ended December 31, 2004 were $13.8 million and 4.41%, respectively, while our average interest earning assets, excluding auto-related operating lease assets, totaled $312.4 million. For the year ended December 31, 2004, interest income was $22.6 million and the average yield on interest-earning assets was 7.23%, while interest expense on our borrowings was $8.8 million and the average cost of borrowings was 3.84%.

     The following table sets forth average outstanding balances of assets and liabilities, interest income and expense, and average yields on our interest-earning assets and the average cost of our borrowings for the year ended December 31, 2004:

                                                     AVERAGE BALANCES, YIELDS AND RATES
                                                    For the Year Ended December 31, 2004
                                               ----------------------------------------------
                                                Average                              Average
                                                Balance          Interest          Yield/Rate
                                               --------   ----------------------   ----------
                                                          (Dollars in thousands)
Assets
Interest-earning assets:
   Auto contracts and other loans receivable   $251,380           $19,700             7.83%
   Short-term investments (1)                    33,640               516             1.53
   Retained interests in securitizations (1)     26,622             2,345             8.81
   Mortgage-backed and other securities (1)         742                48             6.47
                                               --------           -------             ----
Total interest-earning assets                   312,384            22,609             7.23%
                                                                  -------             ----
Other assets                                     81,554
                                               --------
Total assets                                   $393,938
                                               ========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Warehouse credit facility                   $208,082           $ 7,488             3.55%
   Other borrowings                               7,693               154             2.00
   Junior Subordinated Deferrable
      Interest Debentures                        12,256             1,203             9.77
                                               --------           -------             ----
Total interest-bearing liabilities              228,031             8,845             3.84%
                                                                  -------             ----
Other liabilities                                35,629
                                               --------
Total liabilities                               263,660
Stockholders' equity                            130,278
                                               --------
Total liabilities and stockholders' equity     $393,938
                                               ========

Net interest income/net interest spread                           $13,764             3.39%
                                                                  =======             ====
Net interest-earning assets                    $ 84,353
                                               ========
Net interest margin (2)                                                               4.41%
                                                                                      ====

----------
(1) Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2)  Net interest income divided by average interest-earning assets.

     Net interest margin, calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"), excludes the revenue from our auto leasing assets, but includes the associated funding costs. Because our auto leases are accounted for as operating leases, the rental income and related expenses, including depreciation expense, are reflected in noninterest income and noninterest expense.

Provision for Losses on Installment Contracts

     At December 31, 2004, BVAC had $252.9 million of auto contracts designated as held-for-investment. An allowance for credit losses on these contracts was established through the provision for credit losses. Our provision for credit losses totaled $1.6 million for the year ended December 31, 2004. Refer to "Balance Sheet Analysis - Auto Contracts and Other

Loans Receivable - Auto Contracts" for related information on BVAC's allowance for credit losses on auto contracts held-for-investment.

Noninterest Income

     For the year ended December 31, 2004, noninterest income was $17.0 million and included $12.9 million of leasing income, $4.3 million of loan servicing and other loan fee income, $1.4 million of unrealized gains on derivative instruments and $1.4 million of unrealized losses on auto contracts and other loans carried at the lower of cost or estimated fair value. Noninterest income for 2004 also included $1.9 million of other losses, including write-offs of premium on auto contracts held-for-sale due to borrower pay-offs and charge-offs of defaulted auto contracts, and $1.7 million of other income. Leasing income has declined through the year as we continue to reduce the balance of our portfolio of auto leases. We ceased purchasing auto leases in June 2000 and, since then, the balance of our lease portfolio has continued to decline as leases have reached their end-of-term.

     As discussed in additional detail in "Quantitative and Qualitative Disclosures About Market Risk - Asset/Liability Management," we employ derivative instruments primarily to protect the value of BVAC's fixed-rate auto contracts from rising interest rates. Our strategy is to protect the economic value of these auto contracts rather than the accounting values. We account for changes in the market value of our derivative instruments as prescribed by SFAS No. 133. Our derivative instruments are not treated as designated hedge instruments under SFAS No. 133 and are, accordingly, carried at fair value, with changes in such fair value charged or credited to earnings. Our use of fair value accounting for our derivative instruments has resulted in certain fluctuations in noninterest income. During 2004, we recorded $1.4 million of net unrealized gains on our derivative instruments, reflecting the increase in intermediate-term rates that occurred during the year. Future changes in interest rates could continue to produce fluctuations in the fair value of our derivatives and, therefore, the level of our noninterest income.

Noninterest Expense

     For the year ended December 31, 2004, our noninterest expense totaled $35.6 million and included $25.2 million of general and administrative expense, $9.2 million of leasing expense and $1.2 million of expense from real estate owned. The following table sets forth the ratio of our general and administrative expense to average managed assets, including auto-related securitized assets, on an annualized basis for the year ended December 31, 2004:

                                                          FOR THE YEAR ENDED
                                                           DECEMBER 31, 2004
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)

General and administrative expense                             $ 25,211

Average managed assets, including auto-related
   securitized assets                                          $709,735
                                                               --------

General and administrative expense to average managed
   assets, including auto-related securitized assets               3.55%
                                                               ========

     General and administrative expense remained at high levels in 2004 as we continued to incur significant expenses related to the liquidation of assets and resolution of liabilities remaining from the Bank's September 30, 2003 dissolution. During 2004, we employed an average of approximately 23 full-time equivalent employees and incurred significant legal and consulting expenses in connection with this liquidation process. We anticipate completing the significant, remaining aspects of the liquidation during 2005. During 2004, we also incurred $1.0 million of costs in connection with our implementation of the Sarbanes-Oxley Act of 2002 (the "Act").

     Our leasing expense continues to decline in line with the runoff of the balance of the remaining portfolio. We ceased purchasing auto leases in June 2000. Because our auto leases are accounted for as operating leases, the corresponding leased vehicles are capitalized and depreciated to their estimated residual values over their lease terms. This depreciation expense is included in leasing expense, along with the amortization of capitalized initial direct lease costs and lease impairment charges.

     We test the residual value of our auto lease portfolio for impairment on a quarterly basis. The percentage of leases considered impaired is a measure of the quarterly rate of decline in the residual value of our auto lease portfolio versus our depreciation and writedown of the residual value of our auto lease portfolio since the prior quarterly valuation. At December 31, 2004, there were no vehicles in our auto lease portfolio that were considered impaired under SFAS No. 144, compared to 2% that were considered impaired at December 31, 2003. Higher percentages of impaired leases are indicative of more rapidly declining resale values for used vehicles. Current rates of impairment are not necessarily indicative of future rates of impairment. Impairment of lease residual values is a function of a number of significant factors that could change in the near term, and adversely affect the valuation of the auto lease portfolio. These factors were previously described under "Critical Accounting Policies - Investment in Operating Lease Assets." Two of these factors, including ALG's projections of lease residual values and the relative probabilities of the three alternatives for disposing of vehicles, are particularly susceptible to changes in market conditions.

     As an illustration, at December 31, 2003, a $250 decline in the market value of individual vehicles in our lease portfolio would have resulted in an additional 7% of the vehicles being deemed impaired, and subject to an impairment charge. At December 31, 2004, however, there were no additional vehicles that would have been determined to have been impaired if their market values had declined by such an amount. Impairment charges could increase if the percentage of vehicles returned to us were greater than the percentage that was projected at the year-end, because the proceeds realized when we must dispose of vehicles at the end of lease terms are generally less than if lessees purchase vehicles prior to the end of lease terms.

Income Taxes

     We recorded a tax benefit of $2.5 million for the year ended December 31, 2004. Our effective tax rate of 39.2% differed from the federal statutory rate due primarily to the effect of state income and franchise taxes.

Results of Operations - Three Months ended December 31, 2003

     Our net loss for the quarter ended December 31, 2003, including net adjustments required to re-adopt going concern basis accounting effective October 1, 2003, totaled $0.7 million, or $0.10 per diluted share, and consisted of income from ongoing operations of BVAC totaling $0.8 million offset by a net loss of $1.5 million from our liquidating activities.

     As discussed under "Critical Accounting Policies - Going Concern vs. Liquidation Basis Accounting," in connection with our re-adoption of going concern basis accounting, we recognized $0.7 million of pre-tax expense and $1.1 million of additions to stockholders' equity in the three-month period ended December 31, 2003.

Net Interest Income

     For the quarter ended December 31, 2003, interest income was $4.9 million and the average yield on interest-earning assets was 4.56% while interest expense on our borrowings was $3.6 million and the average cost of borrowings, largely comprised of interest on our 9.76% Junior Subordinated Deferrable Interest Debentures (the "Junior Debentures"), was 11.20%. The negative interest rate spread for the quarter, the difference between the yield on interest-earning assets and the cost of our borrowings, was attributable to large balances of cash and cash equivalents which were accumulated in the quarter in order to distribute $263.2 million, or $40.00 per share in cash, to common stockholders on December 30, 2003 and redeem $63.5 million of the Capital Securities issued by Bay View Capital I on December 31, 2003. Money market yields earned on the cash and cash equivalent balances caused a significant decline in the overall yield of interest-earning assets in the quarter ended December 31, 2003.

     Implementation of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" resulted in the reclassification of our Capital Securities from their prior classification as a "mezzanine" item to liabilities as of December 31, 2003. Accordingly, dividend expense on the Capital Securities, totaling $2.1 million and $8.8 million for the three- and twelve-months ended December 31, 2003, respectively, has been included in interest expense on borrowings.

     The following table sets forth average yields on our interest-earning assets and average rates on our interest-bearing liabilities for the period indicated. These average yields and rates are derived by dividing interest income by the average balances of interest-earning assets and by dividing interest expense by the average balances of interest-bearing liabilities for the period indicated. Average balances of interest-earning assets and interest-bearing liabilities were calculated by averaging the relevant month-end amounts for the period.

                                               AVERAGE BALANCES, YIELDS AND RATES
                                                   For the Three Months Ended
                                                        December 31, 2003
                                               ----------------------------------
                                                 Average                Average
                                                 Balance   Interest   Yield/Rate
                                                --------   --------   ----------
                                                      (Dollars in thousands)
Assets
Interest-earning assets:
   Auto contracts and other loans receivable    $175,621    $3,757        8.48%
   Mortgage-backed securities (1)                 11,105       166        5.95
   Investments (1)                               242,863     1,013        1.65
                                                --------    ------       -----
Total interest-earning assets                    429,589     4,936        4.56%
Other assets                                      29,740    ------       -----
                                                --------
Total assets                                    $459,329
                                                ========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Borrowings (2)                               $128,781    $3,612       11.20%
                                                --------    ------       -----
Total interest-bearing liabilities               128,781     3,612       11.20%
Other liabilities                                 47,550    ------       -----
                                                --------
Total liabilities                                176,331
Stockholders' equity                             282,998
                                                --------
Total liabilities and stockholders' equity      $459,329
                                                ========
Net interest income/net interest spread                     $1,324       (6.64)%
                                                            ======       =====
Net interest-earning assets                     $300,808
                                                ========
Net interest margin (3)                                                   1.71%
                                                                         =====

----------
(1) Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2) Interest expense for borrowings excludes expenses related to our Capital Securities.

(3)  Annualized net interest income divided by average interest-earning assets.

     For the quarter ended December 31, 2003, noninterest income was $10.3 million and included leasing income of $6.9 million, loan servicing and other fee income of $1.3 million, gains related to recoveries of mark-to-market adjustments on franchise loans of $0.9 million and other income of $1.2 million. Noninterest expense was $12.5 million and included leasing expenses of $5.9 million and operating expenses of $6.6 million.

Leasing Expense

     Leasing expense was $5.9 million for the three months ended December 31, 2003. At December 31, 2003, approximately 109 of the 5,341 vehicles in our automobile lease portfolio, or 2%, were considered impaired under SFAS No. 144. If the market values of the individual vehicles declined by $250, an additional 7% of the leases would have been deemed to be impaired and, therefore, potentially subject to an impairment charge.

Income Taxes

     We recorded a tax benefit of $0.2 million for the fourth quarter of 2003. Our effective tax rate of 55.7% differed from the federal statutory rate due primarily to nondeductible compensation and reduced levels of state income and franchise taxes.

Liquidation Basis

Changes in Net Assets in Liquidation - Nine Months ended September 30, 2003

     Our net assets in liquidation totaled $409.8 million, or $63.60 in net assets in liquidation per outstanding diluted share at September 30, 2003 compared to $410.1 million, or $64.30 in net assets in liquidation per outstanding diluted share at December 31, 2002.

     The change in net assets in liquidation for the first nine months of 2003 included a pre-tax operating loss of $4.6 million and $6.0 million of charges for assets in liquidation partially offset by $6.3 million of income tax benefits and $4.1 million of other changes in net assets in liquidation, primarily proceeds from stock options and warrants exercised during the first nine months of 2003.

     The net charges for changes in estimated values of assets and liabilities during the first nine months of 2003 consisted primarily of $8.5 million of additional mark-to-market writedowns on the auto lease portfolio. This writedown was partially offset by a $1.3 million gain associated with the financing secured by our auto lease cash flows resulting from favorable experience with the underlying cash flows, and a $1.0 million reduction of an accrual related to the settlement of litigation that was negotiated during the first quarter of 2003.

     Implementation of SFAS No. 150 resulted in the reclassification of our Capital Securities from their prior classification as a "mezzanine" item to liabilities. Consequently, the dividend expense on the Capital Securities, totaling $6.7 million during the nine-month period ended September 30, 2003, has been included in interest expense on borrowings.

     Leasing expenses were $24.4 million for the first nine months of 2003. At September 30, 2003, approximately 4,275 of the 6,665 vehicles in our automobile lease portfolio, or 64%, were considered impaired under SFAS No. 144. If the market values of the individual vehicles declined by $250, an additional 7% of the leases would have been deemed to be impaired and, therefore, potentially subject to an impairment charge.

     We recorded a tax benefit of $6.3 million for the first nine months of 2003, which was recorded at an effective tax rate of 59.0%. The 2003 effective tax rate differed from the federal statutory rate primarily due to reduced levels of state income and franchise taxes.

Changes in Net Assets in Liquidation - Three Months ended December 31, 2002

     Our net assets in liquidation at December 31, 2002 totaled $410.1 million, or $64.30 in net assets in liquidation per outstanding share. Changes in net assets in liquidation included a $6.1 million pre-tax loss from operations recorded during the fourth quarter of 2002 and $2.8 million of net charges for additional liquidation valuation adjustments partially offset by a tax benefit of $4.9 million.

     The loss from operations for the quarter was primarily a result of an operating loss caused by a delay in closing the sale of our retail banking assets to U.S. Bank from October 1, 2002 to November 1, 2002. Our liquidation of earning assets in advance of the anticipated October 1, 2002 sale date resulted in sharply lower interest revenues during October. The $2.8 million charge for additional liquidation valuation adjustments was primarily due to a decrease in the market value of the loan portfolio.

     As discussed above, on November 1, 2002, we completed the U.S. Bank transaction. U.S. Bank, N.A. assumed the Bank's retail deposits totaling $3.3 billion, its branches and service center operations, and purchased $327.7 million of loans. On November 29, 2002, we prepaid the entire $100.0 million of our 9.125% Subordinated Notes due 2007 at a premium of 4.563%. Additionally, on December 9, 2002, the Bank redeemed the entire $50.0 million of its outstanding 10% Subordinated Notes due 2009.

     In December of 2002, we received approval from the FRB to pay the cumulative distributions on our Capital Securities. On December 31, 2002, we paid the cumulative deferred distributions, interest on the deferred distributions and the current quarterly distribution. The payment totaled $6.10 per share for the 10 quarterly distributions plus $0.715 per share in accrued interest.

     Leasing expenses were $10.9 million for the fourth quarter of 2002. At December 31, 2002, approximately 4,839 of the 11,428 vehicles in our automobile lease portfolio, or 42%, were considered impaired under SFAS No. 144. If the market values of the individual vehicles declined by $250, an additional 2% of the leases would have been deemed to be impaired and, therefore, potentially subject to an impairment charge.

     We recorded a tax benefit of $4.9 million for the fourth quarter of 2002. During the fourth quarter of 2002, we reduced our valuation allowance for deferred tax assets from $24.0 million to $21.5 million in recognition of additional future operating income from BVAC available to absorb existing deferred tax benefits.

     Our 2002 effective tax rate of 72% differed from the federal statutory rate due primarily to state income taxes, the valuation allowance on deferred tax assets, disposition of nondeductible goodwill and nondeductible compensation associated with the Plan.

Going Concern Basis

Results of Operations - Nine Months ended September 30, 2002

     Our net income for the first nine months of 2002, including net adjustments required to convert from going concern basis accounting to liquidation basis accounting effective September 30, 2002, totaled $71.7 million, or $11.35 per diluted share. Excluding the liquidation adjustments, our operating income before taxes totaled $5.9 million for the first nine months of 2002.

     We recorded pre-tax income totaling $266.5 million related to the mark-to-market valuation of our assets and liabilities in connection with our adoption of liquidation basis accounting. Also during the third quarter of 2002, we recorded $18.9 million of impairment charges, net of taxes, to write-off goodwill related to three of our commercial lending businesses, which was not expected to be realized upon the disposition of these businesses. As required by SFAS No. 142, "Goodwill and Other Intangible Assets," which we adopted as of January 1, 2002, the impairment loss was measured and recorded as of the date of adoption and recognized as the cumulative effect of a change in accounting principle as of January 1, 2002.

     Our results for the first nine months of 2002 reflected the impact of asset sales consummated to generate the funds necessary to close the U.S. Bank transaction. Through September 30, 2002, we completed the sale of approximately $1.0 billion of multi-family mortgage and commercial real estate loans to Washington Mutual. Additionally, we securitized and sold approximately $450.0 million of our auto contracts, $56.5 million of franchise loans, $25.3 million of factored receivables, $103.6 million of mortgage-backed securities and $59.0 million of other securities.

     Our results for the first nine months of 2002 included a charge of $13.1 million related to the settlement of litigation with JP Morgan Chase Bank relating to a complaint filed against Bay View Franchise Mortgage Acceptance Company, which we sold during 2001. The settlement resulted in the disposition of approximately $12.0 million of nonperforming franchise loans from our consolidated balance sheet.

     We completed the sale of our San Mateo-based factoring business, Bay View Funding, to a group of investors led by the factoring company's management team in June 2002. Through this transaction, we converted approximately $6.5 million of goodwill to tangible equity.

Net Interest Income

     Our net interest income and net interest margin for the first nine months of 2002 were $85.2 million and 3.56%, respectively. Our interest-earning assets, excluding auto-related operating lease assets, totaled $3.4 billion at September 30, 2002. Average interest-earning assets, excluding our auto-related operating lease assets, for the first nine months of 2002 were $3.2 billion.

Average Balance Sheet

     The following table sets forth average yields on our interest-earning assets and average rates on our interest-bearing liabilities for the period indicated:

                                             AVERAGE BALANCES, YIELDS AND RATES
                                                  For the Nine Months Ended
                                                     September 30, 2002
                                             ----------------------------------
                                              Average                  Average
                                              Balance     Interest   Yield/Rate
                                             ----------   --------   ----------
                                                   (Dollars in thousands)
Assets
Interest-earning assets:
   Loans and leases                          $2,158,992   $122,208      7.70%
   Mortgage-backed securities (1)               231,499      8,314      4.78
   Investments (1)                              794,862     14,717      2.45
                                             ----------   --------      ----
Total interest-earning assets                 3,185,353    145,239      6.08%
Other assets                                    680,673   --------      ----
                                             ----------
Total assets                                 $3,866,026
                                             ==========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Deposits                                  $3,141,636   $ 44,509      1.89%
   Borrowings (2)                               270,718     15,559      7.67
                                             ----------   --------      ----
Total interest-bearing liabilities            3,412,354     60,068      2.35%
Other liabilities                               107,646   --------      ----
                                             ----------
Total liabilities                             3,520,000
Stockholders' equity                            346,026
                                             ----------
Total liabilities and stockholders' equity   $3,866,026
                                             ==========
Net interest income/net interest spread                   $ 85,171      3.73%
                                                          ========      ====
Net interest-bearing liabilities             $ (227,001)
                                             ==========
Net interest margin (3)                                                 3.56%
                                                                        ====

----------
(1) Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2) Interest expense for borrowings excludes expenses related to our Capital Securities.

(3)  Annualized net interest income divided by average interest-earning assets.

     For the first nine months of 2002, interest income was $145.2 million and the average yield on interest-earning assets was 6.08% while interest expense on our deposits was $44.5 million and the average cost of deposits was 1.89%. The following table summarizes our deposit costs by product for the period:

                                      FOR THE NINE MONTHS ENDED
                                         SEPTEMBER 30, 2002
                                   ------------------------------
                                   AVERAGE BALANCE   AVERAGE RATE
                                   ---------------   ------------
                                       (DOLLARS IN THOUSANDS)
Savings                               $  159,805         0.58%
Money market                             991,639         1.72
Checking accounts                        734,123         0.84
                                      ----------         ----
Total transaction accounts             1,885,567         1.28
Retail certificates of deposit         1,219,779         2.83
Brokered certificates of deposit          36,290         2.35
                                      ----------         ----
Total deposits                        $3,141,636         1.89%
                                      ==========         ====

     For the first nine months of 2002, interest expense on our borrowings was $15.6 million and the average cost of borrowings was 7.67%. These amounts exclude the expense associated with our Capital Securities.

Provision for Losses on Loans and Leases

     The provision for losses on loans and leases for the first nine months of 2002 was $10.7 million. Our provision for the first nine months of 2002 reflects the impact of a $2.6 million recovery on the sale of charged-off high loan-to-value home equity loans. With our adoption of liquidation basis accounting, we reallocated the allowance for losses on loans and leases, effective September 30, 2002, to a mark-to-market allowance for loans and leases.

Noninterest Income

     For the first nine months of 2002, noninterest income was $91.6 million and included net gains on sales of assets totaling $18.6 million. The net gains consisted of an $11.8 million gain related to the securitization and sale of approximately $450.0 million of auto contracts, a $6.3 million gain on the sale of multi-family loans and commercial real estate to Washington Mutual and a $1.3 million gain on the sale of mortgage-backed and other securities. These gains were partially offset by a $0.4 million loss on the sale of Bay View Funding and a $0.4 million loss on sales of loans and other franchise-related assets.

Noninterest Expense

General and Administrative Expenses

     General and administrative expenses were $93.0 million for the first nine months of 2002. The following table sets forth the ratio of general and administrative expenses to average total assets, including auto-related securitized assets, on an annualized basis for the nine months ended September 30, 2002:

                                                                    FOR THE NINE MONTHS ENDED
                                                                        SEPTEMBER 30, 2002
                                                                    -------------------------
                                                                      (DOLLARS IN THOUSANDS)
General and administrative expenses                                        $   93,001
Average managed assets, including auto-related securitized assets          $4,073,742
                                                                           ----------
Annualized general and administrative expenses to
   average managed assets, including auto-related securitized assets             3.04%
                                                                           ==========

Leasing Expenses

     Leasing expenses were $44.0 million for the first nine months of 2002. At September 30, 2002, approximately 5,934 of the 13,631 vehicles in our automobile lease portfolio, or 44%, were considered impaired under SFAS No. 144. As an illustration of the sensitivity of these assumptions, if the market values of the individual vehicles had declined by $250, an additional 3% of the leases would have been deemed to be impaired and, therefore, potentially subject to an impairment charge.

Real Estate Owned

     Net expense related to our real estate owned was $1.0 million for the first nine months of 2002. In addition, we recorded $266,000 of provision for losses on real estate owned during the first nine months of 2002.

Amortization of Intangible Assets

     As of January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that certain goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually. Subsequently, we only amortized identifiable assets with definite useful lives, including core deposit intangibles and certain goodwill. Amortization expense related to these intangible assets was $1.0 million for the first nine months of 2002.

     For the nine months ended September 30, 2002, we recorded $18.9 million of impairment charges, net of taxes, for goodwill not expected to be realized upon the disposition of our asset-based lending, factoring and commercial leasing businesses. As required by the provisions of SFAS No. 142, the impairment loss was measured and recorded as of the date of adoption and recognized as the cumulative effect of a change in accounting principle as of January 1, 2002.

Income Taxes

     We recorded tax expense of $181.8 million for the nine months ended September 30, 2002. We also recorded a deferred tax benefit of $2.3 million on the cumulative effect of a change in accounting principle, which is presented net of this tax benefit. As a result of the Plan, income tax expense included the effect of establishing a valuation allowance of $24.0 million at September 30, 2002 on the realizability of deferred tax assets in years after 2002. The realizability of deferred tax assets and the related valuation allowance were based on total projected future income through the estimated completion date of our liquidation, as contemplated by the Plan, of September 30, 2005.

     The effective tax rate used in computing the $181.8 million tax expense for the first nine months of 2002 was 71.5%. This effective tax rate was higher than the federal statutory rate due primarily to state income taxes, the valuation allowance for deferred tax assets, amortization and disposition of nondeductible goodwill and nondeductible compensation associated with the Plan.

Dividends on Capital Securities

     On December 21, 1998, we issued $90.0 million of 9.76% Capital Securities through Bay View Capital I, a business trust formed to issue the securities. The Capital Securities accrued quarterly cumulative distributions at an annual rate of 9.76% of the liquidation value of $25 per share. Dividend expense on the Capital Securities was $7.9 million for the first nine months of 2002.

                             Balance Sheet Analysis

     Our total assets were $423.3 million at December 31, 2004 compared to $364.1 million at December 31, 2003. This increase in total assets was attributable to asset growth by BVAC, which was offset, in part, by continued progress in liquidating the remaining assets of the Bank. During the year, BVAC's purchases of auto contracts produced $162.0 million of growth in our warehouse inventory of auto contracts, net of repayments and loan sales. These purchases were largely funded by additional borrowings on our warehouse credit facility. The liquidation of the remaining Bank assets, including the monetization of $56.6 million of auto leases, funded our redemption of the $22.0 million of outstanding Capital Securities and distributions of $47.8 million, or $7.25 per share, in cash to our common stockholders during the year.

Cash and Cash Equivalents

     At December 31, 2004, our cash and cash equivalents totaled $4.4 million compared to $11.6 million at December 31, 2003. During 2004, we distributed $47.8 million of cash made available from the liquidation of the assets of the Bank to common stockholders - $16.5 million at June 30, 2004, $16.5 million at September 30, 2004 and $14.8 million at December 31, 2004.

Restricted Cash

     We held $26.8 million of restricted cash at December 31, 2004, including $7.5 million attributable to BVAC and $19.3 million attributable to the Bank liquidation. At December 31, 2003, restricted cash totaled $32.2 million, including $9.5 million attributable to BVAC and $22.7 million attributable to the Bank liquidation. Restricted cash attributable to BVAC's auto finance business includes cash collateral provided to counterparties to BVAC's hedging contracts to meet margin requirements, cash collateral provided to cure potential borrowing base deficiencies on BVAC's warehouse credit facility and cash payments received from our customers that are in-transit to trust accounts for BVAC's auto securitization trusts. The remaining assets from the Bank liquidation also include restricted cash that has been pledged to secure a letter of credit, cash collateral pledged in connection with financing secured by our auto lease portfolio contractual cash flow as well as cash collateral pledged in connection with the Company's servicing of a multi-family loan pool and other contractual obligations.

Retained Interests in Securitizations

     The following table provides information on the balances of BVAC's retained interests in its outstanding securitizations of auto contracts as of the dates indicated:

                                                   AT DECEMBER 31,
                                               ----------------------
                                                    2004      2003
                                                  -------   -------
Available-for-sale                             (DOLLARS IN THOUSANDS)
------------------
Transaction:
2002-LJ-1                                         $15,622   $18,744
2003-LJ-1                                           7,014     9,846
                                                  -------   -------
Total retained interests in securitizations       $22,636   $28,590
                                                  =======   =======

     During 2003 and 2002, we securitized and sold auto contracts of $193.3 million and $453.2 million, respectively. We retained interests in these securitizations with initial balances of $9.5 million and $23.2 million for 2003 and 2002, respectively. At December 31, 2004, all retained interests in securitizations were classified as available-for-sale and reported at fair value. Unrealized losses of $279 thousand in these retained interests were included in our stockholders' equity, net of taxes, at December 31, 2004. There were no unrealized gains or losses included in our stockholders' equity at December 31, 2003.

Auto Installment Contracts and Other Loans

     The following table sets forth the composition of our auto contracts and other loans as of the dates indicated:

                                                                        AT DECEMBER 31,
                                                         ---------------------------------------------
                                                                  2004                    2003
                                                         ---------------------   ---------------------
                                                          AMOUNT    % OF TOTAL    AMOUNT    % OF TOTAL
                                                         --------   ----------   --------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Auto installment contracts and other loans receivable:
   Auto installment contracts (1)
      Auto installment contracts held-for-sale           $ 73,462      22.8%     $161,578      93.0%
      Auto installment contracts held-for-investment      247,219      76.9            --       0.0
                                                         --------     -----      --------     -----
      Total auto installment contracts                    320,681      99.7       161,578      93.0
                                                         --------     -----      --------     -----
   Other loans to be liquidated:
      Franchise loans                                         583       0.2         6,428       3.7
      Asset-based loans                                       319       0.1           844       0.5
      Business loans                                           --       0.0         4,802       2.8
                                                         --------     -----      --------     -----
   Total other loans to be liquidated                         902       0.3        12,074       7.0
                                                         --------     -----      --------     -----
Auto installment contracts and other loans before
   premiums, discounts, and deferred fees and costs       321,583     100.0%      173,652     100.0%
                                                                      =====                   =====
Premiums, discounts, and deferred fees and costs,
   net (2) (3)                                              8,711                   4,296
Allowance for credit losses on auto installment
   contracts held-for-investment                           (1,508)                     --
                                                         --------                --------
Auto installment contracts and other loans
   receivable, net (4)                                   $328,786                $177,948
                                                         ========                ========

----------
(1)  Auto contracts exclude auto-related operating lease assets.

(2) At December 31, 2004, premiums, discounts, and deferred fees and costs attributable to auto contracts held-for-investment and auto contracts held-for-sale totaled $7.1 million and $1.6 million, respectively.

(3) At December 31, 2003, the entire amount of premiums, discounts, and deferred fees and costs were attributable to auto contracts held-for-sale.

(4) Includes allowances for mark-to-market valuation reserves of $1.2 million and $3.2 million at December 31, 2004 and 2003, respectively.

     The increase in loans receivable from December 31, 2003 to December 31, 2004 was attributable to BVAC's purchases of auto contracts partially offset by loan sales and repayments during 2004. During 2004, we sold $24.8 million of auto contracts, $4.8 million of business loans and $3.8 million of franchise loans, and received $112.8 million of loan repayments. With the exception of BVAC's purchases of auto contracts, we ceased all other loan production activities during the fourth quarter of 2002.

Auto Contracts

     At December 31, 2004, $252.9 million of BVAC's auto contracts were designated as held-for-investment in anticipation of securitizing such contracts in early 2005 in an asset-backed bond offering that is to be structured as a financing transaction. The remaining $75.0 million of BVAC's warehouse inventory of auto contracts were designated as held-for-sale at December 31, 2004 and carried at the lower of cost or fair value. Prior to the second quarter of 2004, our entire warehouse inventory of auto contracts had been designated as held-for-sale.

     During 2004, BVAC purchased $295.3 million of auto contracts compared to $279.5 million during 2003, a 5.7% increase, year-over-year. During the fourth quarter of 2004, BVAC purchased $80.7 million of contracts, a 19.7% increase over its purchases of $67.4 million of contracts in the fourth quarter of 2003. We attribute this increase to the initial success of our efforts to broaden BVAC's market for good credit quality customers and its focus on expanding its purchases of high quality loans. BVAC has increased its purchases of auto contracts every month since September 2004, and its December 2004 loan purchases were the highest achieved in any month in 2004.

     BVAC's unit purchase volume for 2004 totaled 10,043 contracts; the weighted-average contract rate on the 2004 purchases was 7.98% and the weighted-average FICO score was 739. At December 31, 2004, BVAC was servicing 28,300 contracts representing $570.9 million of managed loans.

     BVAC's unit purchase volume for 2003 totaled 9,762 contracts; the weighted-average contract rate on the 2003 purchases was 8.35% and the weighted-average FICO score was 733. During 2003, BVAC called its 1999-LJ-1 and 2000-LJ-1 automobile receivable backed notes and repurchased auto contracts from the asset-backed bond trusts with par values of $21.8 million and $33.8 million and average coupon rates of 12.52% and 10.25%, respectively. At December 31, 2003, BVAC was servicing 30,808 contracts representing $562.8 million of managed loans.

     During 2004, BVAC sold $24.8 million of auto contracts on a "whole loan" basis with servicing retained. Gains of $0.1 million were realized on these sales. During 2003, BVAC securitized and/or sold $240.5 million of auto contracts. Gains of $0.9 million were realized on these transactions. Repayments of auto contracts totaled $110.5 million and $79.0 million during 2004 and 2003, respectively.

Other Loans

     At December 31, 2004, the net carrying value of other loans receivable, which we are in the process of liquidating, was $0.9 million compared to $12.1 million at December 31, 2003. These loans are designated as held-for-sale and carried at the lower of cost or fair value. During 2004, we sold or collected repayments of $10.9 million from our liquidating portfolio of business and franchise loans. During 2003, we liquidated a total of $149.9 million from this portfolio.

Credit Quality

     We define nonperforming assets as nonaccrual loans, real estate owned and other repossessed assets. We define nonaccrual loans as those which are 90 days or more delinquent as to principal and interest payments (unless the principal and interest are well secured and in the process of collection) and loans less than 90 days delinquent are designated as nonperforming when we determine that the full collection of principal and/or interest is doubtful. We do not record interest on nonaccrual loans. We charge-off auto contracts and reverse related accrued interest receivable when the contracts become 120 days delinquent.

     The following table sets forth our nonperforming assets as of the dates indicated:

                                         At December 31,
                                     ----------------------
                                          2004     2003
                                         ------   ------
                                     (Dollars in thousands)
Nonaccrual loans
   Auto installment contracts            $   61   $   84
   Franchise and asset-based loans          902    1,840
                                         ------   ------
Total nonaccrual loans                      963    1,924
Real estate owned                         3,379    4,955
Repossessed vehicles                        400      254
                                         ------   ------
Nonperforming assets                     $4,742   $7,133
                                         ======   ======

     The decrease in total nonperforming assets at December 31, 2004, compared to December 31, 2003, was largely the result of progress made during 2004 in liquidating the commercial and franchise loan portfolio and real estate owned portfolio. During 2004, we also wrote down the value of our real estate owned portfolio by $875 thousand to reflect reduced property values.

     Our nonperforming assets included valuation allowances of $1.2 million and $1.4 million at December 31, 2004 and 2003, respectively. The following table sets forth nonperforming asset balances and nonperforming assets as a percentage of consolidated assets by their original loan type:

                               NONPERFORMING ASSETS AS A
                               PERCENTAGE OF CONSOLIDATED
                                      TOTAL ASSETS
                             -----------------------------
                                    AT DECEMBER 31,
                             -----------------------------
                                  2004            2003
                             -------------   -------------
                                 (DOLLARS IN THOUSANDS)
Auto installment contracts   $  461   0.11%  $  338   0.09%
Franchise loans               3,792   0.90    5,757   1.58
Asset-based loans               319   0.07      857   0.24
Commercial real estate          170   0.04      181   0.05
                             ------   ----   ------   ----
Total                        $4,742   1.12%  $7,133   1.96%
                             ======   ====   ======   ====

     The following table sets forth loans delinquent 60 days or more as a percentage of gross loans by their original loan type:

                             LOANS DELINQUENT 60 DAYS OR
                               MORE AS A PERCENTAGE OF
                                     GROSS LOANS
                             ---------------------------
                                   AT DECEMBER 31,
                             ---------------------------
                                  2004           2003
                             -------------   -----------
                                (DOLLARS IN THOUSANDS)
Auto installment contracts   $  406   0.12%  $185   0.10%
Franchise loans                 583   0.18     --   0.00
Asset-based loans               319   0.10    563   0.32
                             ------   ----   ----   ----
Total                        $1,308   0.40%  $748   0.42%
                             ======   ====   ====   ====

Allowance for Credit Losses

     Under going concern basis accounting, we have maintained an allowance for credit losses for auto contracts and other loans held-for-investment. This allowance is established through a provision charged to expense and maintained at a level that we believe is sufficient to cover estimated probable losses in this loan portfolio. From September 30, 2002, when we adopted liquidation basis accounting, through the first quarter of 2004, all auto contracts and other loans receivable were designated as held-for-sale and, accordingly, a separate allowance for credit losses was not maintained. The following table sets forth the activity in the allowance for credit losses on loans held-for-investment as of and for the periods indicated:

                                               AT AND FOR THE     AT AND FOR THE
                                                 YEAR ENDED     NINE MONTHS ENDED
                                                DECEMBER 31,      SEPTEMBER 30,
                                                    2004               2002
                                               --------------   -----------------
                                                     (DOLLARS IN THOUSANDS)
Balance at beginning of period                     $   --            $ 49,791
Transfers of loans to held-for-sale                    --             (10,658)
Charge-offs                                          (222)            (23,771)
Recoveries                                            118               2,887
                                                   ------            --------
Net charge-offs                                      (104)            (20,884)
Provision for losses on loans and leases            1,612              10,700
Reallocation of allowance as mark-to-market
   adjustments to loans in liquidation (1)             --             (28,949)
                                                   ------            --------
Balance at end of period                           $1,508            $     --
                                                   ======            ========

----------
(1) Upon adoption of liquidation basis accounting, effective September 30, 2002, the balance of the existing allowance for loan and lease losses was reallocated to individual loans and groups of homogeneous loans and leases as a mark-to-market allowance on such loans and leases; a separate allowance for credit losses was not maintained.

Deposits

     On November 1, 2002, we completed the sale of the Bank's retail banking assets to U.S. Bank. U.S. Bank assumed the Bank's retail deposits totaling $3.3 billion, its branches and service center operations, and purchased $327.7 million of loans. At December 31, 2002, $224.2 million of brokered certificates of deposit were outstanding with a weighted-average rate of 2.35%; these deposits matured during the first quarter of 2003. The dissolution of the Bank was completed on September 30, 2003, and the last of the Bank's deposits were repaid prior to the dissolution.

Borrowings

     At December 31, 2004, our borrowings totaled $300.7 million including $298.8 million on BVAC's warehouse credit facility and $1.9 million on a financing secured by the contractual cash flows from the auto lease portfolio. The following table sets forth our outstanding borrowings as of the dates indicated:

                                                             December 31, 2004   December 31, 2003
                                                             -----------------   -----------------
                                                                     (Dollars in thousands)
BVAC warehouse credit facility                                    $298,755            $138,221
Financing secured by the auto lease contractual cash flows           1,895              16,055
9.76% Junior Subordinated Deferrable Interest Debentures                --              24,784
                                                                  --------            --------
Total                                                             $300,650            $179,060
                                                                  ========            ========

     Warehouse credit facility - During the second quarter of 2004, BVAC secured a $350.0 million floating-rate, revolving warehouse credit facility to replace a maturing $250.0 million facility originally obtained in 2003. The facility is jointly provided by two lenders including a commercial paper conduit affiliated with one of the lenders (the "Note Purchasers"). The facility is for a term of 364 days and matures on June 25, 2005. The interest rate on a portion of the facility is indexed to asset-backed commercial paper rates; the balance of the facility is indexed to the 1 month Libor rate. BVAC draws on the facility to purchase and finance its existing inventory of auto contracts. Substantially all auto contracts retained by BVAC are pledged as collateral for the credit facility. We believe that the credit facility will continue to be renewed annually or that BVAC would be able to secure financing on satisfactory terms, however, there can be no assurance that it will be able to do so. Under the terms of the facility, BVAC draws on the facility by transferring auto contracts to a special purpose entity, a statutory trust, which issues notes to the Note Purchasers. BVAC periodically securitizes or sells auto contracts in order to pay down the line of credit and maintain borrowing capacity.

     At December 31, 2004, $298.8 million was outstanding under this facility with an all-in cost of 3.34%. These borrowings were secured by $314.5 million of auto contracts. The facility contains various performance triggers and default covenants requiring that BVAC maintain certain cumulative credit loss, delinquency and other financial ratios. As of December 31, 2004, all such financial and performance ratios were within required levels.

     Under the terms of the indenture, the trust enters into out-of-the-money, interest rate cap contracts, containing terms and conditions required by the Note Purchasers, to provide protection to the Note Purchasers from interest rate risk embedded in the fixed-rate auto contracts that have been transferred to the trust. BVAC incurs the cost of these interest rate caps. The notional balance of the amortizing caps is maintained by the trust to coincide with the outstanding balance of the underlying auto contracts. The interest rate caps are not designated as hedges for accounting purposes and, accordingly, changes in the fair value of the interest rate caps are recognized in earnings and recorded as unrealized gains or losses. The fair value of the interest rate caps is included in other assets. At December 31, 2004, the interest rate caps had a fair value of $0.7 million. For the year ended December 31, 2004, we recognized $0.7 million of unrealized losses based on a decline in the value of the interest rate caps.

     Financing secured by the contractual cash flows from the auto lease portfolio - On December 31, 2001, we completed a financing secured by the contractual cash flows from our liquidating auto operating lease portfolio. The transaction was recorded as a secured financing and resulted in an increase in other borrowings of $136.5 million at an initial imputed interest rate of 5.25%. With no new purchases of auto leases since June 2000, the outstanding balance of this borrowing has declined sharply since its inception. At December 31, 2004, the balance was $1.9 million.

     9.76% Junior Subordinated Deferrable Interest Debentures issued to Bay View Capital I - In December 1998, we issued $90.0 million of 9.76% Capital Securities through Bay View Capital I, a business trust formed to issue the securities. Effective July 1, 2003, we adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, " which resulted in the reclassification of our Capital Securities from their prior classification as a "mezzanine" item to liabilities. During 2003, we redeemed $68.0 million of the Capital Securities leaving an outstanding balance of $22.0 million. On June 30, 2004, we redeemed the remaining $22.0 million.

     Effective December 31, 2003, we adopted FASB Financial Interpretation No. 46, "Consolidation of Variable Interest Entities, as revised," and accordingly, deconsolidated Bay View Capital I Trust. As a result, as of December 31, 2003, the Capital Securities of Bay View Capital I are no longer reflected on our Consolidated Statement of Financial Condition while the underlying 9.76% Junior Debentures, which were issued to Bay View Capital I, are reflected as borrowings. On June 30, 2004, we redeemed the remaining $22.0 million of the outstanding Capital Securities and the underlying $24.8 million of Junior Debentures.

                         Liquidity and Capital Resources

     In addition to the immediate liquidity provided by cash and cash equivalents, our $350.0 million revolving warehouse credit facility allows us to purchase and warehouse auto contracts. Our ability to securitize or sell auto contracts on a whole loan basis allows us to pay down the warehouse facility in order to maintain available borrowing capacity to fund future purchases of auto contracts. Repayments from warehoused auto contracts also provide liquidity. During 2004, liquidation of the assets of the Bank remaining from its September 30, 2003 dissolution, primarily the auto lease portfolio, also produced significant liquidity. However, the liquidation of these assets was largely completed in 2004 and they will be a decreased source of liquidity in 2005 and beyond.

     At December 31, 2004, we had $4.4 million of cash and cash equivalents, and $51.2 million of available borrowing capacity on our revolving warehouse credit facility of which $6.8 million was immediately available based upon BVAC-owned auto contracts eligible for pledging.

     On December 30, 2003, we distributed $263.2 million, or $40.00 per share in cash, to common stockholders and, on December 31, 2003, redeemed $68.0 million of the outstanding 9.76% Capital Securities. During the first half of 2004, we paid the quarterly interest due on the 9.76% Junior Debentures and redeemed the remaining $24.8 million of these securities and the related 9.76% Capital Securities. We also paid cash distributions of $47.8 million, or $7.25 per share, to our common stockholders - $16.5 million, or $2.50 per share, on June 30, 2004; $16.5 million, or $2.50 per share, on September 30, 2004; and $14.8 million, or $2.25 per share, on December 31, 2004.

     Under the Amended Plan, we are completing the liquidation of the assets and the satisfaction of the liabilities of the Bank remaining after its September 30, 2003 dissolution and anticipate that this process will be substantially completed during 2005.

     Our stockholders' equity was re-established upon our re-adoption of going concern basis accounting effective October 1, 2003. Stockholders' equity totaled $104.2 million and $155.9 million at December 31, 2004 and 2003, respectively.

                             Contractual Obligations

     Our obligations and commitments to make future payments under contracts include $298.8 million on BVAC's warehouse credit facility, $1.9 million in other borrowings, $16.8 million of payments under various operating lease agreements and, as a result of a transaction completed subsequent to year-end, BVAC's issuance of $232.1 million of auto receivable backed notes payable issued through an affiliate, Bay View 2005-LJ-1 Owner Trust. Refer to "Balance Sheet Analysis - Borrowings" for comments about the warehouse credit facility and the other borrowings, and "Liquidity and Capital Resources" for comments on the issuance of the $232.1 million of auto receivable backed notes payable.

     At December 31, 2004, we occupied three offices, including our corporate headquarters office, and had an additional two offices that have been vacated, and are subleasing, under operating lease agreements expiring at various dates through the year 2012. In most instances, these lease arrangements include options to renew or extend the lease at market rates.

     Our contractual obligations for future payments are set forth in the following table:

                                                   PAYMENTS DUE BY PERIOD
                                ------------------------------------------------------------
                                           LESS THAN 1                           MORE THAN 5
                                  TOTAL        YEAR      1-3 YEARS   3-5 YEARS      YEARS
                                --------   -----------   ---------   ---------   -----------
                                                   (DOLLARS IN THOUSANDS)
Warehouse credit facility       $298,755     $298,755     $    --     $    --      $     --
Other borrowings                   1,895        1,895          --          --            --
Operating leases (1)              16,834        2,903       5,049       4,113         4,769
Bay View 2005-LJ-1 Automobile
   Receivable Backed Notes       232,100           --      38,600      62,600       130,900
                                --------     --------     -------     -------      --------
Total                           $549,584     $303,553     $43,649     $66,713      $135,669
                                ========     ========     =======     =======      ========

----------
(1) These payments do not reflect $2.3 million in sublease rental income from existing sublease rental arrangements through the year 2008. Included in the table above are lease payments of $15.1 million related to the Company's liquidating activities.

                            Stock Repurchase Program

     In August 1998, our Board of Directors authorized the repurchase of up to $50.0 million in shares of our common stock, however, we have not repurchased any shares of our common stock since 1999. At December 31, 2004, we had approximately $17.6 million in remaining authorization available for future share repurchases.

                     Impact of Inflation and Changing Prices

     Our consolidated financial statements presented herein have been prepared in accordance with GAAP, which generally requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time. Due to the fact that most assets and liabilities of a consumer finance company are monetary in nature, interest rates have a more significant impact on a consumer finance company's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

Quantitative and Qualitative Disclosures About Market Risk

                           Asset/Liability Management

     Interest rate risk, the fluctuation of market interest rates, impacts the value of our fixed-rate auto contracts. It also impacts the net interest income component of our earnings because BVAC funds the purchase of fixed-rate auto contracts with its warehouse credit facility, which is a floating-rate facility. The rate on the warehouse facility, a revolving purchase facility, is tied to the one-month Libor rate as well as commercial paper rates and subject to frequent adjustments.

Fixed-rate Auto Contracts

     BVAC purchases these fixed-rate auto contracts primarily for sale or for on- or off-balance sheet securitization. Investors in these securitization or whole loan sale transactions require a yield that is commensurate with prevailing market interest rates. The prices offered by investors in these transactions reflect prevailing market interest rates at the time of these transactions, which creates interest rate risk for us during the period BVAC warehouses, or owns, these fixed-rate auto contracts. Accordingly, our earnings are affected by changes in prevailing market interest rates. Rising market interest rates generally reduce the value of BVAC's fixed-rate auto contracts.

Net Interest Income

     BVAC funds purchases of fixed-rate auto contracts with its floating-rate warehouse credit facility. While BVAC owns these contracts, we earn net interest income, which is defined as the amount by which interest income earned on the contracts exceeds the interest paid on BVAC's warehouse credit facility. Changes in prevailing market interest rates produce corresponding changes in the cost of BVAC's floating-rate warehouse credit facility thereby creating interest rate risk. Rising market interest rates generally increase the interest expense we incur on BVAC's warehouse credit facility, thereby reducing the net interest income we earn.

     To protect us from interest rate risk, we may use various derivative financial instruments, including interest rate swap contracts, to protect the market value of BVAC's warehouse inventory of auto contracts and the net interest income produced by its warehouse inventory. The market value of these derivative instruments is designed to respond inversely to the market value of BVAC's warehouse inventory resulting from changes in prevailing market interest rates. We may enter into these agreements as BVAC purchases auto contracts; and the agreements may be closed out at the time the underlying auto contracts are securitized or sold.

     At December 31, 2004, we had outstanding swap contracts with a total notional amount of $145.0 million under which we pay a fixed interest rate of 3.16% and receive a floating interest rate of 2.37%. These contracts mature from May 2005 to May 2008. At December 31, 2004, we had an unrealized gain of $0.4 million in our swap contracts and estimate that an increase in market interest rates of 100 and 200 basis points would have resulted in an approximate unrealized gain of $2.4 million and $4.6 million, respectively, while a decrease in interest rates of 100 basis points would have resulted in an approximate unrealized loss of $2.4 million.

Warehouse Credit Facility

     As discussed above, auto contracts pledged to secure borrowings under BVAC's warehouse credit facility bear fixed interest rates while amounts borrowed under BVAC's warehouse credit facility bear a floating interest rate. To provide protection to the Note Purchasers from interest rate risk embedded in the fixed-rate auto contracts that have been transferred to the trust, the trust enters into out-of-the-money, interest rate cap contracts, containing the terms and conditions required by the Note Purchasers. Refer to "Balance Sheet Analysis" - "Borrowings, Warehouse Credit Facility" for additional comments about these interest rate cap contracts maintained under the terms of our warehouse line of credit.

     Derivative financial instruments involve, to varying degrees, elements of credit risk. Credit risk is defined as the possibility of sustaining a loss because a counterparty to a financial instrument failed to perform in accordance with the terms of the contract. Refer to "Critical Accounting Policies, Derivatives" for comments about the accounting for our derivative instruments.

     The following table provides information about the Company's interest rate-sensitive financial instruments by expected maturity date as of December 31, 2004 (dollars in thousands):

Years Ending December 31,                          2005       2006       2007      2008      2009    Thereafter   Fair Value
-------------------------                        --------   --------   -------   -------   -------   ----------   ----------
ASSETS:
Securities available-for-sale
   Principal amounts                             $  3,510   $ 13,783   $ 5,343   $    --   $    --     $  --       $ 22,636
   Weighted-average yield                            9.00%      9.00%     9.00%     0.00%     0.00%     0.00%
Auto installment contracts held-for-sale
   Principal amounts                             $ 75,021   $     --   $    --   $    --   $    --     $  --       $ 75,208
   Weighted-average yield                            8.17%      0.00%     0.00%     0.00%     0.00%     0.00%
Other loans held-for-sale
   Principal amounts                             $    902   $     --   $    --   $    --   $    --     $  --       $    902
   Weighted-average yield                            0.00%      0.00%     0.00%     0.00%     0.00%     0.00%
Auto installment contracts held-for-investment
   Principal amounts                             $ 75,303   $ 67,384   $60,298   $49,879   $    --     $  --       $253,097
   Weighted-average yield                            8.17%      8.17%     8.17%     8.17%     0.00%     0.00%

LIABILITIES:
Warehouse credit facility
   Principal amounts                             $298,755   $     --   $    --   $    --   $    --     $  --       $298,755
   Weighted-average interest rate                    3.68%      0.00%     0.00%     0.00%     0.00%     0.00%
Borrowings - other borrowings
   Principal amounts                             $  1,895   $     --   $    --   $    --   $    --     $  --       $  1,895
   Weighted-average interest rate                    0.00%      0.00%     0.00%     0.00%     0.00%     0.00%

INTEREST RATE DERIVATIVES:
Interest rate swaps
   Notional amounts                              $ 20,000   $ 75,000   $35,000   $15,000   $    --     $  --       $    398
   Average pay rate                                  2.58%      2.99%     3.58%     3.79%     0.00%     0.00%
   Average receive rate                              2.45%      2.44%     2.26%     2.18%     0.00%     0.00%
Interest rate caps
   Notional amounts                              $209,159   $144,673   $88,938   $45,494   $15,251     $  --       $    698
   Average strike rate                               5.85%      5.78%     5.67%     5.62%     5.59%     0.00%

For the Nine Months Ended September 30, 2005

     BVAC produced record loan volume in the first nine months of 2005. Purchases for the first nine months of 2005 were $407.2 million compared to $214.7 million for the first nine months of 2004. As a result of additional volume from the non-niche product, the term to maturity on auto contracts purchased by BVAC averaged 79 months and the loan-to-value ratio averaged 120% for the first nine months of 2005, compared to an average term to maturity of 83 months and loan-to-value ratio of 126% on auto contracts purchased in the first nine months of 2004. BVAC has maintained high credit quality; FICO credit scores averaged 736 for both the first nine months of 2005 and the first nine months of 2004. BVAC's purchased contract rate was 9.29% at September 30, 2005 compared to 7.99% at December 31, 2004 and 8.12% at September 30, 2004. For the first nine months of 2005, BVAC's purchased contract rate averaged 8.78% compared to 7.94% for the first nine months of 2004.

     Of the contracts purchased during the first nine months of 2005, approximately 92% were originated by manufacturer-franchised dealerships and 8% were originated by independent dealerships compared to 94% and 6%, respectively, for the first nine months of 2004; 40% were contracts on new vehicles and 60% were contracts on used vehicles compared to 56% and 44%, respectively, for the first nine months of 2004. The average loan amount financed by BVAC decreased to $23,852 for the first nine months of 2005 from $30,005 for the first nine months of 2004 due largely to the increased percentage of used car contracts and the previously mentioned lower loan-to-value ratio.

     BVAC currently has a $450.0 million revolving warehouse credit facility to fund its purchases of contracts, and periodically sells or securitizes a portion of its auto contracts in order to pay down the facility and maintain available borrowing capacity. In July 2005, BVAC closed a $180.9 million auto receivable-backed securities offering and repaid $180.0 million of borrowings on the warehouse credit facility.

     BVAC retains the servicing obligation on the contracts that it sells or securitizes which provides it with a source of fee income over the life of the contracts. At September 30, 2005, BVAC was servicing 37,000 auto contracts with an aggregate outstanding balance of $744 million compared to 28,000 auto contracts with an aggregate outstanding balance of $571 million at December 31, 2004.

     We have evaluated our exposure to losses in the areas affected by Hurricane Katrina and Hurricane Rita, including a review of outstanding auto contract balances for borrowers in Alabama, Louisiana, Mississippi and certain areas of Texas, delinquencies of borrowers in these areas, strategies for tracking borrowers that may have left these areas to reside elsewhere and vehicle losses related to flood damage. We have determined that we currently have no material exposure to losses from Hurricane Katrina or Hurricane Rita.

Bay View Bank Liquidation

     We continue to dispose of the assets and satisfy the liabilities we assumed from Bay View Bank. During the first nine months of 2005, $11.8 million of these assets, primarily auto leases, other loans and real estate owned, were liquidated and $7.6 million of liabilities were discharged.

     We did not make a cash distribution to our stockholders during the first nine months of 2005. Under our merger agreement with Great Lakes, we have agreed that we will not pay any dividends or make other cash distributions pending consummation of the merger.

                              Results of Operations

     Net loss for the first nine months of 2005 was $3.2 million, or $0.49 per share, compared with $2.7 million, or $0.41 per share, for the first nine months of 2004. The increased net loss for the first nine months of 2005 was primarily due to increased provision for credit losses, reduced noninterest income and increased general and administrative expense, including higher legal and professional fees, partially offset by increased net interest income and higher leasing income, net of expense.

Net Interest Income and Net Interest Margin

     Net interest income was $12.4 million for the first nine months of 2005 compared to $9.8 million for the first nine months of 2004. The following table sets forth average outstanding balances of assets and liabilities, net interest income, net interest rate spread and net interest margin for the periods indicated:

                                                                 Average Balances, Yields and Rates
                                                 -------------------------------------------------------------------
                                                    For the Nine Months Ended          For the Nine Months Ended
                                                       September 30, 2005                  September 30, 2004
                                                 --------------------------------   --------------------------------
                                                  Average                Average    Average                 Average
                                                  Balance   Interest   Yield/Rate   Balance    Interest   Yield/Rate
                                                 --------   --------   ----------   --------   --------   ----------
                                                                      (Dollars in thousands)
Assets
Interest-earning assets:
   Restricted cash                               $ 34,196    $ 1,112      4.29%     $ 34,708    $   312      1.20%
   Retained interests in securitizations           21,568      1,434      8.86        27,471      1,861      9.03
   Mortgage-backed and other securities                --         --        --           990         31      4.44
   Auto installment contracts and other
      loans receivable                            228,591     13,529      7.92       234,252     13,880      7.91
   Securitized auto installment contracts         227,321     11,401      6.71            --         --        --
                                                 --------    -------      ----      --------    -------      ----
Total interest-earning assets                     511,676     27,476      7.18%      297,421     16,084      7.22%
                                                             -------      ----                  -------      ----
Other assets                                       46,915                             80,000
                                                 --------                           --------
Total assets                                     $558,591                           $377,421
                                                 ========                           ========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Warehouse credit facility and other
      borrowings                                 $226,368      7,479      4.36%     $196,262      3,497      2.34%
   Interest rate swap expense                          --        158        --            --      1,552        --
                                                 --------    -------      ----      --------    -------      ----
   Warehouse credit facility, other borrowings
      and swaps                                   226,368      7,637      4.45       196,262      5,049      3.40
   Securitization notes payable                   213,985      7,475      4.65            --         --        --
   Junior Subordinated Deferrable Interest
      Debentures                                       --        --         --        16,372      1,203      9.76
                                                 --------    -------      ----      --------    -------      ----
Total interest-bearing liabilities                440,353     15,112      4.55%      212,634      6,252      3.89%
                                                             -------      ----                  -------      ----
Other liabilities                                  15,491                             26,341
                                                 --------                           --------
Total liabilities                                 455,844                            238,975
Stockholders' equity                              102,747                            138,446
                                                 --------                           --------
Total liabilities and stockholders' equity       $558,591                           $377,421
                                                 ========                           ========
Net interest income/net interest rate spread                 $12,364      2.63%                 $ 9,832      3.33%
                                                             =======      ====                  =======      ====
Net interest-earning assets                      $ 71,323                           $ 84,787
                                                 ========                           ========
Net interest margin                                                       3.26%                              4.44%
                                                                          ====                               ====

     The increase in net interest income for the first nine months of 2005, compared to the first nine months of 2004, was attributable to an increase in average interest-earning assets due to the record volume of loan purchases. In addition, net interest income for the first nine months of 2005 reflected the elimination of interest expense from the $22.0 million of 9.76% Cumulative Capital Securities that were redeemed in mid-2004. Although net interest income expanded, net interest margin decreased as floating-rate funding costs on BVAC's warehouse credit facility rose more rapidly than yields on purchased auto contracts. At September 30, 2005, the spread between the yields on one-month and three-year U.S. Treasury securities narrowed to 103 basis points from 136 basis points at December 31, 2004 and 142 basis points at September 30, 2004. For the nine-month period ended September 30, 2004, our net interest margin was enhanced by significant cash flow from monetization of our liquidating auto lease portfolio. This monetization reduced our need to borrow in order to fund purchases of auto contracts, reducing related interest expense.

Provision for Credit Losses

     An allowance for credit losses on our auto contracts held-for-investment is established through the provision for credit losses. We recorded $3.9 million of provision for credit losses for the first nine months of 2005 compared with $0.9 million for the first nine months of 2004. The increase in provision expense and related increase in allowance for credit losses reflected both the continued growth and seasoning of our portfolio of auto contracts receivable. Auto contracts held-for-investment increased by $208.7 million to $356.4 million at September 30, 2005 from $147.7 million at September 30, 2004. See "Balance Sheet Analysis - Allowance for Credit Losses" for additional information on the provision and allowance for credit losses.

Noninterest Income

     Noninterest income was $7.0 million for the first nine months of 2005 compared to $14.4 million for the first nine months of 2004. The decrease in noninterest income for the first nine months of 2005, compared to the first nine months of 2004, was primarily due to fluctuations in unrealized gains and losses on our derivative instruments, partially offset by decreased leasing and loan servicing income.

     Leasing income was $4.5 million for the first nine months of 2005 compared to $11.3 million for the first nine months of 2004. The decline in leasing income was a direct result of the continued runoff of our liquidating auto lease portfolio, offset, in part, by favorable experience on the disposition of vehicles coming off lease during 2005. We ceased purchasing auto leases in June 2000 and, since then, the balance of our lease portfolio has continued to decrease as leases have reached their end-of-term. Our leasing portfolio balance was $0.3 million at September 30, 2005 compared to $16.5 million at September 30, 2004.

     Loan servicing income was $1.4 million for the first nine months of 2005 compared to $2.5 million for the first nine months of 2004. This decrease was due to the continued decline in the balance of our investor-owned servicing portfolio to $163.1 million at September 30, 2005 from $286.4 million at September 30, 2004.

     Unrealized gains on derivatives were $1.1 million for the first nine months of 2005 compared to unrealized gains on derivatives of $0.7 million for the first nine months of 2004. Future changes in interest rates will likely continue to produce fluctuations in the fair value of our derivatives and, therefore, the level of our noninterest income. See "Quantitative and Qualitative Disclosures About Market Risk - Asset/Liability Management" for further discussion of our derivative instruments.

     Our net losses on auto contracts and other loans held-for-sale and retained interests in securitizations were $1.3 million for the first nine months of 2005 compared to $2.3 million for the first nine months of 2004.

Noninterest Expense

     Noninterest expense was $20.6 million for the first nine months of 2005 compared to $27.8 million for the first nine months of 2004. For the first nine months of 2005, our noninterest expense included $19.3 million of general and administrative expense, $0.7 million of leasing expense and $0.6 million of real estate owned expense. For the first nine months of 2004, noninterest expense included $18.7 million of general and administrative expense, $8.7 million of leasing expense and $0.4 million of real estate owned expense. The following table sets forth the components of general and administrative expense for these periods:

                                             FOR THE NINE MONTHS ENDED
                                           -----------------------------
                                           SEPTEMBER 30,   SEPTEMBER 30,
                                                2005            2004
                                           -------------   -------------
                                              (DOLLARS IN THOUSANDS)
General and administrative expense:
   Employee compensation and benefits         $ 9,439         $ 9,859
   Professional and legal services              7,778           4,680
   Occupancy and equipment                        774           1,234
   Postage, telephone and travel                1,211           1,450
   Information technology                         795             890
   Capitalized fees and costs                  (1,742)           (883)
   Other                                        1,048           1,466
                                              -------         -------
Total general and administrative expense      $19,303         $18,696
                                              =======         =======

     The decrease in noninterest expense for the first nine months of 2005, compared to the first nine months of 2004, was primarily the result of an $8.0 million decline in leasing expense on our liquidating auto lease portfolio, partially offset by a $0.6 million increase in general and administrative expense and $0.2 million increase in real estate owned expense. The increase in general and administrative expense was largely due to higher professional and legal services expense for the first nine months of 2005, including increased costs attributable to compliance with the Act, partially offset by higher capitalized fees and costs directly related to higher loan production volume, lower compensation and benefits due to planned attrition and decreased occupancy and equipment expense.

Income Taxes

     We recorded income tax benefits of $1.9 million for the nine-month period ended September 30, 2005. The effective tax rate used in computing the tax benefit for the first nine months of 2005 was 37%. For the nine-month period ended September 30, 2004, we recorded tax benefits of $1.7 million. The effective tax rate used in computing the tax benefit for the first nine months of 2004 was 39.2%. The projected 2005 and 2004 effective tax rates differ from the 35% federal statutory rate due to state income and franchise taxes.

                             Balance Sheet Analysis

     Our total assets were $697.6 million at September 30, 2005 compared to $427.5 million at December 31, 2004. The increase in total assets was primarily attributable to BVAC's purchases of auto contracts which produced $263.3 million of growth in our auto contracts receivable, net of repayments and sales.

Restricted Cash

     At September 30, 2005, we had restricted cash of $38.3 million, including $21.5 million attributable to BVAC and $16.8 million attributable to the Bank liquidation. At December 31, 2004, restricted cash totaled $26.8 million, including $7.5 million attributable to BVAC and $19.3 million attributable to the Bank liquidation. The $11.5 million increase in restricted cash from December 31, 2004 to September 30, 2005 was due primarily to an $11.8 million increase in cash on deposit provided as collateral enhancement for BVAC's auto receivable-backed notes payable issued in 2005.

Retained Interests in Securitizations

     The following table provides information, by securitization transaction, on the balance of our retained interests in outstanding securitizations of auto contracts as of the dates indicated:

                                              SEPTEMBER 30,   DECEMBER 31,
                                                  2005            2004
                                              -------------   ------------
                                                 (DOLLARS IN THOUSANDS)
Transaction:
Bay View 2002-LJ-1 Owner Trust                   $14,352         $15,622
Bay View 2003-LJ-1 Owner Trust                     6,212           7,014
                                                 -------         -------
Total retained interests in securitizations      $20,564         $22,636
                                                 =======         =======

     Our retained interests are subordinate to investor interests. At September 30, 2005, all retained interests in securitizations were classified as available-for-sale and reported at fair value. An unrealized gain of $62 thousand in these retained interests was included in our stockholders' equity, net of taxes, at September 30, 2005. An unrealized loss of $279 thousand in these retained interests was included in our stockholders' equity, net of taxes, at December 31, 2004. For the first nine months of 2005, the retained interest in the Bay View 2003-LJ-1 Owner Trust was deemed to be other-than-temporarily impaired by $124 thousand and, accordingly, this amount was charged against noninterest income.

Auto Installment Contracts and Other Loans Receivable

     The following table illustrates our portfolio of auto contracts and other loans receivable as of the dates indicated:


                                                                    September 30, 2005   December 31, 2004
                                                                    ------------------   -----------------
                                                                             (Dollars in thousands)
Auto installment contracts and other loans held-for-sale:                $229,151            $ 73,462
Premiums, discounts and deferred fees and costs                             5,752               1,559
Lower-of-cost-or-market allowance on auto contracts held-for-sale             (79)                 --
                                                                         --------            --------
Auto installment contracts held-for-sale                                  234,824              75,021
Other loans held-for-sale                                                      --                 902
                                                                         --------            --------
   Auto installment contracts and other loans held-for-sale               234,824              75,923
Auto installment contracts held-for-investment:                             6,829             247,219
Securitized auto installment contracts held-for-investment                344,588                  --
Premiums, discounts and deferred fees and costs                             8,619               7,152
Allowance for credit losses                                                (3,644)             (1,508)
                                                                         --------            --------
   Auto installment contracts held-for-investment, net                    356,392             252,863
                                                                         --------            --------
Auto installment contracts and other loans receivable, net               $591,216            $328,786
                                                                         ========            ========

     BVAC purchased $407.2 million of auto contracts during the first nine months of 2005 compared to $214.7 million for the first nine months of 2004. Repayments totaled $141.6 million for the first nine months of 2005 and $79.5 million for the first nine months of 2004.

     At September 30, 2005, BVAC was servicing 37,000 auto contracts with an aggregate outstanding balance of $744 million compared to 28,000 auto contracts with an aggregate outstanding balance of $557 million at September 30, 2004.

Credit Quality

     Auto contracts receivable delinquent 30+ days or more were $2.8 million, or 0.47% of gross auto contracts receivable, at September 30, 2005 compared to $1.3 million, or 0.41%, and $0.6 million, or 0.21%, of gross auto contracts receivable at December 31, 2004 and September 30, 2004, respectively. As a percentage of managed contracts, 30+ day delinquencies were 0.62%, 0.63% and 0.30% of outstanding contracts at September 30, 2005, December 31, 2004 and September 30, 2004, respectively.

     Net charge-offs, defined as gross charge-offs less recoveries, annualized as a percentage of auto contracts receivable increased to an annualized rate of 0.67% for the first nine months of 2005 from an annualized rate of 0.41% for the first nine months of 2004. The increase in the net charge-off rate reflects the increasing loss rates that we associate with the aging or "seasoning" of our auto contracts through their midlife which is followed by a gradual decrease in loss rates through the remaining life of the contracts.

     As a percentage of managed contracts, which is defined as the sum of BVAC's warehouse inventory of auto contracts receivable plus auto contracts that have been securitized and/or sold with servicing retained by BVAC, net charge-offs declined to an annualized rate of 0.95% for the first nine months of 2005 from an annualized rate of 1.15% for the first nine months of 2004. This improvement in the rate of net charge-offs is primarily attributable to our increased production volumes in 2005 which have reduced the average seasoning of our managed contracts portfolio and, therefore, decreased recent net charge-off experience.

Allowance for Credit Losses

     The following table sets forth the activity in the allowance for credit losses for auto contracts held-for-investment as of and for the periods indicated:

(DOLLARS IN THOUSANDS)

                                  AS OF AND FOR THE
                                     NINE MONTHS      AS OF AND FOR THE
                                        ENDED             YEAR ENDED
                                 SEPTEMBER 30, 2005   DECEMBER 31, 2004
                                 ------------------   -----------------
                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period        $ 1,508              $   --
Provision for credit losses             3,887               1,612
Net charge-offs                        (1,751)               (104)
                                      -------              ------
Balance at end of period              $ 3,644              $1,508
                                      =======              ======

     At September 30, 2005, our allowance for credit losses represented 1.04% of outstanding auto contracts receivable held-for-investment, compared to 0.61% at December 31, 2004. The level of the allowance at the respective period-ends reflected the underlying level of net charge-offs that we estimated to be embedded in our auto contracts receivable. The increase in the level of the allowance was reflective of the impact of the seasoning of our auto contracts receivable, as discussed above. Refer to "Critical Accounting Policies - Allowance for Credit Losses" for additional comments on our related accounting policies.

Other Loans and Real Estate Owned

     At September 30, 2005, we had completed the disposition of our liquidating loan portfolio and no longer had an investment in other loans. At December 31, 2004, we had $902 thousand of other loans, comprised of franchise and asset-based loans; these other loans were nonaccruing. At September 30, 2005, we also had $0.7 million of real estate owned compared to $3.4 million at December 31, 2004. The decrease was due to $2.2 million in sales and a $0.5 million writedown of franchise-related properties during the first nine months of 2005. The remaining $0.7 million balance of real estate owned is comprised of two franchise-related properties.

Borrowings

     Our borrowings are comprised primarily of a revolving warehouse credit facility and long-term auto receivable-backed securitization notes payable. Balances as of September 30, 2005 included $229.4 million outstanding on our warehouse credit facility and $345.7 million of securitization notes payable. Balances at December 31, 2004 included $298.8 million outstanding on our warehouse credit facility and $1.9 million of other borrowings.

     During the second quarter of 2005, BVAC secured a $450.0 million floating-rate, revolving warehouse credit facility to replace a maturing $350.0 million facility obtained in 2004. The facility is for a term of 364 days and matures on June 19, 2006. The $100.0 million increase in borrowing capacity provides BVAC with additional liquidity and greater flexibility to manage its warehouse inventory of auto contracts receivable, allowing BVAC to maintain additional auto contracts in its warehouse inventory and increase net interest income.

     In February 2005, BVAC transferred $232.1 million of auto receivables to Bay View 2005-LJ-1 Owner Trust, a special purpose entity, and issued a corresponding amount of auto receivable-backed notes. The issue was comprised of five classes of notes, Classes A-1 through A-4, and Class I which is an interest only security. The notes have final maturities ranging between February 27, 2006 and May 25, 2012. The notes are insured as to the timely payment of principal and interest and they contain a call provision that grants the BVAC the option of calling the notes at any time after the aggregate balance of the receivables has been reduced to 15% of the original pool of receivables.

     In July 2005, BVAC issued $180.9 million of auto receivable-backed notes through Bay View 2005-LJ-2 Owner Trust, a special purpose entity. The issue, BVAC's first senior/ subordinate structure, was comprised of four AAA-rated fixed-rate senior note classes and three subordinate classes rated down to BBB. Principal is paid sequentially to the notes. In this transaction, credit support to all classes is provided by excess spread, a reserve account and subordination in the form of an unrated certificate. The notes have final maturities ranging between July 28, 2006 and February 25, 2014 and contain a call provision that grants BVAC the option of calling the notes at any time after the aggregate balance of the receivables has been reduced to 15% of the original pool of receivables.

                         Liquidity and Capital Resources

     BVAC's $450.0 million revolving warehouse credit facility allows us to purchase and warehouse auto contracts. Our ability to securitize or sell auto contracts on a whole loan basis allows us to periodically pay down the warehouse facility in order to maintain available borrowing capacity to fund future purchases of auto contracts. Repayments from warehoused auto contracts also provide liquidity. During the first nine months of 2005, liquidation of the assets of Bay View Bank remaining from its September 30, 2003 dissolution, primarily the auto lease portfolio, also provided liquidity; however, the liquidation of these assets was largely completed in 2004 and they are a limited source of liquidity in 2005 and beyond.

     At September 30, 2005, we had $10.5 million of cash and $220.6 million of available borrowing capacity on our revolving warehouse credit facility, of which $2.5 million was immediately available based upon BVAC-owned auto contracts eligible for pledging.

     On February 17, 2005, we issued $232.1 million of auto receivable-backed notes payable through Bay View 2005-LJ-1 Owner Trust, and on July 28, 2005, we issued $180.9 million of auto receivable-backed notes payable through Bay View 2005-LJ-2 Owner Trust. Proceeds from the issuance of the notes were used to repay $397.8 million of borrowings on our revolving warehouse credit facility. The notes contain a call provision that grants the Company the option of calling the notes at any time after the aggregate balance of the receivables has been reduced to 15% of the original pool of receivables. We anticipate that prepayments will reduce the effective life of the notes.

     Between December 31, 2003 and December 31, 2004, we distributed $311.0 million in cash to our stockholders, or $47.25 per share after the adjustment to reflect the retroactive effect of the 1-for-10 reverse stock split of our common stock effective June 30, 2004. We did not make any cash distributions to stockholders during the first nine months of 2005. Refer to "Strategic Overview
- Bay View Bank Liquidation" for additional comments about cash distributions.

     Stockholders' equity totaled $101.3 million and $104.2 million at September 30, 2005 and December 31, 2004, respectively.

Quantitative and Qualitative Disclosures About Market Risk

                           Asset/Liability Management

     At September 30, 2005, we had outstanding swap contracts with a total notional amount of $135.0 million under which we pay a fixed interest rate of 3.24% and receive a floating interest rate of 3.79%. These contracts mature from December 2005 to May 2008. At September 30, 2005, the fair value of our swap contracts was $1.8 million, and we estimate that an increase in market interest rates of 100 and 200 basis points would have resulted in an approximate unrealized gain of $1.4 million and $2.8 million, respectively; while a decrease in interest rates of 100 and 200 basis points would have resulted in an approximate unrealized loss of $1.4 million and $2.9 million, respectively.

Warehouse Credit Facility

     At September 30, 2005, interest rate caps had a notional amount of $245.4 million with cap strike rates ranging from 5.50% to 6.25%. At September 30, 2005, the fair value of the interest rate caps was $0.4 million.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GLB - For the Year Ended December 31, 2004

                                    Overview

     The following is an analysis of the financial condition and results of operations of Great Lakes Bancorp, Inc. and its wholly owned subsidiary Greater Buffalo Savings Bank. The consolidated financial condition and operating results are primarily dependent on Greater Buffalo Savings Bank, and all references to Great Lakes Bancorp, Inc. or its financial condition or operating results prior to April 30, 2003 (except where otherwise indicated) are references to Greater Buffalo Savings Bank. This item should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein and the description of the Company's business included elsewhere herein.

     Great Lakes Bancorp, Inc., a Delaware corporation, was incorporated on February 10, 2003 for the purpose of becoming the holding company for Greater Buffalo Savings Bank. A stock form savings bank chartered under the Banking Laws of New York State, the bank began operations with a single office on November 9, 1999.

     The Bank's principal business activity is providing financial products and services to both consumers and businesses in Buffalo and the surrounding communities of Western New York. Seven full service branches are operated in Western New York, six within Erie County and one in Niagara County. Seven additional offices are expected to be opened over the next year to supplement current deposit gathering capacity and to broaden the Bank's market reach.

     The Bank's revenues are derived principally from interest earned on loans, mortgage-backed securities and other investment securities. Its primary sources of funds are deposits, borrowings, scheduled amortization and prepayments of principal from loans and from mortgage-backed securities, maturities, calls and sales of investment securities or loans and funds provided by operations.

     Total assets increased by $315.4 million during 2004 to $701.5 million at December 31, 2004. Asset growth was funded by a $169.5 million increase in deposits, $119.0 million from borrowings, $12.0 million from subordinated debentures related to the issuance of trust preferred securities, net of the Company's investment in the unconsolidated subsidiary, and net proceeds from a $16.8 million stock offering made to existing shareholders and employees.

     Net income for the year ended December 31, 2004 increased by 167% to $3.5 million, or $1.01 per basic and diluted share. In 2003, net income was $1.3 million, or $0.64 per basic and diluted share. Pretax income of $5.3 million for 2004 increased $3.0 million from the pretax income of $2.3 million recorded in 2003.

     The increase in net income from 2003 to 2004 stems from the dramatic growth of the Bank's earning assets. Security investments averaged $218.6 million during 2004, a 146% increase over 2003 levels. Similarly, the average of loans outstanding was $266.7 million, a 45% increase over the average for loans in 2003. This growth in earning assets, coupled with controlled interest expense helped the Bank realize a 70% increase in net interest income to $12.8 million. Also contributing to improved net income was a 51% increase in noninterest income. A large percentage of this increase was due to gains realized on the sale of securities. Noninterest expense increased 51% in 2004 due primarily to an increase in salaries and benefits of 71% and additional depreciation expense attributed to the development of new branch locations.

Forward Looking Statements

     When used or incorporated by reference, the words "anticipate", "estimate", "expect", "project", "target", "goal", and other similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Readers are cautioned not to place undue reliance on these forward looking statements, as they reflect management's analysis only as of the date of this report. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Critical Accounting Estimates

     Management is required to evaluate and disclose those accounting estimates that are judged to be critical, which are those most important to the portrayal of our financial condition and results of operations, and that require management's most subjective and complex judgments. Management considers the accounting estimates relating to the provision for loan losses and related allowance for loan losses and the determination of the deferred tax asset to be critical accounting estimates.

     The allowance for loan losses is management's estimate of probable loan losses inherent in the Bank's lending portfolios. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Loan exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses.

     The Bank performs periodic reviews of its lending portfolios to identify inherent risks and to assess the overall collectibility of those portfolios. An estimated loss percentage is applied to each homogeneous segment, generally consisting of residential mortgage loans, consumer loans and commercial loans. Additionally, an estimated loss percentage is applied to loans that have been classified as substandard, doubtful or as a loss by the Bank. The estimated losses associated with each of these individual components are then accumulated to obtain the total allowance for loan losses.

     The deferred tax asset consists primarily of the federal tax benefit of the Bank's net operating loss carryforwards, offset by the deferred tax liability created by deferred loan origination fees and net unrealized gains on the available for sale securities portfolio. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized, in income, in the period that includes the enactment date. No reserve has been established against this asset, as our management believes it is more likely than not that the deferred tax asset will be realized through future taxable earnings.

                               Financial Condition

Cash and Cash Equivalents

     Noninterest-bearing cash and due from banks increased from $4.9 million at December 31, 2003 to $9.1 million at December 31, 2004. Interest-bearing deposits in other financial institutions increased from $4.3 million at December 31, 2003 to $20.9 million at December 31, 2004. The average yields earned on these deposits over the years ended December 31, 2004 and 2003 were 1.66% and 1.14%, respectively. Daily cash levels may show significant fluctuations due to a variety of operating factors. Most significantly, the timing of deposit inflows, normal inflows and outflows in transaction accounts, short-term borrowings, loan closings and securities purchases may cause short-term swings in cash balances. Management attempts to invest all excess cash in longer lived assets as quickly as possible.

Investment Securities

     The Bank's investment policy is designed to ensure liquidity for operations, to help manage interest rate risk, to manage asset quality diversification and to maximize yield. Ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, liquidity needs and other matters related to investing activities is performed by management and reviewed by the Asset/Liability Committee of the Bank and its board of directors. We account for our securities portfolio in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the date of purchase, we are required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of this classification is reassessed.

     Securities available for sale are investments that may be sold in response to changing market and interest rate conditions or for other business purposes. Activity in this portfolio is undertaken to manage liquidity and interest rate risk and to take advantage of market conditions that create economically more attractive returns. This portfolio increased $200.3 million to $337.5 million at December 31, 2004. Purchases and sales of available for sale securities totaled $371.2 and $117.3 million, respectively during the year ended December 31, 2004. The average estimated life of securities available for sale, adjusted for historical prepayment patterns on mortgage-backed securities, was 4.0 years with a weighted average rate of 4.45% at December 31, 2004, compared to 4.9 years with a weighted average rate of 4.24% at December 31, 2003. The available for sale portfolio had net unrealized losses of $3.6 million and $655 thousand at December 31, 2004 and 2003, respectively.

     Securities classified as held to maturity are carried at amortized cost when the Bank has the positive intent and ability to hold such securities to maturity. The amortized cost of the portfolio increased $5.1 million to $7.1 million at December 31, 2004. Purchases of held to maturity securities totaled $5.1 million during the year ended December 31, 2004. The average estimated life of held to maturity securities was 16.7 years with a weighted average rate of 3.69% at December 31, 2004, compared to 29.5 years with a weighted average rate of 3.02% at December 31, 2003. The held to maturity portfolio had net unrealized losses of $39 and $12 thousand at December 31, 2004 and 2003, respectively. The Bank began purchasing municipal bonds in the held to maturity portfolio during the fourth quarter as a means to reduce future taxable income. Interest income from tax-exempt securities was $9 thousand for the year ended December 31, 2004.

     The following table sets forth the amortized cost and fair values of the available for sale and held to maturity portfolios at December 31, 2004, 2003 and 2002:

                                                                  At December 31,
                                         -----------------------------------------------------------------
                                                 2004                   2003                   2002
                                         --------------------   --------------------   -------------------
                                         Amortized     Fair     Amortized     Fair     Amortized     Fair
                                            Cost       Value       Cost       Value       Cost      Value
                                         ---------   --------   ---------   --------   ---------   -------
                                                               (Dollars in thousands)
Securities available for sale:
U.S. Treasury and other U.S.
   government and federal agencies        $ 36,979   $ 36,465    $ 17,481   $ 16,807    $13,556    $13,786
Mortgage-backed securities                 302,027    298,906     114,532    114,423     39,336     39,853
Other                                        2,163      2,168       5,875      6,003      3,069      3,087
                                          --------   --------    --------   --------    -------    -------
   Total securities available for sale    $341,169   $337,539    $137,888   $137,233    $55,961    $56,726
                                          ========   ========    ========   ========    =======    =======

Securities held to maturity:
Municipal bonds                           $  4,101   $  4,070    $     --   $     --    $    --    $    --
Other                                        3,010      3,002       2,000      1,988         --         --
                                          --------   --------    --------   --------    -------    -------
   Total securities held to maturity      $  7,111   $  7,072    $  2,000   $  1,988    $    --    $    --
                                          ========   ========    ========   ========    =======    =======
                                          $348,280   $344,611    $139,888   $139,221    $55,961    $56,726
                                          ========   ========    ========   ========    =======    =======

     The composition and contractual maturities of the available for sale and held to maturity portfolios at December 31, 2004 are indicated in the following table. The table does not reflect the impact of prepayments or redemptions that may occur, which may substantially reduce the contractual maturities of these securities.

                                         AT DECEMBER 31, 2004
                                        ----------------------
                                                      WEIGHTED
                                         AMORTIZED    AVERAGE
                                           COST       RATE(1)
                                        ----------   ---------
                                        (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government and federal agencies:
   Due from five to ten years             $ 15,000     4.10%
   Due after ten years                      21,979     4.53
Mortgage-backed securities
   Due from five to ten years                8,907     4.09
   Due after ten years                     293,120     4.47
Other securities:
   Due from one to five years                2,163     4.73
                                          --------     ----
                                           341,169     4.45
SECURITIES HELD TO MATURITY:
Municipal bonds
   Due from one to five years                  469     2.57
   Due from five to ten years                3,632     3.38
Other securities:
   Due after ten years                       3,010     4.22
                                          --------     ----
                                             7,111     3.69
                                          --------     ----
                                          $348,280     4.44%
                                          ========     ====

(1) The weighted average rate on tax-exempt securities has been computed on a fully taxable basis.

     The investment portfolio contains securities issued by the following entities (exclusive of obligations of the U.S. Government and federal agencies) whose total amortized cost exceeds 10% of our Company's shareholders' equity at December 31, 2004.

                                                  At December 31, 2004
                                              ---------------------------
                                              Amortized Cost   Fair Value
                                              --------------   ----------
                                                 (Dollars in thousands)
ISSUER:
Bank of America Funding Corporation               $14,269        $14,203
Bank of America Mortgage Securities                13,669         13,591
Bear Stearns Adjustable Rate Mortgage Trust         4,623          4,602
Citicorp Mortgage Securities, Inc.                 20,216         19,742
CS First Boston Mortgage Securities Corp.           8,173          8,050
Countrywide Home Loans                             23,004         22,869
First Horizon Asset Securities, Inc.                6,349          6,343
GMAC Mortgage Corporation Loan Trust               23,117         22,736
GSR Mortgage Loan Trust                            20,116         20,084
Master Asset Securitization Trust                   8,448          8,381
Residential Asset Securities Trust                 14,700         14,560
Residential Funding Mortgage Securities             3,853          3,825
Salomon Brothers Mortgage Securities               14,451         14,199
Washington Mutual                                   9,409          9,277
Wells Fargo MBS Trust                              34,157         33,771

Loans

     The loan portfolio inherently is exposed to both interest rate and credit risk. The Bank attempts to control such risks through analysis of credit worthiness and portfolio diversification. During 2004, total net loans receivable increased $66.6 million from $226.0 to $292.6 million. The portfolio consists of 89.0% mortgage loans secured by real estate, 4.2% commercial loans and 6.8% consumer loans with an average weighted rate of 5.57% at December 31, 2004, compared to 5.60% at December 31, 2003.

     Approximately 97% of real estate secured loans are secured either by properties located in or to borrowers resident in the eight counties of Western New York. Less than 2% are SBA/USDA guaranteed loans purchased in the secondary market to borrowers or business interests based outside of New York State, with the balance of the loans secured by properties in the Rochester, New York area. Accordingly, our results of operations may be affected by local market and economic conditions. Mitigating this risk however, has been the ongoing shift from a predominantly industrial and manufacturing economy to a more service-based economy. The Bank is strategically located to large concentrations of population in both Canada and the Northeastern and Midwestern United States, abundant natural resources in terms of water supply from the Great Lakes, and a diverse, skilled and educated workforce.

     The following table sets forth the composition of the Bank's loan portfolio by type of loan at the dates indicated:

                                                           Loan Portfolio Composition by Category
                                                                       At December 31,
                            ----------------------------------------------------------------------------------------------------
                                   2004                 2003                  2002                2001               2000
                            ------------------   ------------------   ------------------   -----------------   -----------------
                             Amount    Percent    Amount    Percent    Amount    Percent   Amount    Percent    Amount   Percent
                            --------   -------   --------   -------   --------   -------   -------   -------   -------   -------
                                                                   (Dollars in thousands)
Mortgage loans:
Residential                 $197,477     68.0%   $170,830     76.1%   $109,518     77.2%   $53,732     78.3%   $ 8,802     65.8%
Home equity                   27,678      9.5      19,924      8.9      11,997      8.5      4,743      6.9        922      6.9
Commercial                    27,637      9.5      19,594      8.7      13,004      9.2      4,477      6.6      2,126     15.9
Construction                   5,776      2.0       1,459      0.7         264      0.2        908      1.3         --       --
                            --------    -----    --------    -----    --------    -----    -------    -----    -------    -----
   Total mortgage loans      258,568     89.0     211,807     94.4     134,783     95.1     63,860     93.1     11,850     88.6
                            --------    -----    --------    -----    --------    -----    -------    -----    -------    -----
Commercial loans              12,236      4.2      11,379      5.1       6,567      4.6      3,997      5.8      1,362     10.2
Consumer loans(1)             19,677      6.8       1,200      0.5         434      0.3        742      1.1        155      1.2
                            --------    -----    --------    -----    --------    -----    -------    -----    -------    -----
   Total loans               290,481    100.0%    224,386    100.0%    141,784    100.0%    68,599    100.0%    13,367    100.0%
                                        -----                -----                -----               -----               -----
Allowance for loan losses     (2,097)              (1,807)              (1,377)               (925)                (92)
Deferred loan origination
   costs, net                  4,260                3,373                1,851               1,196                 145
                            --------             --------             --------             -------             -------
Total loans, net            $292,644             $225,952             $142,258             $68,870             $13,420
                            ========             ========             ========             =======             =======

----------
(1) Secured personal loans, loans secured by deposit accounts and automobile loans.

     The following table sets forth the composition of the Bank's loan portfolio by fixed and adjustable rates at the dates indicated:

                                                   Fixed and Adjustable Rate Loan Portfolio Composition
                                                                      At December 31,
                                -------------------------------------------------------------------------------------------
                                       2004              2003                2002              2001               2000
                                -----------------  -----------------  -----------------  ----------------  ----------------
                                 Amount   Percent   Amount   Percent   Amount   Percent   Amount  Percent   Amount  Percent
                                --------  -------  --------  -------  --------  -------  -------  -------  -------  -------
                                                                   (Dollars in thousands)
Fixed rate loans:
Mortgage loans:
   Residential                  $177,146    61.0%  $159,486    71.1%  $109,076    76.9%  $53,732    78.3%  $ 8,802    65.8%
   Home equity loans               1,997     0.7      1,664     0.8        976     0.7       753     1.1        91     0.7
   Commercial                      6,819     2.3      4,567     2.0      5,191     3.7     3,919     5.7     2,126    15.9
   Construction                    1,858     0.6         --      --         --      --        --      --        --      --
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
      Total mortgage loans       187,820    64.6    165,717    73.9    115,243    81.3    58,404    85.1    11,019    82.4
Commercial loans                   4,283     1.5      3,999     1.8      4,053     2.8     2,092     3.0     1,187     8.9
Consumer loans                    19,607     6.8      1,200     0.5        434     0.3       742     1.1       155     1.2
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
      Total fixed rate loans     211,710    72.9    170,916    76.2    119,730    84.4    61,238    89.2    12,361    92.5
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
Adjustable rate loans:
Mortgage loans:
   Residential                    20,331     7.0     11,344     5.1        442     0.3        --      --        --      --
   Home equity lines of credit    25,681     8.8     18,260     8.1     11,021     7.8     3,990     5.8       831     6.2
   Commercial                     20,818     7.2     15,027     6.6      7,813     5.5       558     0.9        --      --
   Construction                    3,918     1.4      1,459     0.7        264     0.2       908     1.3        --      --
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
      Total mortgage loans        70,748    24.4     46,090    20.5     19,540    13.8     5,456     8.0       831     6.2
Commercial loans                   7,953     2.7      7,380     3.3      2,514     1.8     1,905     2.8       175     1.3
Consumer loans                        70     0.0         --      --         --      --        --      --        --      --
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
   Total adjustable rate loans    78,771    27.1     53,470    23.8     22,054    15.6     7,361    10.8     1,006     7.5
                                --------   -----   --------   -----   --------   -----   -------   -----   -------   -----
      Total loans                290,481   100.0%   224,386   100.0%   141,784   100.0%   68,599   100.0%   13,367   100.0%
                                           -----              -----              -----             -----             -----
Allowance for loan losses         (2,097)            (1,807)            (1,377)             (925)              (92)
Deferred loan origination
   costs, net                      4,260              3,373              1,851             1,196               145
                                --------           --------           --------           -------           -------
   Total loans, net             $292,644           $225,952           $142,258           $68,870           $13,420
                                --------           --------           --------           -------           -------

     The following table summarizes the contractual maturities of the Bank's loan portfolio at December 31, 2004. Loans with adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table reflects the entire unpaid principal balance of a loan in the maturity period that includes the final payment date, and accordingly, does not reflect the effects of scheduled payments or possible prepayments.

                                                           Loan Maturity
                                                       At December 31, 2004
                                          ----------------------------------------------
                                          Less than     One to     More than
                                           One Year   Five Years   Five Years     Total
                                          ---------   ----------   ----------   --------
                                                      (Dollars in thousands)
Residential mortgages                       $   --      $    --     $197,477    $197,477
Commercial mortgages                           711        8,810       18,116      27,637
Commercial loans                             3,564        6,585        2,087      12,236
Construction loans                           3,857        1,571          348       5,776
Consumer loans, including home equities         99       14,609       32,647      47,355
                                            ------      -------     --------    --------
   Total loans                              $8,231      $31,575     $250,675    $290,481
                                            ======      =======     ========    ========

     The following table sets forth the dollar amount of all fixed rate and adjustable rate loans at December 31, 2004 that are contractually due after December 31, 2005:

                                          Fixed and Adjustable Rate Loan Schedule
                                               Due After December 31, 2005
                                          ---------------------------------------
                                                          Floating or
                                           Predetermine    Adjustable
                                               Rate          Rates        Total
                                           ------------   -----------   --------
                                                   (Dollars in thousands)
Residential mortgages                        $177,146       $20,331     $197,477
Commercial mortgages                            6,358        20,568       26,926
Commercial loans                                3,651         5,021        8,672
Construction loans                                152         1,767        1,919
Consumer loans, including home equities        21,576        25,680       47,256
                                             --------       -------     --------
   Total loans                               $208,883       $73,367     $282,250
                                             ========       =======     ========

     Total unfunded loan commitments and unused lines of credit at December 31, 2004 and December 31, 2003 were $44.4 and $34.3 million, respectively. Management believes that the recent residential mortgage-refinance boom has shown signs of slowing and that we have the appropriate staffing level and product mix to remain competitive based on present and anticipated market conditions.

     The table below sets forth the amounts and categories of the Bank's non-performing assets at the dates indicated. At each date presented, there were no troubled debt restructurings (which involve forgiving a portion of interest or principal or making loans at rates significantly less than current market rates).

                                                         DELINQUENT AND NON-PERFORMING ASSETS
                                                                   AT DECEMBER 31,
                                                        -------------------------------------
                                                         2004    2003    2002     2001   2000
                                                        -----   -----   ------   -----   ----
                                                                (DOLLARS IN THOUSANDS)
Non-accrual loans                                       $ 459   $ 287   $  821   $  42   $--
Accruing loans contractually past due 90 days or more     144      48      639     489    --
Foreclosed assets                                          56     202       58      --    --
                                                        -----   -----   ------   -----   ---
Total non-performing assets                             $ 659   $ 537   $1,518   $ 531   $--
                                                        =====   =====   ======   =====   ===
Ratios:
Non-performing loans to total loans                      0.21%   0.15%    1.03%   0.77%   --%
Non-performing assets to total assets                    0.09%   0.14%    0.68%   0.47%   --%

     Gross interest income that would have been recorded had the non-accrual loans been current in accordance with their original terms amounted to $20, $7, $39 and $1 thousand for the years ended December 31, 2004, 2003, 2002 and 2001, respectively.

Allowance for Loan Losses

     Greater Buffalo Savings Bank has not been operating long enough to have an established history regarding actual loan losses. However, actual losses to date have been negligible. There were no loans charged-off during 2000, and loans charged-off during 2001, 2002, 2003 and 2004 were $1, $20, $10 and $13 thousand, respectively. Having no consequential history of its own, the Bank monitors and utilizes industry standards when considering the adequacy of its allowance as a percentage of gross loans. Based on the collective experience of management and industry practices, the Bank believes that, at December 31, 2004, an allowance of $2.1 million, or .71%, was sufficient.

     Greater Buffalo Savings Bank's loan loss methodology consists of several key components, including a review of the two elements of the Bank's loan portfolio, performing loans and classified loans. Performing loans are reviewed based upon the premise that there are losses inherent within the loan portfolio that have been incurred as of the balance sheet date, however, have not yet been identified. The Bank utilizes a formula to determine its allowance relating to performing loans, reserving various percentages for each loan category. In deriving these expected loss percentages, management considered the following criteria: the historical loss experience of each loan category; an assessment of economic trends and conditions; the level and composition of new loan activity; specific industry conditions; and specific risk factors impacting the portfolios, such as the interest rate environment and the current condition and recent history of the overall local real estate market.

     Classified loans are designated as substandard, doubtful or loss. The Bank considers a loan to be substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that Greater Buffalo Savings Bank could sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. When Greater Buffalo Savings Bank classifies problem loans as either substandard or doubtful, it establishes allowances for loan losses in amounts deemed prudent by management, generally at 20% and 50%, respectively. Loans totaling $740 thousand are classified as substandard at December 31, 2004 compared to $1.3 million at December 31, 2003.

     The following table summarizes, for the periods indicated, the activity in the allowance for loan losses and other related data:


                                                                     LOAN LOSS ANALYSIS
                                                                   YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------------
                                                       2004       2003       2002       2001      2000
                                                     --------   --------   --------   -------   -------
                                                                   (DOLLARS IN THOUSANDS)
Average loans                                        $266,702   $183,483   $107,777   $38,942   $ 5,143
Loans outstanding at end of the period                294,741    227,759    143,635    69,795    13,512
Allowance for loan losses, beginning of the period      1,807      1,377        925        92        --
Charge-offs for the period:
   Residential mortgage                                    --         --         15        --        --
   Commercial loans                                        --         --          4        --        --
   Consumer loans                                          13         10          1         1        --
                                                     --------   --------   --------   -------   -------
      Total charge-offs                                    13         10         20         1        --
Recoveries for the period:
   Consumer loans                                           2         --          1        --        --
                                                     --------   --------   --------   -------   -------
      Total recoveries                                      2         --          1        --        --
Net charge-offs for the period                             11         10         19         1        --
Provision for loan losses                                 301        440        471       834        92
                                                     --------   --------   --------   -------   -------
Allowance for loan losses, end of the period         $  2,097   $  1,807   $  1,377   $   925   $    92
                                                     ========   ========   ========   =======   =======
RATIOS:
Net charge-offs to average loans                        0.004%      0.01%      0.02%    0.002%       --%
Allowance to end of period loans                         0.71%      0.79%      0.96%     1.33%     0.68%
Allowance to end of period non-performing loans        347.80%    539.82%     94.33%   174.21%       --%

     The Bank's reserve calculation and the resulting allowance for loan losses is reviewed for reasonableness by the Loan Committee of the board of directors of Greater Buffalo

Savings Bank on a monthly basis. Although management utilizes the most reliable information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. As part of the credit administration process, the Bank engages an outside consultant to review the loan portfolio on a regular basis. The information garnered from this review is used to monitor individual loans as well as to evaluate the overall adequacy of the allowance for loan losses. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review Greater Buffalo Savings Bank's allowance for loan losses. Based on their judgments about information available to them at the time of their examination, the regulators may require us to recognize adjustments to the allowance.

     The following table summarizes, for the periods indicated, the allocation of the allowance for loan losses among various categories of loans and certain other information at December 31, 2004, 2003, 2002, 2001 and 2000. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.


                                                               Allowance for Loan Losses
                                                                    At December 31,
                   ----------------------------------------------------------------------------------------------------------------
                           2004                   2003                   2002                   2001                   2000
                   --------------------   --------------------   --------------------   --------------------   --------------------
                             Percent of             Percent of             Percent of             Percent of             Percent of
                              loans by               loans by               loans by               loans by               loans by
                            category to            category to            category to            category to            category to
                   Amount   total loans   Amount   total loans   Amount   total loans   Amount   total loans   Amount   total loans
                   ------   -----------   ------   -----------   ------   -----------   ------   -----------   ------   -----------
                                                                (Dollars in thousands)
Mortgage loans:
   Residential     $1,268       68.6%     $1,043       76.8%     $  776       56.4%      $496        53.7%       $44        71.0%
   Commercial         388       10.9         294        8.7         331       24.1        215        23.2          9         5.1
Commercial loans      171        4.2         256        5.1         145       10.5        159        17.2         28        15.3
Consumer loans        270       16.3         214        9.4         125        9.0         55         5.9         11         8.6
                   ------      -----      ------      -----      ------      -----       ----       -----        ---       -----
   Total           $2,097      100.0%     $1,807      100.0%     $1,377      100.0%      $925       100.0%       $92       100.0%
                   ======      =====      ======      =====      ======      =====       ====       =====        ===       =====

     Management believes that the allowance for loan losses at December 31, 2004 is adequate to cover probable losses inherent in the loan portfolio at such date. Factors beyond the Bank's control, however, such as general national and local economic conditions, can adversely impact the adequacy of the allowance for loan losses. As a result, no assurance can be given that adverse economic conditions or other circumstances will not result in increased losses in the portfolio or that the allowance for loan losses will be sufficient to meet actual loan losses.

Deferred Tax Asset

     The net deferred tax asset was $238 and $519 thousand at December 31, 2004 and December 31, 2003, respectively. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are calculated using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. No reserve has been established against this asset as our management believes it is more likely than not that the deferred tax asset will be realized through future taxable earnings. Greater Buffalo Savings Bank has operated profitably since February 2002 and management believes this trend will continue.

Deposits

     Deposits, which include noninterest-bearing demand deposits and interest-bearing savings and time deposits, are the Bank's primary source of funding. Greater Buffalo Savings Bank seeks deposits within its market area by paying competitive interest rates, offering high quality customer service, using technology to deliver deposit services effectively and by aggressively advertising and marketing the Bank. The Bank offers a variety of products designed to attract and retain customers, with the primary focus on building and expanding relationships. At December 31, 2004, total deposits were $530.1 million, an increase of $169.5 million from year end 2003. The weighted average rate of deposits at December 31, 2004 was 2.40%, an increase of 50 basis points from year end 2003. Certificates of deposit at December 31, 2004 and 2003 were 30.4% and 23.4% of total deposits with weighted average rates of 2.89% and 2.22%, respectively.

     Since Greater Buffalo Savings Bank began operations in November 1999, each of its existing seven branches is still relatively new and we expect that branch deposit growth may begin to stabilize after several years. However, in addition to ongoing, aggressive marketing, we expect to open seven additional branches by the end of 2005 and anticipate no near-term decline in our overall rate of deposit growth. As of December 31, 2004, management estimates our market share to be approximately 2.5% of total deposits in Erie County and North Tonawanda.

     Deposits in passbook savings accounts increased $59.0 million or 25.4% during 2004. The effects of several key marketing initiatives have driven this core product to grow much more rapidly than other deposit products over the same period. Management believes that the Bank's market is inherently savings oriented and intends to continue focusing on the passbook savings account as its principal deposit product. The Bank's cost of funding deposits increased from 1.90% to 2.40% at December 31, 2004, largely due to a decrease in the rate paid on passbook savings accounts from 2.00% to 2.42%. This reduced rate is still significantly higher than local competitors' rates and other savings alternatives. Due to its significant percentage of passbook savings accounts, the Bank's total cost of funds will most likely remain linked to the rate set by management for this account.

     The following table sets forth the distribution of the Company's deposits by type as of December 31, 2004, 2003 and 2002:

                                                                     AT DECEMBER 31,
                                              ------------------------------------------------------------
                                                     2004                 2003                 2002
                                              ------------------   ------------------   ------------------
                                               AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                              --------   -------   --------   -------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
NOW accounts                                  $ 40,749      7.7%   $ 14,270      4.0%   $ 11,646      5.9%
Noninterest bearing demand accounts             19,761      3.7      13,010      3.6       7,117      3.6
Money market                                     8,833      1.7      11,306      3.1      12,466      6.3
Savings                                        299,332     56.5     237,652     65.9     113,388     57.6
Certificates of deposit < $100,000              83,366     15.7      27,862      7.7      31,851     10.4
Certificates of deposit of $100,000 or more     78,059     14.7      56,540     15.7      20,561     16.2
                                              --------    -----    --------    -----    --------    -----
                                              $530,100    100.0%   $360,640    100.0%   $197,029    100.0%
                                              ========    =====    ========    =====    ========    =====

     The following table presents the amounts and maturity of certificates of deposit that had balances or $100,000 or more at December 31, 2004 and 2003:

                                                           AT DECEMBER 31,
                                                          -----------------
                                                            2004      2003
                                                          -------   -------
                                                       (DOLLARS IN THOUSANDS)
Remaining maturity:
Three months or less                                      $ 2,199   $   425
Over three months through six months                       27,135     3,081
Over six months through twelve months                      16,210    34,508
Over twelve months                                         32,515    18,526
                                                          -------   -------
   Total certificates of deposit of $100,000 or more      $78,059   $56,540
                                                          =======   =======

Short-term Borrowings & Securities Sold Under Agreement to Repurchase

     At December 31, 2004, short-term borrowings consisted of $30 thousand of Treasury Tax and Loan deposits held in the Bank's Federal Reserve Bank account. At December 31, 2003, short-term borrowings consisted of one three-day loan due the Federal Home Loan Bank totaling $1.3 million and $108 thousand of Treasury Tax and Loan deposits held in the Bank's Federal Reserve Bank account.

     Short-term borrowings from the Federal Home Loan Bank are occasionally used to offset fluctuations in deposit inflows, fund lending and investment activities and to manage liquidity needs at competitive rates. Interest rates for these borrowings are presently at or below the Bank's cost of funds. Federal Home Loan Bank borrowings are collateralized by certain qualifying securities or the Bank's residential mortgage portfolio. Treasury Tax and Loan deposits can fluctuate daily and are generally short-term in nature.

     Total securities sold under agreement to repurchase were $119.0 million at December 31, 2004 (none at December 31, 2003). The Bank borrowed $139.0 million, in increments having various maturities of no longer than two years, and invested the proceeds in agency and mortgage-backed securities to take advantage of the spread between short and long-term interest rates. Total repayments for the year were $20.0 million.

     The following table summarizes, for the periods indicated, certain data related to the Bank's short-term borrowings and repurchase agreements:

                                             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------------------------
                                                    2004       2003     2002
                                                  --------   -------   ------
                                                     (DOLLARS IN THOUSANDS)
PERIOD END BALANCE:
FHLB advances                                     $     --   $ 1,251   $9,005
Repurchase agreements                              119,000        --       --
Other borrowings                                        30       108      134

PERIOD END WEIGHTED AVERAGE INTEREST RATE:
FHLB advances                                           --%     1.27%    1.39%
Repurchase agreements                                 2.43        --       --
Other borrowings                                      2.00      0.75     1.00

MAXIMUM BALANCE:
FHLB advances                                     $  6,203   $14,020   $9,005
Repurchase agreements                              129,000        --       --
Other borrowings                                       244       278      406

AVERAGE BALANCE:
FHLB advances                                     $    802   $ 3,954   $  547
Repurchase agreements                               58,075        --       --
Other borrowings                                        58       112      187

AVERAGE INTEREST RATE FOR THE PERIOD:
FHLB advances                                         2.73%     1.20%    1.35%
Repurchase agreements                                 2.39        --       --
Other borrowings                                      0.73      0.42     1.19

Long-term Debt

     In June 2004, the Company utilized a portion of the proceeds from the issuance of subordinated debentures to retire a $5.0 million note payable to Fifth Third Bank. Interest expense on the note totaled $102 and $56 thousand for the years ended December 31, 2004 and 2003, respectively.

Subordinated Debentures

     On June 17, 2004, the Company, through Great Lakes Bancorp Statutory Trust I, issued 12,000 floating rate pooled trust preferred securities with a liquidation preference of $1,000 per security. The trust preferred securities represent an interest in the related subordinated debentures of the Company, which were purchased by the Trust and have substantially the same payment terms as these trust preferred securities. The subordinated debentures are the only assets of the Trust and interest payments from the debentures finance the distributions paid on the trust preferred securities. Distributions on the debentures are payable quarterly at a variable interest rate, reset quarterly, equal to 3-month LIBOR plus 2.70% (5.20% at December 31, 2004) and are included in interest expense in the consolidated statements of income.

Shareholders' Equity

     Shareholders' equity at December 31, 2004 was $36.6 million, an increase of $18.5 million, or 102.6% from the prior year. The increase of $18.5 million is comprised of $16.8 million from the sales of common stock, as explained below, and $3.5 million from net operating income. These increases were partially offset by a decrease of $1.8 million in other comprehensive income due to an increased net unrealized loss on the available for sale securities portfolio.

     In March 2004, the Company completed a sale of common stock to its existing shareholders of record as of January 14, 2004. A total of 1,814,291 shares of $.001 par value common stock were sold at $9.00 per share, providing $16.2 million in additional capital, net of $97 thousand for stock offering costs.

     In April 2004, the Company issued 115,750 shares of Common stock, in exchange for 115,750 shares of Class B Common stock, to the sole shareholder of the Class B Common Stock. This transaction had no effect on the number of authorized shares of either class of stock.

     In June 2004, the Company's Board of Directors approved the adoption of an employee stock purchase plan. The plan was established to allow the Company to offer shares to its employees and directors when shares are offered to its existing shareholders, however, the board may elect not to make the shares available, regardless of any stock offering made or scheduled to be made to existing shareholders. In September 2004, the Company completed the sale of common stock through the employee stock purchase plan. A total of 63,904 shares of $.001 par value common stock were sold at the offering price to existing shareholders of $9.00 per share, providing $575 thousand in additional capital, net of $5 thousand for stock offering costs.

     Subsequent to these capital transactions, there were 3,955,565 shares of Common stock issued and outstanding and no shares of Class B Common stock issued or outstanding at December 31, 2004.

     The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC) and the New York State Banking Department (NYSBD). At December 31, 2004, the Bank's equity as a percentage of total assets exceeded all regulatory requirements. For detailed information on regulatory capital, see Note 13 of the Notes to Consolidated Financial Statements.

                             Results of Operations

     Results of operations depend primarily on net interest income. Net interest income is the difference between the interest income earned on interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest paid on interest-bearing liabilities, primarily time deposits, savings deposits and borrowed funds. Net interest income is one of the major determining factors in the Bank's performance as it is the principal source of revenue and earnings. Results of operations are also affected by the Bank's provision for loan losses, noninterest income, and noninterest expense. Noninterest expense consists primarily of salaries and employee benefits, occupancy expenses and other general and administrative expenses. Noninterest income consists mainly of service charges and fees and realized gains on securities available for sale.

     Results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in the level of market interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank. Additionally, our primary lending activity is concentrated in loans secured by real estate mainly located in Western New York. Accordingly, our results of operations may be affected by local market and economic conditions.

Net Interest Income

     Net interest income increased from $7.6 million in 2003 to $12.8 million in 2004 as a result of increases in the volume of interest-earning assets. The net interest spread, defined as the difference between interest earned on total interest-earning assets and interest paid on total interest-bearing liabilities, on average, decreased from 2.55% to 2.41%. Net interest income is one of the major determining factors in the Bank's performance as it is the principal source of revenue and earnings.

     The significant increases in average interest-earning assets were due to the rapid growth in the loan and securities portfolios, which were funded by the deposit growth referred to above. The Bank has opened seven full-service branch locations since its inception in November 1999. Attracting customer deposits has been the Bank's primary focus, with increasing emphasis being placed on lending activities. Management plans to open several new branch locations over the next one to three years. It is expected that deposit generation from the entire branch system will continue to outpace loan growth. Gross loans as a percentage of total assets decreased from 58.1% at December 31, 2003 to 41.4% at December 31, 2004. However, all excess cash is invested in securities as quickly as possible until such funds can be redeployed into the loan portfolio. Securities as a percentage of total assets increased from 36.1% at December 31, 2003 to 49.1% at December 31, 2004.

     The decreases in the yields on interest-earning assets from period to period resulted from the significant decreases in yields on each of the Bank's interest-earning assets, securities available for sale, loans and interest-bearing deposits and federal funds sold. The yields earned on interest-earning assets declined throughout these periods as the Federal Reserve Bank continued to maintain the historically low interest rate environment.

     Interest income on loans receivable increased by $3.5 million to $13.7 million during 2004 compared to $10.2 million during 2003. This increase resulted from an $83.2 million increase in average loans outstanding to $266.7 million during 2004 from $183.5 million compared to 2003. The yield on average loans decreased to 5.14% during 2004 from 5.55% in 2003.

     Interest income on securities increased $5.8 million, or 167.8% to $9.3 million during 2004 from $3.5 million in 2003. This increase resulted from a $129.8 million increase in average securities to $218.6 million during 2004 from $88.8 million during 2003. The yield earned on average securities increased to 4.25% during 2004 compared to 3.91% during 2003.

     Interest income on interest-bearing deposits, which includes dividend income from FHLB stock, increased $185 thousand, or 129.0% to $329 thousand during 2004 from $144 thousand during 2003. Average interest-bearing deposits increased from $9.3 million during 2003 to $16.5 million during 2004.

     Interest expense increased $4.3 million, or 68.3% to $10.5 million during 2004 compared to $6.2 million during 2003. The average balance of total deposits, the most significant portion of interest-bearing liabilities, increased by $145.2 million, or 55.3% to $407.8 million during 2004 from $262.6 million during 2003. However, the average cost of funding interest-bearing deposits decreased to 2.13% during 2004 from 2.33% during 2003. The decrease in the cost of funds during this period was due to certificates of deposits repricing at lower market rates and the downward adjustment of savings account rates. Management prices its deposit liabilities based on various factors, including the current interest rate environment, market conditions and local competition. The Bank has $291.1 million, or 55.0% of its total deposit liabilities in passbook savings accounts paying an average rate of 2.42% at December 31, 2004.

     Interest expense from short-term borrowings decreased $37 thousand to $11 thousand during 2004, compared to $48 thousand during 2003. (See "Short-term Borrowings"). Management uses short-term borrowings as part of its overall balance sheet management strategy. In the current interest rate environment, it is desirable to invest all excess cash as quickly as possible. Short-term borrowings from the Federal Home Loan Bank are utilized to bridge cash timing differences arising from the volume of loan closings and the settlement dates of securities purchases.

Noninterest Income

     Noninterest income amounted to $1.9 million in 2004 and consisted primarily of $997 thousand of realized gains on the sale of securities and $890 thousand in service charges on deposit accounts and other fees. Noninterest income amounted to $1.3 million in 2003 and consisted primarily of $580 thousand of realized gains on the sale of securities and $640 thousand in service charges on deposit accounts and other fees. It is anticipated that noninterest income will continue to increase as the Bank expands its customer base and adds to its existing menu of products and services.

Provision for Loan Losses

     The provision for loan losses was $301 thousand, a decrease of $139 thousand during 2004 compared to $440 thousand during 2003. Provisions for loan losses in the portfolio are charged to earnings in an amount sufficient, in management's judgment, to cover probable losses based upon the overall inherent risk in the Bank's loan portfolio, current economic conditions and historical trends. The decrease between years noted above, is due primarily to a reduction in the growth of net loans receivable from $83.7 million in 2003 to $66.6 million in 2004. Additionally, the Bank completed a $9.9 million sale of residential mortgage loans to FNMA during 2004 and a large commercial loan was removed from classified status. (See "Allowance for Loan Losses").

Noninterest Expense

     Noninterest expense amounted to $9.2 million in 2004 compared to $6.1 million in 2003. Salaries and employee benefits increased from $2.9 million in 2003 to $5.0 million in 2004, as the number of full-time equivalent employees increased from 99 to 131 at December 31, 2003 and 2004 respectively. Occupancy, equipment and furnishings expense increased from $968 thousand during 2003 to $1.3 million during 2004. This increase was primarily the result of costs associated with the expansion of the Bank's corporate headquarters located in Buffalo, New York during December 2004 and completing the construction of branch offices located in Tonawanda, New York and Kenmore, New York during 2004. Data processing expense increased from $608 thousand during 2003 to $750 thousand during 2004 as the number of customer accounts at December 31, 2003 and 2004 increased from 24,306 to 31,403, respectively. Data processing costs are directly linked to the number of customer account and transactions processed through those accounts.

Average Balance Sheets with Resultant Interest and Rates

     The following table sets forth information regarding the consolidated average balance sheets, along with the total dollar amounts of interest income and interest expense and the weighted-average interest rates for the periods presented. Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances.

                                                                          YEARS ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------------------------------
                                                    2004                            2003                            2002
                                       -----------------------------   -----------------------------   -----------------------------
                                        AVERAGE              AVERAGE    AVERAGE              AVERAGE    AVERAGE              AVERAGE
                                        BALANCE   INTEREST     RATE     BALANCE   INTEREST     RATE     BALANCE   INTEREST     RATE
                                       --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                           (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Interest-bearing deposits           $ 16,744    $   277     1.66%   $  9,270    $   106      1.14%  $  9,557    $  164      1.72%
   Investment securities and other      218,640      9,301     4.25      88,789      3,473      3.91     41,579     1,992      4.79
   FHLB Stock                             2,640         52     1.98       1,288         38      2.95        598        27      4.48
   Loans                                266,702     13,701     5.14     183,483     10,187      5.55    107,777     6,864      6.37
                                       --------    -------   ------    --------    -------    ------   --------    ------    ------
   Total interest-earning assets        504,726    $23,331     4.62%    282,830    $13,804      4.88%   159,511    $9,047      5.67%
                                                   -------   ------                -------    ------               ------    ------
Cash and due from banks                   6,411                           6,686                           3,502
Premises and equipment                    9,788                           6,214                           3,212
Other assets                              2,450                             695                             645
                                       --------                        --------                        --------
   Total assets                        $523,375                        $296,425                        $166,870
                                       ========                        ========                        ========

INTEREST-BEARING LIABILITIES:
Deposits:
   NOW accounts                        $ 20,803    $   245     1.18%   $ 11,977    $   101      0.85%  $  7,468    $   87      1.17%
   Savings                              254,146      5,145     2.02     178,710      4,289      2.40     59,088     1,827      3.09
   Money market                          10,353        133     1.29      10,257        151      1.47     16,988       341      2.01
   Certificates of deposit              122,459      3,169     2.59      61,673      1,590      2.58     59,145     2,421      4.09
                                       --------    -------   ------    --------    -------    ------   --------    ------    ------
   Total deposits                       407,761      8,692     2.13     262,617      6,131      2.33    142,689     4,676      3.28
Short-term borrowings                       860         11     1.34       4,066         48      1.18        734        16      2.22
Repurchase agreements                    58,075      1,386     2.39          --         --         -         --        --        --
Long-term borrowings                      2,350        102     4.33       1,274         56      4.40         --        --        --
Subordinated debentures                   6,558        304     4.63          --         --         -         --        --        --
                                       --------    -------   ------    --------    -------    ------   --------    ------    ------
   Total interest-bearing
      liabilities                       475,604    $10,495     2.21%    267,957    $ 6,235      2.33%   143,423    $4,692      3.27%
                                                   -------   ------                -------    ------               ------    ------
Noninterest-bearing deposits             13,983                           8,773                           6,328
Other liabilities                         2,212                           1,786                             902
Shareholders' equity                     31,576                          17,909                          16,217
                                       --------                        --------                        --------
   Total liabilities and
      shareholders' equity             $523,375                        $296,425                        $166,870
                                       ========                        ========                        ========
Net interest income                                $12,836                         $ 7,569                         $4,355
                                                   =======                         =======                         ======
Interest rate spread(1)                                        2.41%                            2.55%                          2.40%
                                                             ======                           ======                         ======
Net interest margin(2)                                         2.54%                            2.68%                          2.73%
                                                             ======                           ======                         ======
   Ratio of average interest-earning
      assets to average
      interest-bearing liabilities                           106.12%                          105.55%                        111.22%
                                                             ======                           ======                         ======

----------
(1) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate / Volume Analysis

     The table below reflects the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by prior year's rate); (ii) changes in rate (i.e., changes in rate multiplied by prior year's volume); and (iii) changes attributable to both rate and volume (i.e., changes in volume multiplied by changes in rate).

                                                            December 31, 2004
                                                  -------------------------------------
                                                  Volume    Rate   Rate/Volume   Total
                                                  ------   -----   -----------   ------
                                                          (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Interest-bearing deposits                      $   83   $  45     $    43     $  171
   Investment securities and other                 5,087     304         437      5,828
   FHLB Stock                                         40     (13)        (13)        14
   Loans                                           4,620    (761)       (345)     3,514
                                                  ------   -----     -------     ------
      Total interest-earning assets               $9,830   $(425)    $   122     $9,527
                                                  ------   -----     -------     ------

INTEREST-BEARING LIABILITIES:
DEPOSITS:
   NOW accounts                                   $   75   $  40     $    29     $  144
   Savings                                         1,810    (671)       (283)       856
   Money market                                        1     (19)         --        (18)
   Certificates of deposit                         1,567       6           6      1,579
                                                  ------   -----     -------     ------
      Total deposits                               3,453    (644)       (248)     2,561
   Short-term borrowings                             (38)      7          (6)       (37)
   Repurchase agreements                              --      --       1,386      1,386
   Long-term borrowings                               47      (1)         --         46
   Subordinated debentures                            --      --         304        304
                                                  ------   -----     -------     ------
      Total interest-bearing liabilities          $3,462   $(638)    $ 1,436     $4,260
                                                  ------   -----     -------     ------
CHANGE IN NET INTEREST INCOME                     $6,368   $ 213     $(1,314)    $5,267
                                                  ======   =====     =======     ======

Liquidity and Capital Resources

     The Bank's primary sources of funds are customer deposits, short-term borrowings and proceeds from principal and interest payments on loans, mortgage-backed securities and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are influenced by the general level of interest rates, economic conditions and competition. In general, as interest rates rise, we expect to realize a reduction in cash flows from mortgage prepayments and principal paydowns on our mortgage-backed securities.

     The overall asset/liability strategy of our Bank takes into account the need to maintain adequate liquidity to fund asset growth and deposit runoff. Our management monitors our Bank's liquidity position daily in conjunction with the Federal Reserve position monitoring. We may borrow funds from the Federal Home Loan Bank of New York on a short or long-term basis. We may sell or pledge investment securities to create additional liquidity for our Bank. Since its inception in November 1999, our Bank's rapidly increasing core deposit base has provided our most significant source of funds. During 2004, the Bank's deposits increased 47.0% from $360.6 million to $530.1 million, outpacing all existing liquidity needs. However, short-term borrowings from the Federal Home Loan Bank may occasionally be used to offset fluctuations in deposit inflows and outflows and to manage liquidity needs at competitive rates. Federal Home Loan Bank rates presently approximate the Bank's cost of funds.

     The Bank may also obtain capital through additional investments by its parent company, Great Lakes Bancorp, Inc. During the year ended December 31, 2004, the Company contributed $23.6 million in additional capital to the Bank. In June 2004, the Company issued 12,000 floating rate pooled trust preferred securities with a liquidation preference of $1,000 per security. A portion of the proceeds from the issuance of the trust preferred securities were used for payment in full of a note payable by the Company. The contribution of capital to the Bank will permit continued growth in deposits, assets and loans through expansion of its existing lending and investment activities and possible further branching and acquisitions. The remaining portion of the net proceeds will be retained by the Company as working capital.

     The Bank is required to maintain specific amounts of capital pursuant to FDIC regulations. As of December 31, 2004, the Bank was in compliance with all regulatory capital requirements that were effective as of such date, with a total risk-based capital to risk-weighted assets ratio of 15.8%, a Tier 1 risk-based capital to risk-weighted assets ratio of 15.2% and a leverage ratio of 7.4%. These ratios exceed the minimum capital ratios as required by federal and state regulations.

Quantitative and Qualitative Disclosures about Market Risk

     The Bank's board of directors has formulated an Interest Rate Risk Management ('IRR"), policy designed to promote long-term profitability while managing IRR. An Asset/Liability Committee of members of the board of directors and senior management is responsible for the management of IRR. This committee meets monthly and reports to the board of directors concerning asset/liability policies, strategies and the Bank's current IRR position. The committee's first priority is to structure and price the institution's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of change in interest rates.

     The primary objectives of the Bank's interest rate risk management strategy are to:

     - evaluate the interest rate risk inherent in certain balance sheet accounts;

     - determine the appropriate level of interest rate risk given the Bank's business plan, the current business environment and its capital and liquidity requirements; and

     - manage interest rate risk in a manner consistent with the approved guidelines and policies set by the board of directors.

     Management seeks to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range. As part of this strategy, management targets the origination of a sufficient number of loans and purchases investment securities with interest rates subject to periodic repricing to market conditions. Additionally, management offers higher yields on deposits with extended maturities to assist in matching the rate sensitivity of its assets.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, the institution's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of declining interest rates. If the Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Bank's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

     The Bank has contracted with an outside balance sheet consultant who utilizes financial data provided by management to review and analyze interest rate risk ("IRR") measurements on a quarterly basis. The last current position assessment, conducted as of December 31, 2004, concluded that the Bank's interest rate risk profile remained structurally asset sensitive. Assuming an immediate +200 basis point shock to the existing balance sheet, estimated net interest income would decrease approximately 7.92% during the first year and 16.11% during the second year. Assuming an immediate -100 basis point shock to the existing balance sheet, estimated net interest income would increase approximately 3.95% during the first year and decrease 3.03% during the second year. Anticipating a rising interest rate scenario, the further assumption of an immediate +200 basis point shock to the existing balance sheet suggests that net interest income will show an increasing trend between years three and five.

     At December 31, 2004, the Bank's one-year "gap" position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a positive $49.4 million. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position is likely to experience a decline in net interest income as the cost of its interest-bearing liabilities increase at a rate faster than its yield on interest-earning assets. In comparison, an institution with a positive gap is likely to realize an increase in its net interest income in a rising interest rate environment.

     The following table sets forth the Bank's condensed static gap schedule as of December 31, 2004:

                                                                  AT DECEMBER 31, 2004
                                              ------------------------------------------------------------
                                                             OVER          OVER
                                                THREE    THREE MONTHS    ONE YEAR
                                               MONTHS       THROUGH       THROUGH       OVER
                                               OR LESS     ONE YEAR     FIVE YEARS   FIVE YEARS     TOTAL
                                              --------   ------------   ----------   ----------   --------
                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Investment securities                      $ 43,642     $ 85,279      $168,773    $  46,956    $344,650
   Federal Home Loan Bank stock                  3,950           --            --           --       3,950
      Loans:
      Residential mortgages                     13,565       35,558       106,857       41,497     197,477
      Commercial mortgages                       8,938        3,723        14,579          397      27,637
      Commercial loans                           7,485        1,589         2,489          673      12,236
      Construction loans                         5,030          622            71           53       5,776
      Consumer loans                            27,121        3,959        15,479          796      47,355
                                              --------     --------      --------    ---------    --------
         Total interest-earning assets        $109,731     $130,730      $308,248    $  90,372    $639,081
                                              ========     ========      ========    =========    ========
Interest-bearing liabilities:
   Interest bearing deposits:
      NOW accounts                            $     --     $     --      $     --    $  40,749    $ 40,749
      Savings                                   10,455           --            --      297,710     308,165
      Time deposits                              7,956       70,269        83,200           --     161,425
   Borrowings                                   60,030       30,000        29,000           --     119,030
   Subordinated debentures                      12,372           --            --           --      12,372
                                              --------     --------      --------    ---------    --------
         Total interest-bearing liabilities   $ 90,813     $100,269      $112,200    $ 338,459    $641,741
                                              ========     ========      ========    =========    ========
Interest sensitivity gap per period             18,918       30,461       196,048     (248,087)     (2,660)

Cumulative interest sensitivity gap             18,918       49,379       245,427       (2,660)         --

Cumulative gap as a percentage of
   cumulative interest-earning assets             17.2%        20.5%         44.7%        (0.4%)
                                              ========     ========      ========    =========    ========

GLB - For the Nine Months Ended September 30, 2005

     The following discussion highlights the significant factors affecting Great Lakes Bancorp, Inc.'s (the "Company") and its wholly owned subsidiary, Greater Buffalo Savings Bank's (the "Bank") consolidated financial condition as of September 30, 2005 and the consolidated results of operations for the nine-month period ended September 30, 2005 compared to the same periods in 2004. The discussion should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere herein.

Forward-Looking Statements

     When used or incorporated by reference, the words "anticipate", "estimate", "expect", "believes", "project", "target", "goal", and other similar expressions are intended to identify forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Readers are cautioned not to place undue reliance on these forward looking statements, as they reflect management's analysis only as of the date of this report. The Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

     Many of the comparisons of financial data from period to period presented in the following discussion have been rounded from actual values reported in the financial statements. The percentage changes presented herein are based on a comparison of the actual values recorded in the financial statements, not the rounded values.

Critical Accounting Policies

     Management is required to evaluate and disclose those accounting policies that are judged to be critical, which are those most important to the portrayal of financial condition and results of operations, and that require management's most subjective and complex judgments. Management considers the accounting policies relating to the provision for loan losses and related allowance for loan losses and the determination of the deferred tax asset or liability to be critical accounting policies.

Overview of Operations

     Total assets increased $69.6 million or 9.9%, to $771.1 million at September 30, 2005 from $701.5 million at December 31, 2004. This increase was primarily attributed to the continued growth of the loan portfolios, partially offset by decreases in cash and investment securities. Growth in total assets was funded by new deposit accounts.

     Year-to-Date Results - The Company's net income was $1.2 million for the nine months ended September 30, 2005, compared to $2.5 million for the same period last year. Earnings per share for the 2005 and 2004 nine month periods was $0.30 and $0.74, respectively. Increases in net interest income and a lower provision for income taxes were offset by a higher provision for loan losses, lower noninterest income and higher noninterest expenses.

Discussion of Financial Condition Changes from December 31, 2004 to September 30, 2005

Cash and Cash Equivalents

     Cash and cash equivalents decreased from $30.0 million at December 31, 2004 to $24.8 million at September 30, 2005. Daily cash levels may show significant fluctuations due to a variety of operating factors. Most significantly, the timing of deposit inflows, normal inflows and outflows in transaction accounts, short-term borrowings, loan closings and securities purchases may cause short-term swings in cash balances, however management attempts to invest all excess cash in longer lived and higher yielding assets as quickly as possible.

Securities

     Securities classified as available for sale are investments that may be sold in response to changing market and interest rate conditions or for other business purposes. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create economically more attractive returns. The securities available for sale portfolio decreased $42.0 million or 12.4%, from $337.5 million at December 31, 2004 to $295.5 million at September 30, 2005. Purchases, sales and principal paydowns of available for sale securities totaled $63.8 million, $42.0 million and $60.2 million, respectively, during the first nine months of 2005. The available for sale portfolio had net unrealized losses of $5.7 million and $3.6 million at September 30, 2005 and December 31, 2004, respectively.

     Securities classified as held to maturity are carried at amortized cost when the Company has the positive intent and ability to hold such securities to maturity. The securities held to maturity portfolio increased $8.9 million from $7.1 million at December 31, 2004 to $16.0 million at September 30, 2005. Purchases of held to maturity securities totaled $8.9 million during the first nine months of 2005. There were no sales during this nine-month period. The held to maturity portfolio had net unrealized losses of $273 thousand and $39 thousand at September 30, 2005 and December 31, 2004, respectively. The securities held to maturity purchased during 2005 were comprised entirely of tax-exempt municipal bonds. The Company continues to grow this portion of the securities portfolio as a means of reducing its taxable income.

Loans

     During the first nine months of 2005, net loans receivable increased $102.6 million or 35.1%, from $292.6 million at December 31, 2004 to $395.3 million at September 30, 2005. Loans totaling $29.8 million were purchased during the first nine months of 2005 as the Bank continues to grow the portfolio and increase loans as a percentage of interest-earning assets.

Allowance for Loan Losses

     The allowance for loan losses at September 30, 2005 of $2.8 million equaled 0.70% of total net loans outstanding, compared to an allowance of $2.1 million at December 31, 2004, which equaled 0.71% of total net loans outstanding. Loans internally classified as substandard totaled $1.0 million and $740 thousand at September 30, 2005 and December 31, 2004, respectively. Nonaccrual loans for which interest has been reversed totaled approximately $374 thousand and $459 thousand at September 30, 2005 and December 31, 2004, respectively.

Deposits

     Deposits at September 30, 2005 totaled $592.1 million, an 11.7% increase over the December 31, 2004 balance of $530.1 million. The following table sets forth the distribution of the Company's deposits by type at the dates indicated:

                                             DEPOSIT COMPOSITION BY TYPE
                                      ---------------------------------------
                                      SEPTEMBER 30, 2005    DECEMBER 31, 2004
                                      ------------------   ------------------
                                       AMOUNT    PERCENT    AMOUNT    PERCENT
                                      --------   -------   --------   -------
                                               (DOLLARS IN THOUSANDS)
NOW accounts                          $ 46,668      7.9%   $ 40,749      7.7%
Noninterest-bearing demand accounts     22,265      3.8      19,761      3.7
Money market                            46,131      7.8       8,833      1.7
Savings                                217,104     36.7     299,332     56.5
Time deposits < $100,000               148,578     25.0      83,366     15.7
Time deposits of $100,000 or more      111,308     18.8      78,059     14.7
                                      --------    -----    --------    -----
                                      $592,054    100.0%   $530,100    100.0%
                                      ========    =====    ========    =====

     Time deposits totaled $259.9 million, a 61.0% increase over the December 31, 2004 balance of $161.4 million. The Bank attracted additional time deposits through competitive interest rate pricing as customer demand has switched from core accounts to higher earning deposits due to the rising rate environment.

Short-term Borrowings

     At September 30, 2005, short-term borrowings consisted of $400 thousand of Treasury Tax and Loan deposits and $19.0 million in short-term borrowings with the Federal Home Loan Bank, compared to $30 thousand in Treasury Tax and Loan deposits at December 31, 2004. Short-term borrowings from the Federal Home Loan Bank may occasionally be used to offset fluctuations in deposit inflows and outflows and to manage liquidity needs at competitive rates. Treasury Tax and Loan deposits can fluctuate daily and are generally short-term in nature.

Discussion of Results of Operations for the Nine Months Ended September 30, 2005 and 2004

Net Interest Income

     Net interest income is the difference between income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Net interest income is one of the major determining factors in the Company's performance as it is the principal source of revenue and earnings. The interest income on certain investment securities is not subject to Federal income tax and has been adjusted to a "fully taxable equivalent" or FTE basis. The FTE adjustment was calculated using the Company's statutory Federal income tax rate of 34%. Adjusted interest income is as follows:

                                   FOR THE NINE MONTHS
                                   ENDED SEPTEMBER 30,
                                   -------------------
                                      2005      2004
                                    -------   -------
                                       (DOLLARS IN
                                        THOUSANDS)
Interest income                     $25,158   $16,028
FTE adjustment                          169        --
                                    -------   -------
Interest income on FTE basis         25,327    16,028
Interest expense                     14,318     6,560
                                    -------   -------
Net interest income on FTE basis    $11,009   $ 9,468
                                    =======   =======

Average Balance Sheets with Resultant Interest and Rates

     The following table sets forth information regarding the consolidated average balance sheets, along with the total dollar amounts of interest income and interest expense and the weighted-average interest rates for the periods presented. Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances.

                                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                              -------------------------------------------------------------
                                                           2005                            2004
                                              -----------------------------   -----------------------------
                                               AVERAGE              AVERAGE    AVERAGE              AVERAGE
                                               BALANCE   INTEREST     RATE     BALANCE   INTEREST     RATE
                                              --------   --------   -------   --------   --------   -------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
   Taxable securities                         $339,438    $10,774     4.23%   $180,055    $ 5,780     4.28%
   Tax-exempt securities(1)                     12,863        498     5.16          --         --       --
                                              --------    -------   ------    --------    -------   ------
      Total securities(2)                      352,301     11,272     4.27     180,055      5,780     4.28
   Short-term investments                       10,246        186     2.43       9,844        119     1.61
   FHLB Stock                                    3,441        140     5.43       2,130         33     2.05
   Loans(3)                                    340,123     13,729     5.40     259,652     10,096     5.19
                                              --------    -------   ------    --------    -------   ------
      Total interest-earning assets            706,111    $25,327     4.80%    451,681    $16,028     4.74%
                                                          -------   ------                -------   ------
Allowance for loan losses                       (2,436)                         (1,883)
Noninterest-earning assets                      37,956                          17,273
                                              -------                         --------
   Total assets                               $741,631                        $467,071
                                              ========                        ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
   NOW accounts                               $ 49,554    $   720     1.94%   $ 16,881    $   105     0.83%
   Savings                                     270,787      4,928     2.43     239,934      3,374     1.88
   Money market                                 15,554        194     1.67      10,669        104     1.31
   Certificates of deposit                     214,916      5,245     3.26     111,668      2,037     2.44
                                              --------    -------   ------    --------    -------   ------
   Total interest-bearing deposits             550,811     11,087     2.69     379,152      5,620     1.98
Short-term borrowings                           17,134        436     3.40       1,019         11     1.46
Repurchase agreements                          100,755      2,251     2.99      32,666        673     2.75
Long-term borrowings                                --         --       --       3,139        102     4.33
Subordinated debentures                         12,372        544     5.88       4,606        154     4.47
                                              --------    -------   ------    --------    -------   ------
   Total interest-bearing liabilities          681,072    $14,318     2.81%    420,582    $ 6,560     2.08%
                                                          -------   ------                -------   ------
Noninterest-bearing deposits                    19,645                          14,191
Other liabilities                                3,932                           2,323
Realized shareholders' equity                   39,377                          30,701
Other comprehensive loss                        (2,395)                           (726)
                                              --------                        --------
   Total liabilities and shareholders'        $741,631                        $467,071
                                              ========                        ========
Net interest income (FTE)                                 $11,009                         $ 9,468
                                                          =======                         =======
Interest rate spread (FTE)                                            1.99%                           2.66%
                                                                    ======                          ======
Net interest margin (FTE)                                             2.08%                           2.80%
                                                                    ======                          ======
Ratio of average interest-earning assets to
   to average interest-bearing liabilities                          103.68%                         107.39%
                                                                    ======                          ======

----------
(1) The interest on tax-exempt securities is calculated on a tax equivalent basis assuming a federal tax rate of 34%.

(2)  The average balance of securities is based upon amortized historical cost.

(3) Fees in the amount of $80 thousand and $66 thousand are included in interest and fees on loans for the nine months ended September 30, 2005 and 2004, respectively.

Analysis of Year-to-Date Changes in Net Interest Income

     The following analysis shows the changes in interest income (tax equivalent "FTE") and interest expense attributable to volume and rate variances for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributed to:
(1) changes in rate (change in rate multiplied by current volume); (2) changes in volume (change in volume multiplied by old rate); (3) the total. The change in interest income (tax equivalent) due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                               For the Nine-month Period Ended
                                                 September 30, 2005 vs. 2004
                                              --------------------------------
                                              Increase/(Decrease)
                                               Due to Change in
                                              -------------------   Total Net
                                               Average   Average     Increase
                                                Volume     Rate     (Decrease)
                                               -------   -------    ----------
                                                   (Dollars in thousands)
INTEREST INCOME:
   Taxable securities                           $5,060   $   (66)     $4,994
   Tax-exempt securities                           249       249         498
                                                ------   -------      ------
      Total securities                           5,309       183       5,492
   Short-term investments                            5        62          67
   FHLB Stock                                       29        78         107
   Loans                                         3,235       398       3,633
                                                ------   -------      ------
         Total interest-earning assets          $8,578   $   721      $9,299
                                                ------   -------      ------

INTEREST EXPENSE:
Deposits:
   NOW accounts                                 $  364   $   251      $  615
   Savings                                         473     1,081       1,554
   Money market                                     56        34          90
   Certificates of deposit                       2,350       858       3,208
                                                ------   -------      ------
      Total deposits                             3,243     2,224       5,467
   Short-term borrowings                           391        34         425
   Repurchase agreements                         1,516        62       1,578
   Long-term borrowings                            (51)      (51)       (102)
   Subordinated debentures                         328        62         390
                                                ------   -------      ------
      Total borrowings                           2,184       107       2,291
                                                ------   -------      ------
         Total interest-bearing liabilities     $5,427   $ 2,331      $7,758
                                                ------   -------      ------
Change in net interest income                   $3,151   $(1,610)     $1,541
                                                ======   =======      ======

     The net interest spread is the difference between the average rates earned on interest-earning assets and the average rates paid on interest-bearing liabilities. The net interest margin represents net interest income divided by average earning assets. Since a portion of the Company's funding is derived from interest-free sources, primarily demand deposits, other liabilities and stockholders' equity, the effective rate paid for all funding sources is lower than the rate paid on interest-bearing liabilities alone.

     Our net interest margin was 2.08% for the first nine months of 2005, compared to 2.80% for the first nine months of 2004. The decrease in the net interest margin is the result of several components. Average interest-earning assets grew by $254.4 million from $451.7 million in 2004 to $706.1 million in 2005, while the yield on average interest-earning assets improved from 4.74% to 4.80% over those same nine-month periods. However, an increase in the yield on average interest-bearing liabilities from 2.08% in 2004 to 2.81% in 2005, and a $260.5 million increase in interest-bearing liabilities offset these improvements.

     Although we are reliant on deposits and various borrowing arrangements as funding sources to support our loan growth, we continue to focus on growing noninterest-bearing demand deposits as a significant funding source. Average noninterest-bearing demand deposits increased 38.4% to $19.6 million during the first nine months of 2005, compared with $14.2 million during the same period in 2004.

     An increase in the average loan portfolio was the most significant contribution to the increase in average interest-earning assets and the corresponding increase in yields. In addition, the Bank's other interest-earning assets have begun to realize increased yields associated with recent rate increases.

     Total interest and dividend income increased $9.1 million or 57.0% to $25.2 million during the nine months ended September 30, 2005 compared to $16.0 million during the nine months ended September 30, 2004. These increases resulted primarily from $185.4 million and $254.4 million increases in average interest-earning assets during the nine-month period ended September 30, 2005 when compared to the same periods ended September 30, 2004.

     Interest income on loans receivable increased by $3.6 million to $13.7 million for the nine months ended September 30, 2005 compared to $10.1 million during the same period last year. This increase resulted primarily from an $80.4 million increase in average loans outstanding to $340.1 million for the nine months ended September 30, 2005 from $259.7 million for the same period last year. The rate on average loans increased to 5.40% during the nine months ended September 30, 2005 from 5.19% for the comparable period last year. The Bank's second quarter purchase of $28.4 million in consumer loans with a weighted coupon rate of 8.0% significantly contributed to both the increase in average loans and rate.

     Interest income on securities (tax equivalent) increased $5.5 million, or 95.0% to $11.3 million for the nine months ended September 30, 2005 from $5.8 million for the nine months ended September 30, 2004. This increase resulted primarily from a $172.2 million increase in average securities to $352.3 million during the nine months ended September 30, 2005 from

$180.1 million for the same period last year. The tax-equivalent yield on average investments remained consistent at 4.27% and 4.28% between the nine months ended September 30, 2005 and September 30, 2004, respectively.

     Other interest income, which consists mainly of interest from interest-earning deposits, increased $67 thousand when comparing the nine-month periods ended September 30, 2005 and 2004. Average interest-earning deposits increased by $400 thousand from $9.8 million for the nine months ended September 30, 2004 to $10.2 million for the same period in 2005. The average rate earned on these deposits increased by 82 basis points when comparing the same periods.

     Total interest expense increased by $7.7 million or 118.3% to $14.3 million compared to $6.6 million when comparing the nine month periods ended September 30, 2005 and 2004, respectively. This increase resulted primarily from a $260.5 million, or 61.9% increase in average interest-bearing liabilities to $681.1 million for the nine months ended September 30, 2005, from $420.6 million for the nine months ended September 30, 2004. The rate paid on average interest-bearing liabilities increased from 2.08% to 2.81% between the nine months ended September 30, 2004 and September 30, 2005, respectively.

     For the nine months ended September 30, 2005, interest expense on deposits increased by $5.5 million, or 97.3% to $11.1 million from $5.6 million for the comparable period last year. The average rate paid on these deposits increased to 2.69% for the nine months ended September 30, 2005 from 1.98% for the same period last year. The increase in the average rate during the nine-month period was primarily due to certificates of deposits repricing at higher market rates and an upward adjustment of the rates paid on savings accounts. Management prices its deposit liabilities based on various factors, such as the interest rate environment, market conditions and local competition.

     For the nine months ended September 30, 2005, interest expense on borrowings increased by $2.3 million from $940 thousand for the nine months ended September 30, 2004 to $3.2 million for the same period in 2005. The additional expense resulted from an increase of $88.8 million in average borrowings combined with a 29 basis point increase in the rate paid on average borrowings from 3.03% for the nine months ended September 30, 2004 to 3.32% for the same period in 2005.

Provision for Loan Losses

     A provision for losses in the portfolio is charged to earnings in an amount sufficient, in management's judgment, for probable losses based upon the inherent risk in the Bank's loan portfolio, current economic conditions and historical trends. The provision for loan losses was $722 thousand, an increase of $511 thousand for the nine months ended September 30, 2005 compared to $211 thousand during the nine months ended September 30, 2004. The increase in the provision for the nine month period was primarily due to growth of the Bank's loan portfolio.

Noninterest Income

     Noninterest income decreased $259 thousand to $1.1 million for the nine months ended September 30, 2005 compared to $1.4 million for the same period last year. Increases in the cash surrender value of bank owned life insurance ("BOLI") of $355 thousand for the nine-month period ended September 30, 2005, partially offset $759 thousand decreases in realized gains on securities during the same period. The BOLI was not purchased until the fourth quarter of 2004 so there were no comparable earnings in the corresponding periods of 2004.

Noninterest Expense

     Noninterest expense increased $3.1 million, or 46.5% to $9.8 million for the nine months ended September 30, 2005 compared to $6.7 million for the same period in 2004. This increase is primarily due to increased salaries and benefits and additional occupancy expense attributed to the development of the Bank's infrastructure and branch locations.

     Salaries and employee benefits increased $1.8 million or 51.4% when comparing the nine-month period ended September 30, 2005, to those of the prior year. This increase was due to higher staffing levels as the number of full-time equivalent employees increased from 121 to 173 at September 30, 2004 and 2005, respectively, in addition to annual merit increases.

     Occupancy, equipment and furnishings expense increased 65.3% from $1.0 million to $1.7 million for the nine months ended September 30, 2004 and 2005, respectively. This increase was were primarily the result of equipment costs associated with the increased number of full-time equivalent employees and the occupancy of two additional branch offices, increasing the Bank's number of branches from 7 at September 30, 2004 to 9 at September 30, 2005.

Provision for Income Taxes

     For the nine-month period ended September 30, 2005, income tax expense totaled $294 thousand, a $1.2 million or 80.4% decrease over the $1.5 million in the same period of 2004. The decrease was due to a combination of lower pre-tax income and a higher composition of BOLI and tax-exempt municipal income.

     The effective tax rates were 20.1% and 37.9% for the nine months ended September 30, 2005 and 2004, respectively. Effective tax rates are impacted by items of income and expense that are not subject to federal or state taxation. The Company's income tax provision reflects the impact of these items, which include interest income from tax-exempt securities, earnings on bank owned life insurance and the effect on taxable income of certain state tax credits. The decrease in effective tax rates over the prior year period is due to an increase in the relative size of these tax-exempt items relative to total pre-tax earnings.

Liquidity and Capital Resources

     The Bank's primary sources of funds are customer deposits, short-term borrowings and proceeds from principal and interest payments on loans, mortgage-backed securities and investment securities. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are influenced by the general level of interest rates, economic conditions and competition. In general, as interest rates rise, we expect to realize a reduction in cash flows from mortgage prepayments and principal paydowns on our mortgage-backed securities.

     The overall asset/liability strategy of the Bank takes into account the need to maintain adequate liquidity to fund asset growth and deposit runoff. Management monitors the Bank's liquidity position daily in conjunction with the Federal Reserve position monitoring. The Bank may borrow funds from the Federal Home Loan Bank of New York on a short or long-term basis. It may sell or pledge investment securities to create additional liquidity. Since its inception in November 1999, the Bank's rapidly increasing core deposit base has provided its most significant source of funds. During the first nine months of 2005, the Bank's deposits increased 11.7% from $530.1 million to $592.1 million. However, short-term borrowings from the Federal Home Loan Bank have been used occasionally to offset fluctuations in deposit inflows and outflows and to manage liquidity needs at competitive rates.

     The Bank is required to maintain specific amounts of capital pursuant to FDIC regulations. As of September 30, 2005, the Bank was in compliance with all regulatory capital requirements that were effective as of such date, with a total risk-based capital to risk-weighted assets ratio of 12.94% and a Tier 1 risk-based capital to risk-weighted assets ratio of 12.28% and a Tier 1 leverage ratio of 6.76%. These ratios exceed the minimum capital ratios as required by federal and state regulations.

                              THE SPECIAL MEETINGS

     This section contains information for BVCC's and GLB's stockholders about the special meetings of stockholders BVCC and GLB have called to consider the approval of the merger proposal and, in BVCC's case, the proposals to sell BVAC and approve amendments to BVCC's certificate of incorporation.

General

     This joint proxy statement/prospectus is being furnished to holders of GLB's and BVCC's common stock for use at the special meetings of BVCC's and GLB's stockholders and any adjournments, postponements or continuations of the special meetings.

When and Where the Special Meetings Will Be Held

GLB

     GLB's special meeting will be held on __________, March __, _________, 2006, at 10:00 a.m., prevailing time, at GLB's principal executive offices at 2421 Main Street, Buffalo, New York subject to any adjournment, postponement or continuation of the GLB special meeting.

BVCC

     BVCC's special meeting will be held on _________, March __, _________, 2006 at 10:00 a.m., prevailing time, at BVCC's principal executive offices at 1840 Gateway Drive, San Mateo, California, subject to any adjournment, postponement or continuation of BVCC's special meeting.

Matters to Be Considered

GLB

     The purposes of GLB's special meeting are to consider and vote upon:

     - Proposal I -- A proposal to approve and adopt the merger agreement between BVCC and GLB; and

     - Such other business as may properly come before GLB's special meeting and any adjournment, postponement or continuation of GLB's special meeting.

     GLB's stockholders must approve Proposal I for the merger to occur. If GLB's stockholders fail to approve this proposal, the merger will not occur.

     At this time, GLB's board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at GLB's special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.


     GLB's stockholders will not be stockholders of BVCC for purposes of the BVCC special meeting and thus will be bound, if the merger is completed, by the outcome of the vote of the BVCC stockholders on the proposal to sell BVAC, the proposal to approve and adopt amendments to BVCC's certificate of incorporation and the proposal to ratify an amendment to BVCC's by-laws.


BVCC

     The purposes of BVCC's special meeting are to consider and vote upon:

     - Proposal I - A proposal to approve and adopt the merger agreement between BVCC and GLB;

     -    Proposal II - A proposal to approve the sale of BVAC to AFS;


     - Proposal III - A proposal to adopt amendments to BVCC's certificate of incorporation to establish restrictions on the transfer of BVCC common stock by the holders of 5% or more of BVCC's common stock;



     - Proposal IV - A proposal to ratify an amendment to BVCC's by-laws to increase the maximum number of members of BVCC's board of directors from 10 to 25; and


     - Such other business as may properly come before BVCC's special meeting and any adjournment, postponement or continuation of BVCC's special meeting.


     BVCC's stockholders must approve Proposals I, III and IV for the merger to occur. Although each of the proposals to be voted on at the BVCC stockholders meeting is independent of the other proposals to be voted on at the BVCC stockholders meeting, the approval of the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws are condition precedent to the obligations of BVCC and GLB under the merger agreement.


     BVCC stockholders should note that the merger proposal and the proposal to sell BVAC to AFS are independent proposals. BVCC stockholders do not need to vote in favor of the merger proposal in order to vote in favor of the proposal to sell BVAC to AFS or vice versa.

     At this time, BVCC's board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at BVCC's special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Record Date; Shares Outstanding and Entitled to Vote

     BVCC's and GLB's boards of directors have fixed the close of business on February 10, 2006 as the record date for the determination of holders of BVCC and GLB common stock entitled to notice of, and to vote at, their respective special meetings and any adjournments, postponements or continuations of their respective special meetings.

     On the record date, 3,955,565 shares of GLB common stock and 6,596,431 shares of BVCC common stock were issued and outstanding and entitled to vote at the GLB and BVCC special meetings, respectively, held by approximately 775 holders of record and 1,500 holders of record, respectively. Each share of BVCC and GLB common stock is entitled to cast one vote on all matters that are properly submitted to their stockholders at their respective special meetings.

Quorum

     The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of GLB common stock and BVCC common stock on the record date is necessary to constitute a quorum at GLB's and BVCC's special meetings. Abstentions will be counted solely for the purpose of determining whether a quorum is present. A quorum must be present in order for the vote on the merger proposal and each other proposal to be presented at the BVCC or GLB special meeting to occur.

     Based on the number of shares of GLB common stock issued and outstanding as of the record date, the holders of at least 1,977,783 shares of GLB common stock must be present in person or be represented by proxy at the GLB special meeting to constitute a quorum. Based on the number of shares of BVCC Common stock issued and outstanding as of the record date, the holders of at least 3,298,216 shares of BVCC common stock must be present in person or represented by proxy at the BVCC special meeting to constitute a quorum.

Stockholder Vote Required

GLB

     Proposal to Approve and Adopt the Merger Agreement. The affirmative vote of the holders of not less than a majority of GLB's outstanding shares of common stock on the record date is required to approve and adopt the merger proposal. Therefore, the failure to vote on such proposal, either by proxy or in person, will have the same effect as a vote against approval and adoption of the merger proposal. Abstentions will also have the same effect as a vote against approval and adoption of the merger proposal. Accordingly, GLB's board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

     When considering the recommendation of GLB's board of directors that stockholders of GLB vote in favor of the approval and adoption of the merger proposal, stockholders of GLB should be aware that certain of GLB's executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a GLB stockholder. See "Proposal to Approve and Adopt the Merger Agreement - Interests of GLB's Directors and Executive Officers in the Merger" beginning on page ___.

BVCC


     Proposal to Approve and Adopt the Merger Agreement, Proposal to Approve the Sale of BVAC, Proposal to Adopt Amendments to BVCC's Certificate of Incorporation and Proposal to Ratify the Amendment to BVCC's By-laws. The affirmative vote of the holders of not less than a majority of BVCC's outstanding shares of common stock on the record date is required to approve and adopt the merger proposal, the proposal to approve the sale of BVAC and the proposal to adopt amendments to BVCC's certificate of incorporation. The proposal to ratify the amendment to the by-laws must be approved by a majority vote of the holders of the outstanding shares of BVCC common stock present at the BVCC special meeting in person or represented by proxy and entitled to vote at the BVCC special meeting. BVCC stockholders should note that the merger proposal and the proposal to sell BVAC to AFS are independent proposals. BVCC stockholders do not need to vote in favor of the merger proposal in order to vote in favor of the proposal to sell BVAC to AFS or vice versa. Therefore, the failure to vote on such proposals, either by proxy or in person, will have the same effect as a vote against approval and adoption of the merger proposal, the proposal to approve the sale of BVAC, the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws. Abstentions will also have the same effect as a vote against approval and adoption of the merger proposal, the proposal to approve the sale of BVAC, the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws. Accordingly, BVCC's board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.



     When considering the recommendation of BVCC's board of directors that stockholders of BVCC vote in favor of the approval and adoption of the merger proposal, the proposal to approve the sale of BVAC and the proposal to ratify the amendment to BVCC's by-laws, stockholders of BVCC should be aware that certain of BVCC's executive officers and directors have interests in the merger and the sale that may be different from, or in addition to, your interests as a BVCC stockholder. See "Proposal to Approve and Adopt the Merger Agreement - Interests of BVCC's Directors and Executive Officers in the Merger" beginning on page ___, "Proposal to Approve the Sale of BVAC - Interests of BVCC's Directors and Executive Officers in the Sale" beginning on page ___ and "Proposal to Ratify an Amendment to BVCC's By-laws - Interests of BVCC's Directors and Executive Officers in the Proposal to Ratify an Amendment to the By-laws" beginning on page ___.


Appraisal Rights

     Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. The holders of GLB common stock are entitled to exercise appraisal rights in connection with the merger. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the laws of Delaware. As a result of these exceptions, one of which excepts stocks listed on the NYSE, the holders of BVCC common stock are not entitled to exercise appraisal rights in connection with the merger or the sale of BVAC.

     In order to exercise appraisal rights, a holder of GLB common stock must demand and perfect the rights in accordance with Section 262 of the DGCL. Generally, in order to exercise these appraisal rights, the holders of GLB common stock must not vote in favor of the approval and adoption of the merger proposal and must make a written demand for appraisal before completion of the merger.

     For a further description of appraisal rights, reference is made to "The Merger - Appraisal Rights" beginning on page __. Reference is also made to Appendix G to this joint proxy statement/prospectus, which contains the full text of Section 262 of the DGCL.

Director and Executive Officer Voting

GLB

     As of the record date, GLB's directors and executive officers and their affiliates beneficially owned 1,571,749 shares of GLB's common stock, or approximately 38.5%, of the issued and outstanding shares of GLB's common stock entitled to vote at the GLB special meeting. This number includes options to purchase 121,340 shares of GLB common stock exercisable within 60 days of the record date. Each of GLB's directors and executive officers has executed voting agreements pursuant to which her or she has agreed to vote his or her shares of GLB common stock in favor of the merger proposal

BVCC

     As of the record date, BVCC's directors and executive officers and their affiliates beneficially owned 237,473 shares of BVCC's common stock, or approximately 3.6%, of the issued and outstanding shares of BVCC common stock entitled to vote at the BVCC special meeting. This number includes options to purchase 7,250 shares of BVCC common stock exercisable within 60 days of the record date for the BVCC special stockholder's meeting.

Proxies

     Voting. You should complete and return the proxy card accompanying this joint proxy statement/prospectus in order to ensure that your vote is counted at your special meeting and at any adjournment, postponement or continuation of your special meeting, regardless of whether you plan to attend your special meeting.

     If you sign and send in a proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval and adoption of the merger proposal and, in the case of BVCC, approval of the proposal to sell BVAC, approval of the proposal to adopt amendments to BVCC's certificate of incorporation and approval of the proposal to ratify an amendment to BVCC's by-laws.


     If your shares of common stock are held in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order for your shares of our common stock to be voted.

     You might also be eligible to vote by phone or over the internet. Special instructions can be found on the enclosed proxy card.

     Revocability. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

     - submitting written notice of revocation to your corporate secretary prior to the voting of that proxy at your special meeting;

     -    submitting a properly executed proxy with a later date; or

     -    voting in person at your special meeting.

     However, simply attending your special meeting without voting will not revoke an earlier proxy.

     Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

     GLB

          Great Lakes Bancorp, Inc.
          2421 Main Street
          Buffalo, New York 14214
          Attention: Louis Sidoni, Secretary

     BVCC

          Bay View Capital Corporation
          1840 Gateway Drive
          San Mateo, California 94404
          Attention: Sossy Soukiassian, Secretary

     If your BVCC or GLB shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

     A proxy appointment will not be revoked by the death or incapacity of the stockholder executing the proxy unless notice of the death or incapacity is given to BVCC's or GLB's corporate secretary before the shares of BVCC or GLB common stock represented by such proxy are voted.

     How Proxies are Counted. All shares of BVCC common stock and GLB common stock represented by properly executed proxies received before or at the BVCC special meeting and the GLB special meeting, respectively, and not revoked, will be voted in accordance with the instructions indicated in the proxies.


     BVCC and GLB will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining the presence of a quorum, but an abstention will have the effect of voting against approval and adoption of the merger proposal and, in the case of BVCC, voting against the proposal to approve the sale of BVAC, the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws.



     Brokers may not vote shares of BVCC or GLB common stock that they hold beneficially either for or against the approval and adoption of the merger proposal and, in the case of BVCC, the proposal to approve the sale of BVAC and the proposal to adopt amendments to BVCC's certificate of incorporation without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, your failure to vote will have the same effect as voting against approval and adoption of the merger proposal and, in the case of BVCC, the proposal to approve the sale of BVAC, the proposal to adopt amendments to BVCC's certificate of incorporation and the proposal to ratify the amendment to BVCC's by-laws.


     Solicitation. BVCC and GLB will each pay for the costs of its special meeting and for the mailing of this joint proxy statement/prospectus to its stockholders, as well as all other costs it incurs in connection with the solicitation of proxies from its stockholders. However, BVCC and GLB will share equally the cost of printing this joint proxy statement/prospectus and the filing fees paid to the SEC.

     In addition to soliciting proxies by mail, BVCC's and GLB's directors, officers and employees may solicit proxies by e-mail, telephone or in person. BVCC's and GLB's directors, officers and employees will not be specially compensated for these activities. BVCC and GLB also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and BVCC or GLB, as the case may be, will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.

Recommendations of BVCC's Board of Directors


     BVCC's board of directors approved the merger agreement and the transactions contemplated by the merger agreement without dissent. Based on BVCC's reasons for the merger described elsewhere in this joint proxy statement/prospectus, those members of BVCC's board of directors who voted on the merger agreement believe that the merger is in BVCC's best interests and those of BVCC's stockholders. BVCC's board of directors has also approved without dissent the proposal to approve the sale of BVAC and the proposal to adopt amendments to BVCC's certificate of incorporation for the reasons described elsewhere in this joint proxy statement/prospectus. BVCC's board of directors has also approved the proposal to ratify the amendment to BVCC's by-laws for the reasons described elsewhere in this proxy statement/prospectus. Accordingly, BVCC's board of directors recommends, without dissent, that BVCC's stockholders vote "FOR" approval and adoption of the merger proposal, "FOR" approval of the proposal to sell BVAC, "FOR" approval of the proposal to adopt amendments to BVCC's certificate of incorporation and "FOR" approval of the proposal to ratify the amendment to BVCC's by-laws. See "The Merger - BVCC Board of Directors' Reasons for the Merger; Recommendation" beginning on page ___, "Proposal to Approve the Sale of BVAC - BVCC Board of Directors' Reasons for the Sale of BVAC; Recommendation" beginning on page ___, "Proposal to Adopt Amendments to BVCC's Certificate of Incorporation - BVCC Board of Directors' Reasons for the Amendments; Recommendation" beginning on page ___ and "Proposal to Ratify an Amendment to BVCC's By-laws - Reasons for the Amendment" for a more detailed discussion of the recommendations of BVCC's board of directors.


Recommendation of GLB's Board of Directors

     GLB's board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on GLB's reasons for the merger described elsewhere in this joint proxy statement/prospectus, GLB's board of directors believes that the merger is in GLB's best interests and those of GLB's stockholders. Accordingly, GLB's board of directors unanimously recommends that GLB's stockholders vote "FOR" approval and adoption of the merger proposal. See "The Merger - GLB's Board of Directors' Reasons for the Merger; Recommendation" beginning on page ___, for a more detailed discussion of GLB's board of directors' recommendation.

Attending the Special Meetings

     If your shares are held in street name and you want to attend your special meeting and vote in person, you must obtain a proxy from your holder of record that you may vote yourself.

Questions and Additional Information

GLB

     If you have more questions about the merger proposal to be acted upon at the GLB special meeting or how to submit your proxy card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please call Louis Sidoni, GLB's Secretary, at (716) 961-1921.

BVCC

     If you have more questions about the proposals to be acted upon at the BVCC special meeting or how to submit your proxy card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, please call Sossy Soukiassian, BVCC's Secretary, at (650) 312-8527.

                         INFORMATION ABOUT BVCC AND GLB

BVCC

General and Business Overview

     BVCC is a financial services company headquartered in San Mateo, California.

     From 1996 to 1999, BVCC's strategy was to transfer BV Bank from a traditional thrift to a commercial bank. During this period, BV Bank nearly doubled in size, replaced a majority of its mortgage-based loans with higher-yielding consumer and commercial loans, of which franchise loans represented $952.2 million at December 31, 1999, and leases and transformed a significant portion of its deposits into lower-cost transaction accounts. This strategy proved unsuccessful, and, in 2000, BVCC reported a net loss of $326.2 million. This loss adversely affected BVCC's and BV Bank's regulatory capital levels and resulted in the imposition of regulatory agreements by the Federal Reserve Board on BVCC and by the Office of the Comptroller of the Currency, or the "OCC", on BV Bank.

     In March 2001, in light of the critical financial condition and uncertain future of BVCC and BV Bank, BVCC retained new management, led by Robert B. Goldstein, Charles G. Cooper and John W. Rose, to develop and implement a strategic plan to restore BVCC's and BV Bank's financial stability.

     The principal elements of the strategic plan developed by BVCC's new management were the sale of BV Bank's higher risk assets, including the sale of its franchise loan servicing operations and franchise loans, and a renewed focus on BV Bank's commercial and retail banking operations.

     Following the significant and successful turnaround actions undertaken and completed in 2001 under the strategic plan, BVCC began active consideration of various alternatives to maximize its value to its stockholders. BVCC retained Credit Suisse, First Boston to assist it in evaluating a variety of transactions. Through this evaluation process, BVCC determined that greater stockholder value could be obtained by adopting a plan of dissolution and stockholder liquidity, which we refer to as the "Original Plan" in this joint proxy statement/prospectus, providing for the sale of selected assets of BVCC and BV Bank to various purchasers rather than an alternative approach such as selling BV Bank as a whole to a single purchaser, the payment of the liabilities of BVCC and BV Bank, the distribution of any remaining net proceeds to BVCC's stockholders and the dissolution of BVCC and BV Bank. This conclusion was reached because the strategies of the prior management of BV Bank had resulted in a mismatch between the character of Bay View Bank's assets and liabilities. As a result of the adoption of the Original Plan, BVCC adopted the liquidation basis of accounting effective September 30, 2002.

     BVCC thus pursued the separate sales of BV Bank's significant operations. In August 2002, BV Bank sold approximately $1.0 billion of multifamily and commercial real estate loans to Washington Mutual Bank, F.A. In November 2002, BV Bank sold its retail banking assets of approximately $3.0 billion and approximately $373.0 million of single family residential mortgages, home equity loans and commercial loans to U.S. Bank National Association. Following these dispositions, BVCC's remaining assets totalled approximately $1.0 billion and included BVAC, commercial loans and leases and other miscellaneous assets of BV Bank and deferred tax assets.

     On September 30, 2003, with the approval of the OCC, BV Bank transferred its remaining assets and liabilities to BVCC and dissolved. Following the dissolution of BV Bank, BVCC's board of directors reconsidered the Original Plan and determined, in light of the lack of controlling precedent under the DGCL with respect to what constituted a "safe harbor" dissolution and because of BVCC's inability to obtain value for its net operating loss carryforwards in a dissolution, to adopt an amended plan, which we refer to as the "Amended Plan" in this joint proxy statement/prospectus. Under the Amended Plan, BVCC continued to liquidate the assets and liabilities assumed from BV Bank, but the Amended Plan provided that BVCC, rather the dissolve, would seek to engage in business combination transactions that would maximize stockholder value. When BVCC adopted the Amended Plan, it discontinued the liquidation basis of accounting and, effective October 1, 2003, readopted the going concern basis of accounting. Between December 31, 2003 and December 31, 2004, BVCC distributed an aggregate of $311.0 million of proceeds of its partial liquidation to its stockholders. By September 30, 2005, BVCC had substantially completed the liquidation of its assets other than BVAC and investments and restricted cash.

BVAC

     BVAC is a Southern California-based automobile finance company engaged in the indirect financing of automobile purchases by individuals. Of the auto contracts BVAC purchased in the first nine months of 2005, approximately 92% were originated by manufacturer-franchised dealerships and the remaining 8% were originated by independent dealerships; 40% were contracts on new vehicles and 60% were contracts on used vehicles. BVAC purchases auto contracts from approximately 7,000 automobile dealers in 32 states with limited recourse to the dealer.

     BVAC has historically positioned itself in the market as a premium priced lender for well-qualified borrowers seeking extended-term financing and/or higher advance rates than those generally offered by traditional lenders. This strategy has enabled BVAC to establish a loyal dealership network by satisfying a unique niche within the indirect automobile finance market that large commercial banks and captive finance companies have not served well. Recently, BVAC has begun leveraging this established reputation with its dealers to broaden its array of auto financing programs available to prime credit quality borrowers.

     BVAC places a strong emphasis on borrower stability, credit quality and debt serviceability. With Fair, Isaac & Co., or "FICO," credit scores that averaged 736 in the first nine months of 2005, BVAC's borrower base is largely comprised of prime credit quality borrowers. BVAC currently offers financing terms to 96 months and typically finances an amount in excess of a dealer's wholesale value of a vehicle. During the first nine months of 2005, the term to maturity on auto contracts purchased by BVAC averaged 79 months and the loan-to-value ratio averaged 120%. The average loan amount financed by BVAC was $23,852.

     Since the liquidation of the Bank, BVAC has operated as an independent finance company, rather than a portfolio-lending unit of the Bank, purchasing auto contracts primarily for sale or securitization, and servicing these auto contracts. BVAC has a $450 million revolving warehouse credit facility to fund its purchases of contracts, and periodically sells or securitizes auto contracts in order to pay down the facility and maintain available borrowing capacity. BVAC retains the servicing obligation on the contracts that it sells or securitizes, which provides BVAC with a source of fee income over the life of the contracts. At September 30, 2005, BVAC had $229.5 million outstanding under this credit facility to purchase auto contracts and securitization notes payable of $345.7 million.

     BVAC's headquarters and operations center is located in Covina, California. The operations center manages the underwriting of contracts and supports its dealer relationships. It also houses BVAC's servicing and collections activities involving more than approximately 37,000 accounts representing $744.0 million of managed contracts as of September 30, 2005. BVAC also administers lease customer re-marketing and asset disposition activities in its operations center for the auto lease portfolio that we assumed from the Bank and are liquidating. In 2004, BVAC completed a geographical expansion that was initiated in late 2002, expanding into a total of 32 states from its established presence in 17 states, primarily in the West, Midwest and Florida. In 2003, BVAC entered seven Mid-Atlantic states including Maryland, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia. In 2004, BVAC entered eight additional states including Alabama, Connecticut, Delaware, Kansas, Kentucky, Massachusetts, New Hampshire and Oklahoma.

     As described in Proposal II, "Proposal to Approve the Sale of BVAC," BVCC's board of directors has determined that the sale of BVAC as described therein will maximize stockholder value for BVCC's stockholders.

Liquidating Portfolio

     As of September 30, 2005, BVCC's other principal activity was completing the liquidation of the assets BVCC assumed from BV Bank. During the first nine months of 2005, $11.8 million of these assets, primarily auto leases, other loans and real estate owned, were liquidated and $7.6 million of liabilities were discharged. At September 30, 2005, BVCC had completed the disposition of its liquidating loan portfolio which was $902 thousand at December 31, 2004, had $722 thousand of real estate owned compared to $3.4 million at December 31, 2004 and had $344 thousand in automobile leases compared to $10.0 million at December 31, 2004.

Competition

     Automobile financing is provided by a number of competing entities, including captive finance affiliates of automobile manufacturers, commercial banks, independent finance companies, thrifts and credit unions. Many of BVAC's competitors have greater financial resources and capitalization, greater access to existing and newly emerging capital markets, better economies of scale and more favorable cost of funds than BVAC does. The captive finance affiliates of the automobile manufacturers have historically offered varying amounts of below-market financing to automobile purchasers to increase automobile sales volume. A number of BVAC's competitors also offer automobile purchasers and dealerships additional forms of financing, including auto leasing and dealer inventory floor plan financing, which BVAC does not provide. BVCC believes that BVAC competes primarily on the basis of the relative uniqueness of the extended term and over-advance features of its products. Accordingly, BVAC may not be able to compete successfully against these competitors.

Economic Conditions, Government Policies and Legislation

     During periods of economic slowdown, delinquencies and losses from defaults and repossessions may increase. Decreased demand for automobiles and, therefore, BVAC's automobile financing volumes, may also occur during periods of economic slowdown.

Decreased demand for automobiles may also depress values of used automobiles, which weakens the collateral values of BVAC's auto contracts. Depressed values of used automobiles during periods of economic slowdown may reduce the value of repossessed and off-lease vehicles and may require greater reserves and could result in greater losses for us. Sustained periods of increased delinquencies and losses from defaults and repossessions could adversely affect BVAC's financial position, results of operations and liquidity by limiting its ability to enter into future securitizations or sales of its auto contracts.

     BVAC's profitability is also dependent on the interest rate spread it earns on auto contracts, the difference between the interest earned on its fixed rate auto contracts and the rate it pays on its floating rate borrowings, and the price it receives for the fixed rate contracts that are securitized or sold. BVAC monitors interest rates and utilizes derivative instruments to economically hedge interest rate volatility, however, market interest rates are highly sensitive to many factors that are beyond BVAC's control, such as inflation, recession and unemployment and the impact of future changes in domestic and foreign economic conditions that BVAC cannot predict.

Supervision and Regulation

General

     BVCC, primarily because of its ownership of BVAC, is subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations, including the Sarbanes-Oxley Act of 2002, or the "Act", the Office of Foreign Assets Control and the USA Patriot Act. BVCC is required to comply with the laws of those states in which BVCC conducts operations. BVCC believes that it is in compliance in all material respects with these laws and regulations.

     Until BV Bank's dissolution, BVCC and BV Bank were subject to extensive regulation intended primarily for the protection of depositors and the federal deposit insurance fund and not for the benefit of stockholders. Upon BV Bank's dissolution, BVCC ceased to be a registered bank holding company and is no longer subject to such regulation. BVCC will file an application to register as a bank holding company and, when the merger is effective, will resume its status as a regulated bank holding company. As a result, BVCC will become subject to a variety of laws and regulatory policies with which it is not currently obligated to comply. Certain aspects of the regulatory framework governing or affecting bank holding companies are summarized below under "Information About BVCC and GLB - GLB - Regulation of GLB - Federal Regulation" beginning at page ___.

Future Legislation

     Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of the combined bank and its affiliates in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. BVCC cannot accurately predict whether any of this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined bank or any of its affiliates.

Fiscal and Monetary Policies

     BVCC is affected by various other governmental requirements and regulations, general economic conditions, and the monetary policies of the federal government and the Federal Reserve Board. The monetary policies of the Federal Reserve Board influence to a significant extent the overall growth of loans, investments, deposits, interest rates charged on loans and interest rates paid on deposits. The nature and impact of future changes in monetary policies are often not predictable.

Consumer Protection Laws Affecting BVAC

     Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance, such as BVAC. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, states' adaptations of the Uniform Consumer Credit Code and of the Uniform Commercial Code, state and federal privacy laws and state motor vehicle retail installment sales acts and other similar laws. These laws, among other things, require BVAC to provide certain disclosures to applicants, prohibit misleading advertising and protect against discriminatory financing or unfair credit and collection practices. The Truth-in-Lending Act and Regulation Z promulgated thereunder require disclosure of, among other things, the payment schedule, the finance charge, the amount financed, the total of payments and the annual percentage rate charged on each retail installment contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants (including retail installment contract obligors) on the basis of specific enumerated criteria. Creditors are also required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved. The holder in due course rules of the Federal Trade Commission provide for the preservation of the consumer's claims and defenses when a consumer obligation is assigned to a holder. Some state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases these provisions, if violated, could affect BVAC's ability to enforce the contracts it purchases.

Employees

     At September 30, 2005, BVCC had a total of 105 employees on a full-time equivalent basis of whom 90 are employed by BVAC and 15 are employed by BVCC.

     BVCC's employees are not represented by any unions or covered by any collective bargaining agreements. BVCC considers its relations with its employees to be satisfactory.

     At December 31, 2004, BVCC occupied three offices including its corporate headquarters office and had an additional two offices that it has vacated, and is subleasing, under operating lease agreements expiring at various dates through the year 2012. In most instances, these lease arrangements include options to renew or extend the lease at market rates. BVCC also owns leasehold improvements, furniture and equipment at its offices, all of which are used in its business activities.

Internal Control Matters

     As of December 31, 2004, BVCC had three material weaknesses in its internal control over financial reporting. A description of the three material weaknesses is as follows:

     - Derivative Accounting - BVCC's internal controls intended to ensure the proper accounting for derivatives (interest rate cap contracts) maintained by a special purpose trust in connection with a $350.0 million warehouse credit facility provided to BVAC were not operating effectively. BVCC determined that it should have accounted for the derivatives in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under SFAS No. 133, BVCC is now recognizing the value of the derivatives as an asset and recording them at fair value, with any changes in fair value recognized in earnings. BVCC previously accounted for the derivatives as a debt issuance cost of BVAC's warehouse credit facility, which was amortized into BVCC's results of operations.

     - Insufficient Qualified Accounting Personnel - The above weakness indicated that a continuing weakness existed at December 31, 2004, as reported in a Form 8-K Current Report dated July 26, 2004, relating to insufficient qualified accounting personnel to identify and resolve complex accounting issues on a timely basis and lack of appropriate resources resulting in insufficient supervision and review of BVCC's financial reporting process.

     - Third-Party Service Organizations - BVCC was unable to assess the effectiveness of the internal controls of two of BVAC's third-party service organizations. The service organizations' processes are an integral part of BVAC's auto installment loan process, which is part of BVCC's internal control over financial reporting, specifically as to the existence and valuation of auto installment contracts, interest and fee income. The control deficiency did not result in a misstatement in BVCC's historical consolidated financial statements; however, it could have resulted in a misstatement of auto installment contracts, interest and fee income that would result in a material misstatement to BVCC's annual or interim financial statements that might not be prevented or detected in a timely manner.

Remediation Efforts Related to the Material Weaknesses in Internal Controls

     At the direction and under the supervision of BVCC's audit committee, the actions described below have been taken to address the material weaknesses described above. BVCC's audit committee has directed KPMG LLP, BVCC's internal auditors, to assist the audit committee in its ongoing oversight of these corrective actions.

     - Derivative Accounting - The material weakness with respect to BVCC's derivative accounting has been resolved through BVCC's adoption of SFAS 133 and restatement of certain financial statements hereafter described. During the first quarter of 2005, BVCC announced the restatement of its financial statements for the first three quarters of 2004 and publicly released the effect of these corrections on its financial statements for each of the first three quarters of 2004. BVCC's Form 10-Q Quarterly Report filed on May 10, 2005 for the quarter ended March 31, 2005 included a restatement of its financial statements for the quarter ended March 31, 2004, and BVCC's Form 10-Q/A Amended Quarterly Reports filed on May 10, 2005 for the quarters ended June 30, 2004 and September 30, 2004 included a restatement of its financial statements for those quarters.

     - Insufficient Qualified Accounting Personnel - BVCC has retained a qualified independent advisory firm to provide guidance relating to the application of complex accounting principles. Management, including BVCC's Chief Executive Officer and BVCC's Chief Financial Officer, is in the process of assessing whether the actions taken to date are sufficient to resolve the material weakness in accounting personnel.

     - Third-Party Service Organizations - BVCC received one SAS 70 Type II report from one of BVAC's third party service organizations during the second quarter of 2005 and expects to receive the other report during the fourth quarter of 2005. The SAS 70 Type II reports allow BVCC to assess the effectiveness of the internal controls of these organizations. BVCC believes that this material weakness will be resolved when it receives the second SAS 70 Type II report and if the report is satisfactory to BVCC.

Report of Independent Registered Public Accounting Firm on Management's Assessment of the Effectiveness of Internal Control over Financial Reporting and the Effectiveness of Internal Control over Financial Reporting

To the Shareholders and Board of Directors of Bay View Capital Corporation and Subsidiaries

     We have audited management's assessment, included in the accompanying Report of Management on Internal Control over Financial Reporting, that Bay View Capital Corporation and subsidiaries (the Company) did not maintain an effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses identified in management's assessment based on the criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the consolidated financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. We have identified the following material weaknesses that have been included as material weaknesses in management's assessment:

     i) As of December 31, 2004, the Company's internal control did not maintain effective control over a derivative instrument. Specifically, the derivative instrument overstated as a result of errors caused by management using an incorrect application of accounting principles generally accepted in the United States of America and incorrectly recorded the amount as a debt issuance cost. The Company did not have effective review and approval controls to prevent or detect these errors on a timely basis. This control deficiency resulted in the restatement of the Company's interim consolidated financial statements for 2004. Additionally, this control deficiency could result in a misstatement of the derivative instrument and the related change in fair value that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management believes that this control deficiency constitutes a material weakness.

     ii) As of December 31, 2004, the Company's internal control over the financial reporting process is not operating effectively due to insufficient qualified accounting personnel to identify and resolve accounting issues and lack of appropriate resources resulting in insufficient supervision and review of the financial reporting process. Accordingly, management believes that this control deficiency constitutes a material weakness.

     iii) As of December 31, 2004, the Company did not maintain effective control over the effectiveness of controls at two third-party service organizations. The service organizations' processes are an integral part of the Company's auto installment loan process. Such processes are considered part of the Company's internal control over financial reporting specifically as to the existence and valuation of auto installment loan contracts and related interest and fee income. Management was unable to assess the effectiveness of controls over financial reporting at the service organizations. Management's inability to obtain evidence about the effectiveness of controls over financial reporting at the service organizations represents a control deficiency. This control deficiency did not result in a misstatement to the Company's historical consolidated financial statements; however, it could result in a misstatement of auto installment loan contracts and related interest and fee income that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management believes that this control deficiency constitutes a material weakness.

     These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and this report does not affect our report dated April 4, 2005 on those consolidated financial statements.

     In our opinion, management's assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We do not express an opinion or any other form of assurance on management's statements included in this Item 9A, Controls and Procedures, other than those statements included under Report of Management on Internal Control over Financial Reporting.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended and our report dated April 4, 2005 expressed an unqualified opinion on those consolidated financial statements.


/s/ Grant Thornton LLP

San Francisco, California
April 4, 2005

Pending Litigation

     On August 29, 2003, Financial Security Assurance Inc. ("FSA") filed a complaint against BVCC and BV Bank in the United States District Court for the Southern District of New York. The complaint, as amended, alleges breaches of representations and warranties or indemnity obligations with regard to a number of loans that served as collateral for two securitizations involving BVCC and/or a former subsidiary of the Bank, Bay View Franchise Mortgage Acceptance Company, of BV Bank that were effected in 1998 and 2000. FSA guaranteed certain payments in connection with these securitizations. BVCC vigorously denies any liability to FSA and has asserted numerous defenses to each of FSA's claims. BVCC has also filed counterclaims against FSA.

     BVCC is also a party to various other legal actions arising in the normal course of its business.

     After consultation with counsel, BVCC does not currently expect that the resolution of these legal actions will have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation BVCC paid during each of the three fiscal years ended December 31, 2004 for services rendered in all capacities to BVCC's chief executive officer, who is the only executive officer of BVCC who will become an executive officer or director of the merged company.

                           Summary Compensation Table

                                                                   Long-Term
                                                                 Compensation
                                                                    Awards
                                          Annual                    Shares
 Name and Principal Position           Compensation               Underlying       All Other
         During 2004            Year     Salary($)    Bonus($)    Options(#)    Compensation($)
 ---------------------------    ----   ------------   --------   ------------   ---------------
Charles G. Cooper               2004      336,600      137,280        --            109,066(1)
President and Chief Executive   2003      315,000      165,000        --            328,367(1)
Officer                         2002      249,067      150,000        --          1,688,031(1)

----------
(1) 2004: Taxable amounts reimbursed for fringe benefits, $28,025; gross-up pay for housing allowance, $72,923 and matching contribution to 401(k) plan account, $8,118.

     2003: Exercise of stock options, $222,000; taxable amounts reimbursed for fringe benefits, $27,596; gross-up pay for housing allowance, $73,343; matching contribution to 401(k) plan account, $4,000; allocation to ESOP, $461 and life insurance premium, $967.

     2002: Change in control payment per Mr. Cooper's employment agreement, $1,119,456; payment for continuation of benefits, $20,976; 280G excise tax gross-up, $441,632; taxable amounts reimbursed for fringe benefits per Mr. Cooper's employment agreement, $25,951; gross-up pay for housing allowance, $74,605; executive physical, $1,991; matching contribution to 401(k) plan account, $2,400; allocation to ESOP, $93 and life insurance premium, $927.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options to the only executive officer of BVCC who will become an executive officer or director of the merged company. There was no repricing of option grants during 2004. No stock appreciation rights were granted in 2004.

                                  % of Total                                   Potential Realizable Value
                     Number of      Options                                     at Assumed Annual Rates
                      Shares      Granted to                                  of Stock Price Appreciation
                    Underlying   Employees in                                       for Option Term
                      Options     the Fiscal       Per Share     Expiration   ---------------------------
       Name           Granted        Year       Exercise Price      Date                5%   10%
       ----         ----------   ------------   --------------   ----------            ---   ---
Charles G. Cooper       --            --              --             --                 --    --

     The following table sets forth certain information concerning option exercises during the last fiscal year and the number and value of unexercised stock options as of December 31, 2004, held by the only executive officer of BVCC who will become an executive officer or director of the combined company.

             AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 31, 2004

                                                      Number of Shares            Value of Unexercised
                                                   Underlying Unexercised             In-the-Money
                      Shares                         Options at FY-End          Options at FY-End($)(4)
                    Acquired On      Value      ---------------------------   ---------------------------
       Name         Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
       ----         -----------   -----------   -----------   -------------   -----------   -------------
Charles G. Cooper        --            --            --             --             --            --

Employment Agreement

     On September 1, 2004, BVCC and BVAC entered into an employment agreement with Prodyodth K. Chatterjee pursuant to which he serves as BVCC's Executive Vice President and Director of Retail Operations and as BVAC's President and Chief Executive Officer. The principal elements of Mr. Chatterjee's compensation as set forth in his employment agreement are as follows:

     -    an annual base salary of $300,000;

     - an annual discretionary bonus of up to 50% of base salary based on achievement of specified performance goals, but prorated for 2004;

     - an additional supplemental bonus based on achievement of all specified performance goals of up to 2% of the amount by which BVAC's pre-tax profit for such calendar year exceeds BVAC's pre-tax profit for the immediately preceding calendar year; for 2004 only, this supplemental bonus was determined based upon the amount by which BVAC's pre-tax profit for 2004 exceeded the budgeted amount;

     -    stock options to purchase 50,000 shares of BVCC common stock;

     - reimbursement for all living expenses for one month and thereafter a $3,000 per month (grossed-up for taxes) housing allowance for a period of twelve months or until he purchases a home in the Los Angeles area, whichever occurs sooner;

     - reimbursement for relocation expenses and the amount, if any, by which the fair market sale price of his current primary residence in Texas is less than the sum of the purchase price he paid for such residence plus capital improvements;

     -    annual dues for membership in one social club; and

     - reimbursement for the cost of 12 round-trip first class tickets for travel between Texas and California for him and his immediate family.

     The agreement also provides for other fringe benefits consistent with BVCC's compensation program for senior executives.

     Mr. Chatterjee's employment contract is for an initial period of three years and, on each day the agreement is in effect, it extends for one additional day so that at all times the term is three years. In the event of Mr. Chatterjee's termination without cause or voluntary termination for good reason other than during a period that is 270 days preceding or 180 days following a change in control (a change in control period), Mr. Chatterjee would be entitled to receive certain accrued salary and bonus plus a lump sum severance payment equal to the remainder of his salary through the end of the term. In the event of termination without cause, for death or permanent disability or for good reason within a change in control period, or upon the executive's voluntary termination within 180 days after a change in control, Mr. Chatterjee would be entitled to receive certain accrued salary and bonus plus a severance payment equal to 2.99 times his base salary plus the incentive bonus payable for the year of termination, calculated based on the average percentage for all full years of employment prior to the year in which such termination occurs. Mr. Chatterjee will be entitled to receive a tax "gross-up" payment to offset fully any excise taxes incurred. Neither the merger with GLB nor the sale of BVAC constitutes a change in control within the definition of Mr. Chatterjee's employment agreement. BVCC has agreed in the purchase agreement that it is responsible for all severance payments that may become payable to Mr. Chatterjee.

Director Compensation

     For 2004, each of BVCC's non-employee directors received an annual director's fee of $36,000. Messrs. Rose, Hyman and Goldstein received an additional $18,000 for serving on the executive committee of BVCC's board of directors. In addition, Mr. Goldstein received $20,000 for serving as Chairman of BVCC's board of directors.

Certain Transactions

     On January 9, 2004, BVCC sold a note in the principal amount of $6.2 million (the "Note") to a group of investors led by John W. Rose, who serves on BVCC's board of directors, for a price equal to 80% of the outstanding balance of the Note. Robert B. Goldstein, Chairman of BVCC's board of directors, is also a participant in the investor group that purchased the Note. Mr. Rose and Mr. Goldstein contributed $1,000,000 and $500,000, respectively, toward the purchase of the Note.

     The sale of the Note was approved by an ad hoc committee ("Committee") of BVCC's board of directors consisting of three directors who did not have an interest in the purchase of the Note. The Committee was delegated sole authority to negotiate and approve the transaction on BVCC's behalf. The transaction was ratified by a vote of BVCC's board of directors.

     The Note, payable by CSNK, Inc., was originated by BV Bank in connection with BV Bank's sale of its factoring business, Bay View Funding, to CSNK, Inc. in 2002. BVCC performed a market check with respect to the value of the Note by soliciting alternative and competing bids for the Note from four other entities, including certain buyers of whole loans in the secondary market as well as a buyer of high-risk credits. Three of the purchasers indicated that they were not interested in bidding, and BVCC received one bid to purchase the Note for 70% of the outstanding balance of the Note. KPMG LLP was retained by the Committee to perform an independent analysis of the Note which indicated that a purchase price of 80% of the outstanding balance of the Note was within the range of fair market value of the Note.

     The Committee, after reviewing all of the facts of the transaction and the steps taken to assess adequately the fair value of the Note, including the report prepared by KPMG LLP, unanimously determined that the transaction was fair to BVCC and in the best interests of its stockholders.

     Frederick W. Dreher, one of BVCC's directors, is a senior partner in the law firm of Duane Morris LLP, which represents BVCC in certain legal matters. Duane Morris LLP is paid its customary fees for such services. Those fees were $257,543 in 2004 and $582,591 in 2003.

     The names of BVCC's directors, together with certain information about them, are as follows:

          Name            Age   Director Since   Term Expires
          ----            ---   --------------   ------------
Frederick W. Dreher        65        2004            2008
Roger K. Easley            68        1984            2008
John W. Rose               56        2002            2008
Prodyodth K. Chatterjee    57        2005            2007
Robert B. Goldstein        65        2001            2007
Joel E. Hyman              57        2002            2007
Daniel W. Porter           50        2005            2006
Charles G. Cooper          58        2002            2006
Thomas F. Foster           63        1993            2006

     The business experience of each of the above persons for at least the last five years is as follows:

     Mr. Dreher joined BVCC's board of directors in November 2004. Mr. Dreher is a senior partner with the law firm of Duane Morris LLP, Philadelphia, Pennsylvania, where he has practiced since 1965. See "Certain Transactions." Mr. Dreher also currently serves on the boards of directors of Donegal Mutual Insurance Company, Marietta, Pennsylvania; Le Mars Insurance Company, Le Mars, Iowa; The Peninsula Insurance Company, Salisbury, Maryland; Peninsula Indemnity Company, Salisbury, Maryland and Province Bank, FSB, Lancaster, Pennsylvania.

     Mr. Easley has served as Chairman, President and Chief Executive Officer of Seven-Up Bottling Company of San Francisco, California since 1997.

     Mr. Rose currently serves as President and Chief Executive Officer of McAllen Capital Partners, a financial advisory firm that specializes in bank, thrift and finance company turn-around investments. From May 2001 to November 2002, he served as BVCC's Executive Vice President and Chief Financial Officer. From 1992 to 2001, he was President of McAllen Capital Partners. Mr. Rose also currently serves on the boards of directors of Jacksonville

Bancorp, Jacksonville, Florida; F.N.B. Corporation, Hermitage, Pennsylvania, Lifeline Shelters Systems, Inc., Columbus, Ohio and White River Capital Corp.

     Mr. Chatterjee joined BVCC in September 2004 as Executive Vice President, Director of Retail Operations and as President and Chief Executive Officer of BVAC. Prior to joining BVCC, Mr. Chatterjee served as Executive Vice President, Head of Consumer Lending, of AmSouth Bank, Birmingham, Alabama from 1997 to 2002 and as Executive Vice President, Head of Retail Lending of U.S. Bancorp, Portland, Oregon from 1995 to 1997.

     Mr. Porter has been a Senior Advisor for Bear Stearns Merchant Banking, LLC since December 2004. Prior to his current position, he was President and Chief Executive Officer of WMC Mortgage from October 2003 to July 2004 and Chairman and Chief Executive Officer of Wells Fargo Financial from 1999 to July 2003. In addition, Mr. Porter held the position of President for the European Transportation Group with GE Capital and was the Managing Director of GE Capital Europe. Mr. Porter has extensive consumer lending and automobile financing experience.

     Mr. Cooper has served as BVCC's President since October 2002 and as BVCC's Chief Executive Officer since December 2002, when Mr. Goldstein resigned from those positions. Mr. Cooper also served as President of BV Bank from October 2002 and Chief Executive Officer of BV Bank from December 2002 until BV Bank's September 2003 dissolution. Mr. Cooper served as Executive Vice President and Chief Credit Officer of BVCC and BV Bank from May 2001 to October 2002. Prior to joining BVCC, Mr. Cooper served as Executive Vice President and Chief Credit Officer of Lone Star Bank of Dallas from 2000 to 2001 and Senior Vice President of Loan Administration of Compass Bank, Dallas, Texas from 1996 to 2000.

     Mr. Foster is a retired independent financial consultant with over 30 years of banking and financial experience. During his career, he worked with multinational banks and industrial corporations on acquisitions and restructuring matters.

     Mr. Goldstein joined BVCC in March 2001 as President, Chief Executive Officer and a director. He was elected Chairman of BVCC's board of directors in October 2002. In October 2002, he resigned as President and in December 2002, he resigned as Chief Executive Officer. Prior to joining BVCC, Mr. Goldstein served as President of the Jefferson Division of Hudson United Bank in Philadelphia from 2000 to 2001, when Hudson United Bancorp acquired Jeff Banks, and was President of Jeff Banks Inc., from 1998 to 2000. Prior to these positions, Mr. Goldstein held several President and Chief Executive Officer positions with banks in Pennsylvania and Connecticut. Mr. Goldstein currently serves on the boards of directors of F.N.B. Corporation, Hermitage, Pennsylvania; Luminent Mortgage Capital, Inc., San Francisco, California and RS Group Holdings, Inc., a privately owned trust services company in New York City, New York.

     Mr. Hyman is currently self-employed as a consultant. From July 2004 to June 2005, he was Vice President for Cohen Brothers and Company where he was responsible for equity research. Prior to his position at Cohen Brothers and Company, he was President and Chief Executive Officer of Stonebridge Financial Corporation and Stonebridge Bank of West Chester, Pennsylvania, from January 2004 to June 2004. Mr. Hyman held the positions of Chief Financial Officer and Treasurer with Regent National Bank in Philadelphia, Pennsylvania, Farmers & Mechanics Bank and Tolland Bank, in Tolland, Connecticut at intervals between 1990 to 1998 and as Director of Finance for Fleet Bank Credit Card Services in Pennsylvania from 1998 to 2001. He was self-employed from May 2001 to January 2004.

     There is no family relationship among BVCC's directors or executive officers.

GLB

     GBSB is a New York State-chartered stock savings bank that began operations in November 1999 and is in the general business of community banking. GLB is a registered bank holding company that was organized in 2003 under the DGCL for the purpose of becoming a holding company for GBSB. GLB has no operations other than those carried on by GBSB.

     GLB's primary market area consists of the City of Buffalo, which is located in Erie County, New York, and its surrounding suburbs. GBSB also has two branch locations in Chautauqua County, New York, and one in Niagara County, New York, which are adjacent to Erie County.

     The Greater Buffalo area has been experiencing a decline in its population and standard of living since 1970 due to a loss of high-paying manufacturing jobs. Like many other industrialized areas, Buffalo suffered when the United States economy shifted from a manufacturing-based economy to a service-based economy. Many large manufacturers shut down and high-paying manufacturing jobs were lost and replaced by much lower paying service jobs, as a result of which people have moved away from the Greater Buffalo area.

     According to the 2000 U.S. Census, Erie County and the City of Buffalo's population experienced a decrease of 14.6% from 1970 to 2000, declining from 1,113,491 to 950,265. The median age within the Greater Buffalo area is approximately 38 years old compared to the national median age of 35. The area's labor force is estimated to be 62% of the population. The median household income across the three counties is approximately $37,000 compared to $42,000 nationwide and the per capita income is approximately $19,000 compared to $22,000 nationwide.

     GBSB utilizes deposits from new and existing customers, together with funds from other sources, to invest in a loan portfolio consisting of one-to-four family residential mortgages and home equity, multi-family residential, consumer, commercial real estate and commercial loans. It also invests in U.S. Government bonds, bonds of U.S. government agencies, mortgage-backed securities and other fixed income securities.

     GBSB offers its depositors checking and savings accounts and certificates of deposit that the FDIC, insures, generally and subject to certain exceptions and qualifications, up to $100,000 per individual account holder. It emphasizes loans designed for the residential and commercial real estate markets, including residential mortgage, business, commercial real estate and home equity loans. Its residential loan products include fixed rate and adjustable rate mortgages, first and second mortgages, home improvement loans and home equity loans and lines of credit. GBSB is approved as a Fannie Mae and a Freddie Mac seller/servicer of one to four family residential mortgage loans. In addition to commercial real estate loans, its commercial lending activities include equipment loans, working capital loans and lines of credit. GBSB is also an approved lender in the U.S. Small Business Administration Guaranteed Loan Program.

     GBSB currently operates out of its main office and eight branch offices. It employs tellers at each of its offices to accept deposits, to issue cash for withdrawal from accounts or from checks presented at the teller window and to receive payments on loans. Its offices also house customer service representatives who open and service accounts, in addition to receiving and acting on applications for various types of loans. GBSB encourages its employees to remain at a single branch in order to become familiar with the customers of that branch and thereby provide personalized customer service.

     GBSB has implemented state of the art technologies to facilitate its customers' needs. It offers internet banking services through its website, www.gbsb.com. This website allows customers to pay bills online, transfer funds between accounts and open accounts online, in addition to providing frequently updated information on rates, products and services. This website also provides links to other websites that GBSB believes are useful to its customers. Management believes that the introduction of proven new technologies helps to extend GBSB's business and individual customer base in Western New York beyond the typical reach of its branch system. In addition to internet banking services, GBSB offers to its customers telephone banking, debit card services and access to 24-hour ATM services through memberships in the JEANIE, NYCE, CIRRUS and MASTERCARD systems.

Competition

     GBSB faces strong competition for depositors and creditworthy borrowers. It competes with local, regional, national and international commercial banks, savings banks and savings and loan associations. Also, with the easing of regulatory restrictions on the financial services industry, it competes with money market mutual funds, mortgage bankers, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and issuers of commercial paper and other securities. Many of the banking and financial institutions with which GBSB competes have operated in its market area for many years and have established customer bases.

     Many of GBSB's competitors have substantial capital bases that allow for much larger commercial loans than GBSB can currently offer. Some of GBSB's competitors offer services (such as trust and investment services, insurance sales and brokerage services) that GBSB does not currently offer, and some of these competitors have a substantially greater number of branches in GBSB's primary market area.

     GBSB's assets, deposits and net loans receivable have grown substantially since it began operations on November 9, 1999. As of December 31, 1999, GBSB's assets, deposits and loan portfolio were approximately $15.1 million, $3.6 million and $74 thousand, respectively, compared to $777.1 million, $592.1 million and $395.3 million, respectively, at September 30, 2005. Management continues to believe that there is room for growth for an independent community bank serving Western New York.

Regulation and Supervision

     General. GLB and GBSB are subject to extensive federal and state laws and regulations that impose restrictions on, and provide for regulatory oversight of, GLB's and GBSB's operations. These laws and regulations are generally intended to protect depositors and not stockholders. Any change in any applicable statute or regulation could have a material effect on GLB's and GBSB's business.

     Regulatory authorities have broad flexibility to initiate proceedings designed to prohibit banks from engaging in unlawful activities and in unsafe and unsound banking practices.

     GBSB is also affected by various other governmental requirements and regulations, general economic conditions, and the fiscal and monetary policies of the federal government and the Federal Reserve Board. The monetary policies of the Federal Reserve Board influence to a significant extent the overall growth of loans, investments, deposits, interest rates charged on loans, and interest rates paid on deposits. The nature and impact of future changes in monetary policies are often not predictable.

     Various federal and state statutory provisions limit the amount of dividends GBSB can pay to its holding company without regulatory approval. Under New York law GBSB may not, without prior regulatory approval, declare or pay dividends in excess of the sum of its current year's earnings and its retained earnings from the two prior years. At September 30, 2005, approximately $5.8 million of the total stockholders' equity of GBSB was available for payment of dividends to GLB without approval by the Banking Department.

     In addition, federal bank regulatory authorities have authority to prohibit GBSB from engaging in an unsafe or unsound practice in conducting its business. Depending upon the financial condition of GBSB, the payment of dividends could be deemed to constitute an unsafe or unsound practice. The ability of GBSB to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Regulation of GLB

     Federal Regulation. GLB is a holding company subject to the provisions of the Bank Holding Company Act. Accordingly, its activities are limited to the business of banking, managing or controlling banks and other subsidiaries authorized by the Federal Reserve Board, and engaging in activities determined by the Federal Reserve Board to be so closely related to banking or managing and controlling banks as to be incidental thereto. In addition, GLB is subject to Federal Reserve Board regulations, examinations, supervision and reporting requirements.

     GLB is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company or merge with another bank holding company. Prior Federal Reserve Board approval is also required for GLB to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, GLB would, directly or indirectly, own or control more than 5% of the outstanding shares of any class of voting shares of such bank or bank holding company. In evaluating such transactions, the Federal Reserve Board considers such matters as the financial and managerial resources and future prospects of the companies involved, competitive factors and the convenience and needs of the communities to be served. Bank holding companies may acquire additional banks in any state, subject to certain restrictions such as deposit concentration limits. In addition to the approval of the Federal Reserve Board, before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired.

     A bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the outstanding voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) finance leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare and (vii) acquiring a savings association, provided that the savings association only engages in activities permitted bank holding companies.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by GLB and, following the merger, BVCC from GBSB and also limit various other transactions between GBSB and GLB and, following the merger, BVCC. For example, Section 23A of the Federal Reserve Act limits to no more than 10% of its total capital the aggregate outstanding amount of any insured bank's loans to and other "covered transactions" with any particular non-bank affiliate and limits to no more than 20% of its total capital the aggregate outstanding amount of any insured bank's covered transactions with all of its non-bank affiliates. At September 30, 2005, approximately $5.5 million was available for loans to GLB and, following the merger, to BVCC from GBSB. Section 23A of the Federal Reserve Act also generally requires that an insured bank's loans to its non-bank affiliates be secured, and
Section 23B of the Federal Reserve Act generally requires that an insured bank's transactions with its non-bank affiliates be on arm's-length terms.

     Bank holding companies are subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the FDIC on state-chartered banks which are not members of the Federal Reserve System. For this purpose, a bank's or bank holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market-risk equivalent assets. A bank's or bank holding company's capital, in turn, includes the following tiers:

     - core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets, and certain other assets; and

     - supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

     Bank holding companies are required to maintain Tier 1 and "Total Capital" (the sum of Tier 1 and Tier 2 capital, less certain deductions) equal to at least 4% and 8% of their total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At September 30, 2005, GLB met both requirements, with Tier 1 and total capital equal to 12.38% and 13.04% of total risk-weighted assets.

     The Federal Reserve Board and the FDIC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "Leverage Ratio" (Tier 1 capital to adjusted total assets) of 3% if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 1 to 2 percentage points if the bank holding company does not meet these requirements. At September 30, 2005, GLB's leverage ratio was 6.82%.

     The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities or when a bank holding company faces unusual or abnormal risks. The Federal Reserve Board has not advised GLB of any specific minimum leverage ratio applicable to it.

     A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of such company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any statute, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. However, well-capitalized bank holding companies meeting certain other criteria are not subject to the prior approval requirement.

     The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board's policies provide that dividends should be paid only if the bank holding company's net income available to common stockholders over the preceding year was sufficient to fully fund the dividends and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. The Federal Reserve Board's policies also require that a bank holding company serve as a source of managerial and financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. These regulatory policies could affect GLB's ability to pay dividends or otherwise engage in capital distributions.

     If a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

     Under federal law, if a subsidiary bank of a holding company becomes undercapitalized, the bank holding company is required to guarantee compliance with a capital restoration plan until such subsidiary bank has been adequately capitalized on average for four consecutive quarters and has provided appropriate assurances of performance.

     GLB's status as a bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as GLB or, after the merger, BVCC, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, which we sometimes refer to as the "Bank Holding Company Act" in this joint proxy statement/prospectus, before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of outstanding common stock of a bank or bank holding company, such as BVCC after the merger, or otherwise obtaining control or a "controlling influence" over that bank or bank holding company.

     New York State Regulation. In addition to the Federal bank holding company regulations, a bank holding company organized or doing business in the State of New York may be also subject to regulation under the New York Banking Law ("NYBL"). The term "bank holding company," for the purposes of the NYBL, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls, or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. In general, a bank holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the NYBL. Under the NYBL, the prior approval of the Banking Department is required before: (i) any action is taken that causes any company to become a bank holding company; (ii) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (iii) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (iv) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution or (v) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York bank holding companies are subject to limitations regarding loans obtained from subsidiaries. As a single bank holding company, GLB is not currently subject to the bank holding company provisions of the NYBL. However, any future acquisition of ownership, control, or the power to vote 10% or more of the voting stock of another bank or bank holding company will result in our being subject to such provisions.

Regulation of GBSB

     Federal Regulation. As a state-chartered stock savings bank that is not a member of the Federal Reserve Board, GBSB is under the general supervision of the FDIC. GBSB is subject to periodic examinations by the FDIC to assure GBSB's safety and soundness and to review compliance with various regulatory requirements. In addition, GBSB must obtain the approval of the FDIC prior to opening new branches. The FDIC has substantial discretion in the exercise of its supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves. GBSB must also file periodic reports with the FDIC concerning its activities and financial condition.

     The FDIC has adopted risk-based capital adequacy guidelines for banks under its supervision. Generally, under the FDIC's regulations, a bank's core (Tier 1) capital (as defined in the FDIC's regulations) as a percentage of risk-weighted assets and certain off-balance sheet instruments must be at least 4%, and a bank's total capital as a percentage of risk-weighted assets and certain off-balance sheet instruments must be at least 8%.

     The Federal Deposit Insurance Act requires the FDIC to implement a system of prompt corrective action for undercapitalized institutions which are under its general supervision. Under FDIC regulations, every institution under its supervision is ranked in one of five categories, ranging from "well capitalized" to "critically undercapitalized." An institution is generally considered to be "well capitalized" if it has a total risk-weighted capital ratio of at least 10%, a core (Tier 1) risk-weighted capital ratio of at least 6%, a leverage ratio of at least 5% and meets certain other requirements. An institution is generally considered to be "adequately capitalized" if it has a total risk-weighted capital ratio of at least 8%, a core (Tier 1) risk-weighted capital ratio of at least 4% and a leverage ratio of at least 3% if it receives the FDIC's highest examination rating or at least 4% otherwise. An institution is generally considered "undercapitalized" if it has a total risk-weighted capital ratio of less than 8%, a core (Tier 1) risk-weighted capital ratio of less than 4% or a leverage ratio of less than 3% if it receives the FDIC's highest examination rating or less than 4% otherwise. An institution is generally considered "significantly undercapitalized" if it has a total risk-weighted capital ratio of less than 6%, a core (Tier 1) risk-weighted capital ratio of less than 3% or a leverage ratio of less than 3%. An institution is generally considered "critically undercapitalized" if it has a tangible equity capital to assets ratio equal to or less than 2%.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to limitations. The obligations of a controlling bank holding company under the FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the FDICIA.

     For those institutions that are significantly undercapitalized or are undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

     - sell enough shares, including voting shares, to become adequately capitalized;

     - merge with, or be sold to, another insured depository institution or holding company, but only if grounds exist for appointing a conservator or receiver;

     - restrict transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

     -    otherwise restrict transactions with bank or non-bank affiliates;

     - restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

     -    restrict asset growth or reduce total assets;

     - alter, reduce, or terminate activities determined by the appropriate federal banking agency to pose excessive risk to the institution;

     -    hold a new election of directors;

     - dismiss any director or senior executive officer who held office for more than 180 days before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the agency must comply with prescribed procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

     -    employ "qualified" senior executive officers;

     -    cease accepting deposits from correspondent depository institutions;

     - divest non-depository affiliates determined by the appropriate federal banking agency to pose a significant risk to the institution; or

     - be divested by a parent holding company if the appropriate federal banking agency determines that divestiture would improve the institution's financial condition and prospects.

     In addition, without the prior approval of the appropriate federal banking agency, the institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

     The following table sets forth the actual regulatory ratios of GBSB as of September 30, 2005 in comparison to minimum required regulatory capital ratios for an "adequately capitalized bank."

    Regulatory Ratio       Actual            Minimum
    ----------------       ------            -------
Risk-Weighted Capital:
   Total Capital            12.9%   8%
   Core (Tier 1) Capital    12.3%   4%
Leverage Ratio               6.8%   3% or 4%, depending on
                                    FDIC's examination rating

     At September 30, 2005, GBSB was considered "well capitalized" under FDIC regulations.

     It should be noted, however, that a bank's capital category is determined solely for the purpose of applying prompt corrective action regulations of its primary federal banking regulator, and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

     New York State Regulation. As a New York state-chartered stock savings bank, GBSB is subject to regulation by the Banking Department. Various state statutes, rules and regulations affect its operations, including a requirement to maintain reserves against deposits, restrictions on the nature and the amount of loans it makes and the interest charged thereon, regulations relating to investments, and restrictions on other activities. GBSB must file periodic reports with the Banking Department concerning its activities and financial condition. In addition, it must obtain the approval of the Banking Department prior to entering into certain transactions, such as the opening of new branch offices.

     GBSB is subject to periodic examinations by the Banking Department to review compliance with various regulatory requirements. The Banking Department has substantial discretion in the exercise of its supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves. Any change in such policies by the Banking Department could have a material adverse impact on GBSB and on its operations.

     The NYBL prohibits GBSB from acquiring real estate as an investment, except under certain limited circumstances. For example, it may purchase real estate if all or part of any property is to be utilized as a banking office or to house employees engaged in bank operations. Moreover, the book value of real estate and leasehold improvements that GBSB may own to conduct its banking operations may not exceed 5% of its total assets, except that the New York State Superintendent of Banks may waive this restriction if, in his or her sole judgment, a waiver will not adversely impact GBSB's financial condition. GBSB may also acquire real estate through foreclosure of properties to satisfy mortgage debts where mortgagors have defaulted.

     Sarbanes-Oxley Act of 2002. The Act implemented legislative reforms intended to address corporate and accounting fraud. As a result of the merger, GLB will be required to be compliant with the Act as of December 31, 2006.

     In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

     Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

     The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" ("RPAF"). Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as defined by the SEC) and if not, why not. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls.

Employees

     As of September 30, 2005, GBSB had 187 employees, of which 159 were full-time and 28 were part-time. GBSB's employees are not covered by a collective bargaining agreement nor are there any employment contracts in place.

Sources of Funds

     GBSB's primary sources of funds are deposits, borrowed funds and repurchase agreements, scheduled amortization and prepayments of principal from loans and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations.

     GBSB offers a broad array of deposit products including demand checking, NOW, money market and savings accounts, as well as certificates of deposit. GBSB seeks deposits within its market area by paying competitive interest rates, offering high quality customer service and using technology to deliver deposit services effectively. GBSB's diverse product menu is designed to attract and retain customers, with the primary focus on building and expanding relationships. GBSB typically pays competitive rates on interest bearing deposits to garner market share. GBSB may become more or less competitive in its interest rate structure as its liquidity and capital position changes.

     Deposits totaled $592.1 million at September 30, 2005 with a weighted average rate of 2.84%. Certificates of deposit totaled $259.9 million, or 43.9% of the total deposit base. The average weighted rate paid on these time deposits is 3.57%. Based on historical experience and GBSB's current pricing strategy, management believes it will retain a large portion of these accounts upon maturity.

     Core deposits totaled $332.2 million, or 56.1% of GBSB's total deposit base with a weighted average rate of 2.26%, including $22.3 million of non-interest bearing deposits and $46.1 million in money market accounts with a weighted average rate of 3.28%.

Lending

     Since the opening of GBSB, lending activities have been primarily directed towards the origination of real estate secured loans. The primary focus has been first mortgage loans on 1 to 4 family residences. GBSB also makes commercial loans secured by various types of properties, including office, multifamily, retail and others. GBSB provides home equity loans on both an open and closed end basis, which are primarily secured by owner occupied residences. GBSB is approved as a Seller/Servicer for both Fannie Mae and Freddie Mac. GBSB presently services loans sold to Fannie Mae. In late 2003, GBSB entered the indirect auto lending business by virtue of a relationship with a major local dealership group.

     During 2005, GLB's management has begun to implement a new long-term strategy for future growth of the lending portfolio. The ultimate goal will be to grow the following loan segments so that they each will be 25% of the total portfolio: commercial real estate secured; commercial and industrial; consumer and residential single family. Additional staffing, as well as software applications to support increased volumes and loan complexity will be key, to the successful implementation of this strategy over the long term. A key objective will be to maximize adjustable rate pricing, while reducing interest rate sensitivity risk due to shortened relative maturities.

     GBSB has not been operating long enough to have an established history regarding actual loan losses. However, actual losses to date have been negligible. No loans were charged-off during 2000, and loans charged-off during 2001, 2002, 2003 and 2004 were $1,000, $20,000, $10,000, and $13000, respectively. Having no consequential history of its own, GBSB monitors and utilizes industry standards when considering the adequacy of its allowance as a percentage of gross loans. Based on the collective experience of management and industry practices, GBSB believes that, at December 31, 2004, an allowance of $2.1 million, or .72% of total assets, was sufficient to absorb estimated future charge-offs.

     GBSB's loan loss methodology consists of several key components, including a review of the two elements of GBSB's loan portfolio, performing loans and classified loans. Performing loans are reviewed based upon the premise that there are losses inherent within the loan portfolio that have been incurred as of the balance sheet date that have not yet been identified. GBSB utilizes a formula to determine its allowance relating to performing loans, reserving various percentages for each loan category. Classified loans are designated as substandard, doubtful or loss. GBSB considers a loan to be substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that GBSB could sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. When GBSB classifies problem loans as either substandard or doubtful, it establishes allowances for loan losses in amounts deemed prudent by management, generally at 20% and 50%, respectively. Substandard loans at December 31, 2004 totaled $740 thousand.

Mortgage Lending

     GBSB continues to use a mix of independent mortgage brokers, in addition to staff originators to generate single family mortgage loans. As the refinance activity that had been the mainstay of application activity for the past several years appears to have run its course, it appears that the mortgage market is in the process of returning to more historic production levels, which are driven primarily by purchase activity. GBSB developed an array of adjustable-rate mortgage products to augment the fixed rate and biweekly products that have been the most attractive in GBSB's market for the past several years. Total residential mortgage loans outstanding at September 30, 2005 were $227.7 million and represented 58.1% of GBSB's gross loan portfolio. Residential mortgage loans generally entail less risk than any other portion of GBSB's loan portfolio. Residential mortgage loan collections are dependent on the borrower's continued financial stability, which can be adversely affected by job loss, divorce, illness or personal bankruptcy. However, the value of the collateral typically appreciates or remains constant over time, resulting in a greater likelihood that the value of the collateral will not be less than the loan balance. At the time of origination, inspections and independent appraisals are made to substantiate current market values.


Commercial Real Estate Lending


     In order to increase the percentage of GBSB's portfolio allocated to commercial real estate loans, GBSB will originate larger loans, including construction loans that GBSB had not been able to compete for due to lending limit policy restrictions. GBSB will also "follow" some local real estate developers to areas outside its immediate market area in Western New York. Consideration will also be given to the purchase of quality real estate secured loans either on a whole or participation basis. Total commercial mortgage loans outstanding at September 30, 2005 were $47.3 million and represented 12.0% of GBSB's gross loan portfolio. Commercial real estate loans entail significant additional risk compared with residential mortgage lending, as they typically involve larger loan balances concentrated with a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties is mostly dependent on a project's ability to attract and retain tenants that are able to generate sufficient income to pay their rent and, thus, may be subject to a greater extent to adverse conditions in the real estate market or in the general economy.


Commercial Lending


     GBSB serves the needs of local business through various commercial loan and deposit products. It offers traditional commercial and business loan products, as well as accounts receivable financing and leasing facilities. GBSB's management's plans for the commercial lending portfolio include seeking larger credits as our capacity for such loans increases, seeking more opportunities for SBA guaranteed loans and seeking more opportunities in small business lending while enhancing our commercial banking product support on the retail side of GBSB. Total commercial loans outstanding at September 30, 2005 were $32.9 million and represented 8.4% the gross loan portfolio. Commercial lending is generally considered to involve a higher degree of credit risk than commercial lending secured by real estate. The repayment of unsecured commercial loans is generally dependent upon the success of the borrower's business, and, thus, may be subject to a greater extent to adverse conditions in the general economy.


Consumer Lending


     The consumer lending portfolio includes home equity loans and lines of credit, automobile loans, overdraft protection, secured installment loans, and deposit secured loans. Total consumer loans outstanding at September 30, 2005 were $84.2 million, representing 21.5% of the gross loan portfolio. GBSB's management will seek to increase the auto lending business by expanding the installation of automated application and loan documentation software into the retail branch network to enhance market opportunities on a direct lending basis, advertising campaigns to attract more consumer applications and by exploring the possibility of expanded loan products to include recreational, marine and unsecured loans. Consumer loans generally entail greater risk of loss than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate, such as automobiles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continued financial stability, which can be adversely affected by job loss, divorce, illness or personal bankruptcy.


Description Of Property

     GBSB maintains its corporate headquarters and main banking office at 2421 Main Street, Buffalo, New York. This property was purchased in 2000 and, after extensive renovations, GBSB occupied the building in November 2002. GBSB conducts banking operations at the following properties:

                                                          Square   Owned or
        Location                      Date Opened        Footage    Leased
        --------                      -----------        -------   --------
2421 Main Street                  November 2002           72,000   Owned
Buffalo, New York (main office)

47 Court Street                   November 1999            6,700   Leased
Buffalo, New York

320 Orchard Park Road             September 2000           3,000   Leased
West Seneca, New York

107 Main Street                   September 2001           3,800   Leased
North Tonawanda, New York

4950 Main Street                  June 2003                4,000   Owned
Amherst, New York

3438 Delaware Avenue              May 2004                 4,000   Owned
Tonawanda, New York

690 Kenmore Avenue                December 2004            4,000   Owned
Kenmore, New York

23 West Third Street              March 2005               1,000   Leased
Jamestown, New York

Dunkirk-Fredonia Plaza            August 2005              3,200   Leased
Fredonia, New York

8550 Transit Road                 November 2005            4,000   Owned
East Amherst, New York

2715 Niagara Falls Boulevard      April 2006               3,000   Owned
Amherst, New York                 (under construction)

315 Stahl Road                    April 2006               3,000   Owned
Getzville, New York               (under construction)

870 Fairmount Avenue              April 2006               2,700   Owned
Lakewood, New York                (under construction)

372 Connecticut Street            June 2006                2,500   Owned
Buffalo, New York                 (under construction)

2090 George Urban Boulevard       June 2006                4,000   Owned
Depew, New York                   (under construction)


6520 Webster Road        September 2006   3,000   Owned
Orchard Park, New York   (projected)

     Management believes that GBSB's properties have been adequately maintained, are in generally good condition and are suitable for its business as presently conducted.

     GBSB has made substantial investments in branch offices, leasehold improvements, fixtures, equipment, vehicles and furniture. At September 30, 2005, the net book value of its property and equipment was $17.4 million.

Legal Proceedings

     Neither GLB nor GBSB are a party to any legal proceeding other than routine litigation involving collection actions for loans and overdrawn accounts or other collection activities incidental to its business. None of these proceedings would, if adversely determined, have a material effect on either GLB's or GBSB's financial condition or results of operations.

Directors and Executive Officers

     The directors and executive officers of GLB and their ages as of November 30, 2005 are as follows:

          Name (1)            Age                       Position
          --------            ---   ------------------------------------------------
Barry M. Snyder (2)            61   Chairman of the Board of Directors
William A. Evans (3)           65   Vice Chairman of the Board of Directors
Andrew W. Dorn, Jr. (2)        55   President, Chief Executive Officer,
                                    Treasurer and Director
Louis Sidoni (2)               73   Executive Vice President, Secretary and Director
Kim S. Destro                  48   Executive Vice President and Chief Financial
                                    Officer
Paul W. Bergman                52   Executive Vice President and Chief Lending
                                    Officer
Marylou Borowiak               46   Executive Vice President and Chief Banking
                                    Officer
Frederick A. Wolf (3)          63   Assistant Secretary and Director

Carolyn B. Frank (2)           46   Director
Gerard T. Mazurkiewicz (4)     58   Director
Acea M. Mosey-Pawlowski (3)    38   Director
Dennis M. Penman (3)           56   Director
James A. Smith (4)             56   Director
Louis J. Thomas (3)            63   Director
David L. Ulrich (4)            57   Director

----------
(1) With the exception of Mr. Mazurkiewicz, who became a director in June 2003, all of GLB's directors have also been directors of GBSB since its inception in 1999. The board of directors is divided into three classes, with one class elected each year at our annual meeting of stockholders to serve for a term of three years and until their successors are duly elected and qualified.

(2)  Class A Director with a term expiring in 2006.

(3)  Class B Director with a term expiring in 2007.

(4)  Class C Director with a term expiring in 2008.

     Barry M. Snyder has served as the Chairman of the Board of Directors since GLB's formation in 2003. He has also been a director of GBSB since its inception in 1999 and has served as GBSB's Chairman of the Board of Directors since August 2001. He is the Chairman and Chief Executive Officer of Tuxedo Junction, a chain of formal wear rental stores, and the Chairman of the Board of Great Skate Hockey Supply Company, a distributor of hockey equipment in the United States. Mr. Snyder is a graduate of the State University of New York at Buffalo.

     William A. Evans has been a director since GLB's formation in 2003 and a director of GBSB since its inception in 1999 and serves as Vice Chairman of GLB's Board of Directors. Since the sale of his business in 1995, Mr. Evans has been engaged in the management of Evans Enterprises, a private investment company. Mr. Evans is a graduate of the United States Military Academy at West Point and the University of Florida School of Law.

     Andrew W. Dorn, Jr. has served as President and Chief Executive Officer and as a director since GLB's formation in 2003 and has served as a director of GBSB since it began operations in 1999. From 1995 to 1998, he served in the same capacity for Jamestown Savings Bank. Mr. Dorn is a graduate of the State University of New York at Buffalo and earned a masters degree in Business Administration from Canisius College.

     Louis Sidoni has been an Executive Vice President, Secretary and a director since GLB's formation in 2003 and has been an Executive Vice President, Secretary and a director of GBSB since its inception in 1999. From 1995 until June 1998, he served as an Executive Vice President and Chief Operating Officer of Jamestown Savings Bank. Mr. Sidoni is a graduate of the University of Buffalo.

     Kim S. Destro is an Executive Vice President and Chief Financial Officer and has been with GBSB since its inception in November 1999. From January 1997 until November 1999, she served as Vice President and Controller for Jamestown Savings Bank. Ms. Destro received a Bachelors of Science - Accounting degree from the State University of New York at Fredonia, and is a certified public accountant.

     Paul W. Bergman is an Executive Vice President and Chief Credit Officer and has been with GBSB since its inception in November 1999. Prior to 1997, he was a Senior Vice President of Key Corp. Mr. Bergman is a graduate of Canisius College.

     Marylou Borowiak is an Executive Vice President and Chief Banking Officer and has been with GBSB since October 2000. From 1993 until August 2000, she served as a regional Vice President for First Niagara Bank. Ms. Borowiak is a graduate of the State University of New York at Buffalo.

     Frederick A. Wolf has been a director and has served as Assistant Secretary since GLB's formation in 2003 and has served as a director and as Assistant Secretary of GBSB since its inception in 1999. From January 2000 until September 2005, Mr. Wolf was County Attorney for the County of Erie, New York. Since his retirement from the county, Mr. Wolf has been Special Counsel with Damon Morey LLP. Prior thereto, Mr. Wolf was engaged in the private practice of law in Buffalo, New York for approximately 32 years. Mr. Wolf is a graduate of the University of Buffalo and the State University of New York at Buffalo School of Law.

     Carolyn B. Frank has served as a director since GLB's formation in 2003 and has served as a director of GBSB since its inception in 1999. Since January 2004, Mrs. Frank has been the Vice President of Network Performance Support for Excellus Health Plan, Inc. From May 2002 until January 2004, she was an independent consultant to the health care industry. Previously, she was associated with Kaleida Health Systems serving, at various times, as President, Chief Executive Officer and Chief Financial Officer. Mrs. Frank is a graduate of Canisius College.

     Gerard T. Mazurkiewicz was appointed a director of GLB in June 2003 and was subsequently elected to serve a three-year term. Since January 2004, he has been a tax director at Dopkins & Company, LLP, a Buffalo, New York based accounting firm. He was employed in the Buffalo office of KPMG LLP since 1969, was elected into the partnership in 1980 and was appointed Partner in Charge of the Upstate New York/Albany tax practice in

1996, serving in that capacity until his retirement from KPMG in January 2002. Mr. Mazurkiewicz is a graduate of the State University of New York at Buffalo and is a certified public accountant.

     Acea M. Mosey-Pawlowski has been a director since GLB's formation in 2003 and a director of GBSB since its inception in 1999. Since 1995, she has been engaged in the private practice of law in Buffalo, New York and has served as in-house counsel to Allied Publishing Service, a national wholesaler of magazines. Since May 2004, Ms. Mosey-Pawlowski served as a Commissioner of the Erie County, New York Water Authority and as of January 2005, as the Public Administrator for the Erie County, New York Surrogate Court. She is a graduate of Canisius College and the Thomas Cooley School of Law.

     Dennis M. Penman has been a director since GLB's formation in 2003 and a director of GBSB since its inception in 1999. He has been an Executive Vice President and Chief Operating Officer of M. J. Peterson Real Estate Corporation, a real estate brokerage and development company, since 1980. Mr. Penman is a graduate of the State University of New York at Buffalo and the Institute of Real Estate Management.

     James A. Smith has been a director since GLB's the Company's formation in 2003 and a director of GBSB since its inception in 1999. He has been a practicing orthopedic surgeon since 1974. Dr. Smith is a graduate of Georgetown University and the State University of New York at Buffalo School of Medicine.

     Louis J. Thomas has been a director since GLB's formation in 2003 and a director of GBSB since its inception in 1999. Since 1970, he has served in various capacities with the United Steelworkers Union, and served as Director of District 4, covering the Northeastern United States and the Commonwealth of Puerto Rico until his retirement in May 2004. Mr. Thomas attended East Stroudsburg State College and served on the faculty of Syracuse University.

     David L. Ulrich has been a director since GLB's formation in 2003 and a director of GBSB since its inception in 1999. Since 1984, he has been the owner and President of Ulrich & Company, a full service insurance agency, until its sale in 2004. In addition, since 1992, he has been the owner and President of Ulrich Development Company, LLC, a real estate development company. Mr. Ulrich is a graduate of Ball State University and The Home Insurance Company School of Insurance.

Compensation of Directors and Officers

     Compensation of Directors

     During 2004, unsalaried members of the board of directors received annual compensation of $4,500 for attendance at all board and committee meetings. Unsalaried members of the Executive Committee received an additional stipend in the amount of $2,700. Effective April 1, 2005, these amounts were increased to $7,200 and $3,600, respectively. Total director's fees during 2004 amounted to $70,200.

     Compensation of Executive Officers

     The following table sets forth the cash compensation as well as certain other compensation earned during the years ended December 31, 2004, 2003 and 2002 for GLB's executive officers. None of GLB's other executive officers except for Mr. Dorn received annual compensation in excess of $100,000 in 2003 and 2002. The amounts shown include compensation for services in all compensation capacities.

                                                                                  Long Term
                                                                                 Compensation
                                              Annual Compensation                   Awards
                                  ------------------------------------------   ---------------
                                                                    Other         Securities
                                  Fiscal                           Annual         Underlying       All Other
Name and Principal Position        Year     Salary     Bonus    Compensation   Options/SARs(2)   Compensation
---------------------------       ------   --------   -------   ------------   ---------------   ------------
Andrew W. Dorn, Jr.,               2004    $180,671   $27,000        --                 --         $11,095(1)
President, Chief                   2003     140,000    21,000        --                 --           8,345(1)
Executive Officer and Treasurer    2002     120,000        --        --             12,000           7,200(1)

Paul W. Bergman,                   2004     107,621    15,000        --                 --           7,354(1)
Executive Vice President           2003          --        --        --                 --              --
and Chief Credit Officer           2002          --        --        --                 --              --

Kim S. Destro, Executive           2004      90,692    13,500        --                 --           6,280(1)
Vice President and Chief           2003          --        --        --                 --              --
Financial Officer                  2002          --        --        --                 --              --

----------
(1) Consists of employer contributions and matching contributions made by GBSB for the benefit of executive officers pursuant to its 401(k) Plan.

(2) Consists of grants to executive officers under GLB's 2000 and 2002 Stock Option Plans.

     Employee Plans

     2000 Stock Option Plan. In October 1999, the GBSB 2000 Stock Option Plan, or the 2000 Stock Option Plan, was adopted by GBSB and subsequently approved by stockholders and the New York State Superintendent of Banks. In connection with GLB's formation as a holding company for GBSB, this plan was assumed by GLB. 180,000 shares of GLB's common stock have been reserved for issuance under the 2000 Stock Option Plan. Pursuant to this plan, non-qualified stock options may be granted to directors and founders and incentive stock options may be granted to employees, including officers. In each instance, the exercise price for the options shall not be less than the greater of (i) the fair market value of

GLB's common stock on the date of grant as determined by GLB's board of directors or (ii) $10. Generally, options granted to directors and founders vest immediately and options granted to employees vest over a five-year period at the rate of 20% per year beginning one year from the date of grant. All options granted under the 2000 Stock Option Plan expire ten years from the date of grant. In 2004, no options were granted under the 2000 Stock Option Plan.

     2002 Stock Option Plan. In February 2002, the Greater Buffalo Savings Bank 2002 Stock Option Plan, or the 2002 Stock Option Plan, was adopted by GBSB and subsequently approved by its stockholders and the New York State Superintendent of Banks. In connection with GLB's formation as a holding company for GBSB, this plan was assumed by GLB. 200,000 shares of GLB's common stock have been reserved for issuance under the 2002 Stock Option Plan. Pursuant to this plan, non-qualified stock options may be granted to directors and founders and incentive stock options may be granted to employees, including officers. In each instance, the exercise price of the options shall not be less than the greater of (i) the fair market value of our common stock on the date of grant as determined by GLB's board of directors or (ii) $10. Generally, options granted to directors vest immediately and options granted to employees vest over a five year period at the rate of 20% per year beginning one year from the date of grant. All options granted under the 2002 Stock Option Plan expire ten years from the date of grant. In 2004, no options were granted under the 2002 Stock Option Plan.

     401(k) Plan. GBSB maintains a 401(k) retirement savings plan, which covers substantially all of its employees, including executive officers, who have completed at least 365 days of service. GBSB contributes an annual amount equal to 3% of each participant's base salary. Eligible participants may also contribute up to 100% of their annual compensation (15% for highly compensated employees), subject to an annual limitation as adjusted by the provisions of the Code. Participant contributions are matched by GBSB in an amount equal to 50% of the participant's contributions. Matching contributions are limited to an additional 3% of the participant's base salary and vest at the rate of 20% per year.

     Employee Stock Purchase Plan. In June 2004, GLB's board of directors approved the adoption of an employee stock purchase plan. The plan was established to allow GLB to offer shares to its employees and directors when shares are offered to its existing stockholders, however, the board may elect not to make the shares available, regardless of any stock offering made or scheduled to be made to existing stockholders. In September 2004, GLB completed the sale of common stock through the employee stock purchase plan. A total of 63,904 shares of common stock were sold at the offering price to existing stockholders of $9.00 per share, providing $575 thousand in additional capital, net of $5 thousand for stock offering costs.

     Options Granted in Last Fiscal Year. There were no stock options granted in 2004.

   AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth information with respect to executive officers named in the compensation table set forth above concerning the exercise of options during 2004 and unexercised options held at the end of 2004.

                                                                   Number of Securities          Value of Unexercised
                                                                  Underlying Unexercised         In-the-Money Options
                                     Shares                     Options at Fiscal Year End      at Fiscal Year End(1)
           Name and               Acquired On       Value      ---------------------------   ---------------------------
      Principal Position          Exercise(#)    Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
      ------------------         -------------   -----------   -----------   -------------   -----------   -------------
Andrew W. Dorn, Jr.,                   0              $0          28,800         11,200           $0             $0
   President, Chief Executive
   Officer and Treasurer
Paul W. Bergman,                       0              $0           3,920          2,080           $0             $0
   Executive Vice President
   and Chief Credit Officer
Kim S. Destro,                         0              $0           3,620          2,380           $0             $0
   Executive Vice President
   and Chief Financial
   Officer

Equity Compensation Plan Information

     The following table provides information about common stock that may be issued upon the exercise of options, warrants and rights under all of GLB's existing equity compensation plans as of December 31, 2004, including the 2000 Stock Option Plan and the 2002 Stock Option Plan.

                                                                                      Number of Securities
                                      Number of Securities                            Remaining for Future
                                        to be Issued upon      Weighted Average       Issuance under Equity
                                          Exercised of         Exercise Price of       Compensation Plans
                                      Outstanding Options,   Outstanding Options,     (excluding securities
           Plan Category               Warrants and Rights    Warrants and Rights   reflected in column (a))
           -------------              --------------------   --------------------   ------------------------
Equity compensation plans
   approved by security holders              185,390                  $10                     194,610
Equity compensation plans
   not approved by security holders               --                   --                          --
Total..............................          185,390                  $10                     194,610

         PROPOSAL I - PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT

     The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Appendix A to this joint proxy statement/prospectus and to the opinions of BVCC's and GLB's financial advisors included as Appendices B and C, respectively. We encourage you to carefully read those documents as well as the discussion in this joint proxy statement/prospectus.

Background of the Merger

     Following the adoption of the Amended Plan, BVCC's board of directors periodically reviewed BVCC's strategic alternatives as part of its continuing efforts to maximize stockholder value. The acquisition of a community banking franchise was one such alternative that was periodically reviewed.

     The board of directors of GLB has periodically reviewed GLB's strategic plan, growth objectives, including the continued expansion of its branch network, and capital needs. In January and February of 2005, GLB was in the process of reviewing alternative capital-raising strategies, including discussions with private equity, hedge fund investors and various investment banking firms.

     On March 3, 2005, Andrew Dorn, Chief Executive Officer of GLB, contacted John W. Rose of McAllen Partners, a private equity firm, as part of GLB's capital-raising strategy. Mr. Rose also serves as a member of the board of directors of BVCC. During their discussion, Mr. Rose indicated that a transaction between GLB and BVCC might be of interest to the other directors of BVCC. On March 24, 2005, at a regularly scheduled BVCC board meeting, Mr. Rose informed the other directors of his discussion with GLB. After a review of BVCC's strategic alternatives, the board authorized Mr. Rose and management to conduct preliminary discussions with GLB regarding a potential business combination transaction.

     On March 29, 2005, Mr. Rose, Barry M. Snyder, Chairman of GLB's board of directors, and Mr. Dorn met in Buffalo, New York for preliminary discussions regarding a potential transaction between BVCC and GLB. At this meeting, they discussed what each company could contribute to a combined organization to better serve their respective constituencies. BVCC and GLB thereafter entered into confidentiality and standstill agreements.

     On April 6, 2005, BVCC engaged Harris Nesbitt as its financial advisor in connection with a potential transaction with GLB. On April 8, 2005, Harris Nesbitt met with GLB in Buffalo, New York to begin gathering preliminary due diligence information on GLB.

     At the April 26, 2005 meeting of GLB's board of directors, all of GLB's executive officers and directors were made aware of the BVCC discussions and the preliminary due diligence that had taken place.

     On May 26, 2005, BVCC's board of directors and executive committee met to discuss the merits of a transaction with GLB. The board of directors discussed an overview of GLB, including its banking franchise, market demographics, historical performance and budget for 2005 and 2006. In addition, the BVCC board reviewed a preliminary analysis of the proposed transaction including its strategic considerations and financial impact. The board also considered the impact of a potential sale of BVAC on the proposed transaction with GLB and discussed the timing of such sale. The BVCC board concluded that a transaction with GLB should be investigated further and authorized management and Harris Nesbitt to continue discussions with GLB.

     On June 2, 2005, Mr. Rose and Robert B. Goldstein, Chairman of BVCC, accompanied by representatives from Harris Nesbitt, met with Mr. Snyder, Mr. Dorn and members of GLB's executive management in Buffalo, New York. Representatives from Hodgson Russ, LLP ("Hodgson"), legal counsel to GLB, were also present. On June 3, 2005, a brief historical summary regarding BVCC was provided as well as an overview of BVCC's strategic rationale for pursuing a combination with a community bank. GLB provided an overview of its business and strategic and financial plans. A preliminary framework for a potential transaction was discussed, including potential corporate and financial structures, the survival of the GLB franchise and name, the continuation of GLB's management and the board composition post-transaction.

     On June 13, 2005, GLB's executive committee authorized GLB to engage Sandler O'Neill, as its financial advisor in connection with a potential transaction with BVCC.

     On July 5, 2005, a meeting was held in Buffalo at which BVCC made a presentation to GBSB's Asset/Liability Committee regarding the operations and future prospects of BVAC. BVCC indicated that it had retained an investment banking firm to assist BVCC in the potential sale of BVAC. Representatives of Hodgson, Sandler O'Neill and KPMG also attended this meeting.

     From August 1 to August 5, 2005, GLB conducted due diligence on BVCC at the offices of BVCC in San Mateo, California. From August 8 to August 12, 2005, BVCC continued further financial and legal due diligence with respect to GLB and GBSB in Buffalo, New York. Throughout the month of August matters emanating from these due diligence activities were discussed by members of both companies.



     On September 6, 2005, a telephone conference call was held to continue the negotiation of the principal terms of the proposed transaction. The GLB representatives proposed an exchange ratio of 1.0873 shares of BVCC stock to be exchanged for each share of GLB stock. BVCC considered the proposal and preliminary determined that the ratio proposed by GLB was acceptable, subject to the completion of due diligence, the satisfactory negotiation of a definitive merger agreement and board approvals, and the representatives of BVCC and GLB discussed and preliminarily determined matters such as the identity of the officers and directors of the combined entity. BVCC and GLB agreed that BVCC's counsel, Duane Morris LLP, or Duane Morris, would provide a draft of the merger agreement to GLB's counsel.


     On September 29, 2005, Duane Morris delivered a draft merger agreement to Hodgson. During October, negotiations took place regarding the terms and conditions of the definitive merger agreement, including contingent liabilities, items to be included on schedules and BVCC's net operating loss carryforwards. Discussions continued throughout this period, including reviewing updated information on GLB's financial position and asset/liability management as well as developments regarding the sale of BVAC.

     On October 25, 2005, GLB's board of directors convened a special meeting to review the proposed merger agreement and to discuss all aspects of the merger proposal. Sandler O'Neill, Hodgson and KPMG made presentations and Sandler O'Neill provided a draft of a fairness opinion. Following the presentations, the board excused all non-board members and deliberated privately, after which the meeting was adjourned with a notice to re-convene by telephone on October 26, 2005.

     On October 25, 2005, BVCC's board of directors met with representatives of Harris Nesbitt, Duane Morris and Grant Thornton to discuss the proposed merger. The BVCC board of directors reviewed the draft merger agreement and the proposed terms and conditions of the merger. The BVCC board of directors also reviewed the business, regulatory, financial and operational aspects of the proposed merger. Harris Nesbitt delivered its analysis of the financial terms of the proposed merger and rendered its oral opinion to the BVCC board of directors, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to BVCC. Representatives of Duane Morris provided a summary of the principal terms of the merger agreement and reviewed the fiduciary obligations of BVCC's board of directors. Following the presentations, BVCC's board of directors excused Harris Nesbitt and Grant Thornton and after further deliberations BVCC's board of directors, with one board member abstaining, approved the merger agreement and transactions contemplated by the merger agreement.

     On October 26, 2005 the GLB board meeting was reconvened by telephone. At the reconvened meeting, Sandler O'Neill provided a revised and updated presentation and analysis that reflected additional accruals for contingent liabilities and the impact of reduced net operating loss carryforwards. Sandler O'Neill also delivered its oral opinion to the GLB board of directors, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to GLB. GLB's board of directors unanimously voted to adopt the resolutions in favor of a merger with BVCC.

     On October 26, 2005, BVCC and GLB executed the merger agreement, and, on the same date, BVCC and GLB issued a joint press release announcing the execution of the merger agreement.

BVCC's Reasons for the Merger; Recommendation of BVCC's Board of Directors

     Following its adoption of the Amended Plan, one of BVCC's strategies has been to effect a business combination that would combine BVCC's positive attributes with a community bank that has a strong local market presence and that could benefit from BVCC's positive attributes. BVCC's management believes that BVCC's positive attributes are primarily its available capital and the experience of its management in the development of community banks. BVCC's board of directors believes that the approximately $100 million in new capital BVCC will bring to the combined company, the experience of the BVCC members on the board of the combined company in banking matters would be beneficial to GLB.

     In approving the merger agreement, BVCC's board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

     - its understanding of BVCC's current status and future earnings whether or not the proposed sale of BVAC is consummated and of GLB's business, operations, financial condition, earnings, prospects and needs;

     - its understanding of the current and prospective environment in which GBSB operates, including local and regional economic conditions, the competitive environment for financial institutions generally, the continuing consolidation in the financial services industry and the likely effect of these factors on GLB in light of, and in the absence of, the proposed merger;

     - the review by the BVCC board of directors with its financial and legal advisers of the structure and terms of the merger, including the exchange ratio, the expectation of BVCC's legal advisers that the merger will not adversely affect BVCC's net operating loss carryforwards and that the merger will qualify as a transaction of a type that is generally tax-free to GLB's stockholders for U.S. federal income tax purposes;

     - the reverse accounting treatment of the merger which means that the surviving corporation will generally not be required to recognize goodwill on its balance sheet by reason of the merger;

     - the reports of BVCC's management and the financial presentation delivered by Harris Nesbitt to BVCC's board of directors concerning the merger;

     - the opinion dated October 25, 2005, delivered to BVCC's board of directors by Harris Nesbitt to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations described in the opinion, the exchange ratio was fair, from a financial point of view, to BVCC;

     - the proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management;

     - the likelihood that the regulatory approvals to complete the merger will be obtained; and

     - the historic and current prices of BVCC common stock in relation to GLB common stock.

     The BVCC board of directors also considered the following factors which would tend to support non-approval of the merger agreement:

     -    potential risks and costs of the merger;

     - the fact that 80% of the directors of the merged company would be comprised of former GLB directors; and


     - the information that was included in the Harris Nesbitt presentation to the BVCC board that showed an implied price to book equity ratio with respect to the transaction of 1.8x that was slightly outside the range of 0.9x to 1.6x for transactions relating to comparable companies;


     - the need to obtain BVCC and GLB stockholder approval and regulatory approvals in order to complete the merger.

     The BVCC board of directors determined that the factors supporting approval of the merger agreement were substantially more persuasive than the factors not supporting the merger.

     The BVCC board of directors was aware of the allocation of 12 of 15 or 80% of the seats on the board of directors of the combined company to GLB directors, which is greater than the pro forma percentage ownership of the combined company by the former GLB stockholders of approximately 40%. The BVCC board of directors understood that the board participation at this level was a condition to the willingness of GLB to enter into the merger agreement and deemed it appropriate given the strategic importance of the merger to BVCC.

     The BVCC board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

     The foregoing discussion of the information and factors considered by the BVCC board of directors is not exhaustive, but includes the material factors considered by the BVCC board of directors. The BVCC board of directors evaluated the factors described above and reached a consensus that the merger was advisable and in the best interests of BVCC and its stockholders. In considering the factors described above, individual members of the BVCC board of directors may have given different weights to different factors.

     The BVCC board of directors has nine members, of which the seven of them who voted on the merger (Messrs. Cooper, Dreher, Easley, Foster, Goldstein, Hyman and Porter) unanimously to approve the merger agreement and recommended that BVCC stockholders vote "FOR" approval and adoption of the merger proposal. P.K. Chatterjee abstained from voting on the merger. John W. Rose was unable to participate in the board meeting but had previously indicated in writing his support for the merger to BVCC's Chairman of the Board.

GLB's Reasons for the Merger; Recommendation of GLB's Board of Directors

     GLB's board of directors reviewed and discussed the merger with GLB's management and its outside legal and financial advisors in determining that the merger is fair to, and in the best interests of, GLB and its stockholders. In reaching its conclusion to adopt the merger agreement, the GLB board of directors considered a number of factors, including, among others, the following factors that supported a decision to proceed with the merger:

     - the GLB board's understanding of, and the presentations of the GLB management and financial advisor regarding, each of GLB's and BVCC's business, operations, management, financial condition, earnings and prospects;

     -    the results of GLB's due diligence of BVCC:

     - the GLB board's knowledge of the current and prospective environment in which GLB operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on GLB's potential growth, profitability and strategic options;

     - the review by the GLB board with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the merger consideration and the likelihood of the availability of net operating loss carryforwards;

     - the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

     - GLB management's view that the merger will provide GLB an efficient method by which to obtain substantial amounts of Tier 1 capital to support its growth;

     - the listing of the BVCC stock on the NYSE and the potential liquidity that this provides to the GLB stockholders;

     - the addition of three very experienced community bankers to the board of directors of GLB's bank subsidiary, GBSB; and

     - the financial information and analyses provided by Sandler O'Neill to the GLB board of directors, and Sandler O'Neill's opinion to the GLB board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, qualifications, conditions, limitations and other matters set forth in such opinion, the consideration to be received by the holders of shares of GLB common stock pursuant to the merger is fair from a financial point of view to such holders. THE COMPLETE TEXT OF THE SANDLER O'NEILL WRITTEN OPINION THAT WAS DELIVERED TO THE GLB BOARD OF DIRECTORS IS INCLUDED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. GLB STOCKHOLDERS ARE URGED TO READ THE SANDLER O'NEILL OPINION IN ITS ENTIRETY.

     The GLB Board also considered several factors that did not support a decision to proceed with the merger, including, among others, the following:

     - the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

     - the risks and costs to GLB if the merger is not completed, including the diversion of management and employee attention;

     - the requirement that GLB conduct its business in the ordinary course and the other restrictions on GLB's conduct of its business prior to completion of the merger, which may delay or prevent GLB from undertaking business opportunities that may arise pending completion of the merger; and

     - the fact that a termination fee is payable to BVCC under specified circumstances.

     The GLB board of directors determined that the factors supporting the merger were substantially more persuasive than the factors not supporting the merger.

     The discussion of the information and factors considered by the GLB board of directors is not exhaustive, but includes all material factors considered by the GLB board. The GLB board evaluated the factors described above, including asking questions of GLB's management and GLB's legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of GLB and its stockholders. The GLB board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of the GLB board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

     The GLB board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of GLB and its stockholders. Accordingly, the GLB board of directors unanimously approved the merger agreement and unanimously recommends that GLB stockholders vote "FOR" the approval and adoption of the merger agreement.

     THE GLB BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF GLB APPROVE AND ADOPT THE MERGER AGREEMENT.

Opinion of BVCC's Financial Advisor in Connection with the Merger

     On October 25, 2005, Harris Nesbitt delivered its oral opinion, subsequently confirmed in writing, to the board of directors of BVCC that, as of such date and based upon and subject to the assumptions, conditions and limitations stated in its opinion, the exchange ratio to be paid by BVCC pursuant to the merger agreement was fair to BVCC from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF HARRIS NESBITT, DATED OCTOBER 25, 2005, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITATIONS ON THE REVIEW UNDERTAKEN BY HARRIS NESBITT IN CONNECTION WITH THE OPINION, IS INCLUDED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF HARRIS NESBITT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION EXPRESSED BY HARRIS NESBITT WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS OF BVCC IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO ANY ACTION THE BOARD OF DIRECTORS OF BVCC OR ANY STOCKHOLDER OF BVCC SHOULD TAKE IN CONNECTION WITH THE MERGER OR ANY ASPECT THEREOF AND IS NOT A RECOMMENDATION TO ANY PERSON ON HOW SUCH PERSON SHOULD VOTE WITH RESPECT TO THE MERGER. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with its opinion, Harris Nesbitt reviewed, among other things:

     -    a draft of the merger agreement dated October 18, 2005;

     - certain publicly available SEC filings of BVCC including, but not limited to, the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the period ended June 30, 2005;

     - certain publicly available SEC filings of GLB including, but not limited to, the Form 10-KSB for the year ended December 31, 2004 and the Form 10-QSB for the period ended June 30, 2005;

     - BVCC management-prepared projected financial statements of BVCC for the years ended December 31, 2005 through 2008;

     - BVCC's management prepared projected financial statements of GLB for the years ended December 31, 2005 through 2010;

     - GLB's management prepared projected financial statements of GLB for the years ended December 31, 2005 and 2006;

     - certain management presentations and other financial information prepared by GLB and its financial advisors;

     -    independent third party research and estimates; and

     - certain other internal financial analyses and forecasts for BVCC and GLB prepared by BVCC management.

     Harris Nesbitt also held discussions with members of the management of each of BVCC and GLB regarding the background of the transaction and the past and current business operations, financial condition and future prospects of BVCC or GLB, as applicable. In addition, Harris Nesbitt held discussions with other advisors of BVCC with respect to the transaction and also the potential sale of BVAC.

     In addition, Harris Nesbitt:

     - reviewed certain financial and stock market information for selected publicly traded companies that it deemed to be relevant;

     - reviewed the financial terms, to the extent publicly available, of selected recent acquisitions of companies that it deemed to be relevant; and

     - performed such other studies and analyses, and conducted such discussions, as it considered appropriate.

     In rendering its opinion, Harris Nesbitt assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by BVCC or its representatives or other advisors or GLB or its representatives or advisors or obtained by Harris Nesbitt from other sources. Harris Nesbitt did not independently verify that information, did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of BVCC or GLB or their respective subsidiaries, and was not furnished with any such appraisals. Harris Nesbitt did not evaluate the solvency or fair value of BVCC or GLB or their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Harris Nesbitt did not assume any obligation to conduct, and did not conduct, any due diligence or any physical inspection of the properties or facilities of BVCC or GLB or their respective subsidiaries. With respect to financial forecasts for each of BVCC and GLB, Harris Nesbitt relied on the forecasts provided by the managements of BVCC and GLB, and was advised by BVCC or GLB, as applicable, and Harris Nesbitt assumed, without independent investigation, that such forecasts were reasonably prepared and reflected the best then available estimates and judgment of BVCC management or GLB management, as the case may be, as to the expected future financial performance of BVCC and GLB. Finally, Harris Nesbitt assumed, with the permission of the board of directors of BVCC, that following the merger the net operating losses of BVCC would continue to be available to BVCC and would not be subject to any restrictions as a result of the merger under applicable tax or accounting rules. Harris Nesbitt also considered the potential sale price for the proposed sale of BVAC to a third party.

     Harris Nesbitt's opinion relates solely to the fairness, from a financial point of view, of the exchange ratio to BVCC as of the date of its opinion. Harris Nesbitt's opinion did not express any opinion as to the relative merits of the merger and any other transactions or business strategies discussed by the board of directors of BVCC as alternatives to the merger or the decision of the board of directors of BVCC to proceed with the merger, nor did it express any opinion on the structure, terms or effect of any other aspect of the merger or the other transactions contemplated by the merger agreement. Harris Nesbitt is not an expert in, and its opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction. Harris Nesbitt relied, as to such matters, on BVCC's legal, tax and accounting advisors.

     Harris Nesbitt's opinion was necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to Harris Nesbitt, as of the date of the opinion. Harris Nesbitt does not have any obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to Harris Nesbitt's attention after the date of the opinion.

     The following is a summary of the material financial analyses performed by Harris Nesbitt in connection with providing its opinion to the board of directors of BVCC. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Harris Nesbitt, the tables must be read together with the accompanying text of each summary.

Merger Price Analysis

     Harris Nesbitt assumed a merger price (referred to as the "Merger Price") of $16.66 per share of common stock of GLB based on the exchange ratio of 1.0873 as set forth in the merger agreement and the average closing price of BVCC's common stock on October 21,

2005. Although the Merger Price is subject to change based on fluctuations in the price of BVCC's common stock, Harris Nesbitt used a Merger Price of $16.66 per share for purposes of its financial analysis.

     Harris Nesbitt then reviewed the range and average closing price of BVCC's common stock over various periods ending on October 21, 2005. These prices are referred to as the "Period Closing Prices" and "Period Average Closing Prices." Harris Nesbitt then calculated the implied merger prices based on the Period Closing Prices and Period Average Closing Prices and compared these implied merger prices to the Merger Price.

     This analysis indicated the following:

                   BVCC Period Closing Prices    Implied Merger Price (1)
                   --------------------------   --------------------------
Period Ending                          Period                       Period
October 21, 2005         Range        Average         Range        Average
----------------   ----------------   -------   ----------------   -------
1 Day              $15.32 To $15.32    $15.32   $16.66 To $16.66    $16.66
1 Week             $15.32 To $15.38    $15.34   $16.66 To $16.72    $16.68
1 Month            $15.32 To $15.64    $15.42   $16.66 To $17.01    $16.77
3 Months           $15.32 To $15.95    $15.58   $16.66 To $17.34    $16.94
6 Months           $15.27 To $16.10    $15.66   $16.60 To $17.51    $17.03
12 Months          $15.27 To $18.00    $16.03   $16.60 To $19.57    $17.43

----------
(1)  Based on the exchange ratio of 1.0873.

Selected Comparable Company Analysis

     Harris Nesbitt reviewed and compared selected financial information, ratios and implied multiples for GLB to corresponding financial information, ratios and public market multiples for the following selected publicly traded thrifts located in the Mid-Atlantic region with total assets between approximately $500 million and $2.5 billion and trailing twelve month return on assets of less than 0.7%:

     -    Citizens South Banking Corporation

     -    Sound Federal Bancorp, Inc.

     -    Synergy Financial Group, Inc.

     -    Lincoln Bancorp

     -    Central Bancorp, Inc.

     -    First Federal Bancshares, Inc.

     -    Rainier Pacific Financial Group, Inc.

     -    Ameriana Bancorp

     -    First Keystone Financial, Inc.

     -    Peoples Community Bancorp, Inc.

     -    MFB Corp.

     -    Pocahontas Bancorp, Inc.

     -    Meta Financial Group, Inc.

     -    Wayne Savings Bancshares, Inc.

     The multiples and ratios were calculated by Harris Nesbitt using the closing price for each of the selected companies on October 21, 2005 and its latest publicly available quarterly or annual filing. The applicable financial data for GLB was taken from its December 31, 2004 10-KSB public filing and its June 30, 2005 10-QSB public filing.

     Harris Nesbitt calculated the following multiples for the selected comparable companies, which Harris Nesbitt compared to the results or estimates for GLB:

     -    Price / Last Twelve Months (referred to as "LTM") Net Income

     -    Price / Book Equity

     -    Price / Adjusted Book Equity

     -    Price / Tangible Book Equity

     -    Price / Adjusted Tangible Book Equity

     -    Price / Assets

     -    Deposit Premium

     -    Core Deposit Premium

     The results of these analyses are summarized as follows:

                                                                      Implied
              Ratio                              Range       Median   GLB (4)
              -----                         --------------   ------   -------
Price / LTM Net Income (1)                  14.0x To 41.1x    31.1x    21.7x
Price / Book Equity                          0.9x To  1.6x     1.2x     1.8x
Price / Adjusted Book Equity (2)             0.7x To  2.3x     1.2x     1.8x
Price / Tangible Book Equity (3)             1.0x To  1.8x     1.3x     1.8x
Price / Adjusted Tangible Book Equity (2)    1.0x To  2.9x     1.4x     1.8x
Price / Assets                               6.9% To 19.7%     9.0%     9.0%
Deposit Premium                              0.7% To  9.1%     4.0%     4.9%
Core Deposit Premium                         0.2% To 14.6%     4.9%     6.0%

----------
(1)  Last twelve months ended June 30, 2005.

(2) Book equity adjusted for estimated excess capital assumed to be equity in excess of 6% of total assets.

(3)  Book equity adjusted for intangible assets.

(4)  Based on the Merger Price of $16.66 per share.

     None of the selected comparable companies is identical to GLB. Accordingly, any analysis of the selected publicly traded comparable companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the public trading values and financial information of the selected comparable companies.

Selected Precedent Transactions Analysis

     Harris Nesbitt analyzed certain publicly available information relating to seven selected completed thrift transactions that were considered to be in the same or similar lines of business as GLB, in similar demographic markets and with target total assets of $500 million to $1 billion at time of announcement, and that were completed from June 30, 2003 to October 25, 2005. The following table lists the transactions analyzed by Harris Nesbitt:

               Target                              Acquirer
               ------                              --------
Northeast Pennsylvania Financial Corp.   KNBT Bancorp, Inc.
Winton Financial                         Wesbanco
FSF Financial                            MidCountry Financial
Warwick Community Bancorp                Provident Bancorp
GA Financial                             First Commonwealth Financial
Thistle Group Holdings                   Royal Bank of Scotland
                                         (Citizens Bank PA)
First Bell Bancorp                       Northwest Bancorp

     Harris Nesbitt calculated various financial multiples based on publicly available information for each of the selected transactions. The applicable financial data for GLB was taken from its December 31, 2004 10-KSB public filing and its June 30, 2005 10-QSB public filing. The prices used by Harris Nesbitt for purposes of these analyses are the publicly disclosed prices paid in the selected transactions.

     Harris Nesbitt calculated the following multiples for the selected transactions, which Harris Nesbitt compared to the results or estimates for GLB:

     -    Price / LTM Net Income

     -    Price / Book Equity

     -    Price / Tangible Book Equity

     -    Price / Assets

     -    Deposit Premium

     -    Core Deposit Premium

     The results of these analyses are summarized as follows:

                                                             Implied
           Ratio                       Range        Median    GLB(3)
           -----                   --------------   ------   -------
Price / LTM Net Income (1)         14.5x To 30.4x    21.2x    21.7x
Price / Book Equity                 1.6x To  2.2x     1.9x     1.8x
Price / Tangible Book Equity (2)    1.6x To  2.2x     2.0x     1.8x
Price / Assets                     11.7% To 21.0%    16.6%     9.0%
Deposit Premium                     8.5% To 20.2%    15.4%     4.9%
Core Deposit Premium                9.8% To 20.8%    17.5%     6.0%

----------
(1)  Last twelve months ended June 30, 2005.

(2)  Book equity adjusted for intangible assets.

(3)  Based on the Merger Price of $16.66 per share.

     None of the selected transactions is identical to the merger. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the prices paid and other financial information in the selected transactions.

Discounted Cash Flow Analysis

     Using a discounted cash flow analysis, Harris Nesbitt calculated the present value of the estimated equity free cash flows of GLB for the fiscal years 2006 to 2010 and a residual value at 2010, based upon projections prepared by the management of BVCC. Harris Nesbitt determined certain equity value reference ranges for GLB based upon the sum of: (i) the discounted value (using discount rates ranging from 8.5% to 9.5%) of the estimated equity cash flows of GLB, plus (ii) the discounted value (using various discount rates from 8.5% to 9.5%) of the residual value of GLB, calculated using the dividend discount model and long-term growth rates of 3.0% to 4.0%.

     This analysis resulted in an implied equity value reference range per share of GLB common stock of $13.73 to $19.51.

Pro Forma Earnings Analysis

     Harris Nesbitt analyzed the potential pro forma effect of the merger on BVCC's estimated pro forma earnings per share for the fiscal year ending December 31, 2006, taking into consideration various financial effects expected to result from consummation of the merger. For purposes of this analysis, Harris Nesbitt relied upon financial and operating assumptions provided by BVCC management and publicly available data about BVCC and GLB, including pro forma financial information for BVCC for the fiscal year ending December 31, 2005 assuming the sale of BVAC.

     Harris Nesbitt noted that, based on financial projections provided by the management of BVCC, the transaction would be accretive on an earnings per share basis in fiscal 2006. The actual results achieved by the combined companies may vary from projected results and such variations may be material.

General

     This summary is not a complete description of the analyses performed by Harris Nesbitt but contains the material elements of the analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Harris Nesbitt believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the processes underlying Harris Nesbitt's analyses and opinion. In arriving at its fairness determination, Harris Nesbitt considered the results of all such analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to GLB, BVCC or the contemplated merger.

     The analyses were prepared for purposes of providing an opinion to the board of directors of BVCC and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. In performing its analyses, Harris Nesbitt made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Harris Nesbitt are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BVCC, Harris Nesbitt or any other person assumes responsibility if future results are materially different from those forecast.

     Harris Nesbitt's opinion to the board of directors of BVCC was one of many factors taken into consideration by the board of directors of BVCC in making its determination to approve the merger.

     Harris Nesbitt, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Harris Nesbitt and its affiliates may have in the past provided certain investment banking services to BVCC or GLB, and Harris Nesbitt and certain of its affiliates are currently providing and in the past may have provided from time to time corporate banking services to BVCC or GLB or their respective affiliates, for which they have received or will receive customary fees. Harris Nesbitt and certain of its affiliates may provide investment and corporate banking services to BVCC or GLB and their respective affiliates in the future for which they will receive customary fees. In particular, Harris Nesbitt is one of the lenders under a $450 million revolving warehouse facility of BVCC's subsidiary, BVAC, which was established in June 2005, for which Harris Nesbitt has received, and will receive, customary fees. Harris Nesbitt provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of BVCC for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated April 6, 2005, BVCC engaged Harris Nesbitt to act as its financial advisor in connection with the possible acquisition of or merger with GLB. The board of directors of BVCC selected Harris Nesbitt based on its qualifications and expertise in providing financial advice to companies and its reputation as a recognized investment banking firm. Pursuant to the terms of the letter agreement, Harris Nesbitt was paid a retainer fee of $50,000 for its role as financial advisor and an additional $250,000 upon the signing of the merger agreement. In addition, under the terms of the letter agreement, upon the consummation of the merger, Harris Nesbitt will be entitled to receive a fee of $1,000,000 from BVCC in connection with the merger (less the retainer fee of $50,000 and the

$250,000 fee paid upon the signing of the merger agreement). BVCC also has agreed to reimburse Harris Nesbitt for its out-of-pocket expenses, including counsel fees, and to indemnify Harris Nesbitt against certain liabilities, including certain liabilities under the federal securities laws.


     BVCC has paid Harris Nesbitt fees of $300,000 in the two years ended December 31, 2005. Upon the consummation of the merger, BVCC has agreed to pay Harris Nesbitt an additional fee of $700,000 upon the closing of the merger with GLB. In addition, during the two years ended December 31, 2005, BVAC paid interest and fees of approximately $2.0 million to the Bank of Montreal, a participant in BVAC's warehouse credit facility. Bank of Montreal is the parent of Harris Nesbitt. Harris Nesbitt has consented to the inclusion of its opinion in this joint proxy statement/prospectus.


Opinion of GLB's Financial Advisor

     By letter dated June 13, 2005, GLB retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to GLB in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the October 26, 2005 meeting at which GLB's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to GLB's stockholders from a financial point of view. The full text of Sandler O'Neill's opinion is included as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge GLB's stockholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

     Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the GLB's board and is directed only to the fairness of the exchange ratio to GLB's stockholders from a financial point of view. It does not address the underlying business decision of GLB to engage in the merger or any other aspect of the merger and is not a recommendation to any GLB stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

     In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

     (1)  the merger agreement;

     (2) certain publicly available financial statements and other historical financial information of GLB that they deemed relevant;

     (3) certain publicly available financial statements and other historical financial information of BVCC that they deemed relevant;

     (4) earnings per share estimates for GLB for the years ending December 31, 2005 and 2006 as provided by, reviewed with and confirmed by senior management of GLB;

     (5) earnings per share estimates for BVCC for the years ending December 31, 2005 as provided by management of BVCC and December 31, 2006 as estimated by BVCC and, in either instance, assuming a disposition of BVAC's auto loan portfolio and discussions with senior management of BVCC;

     (6) earnings per share estimates for BVCC for the years ending December 31, 2005 and 2006 as provided by management of BVCC and assuming BVAC retains ownership of its auto loan portfolio and reviewed with and confirmed by senior management of BVCC;

     (7) the pro forma financial impact of the merger on BVCC and the combined surviving entity, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by the senior management of BVCC and reviewed with senior management of BVCC and GLB;

     (8) the current market environment generally and the banking environment in particular, including a review of these environments in the context of GLB's consideration of an initial public offering; and

     (9) such other information, financial studies, analyses and investigations along with financial, economic and market criteria as Sandler O'Neill considered relevant.

     Sandler O'Neill also discussed with certain members of senior management of GLB the business, financial condition, results of operations and prospects of GLB and held similar discussions with certain members of senior management of BVCC regarding the business, financial condition, results of operations and prospects of BVCC.

     In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of senior management of GLB and BVCC that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for its accuracy or completeness. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of GLB or BVCC or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of GLB or BVCC, nor did it review any individual credit files relating to GLB or BVCC. With GLB's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both GLB and BVCC were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with GLB's consent, that there had been no material change in GLB's or BVCC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that GLB and BVCC will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. With GLB's consent, Sandler O'Neill relied upon the advice GLB's received from its legal and tax advisors as to all legal and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

     In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses it considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to GLB and BVCC, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of GLB or BVCC and the companies to which they are being compared.

     The earnings projections used and relied upon by Sandler O'Neill for GLB and BVCC in its analyses were based upon internal financial projections for the respective companies prepared and furnished by the managements of GLB and BVCC. With respect to such financial projections and all of GLB's and BVCC's projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, the managements of the respective institutions confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of GLB and BVCC, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of GLB, BVCC and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the GLB board at the board's October 26, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of GLB's common stock or BVCC's common stock or the prices at which GLB's or BVCC's common stock may be sold at any time.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of BVCC's common stock on October 25, 2005 of $15.31 and the exchange ratio of 1.0873, Sandler O'Neill calculated an implied transaction value of $16.65 per share. Based upon financial information for GLB for the twelve months ended June 30, 2005, Sandler O'Neill calculated the following ratios:

                               Transaction Ratios

Transaction value/Last 12 months' earnings per share    21.0x
Transaction value/Tangible book value per share        172.6%
Transaction value/Stated book value per share          172.6%

     For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $67.1 million, based upon 3.96 million shares of GLB common stock outstanding and including the intrinsic value of options to purchase an aggregate of .18 million shares with a weighted average strike price of $10.00.

     1. Comparative Initial Public Offering Alternative. As a strategic alternative to the proposed merger with BVCC, Sandler O'Neill analyzed the possibility of an initial public offering of shares of GLB's common stock.

     Comparable Company Analysis. In analyzing the Comparative Initial Public Offering Alternative, Sandler O'Neill used publicly available information to compare selected financial and market trading information of a group of financial institutions located in the Mid-West and selected by Sandler O'Neill as comparable to GLB with respect to valuations and operating statistics. The group, or Peer Group, consisted of the following publicly traded full converted thrift institutions with total assets between $.8 billion and $3.5 billion. Sandler O'Neill has advised us that it selected a peer group of fully converted thrift institutions located in the Midwest because it believes the Midwest market area is more reflective of the lower growth prospects and wealth concentration characteristics of the Western New York markets in which GLB operates. The members of the Peer Group are:

Bank Mutual Corp.
United Community Finl Corp.
Bank Financial Corp.
Lincoln Bancorp
Citizens First Bancorp Inc.
CFS Bancorp Inc.
MutualFirst Financial Inc.

The analysis compared publicly available financial information and the median data for the Peer Group as of and for the 12 month period ended June 30, 2005. The table below sets forth the comparative data as of and for the 12 month period ended June 30, 2005, with pricing data as of October 25, 2005.

                                                PEER
                                       GLB      GROUP
                                     ------   --------
Total assets (in millions)           $745.0   $1,567.6
Net interest margin                    2.21%      3.23%
Non-interest income/average assets     0.15%      0.63%
Efficiency ratio                       72.5%      72.4%
Return on average assets               0.46%      0.60%
Return on average equity               8.45%      5.25%
Price/Tangible Book Value                NA      117.0%

     Discounted Cash Flow Analysis and Terminal Value Analysis. Sandler O'Neill performed an analysis that estimated the present value per share of future cash flow streams to GLB's stockholders under various circumstances in the context of an initial public offering. The discounted cash flow analysis assumed a 12% discount rate. For the periods after 2005, Sandler O'Neill assumed an annual asset growth rate between 0% and 15% and an annual improvement in the pre-tax return on average assets of 0 basis points to 15 basis points. To approximate the terminal value of GLB common stock at December 31, 2005, Sandler O'Neill applied tangible book value multiples ranging from 130% to 160% and annual asset growth rates between 0% and 15%. As illustrated in the following tables for annual asset growth rates between 0% and 15%, this analysis indicated an imputed range of values per share of GLB's common stock of $12.53 and $15.22 when applying a 0 basis point to 15 basis point annual improvement in the pre-tax return on average assets and $11.46 to $15.64 when applying multiples of tangible book value. The implied initial public offering value as calculated by Sandler O'Neill was $14.00 per share.

           Annual Improvement in the Pre-Tax Return on Average Assets

  PRE-TAX            Annual Asset Growth
   ROAA       ---------------------------------
IMPROVEMENT     0%       5%       10%      15%
-----------   ------   ------   ------   ------
    0BP       $12.53   $12.83   $13.16   $13.53
    5BP       $12.88   $13.24   $13.65   $14.09
    10BP      $13.22   $13.65   $14.13   $14.66
    15BP      $13.56   $14.06   $14.61   $15.22

                         Terminal Value - (TBV Multiple)

 TERMINAL            Annual Asset Growth
VALUE (TBV   ----------------------------------
 MULTIPLE)     0%       5%       10%      15%
----------   ------   ------   ------   -------
  130.0%     $11.46   $11.83   $12.24   $12.70
  140.0%     $12.34   $12.74   $13.19   $13.68
  150.0%     $13.22   $13.65   $14.13   $14.66
  160.0%     $14.10   $14.56   $15.07   $15.64

     In connection with its analyses, Sandler O'Neill considered and discussed with the GLB Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, growth rate of earnings per share and dividend payout ratio. Sandler O'Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Initial Public Offering Analysis. Sandler O'Neill analyzed certain potential pro forma effects of an initial public offering as an alternative to the merger, assuming the following: (1) the transaction will close on December 31, 2005 (2) an initial public offering of $50 million (3) an underwriting discount of 6.0%, and (4) 3.6 million shares issued at an initial public offering price with a range of $12.50 to $15.50. The median Peer Group Price/Tangible Book Value multiple was 117.0%, with a range of 112.9% to 158.5%. Using the assumed initial public offering price of $14.00 resulted in a pro forma Price/Tangible Book Value of 123.1%, slightly above the Peer Group Median. At the expected closing date, Sandler O'Neill's analysis also resulted in a Tangible Equity to Tangible Assets of 9.6%. Using the lowest assumed figure of $12.50, resulted in GLB's assumed Price/Tangible Book Value to be 116.2%, just below the median for the Peer Group. Assuming an initial public offering price of $15.50, resulted in an assumed Price/Tangible value of 130.0%, which would place GLB among the top two in the Peer Group. In each case the assumed initial public offering price was below the implied merger transaction value of $16.65 per share.

     2. Merger Transaction Analysis. Sandler O'Neill then analyzed the merger transaction and assumed the divestiture of BVCC's automotive lending subsidiary, BVAC.

     Discounted Cash Flow Analysis and Terminal Value Analysis. Sandler O'Neill performed an analysis that estimated the present value per share of future cash flow streams to GLB's stockholders under various circumstances. The discounted cash flow analysis assumed a 12% discount rate. For the periods after 2005, Sandler O'Neill assumed annual asset growth rates between 0% and 15% and an annual improvement in the pre-tax return on average assets of 0 basis points to 15 basis points. To approximate the terminal value of GLB common stock at December 31, 2005, Sandler O'Neill applied tangible book value multiples ranging from 140% to 170% and annual asset growth rates between 0% and 15%. As illustrated in the following tables for annual asset growth rate between 0% and 15%, this analysis indicated an imputed range of values per share of GLB's common stock of $15.60 and $17.90 when applying a 0 basis point to 15 basis point annual improvement in the pre-tax return on average assets and $15.24 to $19.48 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $16.65 per share.

           Annual Improvement in the Pre-Tax Return on Average Assets

  PRE-TAX            Annual Asset Growth
   ROAA       ---------------------------------
IMPROVEMENT     0%       5%       10%      15%
-----------   ------   ------   ------   ------
    0BP       $15.60   $15.93   $16.27   $16.63
    5BP       $15.89   $16.26   $16.65   $17.07
    10BP      $16.17   $16.58   $17.02   $17.49
    15BP      $16.45   $16.90   $17.38   $17.90

                        Terminal Value - (TBV Multiple)

 TERMINAL           Annual Asset Growth
VALUE (TBV   ---------------------------------
 MULTIPLE)     0%       5%       10%      15%
----------   ------   ------   ------   ------
  140.0%     $15.24   $15.63   $16.04   $16.49
  150.0%     $16.17   $16.58   $17.02   $17.49
  160.0%     $17.11   $17.53   $18.00   $18.48
  170.0%     $18.04   $18.48   $18.97   $19.48

     In connection with its analyses, Sandler O'Neill considered and discussed with the GLB board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, growth rate of earnings per share and dividend payout ratio. Sandler O'Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2005, (2) 100% of the GLB shares are exchanged for BVCC common stock at an exchange ratio of 1.0873x, (3) earnings per share projections for GLB and BVCC are consistent with estimated projections as discussed with management of both companies for 2005 and 2006, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of GLB. The analysis indicated that for the year ending December 31, 2005 (the assumed closing date for the transaction), the merger would be approximately 36.0% accretive to GLB's projected tangible book value per share, approximately 43.0% accretive to GLB's book value per share and approximately 6.5% dilutive to GLB's 2006 earnings per share. The analysis also indicated that at December 31, 2005 (the assumed closing date for the transaction), the merger would be approximately 19.0% dilutive to BVCC's tangible book value per share, approximately 16.4% dilutive to BVCC's book value per share and approximately 41.4% accretive to BVCC's 2006 earnings per share.

     In connection with its analyses, Sandler O'Neill considered and discussed with the GLB Board how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each company. Sandler O'Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

     GLB has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $400,000, of which $58,954 has been paid, $75,000 will be due and payable upon the mailing of the joint proxy statement/prospectus to stockholders of GLB and BVCC with the balance contingent, and payable, upon closing of the merger. GLB has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided other investment banking services to GLB and received compensation for such services. Sandler O'Neill has also in the past provided certain investment banking services to BVCC and received compensation for such services, and they may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to GLB and BVCC and their respective affiliates and may actively trade the debt and/or equity securities of GLB and BVCC and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

During the two years ended December 31, 2005, GLB has paid fees of $59,000 to Sandler O'Neill. Sandler O'Neill has consented to the inclusion of its opinion in this joint proxy statement/prospectus.

Nonpublic Financial Projections

     As noted under "- Background of the Merger," in connection with their consideration of the merger, BVCC and GLB conducted a due diligence review of each other. Some of the financial information BVCC and GLB exchanged with each other included internal financial forecasts which are summarized below. BVCC and GLB prepared these forecasts in the ordinary course of business for use in connection with budgeting, planning, capital allocation and other management and personnel decisions.

     These internal forecasts, which are summarized below, were not prepared with a view to public disclosure or compliance with GAAP, the published guidelines of the SEC or the American Institute of Certified Public Accountants' guidelines regarding projections and forecasts. The forecasts were not subject to audit or review by an independent registered public accountant. In addition, the forecasts were prepared using a number of assumptions, which are described below to the extent GLB and BVCC consider them material. As such, the forecasts and assumptions may not in fact be realized, and they are necessarily subject to numerous contingencies and uncertainties. The businesses of BVCC and GLB are dependent on interest rate levels and other economic developments in their respective market areas. Accordingly, inclusion of the BVCC and GLB forecasts should not be interpreted as an indication that the forecasts will be predictive of actual future results, and the BVCC and GLB forecasts should not be relied upon for this purpose. For a discussion of some of the reasons why BVCC's and GLB's actual results could differ from their forecasts, see "Cautionary Statement Regarding Forward-looking Statements" on page ___. Neither BVCC nor GLB intends to make updates or revisions to these forecasts publicly available. Both BVCC and GLB generally include forward-looking information in the periodic reports and statements they file with the SEC.

Given the above qualifications, the fact that GLB and BVCC prepared the forecasts in the summer of 2005, or approximately seven to nine months from the date of special stockholders meetings of BVCC and GLB, and the uncertainties inherent in any financial forecast and in light of actual financial results of GLB and BVCC for the nine months ended September 30, 2005 the stockholders of BVCC and GLB should not place undue reliance on the BVCC and GLB forecasts. BVCC's financial results have been adversely affected by higher than anticipated expenses with respect to the merger and the sale of BVAC, an increase in BVAC's provision for loan losses and time lags between BVAC's ability to increase interest rates to its customers compared to increases in the interest rate on its warehouse line of credit. See "Information About BVCC" beginning on page ___. GLB's recent financial results have been adversely affected by the flattening of the yield curve and the repositioning of its balance sheet. See "Information About GLB" beginning on page ___.

BVCC:                                 2005      2006      2007      2008
-----                               -------   -------   -------   -------
                                                (in millions)
Net interest income .............   $15,885   $20,924   $24,258   $27,350
                                    =======   =======   =======   =======
Provision for loan losses .......     4,629     4,017     2,860     3,714
Total noninterest income ........     7,171     4,832     9,218    10,238
Total noninterest expense .......    23,147     9,463     9,900    10,349
Net income (loss) before taxes ..    (4,720)   12,276    20,716    23,525
                                    -------   -------   -------   -------
Net income (loss) ...............   $(3,093)  $ 7,120   $12,015   $13,645
                                    =======   =======   =======   =======

GLB:                             2005      2006
----                           -------   -------
                                 (in millions)
Net interest income ........   $15,271   $23,484
                               =======   =======
Provision for loan losses ..     1,406     1,436
Total noninterest income ...     1,516     2,194
Total noninterest expense ..    14,050    18,201
Net income before taxes ....     1,781     6,041
                               -------   -------
Net income .................   $ 1,314   $ 4,108
                               =======   =======

Structure of the Merger and the Merger Consideration

     Structure. Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, GLB will merge with and into BVCC. BVCC will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware. Each share of GLB common stock issued and outstanding at the effective time of the merger, with the exception of shares as to which appraisal rights are perfected, will be converted into shares of BVCC common stock.

     When the merger is completed, GLB's separate corporate existence will terminate. BVCC's certificate of incorporation and by-laws will be the certificate of incorporation and by-laws of the combined company. See "Comparison of Stockholder Rights" beginning on page ___.

     The board of directors of GLB will continue as the board of directors of the combined company, except that at the completion of the merger, three current members of BVCC's board of directors will become members of the board of directors of the combined company. See "-- Board of Directors of the Combined Company Following the Merger" beginning on page ___.

     Based on information as of the record date, upon completion of the merger, current holders of BVCC common stock will own approximately 60.0%, and holders of GLB common stock will own approximately 40.0%, of the outstanding BVCC common stock.

     Merger Consideration. The merger agreement provides that each share of GLB common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by GLB stockholders who perfect appraisal rights, will be converted into 1.0873 shares of BVCC common stock.

     Since the market value of BVCC common stock may fluctuate due to a variety of factors and the exchange ratio of 1.0873 shares of BVCC common stock for each share of GLB common stock is fixed, no assurance can be given that the value of
1.0873 shares of BVCC common stock received by a GLB stockholder at the effective time of the merger will be substantially equivalent to the value of
1.0873 shares of BVCC common stock at the time of the vote to approve and adopt the merger proposal. As the market value of BVCC common stock fluctuates, the value of 1.0873 shares of BVCC common stock that a GLB stockholder will receive will correspondingly fluctuate.

     Fractional Shares. No fractional shares of BVCC common stock will be issued to GLB stockholders upon completion of the merger. For each fractional share that a GLB stockholder would otherwise be entitled to receive, BVCC will pay cash in an amount, rounded to the nearest cent, equal to the product of the number of fractional shares rounded to the nearest ten-thousandth held by you multiplied by the average closing price of BVCC common stock for the 20 trading-day period ending with the fifth trading day prior to the closing. No interest will be paid or accrued on cash payable in lieu of fractional shares of BVCC common stock.

     The merger agreement provides that, at the effective time of the merger, each unvested and vested outstanding option to purchase GLB common stock will cease to represent a right to acquire GLB common stock and will be converted automatically into a right to acquire that number of shares of BVCC common stock equal to the number of shares of GLB common stock subject to the option times
1.0873 (the exchange ratio in the merger) at a price equal to the pre-merger exercise price of the option divided by 1.0873 (the exchange ratio in the merger).

     No Vote on Other Matters. GLB's stockholders will not be stockholders of record of BVCC as of the date of the BVCC special meeting and thus they will be bound, if the merger is completed, by the outcome of the vote of BVCC's stockholders on the proposal to approve the sale of BVAC and the proposal to adopt amendments to BVCC's certificate of incorporation.

Procedures for the Exchange of GLB Common Stock for BVCC Common Stock

     Exchange Fund. Not later than three days prior to the effective time of the merger, BVCC will deposit with the exchange agent certificates representing the aggregate number of shares of BVCC common stock required to effect the exchange of shares of GLB common stock for shares of BVCC common stock.

     After the effective time of the merger, each holder of a GLB stock certificate, other than shares as to which appraisal rights have been perfected, who has surrendered such certificate, or customary affidavits and indemnification regarding the loss or destruction of such certificate, together with duly executed transmittal materials to the exchange agent, will be entitled to receive a certificate representing the number of whole shares of BVCC common stock to which such holder would be entitled to receive under the merger agreement. Fractional shares will be treated as provided under "The Merger - Structure of the Merger and the Merger Consideration - Fractional Shares" on page ___.

     Holders of GLB common stock should not submit their GLB stock certificates for exchange until they receive the transmittal instructions from the exchange agent.

     If your GLB stock certificate has been lost, stolen or destroyed, you may receive shares of BVCC common stock if you make an affidavit of that fact. BVCC may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against BVCC with respect to the lost, stolen or destroyed GLB stock certificate.

     Until you exchange your GLB stock certificates, you will not receive any dividends or distributions with respect to any shares of BVCC common stock you are entitled to receive in connection with the merger. Once you exchange your GLB stock certificates for BVCC stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of BVCC common stock, as well as any dividends with respect to GLB common stock declared before the effective time of the merger but unpaid.

     After completion of the merger, no transfers of GLB common stock issued and outstanding immediately prior to the completion of the merger will be allowed, except as required to settle trades executed prior to the completion of the merger. If certificates representing shares of GLB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares represented by that certificate have been converted.

     GLB stock certificates may be exchanged for BVCC stock certificates with the exchange agent for up to nine months after the completion of the merger. At the end of that period, the exchange agent will return any remaining BVCC stock certificates to BVCC. Any holders of GLB stock certificates who have not exchanged their certificates will thereafter be entitled to look only to BVCC to receive BVCC common stock in exchange for their GLB common stock.

     BVCC or the exchange agent may be entitled to deduct and withhold from any amounts payable to any holder of shares of GLB common stock such backup withholding as is required under the Internal Revenue Code of 1986, as amended, or the Code, or any state, local or foreign tax law or regulation. Any amounts that are withheld will be treated as having been paid to the holder of GLB common stock.

     Neither GLB nor BVCC will be liable to any former holder of GLB common stock for any shares of BVCC common stock that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Resale of Common Stock of the Merged Company

     The shares of common stock to be issued pursuant to the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any GLB stockholder who may be deemed to be either an affiliate of (i) the merged company, at or after the effective time of the merger, for purposes of Rule 144 promulgated under the Securities Act or (ii) GLB, at the time of GLB's special meeting, for purposes of Rule 145 promulgated under the Securities Act. Affiliates include persons who control, are controlled by or are under common control with GLB or BVCC, as the case may be, and generally consist of executive officers, directors and 10% or greater stockholders.

     Rule 145 will restrict the sale of common stock received in the merger by affiliates of GLB and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of GLB at the time of GLB's special meeting, provided they are not affiliates of BVCC at or following the effective time of the merger, may publicly resell any common stock of the merged company received by them in the merger, subject to certain limitations as to, among other things, the amount of BVCC common stock sold by them in any three-month period and the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information available with respect to the merged company as required by Rule 144.

     Persons who are affiliates of the merged company after the effective time of the merger may publicly resell the shares of common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144 and in a manner consistent with BVCC's insider trading policy. At the present time, it is anticipated that the directors and executive officers of GLB who will continue to serve as executive officers or directors of the merged company will be the only GLB affiliates deemed affiliates of the merged company.

     The ability of affiliates to resell shares of common stock received in the merger under Rules 144 or 145 as summarized above generally will be subject to the merged company having satisfied its reporting requirements under the Securities Exchange Act of 1934, which we sometimes refer to as the "Exchange Act" in this joint proxy statement/prospectus, for specified periods prior to the time of sale. Affiliates also would be permitted to resell common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act. Neither the registration statement of which this joint proxy statement/prospectus is a part nor this joint proxy statement/prospectus cover any resales of common stock received by persons who may be deemed to be affiliates of the merged company.

     GLB has agreed in the merger agreement to use commercially reasonable efforts to identify each person who may be deemed to be an affiliate for purposes of Rule 145 and to cause such person to deliver to BVCC, prior to the date of the GLB special meeting, a written agreement intended to ensure compliance with the Securities Act in connection with the sale or other transfer of BVCC common stock received in the merger.

Interests of BVCC's Directors and Executive Officers in the Merger

     In considering the recommendations of BVCC's board of directors that BVCC stockholders vote in favor of the approval and adoption of the merger proposal, BVCC stockholders should be aware that three current members of BVCC's board of directors (Robert B. Goldstein, John W. Rose and Charles G. Cooper) will become directors of the merged company and may therefore have interests in the merger that are different from, or in addition to, the interests of BVCC stockholders. BVCC's board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

     Other than as set forth above, none of BVCC's executive officers or directors has any direct or indirect interest in the merger, except insofar as ownership of BVCC's common stock might be deemed such an interest.

Interests of GLB's Directors and Executive Officers in the Merger

     In considering the recommendation of GLB's board of directors that GLB stockholders vote in favor of the approval and adoption of the merger proposal, GLB stockholders should be aware that some of GLB's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of GLB's stockholders. GLB's board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

     These interests relate to or arise from, among other things:

     - the continued indemnification of GLB's current directors and executive officers under the merger agreement and providing these individuals with directors' and officers' insurance;

     - the potential for vesting in stock options and other employee, officer and director benefits that otherwise would not yet vest;

     - the members of GLB's board of directors at the time of the merger will become directors of the combined company along with three members of BVCC's board of directors; and

     - each of GLB's directors and executive officers has executed a voting agreement pursuant to which each has agreed to vote all of his or her shares of GLB common stock in favor of the merger proposal.

     Indemnification and Directors' and Officers' Insurance. BVCC has agreed in the merger agreement that, for six years following the effective time of the merger, BVCC will indemnify and hold harmless each of GLB's present and former directors, officers and employees and those of GLB's subsidiaries against any costs or expenses including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) GLB's certificate of incorporation and by-laws and (ii) any agreement, arrangement or understanding disclosed by GLB to BVCC, in each case as in effect on the date of the merger agreement.

     BVCC has also agreed in the merger agreement that for a period of six years after the effective time of the merger, it will cause the persons serving as GLB's directors and officers immediately prior to the effective time of the merger to be covered by the directors' and officers' liability insurance policy GLB currently maintains. BVCC is permitted to provide a substitute insurance policy of at least the same coverage and amounts that contain terms and conditions that are not materially less advantageous than the insurance policy GLB presently maintains. In no case, however, will BVCC be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by GLB for such insurance. If BVCC is unable to maintain or obtain such insurance for that amount, then BVCC will use its reasonable best efforts to obtain the most advantageous coverage as is available for that amount.

     The Board of Directors of the Combined Company. The merger agreement provides that the board of directors of the combined company upon the closing of the merger will consist of the members of GLB's board of directors immediately prior to the merger plus three current members of BVCC's board of directors. The directors of the combined company are expected to be compensated for their services in that capacity in accordance with GLB's standard director compensation policies. See " - Board of Directors of the Combined Company Following the Merger" below.

     Acceleration and Conversion of Stock Options. All stock options to purchase shares of GLB common stock held by GLB's directors and executive officers will become fully vested and exercisable not later than the date of the merger and, if not exercised prior to the merger, will be converted automatically into fully vested stock options to purchase shares of BVCC common stock at the time of the completion of the merger. As of the date of GLB's special meeting, GLB's executive officers and directors are expected to hold vested and unvested stock options to purchase a total of approximately 184,810 shares of GLB's common stock with an exercise price of $10.00 per share. If not exercised prior to the consummation of the merger, upon consummation of the merger these stock options will become stock options to purchase a total of approximately 200,940 shares of BVCC common stock with an exercise price of approximately $9.20 per share.

     Other than as set forth above, none of GLB's directors or executive officers has any direct or indirect material interest in the merger, except insofar as ownership of GLB's common stock might be deemed such an interest.

Board of Directors of the Combined Company Following the Merger


     The board of directors of the combined company immediately after the merger will consist of the board of directors of GLB immediately prior to the effective time of the merger and three current members of BVCC's board of directors. The board of directors will create an executive committee of the board of directors, consisting of three current directors of BVCC, Robert B. Goldstein, John W. Rose and Charles G. Cooper, and two current directors of GLB, Barry M. Snyder and Andrew W. Dorn, Jr. The executive committee will be responsible for all strategic initiatives, will be in charge of acquisitions, financings and regulatory matters and will exercise the full power of the board of directors, subject to the provisions of Delaware corporate law, between the scheduled quarterly meetings of the board of directors. Mr. Goldstein will serve as chairman of the executive committee, Mr. Cooper will become chairman of the ALCO and risk management committee and Mr. Rose will become chairman of the investor relations committee and a member of the audit committee.



Regulatory Approvals Required for the Merger

     BVCC and GLB have agreed to use commercially reasonable efforts to obtain all regulatory approvals required to complete the transaction contemplated by the merger agreement. These approvals include approvals from the Federal Reserve Board and the New York State Banking Board. BVCC has completed, or will complete, the filing of applications to obtain the required regulatory approvals. The merger cannot be completed unless BVCC receives these approvals and BVCC becomes registered as a bank holding company.

     Neither BVCC nor GLB can predict whether or when the required regulatory approvals, waivers or exemptions will be obtained. As of the date of this joint proxy statement/prospectus, all applications and requests for waivers or exemptions have been filed with the Banking Department and the Federal Reserve Board.

     Federal Reserve Board. Because BVCC is a company that through the merger with GLB would acquire control of GBSB and thereby become a bank holding company, the merger is subject to prior approval from the Federal Reserve Board under Section 3 of the Bank Holding Company Act.

     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (a) would result in a monopoly, (b) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (c) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transactions are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, in reviewing a transaction under applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and any subsidiary banks and the convenience and needs of the communities to be served as well as the record of the companies in combating money laundering. Among other things, the

Federal Reserve Board will evaluate the capital adequacy of the combined company after completion of the merger. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

     Under the Community Reinvestment Act of 1977, which we sometimes refer to as the CRA in this joint proxy statement/prospectus, the Federal Reserve Board must take into account the record of GBSB's performance in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods served by GBSB. GBSB has a satisfactory CRA rating from the FDIC. GBSB did not receive any negative comments from the FDIC in its last CRA examination that are material and remain unresolved.

     Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until the thirtieth calendar day after the date of approval, during which time the Antitrust Division of the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any Federal Reserve Board approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

     BVCC and GLB do not believe that the contemplated merger raises substantial antitrust or other significant regulatory issues and believe that they should be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on BVCC or GLB. There can be no assurance, however, that the U.S. Department of Justice, the Attorney General of the State of New York or private persons will not challenge the merger on antitrust or other grounds or as to the outcome of any such challenge.

     New York State Banking Board. The prior written approval of the New York State Banking Board, by a three-fifths vote of all of its members, is required to be obtained before GLB and BVCC may merge. An application for New York State Banking Board approval of the proposed merger of GLB with and into BVCC was filed with the New York State Banking Department on December 21, 2005 pursuant to the New York Banking Law.

     In determining whether to approve the application, the New York State Banking Board will take into consideration applicable declarations of policy in the New York Banking Law; whether the effect of approval will be consistent with adequate or sound banking and its preservation, or result in a consolidation of assets beyond limits consistent with effective competition; whether the merger may result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly and, primarily, the public interest and the needs and convenience of the public.

     Other Regulatory Approvals. Neither GLB nor BVCC is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, GLB and BVCC presently contemplate that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

     There can be no assurance that the regulatory authorities described above will approve the merger, and if such merger is approved, there can be no assurance as to the date such approvals will be received. In any event, BVCC and GLB do not expect to obtain all required regulatory approvals until the first quarter of 2006. The merger cannot proceed in the absence of the receipt of all requisite regulatory approvals and the expiration of the statutory antitrust waiting period. See "The Merger Agreement - Conditions to Completion of the Merger" and "The Merger Agreement - Amendment, Waiver and Termination of the Merger Agreement."

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by GLB's stockholders or the fairness of the merger to BVCC's stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets


     BVCC common stock is listed on the New York Stock Exchange under the symbol "BVC." GLB common stock is not traded on any established market, and the management of GLB is not aware of any transactions in the over-the-counter market GLB common stock during the nine months ended September 30, 2005. Upon completion of the merger, GLB's common stock will be deregistered under the Exchange Act. The BVCC common stock issuable to GLB's stockholders pursuant to the merger agreement will be listed on the New York Stock Exchange. As the surviving corporation in the merger due to the legal structure of the merger, the continued ownership by current Bay View stockholders of the combined company, the continued role of certain of BVCC's directors and its return to bank holding company status, Bay View believes that the continuation of its status as a listed company on the New York Stock Exchange will allow it to more readily continue its corporate development. Both BVCC and GLB considered the continued listing of BVCC common stock on the New York Stock Exchange as an important and necessary feature of the combined company.


     The shares of BVCC common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of GLB's stockholders that may be deemed either to be an affiliate of (i) BVCC at or after the effective time of the merger or (ii) GLB at the time of the GLB special meeting, as discussed in " - Resale of BVCC Common Stock " beginning on page ___.

     As reported on the NYSE, the closing price per share of BVCC common stock on February ___, 2006 was $_____. Based on the BVCC closing price per share and the exchange ratio, the implied per share value of GLB common stock was $_____ as of that date.

Dividend Policy

     Both BVCC and GLB have agreed in the merger agreement not to declare or pay any dividends or make other distributions until consummation of the merger or termination of the merger agreement.

     Between November 1, 2002 and December 31, 2004, BVCC made distributions pursuant to its plan of partial liquidation of $7.25 per share in the aggregate after giving retroactive effect to the one-for-ten reverse stock split BVCC effected June 30, 2004. BVCC does not currently pay a quarterly cash dividend, although the BVCC board of directors may change this dividend policy at any time.

     GLB has not paid any cash dividends since its formation in 2003, and its board of directors has followed a policy of retaining GLB's earnings to operate and fund the business operations of GLB.

     The stockholders of the merged company will be entitled to receive cash dividends when and if declared by its board of directors out of funds legally available for dividends. The board of directors of the merged company will, on a quarterly basis, consider the payment of dividends, taking into account its financial condition and level of net income, its future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

     The primary source of the merged company's funds for cash dividends to its stockholders will be dividends received from its subsidiaries, primarily GBSB, after the merger. GBSB is subject to various regulatory policies and requirements relating to the payment of dividends to the merged company, including requirements to maintain capital above regulatory minimums. GBSB may not, without prior regulatory approval, declare or pay dividends in excess of the sum of its current year's earnings and its retained earnings from the two prior years. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the ability of the merged company and the ability of GBSB to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, including the general prohibition on the payment of dividends that would render the bank undercapitalized.

Appraisal Rights

     GLB stockholders of record as of February 10, 2006 have the right to dissent from the merger and receive the fair cash value of all their shares of GLB common stock instead of receiving the merger consideration in the merger if such stockholders have complied with

Section 262 of the DGCL, a copy of which is included as Appendix G to this joint proxy statement/prospectus. Holders of options to purchase GLB common stock are not entitled to appraisal rights.

     Below is a summary of the steps a GLB stockholder must take to exercise appraisal rights. GLB stockholders are strongly urged to read Section 262 of the DGCL carefully and in its entirety if you are considering the exercise of your appraisal rights. Failure to comply with the procedures set forth in Section 262 may terminate the appraisal rights of a GLB stockholder.

1. The GLB stockholder must make a written demand for appraisal.

     The GLB stockholder must deliver a written demand for appraisal to Great Lakes Bancorp, Inc., 2421 Main Street, Buffalo, New York 14214, Attention:
Secretary, before the vote on the merger is taken at GLB's special meeting. A vote against the merger alone will not constitute a valid demand for appraisal, and a GLB stockholder therefore must provide written notice in addition to returning a proxy. A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the nominee.

2. The GLB stockholder must refrain from voting for approval and adoption of the merger proposal.

     If you are the owner of shares of GLB common stock, you must not vote your shares for approval and adoption of the merger proposal. You can terminate your right to appraisal, even if you have previously filed a written demand for appraisal, if you return a signed proxy and:

     -    fail to vote against approval and adoption of the merger proposal; or

     -    fail to note that you are abstaining from voting.

     Because a signed proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger proposal, if you wish to exercise the right to dissent from the merger and demand appraisal rights under Section 262 of the DGCL, you must vote against the approval and adoption of the merger proposal or abstain from voting on the merger agreement proposal if you return a signed proxy card.

3. You must continuously hold your shares of GLB common stock.

     You must continuously hold your shares of GLB common stock from the date you make the demand for appraisal through the completion of the merger.

4. You must petition the Delaware Court of Chancery.

     If you and GLB cannot agree on the fair cash value of your shares for which you seek appraisal, then within 120 days after the effective date of the merger, either the surviving corporation in the merger or any stockholder who has complied with the conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery. The petition should request that the court determine the value of the shares of stock held by all of the GLB stockholders who are entitled to appraisal rights. Neither GLB nor BVCC has any intention at this time, and no obligation, to file such a petition. If you and GLB cannot agree on such a fair cash value and you do not file a petition within 120 days after the effective date of the merger, you will lose your appraisal rights.

5. Appraisal of shares.

     If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the stockholders who are entitled to appraisal rights. The Delaware Court of Chancery will then determine the fair value of the applicable shares held by the dissenting stockholders, exclusive of any value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining the fair value, the court will consider all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, the same as, or less than the merger consideration. The costs and expenses of the appraisal proceeding may be assessed against GLB and/or the dissenting stockholders, as the court deems equitable under the circumstances. However, you may request that the Delaware Court of Chancery allocate the expenses of the appraisal action incurred by you against the value of all of the shares entitled to appraisal.

6. Withdrawal of demand.

     You may withdraw your demand for appraisal and accept the merger consideration by delivering to GLB a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the completion of the merger will require GLB's written approval and (2) an appraisal proceeding in the Delaware Court of Chancery cannot be dismissed unless the court approves such dismissal.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT A GLB STOCKHOLDER WILL ONLY BE ENTITLED TO RECEIVE THE APPLICABLE MERGER CONSIDERATION WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, GLB STOCKHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

                              THE MERGER AGREEMENT

     The following section describes certain aspects of the merger, including the material provisions of the merger agreement. The following description summarizes the material provisions of the merger agreement, but is subject to, and qualified in its entirety by reference to, the merger agreement, which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

     The merger agreement provides for the merger of GLB with and into BVCC. BVCC will be the surviving corporation in the merger. Each share of GLB common stock issued and outstanding immediately prior to the completion of the merger, except for shares of GLB common stock as to which appraisal rights are perfected, will be converted into the right to receive 1.0873 shares of BVCC common stock.

     Upon the merger, the name of BVCC will be changed to "Great Lakes Bancorp, Inc.", the board of directors of the merged company will consist of the members of GLB's board of directors at the time of the merger plus three BVCC designees. The executive officers of the merged company immediately after the merger will be the executive officers of GLB immediately prior to the merger.

Treatment of GLB Stock Options

     The merger agreement provides that, upon completion of the merger, each unvested and vested outstanding and unexercised stock option to acquire shares of GLB common stock will cease to represent the right to acquire or receive shares of GLB common stock and will be converted into vested stock options and become the right to acquire that number of shares of BVCC common stock equal to the number of shares of GLB common stock covered by the option times the exchange ratio, with the exercise price of each converted stock option equaling the per share exercise price of GLB stock option divided by the exchange ratio.

     BVCC has agreed to assume GLB's obligations with respect to the GLB stock options that are converted into BVCC stock options in accordance with the terms of the plans under which they have been granted. BVCC has agreed to reserve additional shares of BVCC common stock to satisfy its obligations under the converted stock options. If necessary, BVCC will file a registration statement with the SEC on an appropriate form to the extent necessary to register the BVCC common stock subject to the converted stock options, will apply to list the additional BVCC common stock on the NYSE and will take such other action as is required to consummate such registration and listing.

Sale of
Closing and Effective Time of the Merger

     The merger will be completed only if all of the following conditions are satisfied:

     - GLB's stockholders approve and adopt the merger proposal by the necessary vote;

     - BVCC's stockholders approve and adopt the merger proposal by the necessary vote;

     - GLB and BVCC obtain all required governmental and regulatory consents and approvals and BVCC registers as a bank holding company; and

     - all other conditions to the merger set forth in this joint proxy statement/prospectus and the merger agreement are either satisfied or waived.

     The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. In the merger agreement, GLB and BVCC have agreed to cause the completion of the merger to occur on a date that is mutually agreeable to GLB and BVCC but which will be no later than the tenth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement or on another mutually agreed date, provided that such date shall not be less than 10 days following the date of the GLB and BVCC special meetings. BVCC and GLB currently anticipate that the effective time of the merger will occur during the first half of 2006, but neither BVCC nor GLB can guarantee when or if the merger will be completed. BVCC's certificate of incorporation as proposed to be amended as described herein and BVCC's by-laws as in effect immediately prior to the effective time of the merger will be the merged company's certificate of incorporation and by-laws upon completion of the merger.

Representations, Warranties, Covenants and Agreements

     The merger agreement contains generally reciprocal customary representations and warranties of GLB and BVCC relating to their respective businesses. No representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance has had or is reasonably likely to have an adverse effect on the party making the representation or warranty that individually or in the aggregate involves more than $1.0 million, disregarding any materiality or material adverse effect qualifications in any representations or warranties. The representations and warranties in the merger agreement will not survive the effective time of the merger.

     GLB and BVCC have made representations and warranties to the other regarding, among other things:

     - corporate matters, including due organization, qualification and authority;

     -    capitalization;

     -    subsidiaries;

     -    corporate power and authority to conduct its business;

     - authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

     - required governmental filings and consents for approval of the merger and the absence of any defaults;

     - the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

     -    financial statements and the absence of undisclosed liabilities;

     -    investment bankers' fees payable in connection with the merger;

     -    the absence of material adverse effects;

     -    legal proceedings;

     -    tax matters;

     -    material contracts and the absence of defaults thereunder;

     -    employee benefit plans;

     -    the absence of fiduciary accounts;

     -    real property;

     -    intellectual property;

     -    loans and nonperforming and classified assets;

     -    labor matters;

     -    SEC reports;

     -    compliance with applicable laws;

     -    insurance;

     -    the absence of agreements with regulatory agencies;

     -    allowances for loan losses;

     -    interest rate risk management instruments;

     -    books and records;

     -    environmental liabilities;

     -    the inapplicability of state anti-takeover laws;

     - the absence of knowledge preventing the merger from qualifying as a reorganization;

     - the receipt of a fairness opinion from their respective financial advisors; and

     - the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

     GLB and BVCC have agreed to certain customary covenants that place restrictions on GLB and BVCC and their respective subsidiaries until the effective time of the merger. In general, GLB and BVCC have agreed to:

     - conduct GLB's and BVCC's respective business and that of their subsidiaries in the ordinary course in all material respects, except that BVCC is permitted to pursue the sale of BVAC in accordance, in all material respects, with substantially the same terms and conditions as those disclosed to GLB; and

     - use commercially reasonable efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships, except in connection with the potential sale of BVAC as described above.

     BVCC and GLB have each further agreed in the merger agreement that, except with the other party's prior written consent, neither BVCC nor GLB will, among other things, undertake the following actions:

     - issue, sell or otherwise permit to become outstanding any shares of its common stock or options or other rights to acquire its common stock, except for currently outstanding stock options;

     - make, declare or pay any dividends or other distributions on any shares of its respective capital stock;

     - adjust, split, combine, reclassify, redeem, purchase or acquire any shares of its common stock;

     - amend its certificate of incorporation or by-laws or those of its subsidiaries, except as required by law or the merger agreement;

     - take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

     -    fail to hold its special meeting;

     - take any action that is intended, or is reasonably likely, to result in:

          - any representations or warranties under the merger agreement becoming untrue in any material respect;

          -    any of the conditions to the merger not being satisfied; or

          -    a material violation of the merger agreement.

     - take any action that would adversely affect or materially delay necessary governmental or regulatory approvals, or its ability to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

     - enter into any contract or otherwise agree or commit to do any of the foregoing.

     The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus and the holding of GLB's and BVCC's special meetings of stockholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Declaration and Payment of Dividends

     GLB and BVCC have agreed that, until the merger is completed, neither will pay or make any dividends or distributions on its common stock.

Agreement Not to Solicit Other Offers

     BVCC and GLB have also agreed that neither they nor their subsidiaries or their officers, directors, employees, agents and representatives will, directly or indirectly:

     - initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any "Acquisition Proposal," as defined below; or

     - participate in any discussions or negotiations, furnish any information to or approve, recommend or enter into any agreement, regarding any "Acquisition Proposal."

     However, prior to the effective time of the merger, GLB or BVCC may consider and participate in discussions and negotiations with respect to a "Superior Proposal," as defined below, if:

     - it has first entered into a confidentiality agreement with the party proposing the Superior Proposal with confidentiality terms no less favorable to it than those contained in the confidentiality agreement between BVCC and GLB; and

     - GLB's or BVCC's board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take these actions would cause its board of directors to violate its fiduciary duties to its stockholders.

     BVCC and GLB have also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person with respect to a Superior Proposal, to notify the other party in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits BVCC's or GLB's board of directors to withdraw or qualify its recommendation of the merger only if its board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisors, that failure to take such actions would breach its fiduciary duties to its stockholders.

     BVCC and GLB have also agreed:

     - to notify the other party promptly, and in any event within 24 hours, after it receives any Acquisition Proposal, or any information related thereto, which notification shall describe the Acquisition Proposal and the third party making it; and

     - to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal.

     As used in the merger agreement, an "Acquisition Proposal" means any inquiry, proposal, offer, regulatory filing or disclosure of an intention to do any of the foregoing regarding any:

     - direct or indirect acquisition of a substantial portion of the net revenues, net income or net assets of GLB or BVCC or any of their respective subsidiaries with the exception of the potential sale of BVAC;

     - direct or indirect acquisition of 10% or more of its common stock after October 26, 2005 by a person who on October 26, 2005 did not own 10% or more of its common stock;

     - tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of either BVCC's or GLB's common stock; or

     - merger, consolidation, business combination, recapitalization, liquidation or dissolution involving BVCC or GLB, other than BVCC's proposed sale of BVAC.

     As used in the merger agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of GLB's or BVCC's then outstanding shares of common stock or all or substantially all of GLB's or BVCC's consolidated assets for a consideration consisting of cash and/or securities, that GLB's or BVCC's board of directors in good faith concludes, after consultation with its financial advisors and its outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

     - is on terms that are more favorable from a financial point of view to BVCC's or GLB's stockholders than the terms of the proposed merger between BVCC and GLB;

     - has financing, to the extent required, that is fully committed or reasonably determined to be available to the party making the offer; and

     -    is reasonably capable of being completed.

Expenses and Fees

     In general, each of BVCC and GLB will be responsible for all expenses it incurs in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by BVCC and GLB.

Conditions to Completion of the Merger

     GLB's and BVCC's respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

     - the approval and adoption of the merger agreement and the approval of the merger by the holders of not less than a majority of BVCC's and GLB's outstanding shares of common stock;

     - the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods, required to complete the merger;

     - the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

     - the registration statement with respect to the BVCC common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

     - the approval of the listing of the BVCC common stock to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

     - the adoption by BVCC's stockholders of the amendments to BVCC's certificate of incorporation establishing post-merger restrictions on transfers of BVCC's common stock by persons who are, or who would thereby become, holders of 5% or more of BVCC's common stock;

     - the assumption of GLB's stock option plans as required by the merger agreement;

     -    the registration of BVCC as a bank holding company;

     - the truth and correctness of the representations and warranties of BVCC and GLB in the merger agreement and the performance by each of BVCC and GLB, in all material respects, of BVCC's and GLB's respective obligations under the merger agreement and the receipt by each of BVCC and GLB of certificates from the other to that effect;

     - the receipt by each of BVCC and GLB of a legal opinion with respect to certain federal income tax consequences of the merger; and

     - the absence of a material adverse effect with respect to the other party.

     Neither BVCC nor GLB can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither BVCC nor GLB had any reason to believe that any of these conditions will not be satisfied.

Amendment, Waiver and Termination of the Merger Agreement

     Subject to applicable law, BVCC and GLB may amend the merger agreement by written agreement authorized by their boards of directors. However, after approval of the merger proposal by the stockholders of GLB and BVCC, there may not be, without further approval of the stockholders of GLB and BVCC, any amendment of the merger agreement that requires such further approval. Either party to the merger agreement may waive any inaccuracies in the representations and warranties of the other party, or, subject to applicable law, may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement. The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

     - if any of the required regulatory approvals for the merger are denied and the denial is final and nonappealable;

     - if the merger has not been completed by July 31, 2006, unless the failure to complete the merger by that date is due to the terminating party's actions;

     - provided the terminating party is not then in material breach, if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

     - if a party's stockholders do not approve and adopt the merger agreement and approve the merger by the requisite vote, provided that such party is not in material breach of its covenant to hold its special meeting and its board of directors is not in breach of its covenant to recommend such approval.

     The merger agreement also provides GLB and BVCC with certain rights to terminate the merger agreement until the date of mailing of this joint proxy statement/prospectus in connection with a Superior Proposal. Neither BVCC nor GLB exercised these rights.

Effect of Termination; Break-up Fee; Expenses

     If the merger agreement is terminated, it will become void, and there will be no liability on the part of BVCC or GLB, except that:

     - termination will not relieve a breaching party from liability for its willful breach giving rise to the termination; and


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     -    the confidentiality agreements between the parties will survive termination.

     BVCC and GLB are obligated under the merger agreement to pay the other party a break-up fee of $3.4 million plus expenses in the following three circumstances:

     - if either party terminates the merger agreement prior to its special meeting because the other party has breached its obligations not to initiate, solicit or encourage any third parties to make an Acquisition Proposal or otherwise breached its obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to the other party, its board of directors fails to make or withdraws its recommendation of the merger proposal or it fails to hold its special meeting;

     - a tender offer or exchange offer for 25% or more of GLB's or BVCC's common stock is commenced and the party who received the tender has not sent to its stockholders, within 10 days after the commencement of such offer, a statement that its board of directors recommends the rejection of such tender offer or exchange offer; or

     -    if BVCC or GLB terminates the merger agreement because:

          - the GLB or the BVCC stockholders did not approve the merger proposal and an Acquisition Proposal has been made by a third party after October 26, 2005 and prior to the termination of the merger agreement;

          - such Acquisition Proposal has not been withdrawn prior to such termination; and

          - within 18 months following such termination, the other party merges with or is acquired by that third party or that third party acquires more than 50% of the other party's common stock or the other party otherwise becomes controlled by that third party within such time period.

     BVCC and GLB have also agreed that if either BVCC or GLB breaches its respective representations, warranties, covenants or agreements in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, the breaching party, assuming the other party is not also in material breach of its obligations under the merger agreement, will pay all out-of-pocket expenses, including fees and expenses of legal counsel, financial advisors and accountants, of the non-breaching party. BVCC and GLB have also agreed to pay the other party's out-of-pocket expenses in the event the merger proposal is not approved by the requisite vote of its stockholders at its special meeting.


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Employee Benefit Plans

     The merger agreement provides that as soon as administratively practicable after completion of the merger GLB will include BVCC employee in GLB's employee benefit plans or provide such BVCC employees with benefits and compensation plans that are substantially equivalent to those provided to similarly situated GLB employees. Very few, if any, BVCC employees are expected to remain as employees of the combined company, and the intent of the parties is that the benefits afforded GLB employees not be affected by the merger.

                              ACCOUNTING TREATMENT

     Under generally accepted accounting principles, the accounting acquirer may be different from the legal acquirer. In the merger, GLB is the accounting acquirer even though BVCC is the surviving legal entity and the entity issuing the common stock. All business combinations initiated within the scope of SFAS No. 141, "Business Combinations", are accounted for using the purchase method of accounting; however since BVCC is considered the legal acquirer, GLB will account for this transaction as a reverse merger. As a result, the post-acquisition net assets of the post-merger combined entity would include the historical cost basis of the net assets of GLB plus the fair value of the net assets of BVCC.

     In a business combination effected through an exchange of equity interests, SFAS No. 141 does not presume that the entity whose common stockholder group receives or retains the larger voting interest in the combined entity is the acquiring entity. Rather, SFAS No. 141 identifies factors to consider in identifying the acquiring entity. The guidance in SFAS No. 141 points to the entity whose governance system as a whole has the most influence in the combined entity, thus identifying the element of continuity that justifies carrying over the assets and liabilities of the acquiring entity at their historical cost basis.

     Despite the fact that existing BVCC stockholders will own a majority of the shares in the combined entity, GLB's governance system will have the most influence in the combined entity based on the following:

     - existing GLB board members will retain 12 of the 15 initial board seats and the staggering of board positions will leave control of the board of the combined company to the existing GLB board members for the foreseeable future;

     - senior management of the combined company immediately after the merger will be the senior management of GLB immediately prior to the merger, including the positions of chairman of the board, president and chief executive officer, chief financial officer, chief credit officer and chief banking officer; and


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
     - no single owner or organized group will hold a large minority voting interest in the combined entity.

     See "Selected Consolidated Unaudited Pro Forma Financial Information" beginning on page ___.

      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary description of the material United States federal income tax consequences of the merger applicable to GLB stockholders. Neither BVCC nor its stockholders will recognize any gain or loss from the merger. This discussion does not purport to consider all aspects of United States federal income taxation that may be relevant to a GLB stockholder. This discussion is based upon the provisions of the Code, existing regulations and administrative and judicial interpretations of the Code, all of which are as in effect as of the date of this joint proxy statement/prospectus and are subject to change, possibly with retroactive effect. This discussion applies only to GLB stockholders who hold their shares of GLB stock as capital assets within the meaning of Section 1221 of the Code and does not apply to the following:

     - stockholders who received their shares of GLB common stock from the exercise of employee stock options or similar securities or otherwise as compensation;

     - stockholders who hold their shares of GLB common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

     - stockholders, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities and stockholders subject to the alternative minimum tax, who may be subject to special rules;

     - stockholders whose functional currency is not the United States dollar; or

     - stockholders who, for United States federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, foreign estates or foreign trusts.

     This discussion also does not consider the effect of any foreign, state or local laws or any United States federal laws other than those pertaining to the income tax.


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

     Accordingly, you should consult your tax advisor to determine the tax effect to you of the merger, including the application and effect of foreign or United States federal, state, local or other tax laws.

Tax Opinion and Merger

     Completion of the merger is contingent upon the receipt by:

     - BVCC of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of
          Section 368(a) of the Code; and

     - GLB of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of
          Section 368(a) of the Code.

     The tax opinions of Duane Morris LLP, counsel for BVCC, and Hodgson Russ LLP, counsel for GLB, are included as exhibits 8.1 and 8.2 to the registration statement filed with the SEC of which this joint proxy statement/prospectus is a part. These opinions are based upon, among other things, representations of fact contained in certificates of officers of BVCC and GLB. Neither BVCC nor GLB will seek any ruling from the IRS as to the United States federal income tax consequences of the merger, and the opinions of counsel are not binding upon the IRS or any court. Accordingly, BVCC and GLB can give no assurance that the IRS will not contest the conclusions expressed in the opinions or that a court will not sustain that contest.

     Assuming the merger is consummated in the manner described in this joint proxy statement/prospectus and in accordance with the merger agreement, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The following discussion sets forth the United States federal income tax consequences to GLB stockholders of the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Code.

Receipt of BVCC Common Stock

     A GLB stockholder who receives shares of BVCC common stock in exchange for shares of GLB common stock will not recognize any gain or loss on that exchange, except to the extent the stockholder receives cash in lieu of a fractional share of BVCC common stock, as discussed below. The aggregate adjusted tax basis of BVCC common stock received will equal the GLB stockholder's aggregate adjusted tax basis in the shares of GLB common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share of BVCC common stock for which cash is received. The holding period of the BVCC common stock received in the merger will include the holding period of the GLB common stock surrendered in the merger. If a GLB stockholder has differing tax bases


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

and/or holding periods in respect of the stockholder's shares of GLB common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of BVCC common stock that the stockholder receives.

Fractional Shares

     A GLB stockholder who receives a fractional share of BVCC common stock generally will not recognize any gain or loss on that fractional share. A GLB stockholder who receives cash in lieu of a fractional share of BVCC common stock will be treated as having first received the fractional share of BVCC common stock in the merger and then as having received cash in exchange for the fractional share interest. A GLB stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share of BVCC common stock and the portion of the basis in the shares of GLB common stock allocable to that fractional interest.

Material Federal Income Tax Consequences to BVCC and GLB

     Neither BVCC nor GLB will recognize gain or loss as a result of the merger.

Tax Consequences If the Merger Does Not Qualify as a Reorganization Under
Section 368(a) of the Internal Revenue Code

     If the IRS determines that the merger of GLB with and into BVCC does not qualify as a reorganization within the meaning of Section 368(a) of the Code and that determination is upheld, the GLB stockholders would be required to recognize gain or loss with respect to each share of GLB common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the fair market value of any BVCC common stock and cash received in the merger and (b) the tax basis of the shares of GLB common stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such stockholder held the GLB common stock for more than one year, and will be short-term capital gain or loss if such stockholder held the GLB common stock for less than one year. The amount and character of gain or loss will be computed separately for each block of GLB common stock that was purchased by the holder in the same transaction. A GLB stockholder's aggregate tax basis in the BVCC common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger, and the holding period for the BVCC common stock would begin the day after the closing of the merger.

Backup Withholding

     Payments in connection with the merger may be subject to "backup withholding" at a rate of 28%, unless a GLB stockholder, (a) provides a correct taxpayer identification number


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

(which, for an individual stockholder, is the stockholder's social security number) and any required information to the exchange agent, (b) provides a certification of foreign status on Form W-8, or successor form, or (c) is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules. A GLB stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the stockholder's United States federal income tax liability. Each GLB stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a substitute form W-9 (contained with the form of transmittal letter to be forwarded to you) and submitting it to the exchange agent for the merger when you submit your GLB share certificates for exchange.

Net Operating Loss Carryforwards

     At December 31, 2004, BVCC had available net operating loss carryforwards of approximately $128 million which expire between 2020 and 2023. Because GLB stockholders will acquire a significant number of shares of BVCC common stock pursuant to the merger, the merger might have an impact on the availability of BVCC's net operating loss carryforwards to offset future taxable income of the combined company and its subsidiaries. A description of the potentially applicable provisions and their effects is set forth below. It is expected that the merger will not trigger the limitations set forth in these provisions. As set forth below, however, if these provisions were to apply as a result of the merger, the combined company and its subsidiaries could be prevented from using the pre-merger net operating losses in their entirety.

     Section 382 of the Code provides that, if BVCC undergoes an "ownership change," its ability to use the carryforwards in the future may be limited or eliminated. An "ownership change" would occur if the aggregate cumulative increase in the percentage ownership of the capital stock of BVCC by 5% or greater holders ("5% Holders") within any three-year period is more than 50 percentage points. A detailed description of the Section 382 rules is set forth in "Proposal III - Proposal to Adopt Amendments to BVCC's Certificate of Incorporation."

     BVCC has determined that BVCC common stock issued to GLB's stockholders in the merger will constitute an aggregate increase in percentage ownership of its capital stock by 5% Holders in the range of approximately 40%, leaving only an approximately additional 10% increase available before the Section 382 limitations would apply. In addition, although BVCC is not aware of any specific transactions, there may be transactions in the future that may have the effect of using some of the available 10% increase.

     If an ownership change occurs, the amount of the net operating loss carryforwards that BVCC would thereafter be able to use to offset income in any future taxable year would


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be limited to an amount determined by multiplying the fair market value of
BVCC's then outstanding capital stock by the "long-term tax-exempt rate," which is published monthly by the IRS. If, however, a corporation has substantial non-business assets on the date of an ownership change, the fair market value of its capital stock for this purpose would be reduced by all or a substantial portion of the value of its non-business assets, which would make the annual limitation smaller. It is possible that BVCC could have substantial non-business assets. Moreover, if an ownership change were to occur and if BVCC no longer conducted any of its significant "historic" lines of business or no longer used a significant portion of its "historic" business assets in a business during the two-year period after the ownership change, BVCC's ability to use the carryforwards would terminate. If there is an ownership change and if BVCC completes the sale of BVAC, such sale could result in a failure to satisfy the historic business continuity requirement, and therefore completely eliminate BVCC's ability to use the carryforwards. Thus, an ownership change could have a significant adverse impact on an asset (the carryforwards) that BVCC believes has substantial potential value. Under Proposal III in this joint proxy statement/prospectus, BVCC proposes to amend its certificate of incorporation to establish restrictions on transfers by persons who are or would thereby become 5% Holders of BVCC stock, which amendments BVCC's board of directors believes are appropriate and necessary to adopt to help preserve the availability of the carryforwards.

     Section 269 of the Code provides, in relevant part, that if any corporation acquires, directly or indirectly, property of another corporation not controlled by the acquiring corporation prior to the acquisition, the basis of which property in the hands of the acquiring corporation is determined by reference to the basis of the property in the hands of the transferor corporation for the principal purpose of the avoidance or evasion of federal income tax by securing the benefit of a deduction, credit or other allowance that such person or corporation would not otherwise enjoy, the IRS may disallow such deduction, credit or other allowance. For purposes of Section 269, "control" is defined as stock representing 50% of the voting power or value of all classes of stock in a corporation.

     If the IRS determined that BVCC acquired the assets of GLB pursuant to the merger for the principal purpose of avoidance or evasion of federal income tax, the combined company and its subsidiaries could lose the benefit of deductions with respect to BVCC's pre-merger net operating loss carryforwards entirely. Although the merger technically falls within the purview of Section 269 because it constitutes the acquisition by BVCC of the assets of GLB in a carry-over basis transaction, from the perspective of BVCC the principal purpose of such acquisition was to enable BVCC, which may dispose of the assets and profitable operations of BVAC, to acquire, as part of its on-going strategy, a full service community bank to which it can provide capital and management expertise necessary to assist in future growth and expansion and, thereby enhance future stockholder value. From the perspective of GLB, the merger will provide as much as $100 million of additional capital that will allow it to continue its expansion and grow both organically via the continued expansion of its


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

branch network as well as through future merger and acquisition activity. GLB believes that the merger will also provide its stockholders with a measure of liquidity, a stock that is listed on the NYSE and a greatly expanded and diversified stockholder base.

     Even if the application of Section 382 and Section 269 is avoided, no assurance can be given that the IRS will agree with BVCC's determination as to the availability or amount of BVCC's net operating loss carryforwards. The amount and availability of BVCC's net operating loss carryforwards is dependent upon, among other things, BVCC's income and deductions in prior taxable years. It is possible that the IRS may not agree with, and could challenge, BVCC's determination in prior taxable years of the amount, timing and realization of income, including any transactions accelerating income, which income was offset by net operating losses that otherwise would have expired in such prior years in the absence of such income. If such challenge were successful, the amount of BVCC's available net operating loss carryforwards could be substantially reduced.

     These are complex issues, which are inherently factual in nature and with respect to which there is limited controlling interpretive authority beyond the relevant statutes and regulations. Consequently, no assurance can be given that the IRS will agree with BVCC's determination of the amount and availability of BVCC's pre-merger net operating loss carryforwards to the combined company and its subsidiaries. Accordingly, it is possible that the IRS may challenge the combined company and its subsidiaries' future use of the net operating loss carryforwards.

                        DESCRIPTION OF BVCC CAPITAL STOCK

BVCC Common Stock

     General. BVCC is authorized to issue 80,000,000 shares of common stock, par value $0.01 per share, of which 6,613,099 shares were outstanding as of January 1, 2006. BVCC common stock is traded on the NYSE under the symbol "BVC." The transfer agent and registrar for BVCC common stock is Registrar & Transfer Company.

     As of January 1, 2006, 70,791 shares of BVCC common stock were reserved for issuance upon the exercise of outstanding options. In addition, BVCC has reserved approximately 4,600,000 shares of common stock for issuance in connection with the merger and the GLB stock options being assumed by BVCC. After taking into account these reserved shares, BVCC will have approximately
68.7 million shares of authorized but unissued common stock available for issuance for other corporate purposes.

     Voting and Other Rights. The holders of BVCC common stock are entitled to one vote per share, and, in general, a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and


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

each stockholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, stockholders do not have the right to cumulate their votes. See "Comparison of Stockholder Rights" beginning on page
____.

     In the event of a liquidation, holders of BVCC common stock are entitled to receive pro rata any assets legally available for distribution to stockholders with respect to shares held by them, subject to any prior rights of the holders of any BVCC preferred stock then outstanding.

     BVCC common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of BVCC common stock are, and the shares of BVCC common stock to be issued to GLB's stockholders in the merger will be, validly issued, fully paid and nonassessable.

     Distributions. The holders of BVCC common stock are entitled to receive such dividends or distributions as the BVCC board of directors may declare out of funds legally available for such payments. The payment of distributions by BVCC is subject to the restrictions of the DGCL applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of stockholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to stockholders is subject to any prior rights of any then outstanding BVCC preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

     The ability of BVCC to pay distributions is affected by the ability of its subsidiaries to pay dividends. The merger agreement prohibits BVCC from declaring or paying any dividends or making other distributions until closing of the merger or termination of the merger agreement.

BVCC Preferred Stock

     General. BVCC is authorized to issue 7,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of January 1, 2006. The BVCC board of directors has the authority to issue BVCC preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, and the number of shares constituting any such series, without any further action by the stockholders of BVCC unless such action is required by applicable rules or regulations or by the terms of any other


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

outstanding series of BVCC preferred stock. Any shares of BVCC preferred stock that may be issued may rank prior to shares of BVCC common stock as to payment of dividends and upon liquidation.

Delaware Law and Certain By-law Provisions

     BVCC has opted out of the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the effective date of the transaction in which the person became an interested stockholder of the corporation unless certain exceptions apply.

     BVCC's by-laws, which will apply to the merged company after the merger, provide for a classified board of directors consisting of three classes as nearly equal in size as possible, with staggered three-year terms. GLB's by-laws contain a similar provision. The classification of a board of directors could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BVCC.

     BVCC's board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting rights of BVCC's common stock. The issuance of any preferred stock could be expected to, and may have the effect of, delaying, averting or preventing a change in control of BVCC.

     The proposed amendments to BVCC's certificate of incorporation that would establish restrictions on the transfer of BVCC common stock by persons who are or would thereby become the holder of 5% or more of BVCC's common stock and could be expected to, and may have the effect of, delaying, averting or preventing a change in control of BVCC.

Limitation of Liability; Indemnification

     As permitted by the DGCL, BVCC's certificate of incorporation provides that BVCC's directors will not be personally liable to BVCC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to BVCC or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

     - for any transaction from which the director receives an improper personal benefit.


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

     BVCC has also entered into indemnification agreements with each of its directors.

     However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. BVCC's by-laws include provisions for indemnification of its directors and officers to the fullest extent permitted by the DGCL as now or hereafter in effect. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling BVCC pursuant to the foregoing provisions, BVCC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such laws and is unenforceable.

                        DESCRIPTION OF GLB CAPITAL STOCK

GLB Common Stock

     As set forth in GLB's certificate of incorporation, GLB's authorized capital stock consists of (i) 16 million shares of common stock, $.001 par value per share and (ii) 2 million shares of preferred stock, $.001 par value per share. GLB's board of directors has the power from time to time to issue additional shares of GLB common stock or preferred stock authorized by GLB's certificate of incorporation without obtaining approval of GLB's stockholders unless otherwise required by law or regulation. The rights, qualifications, limitations and restrictions of each series of GLB's preferred stock will be determined by GLB's board of directors and approved as required by the DGCL or otherwise at the time of issuance and may include, among other things, preferential rights in liquidation, participating dividends, voting and convertibility to GLB common stock. The following descriptions of GLB's capital stock are qualified in their entirety by reference to GLB's certificate of incorporation.

Voting

     Holders of GLB common stock are entitled to one vote per share on all matters upon which stockholders have the right to vote and possess the exclusive voting rights in GLB. Holders of GLB common stock are not entitled to cumulate their votes for the election of directors.

Liquidation Rights

     In the event of GLB's liquidation, dissolution or winding up, the holders of GLB common stock will be entitled to receive, after payment of all of GLB's debts and liabilities and after honoring the rights, if any, of GLB's preferred stockholders, all of GLB's assets available for distribution in cash or in kind. Holders of GLB common stock are not entitled to


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preemptive rights with respect to any shares of GLB capital stock that may be issued in the future. GLB common stock is not subject to redemption or conversion.

Delaware Law and Certain By-law Provisions

     GLB is subject to the provisions of Section 203 of the DGCL. In general,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the effective date of the transaction in which the person became an interested stockholder of the corporation, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the person becoming an interested stockholder or (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by the persons who are directors or officers of the corporation and (b) employee stock plans, in certain instances) or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or
(ii) the corporation, by the action of its stockholders holding a majority of its outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after its adoption and will not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.)

     GLB has not opted out of Section 203 and the restrictions imposed by
Section 203 apply to GLB. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of GLB, deny stockholders the receipt of a premium on their common stock and have a depressive effect on the market price of the common stock. Section 203 defines a business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     An "interested stockholder" is a person who, together with affiliates and associates, owns or, within the prior three years did own, 15% or more of the corporation's voting stock.

Anti-Takeover Provisions

     GLB's certificate of incorporation and bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of GLB, including provisions (i) classifying GLB's board of directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing GLB's board of directors to fix the size of its membership between five and 25 directors; (iii) authorizing directors to fill vacancies in GLB's board of directors; (iv) providing that GLB directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares entitled to be voted in the election of directors; (v) disallowing the right of GLB stockholders to act by written consent without a meeting; (vi) allowing GLB's board of directors to give due consideration to constituencies other than GLB's stockholders in evaluating acquisition or merger proposals; (vii) providing that certain of the foregoing provisions may only be amended by the affirmative vote of 80% of the shares entitled to be voted and (viii) setting forth specific conditions under which (a) business may be transacted at an annual meeting of GLB's stockholders and (b) persons may be nominated for election as GLB's directors at an annual meeting of GLB's stockholders.

     The foregoing provisions could impede a change of control of GLB. In particular, classification of GLB's board of directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on GLB's board of directors. Furthermore, allowing GLB's board of directors to consider non-stockholder constituencies may have the effect of increasing GLB's board of directors' discretion to reject acquisition or merger proposals.

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of GLB common stock and preferred stock may have an anti-takeover effect. The authority of GLB's board of directors to issue GLB preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable GLB's board of directors to prevent a change of control despite a shift in ownership of GLB's common stock. In addition, the authority of GLB's board of directors to issue additional shares of GLB common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

                        COMPARISON OF STOCKHOLDER RIGHTS

     After the merger, GLB stockholders will become stockholders of BVCC and their rights will be governed by BVCC's certificate of incorporation and by-laws and the DGCL. The following summary discusses differences between BVCC's certificate of incorporation and by-laws and GLB's certificate of incorporation and by-laws. For information as to how to obtain the full text of each document, see "Where You Can Find More Information" beginning on page ___.

     The following summary is not intended to be a complete statement of the differences affecting the rights of GLB's stockholders who become BVCC stockholders and the differences between BVCC's certificate of incorporation and by-laws and GLB's certificate of incorporation and by-laws, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The summary is qualified in its entirety by reference to the certificate of incorporation and by-laws of BVCC, the certificate of incorporation and by-laws of GLB and applicable laws and regulations.

Removal of Directors

                 BVCC                                      GLB
                 ----                                      ---
A director of BVCC may be removed       A director of GLB may be removed only
only for cause by the affirmative       for cause by the affirmative vote of the
vote of the holders of a majority of    holders of 80% of GLB's outstanding
BVCC's outstanding shares entitled to   shares entitled to vote thereon.
vote thereon, unless the number of
shares voted against the proposal to
remove a director would be sufficient
to elect a director under cumulative
voting.

Section 203 of the DGCL

                 BVCC                                      GLB
                 ----                                      ---
BVCC has opted out of this              GLB has not opted out of this
anti-takeover statute and is not        anti-takeover statute and is subject to
subject to its provisions.              its provisions.

Call of Special Meetings of Stockholders

                 BVCC                                      GLB
                 ----                                      ---
BVCC's by-laws provide that special     GLB's by-laws provide that special
meetings of the stockholders of BVCC    meetings of the stockholders of GLB may
may be called by its chairman, its      be called by the affirmative vote of not
president or at the request of a        less than 75% of its entire board of
majority of its board of directors.     directors or at the request of the
                                        holders of not less than 75% of GLB's
                                        outstanding common stock.

Director Qualifications, Number, Term and Retirement Age

                 BVCC                                      GLB
                 ----                                      ---
BVCC's by-laws provide that: its        GLB's by-laws provide that its board of
board of directors shall consist of     directors shall consist of not less than
not less than five nor more than 25     five nor more than 25 members, divided
members, divided into three classes     into three classes as nearly equal in
as equal in number as possible with     number as possible, with each director
each director serving a staggered       serving a staggered three-year term;
three-year term; directors need not     each director shall be at least 21 years
be residents of Delaware or a           of age and at least 50% of the directors
stockholder, that no person 72 years    shall be citizens of the United States.
of age is eligible for election as a    GLB's by-laws do not establish a
director and that no director shall     retirement age. However, GLB's Code of
serve after the annual meeting of       Business Conduct and Ethics provides
stockholders immediately following      that directors who are not employees
the date the director becomes 72.       must retire by age 72.

Nomination of Directors; Other Stockholder Proposals

                 BVCC                                      GLB
                 ----                                      ---
BVCC's by-laws provide that BVCC        GLB's by-laws provide that GLB
stockholders may not nominate           stockholders may not nominate candidates
candidates for election as directors    for election as directors or present
or present other items of business      other items of business for stockholder
for stockholder action unless such      action unless such candidate or other
candidates or other business has been   business has been recommended by GLB's
recommended by BVCC's board of          board of directors or the stockholder
directors or the stockholder provides   provides advance notice of such
advance notice of such nomination or    nomination or other
other

business to BVCC not less than 60       business to GLB not less than 120 days
days nor more than 90 days prior to     nor more than 150 days prior to the date
the date of the next annual meeting     of the next annual meeting of BVCC's
of BVCC' s stockholders                 stockholders.

Amendment of Certificate of Incorporation and By-laws

                 BVCC                                      GLB
                 ----                                      ---
The DGCL requires in general the        The DGCL requires in general the
affirmative vote of a majority of the   affirmative vote of a majority of the
votes cast by all stockholders          votes cast by all stockholders entitled
entitled to vote thereon to amend a     to vote thereon to amend a corporation's
corporation's certificate of            certificate of incorporation. GLB's
incorporation. BVCC's certificate of    certificate of incorporation provides
incorporation and by-laws do not        that any amendment to the provisions of
address the issue of the stockholder    its certificate of incorporation
approval necessary to amend BVCC's      relating to the composition of its board
certificate of incorporation.           of directors and the removal of
                                        directors, the requirement that
BVCC's by-laws provide that they may    stockholders take action only at annual
be amended by the affirmative vote of   or special meetings of stockholders, the
a majority of its entire board of       personal liability of directors, the
directors or by the affirmative vote    provision relating to amendments to
of a majority of the votes cast at      GLB's by-laws and the provision relating
any meeting of stockholders.            to the aforesaid provisions of GLB's
                                        certificate of incorporation require the
                                        affirmative vote of the holders of at
                                        least 80% of its outstanding common
                                        stock.

                                        GLB's by-laws provide that they may be
                                        amended by its board of directors, to
                                        the extent such power is conferred on
                                        the board of directors by GLB's
                                        certificate of incorporation, or by the
                                        affirmative vote of the holders of not
                                        less than 80% of GLB's outstanding
                                        common stock.

Removal of Officers

                 BVCC                                      GLB
                 ----                                      ---
BVCC's by-laws provide that its board   GLB's by-laws do not contain any
of directors may remove any officer     provisions relating to the removal of
whenever the board of directors         officers.
believes it is in the best interests
of BVCC to do so, provided that such
removal is without prejudice to any
contract rights of such officer.

Powers of the Executive Committee of the Board of Directors

                 BVCC                                      GLB
                 ----                                      ---
BVCC's by-laws provide that the         GLB's by-laws provide that a committee
executive committee of its board of     of its board of directors may exercise
directors may exercise all the powers   the powers and authority of the board of
and authority of the board of           directors except that no such committee
directors, except that the executive    shall have the power to:
committee shall not have the power
to:                                     -    approve, adopt or recommend any
                                             action or matter required by the
-    amend the certificate of                DGCL to be submitted to GLB's
     incorporation;                          stockholders for approval; or

-    adopt an agreement of merger or    -    adopting, amending or repealing any
     consolidation;                          by-law.

-    recommend the sale of all or
     substantially all of BVCC's
     assets;

-    recommend a plan of dissolution
     or revocation thereof;

-    amend the by-laws of BVCC;

-    approve a transaction in which a
     member of the executive
     committee has an interest;

-    approve the issuance of capital
     stock; or

-    declare a dividend.

Non-Economic Factors in Considering Acquisition Proposals

                 BVCC                                      GLB
                 ----                                      ---
BVCC's certificate of incorporation     GLB's certificate of incorporation
does not permit its board of            permits its board of directors to
directors to consider non-economic      consider non-economic factors when
factors when evaluating an              evaluating an acquisition proposal.
acquisition proposal.

                                  MARKET PRICES

     BVCC common stock is listed on the NYSE. No established trading market exists for GLB common stock and, to the knowledge of GLB's management, no purchases or sale of GLB common stock have occurred since September 2, 2004. Neither BVCC nor GLB have paid any cash dividends in 2004 and 2005. During 2004, BVCC made distributions in partial liquidation of $2.50 per share on June 30, 2004, $2.50 per share on September 30, 2004 and $2.25 per share on December 31, 2004. For tax purposes, the distributions in 2004 were taxable as ordinary dividends. BVCC has made no distributions in partial liquidation since December 31, 2004.

     The following table sets forth the high and low trading prices of shares of BVCC common stock as reported on the NYSE since January 1, 2004 and prior thereto on the Nasdaq Stock Market, as adjusted to reflect a 1-for-10 reverse stock split effected on June 30, 2004:

                         BVCC Common Stock
                         -----------------
                           High      Low
                          ------   ------
2004:
First quarter.........    $24.00   $21.30
Second quarter........     22.40    20.00
Third quarter.........     19.75    16.15
Fourth quarter........     18.00    15.31

2005:
First quarter.........     17.40    15.07
Second quarter........     16.25    15.27
Third quarter.........     15.99    15.82
Fourth quarter........     18.05    15.26


2006:
First quarter (through
   February 13)            18.01    16.90

     You are advised to obtain current market quotations for BVCC common stock. The market price of BVCC common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of BVCC common stock.

                       BENEFICIAL OWNERSHIP OF BVCC STOCK

     The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of BVCC's common stock as of January 1, 2006 by (a) persons known to BVCC to own more than five percent of the outstanding shares of BVCC's common stock, (b) each director and executive officer of BVCC and (c) BVCC's directors and executive officers as a group. The information contained herein has been obtained from BVCC's records and from information furnished to BVCC by each individual. BVCC knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of BVCC's common stock, except as set forth below.

                                            Shares of Common Stock
                                              Beneficially Owned
                                          --------------------------
Name of Individual or Identity of Group   Number of Shares   Percent
---------------------------------------   ----------------   -------
5% or Greater Stockholders:

First Manhattan Company (1)                    619,108         9.4%
   437 Madison Avenue
   New York, NY 10022

Millenco, L.P.(2)                              531,649         8.0%
Millennium Management, L.L.C.
Israel A. Englander
   666 Fifth Avenue
   New York, NY 10103

Royce & Associates, LLC                        467,200         7.1%
   1414 Avenue of the Americas
   New York, NY 10019

Dimensional Fund Advisors (3)                  452,097         6.8%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

Cadmus Capital Management, LLC(4)              399,059         6.0%
Jed Bonnem
Chris Vulliez
   150 East 52nd Street
   New York, NY 10022

                                          Number of Shares(6)(7)(8)   Percent(9)
                                          -------------------------   ----------
Directors and Executive Officers(5):

Charles G. Cooper                                   15,021                  *
Frederick W. Dreher                                  5,000                  *
Roger K. Easley                                     10,076                  *
Thomas M. Foster                                     8,860                  *
Robert B. Goldstein                                147,461                2.2%
Joel E. Hyman                                        2,891                  *
John W. Rose                                        27,730                  *
Prodyodth K. Chatterjee (10)                         6,000                  *
Daniel W. Porter                                        --                  *
John K. Okubo (11)                                   7,240                  *
Sossy Soukiassian (12)                               7,194                  *
All directors and executive officers               237,473                3.6%
   as a group (11 persons)

----------
(1)  As reported by First Manhattan Co., an investment advisor, in an Amended
     Schedule 13G dated February 7, 2005 filed with the SEC. Such party reported sole voting power as to 269,880 shares and shared voting power as to 288,449 shares. Such party also reported sole power to dispose or direct the disposition as to 269,880 shares and shared power to dispose or direct the disposition as to 330,659 shares. First Manhattan Co. disclaimed beneficial ownership of 1,040 shares owned by family members of its senior managing directors.

(2) As reported on Schedule 13G, Millennium Management, L.L.C., a Delaware limited liability company ("Millennium Management"), is the general partner of Millenco, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco. Israel A. Englander ("Mr. Englander") is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millenium Management. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millenco.

(3) As reported by Dimensional Fund Advisors, an investment advisor and institutional investment manager, in an Amended Schedule 13G dated February 9, 2005 filed with the SEC. Such party reported sole voting power and sole power to dispose or direct the disposition as to all of such shares. Dimensional Fund Advisors disclaimed beneficial ownership of all of such shares, which were reported to be owned by its advisory clients.

(4)  According to a Schedule 13G, Cadmus Management, LLC filed with the SEC on
     June

     3, 2005, each of Jed Bonnem and Chris Vulliez share voting and dispositive power over these shares.

(5) Based upon information furnished to BVCC by each individual named and includes all shares as to which the director or executive officer may be deemed to have sole or shared voting or dispositive power. This table includes shares held directly or indirectly, in retirement accounts, by certain members of directors' or executive officers' families or by trusts of which the director or executive officer is a trustee or beneficiary.

(6) Includes for each of directors Easley and Foster, 4,000 shares that are subject to stock options exercisable prior to December 31, 2005 that were granted under BVCC's Amended and Restated 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"), BVCC's 1998 Non-Employee Director Stock Option and Incentive Plan (the "1998-D Plan") and BVCC's 2001 Non-Employee Director Stock Option Plan (the "2001 Director Plan").

(7) Includes for directors Easley and Foster 2,722 and 1,786 shares, respectively, representing deferred director fees credited as of December 31, 2004 to the respective Stock Account of such director established under BVCC's Stock in Lieu of Cash Compensation Plan for Non-Employee Directors, as amended (the "Stock in Lieu of Cash Plan").

(8) Includes for Messrs. Cooper and Okubo and Ms. Soukiassian, and all directors and executive officers as a group, respectively, 0, 2,050, 1,200 and 7,250 shares that are subject to options exercisable prior to December 31, 2005, granted under one or more of BVCC's 2001 Equity Incentive Plan (the "2001 Plan"), Amended and Restated 1995 Stock Option and Incentive Plan (the "1995 Plan"), Amended and Restated 1986 Stock Option and Incentive Plan (the "1986 Plan"), 1998-2000 Performance Stock Plan (the "Performance Plan"), the 2001 Director Plan, the 1998-D Plan and the 1989 Plan.

(9)  An asterisk indicates less than 1%.

(10) Excludes for Mr. Chatterjee options to purchase 33,332 shares of BVCC common stock at a current exercise price of $14.62 per share; none of these options are currently exercisable, but all will become exercisable if Mr. Chatterjee's employment is terminated by BVCC without cause.

(11) Includes for Mr. Okubo options to purchase 2,050 shares of BVCC common stock at an exercise price of $127.40 per share that are currently exercisable.

(12) Includes for Ms. Soukiassian options to purchase 1,200 shares of BVCC common stock at an exercise price of $236.05 per share that are currently exercisable.

                        BENEFICIAL OWNERSHIP OF GLB STOCK

     The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of GLB's common stock as of September 30, 2005 by (a) persons known to GLB to own more than 5% of the outstanding shares of GLB's common stock, (b) each director of GLB, (c) each of GLB's executive officers and (d) GLB's directors and executive officers as a group. The information contained herein has been obtained from GLB's records and from information furnished to GLB by each individual.

                                          Number of   Percentage
Name of Individual or Identity of Group   Shares(1)    of Class
---------------------------------------   ---------   ----------
Directors and Executive Officers: (2)
Barry M. Snyder (3)                         517,624      13.08
William A. Evans (4)                        261,200       6.58
Andrew W. Dorn, Jr. (5)                      61,800       1.55
Louis Sidoni (6)                             51,400       1.29
Kim S. Destro (7)                            10,820          *
Paul W. Bergman (8)                          12,620          *
Marylou Borowiak (9)                         12,760          *
Frederick A. Wolf (10)                       61,500       1.55
Carolyn B. Frank (11)                        15,200          *
Luiz F. Kahl (12)                            44,200       1.12
Gerard T. Mazurkiewicz                        3,000         --
Acea M. Mosey-Pawlowski (13)                120,220       3.04
Dennis M. Penman (14)                         8,200          *
James A. Smith (15)                         163,200       4.12
Louis J. Thomas (16)                         13,145          *
David L. Ulrich (17)                        214,400       5.42
All directors and executive officers
  of GLB as a group (15 persons)(18)      1,571,289      38.50
5% Stockholders:
Jeremy M. Jacobs                            213,630       5.40

----------
*    Less than 1%.

(1) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2) The business address of each of the executive officers and directors is 2421 Main Street, Buffalo, New York 14214.

(3) Includes (i) 181,090 shares of common stock held by Lindrew Properties, LLC, a family limited liability company of which Mr. Snyder is the sole voting member (ii) 2,000 shares of common stock issuable under options granted to Mr. Snyder under the 2000 Stock Option Plan and (iii) 1,200 shares of common stock issuable under options granted to Mr. Snyder under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(4) Includes (i) 34,000 shares held by the Evelyn M. Davis Trust of which Mr. Evans is the Trustee and has sole voting and investment power, (ii) 11,000 shares held by Mr. Evans' spouse, (iii) 12,000 shares of common stock issuable under options granted to Mr. Evans under the 2000 Stock Option Plan and (iv) 1,200 shares of common stock issuable under options granted to Mr. Evans under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(5) Includes (i) 3,000 shares held in an IRA for the benefit of Mr. Dorn, (ii) 500 shares held by Mr. Dorn's spouse and (iii) 35,200 shares of common stock issuable under options granted to Mr. Dorn under the 2000 Stock Option Plan, all of which options are exercisable within 60 days. Excludes 4,800 shares of common stock issuable under options granted to Mr. Dorn under the 2000 Stock Option Plan which are not exercisable within 60 days.

(6) Includes (i) 10,000 shares of common stock owned by D. A. Ross Irrevocable Trust of which Mr. Sidoni is co-Trustee and shares voting and investment power and (ii) 23,800 shares of common stock issuable under options granted to Mr. Sidoni under the 2000 Stock Option Plan, all of which options are exercisable within 60 days. Excludes 1,200 shares of common stock issuable under options granted to Mr. Sidoni under the 2000 Stock Option Plan which are not exercisable within 60 days.

(7)  Includes (i) 1,763 shares held in an IRA for the benefit of Ms. Destro,
     (ii) 1,977 shares held in an IRA for the benefit of Ms. Destro's spouse and
     (iii) 4,820 shares of common stock issuable under options granted to Ms. Destro under the 2000 Stock Option Plan, all of which options are exercisable within 60 days. Excludes 1,180 shares of common stock issuable under options granted to Ms. Destro under the 2000 Stock Option Plan which are not exercisable within 60 days.

(8)  Includes (i) 7,500 shares held in an IRA for the benefit of Mr. Bergman and
     (ii) 5,120 shares of common stock issuable under options granted to Mr. Bergman under the 2000 Stock Option Plan, all of which options are exercisable within 60 days. Excludes 880 shares of common stock issuable under options granted to Mr. Bergman under the 2000 Stock Option Plan which are not exercisable within 60 days.

(9) Includes (i) 4,160 shares held in an IRA for the benefit of Ms. Borowiak and (ii) 3,400 shares of common stock issuable under options granted to Ms. Borowiak under the 2000 Stock Option Plan, all of which options are exercisable within 60 days. Excludes 1,600 shares of common stock issuable under options granted to Ms. Borowiak under the 2000 Stock Option Plan which are not exercisable within 60 days.

(10) Includes (i) 25,800 shares held in an IRA for the benefit of Mr. Wolf, (ii) 500 shares held by Mr. Wolf's spouse, (iii) 9,000 shares of common stock issuable under options granted to Mr. Wolf under the 2000 Stock Option Plan and (iv) 1,200 shares of common stock issuable under options granted to Mr. Wolf under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(11) Includes (i) 1,000 shares held by two trusts for the benefit of Mrs. Frank's children of which Mrs. Frank is co-Trustee and shares voting and investment power, (ii) 2,000 shares of common stock issuable under options granted to Mrs. Frank under the 2000 Stock Option Plan and (iii) 1,200 shares of common stock issuable under options granted to Mrs. Frank under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(12) Includes (i) 21,000 shares held in an IRA for the benefit of Mr. Kahl, (ii) 2,000 shares of common stock issuable under options granted to Mr. Kahl under the 2000 Stock Option Plan and (iii) 1,200 shares of common stock issuable under options granted to Mr. Kahl under the 2002 Stock Option Plan, all of which options are exercisable within 60 days. Mr. Kahl died on November 4, 2005.

(13) Includes (i) 68,687 shares held by a limited partnership of which a trust for the benefit of Ms. Mosey-Pawlowski is one of four beneficial owners and as to which (A) Ms. Mosey-Pawlowski has sole voting and investment power and (B) disclaims beneficial interest except to the extent of her pecuniary interest, (ii) 33,333 shares held by a trust for the benefit of Ms. Mosey-Pawlowski and her three siblings as to which (A) Ms. Mosey-Pawlowski is the Trustee and has sole voting and investment power and (B) disclaims beneficial interest except to the extent of her pecuniary interest, (iii) 2,000 shares of common stock issuable under options granted to Ms. Mosey-Pawlowski under the 2000 Stock Option Plan and (iv) 1,200 shares of common stock issuable under options granted to Ms. Mosey-Pawlowski under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(14) Includes 2,000 shares of common stock issuable under options granted to Mr. Penman under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Penman under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(15) Includes 2,000 shares of common stock issuable under options granted to Dr. Smith under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Dr. Smith under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(16) Includes 2,000 shares of common stock issuable under options granted to Mr. Thomas under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Thomas under the 2002 Stock Option Plan, all of which options are exercisable within 60 days.

(17) Includes 2,000 shares of common stock issuable under options granted to Mr. Ulrich under the 2000 Stock Option Plan and 1,200 shares of common stock issuable under options granted to Mr. Ulrich under the 2002 Stock Option Plan, all which options are exercisable within 60 days.

(18) Includes an aggregate of 121,340 shares of common stock issuable under options granted to GLB's executive officers and directors under the 2000 Stock Option Plan and the 2002 Stock Option Plan, all of which options are exercisable within 60 days. Excludes an aggregate of 18,860 shares of common stock issuable under options granted to GLB's executive officers and directors under the 2000 Stock Option Plan and the 2002 Stock Option Plan which are not exercisable within 60 days.

                                   PROPOSAL II
                      PROPOSAL TO APPROVE THE SALE OF BVAC

General Description of the BVAC Sale

     This proposal contemplates the sale of all of the outstanding capital stock of BVAC to AFS for a purchase price payable in cash in an amount equal to the sum of (a) $62.5 million and (b)(1) plus or minus the amount by which the net book value of BVAC as of the date of closing is greater or less than $62.5 million (2) multiplied by 1.03, subject to post-closing adjustments. AFS is a wholly owned subsidiary of AmeriCredit. AmeriCredit is guaranteeing all of the obligations of AFS under the purchase agreement.

Background of the Sale

     Following the adoption of the Amended Plan, BVCC's board of directors periodically reviewed the strategic alternatives available with respect to BVAC. These alternatives included the sale of BVAC, the spin-off of BVAC to BVCC's stockholders so that BVAC would become an independent public company or the retention of BVAC. In the fall of 2004, BVCC hired P.K. Chatterjee to become President and Chief Executive Officer of BVAC in an effort to provide new leadership for BVAC and improve its results of operations.

     BVCC's board of directors conducted an intensive review of BVAC's results of operations in the spring of 2005 and concluded that, although Mr. Chatterjee had been successful in substantially increasing BVAC's production, BVAC's return on equity was at a level unacceptable to BVCC's board of directors and was likely to remain so for the foreseeable future. BVCC's board of directors therefore decided to explore the sale of BVAC.

     In June and July of 2005, in accordance with BVCC's instructions, 30 parties were contacted by UBS, BVCC's financial advisor in connection with the sale of BVAC, to determine their interest in the possible acquisition of BVAC. All interested parties were provided with a form of confidentiality agreement for execution as a condition to receiving a confidential information memorandum describing BVAC and its business and related information. Of the 30 parties contacted, 11 parties executed confidentiality agreements and each of these 11 parties received the confidential information materials as well as bid instructions.

     One of the potentially interested parties attended an initial meeting with BVCC and BVAC management in July 2005, but did not subsequently submit a bid.


     Two of the potentially interested parties submitted preliminary non-binding proposals. One of these parties was AmeriCredit, which provided an indication of interest to BVCC to acquire BVAC at a preliminary purchase price that was at BVAC's tangible book value of approximately $60.6 million at June 30, 2005, but below its book value of approximately $62.5 million at June 30, 2005. The party other than AmeriCredit which had submitted a preliminary non-binding proposal expressed an interest in acquiring BVCC as well as BVAC. BVCC, through UBS, informed both parties that they would need to improve their proposals.

     AmeriCredit conducted detailed due diligence of BVAC in San Mateo, California, where BVCC's headquarters are located, and in Covina, California, where BVAC's headquarters are located, in August 2005. The other potentially interested party conducted less extensive due diligence in August 2005. AmeriCredit also conducted additional on-site due diligence during October 2005.


     In early September, AmeriCredit revised its proposal increasing the proposed purchase price to an amount that was in excess of BVAC's tangible book value but still below BVAC's book value. BVCC, through UBS, again informed AmeriCredit that it would need to increase its purchase price. AmeriCredit submitted a final non-binding proposal to BVCC for the purchase of BVAC in mid-September 2005 that included a proposed purchase price in an amount in excess of BVCC's tangible book value and equal to its book value, which was acceptable to BVCC. During September and October 2005, negotiations took place regarding the terms and conditions of a definitive purchase agreement. On September 29, 2005, counsel for AmeriCredit submitted an initial draft of the stock purchase agreement to BVCC and its counsel. BVCC's counsel furnished comments on that initial draft to counsel for AmeriCredit on October 6, 2005. Counsel for BVCC and counsel for AmeriCredit discussed various matters raised by BVCC's comments on the initial draft by telephone on October 13, 2005. Counsel for BVCC furnished additional comments on the initial draft to counsel for AmeriCredit on October 14, 2005 and, on the same day, counsel for AmeriCredit distributed a revised draft of the stock purchase agreement to BVCC and its counsel. On October 18, 2005, counsel for BVCC furnished a memorandum to AmeriCredit and its counsel relating to certain representations, warranties and covenants. The principals of BVCC and AmeriCredit and their respective counsel held a meeting in Dallas, Texas on October 18, 2005 to negotiate the revised draft of the stock purchase agreement. On October 21, 2005, counsel for AmeriCredit distributed a further revised draft of the stock purchase agreement. Counsel for BVCC responded to that further revised draft on October 28, 2005.


     The boards of directors of BVCC and BVAC held a joint meeting on October 31, 2005 to discuss the proposed sale of BVAC and the terms of the purchase agreement. At this meeting, UBS, reviewed, among other things, the process BVCC had conducted since the spring of 2005 in exploring the sale of BVAC, the number of potential acquirors contacted, the preliminary indications of interest from AmeriCredit and others and the results of the due diligence process conducted by AmeriCredit. Representatives of Patton Boggs, LLP, BVCC's counsel in connection with the BVAC sale, provided a summary of the principal terms of the purchase agreement as negotiated to date. After further discussions, BVCC's board of directors reached a consensus that, subject to the favorable resolution of the issues in the negotiations that remained unresolved, they would be prepared to hold another board meeting to hear an update on the resolution of the open issues regarding the purchase agreement and to take final action with respect to the sale of BVAC.

     The BVCC board of directors determined at a meeting held on October 31, 2005 together with the BVAC board, with one BVCC director abstaining and one BVCC director absent, that the sale of BVAC on the terms contemplated by a draft purchase agreement and the transactions contemplated by that draft purchase agreement would be in the best interests of BVCC and its stockholders and authorized BVCC's President and Chief Executive Officer to execute a definitive purchase agreement that contained economic terms and conditions at least equal, from BVCC's perspective, to the terms and conditions contained in the draft purchase agreement.

     From October 31, 2005 through November 3, 2005, counsel for AmeriCredit and BVAC conducted negotiations with respect to the terms and conditions of a definitive purchase agreement. Additional revised drafts of the stock purchase agreement were distributed by counsel for AmeriCredit on November 2, 2005, November 3, 2005 and November 4, 2005. Additional telephone calls and discussions were held throughout the period described above.

     BVCC's board of directors convened a meeting by telephone conference on November 4, 2005 at which five members were present. BVCC's board of directors received a report from Charles G. Cooper, President and Chief Executive Officer of BVCC, to the effect that the legal issues regarding the purchase agreement had been satisfactorily resolved. Representatives of Patten Boggs, LLP also participated in the meeting. Also at this meeting, UBS delivered to BVCC's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 4, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate purchase price of $62.5 million in cash to be received by BVCC in the BVAC sale was fair, from a financial point of view, to BVCC.

     BVCC's board of directors, after further discussion, determined that the sale of BVAC was fair to, and in the best interests of, BVCC and its stockholders and that the sale was advisable. BVCC's board of directors then confirmed its October 31, 2005 approval of the sale of BVAC and further confirmed the October 31, 2005 recommendations of BVCC's board of directors that BVCC's stockholders vote "FOR" approval of the sale of BVAC pursuant to the terms and conditions of the purchase agreement.

    The purchase agreement was executed on November 7, 2005 and a public announcement of the purchase agreement was made the same day.

BVCC's Reasons for the BVAC Sale; Recommendation of BVCC's Board of Directors

     BVCC's board of directors has determined, without dissent, that the terms of the purchase agreement and the sale of BVAC are fair and in the best interests of BVCC's stockholders. BVCC's board of directors recommends, without dissent, that BVCC's stockholders vote "FOR" the proposal to sell BVAC.

     In evaluating the sale of BVAC, BVCC's board of directors consulted with the management of BVCC and BVAC as well as BVCC's legal and financial advisors. In reaching its conclusion to approve the purchase agreement, the BVCC board of directors considered the following factors as generally supporting its decision to enter into the purchase agreement:

     - its understanding of BVAC's business, operations, financial condition, earnings and prospects compared to the alternative uses to which the net proceeds of the sale of BVAC could be devoted;

     - its understanding of the current and prospective environment in which BVAC operates, including national and local economic conditions, and the competitive environment for entities engaged in indirect automobile financing activities;

     - BVAC's limited access to capital compared to the access to capital of its competitors;

     - the review by BVCC's board of directors with BVCC's management and legal and financial advisors of the structure of the sale and the financial and other terms of the purchase agreement;

     - the extensive sales process conducted on behalf of BVCC with respect to BVAC;

     - the potential adverse impact that a business combination transaction involving the sale of both BVCC and BVAC would likely have on BVCC's ability to maintain its net operating loss carryforwards;

     - the likelihood that stockholder and regulatory approvals required to complete the sale of BVAC will be obtained; and

     - the financial presentation of UBS, including UBS' opinion, dated November 4, 2005, to BVCC's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to BVCC of the aggregate purchase price of $62.5 million in cash to be received by BVCC in the BVAC sale, as more fully described below under the caption "Proposal to Approve the Sale of BVAC-- Opinion of BVCC's Financial Advisor in Connection with the BVAC Sale."

     The BVCC board of directors also considered the following factors that would not support the sale:

     -    the need to obtain BVCC stockholder approval;

     -    regulatory approvals required in order to complete the transaction;
          and

     - the costs of the transaction compared with BVCC's continued ownership of BVAC.


     BVCC's board of directors determined that these negative factors did not outweigh the positive factors supporting the sale of BVAC.

     The BVCC board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable decision to enter into the purchase agreement to sell BVAC.

     The foregoing discussion of the information and factors considered by the BVCC board of directors with respect to the sale of BVAC is not exhaustive, but includes the material factors considered by the BVCC board of directors. The BVCC board of directors evaluated the factors described above and reached consensus that the sale of BVAC was in the best interests of BVCC and BVCC's stockholders. In considering the factors described above, individual members of the BVCC board of directors may have given different weights to different factors.


     Given that the BVCC board believed that the financial and operating characteristics of BVAC cause its financial results to have limited comparability, for valuation purposes, to those of other companies in the automobile loan industry, the BVCC board did not consider as a factor in its decision to enter into the purchase agreement the selected trading multiples and premiums to managed receivables of selected public companies in the automobile loan industry or selected transaction value multiples and premiums to managed receivables implied in selected transactions involving companies in the automobile loan industry referred, including premiums to managed receivables ranging from 5.7% to 37.0% in the case of the selected companies and 3.7% to 25.0% in the case of the selected transactions as compared to the corresponding premium implied in the BVAC sale of 0.3%, to below in "Opinion of BVCC's Financial Advisor in connection with the BVAC Sale -- Other Factors" on page ____.


Alternatives and Effects of the BVAC Sale

     Over a period of several months, BVCC's board of directors considered the alternative that BVAC could remain as a subsidiary of BVCC or that the stock of BVAC could be distributed to BVCC's stockholders and thereby become a stand-alone public company.

BVCC's board of directors rejected these alternatives because it believes the sale of BVAC to AFS maximizes the value of BVAC to BVCC's stockholders and avoids the risks and uncertainties associated with BVAC's future performance.

     If the proposed sale of BVAC is consummated, BVCC will receive cash proceeds of approximately $62.5 million, before deducting the fees and expenses associated with the sale and taxes and subject to any adjustments. BVCC intends to retain this cash and use it as determined in the discretion of the board of directors of the combined company as future opportunities arise.

     A possible detriment to BVCC's stockholders of the BVAC sale is their inability to participate indirectly in any future growth of BVAC after the sale. If the proposed sale is completed, AFS will own all of BVAC's common stock and, following the sale, only AFS will benefit from BVAC's future earnings or growth and any increases in BVAC's value. BVCC's board of directors determined that a current sale of BVAC pursuant to the purchase agreement is in the best interests of BVCC and BVCC's stockholders.

Opinion of BVCC's Financial Advisor in Connection with the BVAC Sale

     On November 4, 2005, at a meeting of BVCC's board of directors held to confirm the board of directors' approval of the BVAC sale, UBS delivered to BVCC's board an oral opinion, confirmed by delivery of a written opinion dated November 4, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate purchase price of $62.5 million in cash to be received by BVCC in the BVAC sale was fair, from a financial point of view, to BVCC.

     The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is included as Appendix E and is incorporated into this joint proxy statement/prospectus by reference. UBS' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO BVCC OF THE AGGREGATE PURCHASE PRICE OF $62.5 MILLION IN CASH TO BE RECEIVED BY BVCC IN THE BVAC SALE AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE BVAC SALE OR ANY ASPECT OF ANY OTHER TRANSACTION IN WHICH BVCC MIGHT ENGAGE, INCLUDING, WITHOUT LIMITATION, THE MERGER WITH GLB. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE BVAC SALE COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE WITH RESPECT TO BVAC OR THE UNDERLYING BUSINESS DECISION OF BVCC TO EFFECT THE BVAC SALE. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR ACT WITH RESPECT TO THE BVAC SALE OR OTHERWISE. HOLDERS OF BVCC COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF UBS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

     In arriving at its opinion, UBS:

     - reviewed publicly available business and historical financial information relating to BVAC;

     - reviewed internal financial information and other data relating to the business and financial prospects of BVAC that were provided to UBS by the managements of BVCC and BVAC and not publicly available, including financial forecasts and estimates prepared by the managements of BVCC and BVAC;

     - conducted discussions with members of the senior managements of BVCC and BVAC concerning BVAC's business and financial prospects;

     - performed a discounted cash flow analysis of BVAC in which UBS analyzed the future cash flows of BVAC using financial forecasts and estimates prepared by the managements of BVCC and BVAC;

     - reviewed publicly available financial and stock market data with respect to companies that are generally in the industry in which BVAC operates;

     - compared the financial terms of the BVAC sale with publicly available financial terms of other transactions involving companies that are generally in the industry in which BVAC operates;

     -    reviewed a draft dated November 4, 2005 of the purchase agreement; and

     - conducted other financial studies, analyses and investigations and considered other information, as UBS deemed necessary or appropriate.

     In connection with its review, with BVCC's consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with BVCC's consent, relied on that information being complete and accurate in all material respects. In addition, with BVCC's consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of BVAC and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at BVCC's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of BVCC and BVAC as to the future financial performance of BVAC. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

     At BVCC's direction, UBS contacted third parties to solicit indications of interest in the possible acquisition of BVAC and held discussions with certain of these parties prior to the date of UBS' opinion. At BVCC's direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the purchase agreement or the form of the BVAC sale. UBS assumed, with BVCC's consent, that the final executed form of the purchase agreement would not differ in any material respect from the draft UBS reviewed, each of BVCC, BVAC and AFS would comply with all material terms of the purchase agreement, and the BVAC sale would be consummated in accordance with its terms without adverse waiver or amendment of any material term or condition. UBS also assumed, with BVCC's consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the BVAC sale would be obtained without any adverse effect on the BVAC sale. Except as described above, BVCC imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.


     In connection with rendering its opinion to BVCC's board of directors, UBS performed a discounted cash flow analysis of BVAC, which is summarized below. The following summary is not a complete description of all factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.


     UBS believes that selecting portions of its analysis and factors reviewed or focusing on information presented in tabular format, without considering the analysis and factors fully or the narrative description of the analysis, could create a misleading or incomplete view of the processes underlying UBS' analysis and opinion. UBS arrived at its ultimate opinion based on the results of the analysis undertaken by it and factors considered and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or aspect of its analysis for purposes of its opinion.


     The estimates of the future performance of BVAC in or underlying UBS' analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analysis, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of BVCC and BVAC. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.



     The purchase price payable in the BVAC sale was determined through negotiation between BVCC and AmeriCredit and the decision to enter into the BVAC sale was solely that of BVCC's board of directors. UBS' opinion and financial analysis were only one of many factors considered by BVCC's board in its evaluation of the BVAC sale and should not be viewed as determinative of the views of BVCC's board of directors or management with respect to the BVAC sale or the purchase price to be received in the BVAC sale.

     The following is a brief summary of the material financial analysis performed by UBS and reviewed with BVCC's board of directors in connection with its opinion relating to the proposed BVAC sale. THE FINANCIAL ANALYSIS SUMMARIZED BELOW INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS' FINANCIAL ANALYSIS, SUCH TABLE MUST BE READ TOGETHER WITH THE TEXT OF THE RELATED SUMMARY. THE TABLE ALONE DOES NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSIS. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSIS, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSIS, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS' FINANCIAL ANALYSIS. No company or transaction reviewed by UBS for comparison to BVAC and the BVAC sale was identical to BVAC or the BVAC sale and such comparison necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors. In particular, UBS noted the absence of publicly available information for companies of a size generally comparable to BVAC that focus, as does BVAC, on prime credit quality borrowers for extended term, high loan-to-value automobile loans and that primarily execute off-balance sheet securitizations. Given that these financial and operating characteristics of BVAC caused its financial results to have limited comparability for valuation purposes to those of other companies that UBS reviewed, UBS relied primarily on a discounted cash flow analysis of BVAC, as described below, for purposes of evaluating the fairness, from a financial point of view, to BVCC of the aggregate purchase price of $62.5 million in cash to be received by BVCC in the BVAC sale.


Discounted Cash Flow Analysis

     UBS performed a discounted cash flow analysis of BVAC to calculate the estimated present value of the standalone cash flows that BVAC could generate over calendar years 2006 through 2010 based on internal estimates of the managements of BVCC and BVAC. UBS calculated a range of terminal values for BVAC by applying a range of forward earnings terminal value multiples of 9.0x to 11.0x to BVAC's calendar year 2011 estimated net income. The cash flows and terminal values were then discounted to present value using discount rates ranging from 12.0% to 18.0%. For purposes of this analysis, UBS utilized the following assumptions based on internal financial information and estimates from the managements of BVCC and BVAC:

     - net income and managed asset growth rates of 10% per annum from calendar years 2008 to 2011;

     -    a target tangible equity/tangible managed assets ratio of 10.0%; and

     -    a pre-tax funding charge related to changes in capital of 5.0%.

     This analysis indicated the following implied equity reference range for BVAC, compared to the aggregate purchase price to be received by BVCC in the BVAC sale:

Implied Equity Reference Range for BVAC   Aggregate Purchase Price
---------------------------------------   ------------------------
     $37.0 million - $74.4 million              $62.5 million

Other Factors

     In connection with its opinion, UBS also reviewed, among other things:


     - selected trading multiples and premiums to managed receivables of the following selected public companies in the automobile loan industry, AmerCredit Corp., WFS Financial Inc., United Panam Financial Corp. and Consumer Portfolio Services, Inc., and selected transaction value multiples and premiums to managed receivables implied in the following selected transactions involving companies in the automobile loan industry, Wachovia Corporation/WFS Financial Inc., Capital One Financial Corporation/Onyx Acceptance Corporation and Consumer Portfolio Services, Inc./MFN Financial Corporation, as compared to corresponding multiples implied in the BVAC sale based on the aggregate purchase price of $62.5 million. Based on closing stock prices on November 3, 2005 (or September 5, 2005 in the case of WFS Financial) and publicly available research analysts' estimates, public filings and other publicly available information, trading multiples for the selected companies as follows:



          - multiples of latest 12 months earnings per share, commonly referred to as EPS, and calendar years 2005 and 2006 estimated EPS ranged from 13.1x to 15.5x, 11.7x to 15.4x and 10.1x to 34.1x, respectively (as compared to the LTM EPS multiple implied in the BVAC sale which was not meaningful given that BVAC did not have positive earnings during that period and the multiple of calendar years 2005 and 2006 estimated EPS implied in the BVAC sale of 38.2x and 8.8x, respectively);



          - multiples of book value per share and tangible book value per share as of September 30, 2005 in each case ranged from 1.59x to 2.52x (as compared to the multiples of book value per share and tangible book value per share as of September 30, 2005 implied in the BVAC sale of 1.00x and 1.03x, respectively); and



          - premiums to managed receivables as of September 30, 2005 ranged from 5.7% to 37.0% (as compared to the corresponding premium implied in the BVAC sale of 0.3%).



          Based on publicly available information, transaction value multiples implied in the selected transactions ranged as follows:



          - LTM EPS multiples ranged from 10.5x to 20.5x (as compared to the corresponding multiple implied in the BVAC sale which was not meaningful given that BVAC did not have positive earnings during that period);



          - multiples of book value per share and tangible book value per share as of the most recent completed accounting period prior to public announcement of the relevant transaction in each case ranged from 0.75x to 2.67x (as compared to the multiples of book value per share and tangible book value per share as of September 30, 2005 implied in the BVAC sale of 1.00x and 1.03x, respectively); and



          - premiums to managed receivables as of the most recent completed accounting period prior to public announcement of the relevant transaction ranged from 3.7% to 25.0% (as compared to the corresponding premium implied in the BVAC sale of 0.3%).



As more fully described above, given the limited comparability, for valuation purposes, of BVAC's financial results to those of other companies in the automobile loan industry, UBS did not draw any conclusions from or with regard to the selected trading multiples and selected transaction value multiples reviewed; and


     - the percentage of BVCC's market value that the aggregate purchase price of $62.5 million represented based on the closing price of BVCC common stock on October 26, 2005 prior to the public announcement of BVCC's pending merger with GLB.

Miscellaneous


     Under the terms of UBS' engagement, BVCC has agreed to pay UBS an aggregate fee of $1.0 million for its financial advisory services in connection with the BVAC sale, $750,000 of which was payable in connection with the opinion and upon the execution of the stock purchase agreement and $250,000 of which is contingent upon the consummation of the BVAC sale. In addition, BVCC has agreed to reimburse UBS for its reasonable out-of-pocket expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, UBS' engagement. UBS and its affiliates in the past have provided services to BVCC, AmeriCredit, AFS and certain of their respective affiliates, and currently are providing services to an affiliate of AFS, unrelated to the proposed sale of BVAC, for which services UBS and its affiliates have received and expect to receive customary compensation. In the two years ended December 31, 2005, UBS has received fees from BVCC or its affiliates unrelated to the proposed BVAC sale in the aggregate amount of approximately $265,000 and an affiliate of UBS as a lender under BVAC's warehouse credit facility received interest of approximately $2.8 million. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of BVCC, AmeriCredit, AFS and certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.


     BVCC selected UBS as its financial advisor in connection with the BVAC sale because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with BVCC and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Nonpublic Financial Projections

     BVCC furnished to AFS the same nonpublic financial information it furnished to GLB. Reference is made to "Proposal to Approve and Adopt the Merger Agreement
- Nonpublic Financial Projections" on page ___.

Financing of the BVAC Sale




     The purchase agreement contains a representation by AFS that it has, and will have, sufficient funds available to satisfy its obligation to pay the purchase price. All of the obligations of AFS under the purchase agreement are guaranteed by AmeriCredit, a public company listed on the NYSE with total shareholders' equity of approximately $2.1 billion as of September 30, 2005.

Risks That the BVAC Sale Will Not Be Completed

     Completion of the proposed sale is subject to certain risks, including, but not limited to, the risks that:

     - BVCC's stockholders do not approve the sale of BVAC by the requisite affirmative vote of the holders of a majority of BVCC's outstanding shares;

     - either AFS, BVAC or BVCC will not have performed, in all material respects, their respective obligations contained in the purchase agreement;

     - litigation is commenced that prevents consummation of the transactions contemplated by the purchase agreement;

     - AFS and AmeriCredit do not have sufficient funds to consummate the transaction; or

     - the other parties to BVAC's warehouse credit facility do not consent to the purchase of BVAC by AFS.

     If the sale is not completed, depending on the circumstances, BVCC may be required under the purchase agreement to pay AFS a termination fee and reimburse certain expenses of AFS. Under other circumstances, BVCC might be entitled to receive a termination fee and reimbursement of expenses from AFS. See "The Purchase Agreement - Termination Fee" beginning on page ___.

Conduct of the Business of BVAC if the BVAC Sale is not Completed

     It is expected that, if the holders of a majority of BVCC's outstanding common stock do not vote to approve the sale of BVAC or if the sale is not completed for any other reason, BVAC's current management team, under the direction of BVAC's and BVCC's boards of directors, will continue to operate BVAC on an ongoing basis for the short-term. BVCC's board of directors would also reassess the strategic alternatives available to BVCC to enhance stockholder value, including, among other alternatives, the possible sale of BVAC to another purchaser, and strategies that would make BVAC into an independent public company or substantially reduce the scope of BVAC's operations. In determining which strategic alternative is in the best interests of BVCC and BVCC's stockholders, BVCC's board of directors would consider, among other things, BVCC's obligation to pay a termination fee and expense reimbursement, if required, to AFS in connection with certain acquisition alternatives. See "The Purchase Agreement - Termination Fees; Expenses" beginning on page ___.

Interests of BVCC's Directors and Executive Officers in the BVAC Sale

     When considering the recommendation of BVCC's board of directors that BVCC stockholders vote for the proposal to sell BVAC, you should be aware that BVCC directors and certain of BVCC's executive officers may have interests in the sale of BVAC that are different from or in addition to the interests of BVCC's other stockholders. All such additional interests are described below to the extent material, and except as described below, such persons have, to BVCC's knowledge, no material interest in the sale of BVAC apart from those of BVCC's stockholders generally. BVCC's board of directors was aware of and considered these interests in approving the proposed sale and the purchase agreement.

     Employment Agreement

     In connection with his commencement of employment on September 1, 2004, BVCC entered into an employment agreement with P.K. Chatterjee, President and Chief Executive Officer of BVAC and Executive Vice President and a director of BVCC.

     Under the employment agreement, upon the termination of Mr. Chatterjee's employment upon the closing of the sale of BVAC, Mr. Chatterjee will be entitled to receive approximately $900,000. BVCC has agreed in the purchase agreement that it is responsible for all severance payments that may become payable to Mr. Chatterjee. Mr. Chatterjee abstained from voting at the meeting of BVCC's board of directors at which the sale of BVAC to AFS was approved and at which BVCC's board of directors recommended that BVCC stockholders vote to approve the proposal to sell BVAC.

Regulatory Requirements

     BVCC and AFS intend to file the required pre-merger notification and report forms with the Antitrust Division of the Federal Trade Commission under the HSR Act in early February 2006 and anticipate that the requisite waiting period will expire in early March 2006.
     BVCC is not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which BVCC or AFS need to comply, to complete the sale. If BVCC discovers that other approvals or waiting periods are required, BVCC and AFS have agreed to seek to obtain or comply with such requirements. If any approval or action is needed, however, BVCC and/or AFS may not be able to obtain it. Even if BVCC or AFS could obtain the approval, conditions may be placed on such approval that could cause BVCC or AFS to abandon the sale of BVAC even if BVCC receives stockholder approval.

Fees and Expenses

     The purchase agreement provides that BVCC and AFS will each pay all costs and expenses incurred in connection with the proposed sale of BVAC except for filing fees assessed under the HSR Act, which will be split equally. The estimate for legal fees set forth in the table above does not include any amounts attributable to any litigation challenging the proposed sale.

     Upon termination of the purchase agreement under specified circumstances, including if BVCC's board of directors terminates the purchase agreement in connection with its acceptance of a Superior Proposal, as defined in the purchase agreement, or under certain circumstances if BVAC enters into an agreement with respect to an alternative transaction within nine months of termination, BVCC has agreed to pay AFS certain termination fees and reimburse AFS for certain costs and expenses. If AFS or BVCC terminate the purchase agreement as a result of a breach by the other party of any representation, warranty, covenant or agreement that results in a failure to meet a condition in the purchase agreement and the breach cannot be cured within 30 days after written notice is provided, the breaching party may be required to reimburse the other party for its costs and expenses. See "The Purchase Agreement--Termination Fee; Expenses" beginning on page __.

Material U.S. Federal Income Tax Consequences of the Sale

     BVCC's sale of the BVAC stock will be a taxable exchange for federal income tax purposes. BVCC will recognize gain or loss to the extent that the net sale proceeds are greater or less than its tax basis in the BVAC stock. To the extent that there is a gain, which BVCC does not expect to be material, any such gain would be offset by BVCC's net operating loss carryforwards.

     As discussed more fully in "Material United States Federal Income Tax Consequences of the Merger, the merger should not cause BVCC to undergo an ownership change under Section 382 of the Code. If an ownership change occurs, the amount of the net operating loss carryforwards that BVCC would thereafter be able to use to offset income in any future taxable year would be limited to an amount determined by multiplying the fair market value of BVCC's then outstanding capital stock by the "long-term tax-exempt rate," which is published monthly by the IRS. Moreover, if an ownership change were to occur and if BVCC no longer conducted any of its significant "historic" lines of business or no longer used a significant portion of its "historic" business assets in a business during the two-year period after the ownership change, BVCC's ability to use the carryforwards would terminate. If there is an ownership change and if BVCC completes the sale of BVAC, such sale could result in a failure to satisfy the historic business continuity requirement, and therefore completely eliminate BVCC's ability to use the carryforwards. Thus, an ownership change could have a significant adverse impact on an asset (the carryforwards) that BVCC believes has substantial potential value.

                          THE STOCK PURCHASE AGREEMENT

     The following description summarizes the material provisions of the purchase agreement relating to the sale of BVAC, but is subject to, and qualified in its entirety by reference to the purchase agreement, which is included as Appendix D to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the purchase agreement carefully and in its entirety.

The Sale; Purchase Price; The Restricted Account

     AFS, a wholly owned subsidiary of AmeriCredit, will purchase all of the outstanding capital stock of BVAC from BVCC in accordance with the terms and conditions set forth in the purchase agreement. The performance of all of the obligations of AFS under the purchase agreement is guaranteed by AmeriCredit, a NYSE-listed company with total shareholders' equity of approximately $2.1 billion as of September 30, 2005, the date of the most recent Form 10-Q Quarterly Report field by AmeriCredit with the SEC.

     The purchase price will be cash in amount equal to the sum of:

     -    $62.5 million plus or minus;

     - the amount by which (i) BVAC's net book value (as defined in the purchase agreement) at the time of closing of the sale of BVAC to AFS is greater or less than $62.5 million (ii) times 1.03, subject to post-closing adjustments.

     An estimated purchase price determined by BVCC will be paid to BVCC at the time of closing based upon BVAC's net book value at the end of the month prior to the month of closing, subject to acceptance by AFS. Any disputed item in the estimated purchase price in excess of $100,000 will be added to the restricted account (as defined below) and will be distributed as part of the final post-closing adjustment. An adjusted final purchase price will be based upon the net book value of BVAC at the time of closing as determined by AFS and will be paid as soon as BVCC and AFS agree on the amount of the adjustments, if any. BVCC will have the opportunity to contest AFS' determination of the final purchase price and an independent accounting firm will decide any disputes that cannot be resolved by BVCC and AFS.

     At the closing of the sale of BVAC, an amount equal to 2% of the purchase price, plus any amounts that are disputed in the determination of BVAC's net book value at closing, will be deposited in a restricted account under the name of BVCC, which we refer to in this joint proxy statement/prospectus, as the "Restricted Account." The Restricted Account will be governed in accordance with the terms and conditions of an indemnity joint account agreement between BVCC and AFS, which we refer to in this joint proxy statement/prospectus as the "Indemnity Agreement."

     The 2% of the purchase price in the Restricted Account will be used as a source of payment for indemnification claims made by AFS. Any disputed amounts placed in the Restricted Account will be used as a source of payment for negative adjustments to the purchase price in connection with the post-closing adjustment of the purchase price. Any amount remaining in the Restricted Account that is not subject to any pending indemnification claim by AFS 90 days following the closing of the sale will be released to BVCC.

Representations, Warranties, Covenants and Agreements

     The purchase agreement contains customary representations and warranties of BVCC, BVAC and AFS relating to the purchase and sale of BVAC. The representations and warranties in the purchase agreement will survive the closing of the sale of BVAC for a period of 18 months following the closing of the sale; however, certain limited representations and warranties will survive for a longer period.

     BVCC and AFS have made generally reciprocal representations and warranties to each other regarding, among other things, the following:

     - corporate matters, including the party's due organization, qualification and authority;

     - authority relative to the execution and delivery of the purchase agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the sale of BVAC; and

     - fees payable to investment bankers in connection with the sale of BVAC.

     BVCC has also made representations and warranties to AFS regarding, among other things, the following:

     - BVCC's ownership of the BVAC shares free and clear of any restrictions on transfers, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims or all other demands of any kind or nature whatsoever;

     - the calling and holding of a meeting of the board of directors of BVCC to approve the purchase agreement and recommend that BVCC's stockholders vote to approve the purchase agreement; and

     - that the affirmative vote of the holders of a majority of the outstanding shares of BVCC's common stock is the only vote required on behalf of BVCC to approve the purchase agreement.

     AFS has also made representations and warranties to BVCC regarding, among other things, the following:

     - AFS has, and prior to the closing date, will have, sufficient funds available to satisfy its obligation to pay the purchase price; and

     - AFS has no actual knowledge, based solely upon written materials received by AFS from BVCC or BVAC prior to the date of execution of the purchase agreement, of a material breach by BVCC or BVAC of their respective representations and warranties in the purchase agreement.

     In addition, BVCC and BVAC, jointly and severally, have represented and warranted to AFS as of the date of the purchase agreement and will represent and warrant to AFS as of the date of closing, as to certain aspects related to BVAC, among other things, as follows:

     - corporate matters, including BVAC's due organization, qualification and authority;

     - BVAC's authority relative to the execution and delivery of the purchase agreement and the absence of conflicts with, or violations of organizational documents or other obligations as a result of the sale of BVAC;

     -    investment bankers fees payable in connection with the sale of BVAC;

     -    capitalization;

     -    subsidiaries;

     -    title to assets;

     -    financial statements and reports to the SEC;

     -    the absence of undisclosed liabilities;

     - the absence of any material adverse effects or the occurrence of certain material events subsequent to the date of the financial statements referenced in the purchase agreement;

     - legal proceedings, the timely filing of reports with governmental entities and the absence of any proceedings by regulatory agencies;

     -    tax matters;

     -    real property;

     -    patents, trademarks and copyrights;

     -    tangible assets;

     -    commitments;

     -    interest rate risk management instruments;

     -    powers of attorney;

     -    insurance;

     -    litigation;

     -    employees and consultants;

     -    employee benefit plans;

     -    guaranties;

     -    environmental matters;

     -    questionable payments;

     -    bank accounts;

     -    labor relations;

     - accounting and disclosure controls, including Sarbanes-Oxley Act compliance;

     -    distributions;

     -    receivables; and

     -    disclosure.

Covenants; Conduct of Business Prior to the Sale

     BVAC and BVCC, jointly and severally, have agreed to certain customary covenants as well as covenants that place restrictions on the conduct of business by BVAC until the sale of BVAC is completed or the purchase agreement is terminated. In general, BVAC and BVCC have agreed to:

     - use their commercially reasonable efforts to cause the conditions precedent to the sale of BVAC in the purchase agreement to be satisfied and to cause the consummation of the transactions contemplated by the purchase agreement;

     - refrain from discussions regarding a sale of BVAC or its business to any other entity, except as required by the fiduciary duties of BVCC's board of directors;

     - take all commercially reasonable steps necessary, and to proceed diligently and in good faith, and use commercially reasonable efforts to obtain all necessary consents and approvals, to consummate the transactions contemplated by the purchase agreement;

     - conduct BVAC's business in accordance with past practice pending the closing of the BVAC sale;

     - cooperate with AFS in furnishing information requested by government agencies and to cooperate with AFS in obtaining necessary approvals from government agencies;

     - restrictions on certain business activities of BVAC relating to the assets, business and employees prior to the closing of the BVAC sale;

     - not solicit BVAC employees for other employment for a period of two years following the closing of the BVAC sale;

     - not compete with the historical BVAC market niche with limited exceptions for a period of two years following the closing of the BVAC sale;

     - permit access by AFS to BVAC's books and records, facilities and employees;

     -    with respect to employee compensation matters:

          - make no increase in the compensation of any officer or employee that is not in the ordinary course of business or that is in excess of 5% per annum;

          - as of the day preceding the closing date, amend all of BVCC's severance plans so as to prevent the assumption by AFS of such plans or any obligations under the plans;

          - take such action as is necessary to terminate the employment relationship with BVAC's employees and Administaff;

          - retain all liability for continuation of health coverage as required by COBRA with certain exceptions; and

          - as of the closing date, cease accruing benefits under BVCC's employee benefit plans with respect to employees of BVAC;

     - take all actions necessary in accordance with law and BVCC's charter documents to give notice of and hold BVCC's special meeting and recommend the approval of the sale of BVAC to BVCC's stockholders, including the prompt preparation and delivery of a proxy statement to BVCC's stockholders; and

     -    maintain confidentiality.

     AFS has agreed to certain customary covenants in the purchase agreement as follows:

     - use its commercially reasonable efforts to cause the consummation of the transactions contemplated by the purchase agreement;

     - take all commercially reasonable steps necessary, and to proceed diligently and in good faith and use commercially reasonable efforts to obtain all necessary consents and approvals, to consummate the transactions contemplated by the purchase agreement;

     - cooperate with BVCC and BVAC in furnishing information requested by governmental agencies and to cooperate with BVCC and BVAC in obtaining necessary approvals from government agencies;

     -    offer employment to certain current BVAC employees;

     - as soon as administratively practicable after the closing of the sale of BVAC to AFS provide the employees of BVAC who are retained by AFS with employee benefits substantially comparable in the aggregate to similarly situated employees of AFS;

     - assume responsibility for any severance liabilities that become owed to BVAC's employees subsequent to the closing under a newly established or existing severance plan sponsored by AFS, provided that such obligation of AFS will not apply to P.K. Chatterjee, the current President and Chief Executive Officer of BVAC, or any person hired by BVAC after July 31, 2005 except persons employed by BVAC at the request of AFS, for which BVCC is expressly assuming liability under the purchase agreement; and

     -    maintain confidentiality.

     BVAC has agreed in the purchase agreement, and BVCC has agreed in the purchase agreement to cause BVAC not to, undertake, among other things, any of the following actions, without the prior written consent of AFS:

     - except for transfers of assets in the ordinary course of business, securitization transactions on substantially the same terms as BVAC's most recent securitization or transfers of assets to trusts in connection with BVAC's borrowings under its warehouse agreement (as defined in the purchase agreement), acquire or dispose of any individual asset having an initial cost of $10,000 or more or assets having an aggregate initial cost of $25,000 or more;

     - incur or make any commitment to incur any capital expenditure in excess of $50,000 in the aggregate;

     - generally enter into any agreement with respect to any discharge, release, waiver, satisfaction or relinquishment of any material contract right, lien, debt or claim not in the ordinary course of business;

     - amend or modify any commitment, as defined in the purchase agreement, or enter into any contract or agreement that would constitute a commitment, not in the ordinary course of business;

     -    amend its certificate of incorporation or by-laws;

     - acquire or agree to acquire by merger or consolidation or otherwise or purchase all or a substantial portion of the assets or business of any person;

     - make any change in its accounting methods, principles or practices except as required by GAAP;

     - except for transactions in the ordinary course of business pursuant to the warehouse agreement or securitization agreements (as defined in the purchase agreement), incur any indebtedness, guarantee the indebtedness of another person, issue debt securities or rights to acquire debt securities, make any loans, advances or capital contributions to, or investments in, any other person, incur any obligations under letters of credit or, except for transactions in the ordinary course of business pursuant to the warehouse agreement or securitizations, subject any assets to security interests other than under the warehouse agreement;

     - enter into any derivative, other than interest rate caps entered into in the ordinary course of business in connection with the warehouse agreement and securitization agreements;

     -    exercise any option to prepay any notes issued in a securitization;

     - pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected in BVAC's financial statements or incurred after the date thereof in the ordinary course of business, or except in the ordinary course of business, cancel any indebtedness and release any claim with a value in excess of $25,000;

     - initiate, settle or compromise any litigation or similar proceeding involving an amount in excess of the greater of $10,000 or the amount of BVAC's reserves for such matter or for injunctive or other equitable relief;

     - make or change any tax election, change an accounting period or method, file any amended tax return or take other similar actions if the effect thereof would be to increase BVAC's tax liability after the closing date or decrease any tax attribute of BVAC existing on the closing date;

     - enter into or amend any securitization agreement, other than securitization agreements on substantially the same terms as BVAC's most recent securitization and that is structured so as to be treated as a secured financing for accounting purposes, warehouse agreement or residual line of credit;

     - except for transactions in the ordinary course of business pursuant to warehouse agreements and securitization agreements, issue, sell or otherwise permit to become outstanding any shares of capital stock or other securities or options or rights therefor;

     -    make any change in its capital structure;

     - make, declare or pay any dividends or distributions on its capital stock or redeem or repurchase any of its capital stock, except as permitted by a tax-sharing agreement between BVAC and BVCC; or

     -    agree or otherwise do any of the foregoing.

Conditions to the Completion of the Sale of BVAC

     The obligations of AFS to complete the purchase of BVAC are subject to the fulfillment or waiver of certain conditions, including:

     - the truth and correctness at the time of the closing of the representations and warranties of BVCC and BVAC in the purchase agreement;

     - BVCC and BVAC shall have performed and complied in all material respects with their covenants and agreements in the purchase agreement;

     - BVAC shall have transferred good and marketable title to all of the BVAC shares, free and clear of security interests of any kind or nature whatsoever;

     - BVCC's special meeting of stockholders shall have been duly called and held, and the holders of a majority of BVCC's outstanding shares of common stock shall have voted to approve the sale of BVAC;

     - BVCC and BVAC shall have obtained all consents, including those of government agencies, necessary for the consummation of the transactions contemplated by the purchase agreement;

     - no action, suit or proceeding shall be pending or threatened that would prevent consummation of the transactions contemplated by the purchase agreement, cause such transactions to be rescinded following the closing, adversely affect the right of AFS to purchase the BVAC shares or control BVAC, materially adversely affect the right of BVAC to own its assets or operate its business or that could reasonably be expected to have a material adverse effect on BVAC or AFS;

     - AFS shall have received employment or retention agreements executed by such officers and employees of BVAC as are specified by AFS;

     - AFS shall have received the resignations of such officers and directors of BVAC as are designated by AFS;

     -    BVCC shall have entered into a license agreement with AFS;

     - BVCC shall have entered into the transition services agreement and the indemnity agreement with AFS; and

     - BVCC and BVAC shall have made certain other customary deliveries to AFS.

     The obligations of BVCC to complete the sale of BVAC are subject to the fulfillment or waiver of certain conditions, including:

     - the truth and correctness at the time of the closing of the representations and warranties of AFS in the purchase agreement;

     - AFS shall have performed and complied in all material respects with its covenants and agreements in the purchase agreement;

     - the purchase agreement shall have been approved at BVCC's special meeting by the holders of a majority of BVCC's outstanding shares of common stock;

     -    the waiting period under the HSR Act shall have expired;

     - no action, suit or proceeding shall be pending or threatened that would prevent consummation of the transactions contemplated by the purchase agreement or cause such transactions to be rescinded following the closing;

     - AFS shall have entered into the transition services agreement and the indemnity agreement with BVCC; and

     -    AFS shall have made certain other customary deliveries to BVCC.

     None of BVCC, BVAC or AFS can provide assurance as to when or if the conditions to the purchase of BVAC can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, none of BVCC or BVAC had any reason to believe that any of these conditions would not be satisfied.

Agreement Not to Solicit Other Offers

     BVCC and BVAC have also agreed that neither they nor their subsidiaries or their affiliates, stockholders, directors, officers, employees, representatives or agents will, directly or indirectly:

     - solicit, initiate or knowingly encourage the making of any proposal or offer for any Acquisition Proposal, as defined below, which definition excludes the proposed merger of BVCC and GLB; or

     - participate or engage in any discussions or negotiations regarding, or furnish any information to any person or take any other action designed or reasonably likely to facilitate any inquiries or the making of, an Acquisition Proposal.

     However, BVCC or BVAC and their representatives may participate in discussions or negotiations with, or furnish information with respect to BVAC pursuant to a confidentiality agreement on terms substantially similar to those in effect between BVCC and AFS, to another person, if:

     - such person has submitted an unsolicited bona fide written Acquisition Proposal to BVCC that constitutes a Superior Proposal, as defined below;

     - BVCC, BVAC and their representatives shall not have violated their non-solicitation obligations as described above; and

     - BVCC's board of directors determines, and has been advised in writing by its outside counsel, that failure to take these actions would constitute a breach of the fiduciary duties of BVCC's board of directors to its stockholders and BVCC provides two business days' prior written notice to AFS of BVCC's decision to so participate or furnish such information.

     The purchase agreement further provides that if, prior to BVCC's special meeting of stockholders, BVCC's board of directors receives a bona fide written Superior Proposal, BVCC's board of directors may, subject to the conditions described below:

     -    approve and recommend a Superior Proposal;

     - withdraw or modify, or propose to withdraw or modify, in a manner adverse to AFS, BVCC's board of directors' approval or recommendation of the purchase agreement or the transactions contemplated thereby;

     -    enter into an agreement with respect to a Superior Proposal; or

     - resolve or announce its intention to take any of the foregoing actions.

     In order to take any of the above actions, BVCC's board of directors:

     - must determine, and have been advised in writing by its outside counsel, that the failure to take such actions would constitute a breach of the fiduciary duties of BVCC's board of directors to its stockholders;

     - BVCC furnishes AFS with two business days' prior written notice of such action, which notice shall include a description of the material terms and conditions of the Superior Proposal and the identity of the person who made the Superior Proposal; and

     - prior to entering into any agreement with respect to a Superior Proposal, BVCC furnishes AFS with at least two business days' notice of its intention to do so and shall have caused its financial and legal advisors to negotiate with AFS to make such adjustments in the terms and conditions of the purchase agreement as would enable BVCC and AFS to proceed with the sale of BVAC to AFS on such adjusted terms that the Superior Proposal would no longer be a Superior Proposal.

     Upon entering into an agreement with respect to a Superior Proposal, the purchase agreement provides that BVCC must pay AFS a termination fee of $2.5 million, plus certain expenses.

     As used in the purchase agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person other than AFS relating to:

     - any tender offer, exchange offer, merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving BVCC or BVAC;

     - the issuance or acquisition of capital stock or equity interests representing 15% or more of the equity interests in BVCC or any tender offer or exchange offer that if consummated would result in any one person and its affiliates owning a 15% or greater equity interest in BVCC;

     - any acquisition of any significant portion of the business or assets of BVCC or BVAC; or

     - any other transaction the consummation of which could reasonably be expected to impede, interfere with or materially delay the consummation of the transactions contemplated by the purchase agreement.

     As used in the purchase agreement, "Superior Proposal" means any bona fide written Acquisition Proposal, other than one that involves only BVCC and does not involve BVAC, that is financially superior to the transactions contemplated by the purchase agreement if:

     - BVCC's board of directors determines, and has been advised in writing by its outside counsel, that failure to take such action would constitute a breach of the fiduciary duties of BVCC's board of directors to its stockholders;

     - if such Acquisition Proposal is an all-cash or substantially all-cash transaction, BVCC's board of directors has determined that the person making the offer is capable of consummating the Acquisition Proposal on the terms proposed; and


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

     - BVCC's board of directors determines, after consultation with BVCC's independent financial advisors or investment bankers of nationally recognized reputation, in the proper exercise of its fiduciary duties to the stockholders of BVCC, that such Acquisition Proposal provides greater value to the stockholders of BVCC than the transactions contemplated by the purchase agreement.

     An Acquisition Proposal does not include any transaction of the type described above that specifically excludes BVAC and provides for the consummation of the sale of BVAC to AFS. Thus, the merger agreement between BVCC and GLB will not be deemed an Acquisition Proposal for purposes of the purchase agreement.

Fees and Expenses

     In general and except as related to certain specific events of termination, each of BVCC and AFS will be responsible for all expenses it incurs in connection with the negotiation and completion of the transactions contemplated by the purchase agreement. However, the filing fee for the Hart-Scott-Rodino Pre-Merger Notification will be shared equally by BVCC and AFS.

Transition Services Agreement

     For a period of no longer than six months following the date of closing of the sale of BVAC, BVCC has agreed to provide certain specified services to AFS and BVAC including:

     -    finance and accounting services;

     -    information technology support services;

     -    operations support, including office facilities and maintenance; and

     -    human resources support.

     BVCC and AFS have agreed in the transition services agreement to negotiate in good faith the scope of such services and the cost of such services.

Indemnity Agreement

     The indemnity agreement provides that AFS will deliver an amount equal to 2% of the purchase price to a Restricted Account in the name of BVCC that will be administered in accordance with the indemnity account agreement. The 2% of the purchase price on deposit in the Restricted Account will be used as a source of payment for indemnification claims made by AFS. Any disputed amounts placed in the Restricted Account will be used as a source of payment for negative adjustments to the purchase price and any amounts remaining after any adjustments are made will be released to BVCC. Any amount remaining in the Restricted Account that is not subject to a pending indemnification claim by AFS 90 days following the closing of the sale will be released to BVCC.

Indemnification

     All of the representations and warranties of BVCC and AFS in the purchase agreement will survive the closing for a period of 18 months, and certain limited representations and warranties will survive for a longer period. All of BVCC's covenants will survive indefinitely except for those that have a stated expiration date.

     BVCC and AFS have each agreed in the purchase agreement to indemnify the other party against any damages and losses arising from breaches by such party of its representations, warranties and covenants in the purchase agreement and against any claims by BVCC's stockholders with respect to the sale of BVAC except where the actions of AFS are the cause of the alleged damages.

     BVCC is liable for all indemnified losses of AFS in excess of $100,000 up to a maximum of $3.2 million, provided that BVCC will not have any indemnification liability for any individual item where the damages are less than $5,000. The limitations on BVCC's indemnification liability are not applicable to losses resulting from fraud or for breaches of BVCC's covenants relating to BVCC's non-competition, confidentiality and employee matters arising prior to the closing. BVCC has also agreed to indemnify AFS for any losses in connection with a failure of BVAC to collect the entire balances of certain auto loan receivable contracts identified in the purchase agreement as a result of the failure of BVAC to have proper title documentation. The indemnification obligation relating to these contracts is not subject to any of the limitations on BVCC's indemnification obligations set forth in the purchase agreement and described below.

Amendment, Waiver and Termination of the Purchase Agreement

     Subject to applicable law, BVCC, BVAC and AFS may amend the purchase agreement. However, after approval of the proposal to sell BVAC by the stockholders of BVCC, there may not be, without further approval of the stockholders of BVCC, any amendment of the purchase agreement that requires such further approval. Any party to the purchase agreement may waive any inaccuracies in the representations and warranties of another party, or, subject to applicable law, may waive compliance by another party of any of the other agreements or conditions contained in the purchase agreement or for losses under those identified contracts described above.

     The purchase agreement may be terminated at any time prior to the closing as follows:

     - by mutual written consent duly authorized by the boards of directors of BVCC and AFS;

     - by either BVCC or AFS, if the closing of the BVAC purchase has not occurred by June 1, 2006, unless the failure to complete the purchase of BVAC is due to the terminating party's actions;

     - by either BVCC or AFS, if a court or government body shall have issued an order or taken other action that is final and non-appealable that permanently restrains, enjoins or otherwise prohibits the sale of BVAC;

     - by either BVCC or AFS, if the proposal to approve the sale of BVAC is not approved by the holders of a majority of the shares of BVCC's outstanding common stock at the BVCC special meeting;

     - by AFS, if BVCC's board of directors or a committee thereof approves or recommends, or proposes to approve and recommend, any Acquisition Proposal other than the transactions contemplated by the purchase agreement; fails to present and recommend the approval of the purchase agreement to the stockholders of BVCC, or withdraws or modifies, or proposes to withdraw and modify, in a manner adverse to AFS, the recommendation of BVCC's board of directors for approval of the purchase agreement; fails to mail a proxy statement to the stockholders of BVCC within five business days after the proxy statement was available for mailing or fails to include the proposal to approve the sale of BVAC in such proxy statement; enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal other than the transactions contemplated by the purchase agreement; takes any other action prohibited by its anti-solicitation covenants or resolves or announces its intent to do any of the foregoing;

     - by AFS or BVCC, provided the terminating party is not in material breach of its obligations under the purchase agreement, if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days after notice;

     - by AFS, if there has been any change, occurrence, development or series thereof that could reasonably be expected to result in a material adverse effect on BVAC or its business, or there has been a material adverse development in any pending litigation against BVAC that, in the reasonable good faith judgment of AFS after consultation with legal counsel to AFS, could reasonably be expected to result in a material adverse effect on BVAC;

     - by BVCC if, on or before June 1, 2006, all of the conditions to the obligations of AFS set forth in the purchase agreement have been satisfied in full and the purchase agreement has not otherwise been terminated in accordance with its terms, and AFS shall fail or refuse to consummate the transactions contemplated by the purchase agreement;

     - by BVCC, in connection with entering into an agreement with respect to a Superior Proposal, provided that BVCC and BVAC have complied with the applicable provisions of the purchase agreement; or

     - by AFS, upon notice to BVCC, if AFS has received a request for additional information in connection with the Pre-Merger Notification that AFS determines, in its sole discretion, would be burdensome to AFS or the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice has affirmatively denied the requisite approvals under the HSR Act.

Effect of Termination; Break-up Fee; Expenses

     If the purchase agreement is terminated, it will become void, and there will be no liability on the part of BVCC, BVAC or AFS except that termination will not relieve a breaching party from liability for any breach prior to the termination of the purchase agreement.

     The purchase agreement provides for the payment of a termination fee and/or the expenses of the other party in the following circumstances:

     - if AFS terminates the purchase agreement because BVCC has breached the purchase agreement, the sale of BVAC to AFS does not occur by June 1, 2006 or the requisite vote of BVCC's stockholders for approval of the proposal to sell BVAC was not obtained and, in each case, within nine months thereafter, BVCC enters into a definitive agreement with respect to or consummates an Acquisition Proposal or BVCC or BVAC breaches its non-solicitation covenant, BVCC is obligated under the purchase agreement to pay AFS a break-up fee of $2.5 million;

     - if AFS terminates the purchase agreement because of the failure of BVCC's board of directors to recommend approval of the sale of BVAC to AFS, mail a proxy statement to BVCC's stockholders that includes the proposal to approve the sale of BVAC to AFS, hold the BVCC special meeting of stockholders or BVCC enters into a letter of intent or definitive agreement relating to an Acquisition Proposal, BVCC is obligated under the purchase agreement to pay AFS a break-up fee of $2.5 million;

     - if AFS terminates the purchase agreement for any of the reasons as a result of which AFS is entitled to the payment of a break-up fee by BVCC, BVCC is also required under the purchase agreement to reimburse AFS for its expenses, up to a maximum of $250,000, in connection with the purchase agreement and the transactions contemplated thereby;

     - if AFS terminates the purchase agreement because the requisite vote of BVCC's stockholders for approval of the proposal to sell BVAC is not obtained, BVCC is required under the purchase agreement to reimburse AFS for its expenses, up to a maximum of $250,000, in connection with the purchase agreement and the transactions contemplated thereby, whether or not BVCC subsequently consummates an Acquisition Proposal; and

     - if, on or before June 1, 2006, all of the conditions to the obligations of AFS to consummate the transactions contemplated by the purchase agreement have been satisfied and the purchase agreement has not otherwise been terminated in accordance with its terms and AFS shall fail or refuse to consummate the transactions contemplated by the purchase agreement, AFS is obligated under the purchase agreement to pay BVCC a break-up fee of $2.5 million and reimburse BVCC for its expenses, up to a maximum of $250,000, in connection with the purchase agreement and the transactions contemplated thereby.






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

                                  PROPOSAL III
       PROPOSAL TO ADOPT AMENDMENTS TO BVCC'S CERTIFICATE OF INCORPORATION

General


     BVCC's board of directors has approved a resolution recommending that BVCC's stockholders adopt amendments to Sections IV and V of BVCC's certificate of incorporation that would generally prohibit any person from acquiring any common stock of BVCC if the person was, or would thereby become, a holder of 5% or more of BVCC's issued and outstanding capital stock unless BVCC's board of directors consents to the acquisition and, if requested by BVCC's board of directors, after receiving an opinion of counsel as to the effect of the transfer on BVCC's net operating loss carryforwards and other tax attributes. This restriction on transfers would remain in effect until the earlier of (i) three years following the date of the closing of the sale, or (ii) the date as of which BVCC no longer has any carryforwards (or other tax attributes). BVCC's board of directors recommends a vote for the adoption of the amendments in order to reduce the risk of an ownership change that would result in the disallowance or limitation of the carryforwards.


     The amendments are set forth in their entirety in Appendix F to this joint proxy statement/prospectus. Although the following description constitutes a materially complete summary of the amendments, this discussion of the amendments is qualified in its entirety by reference to the provisions of the amendments set forth in Appendix F.

     A vote for approval and adoption of the amendments may affect a stockholder's ability to transfer his shares.

Reasons for the Amendments

     At December 31, 2004, BVCC had available net operating loss carryforwards of approximately $128 million which expire between 2020 and 2023. The carryforwards are a valuable asset of BVCC because they may be used to offset taxable income of BVCC and its successors at any time before they expire provided BVCC does not undergo an ownership change.

     Section 382 of the Code provides that, if BVCC undergoes an "ownership change," its ability to use the carryforwards in the future may be limited or eliminated. An "ownership change" would occur if the aggregate cumulative increase in the percentage ownership of the capital stock of BVCC by 5% or greater holders within any three-year period is more than 50 percentage points. For this purpose, Section 382 generally defines "stock" to include (i) all issued and outstanding stock, except certain preferred stock, (ii) in certain circumstances, stock that may be acquired pursuant to warrants, options, rights to acquire stock, rights to convert other instruments into stock and options or other rights to acquire any such interest and (iii) other securities that would be treated as BVCC "stock" under the applicable tax regulations (all of the foregoing referred to herein as "BVCC Stock"). At present, the only issued and outstanding stock of BVCC is its common stock. See "Effects of the Amendments."

     Under Section 382, BVCC's use of the carryforwards would be limited only if the aggregate cumulative increase in the percentage ownership of BVCC Stock by persons holding 5% or more of such stock ("5% Holders") in any testing period is more than 50%. Whether a person is a 5% Holder is determined by reference to the fair market value of the stock held by such person. All stockholders who are not 5% Holders individually are aggregated into one or more public groups, each of which is considered to be a 5% Holder. Ownership of stock is generally attributed to the ultimate individual beneficial owner, and ownership by nominees, corporations, partnerships, trusts or other entitles is disregarded, except to the extent used to identify different public groups and indirect 5% Holders. The amendments, accordingly, are generally designed to prohibit all transfers to persons holding or who would thereafter hold 5% or more of such stock.

     BVCC has determined that BVCC common stock issued to GLB's stockholders in the merger would constitute an aggregate increase in percentage ownership of its capital stock by 5% Holders in the range of approximately 40%, leaving only an approximately additional 10% increase available before the Section 382 limitations would apply. In addition, although BVCC is not aware of any specific transactions, there may be transactions in the future that BVCC would be unable to restrict under the amendments or that BVCC's board of directors would determine are in the best interests of BVCC and would permit even though such transactions may have the effect of using some of the available 10% increase.

     If an ownership change occurs, the amount of the net operating loss carryforwards that BVCC would thereafter be able to use to offset income in any future taxable year would be limited to an amount determined by multiplying the fair market value of BVCC's then outstanding capital stock by the "long-term tax-exempt rate," which is published monthly by the IRS. Moreover, if a corporation has substantial non-business assets on the date of an ownership change, the fair market value of its capital stock for this purpose would be reduced by all or a substantial portion of the value of its non-business assets, which would make the annual Section 382 limitation smaller. It is possible that BVCC could have substantial non-business assets. Moreover, if an ownership change were to occur and if BVCC no longer conducted any of its significant "historic" lines of business or no longer used a significant portion of its "historic" business assets in a business during the two-year period after the ownership change, BVCC's ability to use the carryforwards would terminate. If there is an ownership change and if BVCC completes the sale of BVAC, such sale could result in a failure to satisfy the historic business continuity requirement, and therefore completely eliminate BVCC's ability to use the carryforwards. Thus, an ownership change could have a significant adverse impact on an asset (the carryforwards) that BVCC believes has substantial potential value. This potential value exists because BVCC anticipates it will have taxable income in future years that could be offset by the net operating loss carryforwards, thus reducing or eliminating federal income tax on such income. For these reasons, the board of directors believes it is appropriate and necessary to adopt the amendments to help preserve the availability of the carryforwards.

Effects of the Amendments

     The Section 382 rules apply only to transfers to or from 5% Holders. In general, the amendments prohibit any attempted transfer of BVCC Stock to any person or entity, or group of persons or entities, who is a 5% Holder or would become a 5% Holder without obtaining the approval of BVCC's board of directors. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Code and related regulations will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain "options," which are broadly defined, in respect of the BVCC Stock. The transfer restrictions will expire on the earlier of (i) three years after the closing date of the merger or (ii) the date on which BVCC no longer has any net operating loss carryforwards or other tax attributes.

     The transfer restriction will restrict a stockholder's ability to acquire additional BVCC Stock in excess of the specified limitations. Furthermore, a stockholder's ability to dispose of BVCC Stock, or any other BVCC Stock which the stockholder may acquire, may be restricted as a result of the transfer restriction. Generally, the restriction is imposed only with respect to the number of shares of BVCC Stock, or options with respect to BVCC Stock (the "Excess Stock"), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of BVCC's board of directors.

     BVCC's certificate of incorporation as proposed to be amended will further provide that all certificates representing BVCC Stock issued after the effective date of the amendments will bear the following legend:

               THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 5 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

     In accordance with the transfer restriction, BVCC will not permit any of its employees or agents, including its transfer agent, to record any transfer of BVCC common stock purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of BVCC Stock may be delayed or refused.

     BVCC's certificate of incorporation provides that any attempted transfer in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the BVCC Stock would not be entitled to any rights as a stockholder with respect to the Excess Stock, including the right to vote the Excess Stock or to receive dividends or distributions in liquidation in respect thereof, if any.

     If BVCC's board of directors determines that a purported transfer has violated the transfer restriction, BVCC will require the purported transferee to surrender the Excess Stock, and any dividends the purported transferee has received on the Excess Stock, to an agent designated by BVCC's board of directors. The agent will then sell the Excess Stock in one or more arm's-length transactions, executed on the NYSE, if possible, to a buyer or buyers, which may include BVCC; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent's discretion, the sale would disrupt the market for the BVCC Stock or have an adverse effect on the value of the BVCC Stock. If the purported transferee has resold the Excess Stock before receiving BVCC's demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to one or more charities selected by BVCC's board of directors.

     BVCC's board of directors has the discretion to approve a transfer of BVCC Stock that would otherwise violate the transfer restriction. Nonetheless, if BVCC's board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an "ownership change" that would limit the use of the tax attributes of BVCC. BVCC's board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interests of BVCC, after consideration of any factors that BVCC's board of directors deems relevant, to permit the transfer notwithstanding that an "ownership change" may occur. Since BVCC's board of directors intends to consider each transaction individually, there is a possibility that the proposed restrictions on transfer may be inconsistently applied to similar transactions.

     Acquisitions of BVCC Stock directly from BVCC, whether by way of option exercise or otherwise, are not subject to the transfer restriction. Consequently, persons or entities who are able to acquire BVCC common stock directly from BVCC, including BVCC's employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of BVCC's common shares they are acquiring. As a result, those persons or entities dealing directly with BVCC may be seen to receive an advantage over persons or entities who are not able to acquire shares of BVCC common stock directly from BVCC and, therefore, are restricted by the terms of the transfer restriction.

     The transfer restrictions exempt Barry Snyder who is GLB's Chairman of the Board and who will be Chairman of the Board of the merged company and the only 5% holder following the merger from restrictions on the sale of his BVCC Stock. The transfer restriction, however, restricts Mr. Snyder's ability to acquire additional BVCC Stock from persons other than BVCC.

     Under the terms of the amendments, BVCC's board of directors is authorized to establish guidelines as to the application and implementation of the transfer restrictions. It is contemplated that such guidelines will generally conform to the application of Section 382, and will also contain various administrative provisions. However, because Section 382 contains many ambiguities and uncertainties, and to permit BVCC's board of directors flexibility in applying the amendments in a manner that may not conform to Section 382, the guidelines adopted by BVCC's board of directors may be more or less stringent than the specific requirements of Section 382. In addition, under the terms of the amendments, BVCC's board of directors has the power to make certain exceptions to, or establish guidelines in the future to include or exclude certain transactions from, the transfer restrictions.

Amendments No Guaranty of the Carryforwards

     Although the amendments are intended to preserve the availability of the net operating loss carryforwards, they may not be effective in preventing all transfers that might result in an ownership change for purposes of Section 382.
Section 382 is an extremely complex provision with respect to which there are a great number of uncertainties. Many issues that may arise under Section 382 have not been definitively addressed by the IRS or the courts. There can be no assurance that the IRS would agree that the transfer restriction is effective for purposes of Section 382. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of BVCC. BVCC's board of directors nevertheless believes that the adoption of the amendments is in the best interests of BVCC and its stockholders because it discourages and most likely effectively prevents transfers that could lead to an ownership change.

     An ownership change could also occur in connection with a transfer approved by BVCC's board of directors. BVCC's board of directors is not aware of any person intending to become a 5% Holder. Nevertheless, if in the future BVCC's board of directors determines to permit a transfer from or to any 5% Holder because the transfer would be advantageous to BVCC and its stockholders regardless of its impact on the carryforwards, that transfer or later transfers could result in an ownership change that would limit or eliminate the use of the carryforwards.

     Holders are advised to carefully monitor their ownership of BVCC common stock (and any future securities of BVCC that may constitute "BVCC Stock" for purposes of the transfer restriction) and should consult their own legal advisors and/or BVCC to determine whether their ownership approaches the prohibited level.

Other Considerations

     Although BVCC's board of directors has concluded that the potential benefits of the amendments outweigh the potential disadvantages, some stockholders may find the amendments disadvantageous in certain respects. Adoption of the amendments may have the effect of reducing the marketability of BVCC's common stock because it will discourage acquisitions involving large blocks of BVCC's common stock. One potential consequence of reduced marketability of BVCC's common stock could be a decline in the market value of BVCC's common stock.

Potential Antitakeover Effects of the Amendments

     Although the amendments are being proposed for the sole purpose of helping to preserve the carryforwards, the amendments may have the effect of discouraging transactions that may involve an actual or potential change of control of BVCC. The amendments specifically prohibit transactions involving acquisitions of BVCC common stock by a person who is, or would thereby become, a holder of 5% or more of BVCC's common stock, with the result that BVCC's board of directors, in its discretion, would be able to prevent any future takeover attempt. Therefore, some stockholders may find the amendments disadvantageous to the extent that they might discourage or prevent tender offers or accumulations of substantial blocks of shares in which stockholders might receive a substantial premium above market value and might thereby foreclose stockholders from the opportunity to dispose of their capital stock at a premium over market value. Similarly, since the amendments are intended to operate to prevent the accumulation of 5% or more of BVCC's common stock, they may discourage the assumption of control by third parties and may make the removal of incumbent management more difficult, even though such action may be desired by a majority of BVCC's stockholders.

     Although the amendments limit the accumulation of large holdings of BVCC common stock, the holders of a majority of BVCC's common stock will continue to have the power to replace any or all of the directors. Although the replacement of directors will be more difficult and might be considered a disadvantage by some stockholders, in the opinion of BVCC's board of directors, such disadvantage is outweighed by the fundamental importance to BVCC's stockholders of taking action designed to protect the availability of the carryforwards. BVCC's board of directors is not aware of any efforts to take control of BVCC, and has no present intention to propose any other provisions designed to inhibit a change of control.

                                   PROPOSAL IV
                PROPOSAL TO RATIFY AN AMENDMENT TO BVCC'S BY-LAWS


General

      On January 26, 2006, BVCC's board of directors approved a resolution amending the by-laws of BVCC to increase the maximum number of directors of BVCC from 10 to 25 members. At the special meeting, the BVCC stockholders will vote on a proposal to ratify the action taken by BVCC's board of directors in adopting this amendment. The complete text of Article III, Section 1, of BVCC's by-laws, as proposed to be amended, reads in its entirety as follows:

            "Section 1.  Number and Election of Directors.

            The number of directors shall not be less than eleven nor more than twenty-five. Directors need not be residents of the State of Delaware. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the Corporation. The directors, other than the first board of directors, shall be elected at annual meetings of the stockholders. Changes in the number of directors, within the limits, if any, specified in the Certificate of Incorporation, may be accomplished through amendment of these bylaws."

Reasons for the Amendment

      The by-law amendment was adopted in order to accommodate the 15 person board of directors of the combined company following consummation of the merger. Upon consummation of the merger, BVCC's board of directors will consist of 12 current members of the GLB board of directors and three current members of the BVCC board of directors. See "Proposal I - Proposal to Approve and Adopt the Merger Agreement - Board of Directors of the Combined Company Following the Merger " at page ___. Because the merger agreement requires this composition of board of directors of the surviving corporation upon consummation of the merger, approval of the proposed amendment to BVCC's by-laws is a condition precedent to the obligations of both GLB and BVCC under the merger agreement.

Effects of the Amendment

      If the by-law amendment to increase the size of the BVCC board of directors is approved by the BVCC stockholders, the size of the BVCC board of directors may be increased to up to 25 members and will be increased to 15 members upon consummation of the merger so that the board of directors of the surviving corporation will consist of the 12 current members of the GLB board of directors and three current members of the BVCC board of directors as provided under the merger agreement. BVCC does not currently contemplate that the size of the board will be increased beyond 15 members. Therefore, while the current BVCC stockholders will hold 60% of the outstanding shares of the surviving corporation and current GLB stockholders will hold approximately 40% of the outstanding shares, only three current BVCC directors will serve on the surviving corporation's 15-member board of directors. BVCC's board of directors was aware of this disparity when it voted to approve the merger agreement.

Interests of BVCC's Directors and Executive Officers in the Proposal to Ratify the By-law Amendment


      In considering the recommendation of BVCC's board of directors that BVCC stockholders vote in favor of the proposal to ratify the amendment to BVCC' by-laws, BVCC stockholders should be aware that three current members of BVCC's board of directors (Robert B. Goldstein, John W. Rose and Charles G. Cooper) will become directors of the merged company. BVCC's board of directors was aware of these interests and took them into account in its decision to approve the amendment to the by-laws and the merger agreement.

                                  LEGAL MATTERS

     The validity of the BVCC common stock being registered in connection with the merger has been passed upon for BVCC by Duane Morris LLP, Philadelphia, Pennsylvania. Duane Morris LLP and Hodgson Russ LLP, Buffalo, New York, have delivered their opinions to BVCC and GLB, respectively, as to certain federal income tax consequences of the merger. See "Material United States Federal Income Tax Consequences of the Merger" beginning on page ___.

                                     EXPERTS

     The consolidated financial statements of BVCC and subsidiaries for the year ended December 31, 2004, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon included elsewhere herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The 2003 and 2002 consolidated financial statements of BVCC and subsidiaries included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements of BVCC and subsidiaries and includes explanatory paragraphs referring to (i) changes in the basis of accounting on September 30, 2002 and on October 1, 2003, (ii) the adoption of Statement of Financial Accounting Standards No. 142 and (iii) the restatement described in
Note 3), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of GLB and subsidiaries for each of the years ended December 31, 2002, 2003 and 2004, included elsewhere herein, have, for the years ended December 31, 2002 and 2003, been audited by Freed Maxick & Battaglia, CPAs, PC, independent registered public accounting firm, and have, for the year ended December 31, 2004, been audited by KPMG, LLP, independent registered public accounting firm, as set forth in their reports thereon included elsewhere herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                  OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, neither BVCC nor GLB knows of any matter that will be presented for consideration at GLB's special meeting, other than the merger proposal, or at BVCC's special meeting other than the merger proposal, the proposal to approve the sale of BVAC and the proposal to adopt amendments to BVCC's certificate of incorporation. However, if any other matters shall properly come before GLB's or BVCC's special meeting or any adjournment, postponement or continuation thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.

     No person is authorized to give any information or make any representation other than those contained in this joint proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by BVCC or GLB.

     This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the BVCC common stock offered by this joint proxy statement/prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

     The information contained in this joint proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this joint proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of GLB or BVCC since the date of this joint proxy statement/prospectus or that the information in this joint proxy statement/prospectus is correct at any time subsequent to that date.

     This joint proxy statement/prospectus does not cover any resales of the BVCC common stock offered hereby to be received by stockholders of GLB deemed to be "affiliates" of GLB or BVCC upon the consummation of the merger. No person is authorized to make use of this joint proxy statement/prospectus in connection with any such resales.

                       WHERE YOU CAN FIND MORE INFORMATION

     BVCC and GLB each file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by BVCC or GLB at the SEC's public reference room at 100 F Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BVCC's and GLB's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

     BVCC filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of BVCC common stock to GLB stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BVCC and a proxy statement of BVCC and GLB for BVCC's special meeting and GLB's special meeting. As allowed by the SEC rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement.

                                 ANNUAL MEETINGS

     BVCC currently expects that it will hold its regular 2006 annual meeting of stockholders in May 2006 following completion of the merger. BVCC intends to file proxy materials, including a proxy statement and a form of proxy, relating to BVCC's 2006 annual meeting of stockholders as soon as practicable. GLB intends to hold a 2006 annual meeting of stockholders only if the merger is not consummated.

                              STOCKHOLDER PROPOSALS

     Any eligible stockholder desiring to present a proposal pursuant to Rule 14a-8 promulgated by the SEC to be considered at GLB's 2006 annual meeting of stockholders should have submitted the proposal in writing to: Andrew W. Dorn, Jr., President and Chief Executive Officer, Great Lakes Bancorp, Inc., 2421 Main Street, Buffalo, New York 14214 no later than December 26, 2005. A stockholder wishing to submit a proposal other than pursuant to Rule 14a-8 must notify GLB within a reasonable time prior to the annual meeting. In the absence of timely notice, management will exercise its discretionary power in voting on any such matter.

     Proposals of stockholders intended to be presented at BVCC's 2006 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 were due by December 30, 2005 for inclusion in BVCC's proxy statement for that meeting.

     Pursuant to Section 13 of Article III of BVCC's By-laws, (1) any nomination of candidates for election as directors or (2) any proposal relating to a matter other than a nomination of candidates for election as directors, other than pursuant to Rule 14a-8 of the proxy rules of the SEC, for BVCC's 2006 annual meeting must be received by a date that is not less than 10 nor more than 90 days prior to the date of the 2006 annual meeting of stockholders; however, in the event that less than 70 days' notice or prior disclosure, such as the filing of a Form 8-K Current Report, of the date of the 2006 annual meeting of stockholders is given or made to BVCC's stockholders, the date by which any proposal must be received will be the close of business on the tenth day following the earlier of the day on which notice of the 2006 annual meeting of stockholders was first mailed or public announcement of the date of the 2006 annual meeting of stockholders was first made.

     If the date of BVCC's 2006 annual meeting of stockholders is scheduled for later than May __, 2006, BVCC will announce a new date for the receipt of proposals of stockholders for inclusion in its proxy statement and proxy for the meeting and for the receipt of proposals in accordance with Section 13 of
Article III of its By-laws, which date will provide for a reasonable time for receipt prior to the time BVCC plans to mail its proxy materials for its 2006 annual meeting of stockholders.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GLB

Audited:
Management's Report.........................................   F-3
Report of Independent Registered Public Accounting Firm on
  the Consolidated Financial Statements.....................   F-4
Independent Auditor's Report on the Consolidated Financial
  Statements (predecessor auditor)..........................   F-5
Consolidated Balance Sheets at December 31, 2004 and 2003...   F-6
Consolidated Statements of Income for the years ended
  December 31, 2004, 2003 and 2002..........................   F-7
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 2004, 2003 and 2002......   F-8
Consolidated Statements of Cash Flows for the years ended
  December 31, 2004, 2003 and 2002..........................   F-9
Notes to Consolidated Financial Statements..................  F-10
Unaudited:
Consolidated Balance Sheets as of September 30, 2005 and
  December 31, 2004.........................................  F-31
Consolidated Statements of Income for the nine months ended
  September 30, 2005 and 2004...............................  F-32
Consolidated Statements of Changes in Shareholders' Equity
  for the nine months ended September 30, 2005 and 2004.....  F-33
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2005 and 2004.........................  F-34
Notes to Consolidated Financial Statements..................  F-35

BVCC

Audited:
Report of Independent Registered Public Accounting Firm.....   F-43
Report of Independent Registered Public Accounting Firm
  (predecessor auditor).....................................   F-44
Consolidated Statements of Financial Condition at December
  31, 2004 and 2003.........................................   F-45
Consolidated Statements of Operations and Comprehensive Loss
  for the year ended December 31, 2004 and the three months
  ended December 31, 2003...................................   F-46
Consolidated Statement of Changes in Net Assets in
  Liquidation (Liquidation Basis) for the nine months ended
  September 30, 2003 and for the three months ended December
  31, 2002..................................................   F-47
Consolidated Statements of Stockholders' Equity and Net
  Assets in Liquidation for the years ended December 31,
  2004, 2003 and 2002.......................................   F-50
Consolidated Statements of Cash Flows for the years ended
  December 31, 2004, 2003 and 2002..........................   F-51
Notes to Consolidated Financial Statements..................   F-53
Unaudited:
Condensed Consolidated Statement of Condition at September
  30, 2005..................................................   F-91
Condensed Consolidated Statements of Operations and
  Comprehensive Loss for the nine months ended September 30,
  2005 and 2004.............................................   F-92
Condensed Consolidated Statement of Stockholders' Equity for
  the nine months ended September 30, 2005..................   F-93
Condensed Consolidated Statements of Cash Flows for the nine
  months ended September 30, 2005 and 2004..................   F-94
Notes to Consolidated Financial Statements..................   F-95

BVAC

Unaudited:
Consolidated Statements of Financial Condition at December
  31, 2004 and 2003.........................................  F-101
Consolidated Statements of Operations and Comprehensive
  Income for the years ended December 31, 2004, 2003 and
  2002......................................................  F-102
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2004 and 2003....................  F-103
Consolidated Statements of Cash Flows for the years ended
  December 31, 2004, 2003 and 2002..........................  F-104
Notes to Consolidated Financial Statements..................  F-105

Condensed Consolidated Statements of Financial Condition at
  September 30, 2005 and December 31, 2004..................  F-119
Condensed Consolidated Statements of Operations and
  Comprehensive Loss for the nine months ended September 30,
  2005 and 2004.............................................  F-120
Condensed Consolidated Statement of Stockholders' Equity for
  the nine months ended September 30, 2005..................  F-121
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004..................  F-122
Notes to Condensed Consolidated Financial Statements........  F-123

                              MANAGEMENT'S REPORT

     The accompanying consolidated financial statements and related notes of the Company were prepared by management in conformity with U.S. generally accepted accounting principles. Management is responsible for the integrity and fair presentation of these consolidated financial statements.

     Management has in place an internal accounting control system designed to safeguard corporate assets from material loss or misuse and to ensure that all transactions are first properly authorized and then recorded in the company's records. The internal control system includes an organization structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. Management believes that this system provides assurance that the Company's assets are adequately safeguarded and that its records, which are the basis for the preparation of all financial statements, are reliable.

     The Audit Committee of the Board of Directors consists solely of directors who are not employees of the Company. During 2004, the Audit Committee met 5 times with internal auditors, the independent accountants, and representatives of senior management to discuss the results of examination and to review their activities to ensure that each is properly discharging its responsibilities. The independent accountants, internal auditors and individuals responsible for credit review have direct and unrestricted access to the Audit Committee at all times.

     The Company's consolidated financial statements have been audited by independent registered public accountants. The Report of Independent Registered Public Accounting Firm, which is based on an audit made in accordance with the standards of the Public Company Oversight Board (United States), expresses an opinion as to the fair presentation of the consolidated financial statements.

                                          /s/ Andrew W. Dorn, Jr.
                                          --------------------------------------
                                          Andrew W. Dorn, Jr.
                                          President & Chief Executive Officer

                                          /s/ Kim S. Destro
                                          --------------------------------------
                                          Kim S. Destro, CPA
                                          Executive Vice President & Chief
                                          Financial Officer

[KPMG LOGO]

KPMG LLP
SUITE 801
12 FOUNTAIN PLAZA
BUFFALO, NY 14202

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Great Lakes Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheet of Great Lakes Bancorp, Inc. and subsidiary (the Company) as of December 31, 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of fee Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of Great Lakes Bancorp, Inc. as of December 31,2003 and for each of the years in the two-year period then ended were audited by other auditors whose report, dated February 26, 2004, expressed as unqualified opinion on those statements.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes Bancorp, Inc. and subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Buffalo, New York
March 30, 2005

   KPMG LLP, a U.S. limited liability partnership, is the U.S. Member firm of
                    KPMG International, a Swiss Cooperative.

[FMB LOGO]

FREED MAXICK & BATTAGLIA, CPAS, PC

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
of Great Lakes Bancorp, Inc.
and its wholly owned subsidiary
Greater Buffalo Savings Bank

     We have audited the accompanying consolidated balance sheet of Great Lakes Bancorp, Inc. and its wholly owned subsidiary Greater Buffalo Savings Bank as of December 31, 2003 and 2002, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes Bancorp, Inc. and its wholly owned subsidiary Greater Buffalo Savings Bank as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America,

                                          /s/ FREED MAXICK & BATTAGLIA, CPAS,
                                          PC

Buffalo, New York
February 26, 2004

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2004          2003
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
                                        ASSETS
Cash and cash equivalents:
  Cash and due from banks...................................   $  9,061      $  4,945
  Interest-bearing deposits in other financial
     institutions...........................................     20,920         4,258
                                                               --------      --------
     Total cash and cash equivalents........................     29,981         9,203
Securities available for sale, at fair value................    337,539       137,233
Securities held to maturity, at amortized cost (fair value
  of $7,072 and $1,988 at December 31, 2004 and 2003,
  respectively).............................................      7,111         2,000
Federal Home Loan Bank stock, at cost.......................      3,950         1,581
Loans, net of allowance for loan losses of $2,097 and
  $1,807, respectively......................................    292,644       225,952
Premises and equipment, net.................................     14,285         7,766
Accrued interest receivable.................................      2,589         1,482
Bank owned life insurance, cash surrender value.............     12,066            --
Deferred tax asset, net.....................................        238           519
Other assets................................................      1,064           407
                                                               --------      --------
     TOTAL ASSETS...........................................   $701,467      $386,143
                                                               ========      ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................   $ 19,761      $ 13,010
  Interest-bearing..........................................    510,339       347,630
                                                               --------      --------
       Total deposits.......................................    530,100       360,640
Short-term borrowings.......................................         30         1,359
Securities sold under agreement to repurchase...............    119,000            --
Long-term debt..............................................         --         5,000
Subordinated debentures.....................................     12,372            --
Accrued expenses and other liabilities......................      3,377         1,081
                                                               --------      --------
     TOTAL LIABILITIES......................................    664,879       368,080
Commitments and contingencies (Note 12)
Shareholders' equity:
Preferred stock, $0.001 par value, 2,000,000 and 5,000,000
  shares authorized, none issued............................         --            --
Common stock -- voting, $0.001 par value, 16,000,000 and
  20,000,000 shares authorized, 3,955,565 and 1,961,620
  shares issued and outstanding, respectively...............          4             2
Class B Common stock -- non-voting, $0.001 par value, 0 and
  5,000,000 shares authorized, 0 and 115,750 shares issued
  and outstanding, respectively.............................         --            --*
Additional paid-in capital..................................     35,422        18,622
Retained earnings (accumulated deficit).....................      3,378          (161)
Accumulated other comprehensive loss, net...................     (2,216)         (400)
                                                               --------      --------
     TOTAL SHAREHOLDERS' EQUITY.............................     36,588        18,063
                                                               --------      --------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............   $701,467      $386,143
                                                               ========      ========

---------------

* Amount shown as $0 due to rounding.
        See accompanying notes to the consolidated financial statements

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              2004          2003          2002
                                                           -----------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME:
     Loans...............................................  $   13,701    $   10,187    $    6,864
     Securities..........................................       9,301         3,473         1,992
     FHLB stock..........................................          52            38            27
     Other interest income...............................         277           106           164
                                                           ----------    ----------    ----------
       TOTAL INTEREST AND DIVIDEND INCOME................      23,331        13,804         9,047
INTEREST EXPENSE:
     Deposits............................................       8,692         6,131         4,676
     Short-term borrowings...............................          11            48            16
     Securities sold under agreement to repurchase.......       1,386            --            --
     Long-term debt......................................         102            56            --
     Subordinated debentures.............................         304            --            --
                                                           ----------    ----------    ----------
       TOTAL INTEREST EXPENSE............................      10,495         6,235         4,692
                                                           ----------    ----------    ----------
       NET INTEREST INCOME...............................      12,836         7,569         4,355
PROVISION FOR LOAN LOSSES................................         301           440           471
                                                           ----------    ----------    ----------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....      12,535         7,129         3,884
                                                           ----------    ----------    ----------
NONINTEREST INCOME:
     Gain on sale of securities, net.....................         997           580           911
     Service charges on deposit accounts.................         370           259           132
     Earnings on bank owned life insurance...............          66            --            --
     Gain on sale of loans...............................          54            64            --
     Gain (loss) on other real estate owned, net.........          (8)            1            --
     Other operating income..............................         454           380           115
                                                           ----------    ----------    ----------
       TOTAL NONINTEREST INCOME..........................       1,933         1,284         1,158
NONINTEREST EXPENSES:
     Salaries and employee benefits......................       5,042         2,946         2,089
     Occupancy, equipment and furnishings................       1,346           968           682
     Data processing and operations......................         750           608           464
     Advertising.........................................         473           269           281
     Printing, postage and supplies......................         326           299           226
     Professional services...............................         259           338           128
     Other operating expenses............................         987           638           243
                                                           ----------    ----------    ----------
       TOTAL NONINTEREST EXPENSES........................       9,183         6,066         4,113
                                                           ----------    ----------    ----------
       INCOME BEFORE INCOME TAXES........................       5,285         2,347           929
INCOME TAX PROVISION.....................................       1,746         1,021            62
                                                           ----------    ----------    ----------
       NET INCOME........................................  $    3,539    $    1,326    $      867
                                                           ==========    ==========    ==========
EARNINGS PER SHARE -- BASIC AND DILUTED..................  $     1.01    $     0.64    $     0.42
                                                           ==========    ==========    ==========
Weighted average number of common shares
  outstanding -- basic and diluted.......................   3,449,590     2,077,370     2,068,466
                                                           ==========    ==========    ==========

        See accompanying notes to the consolidated financial statements

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                                     ACCUMULATED
                                                                       RETAINED         OTHER
                                 COMMON      COMMON     ADDITIONAL     EARNINGS     COMPREHENSIVE                       TOTAL
                                  STOCK    STOCK NON-    PAID-IN     (ACCUMULATED      INCOME       SUBSCRIPTIONS   SHAREHOLDERS'
                                 VOTING      VOTING      CAPITAL       DEFICIT)        (LOSS)        RECEIVABLE        EQUITY
                                 -------   ----------   ----------   ------------   -------------   -------------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT DECEMBER 31,
  2001........................   $ 9,808     $ 579       $ 8,241       $(2,354)        $   143         $(4,722)        $11,695
  Issuance of 517,625 shares
    of Common
    Stock -- Voting...........        --        --            --            --              --           4,270           4,270
  Issuance of 54,750 shares of
    Common Stock B -- Non-
    Voting....................        --        --            --            --              --             452             452
  Payment of underwriting
    costs.....................        --        --            (4)           --              --              --              (4)
  Reorganization -- Great
    Lakes Bancorp, Inc.
    exchanges all outstanding
    GBSB shares, one-for-one;
    par value reduced from
    $5.00 per share to $0.001
    per share.................    (9,806)     (579)       10,385            --              --              --              --
  Comprehensive income:
    Net income................        --        --            --           867              --              --             867
    Change in net unrealized
      loss on securities
      available for sale, net
      of tax and
      reclassification
      adjustment..............        --        --            --            --             323              --             323
      Total comprehensive
         income...............                                                                                           1,190
BALANCE AT DECEMBER 31,
  2002........................   $     2     $  --*      $18,622       $(1,487)        $   466         $    --         $17,603
  Comprehensive income:
    Net income................        --        --            --         1,326              --              --           1,326
    Change in net unrealized
      loss on securities
      available for sale, net
      of tax and
      reclassification
      adjustment..............        --        --            --            --            (866)             --            (866)
      Total comprehensive
         income...............                                                                                             460
BALANCE AT DECEMBER 31,
  2003........................   $     2     $  --*      $18,622       $  (161)        $  (400)        $    --         $18,063
  Issuance of 1,878,195 shares
    of Common
    Stock -- Voting...........         2        --        16,902            --              --              --          16,904
  Payment of underwriting
    costs.....................        --        --          (102)           --              --              --            (102)
  Issuance of 115,750 shares
    of Common Stock in
    exchange for 115,750
    shares of Class B Common
    Stock.....................        --*       --*           --            --              --              --              --
  Comprehensive income:
  Net income..................        --        --            --         3,539              --              --           3,539
  Change in net unrealized
    loss on securities
    available for sale, net of
    tax and reclassification
    adjustment................        --        --            --            --          (1,816)             --          (1,816)
    Total comprehensive
      income..................                                                                                           1,723
BALANCE AT DECEMBER 31,
  2004........................   $     4     $  --       $35,422       $ 3,378         $(2,216)        $    --         $36,588

---------------

* Amount shown as $0 due to rounding.

        See accompanying notes to the consolidated financial statements.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2004          2003          2002
                                                              -----------   -----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $   3,539     $   1,326     $    867
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................         584           427          277
  Net amortization of premiums on securities................       1,110           710          167
  Net amortization of deferred loan costs...................         857           430          138
  Deferred income tax expense...............................       1,460         1,045           62
  Net realized gains on sales of securities.................        (997)         (580)        (911)
  Gain on sale of loans.....................................         (54)          (64)          --
  Provision for loan losses.................................         301           440          471
  Accrued interest receivable...............................      (1,107)         (663)        (272)
  Cash surrender value of life insurance....................         (66)           --           --
  (Increase) decrease in other and deferred tax assets......        (487)          269         (529)
  Increase in accrued expenses and other liabilities........       2,296           269          468
                                                               ---------     ---------     --------
     Net cash provided by operating activities..............       7,436         3,609          738
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale................    (371,154)     (148,489)     (73,961)
  Purchases of securities held to maturity..................      (5,114)       (2,000)          --
  Proceeds from sales of securities available for sale......     117,332        19,415       42,589
  Proceeds from principal payments, maturities and calls on
     securities available for sale..........................      50,431        47,016       11,182
  Purchase of Federal Home Loan Bank stock..................      (2,369)         (898)        (350)
  Purchases of loans........................................      (1,918)       (1,660)          --
  Proceeds from sales of loans..............................      10,003         5,501           --
  Net increase in loans receivable..........................     (75,961)      (88,341)     (74,054)
  Purchase of bank owned life insurance.....................     (12,000)           --           --
  Purchase of premises and equipment........................      (7,103)       (2,885)      (3,135)
                                                               ---------     ---------     --------
     Net cash used in investing activities..................    (297,853)     (172,341)     (97,729)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits..................................     169,460       163,611       95,896
  Net (decrease) increase in short-term borrowings..........      (1,329)       (7,781)       9,136
  Proceeds from securities sold under agreement to
     repurchase.............................................     139,000            --           --
  Repayment of securities sold under agreement to
     repurchase.............................................     (20,000)           --           --
  Proceeds from issuance of subordinated debentures, net of
     costs..................................................      12,262            --           --
  Proceeds from issuance of long-term debt..................          --         5,000           --
  Repayment of long-term debt...............................      (5,000)           --           --
  Proceeds from stock offering..............................      16,904            --        4,718
  Payment of stock offering costs...........................        (102)           --           --
                                                               ---------     ---------     --------
     Net cash provided by financing activities..............     311,195       160,830      109,750
                                                               ---------     ---------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      20,778        (7,902)      12,759
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       9,203        17,105        4,346
                                                               ---------     ---------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................   $  29,981     $   9,203     $ 17,105
                                                               =========     =========     ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................   $   9,724     $   6,192     $  4,688
                                                               =========     =========     ========
  Cash paid for income taxes................................   $      14            --           --
                                                               =========     =========     ========

        See accompanying notes to the consolidated financial statements.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2004, 2003 AND 2002

(1.)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     GBSB (the Bank) was chartered as a New York State shareholder owned savings bank on October 8, 1999. The Bank commenced operations on November 9, 1999, offering a broad range of loan and deposit products to consumer and small business customers in Western New York State. Great Lakes Bancorp, Inc. (the Company) was organized in February 2003 under the Delaware Corporation Law for the purpose of becoming a holding company for GBSB. The Agreement and Plan of Reorganization dated as of February 10, 2003 between Great Lakes Bancorp, Inc. and the Bank was approved at the Annual Meeting of Shareholders of GBSB held on April 29, 2003. Pursuant to the reorganization, each of the outstanding shares of $5.00 par value common stock and $5.00 par value Class B common stock were exchanged for one share of $.001 par value common stock and $.001 par value Class B common stock, respectively. As a result of the exchange, the Bank became a wholly owned subsidiary of Great Lakes Bancorp, Inc. and the Company has recognized the assets and liabilities of the Bank, transferred at their carrying amounts, as of January 1, 2002. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

  USE OF ESTIMATES AND BASIS OF PRESENTATION

     In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

     The accounting principles of the Company conform to U.S. generally accepted accounting principles and prevailing practices within the banking industry.

  CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits in other financial institutions and federal funds sold maturing in less than ninety days.

  SECURITIES

     Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, a component of shareholders' equity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary losses, management considers
(1) the length of time and the extent to which the fair value has been less than cost, (2) the financial

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

  LOANS

     Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Unearned income is amortized to income using a method that approximates the interest method.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the status of a particular loan clearly indicates earlier discontinuance is more appropriate. Past due status is based on contractual terms of the loan. All interest accrued but not collected for loans that are placed on non-accrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is management's estimate of probable loan losses inherent in the lending portfolios. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Loan exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans based on historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

     The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value of observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience and industry practice adjusted for qualitative factors. Additionally, the general component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodology for estimating the specific losses in the portfolio.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     The Bank performs periodic reviews of its lending portfolios to identify inherent risks and to assess the overall collectibility of those portfolios. An estimated loss percentage is applied to each homogeneous segment, generally consisting of residential mortgage loans, home-equity loans, consumer loans and commercial loans. Additionally, an estimated loss percentage is applied to loans that have been classified as substandard, doubtful or as a loss by the Bank. The estimated losses associated with each of these individual components are then accumulated to obtain the total allowance for loan losses.

  BANK OWNED LIFE INSURANCE

     The Bank has purchased life insurance policies on certain key employees. These policies are recorded at their cash surrender value.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Company has entered into commitments to extend credit, including commercial letters of credit and standby letters of credit.

  PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation, which is calculated on a straight-line basis over the estimated useful lives of the assets. The cost of furniture, fixtures, equipment and vehicles is being depreciated over periods ranging from three to seven years. The cost of leasehold improvements is being amortized over the shorter of the estimated useful life of the asset or the lease period, ranging from four to ten years.

  SECURITIES REPURCHASE AGREEMENTS

     The Company is a party to securities repurchase agreements with a commercial broker and the Federal Home Loan Bank of New York. These agreements provide for the transfer of securities under an agreement to repurchase the identical securities at a fixed price in the future. These agreements are accounted for as secured financings and are reflected as a liability on the accompanying consolidated balance sheets. The securities underlying the agreements are included in the Company's securities portfolio, although the securities underlying the agreements are delivered to a primary dealer.

  INCOME TAXES

     Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  STOCK COMPENSATION PLANS

     Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock option plans. Accordingly, no compensation expense is charged to earnings for options that have an exercise price at least equal to 100% of the fair market value of the stock at the date of grant. Had compensation expense for stock option awards been determined in accordance with Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2004      2003      2002
                                                              -------   -------   ------
                                                                (DOLLARS IN THOUSANDS)
NET INCOME:
  As reported...............................................  $3,539    $1,326    $ 867
     Total stock-based employee compensation expense
       determined under the fair value method for all
       awards, net of related tax effects...................     (56)      (56)    (121)
                                                              ------    ------    -----
  Proforma..................................................  $3,483    $1,270    $ 746
                                                              ======    ======    =====
BASIC AND DILUTED EARNINGS PER SHARE:
  As reported...............................................  $ 1.01    $ 0.64    $0.42
                                                              ------    ------    -----
  Proforma..................................................  $ 1.00    $ 0.61    $0.36
                                                              ======    ======    =====

     Total compensation expense would have been $56, $56 and $121 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

  EARNINGS PER SHARE

     Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. As of December 31, 2004, 2003 and 2002, all outstanding stock options have not been considered common stock equivalents because their assumed exercise would be anti-dilutive due to the stock option price being equal to or greater than the fair value of the Company stock. Options to purchase 185,390, 186,240 and 188,000 shares of common stock at prices in excess of the fair value of the Company were outstanding at December 31, 2004, 2003 and 2002, respectively, but not included in the computation of diluted EPS.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

  COMPREHENSIVE INCOME

     Comprehensive income consists of net income and other comprehensive income
(loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 consolidated financial statement presentation. These reclassifications had no effect on net income.

  RECENT ACCOUNTING PRONOUNCEMENTS

     During 2004, several new accounting pronouncements that impacted or may impact the Company were issued by the Securities Exchange Commission ("SEC"), the Financial Accounting Standards Board ("FASB"), and the American Institute of Certified Public Accountants ("AICPA").

     AICPA Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" ("SOP 03-3"), addresses the accounting for differences between contractual cash flows and expected cash flows related to purchased debt securities and loans held for investment, if those differences are attributable, at least in part, to credit quality. The Company adopted SOP 03-3 on January 1, 2005 and no cumulative adjustments were required.

     On January 17, 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation by business enterprises of variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company formed a statutory business trust subsequent to January 31, 2003, for the sole purpose of issuing trust preferred securities as further described in Note 9 to the accompanying consolidated financial statements. FIN 46 was revised and reissued in December 2003 ("FIN 46R").

     On March 9, 2004, the SEC issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments," which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this Bulletin, the SEC determined that the expected future cash flows related to the associated servicing of a loan should not be incorporated into the measurement of a loan commitment derivative's fair value. As a result, loan commitments should generally have a fair value of zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This Statement had no effect on the Company's consolidated financial statements.

     In December 2004, the FASB issued Statement No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"), which requires the cost resulting from stock options be measured at fair value and recognized in earnings. This Statement replaces Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which permitted the recognition of compensation expense using the intrinsic value method. SFAS No. 123(R) will be effective July 1, 2005. We estimate that the impact of adoption of SFAS No. 123(R) will approximate the impact of the adjustments made to determine pro forma net income and pro forma earnings per share under Statement No. 123. The Company plans to adopt SFAS No. 123(R) on January 1, 2006 using the modified-prospective method.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(2.)  SECURITIES

     The amortized cost, unrealized gains and losses and approximate fair value of securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           DECEMBER 31, 2004
                                             ----------------------------------------------
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS        LOSSES      VALUE
                                             ---------   ----------   ----------   --------
                                                         (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government and federal agencies:
  Due from five to ten years...............  $ 15,000       $ 14       $    --     $ 15,014
  Due after ten years......................    21,979         --          (528)      21,451
Mortgage-backed securities:
  Due from five to ten years...............     8,907         31           (10)       8,928
  Due after ten years......................   293,120        149        (3,291)     289,978
Corporate:
  Due from one to five years...............     2,163          7            (2)       2,168
                                             --------       ----       -------     --------
     Total securities available for sale...  $341,169       $201       $(3,831)    $337,539
                                             ========       ====       =======     ========
SECURITIES HELD TO MATURITY:
Municipal bonds:
  Due from one to five years...............  $    469         --       $    (5)    $    464
  Due from five to ten years...............     3,632         --           (26)       3,606
Corporate:
  Due after ten years......................  $  3,010       $  6       $   (14)    $  3,002
                                             --------       ----       -------     --------
  Total securities to be held to
     maturity..............................  $  7,111       $  6       $   (45)    $  7,072
                                             ========       ====       =======     ========

                                                           DECEMBER 31, 2003
                                             ----------------------------------------------
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS        LOSSES      VALUE
                                             ---------   ----------   ----------   --------
                                                         (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government and federal agencies:
  Due within one year......................  $    500       $ 15       $    --     $    515
  Due after ten years......................    16,981         --          (689)      16,292
Mortgage-backed securities.................   114,532        633          (742)     114,423
Other:
  Due within one year......................     1,002         23            --        1,025
  Due from one to five years...............     3,705        105            --        3,810
  Due from five to ten years...............     1,168         --            --        1,168
                                             --------       ----       -------     --------
     Total securities available for sale...  $137,888       $776       $(1,431)    $137,233
                                             ========       ====       =======     ========
SECURITIES HELD TO MATURITY:
Other:
  Due after ten years......................  $  2,000       $ --       $   (12)    $  1,988
                                             --------       ----       -------     --------
     Total securities to be held to
       maturity............................  $  2,000       $ --       $   (12)    $  1,988
                                             ========       ====       =======     ========

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     At December 31, 2004 and 2003, securities with a carrying value of $177.9 and $64.0 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. At December 31, 2004, the carrying amount of securities pledged to secure repurchase agreements was $132.8 million. There were no repurchase agreements at December 31, 2003.

     For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale totaled $117.3, $19.4 and $42.6 million, respectively. Gross realized gains amounted to $1.1 million, $599 and $928 thousand, respectively. Gross realized losses amounted to $55, $19 and $16 thousand, respectively.

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. These declines primarily resulted from recent increases in market interest rates. Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information obtained from quality rating agencies, management believes the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

     The following table shows the investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003.

                                                                 DECEMBER 31, 2004
                                      -----------------------------------------------------------------------
                                       LESS THAN 12 MONTHS    {12 MONTHS OR LONGER}            TOTAL
                                      ---------------------   ---------------------    ----------------------
                                        FAIR     UNREALIZED    FAIR      UNREALIZED      FAIR      UNREALIZED
                                       VALUE       LOSSES      VALUE       LOSSES       VALUE        LOSSES
                                      --------   ----------   -------    ----------    --------    ----------
                                                              (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government and federal
  agencies.........................   $  7,928    $   (67)    $13,523      $(461)      $ 21,451     $  (528)
Mortgage-backed securities.........    239,502     (2,929)     17,189       (372)       256,691      (3,301)
Other..............................      1,139         (2)         --         --          1,139          (2)
                                      --------    -------     -------      -----       --------     -------
  Total securities available for
     sale..........................   $248,569    $(2,998)    $30,712      $(833)      $279,281     $(3,831)
                                      ========    =======     =======      =====       ========     =======
SECURITIES HELD TO MATURITY:
Municipal bonds....................   $  4,070    $   (31)    $    --      $  --       $  4,070     $   (31)
Other..............................        996        (14)         --         --            996         (14)
                                      --------    -------     -------      -----       --------     -------
Total securities held to
  maturity.........................   $  5,066    $   (45)    $    --      $  --       $  5,066     $   (45)
                                      ========    =======     =======      =====       ========     =======
  TOTAL TEMPORARILY IMPAIRED
     SECURITIES....................   $253,635    $(3,043)    $30,712      $(833)      $284,347     $(3,876)
                                      ========    =======     =======      =====       ========     =======

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                                                                 DECEMBER 31, 2003
                                      ------------------------------------------------------------------------
                                       LESS THAN 12 MONTHS      12 MONTHS OR LONGER              TOTAL
                                      ---------------------    ----------------------    ---------------------
                                       FAIR      UNREALIZED      FAIR      UNREALIZED     FAIR      UNREALIZED
                                       VALUE       LOSSES       VALUE        LOSSES       VALUE       LOSSES
                                      -------    ----------    --------    ----------    -------    ----------
                                                               (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government and federal
  agencies.........................   $16,292     $  (689)     $     --     $     --     $16,292     $  (689)
Mortgage-backed securities.........    45,104        (742)           --           --      45,104        (742)
                                      -------     -------      --------     --------     -------     -------
  Total securities available for
     sale..........................   $61,396     $(1,431)     $     --     $     --     $61,396     $(1,431)
                                      =======     =======      ========     ========     =======     =======
SECURITIES HELD TO MATURITY:
Other..............................   $ 1,988     $   (12)     $     --     $     --     $ 1,988     $   (12)
                                      -------     -------      --------     --------     -------     -------
  Total securities held to
     maturity......................   $ 1,988     $   (12)     $     --     $     --     $ 1,988     $   (12)
                                      =======     =======      ========     ========     =======     =======
     TOTAL TEMPORARILY IMPAIRED
       SECURITIES..................   $63,384     $(1,443)     $     --     $     --     $63,384     $(1,443)
                                      =======     =======      ========     ========     =======     =======

(3.)  LOANS

     Loans receivable at December 31, 2004 and 2003 are summarized as follows:

                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Real estate loans:
  Residential...............................................   $197,477     $170,830
  Home equity...............................................     27,678       19,924
  Commercial................................................     27,637       19,594
  Construction..............................................      5,776        1,459
Commercial and industrial loans.............................     12,236       11,379
Consumer loans..............................................     19,677        1,200
                                                               --------     --------
                                                                290,481      224,386
Allowance for loan losses...................................     (2,097)      (1,807)
Deferred loan costs, net....................................      4,260        3,373
                                                               --------     --------
                                                               $292,644     $225,952
                                                               ========     ========

     Activity in the allowance for loan losses is summarized as follows:

                                                              2004     2003     2002
                                                             ------   ------   ------
                                                              (DOLLARS IN THOUSANDS)
Balance, beginning of year.................................  $1,807   $1,377   $  925
  Loans charged-off........................................     (13)     (10)     (20)
  Recoveries of loans previously charged-off...............       2       --        1
                                                             ------   ------   ------
  Provision charged to expense.............................     301      440      471
                                                             ------   ------   ------
Balance, end of year.......................................  $2,097   $1,807   $1,377
                                                             ======   ======   ======

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     Nonaccrual loans for which interest has been reversed totaled approximately $459, $287 and $821 thousand at December 31, 2004, 2003 and 2002, respectively. Foregone interest income that would have been recorded under the original terms of such loans totaled $20, $7 and $39 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

     At December 31, 2004 and 2003, accruing loans delinquent 90 days or more totaled $144 and $48 thousand, respectively. Additionally, as of the dates indicated, there were no loans categorized as impaired.

(4.)  PREMISES AND EQUIPMENT, NET

     Premises and equipment at December 31, 2004 and 2003 are summarized as follows:

                                                                2004          2003
                                                              ---------     --------
                                                              (DOLLARS IN THOUSANDS)
Land........................................................   $ 2,534       $1,823
Buildings and improvements..................................     9,080        3,778
Construction in-process.....................................        76          383
Furniture, fixtures and equipment...........................     3,551        2,222
Leasehold improvements......................................       637          631
Vehicles....................................................        62           --
                                                               -------       ------
                                                                15,940        8,837
Less accumulated depreciation...............................     1,655        1,071
                                                               -------       ------
                                                               $14,285       $7,766
                                                               =======       ======

     Depreciation expense was $584, $427 and $277 thousand for the years ended December 31, 2004, 2003 and 2002, respectively. Construction in-process consists primarily of the construction of a new full-service branch in Amherst, New York, with an anticipated completion date in Fall 2005. As of December 31, 2003, construction in-process consisted primarily of the construction of the Town of Tonawanda Branch that opened for business in May 2004.

     At December 31, 2004, the Company was obligated under four operating leases for office space in Buffalo, West Seneca, Kenmore and North Tonawanda, New York through October 2009, June 2010, November 2007 and November 2008, respectively. The West Seneca lease contains a cancellation clause, exercisable by the Bank after five years in consideration of a termination fee of either $75 or $100 thousand, based on branch deposits at that time. The North Tonawanda lease contains a cancellation clause with no termination fee, exercisable by the Bank at the end of the sixth month, contingent upon certain contractual items. Net rent expense under these operating leases, included in occupancy, equipment and furnishings expense, was $173, $166 and $153 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     The projected minimum rental payments under the terms of the leases at December 31, 2004 are as follows:

                                                        NONCANCELABLE   CANCELABLE
                                                           AMOUNT         AMOUNT     TOTAL
                                                        -------------   ----------   -----
                                                              (DOLLARS IN THOUSANDS)
YEARS ENDING DECEMBER 31,
  2005................................................      $142           $ 50      $192
  2006................................................       105            100       205
  2007................................................       103            100       203
  2008................................................        84            100       184
  2009................................................        45            100       145
2010 and thereafter...................................        --             50        50
                                                            ----           ----      ----
                                                            $479           $500      $979
                                                            ====           ====      ====

(5.)  DEPOSITS

     A summary of the carrying value of deposits, rates and maturities of certificates of deposits at December 31, 2004 and 2003 are as follows:

                                                          2004              2003
                                                     ---------------   ---------------
                                                      AMOUNT    RATE    AMOUNT    RATE
                                                     --------   ----   --------   ----
                                                          (DOLLARS IN THOUSANDS)
Noninterest-bearing checking.......................  $ 19,761     --%  $ 13,010     --%
Interest-bearing checking..........................    40,749   1.84%    14,270   0.78%
Savings............................................   308,165   2.37%   248,958   1.95%
                                                     --------          --------
     Total core deposits...........................   368,675   2.18%   276,238   1.80%
Certificates of deposit, due:
  Within one year..................................    78,225   2.13%    51,823   1.32%
  One to two years.................................    35,573   3.24%     8,102   3.00%
  Two to three years...............................    31,790   3.86%    13,133   3.90%
  Three to five years..............................    15,798   3.86%    11,306   3.88%
  Thereafter.......................................        39   3.20%        38   3.20%
                                                     --------          --------
     Total certificates of deposits................   161,425   2.89%    84,402   2.22%
                                                     --------          --------
     Total deposits................................  $530,100   2.40%  $360,640   1.90%
                                                     ========          ========

     The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2004 and 2003 was $78.1 and $56.5 million, respectively.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     Interest expense by deposit type for the years ended December 31, 2004, 2003, and 2002 is summarized as follows:

                                                              2004     2003     2002
                                                             ------   ------   ------
                                                              (DOLLARS IN THOUSANDS)
Interest-bearing checking..................................  $  245   $  101   $   87
Savings....................................................   5,278    4,440    2,168
Certificates of deposit....................................   3,169    1,590    2,421
                                                             ------   ------   ------
  Total interest expense on deposits.......................  $8,692   $6,131   $4,676
                                                             ======   ======   ======

(6.)  SHORT-TERM BORROWINGS

     At December 31, 2004, short-term borrowings consisted of $30 thousand of Treasury Tax and Loan deposits through the Bank's Federal Reserve Bank account. At December 31, 2003, short-term borrowings consisted of a three-day advance due the Federal Home Loan Bank totaling $1.3 million with interest at 1.27% and $108 thousand of Treasury Tax and Loan deposits through the Bank's Federal Reserve Bank account. Interest expense on short-term borrowings amounted to $11, $48 and $16 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

(7.)  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

     We sold, under agreement to repurchase, securities of the U.S. government and its agencies and other approved securities, to a commercial broker and the Federal Home Loan Bank of New York. The Company invested the proceeds in agency and mortgage-backed securities. The amounts outstanding under these repurchase agreements were $119.0 million at December 31, 2004. There were no amounts outstanding prior to 2004. A summary of the amounts, weighted average rates and remaining maturities of repurchase agreements at December 31, 2004 follows:

                                                                       2004
                                                              -----------------------
                                                                AMOUNT         RATE
                                                              -----------     -------
                                                              (DOLLARS IN THOUSANDS)
Repurchase agreements, due:
  Within three months.......................................   $ 60,000        2.26%
  Three to six months.......................................     15,000        2.08%
  Six months to one year....................................     15,000        2.28%
  One to two years..........................................     29,000        3.02%
                                                               --------
     Total repurchase agreements............................   $119,000        2.43%
                                                               ========

     Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities. Securities sold under agreement to repurchase are secured by investment securities. The carrying value of these securities at December 31, 2004 was $132.8 million. Interest expense from repurchase agreements totaled $1.4 million for the year ended December 31, 2004.

(8.)  LONG-TERM DEBT

     In June 2004, the Company utilized a portion of the proceeds from the issuance of trust preferred securities (see Note 9) to retire a $5.0 million note payable to Fifth Third Bank. Interest expense on the note totaled $102 and $56 thousand for the years ended December 31, 2004 and 2003, respectively.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(9.)  SUBORDINATED DEBENTURES

     In June 2004, the Company formed Great Lakes Bancorp Statutory Trust I (the "Trust") for the sole purpose of issuing trust preferred securities. The Company accounts for the Trust in accordance with FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" and, as such, the Trust is not consolidated. The Company's $372 thousand investment in the common equity of the Trust is included in the consolidated balance sheets as other assets and $12.4 million of subordinated debentures. Interest expense paid to the Trust is included in the consolidated statements of income as expense and amounted to $304 thousand for the year ended December 31, 2004. The Company incurred costs relating to the issuance of the debentures totaling $130 thousand. These costs, which are included in other assets on the balance sheet, were deferred and are being amortized to interest expense using the straight-line method over a twenty-five year period.

     On June 17, 2004, the Company, through the Trust, issued 12,000 floating rate pooled trust preferred securities with a liquidation preference of $1,000 per security. The trust preferred securities represent an interest in the related subordinated debentures of the Company, which were purchased by the Trust and have substantially the same payment terms as these trust preferred securities. The subordinated debentures are the only assets of the Trust and interest payments from the debentures finance the distributions paid on the trust preferred securities. Distributions on the debentures are payable quarterly at a variable interest rate, reset quarterly, equal to 3-month LIBOR plus 2.70% (5.20% at December 31, 2004).

     The trust preferred securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures are redeemable prior to the maturity date of June 17, 2034, at the option of the Company on or after June 17, 2009, in whole at any time or in part from time to time. The subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

     A portion of the proceeds from the issuance of the trust preferred securities were used by the Company to retire long-term debt (see Note 8). The remaining proceeds were used to increase the capital of the Bank and for general corporate purposes.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(10.)  INCOME TAXES

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are as follows:

                                                                2004         2003
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS:
  Net unrealized loss on securities available for sale......   $ 1,414      $   255
  Allowance for loan losses.................................       707          621
  Tax loss carryforwards....................................        --        1,123
  Tax credit carryovers.....................................        --          244
  Other.....................................................        38           28
                                                               -------      -------
Total deferred tax assets...................................     2,159        2,271
DEFERRED TAX LIABILITIES:
  Deferred loan origination costs...........................    (1,123)      (1,335)
  Depreciation..............................................      (712)        (417)
  Other.....................................................       (86)          --
                                                               -------      -------
Total deferred tax liabilities..............................    (1,921)      (1,752)
                                                               -------      -------
Net deferred tax asset......................................   $   238      $   519
                                                               =======      =======

     Income tax expense differed from the statutory federal income tax rate as follows:

                                                              2004    2003     2002
                                                              -----   -----   ------
                                                              (DOLLARS IN THOUSANDS)
Statutory federal tax rate..................................  34.0%   34.0%    34.0%
Increase (decrease) resulting from:
Federal rehabilitation investment credit....................  (4.8)%    --%   (19.4)%
State taxes, net of federal tax benefit.....................   2.4%    8.5%   (16.0)%
Other, net..................................................   1.4%    1.0%     8.1%
                                                              ----    ----    -----
                                                              33.0%   43.5%     6.7%
                                                              ====    ====    =====

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     The income tax provision for the years ended December 31, 2004, 2003 and 2002 consisted of the following:

                                                               2004     2003    2002
                                                              ------   ------   -----
                                                              (DOLLARS IN THOUSANDS)
CURRENT TAX EXPENSE (BENEFIT):
  Federal...................................................  $  218   $   --   $  --
  State.....................................................      88      (24)     --
                                                              ------   ------   -----
Total current tax expense (benefit).........................     306      (24)     --
                                                              ------   ------   -----
DEFERRED TAX EXPENSE (BENEFIT):
  Federal...................................................   1,332      719     287
  State.....................................................     108      326    (225)
                                                              ------   ------   -----
Net deferred tax expense....................................   1,440    1,045      62
                                                              ------   ------   -----
Total income tax expense....................................  $1,746   $1,021   $  62
                                                              ======   ======   =====

     Realization of deferred tax assets is dependent upon the generation of future taxable income. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers projected future taxable income over the periods in which temporary differences comprising the deferred tax assets will be deductible. Based on its assessment of current and projected operating activity and profitability, management determined that no valuation allowance is necessary at December 31, 2004 and 2003.

(11.)  OTHER COMPREHENSIVE INCOME (LOSS)

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     The components of accumulated other comprehensive (loss) income included in shareholders' equity at December 31, 2004 and 2003 are as follows:

                                                                 2004          2003
                                                              ----------     --------
                                                              (DOLLARS IN THOUSANDS)
Net unrealized losses on securities available for sale......   $(3,630)       $(655)
Tax effect..................................................     1,414          255
                                                               -------        -----
  Accumulated other comprehensive loss......................   $(2,216)       $(400)
                                                               =======        =====

     The components of other comprehensive (loss) income and related tax effects are as follows:

                                                            2004      2003      2002
                                                           -------   -------   ------
                                                             (DOLLARS IN THOUSANDS)
Unrealized holding (losses) gains on securities available
  for sale...............................................  $(1,978)  $  (839)  $1,442
Reclassification adjustment for gains realized in
  income.................................................     (997)     (580)    (911)
                                                           -------   -------   ------
Net unrealized (losses) gains............................   (2,975)   (1,419)     531
Tax effect...............................................    1,159       553     (208)
                                                           -------   -------   ------
  Net of tax amount......................................  $(1,816)  $  (866)  $  323
                                                           =======   =======   ======

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(12.)  COMMITMENTS AND CONTINGENCIES

     The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

     At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                  CONTRACT AMOUNT
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Commitments to grant loans..................................   $11,649      $11,788
Unfunded commitments under lines of credit..................    32,092       21,810
Standby letters of credit...................................       633          695

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

     Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized, most are adjustable, usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

     Standby letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support private borrowing arrangements and have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments. At December 31, 2004 and 2003 such collateral amounted to $633 and $695 thousand, respectively.

(13.)  REGULATORY CAPITAL REQUIREMENTS

     The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

     As of December 31, 2004, the most recent notification from the regulatory agencies categorized the Company and the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either the Company's or the Bank's category.

     The Company's and the Bank's actual capital amounts and ratios as of December 31, 2004 and 2003 are presented in the following tables:

                                                                           MINIMUM TO BE
                                                                         WELL CAPITALIZED
                                                         FOR CAPITAL       UNDER PROMPT
                                                          ADEQUACY       CORRECTIVE ACTION
                                         ACTUAL           PURPOSES          PROVISIONS
                                     ---------------   ---------------   -----------------
                                     AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                     -------   -----   -------   -----   --------   ------
                                                     (DOLLARS IN THOUSANDS)
DECEMBER 31, 2004:
Total risk-based capital (to risk-
  weighted assets):
Great Lakes Bancorp, Inc. .........  $52,893   16.0%   $26,513    8.0%       N/A     N/A
Greater Buffalo Savings Bank.......   52,423   15.8     26,527    8.0    $33,158    10.0%
Tier 1 capital (to risk-weighted
  assets):
Great Lakes Bancorp, Inc. .........   50,796   15.3     13,254    4.0        N/A     N/A
Greater Buffalo Savings Bank.......   50,326   15.2     13,270    4.0     19,905     6.0
Tier 1 capital (to average assets):
Great Lakes Bancorp, Inc. .........   50,796    7.5     27,273    4.0        N/A     N/A
Greater Buffalo Savings Bank.......   50,326    7.4     27,277    4.0     34,096     5.0
DECEMBER 31, 2003:
Total risk-based capital (to risk-
  weighted assets):
Great Lakes Bancorp, Inc. .........  $20,053   10.4%   $15,425    8.0%       N/A     N/A
Greater Buffalo Savings Bank.......   25,050   13.0     15,439    8.0    $19,299    10.0%
Tier 1 capital (to risk-weighted
  assets):
Great Lakes Bancorp, Inc. .........   18,246    9.5      7,683    4.0        N/A     N/A
Greater Buffalo Savings Bank.......   23,243   12.0      7,722    4.0     11,583     6.0
Tier 1 capital (to average assets):
Great Lakes Bancorp, Inc. .........   18,246    5.1     14,311    4.0        N/A     N/A
Greater Buffalo Savings Bank.......   23,243    6.4     14,459    4.0     18,074     5.0

(14.)  EMPLOYEE BENEFIT PLANS

     During 2000, the Bank adopted a defined contribution plan covering substantially all employees. The plan provides for a salary deferral arrangement, pursuant to section 401(k) of the Internal Revenue Code as contributions to a savings plan. The plan provides for an annual contribution by the Bank of 3% of an employee's total salary, and one-half dollar for every dollar an employee contributes to the plan, up to an additional 6% of total salary. The amounts charged to expense related to the plan were $153, $109 and $67 thousand during the years ended December 31, 2004, 2003 and 2002, respectively.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(15.)  STOCK OPTION PLAN

     Options are available for issuance under the Company's 2000 and 2002 Stock Option Plans. Under these plans, the Company may grant non-qualified stock options to directors and founders at an exercise price equal to 100% of market price as determined by the Board of Directors, and incentive stock options to officers and other key employees at an exercise price not less that 100% of market price as determined by the Board of Directors. Generally, the options granted to founders and directors of the Company vest immediately. Options granted to officers and employees vest over a five-year period. All options expire ten years from the date of grant. The 2000 and 2002 Stock Option Plans authorize the grant of options for up to 180,000 and 200,000 shares of the Company's common stock, respectively.

     In estimating the fair value of the granted stock options, the Company used the minimum value method. The weighted-average fair value per option of options granted during 2002 was determined to be $3.11, assuming a risk-free interest rate of 4.0% and 5.09%, respectively, and a zero dividend rate. No options were granted in 2003 or 2004.

     The following table summarizes the plan's activity for the years ended December 31, 2004, 2003 and 2002:

                                     2004                 2003                 2002
                              ------------------   ------------------   ------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE             EXERCISE             EXERCISE
                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                              -------   --------   -------   --------   -------   --------
Outstanding at beginning of
  year......................  186,240    $10.00    188,000    $10.00    144,950    $10.00
Granted.....................       --     10.00         --     10.00     49,050     10.00
Forfeited...................     (850)    10.00     (1,760)    10.00     (6,000)    10.00
                              -------    ------    -------    ------    -------    ------
Outstanding at end of
  year......................  185,390     10.00    186,240     10.00    188,000     10.00
Options exercisable at year
  end.......................  155,070     10.00    136,880     10.00    111,840     10.00
Weighted-average fair value
  of options granted during
  the year..................             $   --               $   --               $ 3.11

     Options outstanding at December 31, 2004 had a weighted average remaining life of 6.09 years compared to 7.07 and 8.07 years at December 31, 2003 and 2002, respectively.

(16.)  RELATED PARTY TRANSACTIONS

     At December 31, 2004 and 2003, loans receivable from executive officers, directors and principal shareholders totaled $2.1 million and $935 thousand, respectively. Corresponding interest income on these loans amounted to $77 and $48 thousand, respectively. During 2004, total principal additions were approximately $5.3 million and total principal payments were approximately $4.1 million.

     At December 31, 2004, approximately $21.3 million or 4.0% of total deposits were from executive officers, directors and principal shareholders. At December 31, 2003, approximately $15.5 million or 4.3% of total deposits were from executive officers, directors and principal shareholders. Interest paid on related party deposits totaled $299 and $369 thousand for the years ended December 31, 2004 and 2003, respectively.

(17.)  RESTRICTIONS ON DIVIDENDS

     Federal and state Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. Under these restrictions, the Bank may not, without the prior approval of

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY regulators, declare dividends in excess of the sum of the current year's earnings plus the retained earnings of the two prior years. Payment of dividends is generally determined by a financial institution's growth strategy, prospective rate of earnings, ongoing capital needs, asset quality and the overall financial condition of the organization. We intend to follow a policy of retaining earnings to provide funds to operate and expand the Bank's business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including the Bank's earnings, financial condition, cash requirements and general business conditions.

(18.)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented at December 31, 2004 and 2003 may not necessarily represent the underlying fair value of the Company.

                                                     2004                   2003
                                             ---------------------   -------------------
                                             CARRYING                CARRYING     FAIR
                                              AMOUNT    FAIR VALUE    AMOUNT     VALUE
                                             --------   ----------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and cash equivalents................  $  9,061    $  9,061    $  4,945   $  4,945
  Interest-bearing deposits in other
     financial institutions................    20,920      20,920       4,258      4,258
  Securities available for sale............   337,539     337,539     137,233    137,233
  Securities held to maturity..............     7,111       7,072       2,000      1,988
  Federal Home Loan Bank stock.............     3,950       3,950       1,581      1,581
  Loans, net of allowance for loan
     losses................................   292,644     294,711     225,952    229,361
  Bank owned life insurance................    12,066      12,066          --         --
  Accrued interest receivable..............     2,589       2,589       1,482      1,482
FINANCIAL LIABILITIES:
  Deposits.................................   530,100     530,205     360,640    360,856
  Securities sold under agreement to
     repurchase............................   119,000     118,725          --         --
  Short-term borrowings....................        30          30       1,359      1,359
  Subordinated debentures..................    12,372      12,522          --         --
  Long-term debt...........................        --          --       5,000      5,371
  Accrued interest payable.................       816         816          46         46

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

     Cash and Cash Equivalents, Fhlb Stock and Interest Receivable. The carrying amount approximates fair value.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     Securities. Fair values are based on quoted market prices. The carrying amount of accrued interest receivable approximates its fair value.

     Loans. The fair value of fixed-rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The carrying amount of accrued interest approximates its fair value.

     Bank Owned Life Insurance. Fair value of bank owned life insurance is equal to the cash surrender value of the underlying life insurance policies.

     Deposits. The fair values for demand and NOW, money market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The estimated fair value of the Bank's certificates of deposits approximated $161.5 and $84.6 million at December 31, 2004 and 2003, respectively.

     Short-term Borrowings and Accrued Interest Payable. The carrying of amount short-term borrowings maturing within ninety days approximates fair value. The carrying amount of accrued interest payable approximates its fair value.

     Repurchase Agreements and Long-term Debt. The fair value of is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     Subordinated Debentures. The trust preferred securities issued in conjunction with the related subordinated debentures of the Company have substantially the same payment terms and characteristics as the subordinated debentures. Fair value for the subordinated debentures is estimated based upon quoted market prices of similar trust preferred securities.

     Off-balance Sheet Credit-related Instruments. Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(19.)  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Noninterest-bearing deposit in subsidiary bank..............   $    76      $     3
Investment in equity of subsidiaries........................    48,118       23,010
Other assets................................................       856          116
                                                               -------      -------
  Total assets..............................................   $49,050      $23,129
                                                               =======      =======

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Subordinated debentures.....................................    12,372           --
Long-term debt..............................................        --        5,000
Other liabilities...........................................        90           66
                                                               -------      -------
  Total liabilities.........................................    12,462        5,066
Shareholders' equity........................................    36,588       18,063
                                                               -------      -------
Total liabilities and shareholders' equity..................   $49,050      $23,129
                                                               =======      =======

                         CONDENSED STATEMENTS OF INCOME

                                                                    YEARS ENDED
                                                                    DECEMBER 31
                                                              -----------------------
                                                                2004          2003
                                                              ---------     ---------
                                                              (DOLLARS IN THOUSANDS)
INCOME:
  Dividends from subsidiary.................................   $  500        $  131
  Other income..............................................        9            --
                                                               ------        ------
                                                                  509           131
EXPENSES:
  Interest expense..........................................      405            56
  Other expenses............................................      134            71
                                                               ------        ------
                                                                  539           127
(Loss) income before income taxes and equity in earnings of
  subsidiary................................................      (30)            4
Applicable income tax benefit...............................     (223)          (49)
                                                               ------        ------
                                                                  193            53
Equity in earnings of subsidiary............................    3,346         1,018
                                                               ------        ------
Net income..................................................   $3,539        $1,071
                                                               ======        ======

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED
                                                                   DECEMBER 31
                                                              ----------------------
                                                                 2004        2003
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $  3,539     $ 1,071
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Deferred income tax benefit...............................         --         (49)
  Equity in earnings of subsidiary..........................     (3,346)     (1,018)
  Increase in other assets..................................       (368)        (67)
  Increase in other liabilities.............................         24          66
                                                               --------     -------
     Net cash (used in) provided by operating activities....       (151)          3
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in subsidiaries................................    (23,950)     (5,000)
                                                               --------     -------
     Net cash used in investing activities..................    (23,950)     (5,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of trust preferred securities....................     12,372          --
  Proceeds from issuance of long-term debt..................         --       5,000
  Repayment of long-term debt...............................     (5,000)         --
  Net proceeds from sale of common stock....................     16,802          --
                                                               --------     -------
     Net cash provided by financing activities..............     24,174       5,000
NET INCREASE IN CASH........................................         73           3
CASH, BEGINNING OF YEAR.....................................          3          --
                                                               --------     -------
CASH, END OF YEAR...........................................   $     76     $     3
                                                               ========     =======

(20.)  QUARTERLY DATA (UNAUDITED)

                                                  2004                                    2003
                                  -------------------------------------   -------------------------------------
                                  FOURTH     THIRD    SECOND     FIRST    FOURTH     THIRD    SECOND     FIRST
                                  QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                  -------   -------   -------   -------   -------   -------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income...   $ 7,365   $ 6,360   $ 4,978   $ 4,628   $ 4,139   $ 3,581   $ 3,204   $ 2,880
Interest expense...............    (3,935)   (2,924)   (1,804)   (1,832)   (1,689)   (1,572)   (1,600)   (1,374)
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net interest income............     3,430     3,436     3,174     2,796     2,450     2,009     1,604     1,506
Provision for loan losses......        90       117       163       (69)      190        97        80        73
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net interest income, after
  provision for loan losses....     3,340     3,319     3,011     2,865     2,260     1,912     1,524     1,433
Noninterest income.............       448       930       192       363       290       324       541       129
Noninterest expenses...........    (2,463)   (2,352)   (2,194)   (2,174)   (1,738)   (1,648)   (1,340)   (1,340)
                                  -------   -------   -------   -------   -------   -------   -------   -------
Income before income taxes.....     1,325     1,897     1,009     1,054       812       588       725       222
Income tax provision...........      (247)     (721)     (383)     (395)     (437)     (214)     (283)      (87)
                                  -------   -------   -------   -------   -------   -------   -------   -------
Net income.....................   $ 1,078   $ 1,176   $   626   $   659   $   375   $   374   $   442   $   135
                                  =======   =======   =======   =======   =======   =======   =======   =======
Earnings per common share(1):
Basic and diluted..............   $  0.27   $  0.30   $  0.16   $  0.30   $  0.19   $  0.18   $  0.21   $  0.06
                                  =======   =======   =======   =======   =======   =======   =======   =======

---------------

(1) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per common share may not equal the total for the year.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                    2005              2004
                                                              ----------------   ---------------
                                                                         (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
                                             ASSETS
Cash and cash equivalents:
  Cash and due from banks...................................      $  8,012          $  9,061
  Interest-bearing deposits in other financial
     institutions...........................................        16,784            20,920
                                                                  --------          --------
     Total cash and cash equivalents........................        24,796            29,981
Securities available for sale, at fair value................       295,534           337,539
Securities held to maturity, at amortized cost (fair value
  of $15,758 and $7,072 at September 30, 2005 and December
  31, 2004, respectively)...................................        16,031             7,111
Federal Home Loan Bank stock, at cost.......................         3,850             3,950
Loans, net of allowance for loan losses of $2,772 and
  $2,097, respectively......................................       395,271           292,644
Premises and equipment, net.................................        17,352            14,285
Accrued interest receivable.................................         2,992             2,589
Bank owned life insurance, cash surrender value.............        12,421            12,066
Deferred tax asset, net.....................................         1,477               238
Other assets................................................         1,359             1,064
                                                                  --------          --------
     TOTAL ASSETS...........................................      $771,083          $701,467
                                                                  ========          ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................      $ 22,265          $ 19,761
  Interest-bearing..........................................       569,789           510,339
                                                                  --------          --------
     Total deposits.........................................       592,054           530,100
Short-term borrowings.......................................        19,400                30
Securities sold under agreement to repurchase...............       108,000           119,000
Subordinated debentures.....................................        12,372            12,372
Accrued expenses and other liabilities......................         2,792             3,377
                                                                  --------          --------
TOTAL LIABILITIES...........................................       734,618           664,879
Shareholders' equity:
  Preferred stock, $0.001 par value, 2,000,000 shares
     authorized, none issued................................            --                --
  Common stock -- voting, $0.001 par value, 16,000,000
     shares authorized, 3,955,565 shares issued and
     outstanding............................................             4                 4
Additional paid-in capital..................................        35,422            35,422
Retained earnings...........................................         4,545             3,378
Accumulated other comprehensive loss, net...................        (3,506)           (2,216)
                                                                  --------          --------
     TOTAL SHAREHOLDERS' EQUITY.............................        36,465            36,588
                                                                  --------          --------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............      $771,083          $701,467
                                                                  ========          ========

        See accompanying notes to the consolidated financial statements.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                  2005           2004
                                                              ------------   ------------
                                                                      (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans................................   $   13,729     $   10,096
  Interest on securities:
    Taxable.................................................       10,774          5,780
    Tax-exempt..............................................          329             --
                                                               ----------     ----------
       Total interest on securities.........................       11,103          5,780
                                                               ----------     ----------
FHLB stock..................................................          140             33
Other interest income.......................................          186            119
                                                               ----------     ----------
    TOTAL INTEREST AND DIVIDEND INCOME......................       25,158         16,028
INTEREST EXPENSE:
  Deposits..................................................       11,087          5,620
  Short-term borrowings.....................................          436             11
  Securities sold under agreement to repurchase.............        2,251            673
  Long-term debt............................................           --            102
  Subordinated debentures...................................          544            154
                                                               ----------     ----------
    TOTAL INTEREST EXPENSE..................................       14,318          6,560
                                                               ----------     ----------
    NET INTEREST INCOME.....................................       10,840          9,468
PROVISION FOR LOAN LOSSES...................................          722            211
                                                               ----------     ----------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......       10,118          9,257
                                                               ----------     ----------
NONINTEREST INCOME:
  Gain on sale of securities, net...........................          120            879
  Service charges on deposit accounts.......................          304            277
  Earnings on bank owned life insurance.....................          355             --
  Other operating income....................................          327            209
                                                               ----------     ----------
       TOTAL NONINTEREST INCOME.............................        1,106          1,365
NONINTEREST EXPENSES:
  Salaries and employee benefits............................        5,334          3,522
  Occupancy, equipment and furnishings......................        1,658          1,003
  Data processing and operations............................          616            527
  Advertising...............................................          488            393
  Printing, postage and supplies............................          312            235
  Professional services.....................................          267            240
  Other operating expenses..................................        1,088            742
                                                               ----------     ----------
    TOTAL NONINTEREST EXPENSES..............................        9,763          6,662
                                                               ----------     ----------
    INCOME BEFORE INCOME TAXES..............................        1,461          3,960
INCOME TAX PROVISION........................................          294          1,499
                                                               ----------     ----------
  NET INCOME................................................   $    1,167     $    2,461
                                                               ==========     ==========
EARNINGS PER SHARE -- BASIC AND DILUTED.....................   $     0.30     $     0.74
                                                               ==========     ==========
Weighted average number of shares outstanding -- basic and
  diluted...................................................    3,955,565      3,346,666
                                                               ==========     ==========

        See accompanying notes to the consolidated financial statements.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                        RETAINED      ACCUMULATED
                                   COMMON     COMMON     ADDITIONAL     EARNINGS         OTHER           TOTAL
                                   STOCK    STOCK NON-    PAID-IN     (ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                   VOTING     VOTING      CAPITAL       DEFICIT)         LOSS           EQUITY
                                   ------   ----------   ----------   ------------   -------------   -------------
                                                                     (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
BALANCE AT DECEMBER 31, 2003....     $2       $  --*      $18,622        $ (161)        $  (400)        $18,063
  Issuance of 1,854,675 shares
     of Common
     Stock -- Voting............      2           --       16,902            --              --          16,904
  Payment of underwriting
     costs......................     --           --         (102)           --              --            (102)
  Issuance of 115,750 shares of
     Common Stock -- Voting in
     exchange for 115,750 shares
     of Common
     Stock -- Non-voting........    --*          --*           --            --              --              --
  Comprehensive income:
  Net income....................     --           --           --         2,461              --           2,461
  Change in net unrealized loss
     on securities available for
     sale, net of tax and
     reclassification
     adjustment.................     --           --           --            --             (14)            (14)
       Total comprehensive
          income................                                                                          2,447
                                     --       ------      -------        ------         -------         -------
BALANCE AT SEPTEMBER 30, 2004...     $4       $   --      $35,422        $2,300         $  (414)        $37,312
                                     --       ------      -------        ------         -------         -------
BALANCE AT DECEMBER 31, 2004....     $4       $   --      $35,422        $3,378         $(2,216)        $36,588
  Comprehensive income:
  Net income....................     --           --           --         1,167              --           1,167
  Change in net unrealized loss
     on securities available for
     sale, net of tax and
     reclassification
     adjustment.................     --           --           --            --          (1,290)         (1,290)
     Total comprehensive loss...                                                                           (123)
                                     --       ------      -------        ------         -------         -------
BALANCE AT SEPTEMBER 30, 2005...     $4       $   --      $35,422        $4,545         $(3,506)        $36,465
                                     --       ------      -------        ------         -------         -------

---------------

* Amount shown as $0 due to rounding.

        See accompanying notes to the consolidated financial statements.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2005          2004
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $   1,167     $   2,461
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................         748           421
  Net amortization of premiums and discounts on
     securities.............................................       1,613           663
  Net amortization of deferred loan fees and costs..........         831           602
  Deferred income tax (benefit) expense.....................        (416)        1,513
  Net realized gains on sales of securities.................        (120)         (879)
  Loss on disposition of assets.............................         (67)           --
  Provision for loan losses.................................         722           211
  Increase in accrued interest receivable...................        (403)         (649)
  Increase in cash surrender value of life insurance........        (355)           --
  Increase in other assets..................................        (295)       (1,542)
  (Decrease) increase in accrued expenses and other
     liabilities............................................        (585)          640
                                                               ---------     ---------
     Net cash provided by operating activities..............       2,840         3,441
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale................     (63,838)     (289,819)
  Purchases of securities held to maturity..................      (8,939)       (1,011)
  Proceeds from sales of securities available for sale......      42,036        90,059
  Proceeds from principal payments, maturities and calls on
     securities.............................................      60,220        30,971
  Redemption (purchase) of Federal Home Loan Bank stock.....         100        (2,869)
  Purchase of loans.........................................     (29,827)       (1,918)
  Net increase in loans receivable..........................     (74,353)      (58,806)
  Purchase of premises and equipment........................      (3,748)       (3,806)
                                                               ---------     ---------
     Net cash used in investing activities..................     (78,349)     (237,199)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits..................................      61,954       115,834
  Net increase (decrease) in short-term borrowings..........      19,370        (1,213)
  Proceeds from securities sold under agreement to
     repurchase.............................................     193,000       139,000
  Repayment of securities sold under agreement to
     repurchase.............................................    (204,000)      (10,000)
  Proceeds from issuance of subordinated debentures, net of
     costs..................................................          --        12,262
  Repayment of long-term debt...............................          --        (5,000)
  Proceeds from stock offering..............................          --        16,904
  Payment of stock offering costs...........................          --          (102)
                                                               ---------     ---------
     Net cash provided by financing activities..............      70,324       267,685
                                                               ---------     ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........      (5,185)       33,927
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      29,981         9,203
                                                               ---------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................      24,796        43,130
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................      13,871         6,070
                                                               =========     =========
  Cash paid for income taxes................................   $     966     $      12
                                                               =========     =========

        See accompanying notes to the consolidated financial statements.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1.)  BASIS OF PRESENTATION

     The accompanying September 30, 2005 consolidated financial statements include the accounts of Great Lakes Bancorp, Inc. (the "Company") and its wholly owned subsidiary, Greater Buffalo Savings Bank (the "Bank") after elimination of all material intercompany accounts and transactions. These consolidated statements have been prepared in accordance with U.S. generally accepted accounting principles for interim consolidated financial information and with the instructions for Form 10 QSB. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete consolidated financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

     Operating results for the three and nine-month periods ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. Certain amounts in the consolidated financial statements for the three and nine-month periods ended September 30, 2004 have been reclassified to conform to the consolidated financial statement presentation for the three and nine-month periods ended September 30, 2005.

     The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the consolidated financial statements filed as part of the Company's 2004 annual report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2003, the Emerging Issues Task Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". The new disclosure requirements apply to investment in debt and marketable equity securities that are accounted for under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Effective for fiscal years ending after December 15, 2003, companies were required to disclose information about debt or marketable equity securities with market values below carrying values. The Company previously implemented the disclosure requirements of EITF Issue No. 03-1. In March 2004, the EITF came to a consensus regarding EITF 03-1. Securities in scope are those subject to SFAS 115. The EITF adopted a three-step model that requires management to determine if impairment exists, decide whether it is other-than-temporary, and record other-than-temporary losses in earnings. In September 2004, the FASB approved issuing a Staff Position to delay the requirement to record impairment losses under EITF 03-1, but broadened the scope to include additional types of securities. As proposed, the delay would have applied only to those debt securities described in paragraph 16 of EITF 03-1, the Consensus that provides guidance for determining whether an investment's impairment is other-than-temporary and should be recognized in income. On June 29, 2005, the FASB directed to issue EITF Issue 03-1-a, "Implementation Guidance for Application of Paragraph 16 of EITF Issue No. 03-1", as final. The final EITF, to be retitled FAS 115-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," is expected to be issued in the fourth quarter of 2005 and will be effective for other-than-temporary impairment analysis conducted in periods after December 15, 2005.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

  STOCK COMPENSATION PLANS

     The Company maintains a stock benefit plan under which fixed award stock options may be granted to employees, officers and directors. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"), which requires the cost resulting from stock options be measured at fair value and recognized in earnings. This Statement replaces Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which permitted the recognition of compensation expense using the intrinsic value method. The revised standard was to become effective for interim periods beginning after June 30, 2005 and be applied prospectively to stock options granted after the effective date and any unvested stock options at that date; however, the SEC superseded the FASB implementation timetable in April 2005, changing the effective date to the beginning of 2006 for calendar-year public companies. We estimate that the impact of adoption of SFAS No. 123(R) will approximate the impact of the adjustments made to determine pro forma net income and pro forma earnings per share under Statement No. 123. The Company plans to adopt SFAS No. 123(R) on January 1, 2006 using the modified-prospective method.

     Had the Company determined compensation expense related to stock option grants based on the fair value method under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below. These amounts may not be representative of the effects on reported net income for future years due to changes in market conditions and the number of options outstanding:

                                                       THREE MONTHS      NINE MONTHS
                                                          ENDED             ENDED
                                                      SEPTEMBER 30,     SEPTEMBER 30,
                                                      --------------   ---------------
                                                      2005     2004     2005     2004
                                                      -----   ------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
NET INCOME:
As reported.........................................  $ 281   $1,176   $1,167   $2,461
  Total stock-based employee compensation expense
     determined under the fair value method for all
     awards, net of related tax effects.............     --      (14)     (41)     (42)
                                                      -----   ------   ------   ------
  Proforma..........................................  $ 281   $1,162   $1,126   $2,419
                                                      =====   ======   ======   ======
BASIC AND DILUTED EARNINGS PER SHARE:
  As reported.......................................  $0.07   $ 0.30   $ 0.30   $ 0.74
                                                      -----   ------   ------   ------
  Proforma..........................................  $0.07   $ 0.29   $ 0.28   $ 0.72

     No compensation expense was recorded in the three or nine-month periods ended September 30, 2005 or 2004 for stock options granted to employees, officers or directors.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

  EARNINGS PER SHARE

     In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", the Company is required to report basic and diluted earnings per share. Basic and diluted earnings per common share are based upon the weighted average number of common shares outstanding during the periods presented. As of September 30, 2005 and 2004, all outstanding stock options have not been considered common stock equivalents because their assumed exercise would be anti-dilutive due to the stock option exercise price being equal to or greater than the fair value of the Company stock. Options to purchase 184,810 and 185,390 shares of common stock at prices in excess of the fair value of the Company stock were outstanding at September 30, 2005 and 2004, respectively, but not included in the computation of diluted earnings per share.

(2.)  SECURITIES

     The amortized cost, unrealized gains and losses and approximate fair value of securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           SEPTEMBER 30, 2005
                                             ----------------------------------------------
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS        LOSSES      VALUE
                                             ---------   ----------   ----------   --------
                                                         (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
  U.S. government agencies.................  $ 46,982       $--        $  (784)    $ 46,198
  Mortgage-backed securities...............   249,993        12         (4,885)     245,120
  State and municipal obligations..........     2,164        --            (11)       2,153
  Corporate and other debt obligations.....     2,138        --            (75)       2,063
                                             --------       ---        -------     --------
     Total securities available for sale...  $301,277       $12        $(5,755)    $295,534
                                             ========       ===        =======     ========
SECURITIES HELD TO MATURITY:
  State and municipal obligations..........  $ 13,021       $--        $  (269)    $ 12,752
  Corporate and other debt obligations.....     3,010        15            (19)       3,006
                                             --------       ---        -------     --------
     Total securities to be held to
       maturity............................  $ 16,031       $15        $  (288)    $ 15,758
                                             ========       ===        =======     ========

                                                           DECEMBER 31, 2004
                                             ----------------------------------------------
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS        LOSSES      VALUE
                                             ---------   ----------   ----------   --------
                                                         (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
  U.S. government agencies.................  $ 36,979       $ 14       $  (528)    $ 36,465
  Mortgage-backed securities...............   302,027        180        (3,301)     298,906
  Corporate and other debt obligations.....     2,163          7            (2)       2,168
                                             --------       ----       -------     --------
     Total securities available for sale...  $341,169       $201       $(3,831)    $337,539
                                             ========       ====       =======     ========
SECURITIES HELD TO MATURITY:
  State and municipal obligations..........  $  4,101       $ --       $   (31)    $  4,070
  Corporate and other debt obligations.....     3,010          6           (14)       3,002
                                             --------       ----       -------     --------
     Total securities to be held to
       maturity............................  $  7,111       $  6       $   (45)    $  7,072
                                             ========       ====       =======     ========

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Management believes there is no other-than-temporary impairment in the portfolio at September 30, 2005 or December 31, 2004.

     Information pertaining to securities with gross unrealized losses at the dates indicated, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                                         SEPTEMBER 30, 2005
                                    ------------------------------------------------------------
                                    LESS THAN 12 MONTHS 12 MONTHS OR LONGER         TOTAL
                                    ------------------- -------------------- -------------------
                                      FAIR   UNREALIZED   FAIR   UNREALIZED    FAIR   UNREALIZED
                                     VALUE     LOSSES    VALUE     LOSSES     VALUE     LOSSES
                                    -------- ---------- -------- ----------- -------- ----------
                                                       (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government agencies.........   $ 29,734  $  (266)  $16,464    $  (518)  $ 46,198  $  (784)
Mortgage-backed securities.......    174,563   (3,209)   69,507     (1,676)   244,070   (4,885)
State and municipal
  obligations....................      2,153      (11)       --         --      2,153      (11)
Corporate and other debt
  obligations....................      2,063      (75)       --         --      2,063      (75)
                                    --------  -------   -------    -------   --------  -------
  Total securities available for
     sale........................   $208,513  $(3,561)  $85,971    $(2,194)  $294,484  $(5,755)
                                    ========  =======   =======    =======   ========  =======
SECURITIES HELD TO MATURITY:
State and municipal
  obligations....................   $ 12,751  $  (269)  $    --    $    --   $ 12,751  $  (269)
Corporate and other debt
  obligations....................         --       --       991        (19)       991      (19)
  Total securities held to
     maturity....................     12,751     (269)      991        (19)    13,742     (288)
                                    ========  =======   =======    =======   ========  =======
TOTAL TEMPORARILY IMPAIRED
  SECURITIES.....................   $221,264  $(3,830)  $86,962    $(2,213)  $308,226  $(6,043)
                                    ========  =======   =======    =======   ========  =======

---------------

(1) The Company has the ability to hold and has no present intent to dispose of these securities as of September 30, 2005. Of the $2.2 million unrealized losses 12 months or longer, all except $19 thousand

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY was related to securities with an S&P quality rating of "AAA". The $19 thousand unrealized loss relates to a single floating rate corporate debt security with an S&P rating of "A-" at September 30, 2005.

                                                        DECEMBER 31, 2004
                                   ------------------------------------------------------------
                                   LESS THAN 12 MONTHS 12 MONTHS OR LONGER         TOTAL
                                   ------------------- -------------------- -------------------
                                     FAIR   UNREALIZED   FAIR   UNREALIZED    FAIR   UNREALIZED
                                    VALUE     LOSSES    VALUE     LOSSES     VALUE     LOSSES
                                   -------- ---------- -------- ----------- -------- ----------
                                                      (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
U.S. government agencies.......... $  7,928  $   (67)  $13,523     $(461)   $ 21,451  $  (528)
Mortgage-backed securities........  239,502   (2,929)   17,189      (372)    256,691   (3,301)
Corporate and other debt
  obligations.....................    1,139       (2)       --        --       1,139       (2)
                                   --------  -------   -------     -----    --------  -------
  Total securities available for
     sale......................... $248,569  $(2,998)  $30,712     $(833)   $279,281  $(3,831)
                                   ========  =======   =======     =====    ========  =======
SECURITIES HELD TO MATURITY:
State and municipal obligations...    4,070      (31)       --        --       4,070  $   (31)
Corporate and other debt
  obligations.....................      996      (14)       --        --         996      (14)
                                   --------  -------   -------     -----    --------  -------
  Total securities held to
     maturity..................... $  5,066  $   (45)  $    --     $  --    $  5,066  $   (45)
                                   ========  =======   =======     =====    ========  =======
TOTAL TEMPORARILY IMPAIRED
  SECURITIES...................... $253,635  $(3,043)  $30,712     $(833)   $284,347  $(3,876)
                                   ========  =======   =======     =====    ========  =======

(3.)  LOANS AND ALLOWANCE FOR LOAN LOSSES

     The following table sets forth the composition of the loan portfolio by category of loan at the dates indicated:

                                                 SEPTEMBER 30, 2005   DECEMBER 31, 2004
                                                 ------------------   ------------------
                                                  AMOUNT    PERCENT    AMOUNT    PERCENT
                                                 --------   -------   --------   -------
                                                         (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential..................................  $226,381     57.7%   $197,477      68.0%
  Home equity..................................    49,989     12.8      27,678       9.5
  Commercial...................................    44,405     11.3      27,637       9.5
  Construction.................................     4,256      1.1       5,776       2.0
                                                 --------    -----    --------   -------
     Total mortgage loans......................   325,031     82.9     258,568      89.0
                                                 --------    -----    --------   -------
Commercial loans...............................    32,879      8.4      12,236       4.2
Automobile loans...............................    33,761      8.6      19,428       6.7
Consumer loans(1)..............................       448      0.1         249       0.1
                                                 --------    -----    --------   -------
     Total loans...............................   392,119    100.0%    290,481     100.0%
                                                             =====               =======
Allowance for loan losses......................    (2,772)              (2,097)
Deferred loan origination costs, net...........     5,924                4,260
                                                 --------             --------
     Total loans, net..........................  $395,271             $292,644
                                                 ========             ========

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

---------------

(1) Secured and unsecured personal loans, including loans secured by deposit accounts.

     The table below sets forth the amounts and categories of the Bank's non-performing assets at the dates indicated. At each date presented, there were no troubled debt restructurings (which involve forgiving a portion of interest or principal or making loans at rates significantly less than current market rates). Additionally, as of the dates indicated, there were no loans categorized as impaired.

                                                               SEPTEMBER 30,      DECEMBER 30,
                                                                    2005              2004
                                                              ----------------   ---------------
                                                                    (DOLLARS IN THOUSANDS)
Non-accrual loans...........................................       $  374             $459
Accruing loans contractually past due 90 days or more.......          682              144
                                                                   ------             ----
Total non-performing loans..................................        1,056              603
Foreclosed assets...........................................          112               56
                                                                   ------             ----
Total non-performing assets.................................       $1,168             $659
                                                                   ======             ====
Ratios:
Non-performing loans to total net loans.....................         0.27%            0.20%
Non-performing assets to total net loans....................         0.30%            0.22%

     An analysis of the allowance for loan losses for the periods ended September 30, 2005 and 2004 is presented below:

                                                                  FOR THE NINE MONTHS ENDED
                                                              ----------------------------------
                                                               SEPTEMBER 30,      DECEMBER 30,
                                                                    2005              2004
                                                              ----------------   ---------------
                                                                    (DOLLARS IN THOUSANDS)
Balance, beginning of period................................       $2,097            $1,807
  Loans charged-off.........................................          (55)               (1)
  Recoveries of loans previously charged-off................            8                 2
  Provision charged to expense..............................          722               211
                                                                   ------            ------
Balance, end of period......................................       $2,772            $2,019
                                                                   ======            ======

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(6.)  DEPOSITS

     A summary of the carrying value of deposits, rates and maturities of certificates of deposits at September 30, 2005 and December 31, 2004 are as follows:

                                                     SEPTEMBER 30, 2005    DECEMBER 31, 2004
                                                     -------------------   -----------------
                                                       AMOUNT      RATE     AMOUNT     RATE
                                                     ----------   ------   ---------   -----
                                                             (DOLLARS IN THOUSANDS)
Noninterest-bearing checking.......................   $ 22,265       --%   $ 19,761      --%
Interest-bearing checking..........................     46,668     1.70      40,749    1.84
Savings............................................    263,235     2.54     308,165    2.37
                                                      --------     ----    --------    ----
     Total core deposits...........................    332,168     2.26     368,675    2.18
Certificates of deposit, due:
  Within one year..................................    126,314     3.13      78,225    2.13
  One to two years.................................     72,956     4.11      35,573    3.24
  Two to three years...............................     43,763     3.95      31,790    3.86
  Three to five years..............................     16,813     3.58      15,798    3.86
  Thereafter.......................................         40     3.20          39    3.20
                                                      --------     ----    --------    ----
     Total certificates of deposits................    259,886     3.57     161,425    2.89
                                                      --------     ----    --------    ----
     Total deposits................................   $592,054     2.84%   $530,100    2.40%
                                                      ========     ====    ========    ====

---------------

(1) Adjustable rate agreement which reprices quarterly. Rate shown is based upon index at the end of the period.

(7.)  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

     Total securities sold under agreement to repurchase were $108.0 million and $119.0 million at September 30, 2005 and December 31, 2004, respectively. Proceeds from repurchase agreements were $193.0 million with repayments of $204.0 million during the nine month period ended September 30, 2005. The following is a summary of the amounts, weighted average rates and remaining maturities of repurchase agreements at the dates indicated:

                                                     SEPTEMBER 30, 2005    DECEMBER 31, 2004
                                                     -------------------   -----------------
                                                       AMOUNT      RATE     AMOUNT     RATE
                                                     ----------   ------   ---------   -----
                                                             (DOLLARS IN THOUSANDS)
Repurchase agreements, due:
  Within three months..............................   $ 54,000     3.71%   $ 60,000    2.26%
  Three to six months..............................         --       --      15,000    2.08
  Six months to one year...........................     29,000     3.02      15,000    2.28
  One to two years.................................         --       --      29,000    3.02
  Over two years(1)................................     25,000     3.47          --      --
                                                      --------     ----    --------    ----
     Total repurchase agreements...................   $108,000     3.47%   $119,000    2.43%
                                                      ========     ====    ========    ====

---------------

(1) Adjustable rate agreement which reprices quarterly. Rate shown is based upon index at the end of the period.

                    GREAT LAKES BANCORP, INC. AND SUBSIDIARY

(8.)  SUBSEQUENT EVENTS

     On October 26, 2005, Great Lakes Bancorp, Inc. ("GLB"), a Delaware corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") with Bay View Capital Corporation ("BVCC"), a Delaware corporation. GLB is the holding company for Greater Buffalo Savings Bank, a New York savings bank, which was founded in November 1999. The Merger Agreement provides for the merger of GLB with and into BVCC, with BVCC continuing as the surviving corporation in the merger (the "Merger"). The Merger Agreement provides that, at the effective time of the Merger, each share of common stock of GLB issued and outstanding prior to the effective time will be cancelled and converted into the right to receive 1.0873 shares of common stock of BVCC. Upon the closing of the Merger, BVCC, as the surviving corporation, will change its name to "Great Lakes Bancorp, Inc.," and will maintain its listing on the New York Stock Exchange.

     The Merger Agreement provides that the board of directors of the merged company will have 16 members. Three of such directors are currently members of BVCC's senior executive team, and the remainder will be current directors of GLB. The executive officers of GLB immediately prior to the Merger will be the executive officers of the merged company.

     Although BVCC will be the legal acquirer, the merger will be accounted for as a reverse acquisition, resulting in GLB being considered the acquirer for accounting purposes. This treatment is based primarily upon GLB's governance system having the most influence in the combined entity, since existing GLB senior management will run the combined entity and the Board of Directors will be made up almost entirely of GLB Board members.

     Pursuant to the Merger Agreement, the consummation of the Merger is subject to customary closing conditions applicable to both BVCC and GLB, including, but not limited to, receipt of regulatory approvals, the registration of BVCC as a bank holding company, the approval of BVCC's shareholders and the approval of GLB's shareholders.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Bay View Capital Corporation

     We have audited the accompanying statement of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay View Capital Corporation and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bay View Capital Corporation and subsidiaries internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 4, 2005 expressed an unqualified opinion on management's assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

                                          /s/ Grant Thornton LLP

San Francisco, California
April 4, 2005

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bay View Capital Corporation and Subsidiaries:

     We have audited the accompanying consolidated statement of financial condition of Bay View Capital Corporation and Subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations and comprehensive income (loss) and of stockholders' equity for the period from October 1, 2003 to December 31, 2003 and for the period from January 1, 2002 to September 30, 2002, the consolidated statements of changes in net assets in liquidation for the period from January 1, 2003 to September 30, 2003 and for the period from September 30, 2002 to December 31, 2002, and the consolidated statements of cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, the stockholders of the Company approved a plan of liquidation on October 3, 2002, and the Company commenced liquidation effective September 30, 2002. As a result, the Company changed its basis of accounting from the going concern basis to the liquidation basis effective September 30, 2002. As further discussed in Note 1 to the consolidated financial statements, the Board of Directors of the Company approved a change of the plan of liquidation on October 23, 2003. As a result, the Company changed its basis of accounting from the liquidation basis to the going concern basis effective October 1, 2003.

     In our opinion, such consolidated financial statements present fairly, in all material respects, (1) the financial position of the Bay View Capital Corporation and Subsidiaries at December 31, 2003, (2) the results of their operations for the period from October 1, 2003 to December 31, 2003 and for the period from January 1, 2002 to September 30, 2002, (3) the changes in their net assets in liquidation for the period from January 1, 2003 to September 30, 2003 and for the period from September 30, 2002 to December 31, 2002, and (4) their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for previously recognized goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

     As discussed in Note 3 to the consolidated financial statements, the accompanying 2003 consolidated financial statements have been restated.

                                          /s/ Deloitte Touche LLP

San Francisco, California
March 12, 2004
(August 13, 2004 as to Note 3)

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               DECEMBER 31, 2004        DECEMBER 31, 2003
                                                               -----------------       --------------------
                                                                          (DOLLARS IN THOUSANDS)
                                                  ASSETS
Cash and cash equivalents...................................         $  4,447                $ 11,563
Restricted cash.............................................           26,845                  32,240
Securities available-for-sale:
  Retained interests in securitizations.....................           22,636                  28,590
  Mortgage-backed and other securities......................               --                   6,139
Auto installment contracts and loans held-for-sale:
     Auto installment contracts.............................           75,021                 165,874
     Other loans............................................              902                  12,074
Auto installment contracts held-for-investment, net.........          252,863                      --
Investment in operating lease assets, net...................           10,041                  66,657
Real estate owned, net......................................            3,379                   4,955
Premises and equipment, net.................................              733                     371
Repossessed vehicles........................................              439                     438
Deferred income taxes, net..................................           16,977                  21,031
Goodwill....................................................            1,846                   1,846
Other assets................................................            7,199                  12,340
                                                                     --------                --------
Total assets................................................         $423,328                $364,118
                                                                     ========                ========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings:
     Warehouse credit facility..............................         $298,755                $138,221
     Other borrowings.......................................            1,895                  16,055
Junior Subordinated Deferrable Interest Debentures..........               --                  24,784
Other liabilities...........................................            9,629                  17,500
Liquidation reserve.........................................            8,856                  11,626
                                                                     --------                --------
Total liabilities...........................................          319,135                 208,186
                                                                     --------                --------
Stockholders' equity:
  Series preferred stock; authorized, 7,000,000 shares;
     outstanding, none......................................               --                      --
  Common stock ($.01 par value); authorized, 80,000,000
     shares; issued, 2004 -- 6,597,303 shares;
     2003 -- 6,579,333 shares; outstanding,
     2004 -- 6,593,860 shares; 2003 -- 6,575,890 shares.....               66                     658
  Additional paid-in capital................................          109,578                 156,588
  Accumulated deficit.......................................           (4,585)                   (673)
  Treasury stock, at cost; 2004 -- 3,443 shares;
     2003 -- 3,443 shares...................................             (587)                   (587)
  Accumulated other comprehensive loss......................             (279)                    (54)
                                                                     --------                --------
Total stockholders' equity..................................          104,193                 155,932
                                                                     --------                --------
Total liabilities and stockholders' equity..................         $423,328                $364,118
                                                                     ========                ========

                See notes to consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                  FOR THE YEAR           THREE MONTHS
                                                                     ENDED                  ENDED
                                                               DECEMBER 31, 2004      DECEMBER 31, 2003
                                                              --------------------   --------------------
                                                                          GOING CONCERN BASIS
                                                              -------------------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
  Interest on auto installment contracts and loans..........        $19,700                $ 3,757
  Interest on mortgage-backed securities....................             31                    166
  Interest and dividends on investment securities...........          2,878                  1,013
                                                                    -------                -------
                                                                     22,609                  4,936
Interest expense:
  Interest on borrowings....................................          8,845                  3,612
                                                                    -------                -------
Net interest income.........................................         13,764                  1,324
Provision for credit losses.................................          1,612                     --
                                                                    -------                -------
Net interest income after provision for credit losses.......         12,152                  1,324
Noninterest income:
  Leasing income............................................         12,941                  6,907
  Loan servicing income.....................................          3,143                  1,132
  Unrealized gains on derivative instruments, net...........          1,432                     --
  Unrealized losses on auto installment contracts and other
    loans held-for-sale.....................................         (1,386)                    --
  Loan fees and charges.....................................          1,117                    213
  Gain (loss) on sale of assets and liabilities, net........         (1,887)                   842
  Other, net................................................          1,679                  1,241
                                                                    -------                -------
                                                                     17,039                 10,335
Noninterest expense:
  General and administrative:
       Compensation and employee benefits...................         12,063                  2,286
       Occupancy and equipment..............................          2,445                    739
       Professional services................................          5,666                  1,200
       Data processing......................................          1,170                    291
       Postage, telephone & travel..........................          1,840                    502
       Marketing............................................            114                     41
       Other, net...........................................          1,913                    688
                                                                    -------                -------
                                                                     25,211                  5,747
    Leasing expense.........................................          9,163                  5,938
    Real estate owned operations, net.......................          1,255                    831
                                                                    -------                -------
                                                                     35,629                 12,516
Loss before income tax benefit..............................         (6,438)                  (857)
Income tax benefit..........................................         (2,526)                  (184)
                                                                    -------                -------
Net loss....................................................        $(3,912)               $  (673)
                                                                    =======                =======
Basic loss per share........................................        $ (0.59)               $ (0.10)
                                                                    =======                =======
Diluted loss per share......................................        $ (0.59)               $ (0.10)
                                                                    =======                =======
Weighted-average basic shares outstanding...................          6,585                  6,419
                                                                    =======                =======
Weighted-average diluted shares outstanding.................          6,585                  6,419
                                                                    =======                =======
Net loss....................................................        $(3,912)               $  (673)
Other comprehensive loss, net of tax:
  Change in unrealized loss on securities
    available-for-sale, net of tax benefit of $144 and $35
    for the year ended December 31, 2004 and the three
    months ended December 31, 2003, respectively............           (225)                   (54)
                                                                    -------                -------
Other comprehensive loss....................................           (225)                   (54)
                                                                    -------                -------
Comprehensive loss..........................................        $(4,137)               $  (727)
                                                                    =======                =======

                See notes to consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CHANGES IN NET
                   ASSETS IN LIQUIDATION (LIQUIDATION BASIS)

                                                         FOR THE NINE        FOR THE THREE
                                                         MONTHS ENDED        MONTHS ENDED
                                                      SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                      ------------------   -----------------
                                                              (DOLLARS IN THOUSANDS)
Net assets in liquidation at beginning of period....       $410,064            $413,675
Pre-tax loss from operations........................         (4,595)             (6,124)
Changes in estimated values of assets and
  liabilities.......................................         (5,995)             (2,761)
Income tax benefit..................................          6,252               4,886
                                                           --------            --------
Net loss from operations............................         (4,338)             (3,999)
Other changes in net assets in liquidation..........          4,088                 388
                                                           --------            --------
Net assets in liquidation at end of period..........       $409,814            $410,064
                                                           ========            ========

                See notes to consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

                                                               FOR THE NINE MONTHS ENDED
                                                                  SEPTEMBER 30, 2002
                                                                  GOING CONCERN BASIS
                                                               -------------------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Interest income:
  Interest on loans and leases..............................           $122,208
  Interest on mortgage-backed securities....................              8,314
  Interest and dividends on investment securities...........             14,717
                                                                       --------
                                                                        145,239
Interest expense:
  Interest on deposits......................................             44,509
  Interest on borrowings....................................              4,413
  Interest on Senior Debentures and Subordinated Notes......             11,146
                                                                       --------
                                                                         60,068
Net interest income.........................................             85,171
Provision for losses on loans and leases....................             10,700
                                                                       --------
Net interest income after provision for losses on loans and
  leases....................................................             74,471
Noninterest income:
  Leasing income............................................             56,188
  Loan fees and charges.....................................              3,571
  Loan servicing income.....................................                663
  Account fees..............................................              5,858
  Sales commissions.........................................              5,247
  Gain on sale of assets and liabilities, net...............             18,625
  Other, net................................................              1,413
                                                                       --------
                                                                         91,565
Noninterest expense:
  General and administrative:
     Compensation and employee benefits.....................             47,704
     Occupancy and equipment................................             13,466
     Professional services..................................             10,808
     Marketing..............................................              3,875
     Data processing........................................              2,696
     Deposit insurance premiums and regulatory fees.........              5,424
     Postage, telephone & travel............................              4,492
     Other, net.............................................              4,536
                                                                       --------
                                                                         93,001
  Other noninterest expense:
     Litigation settlement expense..........................             13,100
     Leasing expenses.......................................             43,984
     Real estate owned operations, net......................                956
     Provision for losses on real estate owned..............                266
     Amortization of intangible assets......................                993
                                                                       --------
                                                                        152,300

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                                                               FOR THE NINE MONTHS ENDED
                                                                  SEPTEMBER 30, 2002
                                                                  GOING CONCERN BASIS
                                                               -------------------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Income from operations......................................             13,736
Adjustment for liquidation basis............................            266,510
                                                                       --------
Income before income tax expense............................            280,246
Income tax expense..........................................            181,792
Dividends on Capital Securities.............................              7,873
                                                                       --------
Income before cumulative effect of change in accounting
  principle.................................................             90,581
Cumulative effect of change in accounting principle, net of
  applicable taxes of $2.3 million..........................            (18,920)
                                                                       --------
Net income..................................................           $ 71,661
                                                                       ========
Basic earnings per share before cumulative effect of change
  in accounting principle...................................           $  14.44
Cumulative effect of change in accounting principle, net....              (3.01)
                                                                       --------
Net basic earnings per share................................           $  11.43
                                                                       ========
Diluted earnings per share before cumulative effect of
  change in accounting principle............................           $  14.35
Cumulative effect of change in accounting principle, net....              (3.00)
                                                                       --------
Net diluted earnings per share..............................           $  11.35
                                                                       ========
Weighted-average basic shares outstanding...................              6,272
                                                                       ========
Weighted-average diluted shares outstanding.................              6,313
                                                                       ========
Net income..................................................           $ 71,661
Other comprehensive income, net of tax......................                 --
                                                                       --------
Comprehensive income........................................           $ 71,661
                                                                       ========

                See notes to consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND NET ASSETS IN LIQUIDATION

                                                                                                   UNREALIZED
                                                                                                   GAIN (LOSS)      MINIMUM
                                                                          RETAINED                ON SECURITIES     PENSION
                                      NUMBER OF            ADDITIONAL     EARNINGS                 AVAILABLE-      LIABILITY
                                       SHARES     COMMON    PAID-IN     (ACCUMULATED   TREASURY     FOR-SALE,     ADJUSTMENT,
                                       ISSUED     STOCK     CAPITAL       DEFICIT)      STOCK      NET OF TAX     NET OF TAX
                                      ---------   ------   ----------   ------------   --------   -------------   -----------
                                                                          (IN THOUSANDS)
Balance at January 1, 2002.........     6,263     $ 626    $ 595,258     $(258,047)     $(808)        $ 523          $(294)
Exercise of stock options,
  including tax benefits...........        12         2          568            --         --            --             --
Distribution of director's
  retirement plan shares...........         2        --          165            --         --            --             --
Exercise of stock warrants.........         5        --          212            --         --            --             --
Expense recognized on stock options
  with below market strike price...        --        --        4,033            --         --            --             --
Change in debt of ESOP.............        --        --           --            --         --            --             --
Net income.........................        --        --           --        71,661         --            --             --
Other..............................        --        --           --             5         --            --             --
Liquidation adjustment on
  securities available-for-sale,
  net of tax.......................        --        --           --            --         --          (523)            --
Liquidation adjustment on pension
  liability........................        --        --           --            --         --            --            294
Transfer of stockholders' equity to
  net assets in liquidation........        --      (628)    (600,236)      186,381        808            --             --
                                        -----     -----    ---------     ---------      -----         -----          -----
Balance at September 30, 2002......     6,282        --           --            --         --            --             --
Change in Net Assets in Liquidation
  from September 30, 2002 through
  September 30, 2003...............        95        --           --            --         --            --             --
Re-establish stockholders'
  equity -- October 1, 2003........     6,377       638      146,727            --       (701)           --             --
Cash distribution..................        --        --           --            --         --            --             --
Adjustment related to re-adoption
  of going concern basis
  accounting.......................        --        --        1,095            --         --            --             --
Exercise of stock options,
  including tax benefits...........       197        20        8,714            --         --            --             --
Exercise of stock warrants.........         4        --          166            --         --            --             --
Distribution of restricted
  shares...........................         1        --         (114)           --        114            --             --
Net loss...........................        --        --           --          (673)        --            --             --
Unrealized loss on securities
  available-for-sale, net of tax...        --        --           --            --         --           (54)            --
                                        -----     -----    ---------     ---------      -----         -----          -----
Balance at December 31, 2003.......     6,579       658      156,588          (673)      (587)          (54)            --
Exercise of stock warrants.........        10        --           26            --         --                           --
Distribution of director's
  stock-in-lieu of cash plan
  shares...........................         8         1          181            --         --            --             --
Reclassification of common stock
  par value to additional paid-in-
  capital due to reverse stock
  split............................        --      (593)         593            --         --            --             --
Redemption of fractional shares....        --        --          (12)           --         --            --             --
Cash distributions.................        --        --      (47,798)           --         --            --             --
Net loss...........................        --        --           --        (3,912)        --            --             --
Unrealized loss on securities
  available-for-sale, net of tax...        --        --           --            --         --          (225)            --
                                        -----     -----    ---------     ---------      -----         -----          -----
Balance at December 31, 2004.......     6,597     $  66    $ 109,578     $  (4,585)     $(587)        $(279)         $  --
                                        =====     =====    =========     =========      =====         =====          =====


                                      DEBT OF
                                     EMPLOYEE
                                       STOCK         TOTAL       NET ASSETS
                                     OWNERSHIP   STOCKHOLDERS'       IN
                                       PLAN         EQUITY       LIQUIDATION
                                     ---------   -------------   -----------
                                                 (IN THOUSANDS)
Balance at January 1, 2002.........   $(1,071)     $ 336,187      $      --
Exercise of stock options,
  including tax benefits...........        --            570             --
Distribution of director's
  retirement plan shares...........        --            165             --
Exercise of stock warrants.........        --            212             --
Expense recognized on stock options
  with below market strike price...        --          4,033             --
Change in debt of ESOP.............     1,071          1,071             --
Net income.........................        --         71,661             --
Other..............................        --              5             --
Liquidation adjustment on
  securities available-for-sale,
  net of tax.......................        --           (523)            --
Liquidation adjustment on pension
  liability........................        --            294             --
Transfer of stockholders' equity to
  net assets in liquidation........        --       (413,675)       413,675
                                      -------      ---------      ---------
Balance at September 30, 2002......        --             --        413,675
Change in Net Assets in Liquidation
  from September 30, 2002 through
  September 30, 2003...............        --             --         (3,861)
Re-establish stockholders'
  equity -- October 1, 2003........        --        146,664       (146,664)
Cash distribution..................        --             --       (263,150)
Adjustment related to re-adoption
  of going concern basis
  accounting.......................        --          1,095             --
Exercise of stock options,
  including tax benefits...........        --          8,734             --
Exercise of stock warrants.........        --            166             --
Distribution of restricted
  shares...........................        --             --             --
Net loss...........................        --           (673)            --
Unrealized loss on securities
  available-for-sale, net of tax...        --            (54)            --
                                      -------      ---------      ---------
Balance at December 31, 2003.......        --        155,932             --
Exercise of stock warrants.........        --             26             --
Distribution of director's
  stock-in-lieu of cash plan
  shares...........................        --            182             --
Reclassification of common stock
  par value to additional paid-in-
  capital due to reverse stock
  split............................        --             --             --
Redemption of fractional shares....        --            (12)            --
Cash distributions.................        --        (47,798)            --
Net loss...........................        --         (3,912)            --
Unrealized loss on securities
  available-for-sale, net of tax...        --           (225)            --
                                      -------      ---------      ---------
Balance at December 31, 2004.......   $    --      $ 104,193      $      --
                                      =======      =========      =========

                See notes to consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             2004        2003         2002
                                                           ---------   ---------   -----------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) and certain changes in net assets in
  liquidation............................................  $  (3,912)  $  (5,011)  $    67,662
Adjustments to reconcile net income (loss) and certain
  changes in net assets in liquidation to net cash
  provided by operating activities:
  Amortization of intangible assets......................         --          --           993
  Net increase in auto contracts held-for-sale resulting
     from purchases, net of repayments...................    (39,372)   (204,478)           --
  Proceeds from securitizations and/or sales of auto
     contracts and loans held-for-sale...................     33,823     340,808            --
  Provision for credit losses............................      1,612          --        11,118
  Depreciation and amortization of premises and
     equipment...........................................        294         539         3,110
  Depreciation and amortization of investment in
     operating lease assets..............................      8,821      28,487        44,452
  Accretion of retained interests in securitizations.....     (2,345)     (2,822)       (1,087)
  Amortization of premiums and accretion of discount.....        582      (6,568)        5,278
  Non-cash compensation expense..........................         --          --         4,033
  (Gain) loss on sale of assets and liabilities, net.....      1,887      (1,629)      (18,706)
  Change in fair value of derivative instruments.........     (1,432)      1,624            --
  Unrealized loss on auto contracts and other loans
     held-for-sale.......................................      1,386          --            --
  Decrease (increase) in restricted cash.................      5,395     (16,699)      (15,541)
  Decrease in other assets...............................      5,985       8,390       165,812
  Decrease in other liabilities..........................     (5,731)    (25,859)      (11,036)
  Decrease in reserve for estimated costs during the
     period of liquidation...............................     (2,770)    (28,485)       (8,573)
  Adjustment for liquidation basis of accounting.........         --       5,995      (263,749)
  Adjustment to re-adopt going concern basis of
     accounting..........................................         --       1,095            --
  Cumulative effect of change in accounting principle,
     net of taxes........................................         --          --        18,920
  Other, net.............................................      1,602       2,467           734
                                                           ---------   ---------   -----------
Net cash provided by operating activities................      5,825      97,854         3,420
                                                           ---------   ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in auto contracts and other loans
  held-for-investment resulting from purchases, net of
  repayments.............................................   (151,304)         --        11,919
Decrease in investment in operating lease assets.........     47,453      85,475       103,892
Purchases of mortgage-backed securities..................         --          --       (60,499)
Purchases of investment securities.......................         --      (9,485)      (78,480)
Principal repayments on mortgage-backed securities.......        590      13,236       138,448
Principal repayments on investment securities............      7,876      14,314        47,413
Proceeds from securitizations and/or sales of loans
  held-for-sale, excluding $326.0 million net loan sale
  to U.S. Bank on November 1, 2002.......................         --          --     1,690,902
Proceeds from sale of mortgage-backed securities
  available-for-sale.....................................      5,632      12,523       181,772
Proceeds from sale of investment securities
  available-for-sale.....................................         --       2,735        75,466
Proceeds from retained interests in securitizations......         --       4,380            --
Proceeds from sales of real estate owned.................        690       2,702         6,684

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             2004        2003         2002
                                                           ---------   ---------   -----------
                                                                 (DOLLARS IN THOUSANDS)
Additions to premises and equipment, net.................       (650)       (152)         (448)
Decrease in investment in stock of the Federal Home Loan
  Bank of San Francisco..................................         --      16,075         8,082
Decrease (increase) in investment in stock of the Federal
  Reserve Bank...........................................         --      13,659        (1,793)
                                                           ---------   ---------   -----------
Net cash (used in) provided by investing activities......    (89,713)    155,462     2,123,358
                                                           ---------   ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits......................         --    (224,189)      291,545
Sale of deposits and other liabilities to U.S. Bank, net
  of $326.0 million of loans and $5.1 million of other
  assets.................................................         --          --    (2,503,163)
Proceeds from advances from the Federal Home Loan Bank of
  San Francisco..........................................         --          --     2,490,000
Repayment of advances from the Federal Home Loan Bank of
  San Francisco..........................................         --          --    (2,490,000)
Repayment of Subordinated Debt...........................         --          --      (154,563)
Proceeds from warehouse credit facility borrowings.......    275,484     160,054            --
Repayment of warehouse credit facility borrowings........   (114,950)    (21,833)           --
Net decrease in other borrowings.........................    (14,160)    (44,614)      (75,567)
Redemption of Capital Securities.........................    (22,000)    (68,000)           --
Proceeds from issuance of common stock...................        196      12,225         1,609
Dividends paid to preferred stockholders.................         --          --          (273)
Cash distributions paid to common stockholders...........    (47,798)   (263,150)           --
                                                           ---------   ---------   -----------
Net cash provided by (used in) financing activities......     76,772    (449,507)   (2,440,412)
                                                           ---------   ---------   -----------
Net decrease in cash and cash equivalents................     (7,116)   (196,191)     (313,634)
Cash and cash equivalents at beginning of year...........     11,563     207,754       521,388
                                                           ---------   ---------   -----------
Cash and cash equivalents at end of year.................  $   4,447   $  11,563   $   207,754
                                                           =========   =========   ===========
Cash paid during the year for:
  Interest...............................................  $   8,552   $  13,013   $    97,803
  Income taxes...........................................  $     449   $  13,534   $     1,771
Supplemental non-cash investing and financing activities:
  Loans transferred to real estate owned.................  $      --   $   6,970   $       387
  Auto contracts transferred from held-for-sale to
     held-for-investment.................................  $ 103,067   $      --   $        --
  Loans transferred from held-for-investment to
     held-for-sale.......................................  $      --   $      --   $ 2,289,672
  Loans securitized and transferred to securities
     available-for-sale..................................  $      --   $   9,485   $    22,638

              See notes to the consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2004

NOTE 1.  BASIS OF PRESENTATION

     Bay View Capital Corporation (the "Company," "we," "us" or "our") is a financial services company headquartered in San Mateo, California.

     The accompanying consolidated financial statements include the accounts of the Company, a Delaware corporation, and our wholly owned subsidiaries: Bay View Acceptance Corporation ("BVAC"), a Nevada corporation, along with its subsidiaries, Bay View Receivables Corporation, a Delaware corporation and Bay View Transaction Corporation, a Delaware corporation; and our subsidiaries, Bay View Securitization Corporation, a Delaware corporation; Bay View Capital I, a Delaware business trust; FMAC Insurance Services, a Delaware corporation; FMAC 2000-A Holding Company, a California corporation; FMAC Franchise Receivables Corporation, a California corporation; Bay View Commercial Finance Group, a California corporation; XBVBKRS, Inc., a California corporation; MoneyCare, Inc., a California corporation; Bay View Auxiliary Corporation, a California corporation; and Bay View Bank, N.A. (the "Bank"), a national bank which was dissolved effective September 30, 2003. All significant intercompany accounts and transactions have been eliminated.

     The consolidated financial statements as of December 31, 2004 and 2003 and for the year ended December 31, 2004, the three months ended December 31, 2003 and the nine months ended September 30, 2002 have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), on a going concern basis. The consolidated financial statements for the nine months ended September 30, 2003 and for the three months ended December 31, 2002 have been prepared, in accordance with GAAP, under liquidation basis accounting.

     On June 30, 2004, the Company effected a 1-for-10 reverse stock split of the issued and outstanding shares of the Company's common stock, and as a result, the number of issued shares was reduced from 65,910,689 shares prior to the reverse stock split to 6,590,461 shares following the reverse stock split, including an adjustment for fractional shares. The Company's issued common stock totaled 6,597,303 shares at December 31, 2004. The reverse stock split did not impact the par value of the common stock, which remains at $0.01 per share. Accordingly, the aggregate value of the issued common stock on the Company's balance sheet was reduced by reclassifying the cumulative par value of the eliminated shares of common stock to additional paid-in capital. All shares outstanding and per share amounts are presented on a post-reverse stock split basis for all periods reported.

  PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY

     On October 3, 2002, a special meeting of the Company's stockholders was held to vote on the Company's proposed plan of dissolution and stockholder liquidity ("the Plan") and the sale of the Bank's retail banking assets to U.S. Bank. Both of these proposals were approved by a majority of the common stockholders. As a result of these approvals and the close of the U.S. Bank transaction on November 1, 2002, the Company adopted liquidation basis accounting effective September 30, 2002 in accordance with GAAP. Accordingly, assets were valued at their estimated net realizable values and liabilities included accruals for estimated costs associated with carrying out the Plan. In accordance with liquidation basis accounting, our stockholders' equity was transferred to net assets in liquidation. Our net assets in liquidation totaled $410.1 million at December 31, 2002 or $64.30 in net assets in liquidation per outstanding share based on 6,374,716 diluted shares in liquidation.

     The Plan outlined the steps necessary to liquidate the Company, including the sale of the Bank's retail banking assets to U.S. Bank. Following the sale, the remaining assets of the Company were to be sold in an orderly manner and the liabilities and expenses were to be paid, including the outstanding debt of both the

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

Company and the Bank and the Capital Securities. Once these transactions were completed, the Company would distribute the net proceeds of the asset sales to its stockholders.

     On November 1, 2002, the Company completed the U.S. Bank transaction. At the closing of the transaction, U.S. Bank paid the Bank the sum of: (i) a 14% deposit premium (based on the average daily balances of deposits for the 30 calendar days ending on the business day prior to the closing date) plus $5.0 million, or approximately $463.7 million; (ii) the principal amount of the loans acquired of approximately $337.2 million less a loan loss reserve of approximately $2.2 million; (iii) the net book value of real property and personal property utilized by the branches and improvements thereto and other assets assumed of approximately $15.2 million and (iv) the face amount of coins and currency of approximately $9.8 million. The Bank paid to U.S. Bank at the closing an amount equal to the deposits being assumed by U.S. Bank of approximately $3.3 billion, less the amounts payable by U.S. Bank to the Bank as described above.

     The Company and the Bank obtained regulatory approvals necessary for the early redemption of their outstanding debt securities in the fourth quarter of 2002. The Company's $100.0 million of 9.125% Subordinated Notes were redeemed at the applicable price of par plus a premium of 4.563% on November 29, 2002 and the Bank's $50.0 million of 10% Subordinated Notes were redeemed at par on December 9, 2002.

     After receiving the required regulatory approvals, the Company paid the accrued distributions and interest of $24.5 million on the Capital Securities on December 31, 2002.

     The Company initially recorded pre-tax income totaling $266.5 million related to the mark-to-market adjustments in its assets and liabilities in connection with its adoption of liquidation basis accounting for the quarter ended September 30, 2002. The valuation adjustments primarily consisted of the following:

     - $463.7 million deposit premium, which was calculated as 14% of non-brokered retail deposits based on October average deposit levels plus $5.0 million pursuant to the agreement with U.S. Bank;

     - $91.0 million reduction in goodwill related to the deposits being sold;

     - $37.0 million mark-to-market reduction related to loan balances reflecting the Company's estimated net realizable value of its remaining loan portfolios under an accelerated timeline to sell such loans pursuant to the plan of dissolution and stockholder liquidity;

     - $51.1 million in charges related to the sale of the Company's retail banking assets including $26.6 million in severance payments, $12.7 million in investment banking and other professional fees, and $11.8 million in net accruals for closed facilities and other contracts and settlements;

     - $8.8 million in charges related to the prepayment of the Company's and the Bank's Subordinated Notes including a $4.2 million write-off of issuance costs and $4.6 million in prepayment penalties;

     - $4.9 million write-off of franchise loan securitization residual assets; and

     - $3.7 million write-off of unamortized issuance costs on the Capital Securities in anticipation of these securities being called in 2003.

     The Company recorded an additional $6.0 million and $2.8 million net pre-tax adjustments related to mark-to-market valuation of its assets and liabilities for the first nine months of 2003 and the quarter ended December 31, 2002, respectively. The valuation adjustments were primarily due to decreases in the market value of the auto lease and the loan portfolio.

  PLAN OF PARTIAL LIQUIDATION

     Because of changing market conditions in the auto finance sector, we believed that the near-term sale or distribution of the stock of BVAC to stockholders was no longer the best method of achieving maximum stockholder value. Accordingly, during the fourth quarter of 2003, the Company's Board of Directors amended

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES the Plan and converted it to a plan of partial liquidation (the "Amended Plan") under which the Company will complete the liquidation of the assets and satisfaction of the liabilities it assumed from the Bank after the Bank's September 30, 2003 dissolution, distribute the proceeds to its stockholders through a series of cash distributions, and continue to operate BVAC on an ongoing basis.

     The decision to engage in a partial liquidation and continue to operate BVAC on an ongoing basis, warranted the termination of our use of the liquidation basis of accounting. Effective October 1, 2003, the Company discontinued the use of the liquidation basis of accounting and re-adopted the going concern basis of accounting. Accordingly, the Company re-established its stockholders' equity effective October 1, 2003. For the period from September 30, 2002 through September 30, 2003, the Company used the liquidation basis of accounting.

     In connection with its re-adoption of the going concern basis of accounting, the Company recognized $0.7 million of pre-tax expense and $1.1 million of additions to stockholders' equity, recording the following adjustments -

     - Goodwill: Re-established the $1.8 million of goodwill that existed prior to our adoption of the liquidation basis of accounting; this goodwill related to the Company's acquisition of BVAC's predecessor entity, California Thrift & Loan

     - Premium on investment in BVAC: Reversed $10.0 million of premium over the book value of BVAC, which was recorded as deferred gain under the liquidation basis of accounting, restoring the historical cost basis in our equity investment in BVAC

     - Installment contracts: Reversed unrealized gains which were recorded under the liquidation basis of accounting and restored the lower of cost or market valuation

     - Mortgage-backed securities: Restored Statement of Financial Accounting Standards ("SFAS") No. 115 available-for-sale accounting

     - Accrued liabilities: Reversed $1.7 million of accruals related to certain severance and occupancy costs which were recorded under the liquidation basis of accounting

     - Stockholders' equity:  Restored stockholders' equity as of October 1,
       2003

     In accordance with the Amended Plan, the Company made an initial cash distribution of $263.2 million, or $40.00 per share to its stockholders on December 30, 2003. The Company also paid cash distributions of $2.50 per share at June 30, 2004, $2.50 per share at September 30, 2004 and $2.25 per share at December 31, 2004 for a total of $47.8 million.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GOING CONCERN BASIS

     The Company's reported financial position as of December 31, 2004 and 2003, and its results of operations for the year ended December 31, 2004, the three-month period ended December 31, 2003 and the nine-month period ended September 30, 2002 have been prepared on a going concern basis. The following is a description of the significant accounting policies applicable to these financial statements.

  Basis of Financial Presentation and Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES particularly susceptible to possible changes in the near term relate to the determination of the allowance for credit losses, the investment in operating lease assets, retained interests in securitizations and deferred tax assets.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid financial instruments, with maturities of 90 days or less at the time of purchase, which are readily convertible into cash and are so near their maturity that they present insignificant risk of changes in value.

     Generally, the Company's banking depositories either pay interest on deposits or apply an imputed interest credit to deposit balances which is used as an offset to charges for banking services rendered. The Company has no compensating balance arrangements with banks.

  Restricted Cash

     Restricted cash includes cash collateral provided to counterparties to BVAC's hedging contracts to meet margin requirements, cash collateral provided to cure potential borrowing base deficiencies on BVAC's warehouse credit facility, cash payments received from our customers that are in-transit to trust accounts for BVAC's auto securitization trusts, cash collateral pledged to secure a letter of credit, and cash collateral pledged in connection with financing secured by the Company's auto lease portfolio cash flows as well as cash collateral pledged in connection with the Company's servicing of a multi-family loan pool and other contractual obligations.

  Securities

     Securities are identified as either available-for-sale or held-to-maturity at purchase and accounted for accordingly. Net unrealized gains and losses on securities available-for-sale are excluded from earnings and reported, net of applicable income taxes, as a separate component of stockholders' equity. Gains and losses on sales of securities are recorded in earnings at the time of sale and are determined by the difference between the net sale proceeds and the amortized cost of the securities, using the specific identification method. Historically, unrealized losses on securities were realized and charged against earnings when it was determined that a decline in value which was other than temporary had occurred.

     Discounts and premiums on securities are amortized into interest income using a method approximating the effective interest method over the estimated life of the security, adjusted for actual prepayments.

  Loans and Leases

     The Company continues to purchase auto contracts through BVAC but ceased all other loan production activities during the fourth quarter of 2002.

  Auto Contracts

     Auto contracts purchased by the Company are designated as either held-for-sale or held-for-investment.

     Auto contracts held-for-sale are classified as such because the Company does not intend to hold these contracts to maturity. Auto contracts designated as held-for-sale are recorded at cost including premiums paid to dealers, and deferred fees and costs, and are subsequently carried at the lower of cost or estimated fair value. Estimated fair value for these contracts is based on prices for similar contracts in the secondary whole loan or securitization markets. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings. When a contract held-for-sale is either charged-off or paid off, unamortized dealer premiums, and deferred fees and costs are written off against noninterest income.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     All other auto contracts are designated as held-for-investment and are recorded at cost including premiums paid to dealers, and deferred fees and costs. The dealer premiums, and deferred fees and costs are capitalized at the time the loan is granted. The Company recognizes these dealer premiums, and deferred fees and costs as yield adjustments over the life of the related contracts using an amortization method approximating the effective interest method. When a contract is charged-off, sold or paid off, unamortized dealer premiums, and deferred fees and costs are written off against interest income at that time.

     Auto contracts transferred from the held-for-sale portfolio to the held-for-investment portfolio are recorded at the lower of cost or estimated fair value upon transfer.

     Nonperforming auto contracts are defined as contracts which are 90 days or more delinquent as to principal and interest payments unless the principal and interest are well secured and in the process of collection. The Company charges off auto contracts and reverses related accrued interest receivable when the contracts become 120 days delinquent. The Company may also designate contracts which are less than 90 days delinquent as nonperforming when the full collection of principal and/or interest is doubtful. The Company generally recognizes interest income on impaired contracts on a cash basis when received.

  Other Loans

     Prior to September 30, 2002, the Company originated or purchased single-family, multi-family and commercial real estate loans, home equity loans and lines of credit, franchise loans, asset-based loans, factoring loans and commercial leases. The Company ceased its single-family loan origination operations in 1996. Loans and leases that were originated or purchased were identified as either held-for-sale or held-for-investment. Loans and leases held-for-investment were recorded at cost including premiums or discounts, deferred fees and costs and the allowance for credit losses. Loans and leases classified as held-for-sale primarily consisted of franchise loans. Loans and leases classified as held-for-sale were carried at the lower of cost or market on an aggregate basis for each loan and lease type. Market value for these loans and leases was based on prices for similar loans and leases in the secondary whole loan or securitization markets or estimates of proceeds to be obtained through a workout and payoff. Interest on loans and leases was accrued as income to the extent considered collectible. Loans and leases classified as held-for-investment were carried at amortized cost and were not adjusted to the lower of cost or market because the Company had the ability and the intent to hold these loans and leases for the foreseeable future. Generally, interest accruals on loans and leases 90 days or more past due were discontinued. Interest income on nonaccrual loans and leases was generally recognized on a cash basis when received.

     The Company charged fees for originating loans and leases at the time the loan or lease was granted. The origination fees were recognized, net of certain direct costs where applicable, as a yield adjustment over the life of the related loan or lease using the effective interest method or an approximate equivalent if not materially different. Amortization of net deferred origination fees was discontinued on nonperforming loans and leases. When a loan or lease paid off, unamortized net deferred origination fees were included in interest income at that time. When a loan or lease was sold, unamortized net deferred origination fees were included in the gain or loss on the sale.

     Impairment of a loan occurs when, based on current information and events, it was probable that the Company was unable to collect all amounts due according to the contractual terms of the loan agreement. The Company considered nonperforming loans and troubled debt restructurings as impaired loans. Nonperforming loans were defined as loans 90 days or more delinquent as to principal and interest payments unless the principal and interest were well secured and in the process of collection. The Company also designated loans less than 90 days delinquent as nonperforming when the full collection of principal and/or interest was doubtful. Troubled debt restructurings were loans which were modified based upon interest rate concessions and/or payment concessions. Homogeneous loans were collectively evaluated on an aggregate basis for impairment. The Company historically considered its single-family residential and home equity loans as

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES homogeneous loans. Impaired loans were measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical equivalent, at the loan's observable market price or the fair value of the collateral if the loan was collateral dependent. Impaired real estate-based loans were generally measured based on the fair value of the collateral because they were collateral dependent. The Company generally recognized interest income on impaired loans on a cash basis when received.

     Charge-offs were recorded on impaired loans through September 30, 2002 for the difference between the valuation of the loan and the recorded investment, net of any specific allowance. In determining charge-offs for specific loans, management evaluated the creditworthiness and financial status of the borrower and also analyzed cash flows and current property appraisals.

  Allowance for Credit Losses

     The allowance for credit losses on auto contracts held-for-investment is established through a provision charged to expense and maintained at a level that the Company believes is sufficient to cover estimated probable losses in this loan portfolio. The Company considers BVAC's portfolio of auto contracts to be comprised of relatively small balance, homogeneous receivables and, accordingly, determines its allowance for credit losses in accordance with SFAS No. 5, "Accounting for Contingencies." The allowance for credit losses is evaluated and adjusted on a quarterly basis.

     In determining the level of the allowance for credit losses, the Company evaluates BVAC's auto contracts held-for-investment using two methodologies. The primary methodology is based upon an analysis of BVAC's historical loss experience using a "vintage" analysis of its past purchases of auto contracts from which BVAC predicts probable losses that are inherent in its portfolio of auto contracts held-for-investment. Under this method, the Company's historical credit loss experience is stratified by quarter and correlated with the related auto contracts that have been similarly stratified by the number of quarters that have elapsed since date of purchase. This credit loss data is derived from "static pool" information that has been internally collected on the historical loss experience of BVAC's portfolio of managed auto contracts. The Company defines managed auto contracts as the sum of BVAC's warehouse inventory of auto contracts receivable plus auto contracts that have been securitized and/or sold with servicing retained by BVAC. The Company also uses a secondary method for evaluating the allowance for credit losses. This secondary method, a "roll rate" analysis, projects the migration of quarter-end auto contracts held-for-investment from current payment status through 30-, 60-and 90-day delinquent status to charge-off and correlates this projection with loss reserve factors.

     These methodologies incorporate quantitative as well as qualitative factors, including historical loss experience, changes in underwriting practices, changes in the credit quality of contracts and an assessment of economic conditions.

  Loan Sales and Retained Interests in Securitizations

     BVAC has periodically transferred a portion of its warehouse inventory of auto contracts held-for-sale to trusts that, in turn, issue asset-backed securities to investors. The Company has structured these transactions as sales in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and recognized a gain on the sale of the auto contracts to the trusts -- which represents the difference between the sum of sale proceeds, net of transaction costs, and cash deposited into a securitization trust account in order to enhance the credit rating of the asset-backed securities and the sum of the Company's net carrying value of the auto contracts and the present value of future excess cash flow anticipated to be distributed to us by the trust over the life of the asset-backed securities -- and an asset which is referred to as a "retained interest" in the securitization.

     The retained interest is comprised of the cash initially deposited into the securitization trust account and the present value of the future excess cash flow anticipated to be distributed to the Company by the trust over

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES the life of the asset-backed securities. These estimated future cash flows -- which are comprised of interest income received on the auto contracts less interest paid to investors in the asset-backed securities, credit losses and trust expenses -- are initially retained by the trust to build the trust cash account to pre-designated levels and provide further credit enhancement. Once the pre-designated levels of cash are attained, the trust distributes the excess cash flow to BVAC. In recording the gain on sale and the retained interest, the Company has made assumptions in calculating the present value of the future excess cash flow anticipated to be distributed to the Company by the trust over the life of the asset-backed securities and recording the retained interest.

     The Company designates retained interests as available-for-sale and carries them at fair value. Retained interests are subordinate to investor interests in the related asset-backed securities, their value is subject to credit and prepayment risks in the pool of underlying auto contracts. The Company is not aware of an active secondary market for retained interests and, accordingly, estimates the fair value of its retained interests by calculating the present value of the future excess cash flow anticipated to be received, using management's best estimates of key valuation assumptions including credit losses, prepayment speeds and discount rates commensurate with the underlying risks in the anticipated future cash flow. Changes in these assumptions due to differing actual experience or market conditions could affect the value of the Company's retained interests.

     During 2002, the Company wrote off the balance of its retained interests in franchise loan securitizations totaling $4.9 million upon its adoption of liquidation basis accounting. There were no impairment charges related to retained interests during 2004 and 2003. The Company recorded impairment charges relating to retained interests of $12.6 million for the year ended December 31, 2002.

  Loan Sales and Servicing

     Prior to adopting SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the Company recorded servicing assets, in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," for the present value of any retained interest in a transferred asset representing servicing fees net of related costs. Retained interests in excess of such servicing fees were recorded on a net present value basis and classified as available-for-sale securities at fair value. There were no servicing assets at December 31, 2004. The balance of these assets was $0.1 million at December 31, 2003. There were no impairment charges for 2004 and 2003. Amortization of servicing assets and any related impairments are included in noninterest income and noninterest expense, respectively, as the associated servicing revenue is received and expenses are incurred.

     Gains or losses on the securitizations and/or sales of loans and leases were recorded in earnings at the time of the transaction when control over the loans and leases was surrendered and consideration other than beneficial interests in the loans and leases was received.

  Investment in Operating Lease Assets

     The Company purchased and/or originated auto leases characterized as operating leases from March 1998 through June 2000. The asset was recorded as a fixed asset and depreciated on a straight-line basis over the lease term to its estimated residual value. This depreciation and other related expenses, including the amortization of initial direct costs that are deferred and amortized over the lease term, are classified as noninterest expense. Lease payments received are recorded as noninterest income. Lease asset balances were $37.3 million and $139.4 million at December 31, 2004 and 2003, respectively. Accumulated depreciation and amortization related to the lease assets totaled $27.3 million and $72.7 million at December 31, 2004 and 2003, respectively. At December 31, 2004, future minimum lease payments to be received by the Company under operating leases were $1.7 million for the year ending December 31, 2005.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The Company performs a quarterly impairment analysis of its automobile operating lease portfolio in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which the Company adopted effective January 1, 2002. There was no financial statement impact upon adoption of SFAS No. 144. A lease is considered impaired if its gross future undiscounted cash flows are less than the net book value of the lease. The net book value of the lease is defined as the original capitalized cost of the automobile, including initial direct capitalized costs, less the cumulative amount of depreciation recorded against the automobile and the cumulative amount of amortization of the initial direct capitalized costs recorded since the inception of the lease and less any impairment charges recorded-to-date on that lease.

     In determining gross future undiscounted cash flows, the Company contracts with Automotive Lease Guide, commonly referred to as ALG, to provide estimates of the residual value of the underlying vehicles at the end of their lease terms assuming that the vehicles are in average condition. The Company then estimates the probability that (i.) the automobiles will be purchased by the lessee prior to the end of the lease term, (ii.) the automobile will be purchased by the lessee at the end of the lease term, either at a discount or at the full contractual residual amount, or (iii.) the automobile will be returned at the end of the lease term. These probabilities are estimated using a number of factors, including the Company's experience-to-date and industry experience.

     Using the projected ALG residual values, the Company's experience-to-date relative to the projected ALG residual values (for example, for vehicle classes where actual amounts realized were less than what ALG had projected, the Company reduces the projected ALG residual values to equal the Company's experience-to-date), and the probabilities of each of the three disposition scenarios discussed above occurring, the Company determines a probability-weighted gross future undiscounted cash flow for each automobile lease. For those leases where the gross future undiscounted cash flows are less than net book value, the lease is considered impaired.

     For those leases considered impaired, the Company then estimates the fair value of the lease. The fair value is determined by calculating the present value of the future estimated cash flows again assuming the probabilities of each of the three disposition scenarios. The present value is calculated using current market rates, which the Company estimates as the original contract lease rate. An impairment charge is then recorded for the difference between the carrying value and the estimated fair value. There were no impairment charges recorded for the year ended December 31, 2004. The Company recorded impairment charges of $8.5 million for the year ended December 31, 2003. At December 31, 2004, there were no vehicles in the Company's auto lease portfolio that were considered impaired under SFAS No. 144. At December 31, 2004 and 2003, the Company had allowances of $6.1 million and $18.0 million, respectively, for impairment and additional monthly depreciation charges, net of losses, against its automobile operating lease portfolio.

  Real Estate Owned

     Real estate owned is comprised of property acquired through foreclosure and is recorded at the lower of cost (i.e., net loan value) or fair value less estimated costs to sell, as of the date of foreclosure. The difference upon foreclosure, if any, is charged to earnings for adverse changes in the fair value of the property. Prior to September 2002, the difference upon foreclosure, if any, was charged-off against the allowance for losses on loans and leases. Revenues and other expenses associated with real estate owned are realized and reported as a component of noninterest expense when incurred.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives for each of the various asset categories. These useful lives range from two to ten years.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

  Intangible Assets

     Goodwill and other intangible assets were written off as of September 30, 2002 with the adoption of liquidation basis accounting. The goodwill and core deposit intangibles associated with the deposits sold to U.S. Bank were realized in anticipation of the close of that transaction. As a result of the Company's re-adoption of going concern basis accounting as of October 1, 2003, goodwill of $1.8 million was re-established in BVAC related to the acquisition of California Thrift & Loan in 1996. As required by the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which the Company adopted as of January 1, 2002, this goodwill is tested for impairment annually.

     During 2002, the Company recorded $18.9 million in impairment charges, net of taxes, for goodwill related to three of the Company's commercial lending businesses which was not expected to be realized upon the disposition of these businesses. As required by the transitional provisions of SFAS No. 142, the impairment loss was measured and recorded as of the date of adoption and recognized as the cumulative effect of a change in accounting principle as of January 1, 2002.

     Prior to September 30, 2002, core deposit premiums arose from the purchase of deposits and were amortized using an accelerated method over the estimated life of the deposit base acquired, generally eight to ten years. The Company continually evaluated the periods of amortization to determine whether later events and circumstances warranted revised estimates. In addition, the market value of core deposit premiums was re-evaluated on an annual basis to assess if any impairment existed and to determine the carrying value that was eligible to be included as a component of regulatory capital. Goodwill was amortized to expense on a straight-line basis over periods of up to 20 years. On a periodic basis, the Company reviewed its goodwill for events or changes in circumstances that indicated that the estimated undiscounted future cash flows from these acquisitions was less than the carrying amount of the goodwill. If it became probable that impairment existed, a reduction in the carrying amount was recognized.

  Income Taxes

     The Company files consolidated federal income tax returns in which its taxable income or loss is combined with that of its subsidiaries. Consolidated, combined and separate company state tax returns are filed in certain states, as applicable, including California. Each subsidiary's share of income tax expense (benefit) is based on the amount which would be payable (receivable) if separate returns were filed.

     The Company's income tax provisions are based upon income taxes payable for the current period as well as current period changes in deferred income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory income tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred income taxes for a change in tax rates is recognized through the provision for income taxes during the period of enactment.

  Liquidation Reserve

     The liquidation reserve represents a liability for estimated severance, costs related to facilities closures, estimated litigation settlements and related legal costs and other costs associated with the completion of remaining liquidating activities arising from the Company's adoption of the Amended Plan during the fourth quarter of 2003, and its resultant re-adoption of going concern basis accounting as of October 1, 2003. The liquidation reserve is accounted for in accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     At December 31, 2004, the remaining balance of the liquidation reserve was $8.9 million including accruals for severance, facilities, and litigation and other costs of $1.3 million, $6.0 million and $1.5 million, respectively. The following table sets forth balances and activity in the liquidation reserve as of and for the periods indicated:

                                                                         LITIGATION/
                                          SEVERANCE(1)   FACILITIES(2)    OTHER(3)      TOTAL
                                          ------------   -------------   -----------   --------
                                                         (DOLLARS IN THOUSANDS)
Balance at December 31, 2002............    $ 28,619        $ 9,388        $ 5,946     $ 43,953
  Reversals.............................      (1,739)          (658)        (1,238)      (3,635)
  Payments..............................     (24,866)        (2,351)        (1,475)     (28,692)
                                            --------        -------        -------     --------
Balance at December 31, 2003............    $  2,014        $ 6,379        $ 3,233     $ 11,626
  Accruals (reversals)..................         613            485         (1,313)        (215)
  Payments..............................      (1,313)          (861)          (381)      (2,555)
                                            --------        -------        -------     --------
Balance at December 31, 2004............    $  1,314        $ 6,003        $ 1,539     $  8,856
                                            ========        =======        =======     ========

---------------

(1) For the year ended December 31, 2003, reversals include a $0.9 million reduction of accrued severance cost which had been recorded prior to October 1, 2003, under liquidation basis accounting, and a $0.8 million reduction of accrued severance due to employee resignations which reduced severance obligations. For the year ended December 31, 2004, accruals (reversals) represent the cost of additional reductions-in-force which increased severance obligations.

(2) For the year ended December 31, 2003, reversals represent a reduction of accrued facilities costs which had been recorded prior to October 1, 2003, under liquidation basis accounting. For the year ended December 31, 2004, accruals (reversals) represent additional abandonment cost attributable to projected delays in subleasing vacated space.

(3) For the year ended December 31, 2003, reversals represent a reduction of accrued litigation cost due to resolution of previously pending litigation. For the year ended December 31, 2004, accruals (reversals) primarily reflect a reduction of accrued litigation attributable to settlements.

  Derivative Instruments

     The Company uses derivative instruments to reduce its exposure to interest rate risk embedded in BVAC's fixed-rate auto contracts which are funded by floating-rate financing. Rising interest rates reduce the net interest spread produced by the auto contracts, a primary component of our profitability, as well as the economic value of the inventory of auto contracts. Additionally, under the terms of BVAC's warehouse credit facility, the indenture trustee maintains derivative instruments to provide interest rate risk protection to BVAC's lenders. We account for these derivative instruments in accordance with SFAS No. 133, "Accounting for Derivatives and Hedging Activities."

     SFAS No. 133 establishes accounting and reporting standards for derivative instruments and requires that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial condition as either an asset or liability measured at its fair value. SFAS No. 133 further dictates that the accounting treatment for gains or losses from changes in the derivative instrument's fair value is contingent on whether the derivative instrument qualifies as a hedge under the standard. Derivative instruments must qualify and be designated as hedges upon their inception and must be effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk throughout the hedge period in order to receive hedge accounting treatment. To qualify as hedges, among other things, derivative instruments must be linked to specific assets or liabilities or pools of similar assets or liabilities. If the derivative instrument does not qualify as a hedge, the gains or losses are

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES reported in the consolidated statement of income when they occur. If the derivative instrument qualifies and is designated as a hedge under the standard, depending on the type of risk being hedged, the gains and losses are either reported in the consolidated statement of income, offsetting the fair value change in the hedged item, or reported as accumulated other comprehensive income in the equity section of the consolidated statement of financial condition. If a hedged asset or liability is sold or paid off before maturity of the hedging derivative, the derivative is closed out or settled, and any net settlement amount upon the close-out or termination of the derivative is recognized in earnings. The standard requires that an entity formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     The Company's derivative instruments outstanding at December 31, 2004 were comprised of interest rate swap contracts and interest rate caps. In accordance with SFAS No. 133, these derivative instruments are accounted for as assets or liabilities and recorded at fair value. Because these derivatives were not formally designated as hedges, which is required to use hedge accounting, changes in fair values are charged or credited to earnings.

     In using derivative instruments, the Company is exposed to potential losses (credit risk) in the event of nonperformance by the counterparties to the agreements. The Company manages the credit risk associated with derivative instruments by adhering to a strict counterparty selection process and by establishing maximum exposure limits with individual counterparties.

  Stock-Based Compensation

     SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," amends SFAS No. 123, "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends required disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     SFAS No. 123 established financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. SFAS No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date based upon the fair value of the award and is realized as an expense over the service or vesting period. However, SFAS No. 123 also allowed an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees."

     The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with APB No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. The Company adopted the disclosure requirements of SFAS No. 148 as of December 31, 2002.

     Compensation expense of $2.0 million was recorded in 2002 based on APB No.
25. There was no compensation expense recorded under APB No. 25 for the year ended December 31, 2004 and the three months ended December 31, 2003. Had compensation expense related to the Company's stock option awards to employees and directors been determined under the fair value method prescribed under SFAS No. 123, it would have recorded an additional $2.0 million of expense in 2002.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     Pro forma calculations of net loss and loss per share are set forth in the table below for the periods indicated:

                                                                         FOR THE THREE     FOR THE NINE
                                                          FOR THE YEAR      MONTHS            MONTHS
                                                             ENDED           ENDED            ENDED
                                                          DECEMBER 31,   DECEMBER 31,     SEPTEMBER 30,
                                                              2004           2003              2002
                                                          ------------   -------------   ----------------
                                                                      (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER SHARE AMOUNTS)
As reported net income (loss) in Consolidated Statements
  of Operations and Comprehensive Income (Loss).........    $(3,912)        $ (673)          $71,661
Stock-based employee compensation included in net income
  (loss) as reported....................................         --             --                --
Stock-based employee compensation expense determined
  under fair value method, net of taxes.................        (37)            --            (1,990)
                                                            -------         ------           -------
Pro forma net income (loss), after stock-based employee
  compensation expense..................................    $(3,949)        $ (673)          $69,671
                                                            =======         ======           =======
Net earnings (loss) per share -- basic:
  As reported...........................................    $ (0.59)        $(0.10)          $ 11.43
  Pro forma.............................................    $ (0.60)        $(0.10)          $ 11.11
Net earnings (loss) per share -- diluted:
  As reported...........................................    $ (0.59)        $(0.10)          $ 11.35
  Pro forma.............................................    $ (0.60)        $(0.10)          $ 11.04

  Earnings (Loss) Per Share

     From September 30, 2002 through September 30, 2003, the Company reported its results using liquidation basis accounting, under which earnings per share information is not presented. Accordingly, the earnings (loss) per share information set forth below is for reporting periods where the Company used going concern basis accounting to report its results of operations.

     Basic earnings (loss) per share is calculated by dividing net earnings or loss for the period by the weighted-average common shares outstanding for that period; there is no adjustment to the number of outstanding shares for potential dilutive instruments, such as stock options. Diluted earnings (loss) per share takes into account the potential dilutive impact of such instruments and uses the average share price for the period in determining the number of incremental shares to add to the weighted-average number of shares outstanding. For the year ended December 31, 2004 and the three months ended December 31, 2003, weighted-average dilutive potential common shares of 9,389 and 39,068 respectively, related to shares issuable upon the exercise of options were not included in the computation because they were anti-dilutive solely as a result of the Company's net loss for the respective periods. For the year ended December 31, 2004 and the three months ended December 31, 2003, there were potential common shares of 84,100 and 86,730, respectively, related to shares issuable upon the exercise of options that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the respective periods.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table illustrates the calculation of basic and diluted earnings (loss) per share for the periods indicated:

                                                                         FOR THE THREE     FOR THE NINE
                                                          FOR THE YEAR      MONTHS            MONTHS
                                                             ENDED           ENDED            ENDED
                                                          DECEMBER 31,   DECEMBER 31,     SEPTEMBER 30,
                                                              2004           2003              2002
                                                          ------------   -------------   ----------------
                                                                      (AMOUNTS IN THOUSANDS,
                                                                     EXCEPT PER SHARE AMOUNTS)
Income (loss) before cumulative effect of change in
  accounting principle..................................    $(3,912)        $ (673)          $ 90,581
Cumulative effect of change in accounting principle, net
  of taxes of $2.3 million..............................         --             --            (18,920)
                                                            -------         ------           --------
Net income (loss).......................................    $(3,912)        $ (673)          $ 71,661
                                                            =======         ======           ========
Weighted-average basic shares outstanding...............      6,585          6,419              6,272
Add: Dilutive potential common shares...................         --             --                 41
                                                            -------         ------           --------
Weighted-average diluted shares outstanding.............      6,585          6,419              6,313
                                                            =======         ======           ========
Basic earnings (loss) per share before cumulative effect
  of change in accounting principle.....................    $ (0.59)        $(0.10)          $  14.44
Cumulative effect of change in accounting principle,
  net...................................................         --             --              (3.01)
                                                            -------         ------           --------
Net basic earnings (loss) per share.....................    $ (0.59)        $(0.10)          $  11.43
                                                            =======         ======           ========
Diluted earnings (loss) per share before cumulative
  effect of change in accounting principle..............    $ (0.59)        $(0.10)          $  14.35
Cumulative effect of change in accounting principle,
  net...................................................         --             --              (3.00)
                                                            -------         ------           --------
Net diluted earnings (loss) per share...................    $ (0.59)        $(0.10)          $  11.35
                                                            =======         ======           ========

  Accounting Changes and Recent Accounting Pronouncements

     In March 2004, the FASB Emerging Issues Task Force ("EITF") released Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance for determining whether impairment for certain debt and equity investments is other-than-temporary and the measurement of an impaired loss. Certain disclosure requirements of EITF 03-1 were adopted in 2003 and the Company has complied with the new disclosure requirements in its consolidated financial statements. The recognition and measurement requirements of EITF 03-1 were initially effective for reporting periods beginning after June 15, 2004. In September 2004, the FASB Staff issued FASB Staff Position ("FSP") EITF 03-1-1 that delayed the effective date for certain measurement and recognition guidance contained in EITF 03-1. The FSP requires that entities continue to apply previously existing "other-than-temporary" guidance until a final consensus is reached. Management does not anticipate that issuance of a final consensus will materially impact the Company's financial condition or results of operations.

     In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payments," a revision to SFAS No. 123. SFAS No. 123-R requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award -- the requisite service period, usually the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. SFAS No. 123-R eliminates the alternative to use the intrinsic value method of accounting under APB No. 25 that was provided in SFAS No. 123 as originally issued. Adoption of SFAS No. 123-R is required for fiscal periods beginning after June 15, 2005. The Company is evaluating SFAS No. 123-R but does not expect adoption to have a material impact on its financial condition, results of operations or cash flows.

  Reclassifications

     In addition to the reclassifications discussed above, certain other reclassifications have been made to prior year balances in order to conform to the current year presentation.

  LIQUIDATION BASIS

     The following is a description of the significant accounting policies applicable to the Company's valuation of assets and liabilities under liquidation basis accounting for the period September 30, 2002 through September 30, 2003. Only those policies that are different from going concern basis are included.

  Basis of Financial Presentation and Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities as reported in the consolidated statement of net assets (liquidation basis) and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates particularly susceptible to possible changes in the near term relate to the determination of the mark-to-market adjustments on loans and leases, investment in operating lease assets and deferred tax assets.

  Securities

     All securities were classified as available-for-sale and reported at net realizable value. Valuations were determined from published information or quotes by registered securities brokers. Securities for which quotes were not readily available were valued based on the present value of estimated future cash flows. Adjustments to net realizable value, if any, were recorded on a quarterly basis in earnings through the adjustment for liquidation basis. Interest on securities continued to be accrued as income to the extent considered collectible.

  Loans and Leases

     All loans and leases were classified as held-for-sale and reported at net realizable value. Net realizable value for these loans and leases was based on existing external bids from sales contracts or letters of intent or prices for similar loans and leases in the secondary whole loan or securitization markets or estimates of proceeds to be obtained through a workout and payoff. Declines in net realizable value, if any, were recorded on a quarterly basis as a charge through the adjustment for liquidation basis. Accounting policies for interest income and loan fee recognition, classification and accounting treatment of impaired loans, including nonperforming loans and troubled debt restructurings were unchanged from going concern basis accounting.

  Allowance for Loan and Lease Losses

     Under liquidation basis accounting, loans were designated as held-for-sale and carried at the lower of cost or net realizable value. Upon adoption of the liquidation basis accounting, effective September 30, 2002, the balance of the existing allowance for loan and lease losses was reallocated to individual loans and leases and

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES groups of homogeneous loans as a mark-to-market allowance on such loans; a separate allowance for credit losses was not maintained.

  Real Estate Owned

     Real estate owned was recorded at net realizable value as of the date of foreclosure. The difference upon foreclosure between book value and net realizable value, if any, was expensed to adjustment for liquidation basis. Adjustments to net realizable value, if any, were recorded on a quarterly basis as a charge through the adjustment for liquidation basis. Revenues and other expenses associated with real estate owned were recognized and reported as a component of noninterest expense when incurred.

  Premises and Equipment

     Premises and equipment were stated at cost less accumulated depreciation and amortization. This was considered to approximate net realizable value in accordance with liquidation basis accounting. Depreciation and amortization were computed on a straight-line basis over the estimated useful lives for each of the various asset categories. These useful lives range from two to ten years.

  Intangible Assets

     Goodwill and other intangible assets were written off as of September 30, 2002 with the adoption of liquidation basis accounting. The goodwill and core deposit intangibles associated with the deposits sold to U.S. Bank were realized in anticipation of the close of that transaction. The goodwill related to the Company's commercial business units, including Asset-Based Lending, Factored Receivables and Commercial Leasing, was written off as current estimated fair values of those businesses were below book value based on bids from interested buyers of the businesses.

  Deferred Gain

     The deferred gain represented the estimated after-tax gain anticipated from the future sale of the Company's auto finance business. As this transaction was not under contract or assured, the estimated after-tax gain was not recognized, but rather was recorded as a deferred gain.

  Reserve for Estimated Costs during the Period of Liquidation

     The reserve for estimated costs during the period of liquidation includes severance payments and costs related to facility closures, investment banking and other professional fees and estimated litigation expense and settlements. These expense accruals were reviewed for adequacy on a quarterly basis. Changes to the accruals, if necessary, were charged to earnings as changes in estimated values of assets and liabilities.

     At December 31, 2002, the reserve for estimated costs during the period of liquidation was $44.0 million, including accruals for severance and facilities of $29.0 million and $9.4 million, respectively. At December 31, 2003, the balance of the liquidation reserve was $11.6 million, including accruals for severance and facilities of $2.0 million and $6.4 million, respectively.

NOTE 3. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED DECEMBER 31, 2003

     Subsequent to the issuance of our consolidated financial statements as of and for the three months ended December 31, 2003, we determined that we incorrectly applied SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," to our auto finance subsidiary's portfolio of auto contracts held-for-sale for the three-month period that began October 1, 2003, when we re-adopted the going concern basis of accounting, and ended December 31, 2003.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

As a result, we have restated our going concern basis consolidated financial statements as of and for the three months ended December 31, 2003 to eliminate the recognition of amortization expense related to premiums and deferred origination costs and fees associated with auto contracts held-for-sale. The restatement increased total assets and net income as of and for the three months ended December 31, 2003 by $182 thousand.

     On June 30, 2004, we effected a 1-for-10 reverse stock split of the issued and outstanding shares of the Company's common stock. As a result, the Company's issued common stock was reduced from 65,910,689 shares prior to the reverse stock split to 6,590,461 shares following the reverse stock split, including an adjustment for fractional shares. Our restated consolidated financial statements also include adjustments to reflect this reverse stock split. Accordingly, all shares outstanding and per share amounts are presented herein on a post-reverse stock split basis for all periods reported.

     Except as set forth above, we have not updated the disclosures contained herein to reflect any events that have occurred after the Original Filing. The following table shows the impact of the restatement on net income and basic and diluted earnings per share for the three months ended December 31, 2003:

                                                               AS OF AND FOR THE
                                                                  THREE MONTHS
                                                                     ENDED
                                                               DECEMBER 31, 2003
                                                               ------------------
                                                                  (AMOUNTS IN
                                                               THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Net loss:
  Net loss as previously reported...........................        $   (855)
  Net loss as restated......................................        $   (673)
Weighted-average basic shares outstanding...................           6,419
Add: Dilutive potential common shares.......................              --
                                                                    --------
Weighted-average diluted shares outstanding.................           6,419
                                                                    ========
Basic loss per share:
  Basic loss per share as previously reported...............        $  (0.13)
  Restatement adjustment....................................            0.03
                                                                    --------
Basic loss per share as restated............................        $  (0.10)
                                                                    ========
Diluted loss per share:
  Diluted loss per share as previously reported.............        $  (0.13)
  Restatement adjustment....................................            0.03
                                                                    --------
Diluted loss per share as restated..........................        $  (0.10)
                                                                    ========
Interest income:
  Interest income as previously reported....................        $  4,636
  Interest income as restated...............................        $  4,936
Auto installment contracts and loans held-for-sale:
  Auto installment contracts and loans held-for-sale as
     previously reported....................................        $177,648
  Auto installment contracts and loans held-for-sale as
     restated...............................................        $177,948
Deferred income taxes, net:
  Deferred income taxes, net as previously reported.........        $ 21,149
  Deferred income taxes, net as restated....................        $ 21,031

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                                                               AS OF AND FOR THE
                                                                  THREE MONTHS
                                                                     ENDED
                                                               DECEMBER 31, 2003
                                                               ------------------
                                                                  (AMOUNTS IN
                                                               THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Total assets:
  Total assets as previously reported.......................        $363,936
  Total assets as restated..................................        $364,118

NOTE 4.  REGULATORY MATTERS

     Effective September 30, 2003, the Company completed the dissolution of the Bank. On that date, the Company assumed specified assets and liabilities of the Bank. As a result, the Company ceased to be a bank holding company and, along with its subsidiaries, was no longer subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation.

NOTE 5.  RETAINED INTERESTS IN SECURITIZATIONS

     Retained interests in securitizations were classified as available-for-sale at December 31, 2004 and 2003. The Company did not maintain a trading portfolio during 2004 and 2003. The following tables set forth the activity in the Company's retained interests in securitizations for the periods indicated:

                                                FOR THE YEAR ENDED DECEMBER 31, 2004
                        ------------------------------------------------------------------------------------
                                                                                        CHANGE IN
                        BEGINNING        2004           CASH                 REALIZED   UNREALIZED   ENDING
                         BALANCE    SECURITIZATIONS   RECEIVED   ACCRETION     LOSS        LOSS      BALANCE
                        ---------   ---------------   --------   ---------   --------   ----------   -------
                                                       (DOLLARS IN THOUSANDS)
2002-LJ-1.............   $18,744         $  --        $(4,536)    $1,563      $  --       $(149)     $15,622
2003-LJ-1.............     9,846            --         (3,340)       782         --        (274)       7,014
                         -------         -----        -------     ------      -----       -----      -------
  Totals..............   $28,590         $  --        $(7,876)    $2,345      $  --       $(423)     $22,636
                         =======         =====        =======     ======      =====       =====      =======

                                                 FOR THE YEAR ENDED DECEMBER 31, 2003
                       ----------------------------------------------------------------------------------------
                                                                                           CHANGE IN
                       BEGINNING        2003           CASH                  REALIZED     UNREALIZED    ENDING
                        BALANCE    SECURITIZATIONS   RECEIVED   ACCRETION   GAIN (LOSS)   GAIN (LOSS)   BALANCE
                       ---------   ---------------   --------   ---------   -----------   -----------   -------
                                                        (DOLLARS IN THOUSANDS)
1999-LG-1............   $ 3,711        $   --        $ (3,500)  $      --      $(211)        $  --      $    --
2000-LJ-1............     4,213            --          (4,380)         --        167            --           --
2002-LJ-1............    23,946            --          (7,496)      2,294         --            --       18,744
2003-LJ-1............        --         9,485              --         361         --            --        9,846
                        -------        ------        --------   ---------      -----         -----      -------
  Totals.............   $31,870        $9,485        $(15,376)  $   2,655      $ (44)        $  --      $28,590
                        =======        ======        ========   =========      =====         =====      =======

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     Retained interest values are subject to credit, prepayment, and interest rate risks on the underlying auto contracts. The following table illustrates the significant assumptions utilized in the valuation of retained interests as of the dates indicated:

                                                                     AT DECEMBER 31,
                                                              -----------------------------
                                                                  2004            2003
                                                              -------------   -------------
                                                               AUTO INSTALLMENT CONTRACTS
                                                              -----------------------------
Weighted-average discount rate..............................  10.0% - 12.0%   12.0% - 12.5%
Range of projected annual credit losses.....................  1.40% - 1.53%   1.00%
Range of projected cumulative credit losses.................  2.04% - 2.37%   1.71% - 1.90%
Prepayment speed............................................  1.6 ABS         1.6 ABS

     At December 31, 2004, the fair value of the Bay View 2002-LJ-1 and 2003-LJ-1 retained interests as a result of immediate 10% and 20% adverse changes in significant assumptions would have decreased as follows:

                                                                AT DECEMBER 31, 2004
                                                                 BAY VIEW 2002-LJ-1
                                                                   AND 2003-LJ-1
                                                               ----------------------
                                                               (DOLLARS IN THOUSANDS)
                                                               ----------------------
Carrying amount/fair value of retained interests............          $22,636
Decrease in fair value from 10% adverse change in discount
  rate......................................................              403
Decrease in fair value from 20% adverse change in discount
  rate......................................................              797
Decrease in fair value from 10% adverse change in projected
  credit losses.............................................              399
Decrease in fair value from 20% adverse change in projected
  credit losses.............................................              797

     The Company securitized and sold $193.3 million and $453.2 million of auto installment contracts during 2003 and 2002, respectively. The Company retained interests in these securitizations with initial balances of $9.5 million and $23.2 million for 2003 and 2002, respectively. During 2003, BVAC called its Bay View 1999-LJ-1 and 2000-LJ-1 automobile receivable backed notes and repurchased auto contracts from the asset-backed bond trusts with par values of $21.8 million and $33.8 million and average coupon rates of 12.52% and 10.25%, respectively.

NOTE 6.  MORTGAGE-BACKED SECURITIES AND OTHER SECURITIES

     At December 31, 2004, the Company's entire mortgage-backed and other securities portfolio had either matured or been sold. At December 31, 2003, the portfolio totaled $6.1 million and consisted of $5.3 million of mortgage-backed securities issued by Fannie Mae, $0.6 million of CMOs and $0.2 million of asset-backed securities. All mortgage-backed and other securities were classified as available-for-sale at December 31, 2003. The weighted-average yield on mortgage-backed securities classified as available-for-sale at December 31, 2003 was 6.21%. Adjustable-rate mortgage-backed securities totaled $0.6 million at December 31, 2003.

     Proceeds from sales of mortgage-backed and asset-backed securities classified as available-for-sale during 2004, 2003 and 2002 were $5.6 million, $15.2 million and $257.3 million, respectively. Gains or losses recognized on these sales were insignificant during 2004 and 2003. Gross gains of $1.1 million were realized on these sales during 2002.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 7.  AUTO INSTALLMENT CONTRACTS AND OTHER LOANS

     The following table sets forth the Company's portfolio of auto contracts and other loans as of the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Auto installment contracts and other loans receivable:
  Auto installment contracts held-for-sale..................   $ 73,462     $161,578
     Premiums, discounts, and deferred fees and costs,
       net..................................................      1,559        4,296
                                                               --------     --------
  Auto installment contracts held-for-sale, net.............     75,021      165,874
                                                               --------     --------
  Other loans held-for-sale:
     Franchise loans........................................        583        6,428
     Asset-based loans......................................        319          844
     Business loans.........................................         --        4,802
                                                               --------     --------
  Total other loans held-for-sale...........................        902       12,074
                                                               --------     --------
  Auto installment contracts held-for-investment............    247,219           --
     Premiums, discounts, and deferred fees and costs,
       net..................................................      7,152           --
     Allowance for credit losses............................     (1,508)          --
                                                               --------     --------
  Auto installment contracts held-for-investment, net.......    252,863           --
                                                               --------     --------
Auto installment contracts and loans receivable, net........   $328,786     $177,948
                                                               ========     ========

     During 2004, the Company completed the sale of $33.5 million of loans and received an additional $112.8 million of loan repayments. These loan sales and repayments, totaling $146.3 million, were comprised of $135.4 million of auto contracts, $5.5 million of franchise loans, $4.8 million of business loans and $0.6 million of asset-based loans. During 2003, the Company sold or securitized $339.8 million of loans and received an additional $129.6 million of loan repayments. These loan sales, securitizations and repayments totaled $469.4 million and included $319.5 million of auto contracts, $91.5 million of asset-based loans, $33.4 million of franchise loans, $10.8 million of syndicated loans, $7.0 million of commercial real estate loans, $3.9 million of multi-family mortgage loans and $3.3 million of business loans, factored receivables and commercial leases.

     There were no loan securitizations during 2004. The Company securitized and sold approximately $193.3 million and $453.2 million of auto contracts during 2003 and 2002, respectively. Gains of $0.8 million and $11.8 million were recognized on the 2003 and 2002 securitizations, respectively. The Company retained servicing responsibilities and subordinated interests in these securitizations. The Company's retained interests are subordinate to investors' interests. However, investors and the securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due.

     The Company serviced participating interests in auto contracts that it securitized and/or sold of $250.2 million at December 31, 2004 and $405.1 million at December 31, 2003.

     The total of impaired loans and leases, consisting entirely of nonaccrual auto contracts and other loans, were $1.0 million and $7.1 million at December 31, 2004 and 2003, respectively. Interest on nonaccrual auto contracts and other loans that was not recorded in income was $342 thousand for the year ended December 31, 2004, $1.6 million for 2003 and $5.9 million for 2002. Cash interest that the Company recognized on these nonaccrual auto contracts and other loans was not significant in 2004, 2003 or 2002. At December 31, 2004,

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES the Company had no commitments to lend additional funds to these borrowers. The average investment in impaired auto contracts and other loans was $1.3 million for the year ended December 31, 2004, $11.0 million for 2003 and $63.2 million for 2002.

     The following table sets forth information on delinquent loans (loans delinquent 60 days or more) and net charge-offs in the Company's managed loan portfolio of auto contracts, franchise and other loans serviced by the Company:

                                                              PRINCIPAL AMOUNT
                                                                  OF LOANS
                                                             DELINQUENT 60 DAYS     NET CHARGE-OFFS
                                        LOANS RECEIVABLE           OR MORE         ------------------
                                       -------------------   -------------------   FOR THE YEAR ENDED
                                                    AT DECEMBER 31,                   DECEMBER 31,
                                       -----------------------------------------   ------------------
                                         2004       2003       2004       2003      2004       2003
                                       --------   --------   --------   --------   -------   --------
                                                           (DOLLARS IN THOUSANDS)
                                       --------------------------------------------------------------
Auto installment contracts(2)(3).....  $578,069   $555,906    $1,108     $  636    $6,404    $ 6,944
Franchise loans(2)...................       583      6,428       583        755       338     11,608
Other loans..........................       319      5,646       319        563        52     13,103
                                       --------   --------    ------     ------    ------    -------
Total managed loans..................  $578,971   $567,980    $2,010     $1,954    $6,794    $31,655
                                       ========   ========    ======     ======    ======    =======
Less:
Securitized and sold loans...........   250,185    390,032
                                       --------   --------
Loans receivable(1)..................  $328,786   $177,948
                                       ========   ========

---------------

(1) Through September 30, 2003, charge-offs and recoveries were recorded as mark-to-market valuation adjustments in accordance with liquidation basis accounting. Subsequent to the Company's re-adoption of going concern basis accounting, net charge-offs of auto contracts and other loans held-for-sale are charged against noninterest income while net chargeoffs of auto contracts held-for-investment are charged against the allowance for credit losses.

(2) Includes off-balance sheet amounts associated with securitized auto contracts and loans sold servicing-released.

(3) Includes $5.2 million and $1.1 million of net charge-offs from off-balance sheet auto contracts and contracts held-for-sale, respectively, for 2004; includes $6.3 million and $0.6 million of net charge-offs from off-balance sheet auto contracts and contracts held-for-sale, respectively, for 2003.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table sets forth the activity in the allowance for credit losses on auto contracts and other loans held-for-investment as of and for the periods indicated:

                                                   AS OF AND                  AS OF AND
                                               FOR THE YEAR ENDED     FOR THE NINE MONTHS ENDED
                                               DECEMBER 31, 2004         SEPTEMBER 30, 2002
                                             ----------------------   -------------------------
                                                           (DOLLARS IN THOUSANDS)
Balance at beginning of period.............          $   --                   $ 49,791
Transfers of loans to held-for-sale........              --                    (10,658)
Charge-offs................................            (222)                   (23,771)
Recoveries.................................             118                      2,887
                                                     ------                   --------
Net charge-offs............................            (104)                   (20,884)
Provision for losses on loans and leases...           1,612                     10,700
Reallocation of allowance as mark-to-market
  adjustments to individual loans and
  leases and groups of homogeneous loans in
  liquidation..............................              --                    (28,949)
                                                     ------                   --------
Balance at end of period...................          $1,508                   $     --
                                                     ======                   ========

     Effective September 30, 2002, the Company adopted liquidation basis accounting under which its loans and leases were carried at their net realizable value. Accordingly, the balance of the allowance for credit losses was reallocated as mark-to-market adjustments to individual loans and leases and groups of homogeneous loans in liquidation. On October 1, 2003, the Company re-adopted going concern basis accounting. From October 1, 2003 to May 31, 2004, the Company's auto contracts were classified as held-for-sale and were carried at the lower of cost or market.

     Beginning in the second quarter of 2004, the Company has designated a portion of its auto contracts as held-for-investment. Accordingly, the Company has re-established an allowance for credit losses on auto contracts held-for-investment that represents management's estimate of inherent credit losses that have occurred as of the date of the financial statements.

NOTE 8.  PREMISES AND EQUIPMENT

     The following table sets forth premises and equipment as of the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Leasehold improvements......................................   $   647      $   487
Furniture and equipment.....................................     4,323        7,746
                                                               -------      -------
                                                                 4,970        8,233
Less:
Accumulated depreciation and amortization...................    (4,237)      (7,862)
                                                               -------      -------
Premises and equipment, net.................................   $   733      $   371
                                                               =======      =======

     Depreciation and amortization expense related to premises and equipment totaled $0.3 million, $0.5 million and $3.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 9.  ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS

     Upon re-adoption of going concern basis accounting, the Company re-established goodwill of $1.8 million in BVAC related to its acquisition of California Thrift & Loan in 1996.

     As of January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that certain goodwill and intangible assets with indefinite useful lives be tested for impairment at least annually rather than amortized. As of January 1, 2002, the Company ceased the amortization of existing goodwill.

     The Company completed the first and second steps of the transitional goodwill impairment test as of June 30, 2002 and September 30, 2002, respectively. As a result, the Company recorded $18.9 million in impairment charges, net of taxes, for goodwill not expected to be realized upon the disposition of its Asset-Based Lending, Factored Receivables and Commercial Leasing businesses. As required by the transitional provisions of SFAS No. 142, the impairment loss was measured and recorded as of the date of adoption and recognized as the cumulative effect of a change in accounting principle as of January 1, 2002. At December 31, 2004 and 2003, management determined that there was no impairment of goodwill.

NOTE 10.  DEPOSITS

     During 2002, U.S. Bank acquired the Bank's retail deposits, totaling $3.3 billion, in connection with the sale of the Bank's retail banking assets.

NOTE 11.  BORROWINGS

     During the second quarter of 2004, BVAC secured a $350.0 million floating-rate, revolving warehouse credit facility to replace a maturing $250.0 million facility originally obtained in 2003. The facility is jointly provided by two lenders including a commercial paper conduit affiliated with one of the lenders (the "Note Purchasers"). The facility is for a term of 364 days and matures on June 25, 2005. The interest rate on a portion of the facility is indexed to asset-backed commercial paper rates; the balance of the facility is indexed to the 1 month Libor rate. BVAC draws on the facility to purchase and finance its existing inventory of auto contracts. Substantially all auto contracts retained by BVAC are pledged as collateral for the credit facility. Under the terms of the facility, BVAC draws on the facility by transferring auto contracts to a special purpose entity, a statutory trust, which issues notes to the Note Purchasers. BVAC periodically securitizes or sells auto contracts in order to pay down the line of credit and maintain borrowing capacity.

     At December 31, 2004, $298.8 million was outstanding under this facility with an all-in cost of 3.34%. These borrowings were secured by $314.5 million of auto contracts. The facility contains various performance triggers and default covenants requiring that BVAC maintain certain cumulative credit loss, delinquency and other financial ratios. As of December 31, 2004, all such financial and performance ratios were within required levels.

     On December 31, 2001, the Company completed a structured financing of its auto lease cash flows and recorded $136.5 million in other borrowings. Since the Company ceased its purchases of auto leases in June 2000, the contractual auto lease cash flows have been decreasing monthly and are scheduled to conclude in December 2005. The transaction was treated as a sale for tax purposes that allowed the Company to capture expiring net operating loss carryforwards and partially reverse the related valuation allowance on deferred tax assets. At December 31, 2004, the balance of the borrowing was $1.9 million. The effective cost of the borrowing for 2004 was 2.00%.

     During 2003, the Company adopted FASB Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities," and accordingly, deconsolidated Bay View Capital I. As a result, the 9.76% Capital Securities of Bay View Capital I were no longer reflected on the Company's Consolidated Statement of

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

Financial Condition while the underlying 9.76% Junior Subordinated Deferrable Interest Debentures (the "Junior Debentures"), which were acquired by Bay View Capital I, were reflected as borrowings. On June 30, 2004, the Company redeemed the remaining $22.0 million of Junior Debentures and recovered its $2.8 million equity investment in Bay View Capital I through a settlement of its liability with the Trustee. See Note 13.

NOTE 12.  NOTES AND DEBENTURES

     On August 18, 1999, the Bank issued $50.0 million in Subordinated Notes. The Subordinated Notes were unsecured obligations of the Bank and were subordinated in right of payment to all existing and future senior indebtedness, as defined, of the Bank. The Subordinated Notes were to mature on August 31, 2009, with a call provision at our option any time after August 31, 2002 at par. The issuance had a stated coupon of 10.00%. The all-in cost of the Subordinated Notes was 10.57%. A portion of the proceeds was dividended to the Company and used to partially finance the acquisition of Franchise Mortgage Acceptance Company. On December 9, 2002, the Bank redeemed the entire $50.0 million of its outstanding Subordinated Notes. Interest expense on the Subordinated Notes was $4.9 million for the year ended December 31, 2002.

     On August 28, 1997, the Company issued $100.0 million in Subordinated Notes registered under the Securities Act of 1933, as amended. The Subordinated Notes were unsecured obligations of the Company and were subordinated in right of payment to all existing and future senior indebtedness, as defined, of the Company. The Subordinated Notes were to mature on August 15, 2007, with a call provision effective on or after August 15, 2002 or, at any time upon a change of control or the occurrence of certain other events, at our option, at various premiums through August 15, 2005 and at par thereafter. The issuance had a stated coupon of 9.125% and was issued at a discount to yield 9.225%. The all-in cost of the Subordinated Notes was 9.62%. A portion of the proceeds was used to partially finance the acquisition of America First Eureka Holdings, Inc., which the Company acquired in January 1998. On November 29, 2002, the Company prepaid the entire $100.0 million of its outstanding Subordinated Notes at a premium of 4.563%. Interest expense on the Subordinated Notes was $8.6 million for the year ended December 31, 2002.

NOTE 13.  CAPITAL SECURITIES

     On December 21, 1998, the Company issued $90.0 million in Capital Securities through Bay View Capital I (the "Trust"). The Capital Securities paid quarterly cumulative cash distributions at an annual rate of 9.76% of the liquidation value of $25 per share. The Capital Securities represented undivided beneficial interests in the Trust. The Company owned all of the issued and outstanding common securities of the Trust. Proceeds from the offering and from the issuance of common securities were invested by the Trust in the Company's 9.76% Junior Debentures due December 31, 2028 with an aggregate principal amount of $92.8 million. The primary asset of the Trust was the Junior Debentures. The Company fully and unconditionally guaranteed the obligations of the Trust with respect to the Capital Securities to the extent provided in the Guarantee Agreement. Proceeds were used to repay the Company's $50.0 million Senior Debentures and the balance for general corporate purposes. The all-in cost of the Capital Securities was 9.95%. Prior to the dissolution of the Bank, the Capital Securities had the added benefit of qualifying as Tier 1 capital for regulatory capital purposes.

     In September of 2000, the Company entered into an agreement with the FRB that required the Company to obtain their approval prior to disbursing any dividends associated with the Capital Securities. Beginning with the third quarter of 2000, the Company began deferring distributions of the quarterly dividends in accordance with the terms of the Capital Securities. During this deferral period, distributions to which holders are entitled continued to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus accumulated additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law).

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     In December of 2002, the Company received approval from the FRB to pay the cumulative distributions on its Capital Securities. On December 31, 2002, the Company paid the cumulative deferred distributions, interest on the deferred distributions and the current quarterly distribution. The total amount paid per share as of December 31, 2002 was $6.10 for the 10 quarterly distributions plus $0.715 in accrued interest. Subsequent quarterly distributions remained subject to FRB approval until the dissolution of the Bank, as of September 2003, when the Company ceased to be a bank holding company and was no longer subject to supervision, examination and regulation by the FRB. Dividend expense on the Capital Securities was $1.1 million, $8.8 million and $10.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. Effective July 1, 2003, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. "Implementation of SFAS No. 150 resulted in the reclassification of the Capital Securities from their prior classification as a "mezzanine" item to liabilities and required the Company to reflect the dividend expense on the Capital Securities as interest on borrowings.

     During the third quarter of 2003, the Company completed an offer of optional redemption of the Capital Securities at a price of $25 per Capital Security plus accrued and unpaid distributions through the date of redemption. Holders of the Capital Securities elected to redeem 184,903 shares, or approximately 5.14% of the outstanding Capital Securities, under the offer that expired on September 8, 2003. An additional $63.5 million, or approximately 74%, of the outstanding Capital Securities was redeemed on December 31, 2003. These redemptions reduced the outstanding Capital Securities from $90.0 million at December 31, 2002 to $22.0 million at December 31, 2003. On June 30, 2004, the Company redeemed the remaining $22.0 million of the outstanding Capital Securities.

NOTE 14.  INCOME TAXES

     The following table sets forth the Company's consolidated income tax expense (benefit) for the periods indicated:

                                                               FOR THE YEAR ENDED
                                                               DECEMBER 31, 2004
                                                           --------------------------
                                                           FEDERAL   STATE     TOTAL
                                                           -------   ------   -------
                                                             (DOLLARS IN THOUSANDS)
Current provision........................................  $    --   $2,517   $ 2,517
Deferred provision.......................................   (5,828)     785    (5,043)
                                                           -------   ------   -------
Total income tax expense (benefit).......................  $(5,828)  $3,302   $(2,526)
                                                           =======   ======   =======

                                                              FOR THE YEAR ENDED
                                                               DECEMBER 31, 2003
                                                          ---------------------------
                                                            (DOLLARS IN THOUSANDS)
Current provision.......................................  $   566   $(7,111)  $(6,545)
Deferred provision......................................   (1,483)    1,592       109
                                                          -------   -------   -------
Total income tax benefit................................  $  (917)  $(5,519)  $(6,436)
                                                          =======   =======   =======

                                                             FOR THE YEAR ENDED
                                                              DECEMBER 31, 2002
                                                        -----------------------------
                                                           (DOLLARS IN THOUSANDS)
Current provision.....................................  $     --   $15,579   $ 15,579
Deferred provision....................................   147,926    11,099    159,025
                                                        --------   -------   --------
Total income tax expense..............................  $147,926   $26,678   $174,604
                                                        ========   =======   ========

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     At December 31, 2004, the Company had recorded an estimate of contingent tax liabilities of $4.2 million. Management does not believe a material change in this estimate will occur within the next twelve months. If and when these contingent tax liabilities are ultimately paid, it could have a significant impact on cash flows or liquidity of the Company.

     The following table sets forth the reconciliation between the federal statutory income tax rate and the effective income tax rate for the periods indicated. The table reflects the inclusion of dividends on Capital Securities in the determination of income (loss) before income tax expense (benefit):

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              2004   2003    2002
                                                              ----   -----   ----
Federal statutory income tax rate...........................  35.0%   35.0%  35.0%
Amortization and disposition of nondeductible goodwill......    --      --   15.2
Valuation allowance.........................................    --      --    8.9
State income, net of federal tax benefit....................   4.2    39.2   11.0
Nondeductible compensation..................................    --   (16.3)   2.0
Other, net..................................................    --    (1.7)    --
                                                              ----   -----   ----
Effective income tax rate...................................  39.2%   56.2%  72.1%
                                                              ====   =====   ====

     Stockholders' equity or net assets in liquidation were credited with a tax benefit associated with the exercise of stock options of $0.2 million for 2002. For the years ended December 31, 2004 and 2003, there was no such tax benefit. Stockholders' equity or net assets in liquidation were charged a tax associated with certain adjustments recorded to convert from the liquidation basis to going concern basis accounting, of $0.6 million for the year ended December 31, 2003.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table sets forth the components of net deferred tax assets as of the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................   $ 48,808     $ 52,721
  Auto lease receivable financing...........................        743        6,297
  Provision for losses on loans and leases..................      1,065        1,813
  Mark-to-market adjustments, net...........................        504        6,878
  Other accrued expenses not deducted for tax purposes......      4,277        6,124
  Alternative minimum tax credit carryforwards..............      3,916        3,917
  Other.....................................................      1,259          671
                                                               --------     --------
Gross deferred tax assets...................................     60,572       78,421
Valuation allowance.........................................     21,495       21,495
                                                               --------     --------
Net deferred tax asset......................................     39,077       56,926
Deferred tax liabilities:
  Tax depreciation in excess of book depreciation...........     (3,398)     (21,757)
  Securitizations...........................................    (14,486)     (19,019)
  Real estate partnership investments.......................        (25)         (25)
                                                               --------     --------
Gross deferred tax liabilities..............................    (17,909)     (40,801)
                                                               --------     --------
Net deferred tax asset......................................   $ 21,168     $ 16,125
                                                               ========     ========

     The valuation allowance on deferred tax assets, which was $21.5 million as of December 31, 2003, was unchanged as of December 31, 2004. In the determination of deferred tax assets, net of the valuation allowance, the Company considered the projected future net income available to absorb the realization of deferred tax assets. Under the Company's prior plan of complete liquidation, the determination of deferred tax assets was limited to consideration of projected future net income through September 30, 2005, which was the projected final liquidation date of the Company.

     The Company recorded an income tax benefit of $2.5 million for the year ended December 31, 2004 compared to an income tax benefit of $6.4 million for 2003 and an income tax provision of $176.9 million for 2002. The Company's effective tax rate was 39.2% for 2004 compared to 56.2% for 2003 and 72.1% for 2002. The Company's 2004 effective rate differs from the 35.0% federal statutory tax rate primarily due to state income and franchise taxes.

     For the year ended December 31, 2002, as a result of the Company's Plan, income tax expense included the effect of establishing a valuation allowance of $21.5 million on the realizability of deferred tax assets in years after 2002. The realizability of deferred tax assets and the related valuation allowance were based on total projected future income through the final liquidation of the Company. During 2002, the Company also recorded a deferred tax benefit of $2.3 million on the cumulative effect of the change in accounting principle, which is presented net of this tax benefit. During 2002, the Company realized approximately $138.0 million of its net deferred tax assets primarily as a result of the Company's sale of its retail banking assets to U.S. Bank and other asset sale transactions.

     At December 31, 2004, the federal net operating loss carryforwards were $127.9 million, of which $58.4 million will expire in 2020 and $69.5 million will expire in 2023. The Company has federal alternative

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES minimum tax credits of $3.9 million. These credits can be carried forward indefinitely to reduce future regular tax.

     Effective for the 2002 and 2003 tax years, California tax law suspended deductions for net operating loss carryforwards. As a result, the 2002 current state tax provision has no utilization of California net operating loss carryforwards; for 2003, the Company generated an additional California net operating loss, and for 2004, the Company utilized California net operating loss carryforwards. At December 31, 2004, the California net operating loss carryforwards were $41.7 million, of which $24.8 million will expire in 2012, and $16.9 million will expire in 2013.

NOTE 15.  STOCK OPTIONS

     As of December 31, 2004, the Company had five employee stock option plans and three non-employee director stock option plans. The employee stock option plans were as follows: the "Amended and Restated 1986 Stock Option and Incentive Plan," the "Amended and Restated 1995 Stock Option and Incentive Plan," the "1998-2000 Performance Stock Plan (the "2001 Plan")," the "1999 FMAC Stock Option, Deferred Stock and Restricted Stock Plan," and the "2001 Stock Option and Incentive Plan," which authorize the issuance of 175,943, 250,000, 40,000, 27,058 and 320,000 shares of common stock, respectively. The non-employee director stock option plans were as follows: the "Amended and Restated 1989 Non-Employee Director Stock Option and Incentive Plan," the "1998 Non-Employee Director Stock Option and Incentive Plan," and the "2001 Non-Employee Director Stock Option Plan," which authorize the issuance of up to 55,000, 20,000, and 50,000 shares of common stock, respectively.

     Excluding options for 347,700 shares granted in 2001 that were issued with exercise prices below the then current market value, the exercise price for the purchase of shares subject to a stock option at the date of grant generally may not be less than 100% of the market value of the shares covered by the option on that date. Options generally vest over periods ranging from 6 months to 3 years and expire over periods ranging from 6 years to 13 years. The Company's stock options generally cancel automatically 90 days after termination of employment and, notwithstanding any other provisions of our stock option plans, all outstanding stock options will automatically cancel on the final record date.

     All of the stock option plans define a change in control as including a sale of all or substantially all of the Company's assets, and all of the stock option plans provide for the automatic acceleration of the exercisability of stock options in the event of a change in control with the exception of the 2001 Plan. The 2001 Plan provides for the acceleration of the exercisability of stock options in such circumstances as the stock option committee of the Board of Directors determines to be appropriate. On August 6, 2002, the stock option committee determined that the consummation of the sale of the Bank's retail banking assets constituted a change in control for purposes of the 2001 Plan and recommended to the Board of Directors the acceleration of the exercisability of the stock options under the 2001 Plan in order that all option holders would be treated equally. On October 3, 2002, the Board of Directors authorized such acceleration as of that date. Subsequently, the stock option plans were treated as variable plans based on APB 25. As of December 31, 2002, the acceleration of the exercisability of stock options resulting from the change in control for all other plans had an insignificant impact on the Company's financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table sets forth the stock options available for grant as of December 31, 2004:

                               EMPLOYEE STOCK OPTION   NON-EMPLOYEE DIRECTOR STOCK
                                AND INCENTIVE PLANS    OPTION AND INCENTIVE PLANS      TOTAL
                               ---------------------   ---------------------------   ----------
Shares reserved for
  issuance...................          813,001                   125,000                938,001
Granted......................       (1,023,989)                 (113,700)            (1,137,689)
Forfeited....................          453,503                    37,500                491,003
Expired......................          (50,569)                  (27,600)               (78,169)
                                    ----------                  --------             ----------
Total available for grant....          191,946                    21,200                213,146
                                    ==========                  ========             ==========

     At December 31, 2004, the Company had outstanding options under the plans with expiration dates ranging from the year 2005 through 2014, as set forth in the following table:

                                            NUMBER OF     EXERCISE PRICE    WEIGHTED-AVERAGE
                                          OPTION SHARES        RANGE         EXERCISE PRICE
                                          -------------   ---------------   ----------------
Outstanding at January 1, 2002..........     627,780      $45.90 - 344.10       $ 92.10
Granted.................................       3,800       66.40 -  68.40         68.20
Exercised...............................     (35,025)      45.90 -  54.10         46.90
Forfeited...............................     (76,445)      45.90 - 344.10        139.80
                                            --------
Outstanding at December 31, 2002........     520,110       45.90 - 344.10         88.00
Granted.................................          --                   --            --
Exercised...............................    (330,783)      45.90 -  54.10         46.40
Forfeited...............................    (102,597)      54.10 - 316.30        152.80
                                            --------
Outstanding at December 31, 2003........      86,730       68.40 - 344.10        169.10
Granted.................................      50,000                16.87         16.87
Exercised...............................          --                   --            --
Forfeited...............................     (52,630)      70.75 - 344.06        177.46
                                            --------
Outstanding at December 31, 2004........      84,100      $16.87 - 326.88       $ 73.47
                                            ========      ===============       =======
Exercisable at December 31, 2002........     520,110      $45.90 - 344.10       $ 88.00
                                            ========      ===============       =======
Exercisable at December 31, 2003........      86,730      $68.40 - 344.10       $169.10
                                            ========      ===============       =======
Exercisable at December 31, 2004........      34,100      $68.40 - 326.88       $156.47
                                            ========      ===============       =======

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table sets forth information about stock options outstanding at December 31, 2004:

                                            OUTSTANDING
                          ------------------------------------------------           EXERCISABLE
                                           WEIGHTED-                         ----------------------------
                           NUMBER OF        AVERAGE                           NUMBER OF      WEIGHTED-
                            OPTIONS     REMAINING LIFE    WEIGHTED-AVERAGE     OPTIONS        AVERAGE
RANGE OF EXERCISE PRICES  OUTSTANDING     (IN YEARS)       EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
------------------------  -----------   ---------------   ----------------   -----------   --------------
$ 16.87 -  16.87......      50,000           4.68             $ 16.87              --         $  0.00
  68.40 -  75.31......       8,550           7.61               72.08           8,550           72.08
  78.44 - 139.69......       9,850           4.18              116.42           9,850          116.42
 179.38 - 188.75......       8,250           3.80              182.04           8,250          182.04
 255.00 - 255.00......       4,000           2.07              255.00           4,000          255.00
 278.75 - 278.75......         300           2.73              278.75             300          278.75
 299.06 - 299.06......       2,000           3.08              299.06           2,000          299.06
 316.25 - 316.25......         350           3.41              316.25             350          316.25
 316.88 - 316.88......         300           3.06              316.88             300          316.88
 326.88 - 326.88......         500           3.15              326.88             500          326.88
                            ------           ----             -------          ------         -------
$ 16.87 - 326.88......      84,100           4.65             $ 73.47          34,100         $156.47
                            ======           ====             =======          ======         =======

  SFAS NO. 123 PRO FORMA DISCLOSURE

     The Company adopted SFAS No. 123 effective January 1, 1996, but continues to account for employee and director stock-based compensation plans under the intrinsic value method prescribed by APB 25. SFAS No. 123 requires that stock-based compensation to parties other than employees and directors be accounted for under the fair value method. No compensation cost has been recognized for the stock option awards to employees and directors in 2004, 2003 and 2002, except as discussed above. The weighted-average fair value of options granted to employees and directors was $11.99 and $23.10 in 2004 and 2002, respectively. There were no options granted during 2003. See Note 2 for a pro forma calculation of net income (loss) and earnings (loss) per share had compensation cost related to the Company's stock option awards been determined under the fair value method.

     The fair value of options granted was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2004   2003   2002
                                                              ----   ----   ----
Dividend yield..............................................    --%    --%    --%
Expected volatility of our common stock.....................    85%    41%    37%
Expected risk-free interest rate(1).........................  3.25%  2.30%  2.73%
Expected life of options in years...........................  3.59   3.59   4.60

---------------

(1) The expected risk-free interest rate was calculated using a term commensurate with the expected life of the options.

NOTE 16.  EMPLOYEE BENEFIT PLANS

     On July 22, 2002, the Company's Board of Directors approved the termination, effective as of September 30, 2002 and subject to regulatory approval, of the qualified, noncontributory defined benefit retirement plan (the "Eureka Plan") that the Company assumed in its acquisition of America First Eureka

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

Holdings. The Eureka Plan was in a frozen status and no additional benefits had been accrued since January 1, 1994. In November 2003, the Company received a favorable determination from the Internal Revenue Service to proceed with the termination. As of December 31, 2003, the Company accrued $0.9 million related to its liabilities to the Eureka Plan and the costs associated with the termination. As of December 31, 2003, the plan assets approximated $1.5 million. In January 2004, as part of the termination process, the Company purchased an annuity at a cost of $2.4 million from a third party annuity provider to provide benefits for all remaining Eureka Plan participants. The termination process is in compliance with the relevant regulations of the Department of Labor.

     The following tables set forth the funded status of the Eureka Plan and related net periodic benefits cost for the year prior to the termination:

                                                                FOR THE YEAR ENDED
                                                                DECEMBER 31, 2002
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Projected benefit obligation at beginning of year...........         $ 5,201
Interest cost...............................................             359
Actuarial loss..............................................           1,440
Benefits paid...............................................          (3,148)
                                                                     -------
Projected benefit obligation at end of year.................         $ 3,852
                                                                     =======
Plan assets at beginning of year............................         $ 4,430
Actual return on plan assets................................            (292)
Employer contribution.......................................           2,140
Benefits paid...............................................          (3,148)
                                                                     -------
Plan assets at end of year..................................         $ 3,130
                                                                     =======

                                                                AS OF DECEMBER 31,
                                                                       2002
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Fair value of plan assets...................................         $ 3,130
Projected benefit obligation................................           3,852
                                                                     -------
Plan assets less than projected benefit obligation..........            (722)
Unrecognized loss from past experience different than
  originally assumed and from effects of changes in
  assumptions...............................................           1,540
Recognition of previously unrecognized loss upon termination
  of the plan...............................................          (1,540)
                                                                     -------
Total accrued benefit liability.............................         $  (722)
                                                                     =======
Weighted-average discount rate..............................            5.00%
                                                                     =======
Expected long-term rate of return on assets.................            1.50%
                                                                     =======

                                                                FOR THE YEAR ENDED
                                                                DECEMBER 31, 2002
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Interest cost on projected benefit obligation...............          $ 358
Assumed return on plan assets...............................           (337)
                                                                      -----
Net periodic pension benefit................................          $  21
                                                                      =====

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     As of December 31, 2004, 3,443 shares of the Company's common stock were held in treasury under the Company's non-qualified defined benefit retirement plan for non-employee members of its Board of Directors. These shares were previously repurchased in the open market at a cost of $0.6 million to be distributed to certain non-employee members of the Company's Board of Directors. As of December 31, 2004, the Company had $0.2 million included in other liabilities for the remaining benefits owed to certain current and retired executive officers pursuant to a terminated non-qualified supplemental retirement plan for executive officers and $1.0 million in other liabilities for postretirement health care benefits owed to certain retired employees, officers and directors pursuant to a terminated retiree health plan.

     Effective October 31, 2002, the Company's Board of Directors approved the termination of the Company's Employee Stock Ownership Plan ("ESOP"). All participants were fully vested as of October 1, 2002. Before the termination, the Company borrowed from a financial institution and in turn lent it to the ESOP to purchase shares of the Company's common stock in the open market. As of December 2002, the ESOP debt was fully paid. Interest expense of the ESOP debt amounted to $7,000 for the year ended December 31, 2002. The ESOP held 36,144 shares of the Company's common stock at December 31, 2003. During the second quarter of 2004, these shares were distributed to participants. All fractional shares were paid in cash. Prior to the termination, the Company made periodic contributions to the ESOP to enable the ESOP to pay principal, interest expense and administrative costs not covered by cash dividends received by the ESOP on its unallocated shares of the Company's common stock. The Company made cash contributions to the ESOP of $1.1 million for the year ended December 31, 2002. All shares of common stock held by the ESOP were treated as outstanding shares in calculating both basic and diluted earnings per share. ESOP-related compensation expense of $0.5 million was recorded for the year ended December 31, 2002.

     The Company has a 401(k) thrift plan under which an employee with three or more months of service may contribute from 2% to 15% of base salary to the plan. The amount of base salary deferred is not subject to federal or state income taxes at the time of deferral. After one year of service, the Company will match an employee's contribution up to 100% of the first 6% of the employee's base salary, depending on the employee's length of service. The Company's contribution was $0.3 million, $0.4 million and $1.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 17.  DERIVATIVE INSTRUMENTS

     The Company uses derivatives to modify interest rate characteristics of certain assets or liabilities to hedge its exposure to interest rate fluctuations, reducing the effects these fluctuations might have on associated cash flows or values. Derivative financial instruments involve, to varying degrees, elements of credit risk. Credit risk is defined as the possibility of sustaining a loss because counterparties to the financial instrument fail to perform in accordance with the terms of the contract.

     As a result of the Company's re-adoption of going concern basis accounting effective October 1, 2003 and the use of accounting prescribed by SFAS No. 133, the Company's derivative instruments are being carried at fair value, with changes in such fair value charged or credited to earnings. Prior to the Company's re-adoption of going concern basis accounting, it accounted for changes in the market value of derivative instruments using liquidation basis accounting. Accordingly, changes in the fair value of these derivative instruments were reflected in the consolidated statements of net assets in liquidation under pre-tax loss from operations, while offsetting changes in the market value of underlying auto contracts were included in changes in estimated values of assets and liabilities.

     The Company was a party to "fixed-for-floating" interest rate swaps with notional principal amounts of $145.0 million and $133.0 million at December 31, 2004 and 2003, respectively. The interest rate swaps mature at various dates between May 2005 and May 2008. During 2004, the Company paid a fixed interest rate of 2.51% and received a floating interest rate of 1.46%. During 2003, the Company paid a fixed interest rate of 2.29% and received a floating interest rate of 1.18%. Interest rate swaps increased interest expense by

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

$1.8 million and $0.3 million for the years ended December 31, 2004 and 2003, respectively. To record its interest rate swaps at their fair value, as required by SFAS No. 133, the Company recognized gains of $2.1 million during 2004 and losses of $1.6 million during 2003.

     As discussed in Note 11, BVAC draws on its warehouse credit facility by transferring auto contracts to a special purpose entity, a statutory trust, which issues notes to its two lenders including a commercial paper conduit affiliated with one of the lenders (the "Note Purchasers"). Under the terms of the facility, the trust enters into out-of-the-money, interest rate cap contracts, containing terms and conditions required by the Note Purchasers, to provide protection to the Note Purchasers from interest rate risk embedded in the fixed-rate auto contracts that have been transferred to the trust. BVAC incurs the cost of these interest rate caps. The notional balance of these amortizing interest rate caps is maintained by the trust to coincide with the outstanding balance of the underlying auto contracts. At December 31, 2004, the notional amount of these interest rate caps was $281.3 million. The contracts mature between May 2008 and October 2010; the strike rates on the contracts, which are indexed to the 1 month Libor rate, range between 5.50% and 6.25%. At December 31, 2004, the interest rate caps had a fair value of $0.7 million. For the year ended December 31, 2004, the Company recognized $0.7 million of unrealized losses on interest rate caps. The fair value of the interest rate caps is included in other assets.

NOTE 18.  COMMITMENTS AND CONTINGENCIES

  PREMISES

     At December 31, 2004, the Company occupied three offices including its corporate headquarters office and had an additional two offices that have been vacated, and are subleasing, under operating lease agreements expiring at various dates through the year 2012. In most instances, these lease arrangements include options to renew or extend the lease at market rates.

     The Company is a party to lease agreements for two former Bay View Franchise Mortgage Acceptance Company offices, both of which were subleased at December 31, 2004.

     Rental expense was $1.2 million for the year ended December 31, 2004, $1.2 million for 2003 and $9.1 million for 2002. Sublease rental income totaled $18,000 for the year ended December 31, 2004, $186,000 for 2003 and $567,000 for
2002.

     Future minimum payments under noncancellable lease obligations are summarized below. These payments have not been reduced to reflect approximately $2.3 million in sublease rental income from existing sublease rental arrangements through the year 2008.

                                                                 OPERATING LEASE
                                                                     PAYMENTS
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
2005........................................................         $ 2,903
2006........................................................           2,507
2007........................................................           2,542
2008........................................................           2,305
Thereafter..................................................           6,577
                                                                     -------
                                                                     $16,834
                                                                     =======

     Included in the table above are future minimum lease payments of $15.1 million related to the Company's liquidating activities. At December 31, 2004, the Company had accrued $6.0 million for future rent payments net of estimated sublease income as facilities costs as described in Note 2.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

  LOANS

     At December 31, 2004 and 2003, the Company had contingent liabilities of $14.5 million and $14.4 million, respectively, related to a standby letter of credit that the Bank had provided on bonds issued by a community housing development in Northern California. This letter of credit has been secured by a cash deposit of a corresponding amount which is included in restricted cash. The Company had no outstanding lending commitments at December 31, 2004 and 2003. There were no outstanding recourse and subordination contingencies at December 31, 2004 and 2003.

  LITIGATION

     On August 29, 2003, Financial Security Assurance Inc. ("FSA") filed a complaint against the Company and the Bank in the United States District Court for the Southern District of New York. The complaint, as amended, alleges breaches of representations and warranties or indemnity obligations with regard to a number of loans that served as collateral for two securitizations involving the Company and/or a former subsidiary, Bay View Franchise Mortgage Acceptance Company that were effected in 1998 and 2000. FSA guaranteed certain payments in connection with these securitizations. The Company vigorously denies any liability to FSA and has asserted numerous defenses to each of FSA's claims. The Company has also filed counterclaims against FSA.

     The Company is a party to various other legal actions arising in the normal course of business.

     After consultation with counsel, the Company does not currently expect that the resolution of these legal actions will have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

NOTE 19.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." Fair value estimates, methods and assumptions, set forth below for the Company's financial instruments, are made solely to comply with the requirements of SFAS No. 107 and should be read in conjunction with the Company's consolidated financial statements and related notes.

     The Company has determined the estimated fair value amounts by using market information and valuation methodologies that it considers appropriate. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize or has realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. For all of these reasons, the aggregation of the fair values presented herein does not represent, and should not be construed to represent, their underlying value.

     The following methods and assumptions have been used to estimate the fair value of each class of financial instrument for which it was practicable to estimate the value:

          Cash and cash equivalents: This category includes cash and deposits due from depository institutions and money market funds. The cash equivalents were readily convertible to known amounts of cash or are so near their maturity that they present insignificant risk of changes in value. For these short-term financial instruments, the carrying amount approximated fair value.

          Securities: The fair values of investment securities and retained interests in loan securitizations were estimated by discounting future cash flows using a discount rate commensurate with the risks involved. The fair value of mortgage-backed securities was based on published market prices or quotes obtained from independent registered securities brokers.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

          Auto contracts and other loans: The fair value of auto contracts and other loans was based on prices for similar loans in the secondary whole loan or securitization markets with similar credit terms and remaining maturities. Prepayment estimates were based on historical experience for similar loans.

          Borrowings: Borrowings include BVAC's floating rate warehouse credit facility and a structured financing of the Company's auto lease cash flows which mature within one year of December 31, 2004. For such borrowings, the carrying amount approximates fair value.

          Junior Subordinated Deferrable Interest Debentures: The carrying value of the Junior Subordinated Deferrable Interest Debentures, which were redeemed on June 30, 2004, in connection with the Company's redemption of the remaining Capital Securities, approximated fair value at December 31, 2003.

          Interest rate swaps: The fair value of interest rate swaps is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

          Interest rate caps: The fair value of interest rate caps is the estimated amount that the Company would receive or pay to terminate the cap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the cap counterparties.

          Limitations: The fair value estimates presented herein were based on pertinent information available to the Company as of December 31, 2004 and 2003. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following table sets forth the estimated fair values of the Company's financial instruments as of the dates indicated:

                                                            AT DECEMBER 31,
                                             ---------------------------------------------
                                                     2004                    2003
                                             ---------------------   ---------------------
                                             CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
                                                        (DOLLARS IN THOUSANDS)
Financial assets:
  Cash, cash equivalents and restricted
     cash..................................  $ 31,292    $ 31,292    $ 43,803    $ 43,803
  Retained interests in securitizations and
     other securities......................    22,636      22,636      28,836      28,836
  Mortgage-backed securities...............        --          --       5,982       5,893
  Auto installment contracts and other
     loans.................................   328,786     329,207     177,948     179,287
Financial liabilities:
  Borrowings...............................   300,650     300,650     154,276     154,276
  Junior Subordinated Deferrable Interest
     Debentures............................        --          --      24,784      24,784
Interest rate swaps........................       398         398      (1,624)     (1,624)
Interest rate caps.........................       698         698          --          --

NOTE 20.  SEGMENT AND RELATED INFORMATION

     The Company considers its auto finance business to be its sole line of business. Prior to the Company's adoption of the Plan on September 30, 2002, the Company had two operating segments that were referred to

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES as business platforms. The platforms were determined primarily based upon the characteristics of interest-earning assets and their respective distribution channels and reflect the way that the Company monitored, measured and evaluated its primary business activities. The platforms were comprised of: a Retail Platform which was comprised of single-family real estate loans, home equity loans and lines of credit, auto contracts and leases, mortgage-backed securities and other investments, and consumer banking products and services; and a Commercial Platform which was comprised of multi-family and commercial real estate loans, franchise loans, franchise asset-backed securities, asset-based loans, syndicated loans, factored receivables and commercial leases, and business banking products and services.

     The Company evaluated the performance of its segments based upon contribution by platform. Contribution by platform is defined as each platform's net interest income and noninterest income less each platform's allocated provision for losses on loans and leases, direct general and administrative expenses, including certain expense allocations, and other noninterest expense, including the amortization of intangible assets.

     In computing net interest income by platform, the interest expense associated with the warehouse lines, which were used primarily to fund franchise loans held-for-sale, was allocated directly to the Commercial Platform. The interest expense associated with remaining funding sources, including dividends associated with the 9.76% Capital Securities, was allocated to each platform on a pro-rata basis determined by the relative amount of average interest-bearing liabilities, excluding warehouse lines, that were required to fund the platform's interest-earning assets.

     The Retail Platform incurred the direct general and administrative expenses related to operating the Company's branch network, which served primarily to generate deposits used to fund interest-earning assets in the Retail and Commercial Platforms. A portion of these direct general and administrative expenses was allocated to the Commercial Platform based upon the relative amount of average interest-bearing liabilities that were required to fund the platform's interest-earning assets.

     All indirect general and administrative expenses not specifically identifiable with, or allocable to, the Company's business platforms were included in indirect corporate overhead. Indirect corporate overhead included expenses associated with our administrative and support functions. Liquidation adjustments recorded during the third quarter of 2002 in connection with the Company's adoption of liquidation basis accounting effective September 30, 2002 were not allocated to the Company's business platforms.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table sets forth each platform's contribution for the period indicated. The table also sets forth the reconciliation of total contribution by platform to consolidated net income for the period indicated. Reconciling items generally included indirect corporate overhead, liquidation and valuation adjustments for 2002 and income taxes.

                                                        FOR THE NINE MONTHS ENDED
                                                            SEPTEMBER 30, 2002
                                                   ------------------------------------
                                                     RETAIL     COMMERCIAL     TOTAL
                                                   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Interest income..................................  $   69,054    $ 76,185    $  145,239
Interest expense.................................     (40,182)    (19,886)      (60,068)
Provision for losses on loans and leases.........      (2,106)     (8,594)      (10,700)
Noninterest income...............................      78,775      12,790        91,565
Direct general and administrative expenses.......     (68,712)     (7,813)      (76,525)
Allocation of branch network general and
  administrative expenses........................      18,466     (18,466)           --
Litigation settlement expense....................          --     (13,100)      (13,100)
Leasing expenses.................................     (43,984)         --       (43,984)
Real estate owned operations, net................          --        (956)         (956)
Provision for losses on real estate owned........          --        (266)         (266)
Amortization of intangible assets................        (993)         --          (993)
Dividends on Capital Securities..................      (4,809)     (3,064)       (7,873)
                                                   ----------    --------    ----------
Contribution by platform.........................  $    5,509    $ 16,830        22,339
                                                   ==========    ========
Indirect corporate overhead......................                               (16,476)
Adjustment for liquidation basis.................                               266,510
Income tax expense...............................                              (181,792)
Cumulative effect of change in accounting
  principle, net of taxes........................                               (18,920)
                                                                             ----------
Net income.......................................                            $   71,661
                                                                             ==========
At September 30, 2002:
Interest-earning assets plus operating lease
  assets.........................................  $3,277,407    $358,258    $3,635,665
                                                   ==========    ========
Noninterest-earning assets.......................                               260,808
                                                                             ----------
Total assets.....................................                            $3,896,473
                                                                             ==========

NOTE 21.  SELECTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     During the Company's year-end audit and Sarbanes-Oxley Section 404 review, the Company determined that it should have recognized a total of $0.4 million of unrealized after-tax losses on certain derivative instruments. As described in
Note 11, BVAC maintains, through an affiliated special purpose trust entity, a $350.0 million revolving receivables warehouse facility. Under the terms of this facility, the special purpose trust entity maintains interest rate caps to protect the holders of interest in the trust from interest rate risk in fixed-rate automobile installment contracts transferred to the trust. While BVAC pays the costs associated with the required interest rate caps, the special purpose trust entity owns the required interest rate caps and has pledged the benefits thereof to an indenture trustee for the benefit of the secured parties of such trust. BVAC considered the cost of the interest rate caps to be a cost of its warehouse facility, and as such, the cost

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES was deferred and amortized as a cost of the warehouse facility. Subsequently it was determined that the Company should have recognized the interest rate caps as its derivative instruments and recorded them at fair value with changes in the fair value recognized in earnings in accordance with SFAS No. 133. In light of this information, the Company adjusted the carrying value of these interest rate caps to fair value at each of the quarter-ends in 2004 and recognized an unrealized loss on the interest rate caps. This resulted in revised earnings for the quarters ended March 31, June 30 and September 30, 2004. The Company intends to restate its previously reported consolidated financial statements for the first, second and third quarters of 2004 that were previously reported in its Quarterly Reports on Form 10-Q in addition to its consolidated financial statements for the fourth quarter of 2004 that were previously furnished in a Current Report on Form 8-K dated January 28, 2005 (collectively, the "2004 Quarterly Statements"). The 2004 Quarterly Statements will correct the manner in which the Company accounted for the aforementioned interest rate cap contracts. The aggregate effect of the restatements is to increase the Company's net loss by $430 thousand, or $0.06 per share.

                                               FOR THE YEAR ENDED DECEMBER 31, 2004
                                  ---------------------------------------------------------------
                                  FIRST QUARTER   SECOND QUARTER   THIRD QUARTER
                                  (AS RESTATED)   (AS RESTATED)    (AS RESTATED)   FOURTH QUARTER
                                  -------------   --------------   -------------   --------------
                                                        GOING CONCERN BASIS
                                  ---------------------------------------------------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income.................     $ 4,912          $5,212          $ 5,960         $ 6,525
Net interest income.............       2,970           3,049            3,813           3,932
Provision for credit losses.....          --             521              331             760
Loss before income tax
  benefit.......................      (1,483)           (291)          (2,662)         (2,002)
Net loss........................        (901)           (177)          (1,618)         (1,216)
Basic loss per share(1).........     $ (0.14)         $(0.03)         $ (0.25)        $ (0.18)
Diluted loss per share(1).......     $ (0.14)         $(0.03)         $ (0.25)        $ (0.18)

                                                FOR THE YEAR ENDED DECEMBER 31, 2003
                                   ---------------------------------------------------------------
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                                                    GOING CONCERN
                                                 LIQUIDATION BASIS                      BASIS
                                   ----------------------------------------------   --------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income..................     $ 6,473         $ 6,286          $ 5,192          $4,936
Net interest income..............       3,294           3,783            2,463           1,324
Loss before income tax benefit...        (836)         (1,531)          (2,228)           (857)
Adjustment for liquidation
  basis..........................      (1,664)           (924)          (3,407)             --
Change in net assets in
  liquidation from operations....      (1,698)         (1,669)            (971)             --
Net loss.........................          --              --               --            (673)
Basic loss per share.............         N/A             N/A              N/A          $(0.10)
Diluted loss per share...........         N/A             N/A              N/A          $(0.10)

---------------

(1) Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amount. This is caused by rounding and the averaging effect of the number of share equivalents outstanding throughout the year, which changes with the market price of the common stock.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     The following table summarizes the changes in loss before income tax benefit, net loss, basic and diluted loss per share and total assets from amounts previously reported in the Company's Quarterly Reports on Form 10-Q and its Current Report on Form 8-K dated January 28, 2005:

                                 LOSS BEFORE              BASIC LOSS   DILUTED LOSS    TOTAL
                                    TAXES      NET LOSS   PER SHARE     PER SHARE      ASSETS
                                 -----------   --------   ----------   ------------   --------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
First Quarter 2004
  As previously reported.......    $(1,388)    $  (843)     $(0.13)       $(0.13)     $368,787
  Adjustment...................        (95)        (58)      (0.01)        (0.01)          (58)
                                   -------     -------      ------        ------      --------
  As restated..................    $(1,483)    $  (901)     $(0.14)       $(0.14)     $368,729
Second Quarter 2004
  As previously reported.......    $  (199)    $  (121)     $(0.02)       $(0.02)     $387,875
  Adjustment(1)................        (92)        (56)      (0.01)        (0.01)         (114)
                                   -------     -------      ------        ------      --------
  As restated..................    $  (291)    $  (177)     $(0.03)       $(0.03)     $387,761
Third Quarter 2004
  As previously reported.......    $(2,338)    $(1,421)     $(0.22)       $(0.22)     $390,724
  Adjustment(1)................       (324)       (197)      (0.03)        (0.03)         (311)
                                   -------     -------      ------        ------      --------
  As restated..................    $(2,662)    $(1,618)     $(0.25)       $(0.25)     $390,413
Fourth Quarter 2004
  As previously reported.......    $(1,805)    $(1,097)     $(0.17)       $(0.17)     $423,758
  Adjustment(1)................       (197)       (119)      (0.01)        (0.01)         (430)
                                   -------     -------      ------        ------      --------
  As restated..................    $(2,002)    $(1,216)     $(0.18)       $(0.18)     $423,328

---------------

(1) Represents year-to-date adjustment to total assets.

NOTE 22.  SUBSEQUENT EVENTS

     On February 17, 2005, the Company, through Bay View 2005-LJ-1 Owner Trust, issued $232.1 million of auto receivable-backed notes payable. The issue was comprised of five classes of notes, Classes A-1 through A-4, and Class I which is an interest only security. The notes have a weighted-average stated coupon of 4.19% and final maturities ranging between February 27, 2006 and May 25, 2012. The notes are insured as to the timely payment of principal and interest and they contain a call provision that grants the Company the option of calling the notes at any time after the aggregate balance of receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $217.8 million of borrowings on the Company's revolving warehouse credit facility.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                               SEPTEMBER 30, 2005      DECEMBER 31, 2004
                                                              ---------------------   --------------------
                                                                              (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
                                                  ASSETS
Cash........................................................        $ 10,531                $  4,447
Restricted cash.............................................          38,287                  26,845
Retained interests in securitizations available-for-sale....          20,564                  22,636
Auto installment contracts and loans held-for-sale:
  Auto installment contracts................................         234,824                  75,021
  Other loans...............................................              --                     902
Auto installment contracts held-for-investment, net.........           6,975                 252,863
Securitized auto installment contracts held-for-investment,
  net.......................................................         349,417                      --
Investment in operating lease assets, net...................             344                  10,041
Real estate owned, net......................................             722                   3,379
Premises and equipment, net.................................             638                     733
Repossessed vehicles........................................             407                     439
Deferred income taxes, net..................................          24,181                  21,168
Goodwill....................................................           1,846                   1,846
Other assets................................................           8,863                   7,199
                                                                    --------                --------
Total assets................................................        $697,599                $427,519
                                                                    ========                ========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Borrowings:
  Warehouse credit facility and other short-term
     borrowings.............................................        $229,446                $298,755
  Securitization notes payable..............................         345,723                      --
  Other borrowings..........................................               1                   1,895
Current tax liabilities, net................................           3,745                   4,191
Other liabilities...........................................           9,675                   9,629
Liquidation reserve.........................................           7,708                   8,856
                                                                    --------                --------
Total liabilities...........................................         596,298                 323,326
                                                                    --------                --------
Stockholders' equity:
  Common stock ($.01 par value); authorized, 80,000,000
     shares; issued, 2005 -- 6,597,848 shares;
     2004 -- 6,597,303 shares; outstanding,
     2005 -- 6,596,431 shares; 2004 -- 6,593,860 shares;....              66                      66
  Additional paid-in capital................................         109,254                 109,578
  Accumulated deficit.......................................          (7,829)                 (4,585)
  Treasury stock, at cost; 2005 -- 1,417 shares;
     2004 -- 3,443 shares...................................            (252)                   (587)
  Accumulated other comprehensive gain (loss)...............              62                    (279)
                                                                    --------                --------
Total stockholders' equity..................................         101,301                 104,193
                                                                    --------                --------
Total liabilities and stockholders' equity..................        $697,599                $427,519
                                                                    ========                ========

           See notes to condensed consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                   FOR THE NINE MONTHS ENDED
                                                              -----------------------------------
                                                               SEPTEMBER 30,      SEPTEMBER 30,
                                                                    2005               2004
                                                              ----------------   ----------------
                                                                          (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)
Interest income:
  Interest on auto installment contracts and other loans....      $24,931            $13,880
  Interest on short-term investments and retained interests
     in securitizations.....................................        2,545              2,204
                                                                  -------            -------
                                                                   27,476             16,084
Interest expense:
  Interest on warehouse credit facility and other short-term
     borrowings.............................................        7,624              4,906
  Interest on securitization notes payable..................        7,475                 --
  Other interest expense....................................           13              1,346
                                                                  -------            -------
                                                                   15,112              6,252
Net interest income.........................................       12,364              9,832
Provision for credit losses.................................        3,887                852
                                                                  -------            -------
Net interest income after provision for credit losses.......        8,477              8,980
Noninterest income:
  Leasing income............................................        4,544             11,334
  Loan servicing income.....................................        1,432              2,519
  Loan fees.................................................          630                963
  Unrealized gain on derivative instruments.................        1,112                651
  Loss on auto installment contracts and other loans
     held-for-sale and retained interests in
     securitizations, net...................................       (1,314)            (2,261)
  Other, net................................................          577              1,168
                                                                  -------            -------
                                                                    6,981             14,374
Noninterest expense:
  General and administrative................................       19,303             18,696
  Leasing expense...........................................          731              8,705
  Real estate owned, net....................................          573                389
                                                                  -------            -------
                                                                   20,607             27,790
Loss before income tax benefit..............................       (5,149)            (4,436)
Income tax benefit..........................................       (1,905)            (1,740)
                                                                  -------            -------
Net loss....................................................      $(3,244)           $(2,696)
                                                                  =======            =======
Basic loss per share........................................      $ (0.49)           $ (0.41)
                                                                  =======            =======
Diluted loss per share......................................      $ (0.49)           $ (0.41)
                                                                  =======            =======
Weighted-average basic shares outstanding...................        6,595              6,583
                                                                  =======            =======
Weighted-average diluted shares outstanding.................        6,595              6,583
                                                                  =======            =======
Net loss....................................................      $(3,244)           $(2,696)
Other comprehensive income, net of tax:
Change in unrealized gain on securities available-for-sale,
  net of tax expense of $220 and $110 for the nine months
  ended September 30, 2005 and September 30, 2004,
  respectively..............................................          341                172
                                                                  -------            -------
Comprehensive loss..........................................      $(2,903)           $(2,524)
                                                                  =======            =======

           See notes to condensed consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                           ACCUMULATED
                                NUMBER              ADDITIONAL                                OTHER           TOTAL
                               OF SHARES   COMMON    PAID-IN     ACCUMULATED   TREASURY   COMPREHENSIVE   STOCKHOLDERS'
                                ISSUED     STOCK     CAPITAL       DEFICIT      STOCK      GAIN/(LOSS)       EQUITY
                               ---------   ------   ----------   -----------   --------   -------------   -------------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
Balance at December 31,
  2004.......................    6,597      $66      $109,578      $(4,585)     $(587)        $(279)        $104,193
Distribution of directors
  retirement plan
  shares(1)..................       --       --          (335)          --        335            --               --
Exercise of warrants.........        1       --            (1)          --         --            --               (1)
Stock-based compensation
  expense -- options.........       --       --            12           --         --            --               12
Net loss.....................       --       --            --       (3,244)        --            --           (3,244)
Unrealized gain on retained
  interests on
  securitizations
  available-for-sale, net of
  tax........................       --       --            --           --         --           341              341
                                 -----      ---      --------      -------      -----         -----         --------
Balance at September 30,
  2005.......................    6,598      $66      $109,254      $(7,829)     $(252)        $  62         $101,301
                                 =====      ===      ========      =======      =====         =====         ========

---------------

(1) Reflects distribution of the Company's common stock to retired participants in a retirement plan for non-employee members of its Board of Directors which was frozen in 1996, eliminating future obligations to the Company. Such shares were repurchased in the market and were held in treasury by the plan trustee.

           See notes to condensed consolidated financial statements.

                 BAY VIEW CAPITAL CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   FOR THE NINE MONTHS ENDED
                                                              -----------------------------------
                                                               SEPTEMBER 30,      SEPTEMBER 30,
                                                                    2005               2004
                                                              ----------------   ----------------
                                                                          (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................     $  (3,244)          $ (2,696)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Net increase in auto installment contracts held-for-sale
    resulting from purchases, net of repayments.............      (263,199)           (92,685)
  Proceeds from sales and/or securitizations of auto
    installment contracts and other loans held-for-sale.....         6,493             33,823
  Provision for credit losses...............................         3,887                852
  Depreciation and amortization of investment in operating
    lease assets............................................           809              8,194
  Depreciation and amortization of premises and equipment...           272                217
  Amortization of premium and accretion of discount.........         2,870                301
  Accretion of retained interests in securitizations........        (1,445)            (1,816)
  Provision for deferred taxes..............................        (1,905)            (1,740)
  Loss on auto installment contracts and other loans
    held-for-sale, and retained interests in
    securitizations, net....................................         1,314              2,261
  Change in fair value of derivative instruments............        (1,112)              (651)
  Increase in restricted cash...............................       (11,442)              (509)
  (Increase) decrease in other assets.......................          (601)             7,253
  Decrease in other liabilities.............................          (798)            (4,564)
  Decrease in reserve for estimated costs during the period
    of liquidation..........................................        (1,148)            (3,249)
  Other, net................................................        (1,360)             1,729
                                                                 ---------           --------
Net cash used in operating activities.......................      (270,609)           (53,280)
                                                                 ---------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in auto installment contracts
  held-for-investment resulting from purchases, net of
  repayments................................................       (13,236)           (45,833)
Decrease in investment in operating lease assets............         8,967             41,441
Proceeds from principal payments on retained interests in
  securitizations...........................................         3,942              5,955
Proceeds from principal payments on mortgage-backed
  securities................................................            --                590
Proceeds from sale of mortgage-backed securities............            --              5,632
Proceeds from sale of real estate owned.....................         2,205                690
Additions to premises and equipment, net....................          (177)              (423)
                                                                 ---------           --------
Net cash provided by investing activities...................         1,701              8,052
                                                                 ---------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Junior Subordinated Deferrable Interest
  Debentures................................................     $      --           $(22,000)
Issuance of securitization notes payable....................       418,751                 --
Repayment of securitization notes payable...................       (72,555)                --
Proceeds from warehouse credit facility.....................       658,930            193,429
Repayment of warehouse credit facility......................      (728,239)           (85,644)
Net decrease in other borrowings............................        (1,894)           (12,447)
Issuance of common stock....................................            (1)                24
Dividends paid to common stockholders.......................            --            (32,954)
                                                                 ---------           --------
  Net cash provided by financing activities.................       274,992             40,408
                                                                 ---------           --------
Net increase (decrease) in cash and cash equivalents........         6,084             (4,820)
Cash and cash equivalents at beginning of period............         4,447             11,563
                                                                 ---------           --------
Cash and cash equivalents at end of period..................     $  10,531           $  6,743
                                                                 =========           ========
Cash paid during the period for:
  Interest..................................................     $  15,796           $  6,547
  Income taxes..............................................     $   1,775           $    239
Supplemental non-cash investing and financing activities:
  Auto installment contracts transferred from held-for-sale
    to held-for-investment..................................     $  96,263           $103,023
  Redemption of Junior Subordinated Deferrable Interest
    Debentures..............................................     $      --           $  2,784

           See notes to condensed consolidated financial statements.

                          BAY VIEW CAPITAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                  (UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Bay View Capital Corporation (the "Company," "we," "us," or "our") is a financial services company headquartered in San Mateo, California.

     The condensed consolidated financial statements include the accounts of the Company, a Delaware corporation, and its wholly-owned subsidiaries: Bay View Acceptance Corporation ("BVAC"), a Nevada corporation, along with its subsidiaries, Bay View Receivables Corporation, a Delaware corporation, Bay View Transaction Corporation, a Delaware corporation, Bay View Deposit Corporation, a Delaware corporation, Bay View Warehouse Corporation, a Delaware corporation; and the Company's subsidiaries, Bay View Securitization Corporation, a Delaware corporation, Bay View Capital I, a Delaware business trust, FMAC 2000-A Holding Company, a California corporation, FMAC Franchise Receivables Corporation, a California corporation, Bay View Commercial Finance Group, a California corporation, and MoneyCare, Inc., a California corporation. All intercompany accounts and transactions have been eliminated.

     The interim period consolidated financial statements, including the notes thereto, are condensed and do not include all disclosures required by generally accepted accounting principles in the United States of America ("GAAP"). These interim period financial statements should be read in conjunction with the Company's consolidated financial statements that are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The information provided in these interim financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company's financial condition as of September 30, 2005 and December 31, 2004, the results of its operations for the nine-month periods ended September 30, 2005 and 2004, and its cash flows for the nine-month periods ended September 30, 2005 and 2004. These adjustments are of a normal, recurring nature unless otherwise disclosed in this Quarterly Report on Form 10-Q ("Form 10-Q"). These interim financial statements have been prepared in accordance with the instructions to Form 10-Q.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     On June 30, 2004, the Company effected a 1-for-10 reverse stock split of its issued and outstanding shares of common stock. Accordingly, all shares outstanding and per share amounts are presented on a post-reverse stock split basis for all periods reported. The Company's issued common stock totaled 6,597,848 shares at September 30, 2005 and 6,597,303 shares at December 31, 2004.

  STOCK-BASED COMPENSATION

     The Company accounts for its stock-based awards to employees and directors using the intrinsic valued method of accounting in accordance with APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. The exercise price of certain stock-based awards was modified as a direct result of cash distributions to stockholders during 2004 and 2005. Under FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation," the modified awards are accounted for as variable. Under variable accounting, total compensation cost is the sum of the intrinsic value to the award (if any) at the original measurement date and the intrinsic value of the modified award that exceeds the lesser of the intrinsic value of the original award at the original measurement date or immediately

                          BAY VIEW CAPITAL CORPORATION
prior to the modification. Compensation cost is recognized over the vesting period and is adjusted for increases or decreases in the intrinsic value of the modified option.

     Compensation expense recorded under APB No. 25 and FIN No. 44 was $12 thousand for the nine-month period ended September 30, 2005. There was no compensation expense recorded under APB No. 25 or FIN No. 44 for the nine-month period ended September 30, 2004. Had compensation expense related to the Company's stock option awards to employees and directors been determined under the fair value method prescribed under SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss and loss per share would have been the pro forma amounts set forth in the table below for the periods indicated:

                                                                FOR THE NINE MONTHS ENDED
                                                      ---------------------------------------------
                                                       SEPTEMBER 30, 2005      SEPTEMBER 30, 2004
                                                      ---------------------   ---------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Net loss as reported in Consolidated Statements of
  Operations and Comprehensive Loss.................         $(3,244)                $(2,696)
Stock-based compensation included in net loss as
  reported..........................................              12                      --
Stock-based compensation expense determined under
  fair value method, net of taxes...................             (75)                     --
                                                             -------                 -------
Pro forma net loss, after stock-based compensation
  expense...........................................         $(3,307)                $(2,696)
                                                             =======                 =======
Net loss per share -- basic:
  As reported.......................................         $ (0.49)                $ (0.41)
  Pro forma.........................................         $ (0.50)                $ (0.41)
Net loss per share -- diluted:
  As reported.......................................         $ (0.49)                $ (0.41)
  Pro forma.........................................         $ (0.50)                $ (0.41)

     The fair value of options determined above for the nine-month periods ended September 30, 2005 and 2004 was estimated using an option-pricing model with the following weighted-average assumptions:

                                                                FOR THE NINE MONTHS ENDED
                                                      ---------------------------------------------
                                                       SEPTEMBER 30, 2005      SEPTEMBER 30, 2004
                                                      ---------------------   ---------------------
Risk-free interest rate.............................              4.18%                    2.89%
Expected life.......................................         3.6 years                3.6 years
Expected volatility.................................              83.4%                    85.7%
Expected dividends..................................                --            $        2.50

  RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment," which revised SFAS No. 123 and superseded APB No. 25. SFAS No. 123R requires that the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted stock, be measured based on the fair value of the award on the grant date and recognized in the statement of income over the vesting period of the award. Securities and Exchange Commission ("SEC") registrants were originally required to adopt SFAS No. 123R's provisions at the beginning of their first interim period after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107 to provide its view on the valuation of share-based payment arrangement for public companies. In April 2005, the SEC announced that registrants could delay adoption of SFAS No. 123R until the first fiscal year beginning after September 2005. The Company is evaluating SFAS No. 123R and plans to adopt the standard as required in January 2006, but

                          BAY VIEW CAPITAL CORPORATION
does not expect its adoption to have a material impact on its financial condition, results of operations or cash flows.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior period's financial statements of changes in accounting principle. Retrospective application is defined as the application of a different accounting principle to prior accounting periods as if that principle had always been used, or as the adjustment of previously issued financial statements to reflect a change in reporting entity. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial condition, results of operations or cash flows.

     In June 2005, the FASB issued FASB Staff Position ("FSP") FAS 115-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments." This staff position reflects the latest changes to the FASB Emerging Issues Task Force ("EITF") 03-01, which the Company adopted in December 2003. EITF 03-01 included certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. FSP FAS 115-1 will codify the guidance set forth in EITF Topic D-44 and clarify that an investor should recognize an impairment no later than when the impairment is considered other than temporary, even if a decision to sell has not been made. FSP FAS 115-1 will be effective for other-than-temporary impairment analysis conducted in periods beginning after September 15, 2005. The Company has determined that EITF 03-01 does not have a material impact on its financial condition, results of operations or cash flows.

  RECLASSIFICATIONS

     Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

NOTE 2.  LOSS PER SHARE

     Basic loss per share is calculated by dividing net loss for the period by the weighted-average common shares outstanding for the period; there is no adjustment to the number of outstanding shares for potential dilutive instruments, such as stock options and warrants. Diluted loss per share takes into account the potential dilutive impact of such instruments and uses the average share price for the period in determining the number of incremental shares to add to the weighted-average number of shares outstanding. For the nine-month periods ended September 30, 2005 and 2004, there were potential average common shares of 76,080 and 87,026, respectively, related to shares issuable upon the exercise of options and warrants that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the respective periods.

                          BAY VIEW CAPITAL CORPORATION

     The following table illustrates the calculation of basic and diluted loss per share for the periods indicated:

                                                                FOR THE NINE MONTHS ENDED
                                                      ---------------------------------------------
                                                       SEPTEMBER 30, 2005      SEPTEMBER 30, 2004
                                                      ---------------------   ---------------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss............................................         $(3,244)                $(2,696)
                                                             =======                 =======
Weighted-average basic shares outstanding...........           6,595                   6,583
Add: Dilutive potential common shares...............              --                      --
                                                             -------                 -------
Weighted-average diluted shares outstanding.........           6,595                   6,583
                                                             =======                 =======
Basic loss per share................................         $ (0.49)                $ (0.41)
                                                             =======                 =======
Diluted loss per share..............................         $ (0.49)                $ (0.41)
                                                             =======                 =======

NOTE 3.  AUTO INSTALLMENT CONTRACTS

     Auto installment contracts consisted of the following:

                                                              AS OF                  AS OF
                                                       SEPTEMBER 30, 2005      DECEMBER 31, 2004
                                                      ---------------------   --------------------
                                                                 (DOLLARS IN THOUSANDS)
Auto installment contracts held-for-sale............        $229,151                $ 73,462
Premiums, discounts and deferred fees and costs.....           5,752                   1,559
Lower-of-cost-or-market allowance on auto contracts
  held-for-sale.....................................             (79)                     --
                                                            --------                --------
  Auto installment contracts held-for-sale..........         234,824                  75,021
Auto installment contracts held-for-investment......           6,829                 247,219
Securitized auto installment contracts
  held-for-investment...............................         344,588                      --
Premiums, discounts and deferred fees and costs.....           8,619                   7,152
Allowance for credit losses.........................          (3,644)                 (1,508)
                                                            --------                --------
  Auto installment contracts held-for-investment,
     net............................................         356,392                 252,863
                                                            --------                --------
Auto installment contracts receivable, net..........        $591,216                $327,884
                                                            ========                ========

     Gross auto installment contracts pledged under the Company's warehouse credit facility were $232.9 million and $314.7 million at September 30, 2005 and December 31, 2004, respectively. Gross unpledged auto installment contracts were $3.1 million and $5.9 million at September 30, 2005 and December 31, 2004, respectively. Gross securitized auto installment contracts held-for-investment totaling $344.6 million at September 30, 2005 represented auto installment contracts transferred to a special purpose trust in connection with the securitization and issuance of auto receivable-backed notes accounted for as a secured financing.

NOTE 4.  INCOME TAXES

     The Company recorded income tax benefits of $1.9 million for the nine-month period ended September 30, 2005. The effective tax rate used in computing the tax benefit for first nine months of 2005 was 37%. For the nine-month period ended September 30, 2004, the Company recorded tax benefits of $1.7 million. The effective tax rate used in computing the tax benefit for the first nine months of 2004 was 39.2%. The projected 2005 and 2004 effective tax rates differ from the 35% federal statutory rate due to state income and franchise taxes.

                          BAY VIEW CAPITAL CORPORATION

     At September 30, 2005 and December 31, 2004, the Company had recorded estimates of contingent tax liabilities of $3.7 million and $4.2 million, respectively. If and when these contingent tax liabilities are ultimately paid, it could have a significant impact on cash flows or liquidity of the Company.

     At September 30, 2005, the Company had $24.2 million of deferred tax
assets, net           , consisting of deferred tax assets of $45.7 million less
a valuation allowance of $21.5 million. This valuation allowance was established in consideration of the Company's projected future taxable income available to realize the deferred tax assets under the Company's Amended Plan of Dissolution and Stockholder Liquidity ("Amended Plan") in years after 2004. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

     On August 29, 2003, Financial Security Assurance Inc. ("FSA") filed a complaint against the Company and Bay View Bank, N.A. ("Bay View Bank") in the United States District Court for the Southern District of New York. The complaint, as amended, alleges breaches of representations and warranties or indemnity obligations with regard to a number of loans that served as collateral for two securitizations involving the Company and/or a former subsidiary, Bay View Franchise Mortgage Acceptance Company, that were effected in 1998 and 2000. FSA guaranteed certain payments in connection with these securitizations. The Company vigorously denies any liability to FSA and has asserted numerous defenses to each of FSA's claims. The Company has also filed counterclaims against FSA.

     The Company is a party to various other legal actions arising in the normal course of business.

     After consultation with counsel, the Company does not currently expect that the resolution of these legal actions will have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

NOTE 6.  SECURITIZATION NOTES PAYABLE

     On February 17, 2005, BVAC issued $232.1 million of auto receivable-backed notes payable through Bay View 2005-LJ-1 Owner Trust, a special purpose entity. The issue was comprised of five classes of notes, Classes A-1 through A-4, and Class I which is an interest only security. The notes have final maturities ranging between February 27, 2006 and May 25, 2012. The notes are insured as to the timely payment of principal and interest and they contain a call provision that grants BVAC the option of calling the notes at any time after the aggregate balance of receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $217.8 million of borrowings on BVAC's revolving warehouse credit facility.

     On July 28, 2005, BVAC issued $180.9 million of auto receivable-backed notes payable through Bay View 2005-LJ-2 Owner Trust, a special purpose entity. The issue, a senior/subordinate structure, was comprised of four AAA-rated fixed-rate note classes and three subordinate classes rated down to BBB. Principal is paid out sequentially to the notes. In this transaction, credit support to all classes is provided by excess spread, a reserve account and subordination in the form of an unrated certificate. The notes have final maturities ranging between July 28, 2006 and February 25, 2014 and contain a call provision that grants BVAC the option of calling the notes at any time after the aggregate balance of the receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $180.0 million of borrowings on the BVAC's revolving warehouse credit facility.

                          BAY VIEW CAPITAL CORPORATION

NOTE 7.  LIQUIDATION RESERVE

     The liquidation reserve represents a liability for estimated severance costs, costs related to facilities closures, estimated litigation settlements and related legal expense and other costs associated with the completion of remaining liquidating activities set forth in the Company's Amended Plan. The liquidation reserve is accounted for in accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which became effective for exit or disposal activities that were initiated after December 31, 2003, and superseded EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." In accordance with SFAS No. 146, the Company continues to apply certain provisions of EITF 94-3 to its accounting for the liquidation reserve because the Company's liquidation plan was initiated prior to the initial application date.

     At September 30, 2005, the remaining balance of the liquidation reserve was $7.7 million, including accruals for severance, facilities and litigation and other costs of $0.7 million, $4.8 million and $2.2 million, respectively. The following table sets forth balances and activity in the liquidation reserve as of and for the periods indicated:

                                                                         LITIGATION/
                                            SEVERANCE   FACILITIES(1)       OTHER        TOTAL
                                            ---------   --------------   ------------   -------
                                                           (DOLLARS IN THOUSANDS)
Balance at December 31, 2004..............   $1,314         $6,003          $1,539      $ 8,856
  Accruals (reversals)....................      110           (607)            746          249
  Payments................................     (775)          (556)            (66)      (1,397)
                                             ------         ------          ------      -------
Balance at September 30, 2005.............   $  649         $4,840          $2,219      $ 7,708
                                             ======         ======          ======      =======

---------------

(1) The reversal of the facilities accrual during the nine month period ended September 30, 2005 was attributable to postponement of a planned move of the Company's headquarters during 2005.

NOTE 8.  SUBSEQUENT EVENTS

     On October 28, 2005, the Company filed a Form 8-K Current Report with the SEC announcing the execution of a definitive agreement to merge with Great Lakes Bancorp, Inc., with the Company as the surviving corporation. Great Lakes is the holding company for Greater Buffalo Savings Bank which was founded in November 1999 and, as of September 30, 2005, reported assets of $771 million. The Bank operates 9 full service branches and currently has 4 additional branches under construction in Western New York. Under the terms of the merger agreement, Great Lakes stockholders will receive a fixed ratio of 1.0873 shares of the Company's common stock for each share of Great Lakes common stock. Based on the closing price of the Company's common stock on October 25, 2005, the transaction is valued at approximately $67.1 million.

     After completion of the merger, the Company's stockholders will own approximately 60% of its then outstanding shares. The merger is expected to close in the first quarter of 2006, subject to receipt of government regulatory approvals and stockholder approvals. The merged businesses will operate under the name of Great Lakes Bancorp, but will maintain the Company's listing on the New York Stock Exchange. Three members of the Company's senior executive team will be joining the Board of Directors of Great Lakes, which will have 15 members upon the merger. The Company does not expect the merger to adversely impact its net operating loss carryforwards.

     On November 7, 2005, the Company filed a Form 8-K Current Report with the SEC announcing the execution of a definitive agreement to sell BVAC to AmeriCredit Financial Services, Inc. in an all-cash transaction for a price approximating the book value of BVAC at the time of closing. The sale of BVAC is expected to close in the first half of 2006, subject to the receipt of government regulatory approvals and approval by the stockholders of the Company.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Cash........................................................   $  3,278     $  2,841
Restricted cash.............................................      7,540        5,130
Securities available-for-sale...............................     22,636       29,789
Auto contracts held-for-sale................................     75,021      165,874
Auto contracts held-for-investment..........................    252,863           --
Premises and equipment, net.................................        733          285
Repossessed vehicles........................................        400          254
Goodwill....................................................      1,846        1,846
Accrued interest receivable.................................      1,332          734
Advances to parent..........................................      3,010           --
Other assets................................................      3,658        3,742
                                                               --------     --------
TOTAL ASSETS................................................   $372,317     $210,495
                                                               ========     ========

                        LIABILITIES AND STOCKHOLDER'S EQUITY
Warehouse credit facility...................................   $298,755     $138,221
Advances from parent........................................         --          802
Current and deferred taxes..................................      6,947        6,110
Other liabilities...........................................      4,277        4,126
                                                               --------     --------
Total liabilities...........................................    309,979      149,259
                                                               --------     --------
Stockholder's equity:
Common stock ($.01 par value); authorized, 1,000 shares;
  issued and outstanding, 100 shares........................         --           --
  Additional paid-in capital................................     50,000       50,000
  Retained earnings.........................................     12,616       10,529
  Accumulated other comprehensive income
  Unrealized gain (loss) on securities available-for-sale,
     net of tax.............................................       (278)         707
                                                               --------     --------
Total stockholder's equity..................................     62,338       61,236
                                                               --------     --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................   $372,317     $210,495
                                                               ========     ========

           See notes to unaudited consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2004        2003        2002
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Interest income:
  Interest on auto contracts................................   $19,298     $13,351     $30,226
  Interest on investment securities.........................     2,576       2,859         937
                                                               -------     -------     -------
                                                                21,874      16,210      31,163
Interest expense:
  Interest on warehouse credit facility.....................     5,493       1,003          --
  Interest on advances from parent and other borrowings.....     2,338       3,190       9,997
                                                               -------     -------     -------
                                                                 7,831       4,193       9,997
Net interest income.........................................    14,043      12,017      21,166
Provision for losses on auto contracts......................     1,612          --       4,873
                                                               -------     -------     -------
Net interest income after provision for credit losses.......    12,431      12,017      16,293
Noninterest income:
  Loan fees and charges.....................................       734         888         915
  Loan servicing income.....................................     3,093       3,884       1,429
  Unrealized gain (loss) on derivative instruments..........     1,432      (1,624)         --
  Gain (loss) on sales and payoffs of auto contracts, net...    (2,027)        232      12,074
  Other, net................................................       173         536       1,203
                                                               -------     -------     -------
                                                                 3,405       3,916      15,621
Noninterest expense:
  Unrealized loss on auto contracts held-for-sale...........       956          88       2,173
  Compensation and employee benefits........................     6,996       7,690       7,838
  Occupancy and equipment...................................       845       1,141       1,379
  Postage, telephone & travel...............................     1,325       1,408       1,135
  Professional services.....................................       637         874         951
  Data processing...........................................       961         769         602
  Other, net................................................       510          --         466
                                                               -------     -------     -------
                                                                12,230      11,970      14,544
Income before income tax expense............................     3,606       3,963      17,370
Income tax expense..........................................     1,519       1,643       7,191
                                                               -------     -------     -------
Net income..................................................     2,087       2,320      10,179
Other comprehensive income, net of tax
Change in unrealized gain (loss) on securities
  available-for-sale, net of tax expense (benefit) of ($636)
  and $492 in 2004 and 2003, respectively...................      (985)        707          --
                                                               -------     -------     -------
Other comprehensive income (loss)...........................      (985)        707          --
                                                               -------     -------     -------
Comprehensive income........................................   $ 1,102     $ 3,027     $10,179
                                                               =======     =======     =======

           See notes to unaudited consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                               UNREALIZED
                                                                              GAIN (LOSS)
                                                                             ON SECURITIES
                               NUMBER OF            ADDITIONAL               AVAILABLE-FOR-       TOTAL
                                SHARES     COMMON    PAID-IN     RETAINED     SALE, NET OF    STOCKHOLDER'S
                                ISSUED     STOCK     CAPITAL     EARNINGS         TAX            EQUITY
                               ---------   ------   ----------   ---------   --------------   -------------
                                                          (DOLLARS IN THOUSANDS)
Balance at January 1, 2003...     100       $--      $50,000      $ 8,209        $  --           $58,209
Net income...................      --        --           --        2,320           --             2,320
Other comprehensive income,
  net of tax.................      --        --           --           --          707               707
                                  ---       ---      -------      -------        -----           -------
Balance at December 31, 2003
  (as restated)..............     100        --       50,000       10,529          707            61,236
Net income...................      --        --           --        2,087           --             2,087
Other comprehensive loss, net
  of tax.....................      --        --           --           --         (985)             (985)
                                  ---       ---      -------      -------        -----           -------
Balance at December 31,
  2004.......................     100       $--      $50,000      $12,616        $(278)          $62,338
                                  ===       ===      =======      =======        =====           =======

           See notes to unaudited consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2004        2003        2002
                                                            ---------   ---------   ---------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................  $   2,087   $   2,320   $  10,179
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Net increase in auto contracts held-for-sale resulting
     from purchases, net of repayments....................    (41,014)   (264,807)   (149,036)
  Proceeds from securitizations and/or sales of auto
     contracts held-for-sale..............................     24,896     241,434     464,982
  Provision for losses on auto contracts..................      1,612          --       4,873
  Depreciation and amortization of premises and
     equipment............................................        204         111         180
  Accretion of retained interests in securitization.......     (2,345)     (2,655)       (705)
  Amortization of premiums, net of discount accretion.....        582          --       1,081
  Provision for income taxes..............................      1,519       1,333       6,834
  (Gain) loss on sale of assets, net......................      2,027        (232)    (12,074)
  Unrealized losses on auto contracts held-for-sale.......        956          88       2,173
  (Increase) decrease in fair value of derivative
     instruments..........................................     (1,432)      1,624          --
  Increase in restricted cash.............................     (2,410)     (4,235)       (895)
  (Increase) decrease in other assets.....................     (4,378)     (2,594)      1,778
  Increase (decrease) in other liabilities................      2,291      (3,319)      4,419
  Other, net..............................................        190          --          --
                                                            ---------   ---------   ---------
Net cash (used in) provided by operating activities.......    (15,215)    (30,932)    333,789
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in auto contracts held-for-investment
  resulting from purchases, net of repayments.............   (151,304)         --          --
Principal payments on investment securities...............      7,876       7,496          --
Purchases of investment securities........................         --      (9,485)    (22,638)
Additions to premises and equipment.......................       (652)       (191)        (34)
                                                            ---------   ---------   ---------
Net cash used in investing activities.....................   (144,080)     (2,180)    (22,672)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in advances from parent........................       (802)   (102,739)   (335,331)
Proceeds from warehouse credit facility...................    275,484     160,054          --
Repayment of warehouse credit facility....................   (114,950)    (21,833)         --
Capital contribution from parent..........................         --          --      24,341
                                                            ---------   ---------   ---------
Net cash provided by (used in) financing activities.......    159,732      35,482    (310,990)
                                                            ---------   ---------   ---------
Net increase in cash......................................        437       2,370         127
Cash at beginning of year.................................      2,841         471         344
                                                            ---------   ---------   ---------
Cash at end of year.......................................  $   3,278   $   2,841   $     471
                                                            =========   =========   =========
Cash paid during the year for:
  Interest................................................  $   4,994   $   3,276   $      --
  Income taxes............................................  $      45   $       3   $      24
Supplemental non-cash investing and financing activities:
  Auto contracts transferred from held-for-sale to
     held-for-investment..................................  $ 103,067   $      --   $      --
  Auto contracts transferred from held-for-investment to
     held-for-sale, net...................................  $      --   $      --   $ 538,144

           See notes to unaudited consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2004

NOTE 1.  BASIS OF PRESENTATION

     Bay View Acceptance Corporation ("BVAC" or the "Company") is an indirect auto finance company headquartered in Covina, California. BVAC markets to automobile dealerships, both manufacturer-franchised dealerships and independent dealerships, and purchases auto contracts on new and used vehicles from approximately 7,000 auto dealers in 33 states, primarily in the Mid-Atlantic, Midwest and Western United States. Prior to the dissolution of Bay View Bank, N.A. ("BVB") effective September 30, 2003, the Company was a wholly-owned subsidiary of BVB, a national bank headquartered in San Mateo, California, which was a wholly-owned subsidiary of Bay View Capital Corporation ("BVCC"). Upon BVB's dissolution, the Company became a direct subsidiary of BVCC. BVAC is operated as a member of a consolidated group; the results reported may not be the same if BVAC was operated as a single stand-alone entity.

     The consolidated financial statements include the accounts of the Company, a Nevada corporation, along with its subsidiaries, Bay View Receivables Corporation, a Delaware corporation, and Bay View Transaction Corporation, a Delaware corporation. All intercompany accounts and transactions have been eliminated.

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses, including the expenses allocated from BVCC and BVB (see Note 9) during the reporting period. Actual results could differ from those estimates.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF FINANCIAL PRESENTATION AND USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates susceptible to possible changes in the near term relate to the determination of the allowance for credit losses and retained interests in securitizations.

  RESTRICTED CASH

     Restricted cash includes cash collateral provided to counterparties to BVAC's hedging contracts to meet margin requirements, cash collateral provided to cure potential borrowing base deficiencies on BVAC's warehouse credit facility and cash payments received from our customers that are in-transit to trust accounts for BVAC's auto securitization trusts.

  AUTO CONTRACTS

     Auto contracts purchased by the Company are designated as either held-for-sale or held-for-investment. Auto contracts held-for-sale are classified as such because the Company does not intend to hold these contracts to maturity. Auto contracts designated as held-for-sale are recorded at cost including premiums paid to dealers, and deferred fees and costs, and are subsequently carried at the lower of cost or estimated fair value. Estimated fair value for these contracts is based on prices for similar contracts in the secondary whole loan or securitization markets. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings. When a contract held-for-sale is either charged off or paid off, related dealer premiums, and deferred fees and costs are written off against noninterest income.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

     All other auto contracts are designated as held-for-investment and are recorded at cost including premiums paid to dealers, and deferred fees and costs. The dealer premiums are capitalized at the time the loan is granted. The Company recognizes these dealer premiums as yield adjustments over the life of the related contracts using an amortization method approximating the effective interest method. When a contract is charged off, sold or paid off, unamortized dealer premiums, and deferred fees and costs are written off against interest income at that time.

     Auto contracts transferred from the held-for-sale portfolio to the held-for-investment portfolio are recorded at the lower of cost or estimated fair value upon transfer.

  INTEREST INCOME RECOGNITION

     Interest income is accrued as earned. Auto contracts are placed on nonaccrual status when principal and interest become 90 days or more delinquent unless the principal and interest are well secured and in the process of collection. The Company charges off auto contracts and reverses related accrued interest receivable when contracts become 120 days delinquent. The Company may also designate contracts which are less than 90 days delinquent as nonperforming when the full collection of principal and/or interest is doubtful. The Company generally recognizes interest income on nonaccrual contracts on a cash basis when received. Auto contracts are returned to accrual status when principal and interest become current and are anticipated to be fully collectible.

  ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses on auto contracts held-for-investment is established through a provision charged to expense and maintained at a level that the Company believes is sufficient to cover estimated probable losses in this loan portfolio. The Company considers its portfolio of auto contracts to be comprised of relatively small balance, homogeneous receivables and, accordingly, determines its allowance for credit losses in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies." The allowance for credit losses is evaluated and adjusted on a quarterly basis.

     In determining the level of the allowance for credit losses, the Company evaluates its auto contracts held-for-investment using two methodologies. The primary methodology is based upon an analysis of the Company's historical loss experience using a "vintage" analysis of its past purchases of auto contracts from which it predicts probable losses that are inherent in its portfolio of auto contracts held-for-investment. Under this method, the Company's historical credit loss experience is stratified by quarter and correlated with the related auto contracts that have been similarly stratified by the number of quarters that have elapsed since date of purchase. This credit loss data is derived from "static pool" information that has been internally collected on the historical loss experience of the Company's portfolio of managed auto contracts. The Company defines managed auto contracts as the sum of its warehouse inventory of auto contracts receivable plus auto contracts that have been securitized and/or sold with servicing retained by the Company. The Company also uses a secondary method for evaluating the allowance for credit losses. This secondary method, a "roll rate" analysis, projects the migration of quarter-end auto contracts held-for-investment from current payment status through 30-, 60- and 90-day delinquent status to charge-off and correlates this projection with loss reserve factors.

     These methodologies incorporate quantitative as well as qualitative factors, including historical loss experience, changes in underwriting practices, changes in the credit quality of contracts and an assessment of economic conditions.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

  LOAN SALES AND RETAINED INTERESTS IN SECURITIZATIONS

     The Company has periodically transferred a portion of its warehouse inventory of auto contracts held-for-sale to trusts that, in turn, issue asset-backed securities to investors. The Company has structured these transactions as sales in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and recognized a gain on the sale of the contracts to the trusts -- which represents the difference between the sum of sale proceeds, net of transaction costs, and cash deposited into a securitization trust account in order to enhance the credit rating of the asset-backed securities and the sum of the Company's net carrying value of the auto contracts and the present value of future excess cash flow anticipated to be distributed to us by the trust over the life of the asset-backed securities - and an asset which is referred to as a "retained interest" in the securitization. Gains or losses on the securitizations and/or sales of auto contracts are recorded in earnings at the time of the transaction, when control over the auto contracts is surrendered and consideration other than beneficial interests in the auto contracts is received.

     The retained interest is comprised of the present value of the future excess cash flow, including the cash initially deposited into the securitization trust account, anticipated to be distributed to the Company by the trust over the life of the asset-backed securities. These estimated future cash flows -- which are comprised of interest income received on the auto contracts less interest paid to investors in the asset-backed securities, credit losses and trust expenses -- are initially retained by the trust to build the trust cash account to pre-designated levels and provide further credit enhancement. Once the pre-designated levels of cash are attained, the trust distributes the excess cash flow to the Company. In recording the gain on sale and the retained interest, the Company has made assumptions in calculating the present value of the future excess cash flow anticipated to be distributed to the Company by the trust over the life of the asset-backed securities and recording the retained interest.

     The Company designates retained interests as available-for-sale and carries them at fair value. Retained interests are subordinate to investor interests in the related asset-backed securities, their value is subject to credit and prepayment risks in the pool of underlying auto contracts. The Company is not aware of an active secondary market for retained interests and, accordingly, estimates the fair value of its retained interests by calculating the present value of the future excess cash flow anticipated to be received, using management's best estimates of key valuation assumptions including credit losses, prepayment speeds and discount rates commensurate with the underlying risks in the anticipated future cash flow. Changes in these assumptions due to differing actual experience or market conditions could affect the value of the Company's retained interests.

     Fair value adjustments to the carrying value of the retained interests, if any, are reported as unrealized gains or losses and are recorded in other comprehensive income. Any impairment is charged to earnings.

  LOAN SALES AND SERVICING

     The Company accounts for servicing assets in accordance with Statement No. 140 for the present value of any retained interest in a transferred asset representing servicing fees net of related costs. Amortization of servicing assets and any related impairments are included in noninterest income and noninterest expense, respectively, as the associated servicing revenue is received and expense is incurred. At December 31, 2004 and 2003, there were no servicing assets.

  PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives for each of the various asset categories. These useful lives range from two to ten years.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

  GOODWILL

     Goodwill is accounted for in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which requires that certain intangible assets including goodwill with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. On December 31, 2004, the Company had net goodwill of $1.8 million. This goodwill was related to the acquisition of BVAC's predecessor company, CTL, Inc., the parent company of California Thrift & Loan, in 1996. The Company performed annual impairment testing based on the criteria defined in Statement No. 142 and determined that there was no impairment of goodwill as of December 31, 2004 and 2003.

  INCOME TAXES

     BVAC is included in the consolidated federal and state income tax returns of BVCC. Consolidated, combined and separate company state tax returns are filed in certain states, as applicable. BVAC's share of income tax expense (benefit) is based on the amount that would be payable (receivable) if separate tax returns were filed for BVAC.

     BVAC's income tax provisions are based upon income taxes payable for the current period as well as current period changes in deferred income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory income tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes for a change in tax rates is recognized through the provision for income taxes during the period of enactment.

  DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments to reduce its exposure to interest rate risk embedded in BVAC's fixed-rate auto contracts which are funded by floating-rate financing. Rising interest rates reduce the net interest spread produced by the auto contracts, a primary component of our profitability, as well as the economic value of the inventory of auto contracts. Additionally, under the terms of BVAC's warehouse credit facility, the indenture trustee maintains derivative instruments to provide interest rate risk protection to BVAC's lenders. We account for these derivative instruments in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities."

     Statement No. 133 establishes accounting and reporting standards for derivative instruments and requires that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the statement of financial condition as either an asset or liability measured at its fair value. Statement No. 133 further dictates that the accounting treatment for gains or losses from changes in the derivative instrument's fair value is contingent on whether the derivative instrument qualifies as a hedge under the standard. Derivative instruments must qualify and be designated as hedges upon their inception and must be effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk throughout the hedge period in order to receive hedge accounting treatment. To qualify as hedges, among other things, derivative instruments must be linked to specific assets or liabilities or pools of similar assets or liabilities. If the derivative instrument does not qualify as a hedge, the gains or losses are reported in the consolidated statement of operations when they occur. If the derivative instrument qualifies and is designated as a hedge under the standard, depending on the type of risk being hedged, the gains and losses are either reported in the consolidated statement of operations, offsetting the fair value change in the hedged item, or reported as accumulated other comprehensive income in the equity section of the consolidated statement of financial condition. If a hedged asset or liability is sold or paid off before maturity of the hedging derivative, the derivative is closed out or settled, and any net settlement amount upon the close-out or termination of the derivative is recognized in earnings. The standard requires that an entity formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

     The Company's derivative instruments outstanding at December 31, 2004 were comprised of interest rate swap contracts and interest rate caps. In accordance with Statement No. 133, these derivative instruments are accounted for as assets or liabilities and recorded at fair value. Because these derivatives were not formally designated as hedges, which is required to use hedge accounting, changes in fair values are charged or credited to earnings.

     In using derivative instruments, the Company is exposed to potential losses (credit risk) in the event of nonperformance by the counterparties to the agreements. The Company manages the credit risk associated with derivative instruments by adhering to a strict counterparty selection process and by establishing maximum exposure limits with individual counterparties.

  STOCK-BASED COMPENSATION

     The Company's employees participate in a stock option plan sponsored by BVCC. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. Statement No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date based upon the fair value of the award and is realized as an expense over the service or vesting period. However, Statement No. 123 also allows an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees."

     The Company accounts for BVCC stock-based awards to employees using the intrinsic value method of accounting in accordance with APB 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. Had compensation cost related to the stock-based awards to BVAC's employees been determined under the fair value method prescribed under Statement No. 123, the pro forma net income after stock-based compensation expenses would not be materially different from the reported net income.

  SIGNIFICANT CONCENTRATIONS OF RISK

     The Company is exclusively involved in the indirect auto finance business. The Company does not have any significant concentrations to any other type of lending activities.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2004, the FASB Emerging Issues Task Force (EITF) released Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance for determining whether impairment for certain debt and equity investments is other-than-temporary and the measurement of an impaired loss. Certain disclosure requirements of EITF 03-1 were adopted in 2003 and the Company has complied with the new disclosure requirements in its consolidated financial statements. The recognition and measurement requirements of EITF 03-1 were initially effective for reporting periods beginning after June 15, 2004. In September 2004, the FASB Staff issued FASB Staff Position ("FSP") EITF 03-1-1 that delayed the effective date for certain measurement and recognition guidance contained in EITF 03-1. The FSP requires that entities continue to apply previously existing "other-than-temporary" guidance until a final consensus is reached. Management does not anticipate that issuance of a final consensus will materially impact the Company's financial condition or results of operations.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123-R, "Share-Based Payments," a revision to Statement No. 123. Statement No. 123-R requires that a public entity measure the cost of equity based service awards based on the grant-date fair value

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award -- the requisite service period, usually the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. Statement No. 123-R eliminates the alternative to use the intrinsic value method of accounting under APB 25 that was provided in Statement No. 123 as originally issued. Adoption of Statement No. 123-R is required for fiscal periods beginning after January 1, 2006. The Company is evaluating Statement No. 123-R but does not expect adoption to have a material impact on its financial condition, results of operations or cash flows.

  RECLASSIFICATIONS

     Certain 2003 amounts have been reclassified to conform to the current year presentation.

NOTE 3.  RETAINED INTERESTS IN SECURITIZATIONS

     The Company securitized and sold $193.3 million and $453.2 million of auto installment contracts during 2003 and 2002, respectively. The Company retained interests in these securitizations with initial balances of $9.5 million and $23.2 million for 2003 and 2002, respectively. These retained interests in securitizations were classified as available-for-sale at December 31, 2004 and 2003. The Company did not maintain a trading portfolio during 2004 and 2003. The following tables set forth the activity in the Company's retained interests in securitizations for the periods indicated:

                                                   FOR THE YEAR ENDED DECEMBER 31, 2004
                                 -------------------------------------------------------------------------
                                 BEGINNING        2004           CASH                 UNREALIZED   ENDING
                                  BALANCE    SECURITIZATIONS   RECEIVED   ACCRETION      LOSS      BALANCE
                                 ---------   ---------------   --------   ---------   ----------   -------
                                                          (DOLLARS IN THOUSANDS)
2002-LJ-1......................   $19,996          $--         $(4,536)    $1,563      $(1,401)    $15,622
2003-LJ-1......................     9,793           --          (3,340)       782         (221)      7,014
                                  -------          ---         -------     ------      -------     -------
Totals.........................   $29,789          $--         $(7,876)    $2,345      $(1,622)    $22,636
                                  =======          ===         =======     ======      =======     =======

                                                  FOR THE YEAR ENDED DECEMBER 31, 2003
                               --------------------------------------------------------------------------
                               BEGINNING        2003           CASH                 UNREALIZED    ENDING
                                BALANCE    SECURITIZATIONS   RECEIVED   ACCRETION   GAIN/(LOSS)   BALANCE
                               ---------   ---------------   --------   ---------   -----------   -------
                                                         (DOLLARS IN THOUSANDS)
2002-LJ-1....................   $23,946        $   --        $(7,496)    $2,294       $ 1,252     $19,996
2003-LJ-1....................        --         9,485             --        361           (53)      9,793
                                -------        ------        -------     ------       -------     -------
Totals.......................   $23,946        $9,485        $(7,496)    $2,655       $ 1,199     $29,789
                                =======        ======        =======     ======       =======     =======

     The following table sets forth the significant assumptions utilized in the valuation of retained interests as of the dates indicated:

                                                                 AT DECEMBER 31,
                                                           ---------------------------
                                                               2004           2003
                                                           ------------   ------------
                                                           AUTO INSTALLMENT CONTRACTS
                                                           ---------------------------
Weighted-average discount rate...........................  10.0%-12.0%    12.0%-12.5%
Range of projected annual credit losses..................  1.40%-1.53%          1.00%
Range of projected cumulative credit losses..............  2.04%-2.37%    1.71%-1.90%
Prepayment speed.........................................      1.6 ABS        1.6 ABS

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

     At December 31, 2004, the fair value of the Bay View 2002-LJ-1 and 2003-LJ-1 retained interests as a result of immediate 10% and 20% adverse changes in significant assumptions would have decreased as follows:

                                                               AT DECEMBER 31, 2004
                                                              ----------------------
                                                              BAY VIEW 2002-LJ-1 AND
                                                                    2003-LJ-1
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Carrying amount/fair value of retained interests............         $22,636
Decrease in fair value from 10% adverse change in discount
  rate......................................................             403
Decrease in fair value from 20% adverse change in discount
  rate......................................................             797
Decrease in fair value from 10% adverse change in projected
  credit losses.............................................             399
Decrease in fair value from 20% adverse change in projected
  credit losses.............................................             797

NOTE 4.  AUTO INSTALLMENT CONTRACTS

     The following table sets forth the Company's portfolio of auto contracts as of the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Auto installment contracts:
  Auto installment contracts held-for-sale..................   $ 73,462     $161,578
     Premiums, discounts, and deferred fees and costs,
       net..................................................      1,559        4,296
                                                               --------     --------
  Auto installment contracts held-for-sale, net.............     75,021      165,874
                                                               --------     --------
  Auto installment contracts held-for-investment............    247,219           --
     Premiums, discounts, and deferred fees and costs,
       net..................................................      7,152           --
     Allowance for credit losses............................     (1,508)          --
                                                               --------     --------
  Auto installment contracts held-for-investment, net.......    252,863           --
                                                               --------     --------
Auto installment contracts, net.............................   $327,884     $165,874
                                                               ========     ========

     Based on management's intent to periodically sell and securitize its portfolio of auto contracts, the Company transferred the entire balance of its portfolio of auto contracts from held-for-investment to held-for-sale on September 30, 2002. These auto contracts were carried at lower of cost or market. Beginning in the second quarter of 2004, the Company designated a portion of its auto contracts as held-for-investment. At December 31, 2004, $252.9 million of BVAC's auto contracts was designated as held-for-investment. The remaining $75.0 million of warehouse inventory of auto contracts was designated as held-for-sale.

     During 2004, BVAC sold $24.8 million of auto contracts on a "whole loan" basis with servicing retained. Gains of $0.1 million were realized on these sales. During 2003, the Company completed the sale of $240.5 million of auto contracts, including approximately $193.3 million of auto contracts that were securitized and sold in August 2003. Gains of $0.9 million were recognized on the sale of the auto contracts in 2003. During 2002, the Company securitized and sold $453.2 million of auto contracts and recognized a gain of $11.8 million.

     During 2002, the Company recognized a mark-to-market charge on its portfolio of auto contracts of $2.2 million, reflecting current market pricing of the auto contracts and a decline in their estimated value.

     Impaired contracts, consisting entirely of nonaccrual contracts, totaled $60 thousand and $84 thousand at December 31, 2004 and 2003, respectively. Interest on nonaccrual auto contracts that was not recorded in income was not significant for the years ended December 31, 2004, 2003 and 2002. Similarly, cash interest

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES that the Company recognized on these nonaccrual auto contracts was not significant in 2004, 2003 and 2002. At December 31, 2004, the Company had no commitments to lend additional funds to these borrowers. The average investment in impaired auto contracts was $104,000, $110,000 and $172,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Subsequent to the transfer of auto contracts from the held-for-sale to the held-for-investment portfolio, the Company established an allowance for credit losses on auto contracts held-for-investment that represents management's estimate of inherent credit losses that have occurred as of the date of the financial statements.

     The following table sets forth the activity in the allowance for credit losses on auto contracts held-for-investment as of and for the periods indicated:

                                                                 AS OF AND FOR THE
                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2004    2003     2002
                                                              ------   -----   -------
                                                               (DOLLARS IN THOUSANDS)
Balance at beginning of year................................  $   --   $ --    $ 2,955
Transfer of loans to held-for-sale portfolio................      --     --     (5,171)

Charge-offs.................................................    (222)    --     (3,445)
Recoveries..................................................     118     --        788
                                                              ------   -----   -------
Net charge-offs.............................................    (104)    --     (2,657)
Provision for credit losses.................................   1,612     --      4,873
                                                              ------   -----   -------
Balance at end of year......................................  $1,508     --         --
                                                              ======   =====   =======

NOTE 5.  PREMISES AND EQUIPMENT

     The following table sets forth the Company's premises and equipment as of the dates indicated:

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                2004         2003
                                                              --------     ---------
                                                              (DOLLARS IN THOUSANDS)
Leasehold improvements......................................   $  119       $    30
Furniture and equipment.....................................    1,585         2,491
                                                               ------       -------
                                                                1,704         2,521
Less:
Accumulated depreciation and amortization...................     (971)       (2,236)
                                                               ------       -------
Total.......................................................   $  733       $   285
                                                               ======       =======

     Depreciation and amortization expense related to premises and equipment totaled $0.2 million, $0.1 million and $0.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 6.  BORROWINGS

     During the second quarter of 2004, BVAC secured a $350.0 million floating-rate, revolving warehouse credit facility to replace a maturing $250.0 million facility originally obtained in 2003. The facility is jointly provided by two lenders including a commercial paper conduit affiliated with one of the lenders (the "Note Purchasers"). The facility is for a term of 364 days and matures on June 25, 2005. The interest rate on a portion of the facility is indexed to asset-backed commercial paper rates; the balance of the facility is indexed to the 1-month Libor rate. BVAC draws on the facility to purchase and finance its existing inventory of auto contracts. Substantially all auto contracts retained by BVAC are pledged as collateral for the credit

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES facility. Under the terms of the facility, BVAC draws on the facility by transferring auto contracts to a special purpose entity, a statutory trust, which issues notes to the Note Purchasers. BVAC periodically securitizes or sells auto contracts in order to pay down the line of credit and maintain borrowing capacity.

     At December 31, 2004, $298.8 million was outstanding under this facility with an all-in cost of 3.34%. These borrowings were secured by $314.5 million of auto contracts. The facility contains various performance triggers and default covenants requiring that BVAC maintain certain cumulative credit loss, delinquency and other financial ratios. As of December 31, 2004, all such financial and performance ratios were within required levels.

     During the second quarter of 2003, BVAC obtained a $250.0 million floating-rate, revolving warehouse credit facility. At December 31, 2003, $138.2 million was outstanding on this facility with an all-in cost of 2.50%.

NOTE 7.  INCOME TAXES

     The following table sets forth income tax expense for the periods indicated:

                                                                 FOR THE YEAR ENDED
                                                                 DECEMBER 31, 2004
                                                              ------------------------
                                                              FEDERAL   STATE   TOTAL
                                                              -------   -----   ------
                                                               (DOLLARS IN THOUSANDS)
Current provision...........................................  $ 1,730   $408    $2,138
Deferred provision (benefit)................................   (1,026)   407      (619)
                                                              -------   ----    ------
Total income tax expense....................................  $   704   $815    $1,519
                                                              =======   ====    ======

                                                                FOR THE YEAR ENDED
                                                                DECEMBER 31, 2003
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Current provision...........................................  $  164   $146   $  310
Deferred provision (benefit)................................   1,338     (5)   1,333
                                                              ------   ----   ------
Total income tax expense....................................  $1,502   $141   $1,643
                                                              ------   ----   ------

                                                                FOR THE YEAR ENDED
                                                                DECEMBER 31, 2002
                                                             ------------------------
                                                              (DOLLARS IN THOUSANDS)
Current provision..........................................  $   --   $  357   $  357
Deferred provision.........................................   5,685    1,149    6,834
                                                             ------   ------   ------
Total income tax expense...................................  $5,685   $1,506   $7,191
                                                             ======   ======   ======

     The following table sets forth the reconciliation between the federal statutory income tax rate and the effective income tax rate for the periods indicated:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2004   2003   2002
                                                              ----   ----   ----
Federal statutory income tax rate...........................  35.0%  35.0%  35.0%
State income tax rate, net of federal tax benefit...........   6.8    6.1    6.3
Other.......................................................   0.3    0.3    0.1
                                                              ----   ----   ----
Effective income tax rate...................................  42.1%  41.4%  41.4%
                                                              ====   ====   ====

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

     The following table sets forth the components of net deferred tax liabilities as of the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................   $    55      $   123
  Mark-to-market on auto contracts..........................       585          427
  Other accrued expenses not deducted for tax purposes......       167          152
                                                               -------      -------
Gross deferred tax assets...................................       807          702
Deferred tax liabilities:
  Hedge gains, net of losses................................      (168)          --
  Securitizations...........................................    (4,331)      (5,726)
  Other.....................................................      (444)        (398)
                                                               -------      -------
Gross deferred tax liabilities..............................    (4,943)      (6,124)
                                                               -------      -------
Net deferred tax liabilities................................   $(4,136)     $(5,422)
                                                               =======      =======

     BVAC is included in the consolidated federal and state income tax returns of BVCC. Consolidated, combined and separate company state tax returns are filed in certain states, as applicable. BVAC's share of income tax expense (benefit) is based on the amount which would be payable (receivable) if separate tax returns were filed for BVAC. The tax liability due to affiliates was $2.7 million, $0.6 million and $0.3 million as of December 31, 2004, 2003 and 2002, respectively.

     At December 31, 2004 and 2003, there were no federal net operating loss carryforwards attributable to the Company. The amount and expiration of the state net operating loss carryforwards vary by state. The Company's state net operating loss carryforwards will expire primarily in the year 2007.

NOTE 8.  STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

     BVCC administers stock option plans primarily for the benefit of its non-employee directors, officers and employees, including employees of BVAC. Excluding options for 347,700 shares of BVCC common stock granted in 2001 which were issued with exercise prices below the then current market value, the exercise price for the purchase of shares subject to a stock option at the date of grant generally may not be less than 100% of the market value of the shares covered by the option on that date. Options generally vest over periods ranging from 6 months to 3 years and expire over periods ranging from 6 years to 13 years.

     At December 31, 2004, employees of BVAC had options outstanding to purchase 54,650 shares of BVCC's common stock at exercise prices ranging from $16.87 to $316.25 with a weighted-average price of $30.08 and a weighted-average remaining life of 4 years. At December 31, 2003, employees of BVAC had options outstanding to purchase 13,300 shares of BVCC's common stock at exercise prices ranging from $70.80 to $344.10 with a weighted-average price of $181.00 and a weighted-average remaining life of 4 years. At December 31, 2002, employees of BVAC had options outstanding to purchase 27,325 shares of BVCC's common stock at exercise prices ranging from $45.90 to $344.10 with a weighted-average price of $110.20 and a weighted-average remaining life of 4 years. During 2004, options to purchase 50,000 shares of BVCC's common stock at a price of $16.87 were granted to a BVAC employee. During 2003, there were no options granted to BVAC employees. During 2002, options to purchase 300 shares of BVCC's common stock at a price of $68.40 were granted to a BVAC employee. The fair value determined based on Statement No. 123 was $0.6 million for the year ended December 31, 2004. The fair value determined based on Statement No. 123 was immaterial for the years ended December 31, 2003 and 2002.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

     The fair value of options granted was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2004   2003   2002
                                                              ----   ----   ----
Dividend yield..............................................    --%    --%    --%
Expected volatility of BVCC common stock....................    85%    41%    37%
Expected risk-free interest rate(1).........................  3.25%  2.30%  2.73%
Expected life of options in years...........................  3.59   3.59   4.60

---------------

(1) The expected risk-free interest rate was calculated using a term commensurate with the expected life of the options.

  401(K) PLAN

     BVCC has a 401(k) plan under which eligible employees, including eligible employees of BVAC, may contribute from 1% to 50% of base salary to the plan. Employees become eligible for plan membership on the first day of the month coincident or next following their date of employment. The amount of base salary deferred is not subject to federal or state income taxes at the time of deferral. After one year of service, the Company matches an employee's contribution up to 100% of the first 6% of the employee's base salary, depending on the employee's length of service. Total BVAC contribution expense was $202 thousand, $197 thousand and $192 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 9.  RELATED PARTY TRANSACTIONS

     The Company was a party to certain transactions with its current parent, BVCC, and its former parent, BVB, which was dissolved effective September 30, 2003. These transactions represented intercompany advances from, or to, BVCC, and through September 30, 2003, intercompany advances from, or to, BVB.

     At December 31, 2004, the Company had a net receivable of $3.0 million from BVCC. The interest rate on this floating rate intercompany credit facility was 3.42% at December 31, 2004. The interest rate on this facility is the 1 month London Interbank Offered Rate ("LIBOR") rate plus 100 basis points. For the year ended December 31, 2004, BVAC had average outstanding borrowings under this facility from BVCC of $14.4 million. Interest expense on these advances from BVCC totaled $343 thousand for the year ended December 31, 2004 and was included in other interest expense.

     Upon the dissolution of BVB on September 30, 2003, BVCC acquired BVB's interest in the intercompany credit facility. At December 31, 2003, the Company had $0.8 million of outstanding borrowings from BVCC under this facility. The interest rate was 2.20% at December 31, 2003. In 2003, BVAC had average outstanding borrowings under this facility of $134.6 million. Interest expense on these advances totaled $2.8 million for the year ended December 31, 2003 and was included in other interest expense.

     At December 31, 2002, advances from BVB totaled $103.5 million. The interest rate on this floating rate intercompany credit facility was 2.55% at December 31, 2002. The interest rate was calculated at BVB's cost of funds rate. The average balances of the advances from BVB was $380.9 million for the year ended December 31, 2002. Interest expense on the advances from BVB totaled $10.0 million for the year ended December 31, 2002.

     BVCC and BVB, prior to its dissolution, provided various services to their operating subsidiaries including BVAC and allocated the cost of such services to these subsidiaries. These allocated costs, consisting of direct general and administrative costs, have included information technology costs, rent, accounting, legal and other

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES costs attributable to services that have been centrally sourced through BVCC and BVB for the benefit of all of the BVCC subsidiary companies. The costs have been allocated to the subsidiary companies including BVAC based upon various factors that correspond with the type of cost being allocated including pro-rata number of employees, compensation expense, square footage of occupied office space, and other methods.

     Since the dissolution of BVB, which was effective September 30, 2003, BVAC has largely incurred its own direct general and administrative costs. Accordingly for the year ended December 31, 2004, BVAC was allocated $102 thousand of direct general and administrative expense by BVCC. BVCC and BVB allocated a total of $1.4 million and $2.8 million of direct general and administrative expense to BVAC for the years ended December 31, 2003 and 2002, respectively. Additionally, BVCC and BVB have also incurred certain other indirect, corporate-overhead costs, including acquisition-related and corporate-wide process and systems re-engineering project costs, which have not been allocated to the BVCC subsidiary companies including BVAC.

     During 2002, the Company sold $453.2 million in auto installment contracts to its affiliate, BVSC, which securitized the auto installment contracts. After the completion of the securitization, BVAC recognized $11.8 million gain on the securitization. Consideration from BVSC for this transaction included $23.2 million of retained interest in the auto loan securitization.

NOTE 10.  DERIVATIVE INSTRUMENTS

     The Company uses derivatives to modify interest rate characteristics of certain assets or liabilities to hedge its exposure to interest rate fluctuations, reducing the effects these fluctuations might have on associated cash flows or values. Derivative financial instruments involve, to varying degrees, elements of credit risk. Credit risk is defined as the possibility of sustaining a loss because counterparties to the financial instrument fail to perform in accordance with the terms of the contract. The Company's derivative instruments are not formally designated as accounting hedges and, accordingly, are carried at fair value, with changes in such fair value charged or credited to earnings.

     The Company was a party to "fixed-for-floating" interest rate swaps with notional principal amounts of $145.0 million and $133.0 million at December 31, 2004 and 2003, respectively. The interest rate swaps mature at various dates between May 2005 and May 2008. During 2004, the Company paid a fixed interest rate of 2.51% and received a floating interest rate of 1.46%. During 2003, the Company paid a fixed interest rate of 2.29% and received a floating interest rate of 1.18%. Interest rate swaps increased other interest expense by $1.8 million and $0.3 million for the years ended December 31, 2004 and 2003, respectively. To record its interest rate swaps at their fair value, as required by Statement No. 133, the Company recognized gains of $2.1 million during 2004 and losses of $1.6 million during 2003. The Company did not enter into any interest rate swap contracts during 2002.

     As discussed in Note 6, BVAC draws on its warehouse credit facility by transferring auto contracts to a special purpose entity, a statutory trust, which issues notes to its two lenders including a commercial paper conduit affiliated with one of the lenders (the "Note Purchasers"). Under the terms of the facility, the trust enters into out-of-the-money, interest rate cap contracts, containing terms and conditions required by the Note Purchasers, to provide protection to the Note Purchasers from interest rate risk embedded in the fixed-rate auto contracts that have been transferred to the trust. BVAC incurs the cost of these interest rate caps. The notional balance of these amortizing interest rate caps is maintained by the trust to coincide with the outstanding balance of the underlying auto contracts. At December 31, 2004, the notional amount of these interest rate caps was $281.3 million. The contracts mature between May 2008 and October 2010; the strike rates on the contracts, which are indexed to the 1-month Libor rate, range between 5.50% and 6.25%. At December 31, 2004, the interest rate caps had a fair value of $0.7 million. For the year ended December 31, 2004, the Company recognized $0.7 million of unrealized losses on interest rate caps. The fair value of the interest rate caps is included in other assets.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

NOTE 11.  COMMITMENTS AND CONTINGENCIES

  PREMISES

     At December 31, 2004, the Company occupied an office building that served as its headquarters and operations center under an operating lease agreement that expires in 2008. This lease arrangement includes an option to renew or extend the lease at market rates. The Company was a party to a lease agreement for a former office which was subleased through March 31, 2004. The Company owns leasehold improvements, furniture and equipment, all of which are used in its business activities.

     Rental expense was $361 thousand, $766 thousand and $667 thousand for the years ended December 31, 2004, 2003 and 2002, respectively. Sublease rental income totaled $19 thousand, $68 thousand and $26 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

     Future minimum payments under noncancellable lease obligations are summarized below.

                                                              OPERATING LEASE PAYMENTS
                                                              ------------------------
                                                               (DOLLARS IN THOUSANDS)
2005........................................................           $  309
2006........................................................              318
2007........................................................              328
2008........................................................              337
                                                                       ------
                                                                       $1,292
                                                                       ======

  LITIGATION

     The Company is a party to various legal actions and is occasionally exposed to unasserted claims arising in the normal course of business. In the opinion of management, after consultation with counsel, the resolution of these legal actions will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 12.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Fair value estimates, methods and assumptions, set forth below for the Company's financial instruments, are made solely to comply with the requirements of Statement No. 107 and should be read in conjunction with the Company's consolidated financial statements and related notes.

     The Company has determined the estimated fair value amounts by using market information and valuation methodologies that it considers appropriate. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize or has realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. For all of these reasons, the aggregation of the fair values presented herein does not represent, and should not be construed to represent, their underlying value.

     The following methods and assumptions have been used to estimate the fair value of each class of financial instrument for which it was practicable to estimate the value:

     Cash and cash equivalents: This category includes cash and money market funds. The cash equivalents were readily convertible to known amounts of cash or are so near their maturity that they present insignificant risk of changes in value. For these short-term financial instruments, the carrying amount approximated fair value.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

     Securities: The fair values of retained interests in securitizations of auto contracts were estimated by discounting future cash flows using a discount rate commensurate with the risks involved.

     Auto contracts: The fair value of auto contracts was based on prices for similar loans in the secondary whole loan or securitization markets with similar credit terms and remaining maturities. Prepayment estimates were based on historical experience for similar loans.

     Borrowings: Borrowings consisted of the outstanding balances on its floating rate warehouse credit facility and line of credit from its parent. For such borrowings, the carrying amount approximates fair value.

     Interest rate swaps: The fair value of interest rate swaps is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

     Interest rate caps: The fair value of interest rate caps is the estimated amount that the Company would receive or pay to terminate the cap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the cap counterparties.

     Limitations: The fair value estimates presented herein were based on pertinent information available to the Company as of December 31, 2004 and 2003. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following table sets forth the estimated fair values of the Company's financial instruments as of the dates indicated:

                                                          AT DECEMBER 31,
                                         --------------------------------------------------
                                                    2004                      2003
                                         --------------------------   ---------------------
                                           CARRYING      ESTIMATED    CARRYING   ESTIMATED
                                            AMOUNT       FAIR VALUE    AMOUNT    FAIR VALUE
                                         -------------   ----------   --------   ----------
                                                       (DOLLARS IN THOUSANDS)
Financial assets
  Cash and restricted cash.............    $ 10,818       $ 10,818    $  7,971    $  7,971
  Investment securities................      22,636         22,636      29,789      29,789
  Auto installment contracts...........     327,884        328,305     165,874     167,213
  Advances to parent...................       3,010          3,010          --          --
Financial liabilities
  Warehouse credit facility............     298,755        298,755     138,221     138,221
  Advances from parent.................          --             --         802         802
Interest rate swaps....................         398            398      (1,624)     (1,624)
Interest rate caps.....................         698            698          --          --

NOTE 13.  SUBSEQUENT EVENTS

     On February 17, 2005, the Company, through Bay View 2005-LJ-1 Owner Trust, issued $232.1 million of auto receivable-backed notes payable. The issue was comprised of five classes of notes, Classes A-1 through A-4, and Class I which is an interest only security. The notes have a weighted-average stated coupon of 4.19% and final maturities ranging between February 27, 2006 and May 25, 2012. The notes are insured as to the timely payment of principal and interest and they contain a provision that grants the Company the option of calling the notes at any time after the aggregate balance of receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $217.8 million of borrowings on the Company's revolving warehouse credit facility.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2005            2004
                                                              -------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
                                          ASSETS
Cash........................................................    $  6,376        $  3,278
Restricted cash.............................................      21,454           7,540
Retained interests in securitizations available-for-sale....      20,564          22,636
Auto installment contracts held-for-sale....................     234,824          75,021
Auto installment contracts held-for-investment, net.........       6,975         252,863
Securitized auto installment contracts held-for-investment,
  net.......................................................     349,417              --
Premises and equipment, net.................................         633             733
Repossessed vehicles........................................         390             400
Goodwill....................................................       1,846           1,846
Advances to parent..........................................          --           3,010
Accrued interest receivable.................................       2,230           1,332
Other assets................................................       5,785           3,658
                                                                --------        --------
Total assets................................................    $650,494        $372,317
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Borrowings:
  Warehouse credit facility.................................    $229,446        $298,755
  Securitization notes payable..............................     345,723              --
  Advances from parent......................................          58              --
Current and deferred income taxes, net......................       6,360           6,947
Other liabilities...........................................       5,282           4,277
                                                                --------        --------
Total liabilities...........................................     586,869         309,979
                                                                --------        --------
Stockholder's equity:
  Common stock ($.01 par value); authorized, 1,000 shares;
     issued and outstanding, 100 shares.....................          --              --
  Additional paid-in capital................................      50,000          50,000
  Retained earnings.........................................      13,563          12,616
  Accumulated other comprehensive income:
     Unrealized gain (loss) on securities
      available-for-sale, net of tax........................          62            (278)
                                                                --------        --------
Total stockholder's equity..................................      63,625          62,338
                                                                --------        --------
Total liabilities and stockholder's equity..................    $650,494        $372,317
                                                                ========        ========

      See notes to unaudited condensed consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                                FOR THE NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                              -----------------------
                                                                 2005         2004
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Interest income:
  Interest on auto installment contracts....................    $24,931      $13,477
  Interest on short-term investments and retained interests
     in securitizations.....................................      2,189        1,956
                                                                -------      -------
                                                                 27,120       15,433
Interest expense:
  Interest on warehouse credit facility and other short-term
     borrowings.............................................      7,615        5,184
  Interest on securitization notes payable..................      7,475           --
                                                                -------      -------
                                                                 15,090        5,184

Net interest income.........................................     12,030       10,249
Provision for credit losses.................................      3,887          852
                                                                -------      -------
Net interest income after provision for credit losses.......      8,143        9,397
Noninterest income:
  Loan servicing income.....................................      1,409        2,472
  Loan fees.................................................        532          610
  Unrealized gain on derivative instruments.................      1,112          651
  Loss on auto installment contracts held-for-sale and
     retained interests in securitizations, net.............     (1,224)      (2,240)
  Other, net................................................        140          125
                                                                -------      -------
                                                                  1,969        1,618
Noninterest expense:
  General and administrative................................      8,608        8,324
                                                                -------      -------
Income before income tax expense............................      1,504        2,691
Income tax expense..........................................        557        1,159
                                                                -------      -------
Net income..................................................        947        1,532
Other comprehensive income (loss), net of tax:
  Change in unrealized gain (loss) on securities
     available-for-sale, net of tax expense (benefit) of
     $219 and ($380) for the nine-month periods ended
     September 30, 2005 and 2004, respectively..............        340         (589)
                                                                -------      -------
Comprehensive income........................................    $ 1,287      $   943
                                                                =======      =======

      See notes to unaudited condensed consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                               UNREALIZED GAIN
                                                                                  (LOSS) ON
                                  NUMBER OF            ADDITIONAL                 SECURITIES          TOTAL
                                   SHARES     COMMON    PAID-IN     RETAINED    AVAILABLE-FOR-    STOCKHOLDER'S
                                   ISSUED     STOCK     CAPITAL     EARNINGS   SALE, NET OF TAX      EQUITY
                                  ---------   ------   ----------   --------   ----------------   -------------
                                                             (DOLLARS IN THOUSANDS)
Balance at December 31, 2004....     100      $  --     $50,000     $12,616         $(278)           $62,338
Net income......................      --         --          --         947            --                947
Other comprehensive income, net
  of tax........................      --         --          --          --           340                340
                                     ---      -----     -------     -------         -----            -------
Balance at September 30, 2005...     100      $  --     $50,000     $13,563         $  62            $63,625
                                     ===      =====     =======     =======         =====            =======

      See notes to unaudited condensed consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               FOR THE NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                 2005        2004
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $     947    $  1,532
Adjustments to reconcile net income to net cash used in
  operating activities:
  Net increase in auto installment contracts held-for-sale
     resulting from purchases, net of repayments............   (263,530)    (94,978)
  Proceeds from sales of auto installment contracts
     held-for-sale..........................................      6,493      24,896
  Provision for credit losses...............................      3,887         852
  Depreciation and amortization of premises and equipment...        272         128
  Accretion of retained interests in securitizations........     (1,445)     (1,816)
  Amortization of premiums, net of discount accretion.......      2,870         301
  Provision for income taxes................................        557       1,159
  Loss on auto installment contracts held-for-sale and
     retained interests in securitizations, net.............      1,224       2,242
  Increase in fair value of derivative instruments..........     (1,112)       (652)
  Increase in restricted cash...............................    (13,914)     (4,638)
  Increase in other assets..................................     (1,379)     (1,055)
  Increase (decrease) in other liabilities..................       (536)      1,713
  Other, net................................................     (1,725)      1,802
                                                              ---------    --------
Net cash used in operating activities.......................   (267,391)    (68,514)
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in auto installment contracts
  held-for-investment resulting from purchases, net of
  repayments................................................    (13,236)    (45,833)
Principal payments on investment securities.................      3,942       5,955
Additions to premises and equipment, net....................       (172)       (426)
                                                              ---------    --------
Net cash used in investing activities.......................     (9,466)    (40,304)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in advances from parent..........................      3,068       3,418
Proceeds from warehouse credit facility.....................    658,930     193,429
Repayment of warehouse credit facility......................   (728,239)    (85,644)
Issuance of securitization notes payable....................    418,751          --
Repayment of securitization notes payable...................    (72,555)         --
                                                              ---------    --------
Net cash provided by financing activities...................    279,955     111,203
                                                              ---------    --------
Net increase in cash........................................      3,098       2,385
Cash at beginning of period.................................      3,278       2,841
                                                              ---------    --------
Cash at end of period.......................................  $   6,376    $  5,226
                                                              =========    ========
Cash paid during the period for:
  Interest..................................................  $  14,406    $  4,889
  Income taxes..............................................  $   1,726    $     28
Supplemental non-cash investing and financing activities:
  Auto installment contracts transferred from held-for-sale
     to held-for-investment.................................  $  96,263    $103,023

      See notes to unaudited condensed consolidated financial statements.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Bay View Acceptance Corporation ("BVAC" or the "Company") is an indirect auto finance company headquartered in Covina, California. The Company markets to automobile dealerships, both manufacturer-franchised dealerships and independent dealerships, and purchases auto contracts on new and used vehicles from approximately 7,000 auto dealers in 32 states, primarily in the Southeast, Mid-Atlantic, Midwest and Western United States. Prior to the dissolution of Bay View Bank, N.A. ("BVB") effective September 30, 2003, the Company was a wholly-owned subsidiary of BVB, a national bank headquartered in San Mateo, California, which was a wholly-owned subsidiary of Bay View Capital Corporation ("BVCC"). Upon BVB's dissolution, the Company became a direct subsidiary of BVCC. BVAC is operated as a member of a consolidated group; the results reported may not be the same if BVAC was operated as a single stand-alone entity.

     The consolidated financial statements include the accounts of the Company, a Nevada corporation, along with its subsidiaries, Bay View Receivables Corporation, a Delaware corporation, Bay View Transaction Corporation, a Delaware corporation, Bay View Deposit Corporation, a Delaware corporation, and Bay View Warehouse Corporation, a Delaware corporation. All intercompany accounts and transactions have been eliminated.

     The interim period financial statements, including the notes thereto, are condensed and do not include all disclosures required by generally accepted accounting principles in the United States of America ("GAAP"). These interim period financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 2004. The information provided in these interim financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company's financial condition as of September 30, 2005 and December 31, 2004, the results of its operations for the nine-month periods ended September 30, 2005 and 2004, and its cash flows for the nine month periods ended September 30, 2005 and 2004. These adjustments are of a normal, recurring nature unless otherwise disclosed in these notes to the financial statements.

     The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses, including the expenses allocated from BVCC (see Note 5) during the reporting period. Actual results could differ from those estimates.

  STOCK-BASED COMPENSATION

     The Company's employees participate in a stock option plan sponsored by BVCC. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. SFAS No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date based upon the fair value of the award and is realized as an expense over the service or vesting period. However, SFAS No. 123 also allows an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees."

     The Company accounts for BVCC stock-based awards to employees using the intrinsic value method of accounting in accordance with APB No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES exercise price. Had compensation cost related to the stock-based awards to BVAC's employees been determined under the fair value method prescribed under SFAS No. 123, the pro forma net income after stock-based compensation expenses would not be materially different from the reported net income.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment," which revised SFAS No. 123 and superseded APB No. 25. SFAS No. 123R requires that the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted stock, be measured based on the fair value of the award on the grant date and recognized in the statement of income over the vesting period of the award. Securities and Exchange Commission ("SEC") registrants were originally required to adopt SFAS No. 123R's provisions at the beginning of their first interim period after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107 to provide its view on the valuation of share-based payment arrangement for public companies. In April 2005, the SEC announced that registrants could delay adoption of SFAS No. 123R until the first fiscal year beginning after September 2005. The Company is evaluating SFAS No. 123R and plans to adopt the standard as required in January 2006, but does not expect its adoption to have a material impact on its financial condition, results of operations or cash flows.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior period's financial statements of changes in accounting principle. Retrospective application is defined as the application of a different accounting principle to prior accounting periods as if that principle had always been used, or as the adjustment of previously issued financial statements to reflect a change in reporting entity. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial condition, results of operations or cash flows.

     In June 2005, the FASB issued FASB Staff Position ("FSP") FAS 115-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments." This staff position reflects the latest changes to the FASB Emerging Issues Task Force ("EITF") 03-01, which the Company adopted in December 2003. EITF 03-01 included certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. FSP FAS 115-1 will codify the guidance set forth in EITF Topic D-44 and clarify that an investor should recognize an impairment no later than when the impairment is considered other than temporary, even if a decision to sell has not been made. FSP FAS 115-1 will be effective for other-than-temporary impairment analysis conducted in periods beginning after September 15, 2005. The Company has determined that FSP FAS 115-1 does not have a material impact on its financial condition, results of operations or cash flows.

  RECLASSIFICATIONS

     Certain reclassifications have been made to prior period balances in order to conform to the current period presentation.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

NOTE 2.  AUTO INSTALLMENT CONTRACTS

     Auto installment contracts consisted of the following:

                                                                    AS OF                AS OF
                                                              SEPTEMBER 30, 2005   DECEMBER 31, 2004
                                                              ------------------   -----------------
                                                                      (DOLLARS IN THOUSANDS)
Auto installment contracts held-for-sale....................       $229,151            $ 73,462
Premiums, discounts and deferred fees and costs.............          5,752               1,559
Lower-of-cost-or-market allowance on auto contracts
  held-for-sale.............................................            (79)                 --
                                                                   --------            --------
  Auto installment contracts held-for-sale..................        234,824              75,021
Auto installment contracts held-for-investment..............          6,829             247,219
Securitized auto installment contracts
  held-for-investment.......................................        344,588                  --
Premiums, discounts and deferred fees and costs.............          8,619               7,152
Allowance for credit losses.................................         (3,644)             (1,508)
                                                                   --------            --------
  Auto installment contracts held-for-investment, net.......        356,392             252,863
                                                                   --------            --------
Auto installment contracts receivable, net..................       $591,216            $327,884
                                                                   ========            ========

     Gross auto installment contracts pledged under the Company's warehouse credit facility were $232.9 million and $314.7 million at September 30, 2005 and December 31, 2004, respectively. Gross unpledged auto installment contracts were $3.1 million and $5.9 million at September 30, 2005 and December 31, 2004, respectively. Gross securitized auto installment contracts held-for-investment totaling $344.6 million at September 30, 2005 represented auto installment contracts transferred to a special purpose trust in connection with the securitization and issuance of auto receivable-backed notes accounted for as a secured financing.

NOTE 3.  SECURITIZATION NOTES PAYABLE

     On February 17, 2005, the Company issued $232.1 million of auto receivable-backed notes payable through Bay View 2005-LJ-1 Owner Trust, a special purpose entity. The issue was comprised of five classes of notes, Classes A-1 through A-4, and Class I which is an interest only security. The notes have final maturities ranging between February 27, 2006 and May 25, 2012. The notes are insured as to the timely payment of principal and interest and they contain a call provision that grants the Company the option of calling the notes at any time after the aggregate balance of receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $217.8 million of borrowings on the Company's revolving warehouse credit facility.

     On July 28, 2005, the Company issued $180.9 million of auto receivable-backed notes payable through Bay View 2005-LJ-2 Owner Trust, a special purpose entity. The issue, a senior/ subordinate structure, was comprised of four AAA-rated fixed-rate note classes and three subordinate classes rated down to BBB. Principal is paid out sequentially to the notes. In this transaction, credit support to all classes is provided by excess spread, a reserve account and subordination in the form of an unrated certificate. The notes have final maturities ranging between July 28, 2006 and February 25, 2014 and contain a call provision that grants the Company the option of calling the notes at any time after the aggregate balance of the receivables has been reduced to 15% of the original pool of receivables. Proceeds from the issuance of the notes were used to repay $180.0 million of borrowings on the Company's revolving warehouse credit facility.

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

NOTE 4.  INCOME TAXES

     BVAC is included in the consolidated federal and state income tax returns of BVCC. Consolidated, combined and separate company state tax returns are filed in certain states, as applicable. BVAC's share of income tax expense (benefit) is based on the amount that would be payable (receivable) if separate tax returns were filed for BVAC.

     The Company recorded income tax expense of $0.6 million for the nine-month period ended September 30, 2005. The effective tax rate used in computing the tax benefit for the first nine months of 2005 was 37%. For the nine-month period ended September 30, 2004, the Company recorded tax expense of $1.2 million. The effective tax rate used in computing the tax benefit for the first nine months of 2004 was 43.1%. The projected 2005 and 2004 effective tax rates differ from the 35% federal statutory rate due to state income and franchise taxes.

NOTE 5.  RELATED PARTY TRANSACTIONS

     The Company was party to certain transactions with its parent, BVCC. These transactions included intercompany advances from, or to, BVCC.

     At September 30, 2005, the Company had a net payable of $58 thousand to BVCC. The interest rate on this floating rate intercompany credit facility was 4.86% at September 30, 2005. The interest rate on this facility is the 1 month London Interbank Offered Rate ("LIBOR") plus 100 basis points. At December 31, 2004, the Company had a net receivable of $3.0 million from BVCC. The interest rate was 3.42% at December 31, 2004.

     For the nine-month period ended September 30, 2005, the Company had average outstanding receivables under this facility from BVCC of $459 thousand. Interest income (expense) on advances from, or to, BVCC totaled $9 thousand and ($278) thousand for the nine months ended September 30, 2005 and 2004, respectively.

     BVCC has provided various ancillary services to the Company and allocated the cost of such services to the Company. These allocated costs, consisting of direct general and administrative costs, have included accounting and legal services and management support. The costs have been allocated based upon various factors that correspond with the type of cost being allocated including pro-rata number of employees, compensation expense and other methods.

     The Company was allocated $174 thousand of direct general and administrative expense by BVCC for the nine-month period ended September 30, 2005. The Company was allocated $125 thousand of direct general and administrative expense by BVCC for the nine-month period ended September 30, 2004. BVCC has also incurred certain other indirect, corporate-overhead costs, including acquisition-related and corporate-wide process and systems re-engineering project costs, which have not been allocated to the Company.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

     The Company is a party to various legal actions and is occasionally exposed to unasserted claims arising in the normal course of business. In the opinion of management, after consultation with counsel, the resolution of these legal actions will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 7.  SUBSEQUENT EVENTS

     On November 7, 2005, BVCC filed a Form 8-K Current Report with the Securities and Exchange Commission ("SEC") announcing the execution of a definitive agreement to sell BVAC to AmeriCredit

                BAY VIEW ACCEPTANCE CORPORATION AND SUBSIDIARIES

Financial Services, Inc. in an all-cash transaction for a price approximating the book value of BVAC at the time of closing. The sale of BVAC is expected to close in the first half of 2006, subject to the receipt of government regulatory approvals and approval by BVCC stockholders. AmeriCredit Financial Services, Inc. is a subsidiary of AmeriCredit Corp, a leading independent auto finance company that operates throughout the United States.

     On October 28, 2005, BVCC filed a Form 8-K Current Report with the SEC announcing the execution of a definitive agreement to merge with Great Lakes Bancorp, Inc., with BVCC as the surviving corporation. Great Lakes is the holding company for Greater Buffalo Savings Bank which was founded in November 1999 and, as of September 30, 2005, reported assets of $771 million. The Bank operates 9 full service branches and currently has 4 additional branches under construction in Western New York. After completion of the merger, BVCC's stockholders will own approximately 60% of its then outstanding shares. The merger is expected to close in the first quarter of 2006, subject to receipt of government regulatory approvals and stockholder approvals. The merged businesses will operate under the name of Great Lakes Bancorp, but will maintain BVCC's listing on the New York Stock Exchange.

                                                                      Appendix A


                          Agreement and Plan of Merger
                          dated as of October 26, 2005
                                     between
           Bay View Capital Corporation and Great Lakes Bancorp, Inc.
                 and Amendment to Agreement and Plan of Merger
                         dated as of February 10, 2006

                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I  -  CERTAIN DEFINITIONS.............................................................................         A-1
     1.1      Certain Definitions.............................................................................         A-1
ARTICLE II  -  THE MERGER.....................................................................................         A-8
     2.1      The Merger......................................................................................         A-8
     2.2      Effective Date and Effective Time; Closing......................................................         A-9
ARTICLE III  -  MERGER CONSIDERATION; EXCHANGE PROCEDURES.....................................................        A-10
     3.1      Conversion of Shares............................................................................        A-10
     3.2      Fractional Shares...............................................................................        A-11
     3.3      Exchange Procedures.............................................................................        A-11
     3.4      Withholding Rights..............................................................................        A-13
     3.5      GLB Options.....................................................................................        A-13
ARTICLE IV  -  ACTIONS PENDING CLOSING........................................................................        A-14
     4.1      Forbearances of GLB.............................................................................        A-14
     4.2      Forbearances of BVCC............................................................................        A-15
ARTICLE V  -  REPRESENTATIONS AND WARRANTIES..................................................................        A-17
     5.1      Disclosure Schedules............................................................................        A-17
     5.2      Representations and Warranties of GLB...........................................................        A-17
     5.3      Representations and Warranties of BVCC..........................................................        A-32
ARTICLE VI  -  COVENANTS......................................................................................        A-48
     6.1      Commercially Reasonable Efforts.................................................................        A-48
     6.2      Stockholder Meetings............................................................................        A-48
     6.3      Registration Statement..........................................................................        A-49
     6.4      Regulatory Filings..............................................................................        A-50
     6.5      Press Releases..................................................................................        A-51
     6.6      Access; Information.............................................................................        A-51
     6.7      Affiliates......................................................................................        A-52
     6.8      Certain Actions.................................................................................        A-52
     6.9      NYSE Listing....................................................................................        A-55
     6.10     Indemnification.................................................................................        A-55
     6.11     Benefit Plans...................................................................................        A-57
     6.12     Notification of Certain Matters.................................................................        A-58
     6.13     Regulatory Conditions...........................................................................        A-58
     6.14     Exemption From Liability Under Section 16(b)....................................................        A-59
     6.15     GLB Voting Agreements...........................................................................        A-59



                                     (A-i)

                                                                                                                     Page
                                                                                                                     ----
     6.16     Financial Reports Prior to the Closing Date.....................................................        A-59
     6.17     Tax Returns Prior to the Closing Date...........................................................        A-60
     6.18     BVCC Registration as a Bank Holding Company.....................................................        A-60
ARTICLE VII  -  CONDITIONS TO CONSUMMATION OF THE MERGER......................................................        A-60
     7.1      Conditions to Each Party's Obligation to Effect the Merger......................................        A-60
     7.2      Conditions to Obligation of GLB.................................................................        A-62
     7.3      Conditions to Obligation of BVCC................................................................        A-62
ARTICLE VIII  -  TERMINATION..................................................................................        A-63
     8.1      Termination.....................................................................................        A-63
     8.2      Effect of Termination...........................................................................        A-65
ARTICLE IX  -  MISCELLANEOUS..................................................................................        A-65
     9.1      Survival........................................................................................        A-65
     9.2      Waiver; Amendment...............................................................................        A-65
     9.3      Counterparts....................................................................................        A-65
     9.4      Governing Law...................................................................................        A-65
     9.5      Expenses........................................................................................        A-65
     9.6      Notices.........................................................................................        A-66
     9.7      Entire Understanding; No Third Party Beneficiaries..............................................        A-67
     9.8      Severability....................................................................................        A-67
     9.9      Enforcement.....................................................................................        A-67
     9.10     Interpretation..................................................................................        A-67
     9.11     Assignment......................................................................................        A-68

ANNEX A --  Form of Affiliate Letter..........................................................................        A-69
ANNEX B --  Form of GLB Voting Agreement......................................................................        A-73
ANNEX C --   Form of Amendment to BVCC Certificate of Incorporation...........................................        A-76
ANNEX D --  Form of Amendment to Bylaws of GLB................................................................        A-81


                                     (A-ii)

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2005 (this "Agreement"), between Bay View Capital Corporation ("BVCC") and Great Lakes Bancorp, Inc. ("GLB").

                                    RECITALS

     A. GLB. GLB is a Delaware corporation, having its principal place of business in Buffalo, New York.

     B. BVCC. BVCC is a Delaware corporation, having its principal place of business in San Francisco, California.

     C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a "plan of reorganization" within the meaning of Section 1.368-1(c) of the Treasury Regulations.

     D. Board Action. The respective Boards of Directors of BVCC and GLB have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

     1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" has the meaning set forth in Section 6.8(e)(i).

     "Affiliate" means an "affiliate" for the purposes of Rule 144(a) under the Securities Act.

     "Affiliate Letter" has the meaning set forth in Section 6.7.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

     "ALCO" has the meaning set forth in Section 6.6(f).

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     "Average Closing Price" shall mean the average of the closing price of BVCC
Common Stock on the NYSE for the 20 trading days ending with the fifth trading day prior to the Closing Date.

     "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

     "Bank Regulatory Authority" means the Federal Reserve Board, the OCC, the FDIC, the Department and any other state or federal bank regulatory agency charged with the supervision or regulation of GLB, GLB Bank or BVCC or the insurance of the deposits of GLB Bank.

     "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

     "Benefit Plans" has the meaning set forth in Sections 5.2(m)(i) and 5.3(m)(i) in the case of GLB and BVCC, respectively.

     "Break-up Fee" has the meaning set forth in Section 6.8(f).

     "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.

     "BVAC" means Bay View Acceptance Corporation.

     "BVCC" has the meaning set forth in the preamble to this Agreement.

     "BVCC Approval Recommendation" has the meaning set forth in Section 6.2(b).

     "BVCC Board" means the Board of Directors of BVCC.

     "BVCC Bylaws" means the Bylaws of BVCC, as amended.

     "BVCC Certificate" means the Certificate of Incorporation of BVCC, as amended.

     "BVCC Common Stock" means the common stock, par value $.01 per share, of BVCC.

     "BVCC Designees" has the meaning set forth in Section 2.1(d).

     "BVCC Disclosure Schedule" has the meaning set forth in Section 5.1.

     "BVCC Group" means any "affiliated group," as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code that includes BVCC and its Subsidiaries or any predecessor of or any successor to BVCC or to another such predecessor or successor.

     "BVCC Loan Property" has the meaning set forth in Section 5.3(o)(i).

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     "BVCC Majority Vote" has the meaning set forth in Section 5.3(e).

     "BVCC Material Contracts" has the meaning set forth in Section 5.3(k)(i).

     "BVCC Meeting" has the meaning set forth in Section 6.2(b).

     "BVCC Option" means an option to purchase BVCC Common Stock.

     "BVCC Preferred Stock" means the preferred stock, par value $.01 per share, of BVCC.

     "BVCC Regulatory Authorities" has the meaning set forth in Section
5.3(i)(i).

     "BVCC Securities Documents" has the meaning set forth in Section
5.3(g)(iv).

     "Certificate" means any certificate that immediately prior to the Effective Time represented shares of GLB Common Stock.

     "Certificate of Merger" has the meaning set forth in Section 2.2(a).

     "Change in BVCC Recommendation" has the meaning set forth in Section
6.8(b).

     "Change in GLB Recommendation" has the meaning set forth in Section 6.8(b).

     "Closing" and "Closing Date" have the meanings set forth in Section 2.2(b).

     "Code" has the meaning set forth in the recitals to this Agreement.

     "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

     "Confidentiality Agreements" has the meaning set forth in Section 6.6(c).

     "Continuing Directors" has the meaning set forth in Section 2.1(d).

     "Department" means the Department of Banking of the State of New York.

     "DGCL" means the Delaware General Corporation Law.

     "Derivatives Contract" has the meaning set forth in Section 5.2(q).

     "DOL" means the Department of Labor.

     "Effective Date" has the meaning set forth in Section 2.2(a).

     "Effective Time" has the meaning set forth in Section 2.2(a).

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     "Environmental Laws" has the meaning set forth in Sections 5.2(o)(i) or
5.03(o)(i) in the case of GLB and BVCC, respectively.

     "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

     "Equity Security" means (i) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate, (ii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction and (iii) any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by any Bank Regulatory Authority to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Sections 5.2(m)(iii) and 5.3(m)(iii) in the case of GLB and BVCC, respectively.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" means such entity selected by BVCC to effect the exchange of GLB Common Stock for BVCC Common Stock.

     "Exchange Fund" has the meaning set forth in Section 3.3(a).

     "Exchange Ratio" has the meaning set forth in Section 3.1(a).

     "Fair Housing Act" means the Fair Housing Act, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve Act" means the Federal Reserve Act, as amended.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles and practices as in effect from time to time in the United States.

     "GLB" has the meaning set forth in the preamble to this Agreement.

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     "GLB Approval Recommendation" has the meaning set forth in Section 6.2(a).

     "GLB Bank" means Greater Buffalo Savings Bank, a New York-chartered stock savings bank and wholly owned subsidiary of GLB.

     "GLB Board" means the Board of Directors of GLB.

     "GLB Bylaws" means the Bylaws of GLB, as amended.

     "GLB Certificate" means the Certificate of Incorporation of GLB, as amended.

     "GLB Common Stock" means the common stock, par value $.001 per share, of GLB.

     "GLB Disclosure Schedule" has the meaning set forth in Section 5.1.

     "GLB Group" means any "affiliated group", as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that includes GLB and its Subsidiaries or any predecessor of or any successor to GLB, or to another such predecessor or successor.

     "GLB Insiders" means those officers, directors and 10% or greater stockholders of GLB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     "GLB Loan Property" has the meaning set forth in Section 5.2(o)(i).

     "GLB Majority Vote" has the meaning set forth in Section 5.2(e).

     "GLB Material Contracts" has the meaning set forth in Section 5.2(k)(i).

     "GLB Meeting" has the meaning set forth in Section 6.2.

     "GLB Options" means the options to acquire GLB Common Stock issued under the GLB Stock Option Plans.

     "GLB Regulatory Authorities" has the meaning set forth in Section
5.2(i)(i).

     "GLB Securities Documents" has the meaning set forth in Section 5.2(g)(i).

     "GLB Stock Option Plans" means the Greater Buffalo Savings Bank 2000 Stock Option Plan and the Greater Buffalo Savings Bank 2002 Stock Option Plan.

     "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

     "Hazardous Substance" has the meaning set forth in Section 5.2(o)(iii).


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     "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act, as amended.

     "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

     "Insurance Amount" has the meaning set forth in Section 6.10(c).

     "Insurance Policies" has the meaning set forth in Sections 5.2(w) and 5.3(w) in the case of GLB and BVCC, respectively.

     "IRS" means the Internal Revenue Service.

     "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

     "Loans" has the meaning set forth in Sections 5.2(r) and 5.3(r) in the case of GLB and BVCC, respectively.

     "Material Adverse Effect" means, for the purposes of Sections 7.2(e), 7.3(e) and 8.1(b) of this Agreement, with respect to BVCC or GLB (i) any effect that individually or in the aggregate is material and adverse to the financial position, results of operations or business of BVCC and its Subsidiaries taken as a whole or GLB and its Subsidiaries taken as a whole, as the case may be, or
(ii) any effect that would materially impair the ability of any of BVCC and its Subsidiaries or GLB and its Subsidiaries to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal or state savings institutions and their holding companies generally, (c) public disclosure of the Transaction contemplated hereby, (d) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (e) any action or omission of GLB or BVCC taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction, including the potential sale of BVAC on substantially the same terms and conditions as those that are set forth in a draft definitive agreement relating to such potential sale which draft definitive agreement has been made available to GLB in a redacted format. Notwithstanding the foregoing, "Material Adverse Effect" means, for the purposes of Sections 5.2, 5.3 and 6.12 of this Agreement, any effect that individually or in the aggregate involves more than $1,000,000.

     "Merger" has the meaning set forth in Section 2.1(a).

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     "Merger Consideration" means the number of whole shares of BVCC Common
Stock plus cash in lieu of any fractional share interest into which shares of GLB Common Stock shall be converted pursuant to the provisions of Article III.

     "NASD" means the National Association of Securities Dealers, Inc.

     "National Labor Relations Act" means the National Labor Relations Act, as amended.

     "NYSE" means The New York Stock Exchange, Inc.

     "OREO" means other real estate owned.

     "Payment Event" has the meaning set forth in Section 6.8(g).

     "Pension Plan" has the meaning set forth in Sections 5.2(m)(ii) and 5.3(m)(ii) in the case of GLB and BVCC, respectively.

     "Person" means a natural Person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, a common enterprise or any person acting in a representative capacity.

     "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

     "Proxy Statement" has the meaning set forth in Section 6.3(a).

     "Registration Statement" has the meaning set forth in Section 6.3(a).

     "Representatives" has the meaning set forth in Section 6.8(a).

     "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

     "SEC" means the Securities and Exchange Commission.

     "Section 16 Information" means information accurate in all respects regarding the GLB Insiders, the number of shares of GLB Common Stock held by each such GLB Insider and the number and description of the GLB Options held by each such GLB Insider.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Subsidiary" has the meaning ascribed thereto in Rule 1-02 of Regulation S-X of the SEC.

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     "Superior Proposal" has the meaning set forth in Section 6.8(e)(ii).

     "Surviving Corporation" has the meaning set forth in Section 2.1(a).

     "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

     "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

     "Third Party" has the meaning set forth in Section 6.8(g)(iii).

     "Transaction" means the Merger and any other transactions contemplated by this Agreement.

     "Treasury Shares" means shares of GLB Common Stock held by GLB or any of its Subsidiaries or by BVCC or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith or shares as to which dissenters' appraisal rights have been perfected.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger.

          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GLB shall merge with and into BVCC in accordance with the applicable provisions of the DGCL (the "Merger"), the separate corporate existence of GLB shall cease and BVCC shall survive and continue to exist as a corporation incorporated under the DGCL. BVCC, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation".

          (b) Name. The name of the Surviving Corporation shall be "Great Lakes Bancorp, Inc.".

          (c) Certificate of Incorporation and Bylaws. The certificate of incorporation of the Surviving Corporation immediately after the Merger shall be the certificate of incorporation of BVCC as in effect immediately prior to the Merger, until thereafter amended in accordance with applicable law and this Agreement. The bylaws of the Surviving Corporation immediately after the Merger shall be the bylaws of GLB as in effect

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immediately prior to the Merger, until thereafter amended in accordance with applicable law and this Agreement.

          (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be comprised of (i) not less than 13 current members of the GLB Board of Directors whose names are listed on Schedule 2.1(d) (the "Continuing Directors") and (ii) not less than three current members of the BVCC Board of Directors (the "BVCC Designees") whose names are listed on Schedule 2.1(d), each of whom shall serve until the expiration of his or her term as listed on Schedule 2.1(d) and the election of his or her successor. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of GLB immediately prior to the Merger.

          (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the BVCC Certificate immediately prior to the Merger.

          (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of GLB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of GLB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of GLB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, GLB, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.2 Effective Date and Effective Time; Closing.

          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the parties shall


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cause a certificate of merger relating to the Merger (the "Certificate of
Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL as soon as possible after the receipt of all required approvals set forth in Article VII and satisfaction or waiver of the other conditions in Article VII on (i) a date selected by mutual agreement of GLB and BVCC after such satisfaction or waiver that is no later than ten Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the GLB Meeting and the BVCC Meeting. The Certificate of Merger shall provide that the name of BVCC upon the Effective Time shall be changed to "Great Lakes Bancorp, Inc." The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

          (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., prevailing time, at the principal offices of BVCC in San Francisco, California, or at such other place, at such other time or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to BVCC and GLB the opinions, certificates and other documents required to be delivered under
Article VII.

                                  ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

     3.1 Conversion of Shares.

          (a) Subject to the provisions of this Agreement, each share of GLB Common Stock issued and outstanding immediately prior to the Effective Time, other than Treasury Shares and shares as to which dissenters' rights of appraisal shall have been perfected shall at the Effective Time, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive 1.0873 shares of BVCC Common Stock (the "Exchange Ratio").

          (b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of BVCC Common Stock or other consideration shall be issued in exchange therefor.

          (c) At the Effective Time, the stock transfer books of GLB shall be closed as to holders of GLB Common Stock immediately prior to the Effective Time and no transfer of GLB Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.3 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for


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certificates representing the number of whole shares of BVCC Common Stock and payment for any fractional share of BVCC Common Stock without any interest thereon.

          (d) At and after the Effective Time, each share of BVCC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     3.2 Fractional Shares. Each holder of GLB Common Stock who would otherwise be entitled to receive a fractional share of BVCC Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price determined as of the Effective Date by (b) the fraction calculated to the nearest ten-thousandth of the share of BVCC Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

     3.3 Exchange Procedures.

          (a) Not later than three days prior to the Effective Time of the Merger, BVCC shall deposit with the Exchange Agent for the benefit of the holders of shares of GLB Common Stock, for exchange in accordance with this
Section 3.3, certificates representing the aggregate number of shares of BVCC Common Stock issuable pursuant to Section 3.1 in exchange for shares of GLB Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of BVCC Common Stock that would otherwise be issuable in connection with Section 3.2 of this Agreement (the "Exchange Fund").

          (b) After the Effective Time of the Merger, each holder of a Certificate formerly representing GLB Common Stock, other than Treasury Shares and shares as to which dissenters' rights of appraisal shall have been perfected, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to a certificate representing the BVCC Common Stock into which the shares of GLB Common Stock shall have been converted pursuant to Section 3.1, as well as cash in lieu of any fractional share of BVCC Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.3, each Certificate representing GLB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. BVCC shall not be obligated to deliver the Merger Consideration to which any former holder of GLB Common Stock is entitled as a


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result of the Merger until such holder surrenders his Certificate or
Certificates for exchange or delivers customary affidavits and indemnification regarding the loss or destruction of such certificate or certificates as provided in this Section 3.3. If any certificate for shares of BVCC Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

          (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to BVCC Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BVCC Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 3.2, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of BVCC Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of BVCC Common Stock to which such holder is entitled pursuant to Section 3.2 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of BVCC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BVCC Common Stock.

          (d) All shares of BVCC Common Stock issued upon the surrender for exchange of shares of GLB Common Stock or the provision of customary affidavits and indemnification for lost or mutilated certificates in accordance with the terms hereof, including any cash paid pursuant to Section 3.2, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GLB Common Stock, and there shall be no further registration of transfers on the stock transfer books of BVCC, after the Merger, of the shares of GLB Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to BVCC for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the stockholders of GLB following the passage of nine months after the Effective Time of the Merger shall be delivered to BVCC, upon demand, and any stockholders of GLB who have not theretofore complied with this Section 3.3 shall thereafter look only to BVCC for payment of their claim for BVCC Common Stock, any cash in lieu of

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fractional shares of BVCC Common Stock and any dividends or distributions with respect to BVCC Common Stock.

          (f) Neither GLB nor BVCC shall be liable to any holder of shares of GLB Common Stock or BVCC Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of BVCC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of BVCC Common Stock for the account of the Persons entitled thereto.

          (h) Certificates surrendered for exchange by any Person constituting an Affiliate of GLB shall not be exchanged for certificates representing whole shares of BVCC Common Stock until BVCC has received an Affiliate Letter from such person as provided in Section 6.7.

     3.4 Withholding Rights. BVCC, directly or through the Exchange Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of GLB Common Stock such amounts as BVCC is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of GLB Common Stock in respect of which such deduction and withholding was made by BVCC.

     3.5 GLB Options.

          (a) At the Effective Time, each vested and unvested GLB Option, which shall include GLB Options that become vested after the date hereof through and including the Effective Date, that is then outstanding shall cease to represent a right to acquire shares of GLB Common Stock and shall be converted automatically into a right to receive a BVCC Option.

          (b) BVCC shall assume each unvested and vested GLB Option, except that from and after the Effective Time, (i) each GLB Option assumed by BVCC may be exercised solely for shares of BVCC Common Stock, (ii) the number of shares of BVCC Common Stock subject to such GLB Option shall be equal to the number of shares of GLB Common Stock subject to such GLB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of BVCC Common Stock resulting from such multiplication shall be rounded down to the nearest share and (iii) the per share exercise price under each such GLB Option shall be adjusted by dividing the per share exercise price under each such GLB Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (ii) and
(iii) of the preceding sentence, each GLB Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. BVCC and GLB agree to take all necessary steps to effect the foregoing provisions of this Section 3.5, including, but not limited to, the amendment by BVCC of its option plans or the assumption by BVCC of the GLB Stock Option Plans and the taking of such other actions, including the filing of such registration statements with the SEC and listing applications with the NYSE, as are required to register the shares with the SEC and to list the shares with the NYSE in connection with such assumption.

          (c) As of the Effective Time, BVCC shall issue to each holder of an outstanding GLB Option that has been assumed by BVCC a document evidencing the conversion and assumption of the GLB Option by BVCC pursuant to this Section 3.5.

                                   ARTICLE IV

                             ACTIONS PENDING CLOSING

     4.1 Forbearances of GLB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of BVCC, not to be unreasonably withheld, GLB will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course.

               (i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships;

               (ii) Fail to use commercially reasonable efforts to keep available the present services of its employees and preserve for itself and BVCC the goodwill of the customers of GLB and its Subsidiaries and others with whom business relations exist; and

               (iii) Take any action that would adversely affect or materially delay the ability of either GLB or BVCC to obtain any necessary approvals of any regulatory agency required for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.1(b) of the GLB Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights, (iii) subdivide, split up, reclassify or combine GLB Common Stock or (iv) increase, decrease, change or exchange shares of GLB Common Stock for a different number of or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in GLB's capitalization.

          (c) Governing Documents. Amend the GLB Certificate or the GLB Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of GLB, except as may be required by law or this Agreement.

          (d) Dividends and Options. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on, any shares of GLB Common Stock or the common stock of any GLB Subsidiary, or enter into, establish, adopt, amend or grant any stock option, or any stock option, stock purchase, profit sharing, deferred compensation, or other employee benefit, plan or arrangement, or any trust agreement or similar arrangement related thereto, with respect to any director, officer or employee of GLB or its Subsidiaries, or any other person or entity, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (e) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation and (iii) would adversely affect or materially delay the ability of either BVCC or GLB to obtain any necessary approvals required of any regulatory agency for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.2 Forbearances of BVCC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of GLB, not to be unreasonably withheld, BVCC will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course.

               (i) Conduct its business other than in accordance with its Plan of Partial Dissolution and Stockholder Liquidity, including the continuation of the liquidation of its assets, the potential sale of BVAC on substantially the same terms and conditions as those that are set forth in a draft definitive agreement relating to such potential sale which draft definitive agreement has been made available to GLB in a redacted format and registration as a bank holding company;

               (ii) Cause BVAC to conduct its business in other than the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships, provided, however, that if BVAC and BVCC enter into a definitive agreement to sell the outstanding stock of BVAC to a third party, BVCC shall, and BVCC shall cause BVAC to, conduct its business thereafter in accordance with the provisions of such agreement as long as BVCC and BVAC are subject to such agreement; and

               (iii) Take any action that would adversely affect or materially delay the ability of either GLB or BVCC to obtain any necessary approvals of any regulatory agency required for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.2(b) of the BVCC Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights, (iii) subdivide, split up, classify or combine BVCC Common Stock or (iv) increase, decrease, change or exchange shares of BVCC Common Stock for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or similar change in BVCC's capitalization.

          (c) Governing Documents. Amend, except as may be required by law or this Agreement, the BVCC Certificate or the BVCC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of BVCC.

          (d) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (iii) would adversely affect or materially delay the ability of either BVCC or GLB to obtain any necessary approvals required of any regulatory agency for the Transaction contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction contemplated hereby.

          (e) Dividends and Options. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution in respect of, or declare or make any distribution on, any shares of BVCC Common Stock or the common stock of any BVCC Subsidiary, or enter into, establish, adopt, amend or grant any stock option, or any stock option, stock purchase, profit sharing, deferred compensation, or other employee benefit, plan or arrangement, or any trust agreement or similar arrangement related thereto, with respect to any director, officer or employee of BVCC or its Subsidiaries, or any other person or entity, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Disclosure Schedules. On or prior to the date hereof, BVCC has delivered to GLB a schedule (the "BVCC Disclosure Schedule") and GLB has delivered to BVCC a schedule (the "GLB Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.2 as to GLB or Section 5.3 as to BVCC or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

     5.2 Representations and Warranties of GLB. Subject to Section 5.1, GLB hereby represents and warrants to BVCC as follows:

          (a) Organization, Standing and Authority. GLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GLB is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on GLB. GLB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

          (b) GLB Capital Stock. The authorized capital stock of GLB consists solely of 16,000,000 shares of GLB Common Stock, of which 3,995,565 shares were issued and outstanding as of September 30, 2005 and options to purchase 184,810 shares as of the date of this Agreement are outstanding and options to purchase an additional 195,190 shares of GLB Common Stock are reserved for future issuance under GLB's existing equity compensation plans and 2,000,000 shares of GLB Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of GLB Common Stock were held in treasury by GLB or otherwise directly or indirectly owned by GLB. The outstanding shares of GLB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of GLB Common Stock have been issued in violation of the preemptive rights of any Person. Schedule 5.2(b) of the GLB Disclosure Schedule sets forth for each GLB Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the GLB Options), the number of shares of GLB Common Stock subject to each GLB Option, the number of shares of GLB Common Stock subject to GLB Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence and the GLB Rights as set forth in Schedule 5.2(b) of the GLB Disclosure Schedule there are no shares of GLB Common Stock reserved for issuance, GLB does not have any Rights issued or outstanding with respect to GLB Common Stock and GLB does not have any commitment to authorize, issue or sell any GLB Common Stock or Rights.

          (c) Subsidiaries.

               (i) (A) Schedule 5.2(c) of the GLB Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth on Schedule 5.2(c) of the GLB Disclosure Schedule, GLB owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries; (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to GLB) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or agreements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities other than to GLB or any of its wholly owned Subsidiaries; (E) there are no contracts, commitments, understandings or arrangements relating to GLB's rights to vote or to dispose of such Equity Securities of GLB's subsidiaries and
(F) all the Equity Securities of GLB's Subsidiaries held by GLB or its Subsidiaries are fully paid and nonassessable and are owned by GLB or its Subsidiaries free and clear of any Liens.

               (ii) Except as set forth in Schedule 5.2(c) of the GLB Disclosure Schedule as of the date hereof (A) GLB owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of its Subsidiaries; (B) no Equity Securities of any of GLB's Subsidiaries are or may become required to be issued other than to GLB by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which GLB's Subsidiaries are or may be bound to sell or otherwise transfer any of their respective Equity Securities to GLB or any of its wholly owned Subsidiaries and
(D) there are no contracts, commitments, understandings or arrangements relating to GLB's right to vote or to dispose of such Equity Securities.

               (iii) Each of GLB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

               (iv) The deposit accounts of GLB Bank are insured by the Bank Insurance Fund, in the manner and to the maximum extent provided by applicable law, and GLB Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d) Corporate Power. Each of GLB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and GLB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by GLB's stockholders and no other corporate proceedings are necessary on the part of GLB to approve this Agreement or to consummate the Transaction. GLB further warrants that a GLB Majority Vote, as defined below, is required to approve this Agreement and the Transaction.

          (e) Corporate Authority. Subject to the approval of this Agreement and the Transaction by the holders of not less than a majority of the outstanding shares of GLB Common Stock (a "GLB Majority Vote"), this Agreement and the Transaction have been authorized by all necessary corporate action of GLB and the GLB Board on or prior to the date hereof. GLB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BVCC of this Agreement, this Agreement is a valid and legally binding obligation of GLB, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

          (f) Regulatory Approvals; No Defaults.

               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GLB or any of its Subsidiaries in connection with the execution, delivery or performance by GLB and GLB Bank of this Agreement, respectively, or to consummate the Transaction except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC, the Department and the Federal Reserve Board, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of GLB Common Stock and BVCC Common Stock and the registration of BVCC Common Stock issuable in the Merger, (C) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and (D) the approval and adoption of this Agreement by a BVCC Majority Vote and a GLB Majority Vote. As of the date hereof, GLB is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by GLB and the consummation of the Transaction do not and will not, except as disclosed in Schedule 5.2(f) of the GLB Disclosure Schedule, (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of GLB or any of its Subsidiaries or to which GLB or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the GLB Certificate, the GLB Bylaws or similar governing documents of GLB's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports; Undisclosed Liabilities.

               (i) Except as described in Schedule 5.2(g) of the GLB Disclosure Schedule, GLB's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004, 2003 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2001 under the Securities Act or Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (collectively, GLB's "Securities Documents"), as of the date filed and as amended prior to the date hereof, (A) complied in all material respects as to form with the applicable regulations of the SEC and the requirements under the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents, including the related notes and schedules thereto, fairly presents the consolidated financial position of GLB and its Subsidiaries as of its date, and each of the consolidated statements of income, shareholders' equity and cash flows or equivalent statements in GLB's Securities Documents, including any related notes and schedules thereto, fairly presents the consolidated income, changes in shareholders' equity and cash flows, as the case may be, of GLB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

               (ii) Except as Previously Disclosed in Schedule 5.2(g) of the GLB Disclosure Schedule, since December 31, 2004, neither GLB nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

               (iii) Since December 31, 2004, (A) GLB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction); (B) except as Previously Disclosed in
Schedule 5.2(g) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.1 between December 31, 2004 and the date hereof and (C) except as set forth in the GLB Securities Documents, since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section
5.2 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to GLB.

               (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by GLB or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by GLB or its Subsidiaries, to cause GLB or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against GLB or its Subsidiaries. To the knowledge of GLB, there has been no material breach of a representation or covenant by GLB or its Subsidiaries in any such agreement. Except as disclosed in GLB's Securities Documents filed prior to the date hereof, since December 31, 2001, no cash, stock or other dividend or any other distribution with respect to the capital stock of GLB or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in GLB's Securities Documents filed prior to the date hereof, no shares of capital stock of GLB have been purchased, redeemed or otherwise acquired, directly or indirectly, by GLB since December 31, 2004, and no agreements have been made to do the foregoing.

               (v) Except as disclosed in Schedule 5.2(g)(v) of the GLB Disclosure Schedule, GLB maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning GLB and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of GLB's Securities Documents and other public disclosure documents. The President and the Chief Financial Officer of GLB have signed, and GLB has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither GLB nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

          (h) Litigation. Except as set forth in Schedule 5.2(h) of the GLB Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against GLB or any of its Subsidiaries and, to GLB's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither GLB nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to GLB.

          (i) Regulatory Matters.

               (i) Neither GLB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of GLB or any of its Subsidiaries (individually, a "GLB Regulatory Authority" and, collectively, the "GLB Regulatory Authorities"). GLB and its Subsidiaries have paid all assessments made or imposed by any GLB Regulatory Authority.

               (ii) Neither GLB nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts that could give rise to a written advisory notice by, any GLB Regulatory Authority that such GLB Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) GLB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the Department or (D) any other state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.2(i) of the GLB Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of GLB, investigation into the business or operations of GLB, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of GLB that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

          (j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to GLB and its Subsidiaries, each of GLB and its Subsidiaries:

               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GLB's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has not received, since December 31, 2002, any notification or communication from any Governmental Authority (A) asserting that GLB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to GLB's knowledge, do any grounds for any of the foregoing exist.

          (k) Material Contracts; Defaults.

               (i) Except for documents listed as exhibits to GLB's Securities Documents or as set forth in Schedule 5.2(k) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of GLB or any of its Subsidiaries to indemnification from GLB or any of its Subsidiaries; (C) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum or (E) that materially restricts the conduct of any business by GLB or by any of its Subsidiaries (collectively, "GLB Material Contracts"). GLB has set forth in Schedule 5.2(k) of the GLB Disclosure Schedule a list of the GLB Material Contracts and made available to BVCC true, correct and complete copies of each such Material Contract.

               (ii) Neither GLB nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in Schedule 5.2(k) of the GLB Disclosure Schedule or in this Agreement, no power of attorney or similar authorization given directly or indirectly by GLB or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. Except as set forth in Schedule 5.2(l) of the GLB Disclosure Schedule, no action has been taken by GLB or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

          (m) Employee Benefit Plans.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of GLB and its Subsidiaries and current or former directors of GLB and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), have been set forth in Schedule 5.2(m) of the GLB Disclosure Schedule. True and complete copies of the following have been provided or made available to BVCC: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

               (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and GLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under
Section 401(a) of the Code. Neither GLB nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to GLB's knowledge, threatened litigation relating to the Benefit Plans. Neither GLB nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject GLB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does GLB have knowledge that any is threatened.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or to GLB's knowledge is presently expected to be incurred by GLB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with GLB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither GLB nor any of its Subsidiaries has incurred, and neither expects to incur, to GLB's knowledge, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of

ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency", whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.2(m) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Except as set forth in Schedule 5.2(m) of the GLB Disclosure Schedule, neither GLB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject GLB to tax under Section 4980B of the Code.

               (vi) None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in the GLB Disclosure Schedule, (A) entitle any employees of GLB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (vii) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (n) Labor Matters. Except as otherwise specified on Schedule 5.2(n) of the GLB Disclosure Schedule, each employee of GLB and its Subsidiaries is "at will", and there are, to the knowledge of GLB, no claims against GLB and its Subsidiaries by employees or former employees for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or employment discrimination in violation of any Governmental Requirement. Neither GLB nor any of its Subsidiaries is a party to or is bound by any oral or written collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization or employee group, nor is GLB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel GLB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to GLB's knowledge, threatened, nor is GLB or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. GLB has on file a valid Form I-9 for each employee hired by GLB or any of its Subsidiaries and any predecessors of GLB on or after November 7, 1986.

          (o) Environmental Matters.

               (i) To the knowledge of GLB, except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to GLB and its Subsidiaries and except as Previously Disclosed in Schedule 5.2(o) of the GLB Disclosure Schedule: (A) GLB and its Subsidiaries are in compliance with applicable Environmental Laws; (B) no real property, including buildings or other structures, currently owned or operated by GLB or any of its Subsidiaries, or any property in which GLB or any of its Subsidiaries holds a security interest or a fiduciary or management role ("GLB Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (C) neither GLB nor any of its Subsidiaries has been deemed by any Governmental Agency or third party to be the owner or operator of, to have participated in the management regarding Hazardous Substances at, any GLB Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (D) neither GLB nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither GLB nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (F) neither GLB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (G) there are no circumstances or conditions involving GLB or any of its Subsidiaries, any currently owned or operated property, or any GLB Loan Property, that could reasonably be expected to result in any claims, liability or investigations against GLB or any of its Subsidiaries, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or adversely affect the value of any GLB Loan Property, (H) GLB has made available to BVCC copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it without charge relating to GLB, its Subsidiaries and any currently owned or operated property of GLB and (I) GLB has made available to BVCC copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or currently available to it without charge relating to any GLB Loan.

               (ii) As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement with the force of law relating to: (A) the protection or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and

               (iii) The term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
(C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p) Tax Matters.

               (i) (A) All Tax Returns that have been filed by or with respect to the GLB Group, including GLB and its Subsidiaries, have been timely filed;
(B) all such Tax Returns are true and complete in all material respects; (C) all Taxes due of the GLB Group, including GLB and its Subsidiaries, shown on the Tax Returns referred to in clause (A) have been timely paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the GLB Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the GLB Group has extended any statutes of limitation with respect to any Taxes of GLB.

               (ii) GLB has made available to BVCC true and correct copies of the United States federal income Tax Returns filed by GLB for each of the three most recent fiscal years for which such returns have been filed.

               (iii) Neither GLB nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by GLB's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in GLB's Securities Documents filed on or prior to the date hereof.

               (iv) Neither GLB nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was GLB or otherwise has any liability for the Taxes of any Person other than a member of the GLB Group.

               (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to GLB and its Subsidiaries.

               (vi) Neither GLB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

               (vii) As of the date hereof, GLB has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that GLB or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

               (ix) There are no Liens for Taxes on any of the assets of GLB or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

               (x) Neither GLB nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to GLB or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

               (xi) Neither GLB nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

               (xii) No claim has ever been made by a Governmental Authority in a jurisdiction where GLB or any of its Subsidiaries does not file Tax Returns that GLB or such Subsidiaries is or may be subject to taxation by that jurisdiction.

               (xiii) Neither GLB nor any of its Subsidiaries has been the "distributing corporation" within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

               (xiv) Neither GLB nor any of its Subsidiaries has participated in any "reportable transaction" or "listed transaction" that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

          (q) Risk Management Instruments. Neither GLB nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on GLB's consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does GLB or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r) Loans; Nonperforming and Classified Assets.

               (i) Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to GLB and its Subsidiaries and except as set forth in Schedule 5.2(r) of the GLB Disclosure Schedule, each loan on the books and records (each a "Loan") of GLB and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of GLB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

               (ii) GLB has set forth in Schedule 5.2(r) of the GLB Disclosure Schedule as to GLB and each GLB Subsidiary as of September 30, 2005: (A) any written or, to GLB's knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to GLB's knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as "substandard," "doubtful," "loss" or "special mention" or words of similar import by GLB, a GLB Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater stockholder of GLB or a GLB Subsidiary, or to the knowledge of GLB, any Person controlling, controlled by or under common control with any of the foregoing.

          (s) Properties. All real and personal property owned by GLB or a Subsidiary of GLB or presently used by any of them in their respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. GLB has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of GLB as of December 31, 2004 included in GLB's Securities Documents or acquired after such date, other than properties sold by GLB in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) Liens reflected as of record and reflected on the documents and (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and as are reflected on the consolidated statement of financial condition of GLB as of December 31, 2004 included in GLB's Securities Documents or on the title documents. Except as set forth in Schedule 5.2(s) of the GLB Disclosure Schedule, all real and personal property that is material to GLB's business on a consolidated basis and leased or licensed by GLB or a Subsidiary of GLB is held pursuant to leases or licenses that are valid and enforceable against GLB in accordance with their respective terms and GLB will use commercially reasonable efforts not to cause such leases to terminate or lapse prior to the Effective Time.

          (t) Intellectual Property. GLB and each Subsidiary of GLB owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which are set forth in Schedule 5.2(t) of the GLB Disclosure Schedule, and none of GLB or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. GLB and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.2(t) to the GLB Disclosure Schedule sets forth a description of all intellectual property rights of GLB and each Subsidiary of GLB, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

          (u) Fiduciary Accounts. None of GLB nor its Subsidiaries has or exercises fiduciary powers.

          (v) Books and Records. The books and records of GLB and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of GLB and its Subsidiaries.

          (w) Insurance. GLB has set forth in Schedule 5.2(w) of the GLB Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by GLB and its Subsidiaries ("Insurance Policies"). To the knowledge of GLB, GLB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of GLB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect. To the knowledge of GLB, GLB and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

          (x) Allowance For Loan Losses. GLB's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, and is in compliance with the standards established by applicable Governmental Authorities and GAAP.

          (y) Fairness Opinion. The GLB Board has received an opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to GLB from a financial point of view.

          (z) State Takeover Laws. The Board of Directors of GLB has approved this Agreement and the Transaction contemplated hereby as required to render inapplicable to such Agreement and the Transaction the provisions of the DGCL applicable to constituent corporations.

          (aa) Disclosure. The representations and warranties contained in this
Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

     5.3 Representations and Warranties of BVCC. Subject to Section 5.1, BVCC hereby represents and warrants to GLB as follows:

          (a) Organization, Standing and Authority. BVCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BVCC is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on BVCC. BVCC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) BVCC Stock.

               (i) The authorized capital stock of BVCC consists solely of 80,000,000 shares of BVCC Common Stock, par value $.01 per share, of which 6,595,886 shares were issued and outstanding as of September 30, 2005, options to purchase 66,500 shares are outstanding as of September 30, 2005 and 7,000,000 shares of BVCC Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding as of September 30, 2005. As of the date hereof, no shares of BVCC Common Stock were held in treasury by BVCC or otherwise directly or indirectly owned by BVCC. The outstanding shares of BVCC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of BVCC Common Stock have been issued in violation of the preemptive rights of any Person. Schedule 5.3(b) of the BVCC Disclosure Schedule sets forth for each BVCC Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code (with respect to the BVCC Options), the number of shares of BVCC Common Stock subject to each BVCC Option, the number of shares of BVCC Common Stock subject to BVCC Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence and the BVCC Rights as set forth in Schedule 5.3(b) of the BVCC Disclosure Schedule there are no shares of BVCC Common Stock reserved for issuance, BVCC does not have any Rights issued or outstanding with respect to the capital stock of BVCC and BVCC does not have any commitment to authorize, issue or sell any BVCC Common Stock or Rights to purchase the capital stock of BVCC, except for shares of BVCC Common Stock issuable pursuant to the BVCC Benefits Plans and by virtue of this Agreement.

               (ii) The shares of BVCC Common Stock to be issued in exchange for shares of GLB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c) Subsidiaries.

               (i) (A) Schedule 5.3(c) of the BVCC Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule, BVCC owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of its Subsidiaries; (C) no Equity Securities of any of BVCC's Subsidiaries are or may be required to be issued other than to BVCC by reason of any Right or otherwise; (D) except as disclosed in Schedule 5.3(c) of the BVCC Disclosure Schedule, there are no contracts, commitments, understandings or agreements by which BVCC's Subsidiaries are or may be bound to sell or otherwise transfer any of its Equity Securities other than to BVCC or any of its wholly owned Subsidiaries; (E) except as disclosed in Schedule 5.3(c) of the BVCC Disclosure Schedule, there are no contracts, commitments, understandings or arrangements relating to BVCC's right to vote or to dispose of such Equity Securities of BVCC Subsidiaries and
(F) all of the Equity Securities of BVCC's Subsidiaries held by BVCC or its Subsidiaries are fully paid and nonassessable and are owned by BVCC and its Subsidiaries free and clear of any Liens.

               (ii) Except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and ownership interests in BVCC's Subsidiaries, BVCC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

               (iii) Except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule, each of BVCC's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

               (iv) Except as set forth in Schedule 5.3(c) of the BVCC Disclosure Schedule as of the date hereof, (A) BVCC owns, directly or indirectly, all the issued and outstanding Equities Securities of each of its Subsidiaries; (B) no Equity Securities of any of BVCC's Subsidiaries are or may become required to be issued other than to BVCC by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which BVCC's Subsidiaries are or may be bound to sell or otherwise transfer any of their respective Equity Securities other than to BVCC or any of its wholly owned Subsidiaries and (D) there are no contracts, commitments, understandings or arrangements relating to BVCC's right to vote or to dispose of such Equity Securities.

          (d) Corporate Power. Each of BVCC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. BVCC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, the affirmative vote of the holders of a majority of the outstanding shares of BVCC Common Stock and no other corporate proceedings are necessary on the part of BVCC to approve this Agreement or the consummation of the Transaction. BVCC further warrants that a BVCC Majority Vote is required to approve this Agreement and the Transaction.

          (e) Corporate Authority. Subject to the approval of this Agreement and the Transaction by the holders of not less than a majority of the outstanding shares of BVCC Common Stock (a "BVCC Majority Vote"), this Agreement and the Transaction have been authorized by all necessary corporate action of BVCC and the BVCC Board on or prior to the date hereof. BVCC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by GLB of this Agreement, this Agreement is a valid and legally binding obligation of BVCC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

          (f) Regulatory Approvals; No Defaults.

               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BVCC or any of its Subsidiaries in connection with the execution, delivery or performance by BVCC of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board to effect the registration of BVCC as a bank holding company; (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of GLB Common Stock and BVCC Common Stock and the registration of BVCC Common Stock issuable in the Merger;
(C) the approval of the listing on the NYSE of the BVCC Common Stock to be issued in the Merger, (D) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and (E) the approval and adoption of this Agreement and the Transaction by a GLB Majority Vote and a BVCC Majority Vote. As of the date hereof, BVCC is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by BVCC and the consummation of the Transaction do not and will not, except as disclosed in Schedule 5.3(f) of the BVCC Disclosure Schedule, (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BVCC or of any of its Subsidiaries or to which BVCC or any of its Subsidiaries or their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the BVCC Certificate, the BVCC bylaws or similar governing documents of BVCC's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Reports and Securities Documents; Material Adverse
Effect.

               (i) BVCC's Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, all amendments thereto and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (collectively, "BVCC's Securities Documents"), as of the date filed, (A) complied in all material respects as to form with the applicable regulations of the SEC and requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such BVCC Securities Document, including the related notes and schedules thereto, fairly presents the consolidated financial position of BVCC and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows or equivalent statements in such BVCC Securities Documents, including any related notes and schedules thereto, fairly presents the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of BVCC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

               (ii) Except as Previously Disclosed in Schedule 5.3(g) of the BVCC Disclosure Schedule, since December 31, 2004, neither BVCC nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

               (iii) Since December 31, 2004, (A) BVCC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction and the completion of the liquidation of the former Bay View Bank); (B) except as Previously Disclosed in Schedule 5.3(g) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take any of the actions set forth in Section 4.2 between December 31, 2004 and the date hereof and (C) except as set forth in the BVCC Securities Documents since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.3 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to BVCC

               (iv) Except as set forth in Schedule 5.3(g) of the BVCC Disclosure Schedule, since December 31, 2001, no agreement pursuant to which any loans or other assets have been or shall be sold by BVCC or its Subsidiaries entitled the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by BVCC or its Subsidiaries, to cause BVCC or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BVCC or its Subsidiaries. To the knowledge of BVCC, there has been no material breach of a representation or covenant by

BVCC or its Subsidiaries in any such agreement. Except as disclosed in BVCC's Securities Documents filed prior to the date hereof, since December 31, 2001, no cash, stock or other dividend or any other distribution with respect to the capital stock of BVCC or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in BVCC's Securities Documents filed prior to the date hereof, no shares of capital stock of BVCC have been purchased, redeemed or otherwise acquired, directly or indirectly, by BVCC since December 31, 2004, and no agreements have been made to do the foregoing..

               (v) Except as described in Schedule 5.3(g) of the BVCC Disclosure Schedule, BVCC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning BVCC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of BVCC's Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of BVCC have signed, and BVCC has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Section 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither BVCC nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

          (h) Litigation. Except as set forth on Schedule 5.3(h) of the BVCC Disclosure Schedule, no litigation, claim or other proceeding before any court or governmental agency is pending against BVCC or its Subsidiaries and, to BVCC's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither BVCC nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to BVCC.

          (i) Regulatory Matters.


               (i) Neither BVCC nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order or decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulatory Authority or federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or the supervision or regulation of BVCC or any of its Subsidiaries (individually, a "BVCC Regulatory Authority", and collectively, the "BVCC Regulatory Authorities"). BVCC and its Subsidiaries have paid all assessments made or imposed by any BVCC Regulatory Authority.

               (ii) Neither BVCC nor any of its Subsidiaries had been advised by, nor does it have knowledge of any facts that could give rise to a written advisory notice by, any BVCC Regulatory Authority that such BVCC Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) Except as set forth in Schedule 5.3 (i) of the BVCC Disclosure Schedule, BVCC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any other state regulatory authority, (E) the SEC and (F) all other reports and statements required to be filed by them since January 1, 2002 and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.3(i) of the BVCC Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of BVCC, investigation into the business or operations of BVCC or any of its Subsidiaries except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of BVCC that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

          (j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to BVCC and its Subsidiaries, each of BVCC and its Subsidiaries:

               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BVCC's knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has not received, since December 31, 2002, any notification or communication from any Governmental Authority (A) asserting that BVCC or any of its

Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to BVCC's knowledge, do any grounds for any of the foregoing exist.

          (k) Material Contracts.

               (i) Except for documents filed as exhibits to BVCC's Securities Documents or as set forth in Schedule 5.3(k) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of BVCC or any of its subsidiaries to indemnification from BVCC or any of its Subsidiaries; (C) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum or (E) that materially restricts the conduct of any business by BVCC or by any of its Subsidiaries (collectively, "BVCC Material Contracts"). BVCC has set forth in Schedule 5.3(k) of the BVCC Disclosure Schedule a list of the BVCC Material Contracts, and made available to GLB true, correct and complete copies of each such BVCC Material Contract.

               (ii) Neither BVCC nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 5.3(k) of the BVCC Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by BVCC or any of its Subsidiaries is currently outstanding.

          (l) No Brokers. No action has been taken by BVCC or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, except fees paid or payable as set forth in Schedule 5.3(l) of the BVCC Disclosure Schedule.

          (m) Employee Benefit Plans.

               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BVCC and its Subsidiaries and current or former directors of BVCC and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), have been set forth in
Schedule 5.3(m) of the BVCC Disclosure Schedule. True and complete copies of the following have been provided or made available to GLB: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a "top-hat" plan, a copy of filings with the DOL;
(D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by
Section 104 of ERISA.

               (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and BVCC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under
Section 401(a) of the Code. Neither BVCC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to BVCC's knowledge, threatened litigation relating to the Benefit Plans. Neither BVCC nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject BVCC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does BVCC have knowledge that any is threatened.

               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or to BVCC's knowledge is presently expected to be incurred by BVCC or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with BVCC under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither BVCC nor any of its Subsidiaries has incurred, and neither expects to incur, to BVCC's knowledge, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency", whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.3(m) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (v) Except as set forth in Schedule 5.3(m) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject BVCC to tax under Section 4980B of the Code.

               (vi) None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.3(m) of the BVCC Disclosure Schedule, (A) entitle any employees of BVCC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (vii) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each

Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

          (n) Labor Matters. Each employee of BVCC and its Subsidiaries is "at will" and there are, to the knowledge of BVCC, no claims against BVCC and its Subsidiaries by employees or former employees for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or employment discrimination in violation of any Governmental Requirement. Neither BVCC nor any of its Subsidiaries is a party to or is bound by any oral or written collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or employee group, nor is BVCC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel BVCC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to BVCC's knowledge, threatened, nor is BVCC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. BVCC has on file a valid Form I-9 for each employee hired by BVCC and its Subsidiaries and any predecessors of BVCC, on or after November 7, 1986.

          (o) Environmental Matters.

               (i) To the knowledge of BVCC, except matters that could not reasonably be expected to have a Material Adverse Effect with respect to BVCC and its Subsidiaries, and except as Previously Disclosed in Schedule 5.3(o) of the BVCC Disclosure Schedule: (A) BVCC and its Subsidiaries are in compliance with applicable Environmental Laws; (B) no real property, including buildings or other structures, currently owned or operated by BVCC or any of its Subsidiaries, or any property in which BVCC or any of its Subsidiaries holds a security interest or a fiduciary or management role ("BVCC Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (C) neither BVCC nor any of its Subsidiaries has been deemed by any Governmental Agency or third party to be the owner or operator of, to have participated in the management regarding Hazardous Substances at, any BVCC Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (D) neither BVCC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither BVCC nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (F) neither BVCC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (G) there are no circumstances or conditions involving BVCC or any of its Subsidiaries, any currently owned or operated property, or any BVCC Loan Property, that could reasonably be expected to result in any claims, liability or investigations against BVCC or any of its Subsidiaries, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or adversely affect the value of any BVCC Loan Property, (H) BVCC has made available to GLB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it without charge relating to BVCC, its Subsidiaries and any currently owned or operated property of BVCC and (I) BVCC has made available to GLB copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or currently available to it without charge relating to any BVCC Loan.

               (ii) As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement with the force of law relating to: (A) the protection or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

               (iii) The term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
(C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p) Tax Matters.

               (i) (A) All Tax Returns that have been filed by or with respect to the BVCC Group, including BVCC and its Subsidiaries, have been timely filed;
(B) all such Tax Returns are true and complete in all material respects; (C) all Taxes due of the BVCC Group, including BVCC and its Subsidiaries, shown on the Tax Returns referred to in clause (A) have been paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the BVCC Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the BVCC Group has extended any statutes of limitation with respect to any Taxes of BVCC.

               (ii) BVCC has made available to GLB true and correct copies of the United States federal income Tax Returns filed by BVCC for each of the three most recent fiscal years for which such returns have been filed.

               (iii) Neither BVCC nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by BVCC's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in BVCC's Securities Documents filed on or prior to the date hereof.

               (iv) Neither BVCC nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was BVCC or otherwise has any liability for the Taxes of any Person other than a member of the BVCC Group.

               (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to BVCC and its Subsidiaries.

               (vi) Neither BVCC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

               (vii) As of the date hereof, BVCC has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that BVCC or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

               (ix) There are no Liens for Taxes on any of the assets of BVCC or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

               (x) Neither BVCC nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to BVCC or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

               (xi) Except as set forth in Schedule 5.3(p) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

               (xii) No claim has ever been made by a Governmental Authority in a jurisdiction where BVCC or any of its Subsidiaries does not file Tax Returns that BVCC or such Subsidiaries is or may be subject to taxation by that jurisdiction.

               (xiii) Neither BVCC nor any of its Subsidiaries has been the "distributing corporation" within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

               (xiv) Except as set forth in Schedule 5.3(p) of the BVCC Disclosure Schedule, neither BVCC nor any of its Subsidiaries has participated in any "reportable transaction" or "listed transaction" that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

          (q) Risk Management Instruments. Neither BVCC nor any of its Subsidiaries is a party or has agreed to enter into any Derivatives Contract that is not included on BVCC's consolidated statement of financial condition nor does BVCC or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r) Loans; Nonperforming and Classified Assets.

               (i) Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to BVCC and its Subsidiaries and except as set forth in Schedule 5.3(r) of the BVCC Disclosure Schedule, each Loan on the books and records (each, a "Loan") of BVCC and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of BVCC, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

               (ii) BVCC has set forth in Schedule 5.3(r) of the BVCC Disclosure Schedule as to BVCC and each BVCC Subsidiary as of September 30, 2005: (A) any written or, to BVCC's knowledge, oral Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to BVCC's knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as "substandard," "doubtful," "loss" or "special mention" or words of similar import by BVCC, a BVCC Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater stockholder of BVCC or a BVCC Subsidiary, or to the knowledge of BVCC, any Person controlling, controlled by or under common control with any of the foregoing.

          (s) Properties. All real and personal property owned by BVCC or a Subsidiary of BVCC or presently used by any of them in their respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. BVCC and its Subsidiaries have good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of BVCC as of December 31, 2004 included in BVCC's Securities Documents or acquired after such date, other than properties sold by BVCC in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) Liens reflected as of record and reflected on the documents and (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and as are reflected on the consolidated statement of financial condition of BVCC as of December 31, 2004 included in BVCC's Securities Documents or on the title documents. Except as set forth in Schedule 5.3(s) of the BVCC Disclosure Schedule, all real and personal property that is material to BVCC's business on a consolidated basis and leased or licensed by BVCC or a Subsidiary of BVCC is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms.

          (t) Intellectual Property. BVCC and each Subsidiary of BVCC owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which are described in Schedule 5.3(t) of the BVCC Disclosure Schedule, and none of BVCC or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. BVCC and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.3(t) of the BVCC Disclosure Schedule sets forth a description of all intellectual property rights of BVCC and each

Subsidiary of BVCC, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

          (u) Fiduciary Accounts. None of BVCC nor its Subsidiaries has or exercises fiduciary powers.

          (v) Books and Records. The books and records of BVCC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of BVCC and its Subsidiaries.

          (w) Insurance. BVCC has set forth in Schedule 5.3(w) of the BVCC Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by BVCC and its Subsidiaries ("Insurance Policies"). To the knowledge of BVCC, BVCC and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of BVCC reasonably has determined to be prudent in accordance with industry practices. To the knowledge of BVCC, all the Insurance Policies are in full force and effect. To the knowledge of BVCC, BVCC and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

          (x) Allowance For Loan Losses. BVCC's allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses and is in compliance with the standards established by applicable Governmental Authorities and GAAP.

          (y) Fairness Opinion. The BVCC Board has received an opinion of Harris Nesbitt Corp. to the effect that as of the date hereof the Merger Consideration is fair to BVCC from a financial point of view.

          (z) Ownership of GLB Common Stock. Except as set forth on Schedule 5.3(z) of the BVCC Disclosure Schedule, none of BVCC or any of its Subsidiaries, or to BVCC's knowledge, any of its other affiliates or associates as such terms are defined under the Exchange Act, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of GLB Common Stock other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted.

          (aa) Disclosure. The representations and warranties contained in this
Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.

          (bb) Net Operating Loss Carryforwards. Based on its federal tax return for the year ended December 31, 2004, BVCC had available, to its knowledge, a consolidated federal net operating loss carryforward of approximately $55 million. In addition, BVCC has prepared amended tax returns for open years which represent additional consolidated federal net operating loss carryforwards of approximately $73 million. Including amended tax returns not yet filed, to BVCC's knowledge, BVCC had total consolidated federal net operating loss carryforwards of approximately $128 million as of December 31, 2004. None of the loss carryforwards is currently subject to any limitation on use under Code
Section 382 or otherwise.

                                   ARTICLE VI

                                    COVENANTS

     6.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of GLB, BVCC and their Subsidiaries agrees to use their respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

     6.2 Stockholder Meetings.

          (a) GLB shall take, in accordance with applicable law and the GLB Articles and the GLB Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement thereof, the "GLB Meeting") to consider and vote upon the approval of this Agreement and certain other matters required to be approved by GLB's stockholders for consummation of the Transaction. Subject to the right of GLB and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, GLB shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the "GLB Approval Recommendation"). This Agreement shall be submitted to the stockholders of GLB at the GLB Meeting whether or not the Board of Directors of GLB determines at any time that this Agreement and the Transaction contemplated hereby are no longer advisable and recommends that the GLB stockholders reject it.

          (b) BVCC shall take, in accordance with applicable law and the BVCC Certificate and the BVCC Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its stockholders (including any adjournment or postponement, the "BVCC Meeting") to consider and vote upon the approval of this Agreement and certain other matters required to be approved by BVCC's stockholders for consummation of this Transaction. Subject to the right of BVCC and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, BVCC shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the "BVCC Approval Recommendation"). This Agreement shall be submitted to the stockholders of BVCC at the BVCC Meeting whether or not the Board of Directors of BVCC determines at any time that this Agreement and the Transaction contemplated hereby are no longer advisable and recommends that the BVCC stockholders reject it.

     6.3 Registration Statement.

          (a) BVCC agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by BVCC with the SEC in connection with the issuance of BVCC Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of GLB and BVCC constituting a part thereof (the "Proxy Statement") and all related documents. GLB shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and GLB, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. GLB agrees to cooperate with BVCC and BVCC's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that GLB has cooperated as described above, BVCC agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of GLB and BVCC agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. BVCC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Transaction contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, GLB and BVCC shall each promptly mail at its expense the Proxy Statement to its stockholders.

          (b) Each of GLB and BVCC agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of GLB and BVCC agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to GLB's stockholders and at the time of the GLB Meeting and at the date of mailing to BVCC's stockholders and at the time of the BVCC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of GLB and BVCC further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c) BVCC agrees to advise GLB, promptly after BVCC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BVCC Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent BVCC is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.4 Regulatory Filings.

          (a) Each of BVCC and GLB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by BVCC or GLB as the case may be, as soon as reasonably practicable after the execution hereof. Each of BVCC and GLB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable and shall, in any event, provide its response to any proposed filing within five business days after its receipt of the proposed filing from the other party. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

     6.5 Press Releases. GLB and BVCC shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the NYSE or the NASD. GLB and BVCC shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

     6.6 Access; Information.

          (a) GLB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford BVCC and BVCC's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including, without limitation, Tax Returns and work papers of independent auditors, properties and personnel of GLB and to such other information relating to GLB as BVCC may reasonably request and, during such period, it shall furnish promptly to BVCC all information concerning the business, properties and personnel of GLB as BVCC may reasonably request.

          (b) BVCC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford GLB and GLB's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including without limitation, Tax Returns and work papers of independent auditors, properties and personnel of BVCC and to such other information relating to BVCC as GLB may reasonably request and, during such period, it shall furnish promptly to GLB all information concerning the business, properties and personnel of BVCC and its Subsidiaries as GLB may reasonably request.

          (c) All information furnished to either party by the other party pursuant to this Section 6.6 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreements, dated as of June 2, 2005 and August 8, 2005 between BVCC and GLB (the "Confidentiality Agreements").

          (d) As soon as reasonably available but in no event more than five business days after filing, GLB will deliver to BVCC each report, financial or otherwise, filed by it or GLB Bank with any Bank Regulatory Authority or the SEC.

          (e) As soon as reasonably available but in no event more than five business days after filing, BVCC will deliver to GLB each report, financial or otherwise, filed by it or any of its Subsidiaries with any Bank Regulatory Authority or the SEC.

          (f) Within 30 calendar days after the end of each month, GLB will deliver to BVCC, (i) the unaudited consolidated balance sheet and unaudited consolidated statement of operations of GLB for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein, (ii) an Asset and Liability Committee ("ALCO") report and analysis for such month and (iii) a delinquency report and analysis for such month.

          (g) Within 30 calendar days after the end of each month, BVCC will deliver to GLB, (i) the unaudited consolidated balance sheet and unaudited consolidated statement of operations of BVCC for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein, (ii) a delinquency report and analysis for such month and (iii) the status of BVCC's application to the FRB to become registered as a bank holding company.

     6.7 Affiliates. GLB shall use its commercially reasonable efforts to identify those persons who may be deemed to be "affiliates" of GLB within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to BVCC as soon as practicable, and in any event prior to the date of the GLB Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of BVCC Common Stock received in the Merger, which agreement shall be in the form attached as Annex A (the "Affiliate Letter").

     6.8 Certain Actions.

          (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.8, neither GLB nor BVCC will authorize or permit any of their respective directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, "Representatives") to, directly or indirectly,
(i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to GLB or BVCC, as the case may be, nor any of their respective Subsidiaries or afford access to the business, properties, assets, books or records of GLB or BVCC, as the case may be, or any of their respective Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

          (b) Notwithstanding anything herein to the contrary, GLB and BVCC and their respective Boards of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Boards of Directors of GLB and BVCC shall not withdraw or modify in a manner adverse to BVCC or GLB, as the case may be, the BVCC Approval Recommendation or the GLB Approval Recommendation, as the case may be, except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) GLB's Board of Directors or BVCC's Board of Directors, as the case may be, concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to its stockholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, GLB's or BVCC's respective Board of Directors, as the case may be, receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to GLB or BVCC, as the case may be, than those contained in the Confidentiality Agreements between GLB and BVCC, a copy of which executed confidentiality agreement shall have been provided to BVCC or GLB, as the case may be, for informational purposes, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, GLB or BVCC, as the case may be, promptly notifies the other in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to BVCC or GLB, as the case may be, condition or refuse to make the BVCC or GLB Approval Recommendation, as the case may be, (the "Change in GLB Recommendation" or "Change in BVCC Recommendation") if GLB's or BVCC's Board of Directors, as the case may be, concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to its stockholders under applicable law.

          (c) GLB and BVCC will promptly, and in any event within 24 hours, notify the other in writing of its receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

          (d) GLB and BVCC each agree that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

          (e) For purposes of this Agreement:

               (i) The term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of GLB or any of its Subsidiaries or BVCC or any of its Subsidiaries with the exception of the potential sale of BVAC on substantially the same terms and conditions as those that are set forth in a draft definitive agreement relating to such potential sale, which draft definitive agreement has been made available to GLB in a redacted format, (x) direct or indirect acquisition or purchase of GLB Common Stock or BVCC Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of GLB's Common Stock or BVCC's Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of GLB's Common Stock or BVCC's Common Stock after the date of this Agreement, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equities Securities of GLB or BVCC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GLB or BVCC other than the Transaction contemplated by this Agreement.

               (ii) The term "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of GLB Common Stock or BVCC Common Stock then outstanding or all or substantially all of GLB's or BVCC's consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of GLB or BVCC, as the case may be, in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of GLB or BVCC, as the case may be, in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of GLB or the Board of Directors of BVCC, as the case may be, and (C) is reasonably capable of being completed.

          (f) If a Payment Event (as hereinafter defined) occurs, GLB shall pay to BVCC or BVCC shall pay to GLB, as the case may be, by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $3,400,000 plus expenses incurred by the non-terminating party (the "Break-up Fee").

          (g) The term "Payment Event" means any of the following:

               (i) the termination of this Agreement by BVCC or GLB, as the case may be, pursuant to Section 8.1(f);

               (ii) a tender offer or exchange offer for 25% or more of the outstanding common stock of GLB or BVCC is commenced and GLB or BVCC, as the case may be, shall not have sent to its respective stockholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the GLB Board or the BVCC Board, as the case may be, recommends rejection of such tender offer or exchange offer; or

               (iii) the occurrence of any of the following events within 18 months of the termination of this Agreement pursuant to Section 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) GLB or BVCC, as the case may be, enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the assets of GLB and its Subsidiaries or BVCC or its Subsidiaries, as the case may be, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding GLB Common Stock or BVCC Common Stock, as the case may be. As used herein, "Third Party" means any person as defined in Section 13(d) of the Exchange Act other than BVCC or its Affiliates and GLB or its Affiliates.

          (h) In the event GLB or BVCC fail to pay the Break-up Fee promptly when due, GLB or BVCC, as the case may be, shall, in addition thereto, pay to the other party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by the party entitled thereto, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

     6.9 NYSE Listing. BVCC agrees to use its commercially reasonable efforts to list on the NYSE, upon official notice of issuance prior to the Effective Date, the shares of BVCC Common Stock to be issued in connection with the Merger.

     6.10 Indemnification.

          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, BVCC (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of GLB or a GLB Subsidiary, as applicable, (the "Indemnified Parties") against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of GLB or any GLB Subsidiary or is or was serving at the request of GLB or any of the GLB Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the GLB Certificate and the GLB Bylaws or equivalent documents of any GLB Subsidiary, as applicable, or any agreement, arrangement or understanding that has been Previously disclosed by GLB in
Schedule 6.10 of the GLB Disclosure Schedule, in each case as in effect on the date hereof.

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure so to notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c) Prior to the Effective Time, BVCC shall cause the persons serving as directors and officers of GLB immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by GLB for a period of six years after the Effective Time, provided that BVCC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to GLB's existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall BVCC be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by GLB for such insurance (the "Insurance Amount"), and further provided that if BVCC is unable to maintain or obtain the insurance called for by this Section 6.10(c) as a result of the preceding provision, BVCC shall use its commercially reasonable efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

          (d) The provisions of this Section 6.10 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

     6.11 Benefit Plans.

          (a) The following provisions shall be applicable in the event BVCC consummates the sale of the stock of BVAC at approximately the same time as the consummation of the Merger.

               (i) As soon as administratively practicable after the Effective Time, GLB shall take all reasonable action so that employees of BVCC and its Subsidiaries as well as the former employees of the GLB Group who have continued employment with the Surviving Corporation shall be entitled to participate in each employee benefit plan, program or arrangement of GLB of general applicability (the "GLB Benefit Plans") to the same extent as similarly-situated employees of GLB and its Subsidiaries, it being understood that inclusion of the employees of BVCC and its Subsidiaries in the GLB Benefit Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Benefit Plans of BVCC and its Subsidiaries until such employees are permitted to participate in the GLB Benefit Plans and provided further, however, that nothing contained herein shall require GLB or any of its Subsidiaries to make any grants to any former employee of BVCC under any discretionary equity compensation plan of GLB. GLB shall cause each GLB Benefit Plan in which employees of BVCC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of pension benefits, under the GLB Benefit Plans, the service of such employees with BVCC and its Subsidiaries to the same extent as such service was credited for such purpose by BVCC, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of BVCC and its Subsidiaries that correspond to GLB Benefit Plans until employees of BVCC and its Subsidiaries are included in such GLB Benefit Plans, nothing herein shall limit the ability of GLB to amend or terminate any of BVCC's Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

               (ii) At and following the Effective Time, except as otherwise provided to the contrary herein, the Surviving Corporation shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of BVCC and its Subsidiaries and current and former directors of BVCC and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or "change-in-control" or similar agreements, plans or policies of BVCC that are set forth on Schedule 6.11(a)(ii) of the BVCC Disclosure Schedule. The severance or termination payments that are payable pursuant to such agreements, plans or policies of BVCC are set forth on Schedule 6.11(a)(ii) of the BVCC Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, the Surviving Corporation shall, to the extent not duplicative of other severance benefits, pay employees of BVCC or its Subsidiaries who are terminated for other than cause, severance as set forth on
Schedule 6.11(a)(ii) of the GLB Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.11(a)(ii) will be taken into account under the terms of any applicable severance policy of GLB or its Subsidiaries.

               (iii) Immediately prior to the Effective Time, BVCC shall, at the written request of GLB, freeze or terminate such of the BVCC Benefit Plans as is requested by GLB.

          (b) In the event the sale of BVAC is not consummated at approximately the same time as the consummation of the Merger, unless otherwise mutually agreed by BVCC and GLB, the GLB Benefit Plans shall remain in effect for the employees of GLB and its Subsidiaries and the BVCC Benefit Plans shall remain in effect for the employees of BVCC and its Subsidiaries.

     6.12 Notification of Certain Matters. Each of GLB and BVCC shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.13 Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.1(b) that BVCC determines would materially reduce the benefits of the Merger as provided in Section 7.1(b), BVCC shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.

     6.14 Exemption From Liability Under Section 16(b). Assuming that GLB delivers to BVCC the Section 16 Information not less than five Business Days in advance of the Effective Time, the Board of Directors of BVCC, or a committee of Non-Employee Directors thereof, as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act, shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the GLB Insiders of BVCC Common Stock in exchange for shares of GLB Common Stock, and of options to purchase BVCC Common Stock upon conversion of GLB Options pursuant to the Transaction contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by GLB to BVCC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

     6.15 GLB Voting Agreements. BVCC shall receive from each officer and director of GLB and GLB Bank and any other persons listed on Schedule 6.15 of the GLB Disclosure Schedule contemporaneously with the execution of this Agreement, an executed Voting Agreement in the form of Annex B. BVCC acknowledges that the receipt of Voting Agreements from the persons described in
Schedule 6.15 of the GLB Disclosure Schedule are an integral part of the Transaction contemplated by these agreements and that without these agreements BVCC would not have entered into these agreements.

     6.16 Financial Reports Prior to the Closing Date.

          (a) GLB Financial Reports. All reports, registration statements, definitive proxy statements or information statements to be filed by GLB on or before the Effective Date under the Securities Act or Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act with the SEC as of the date filed, (A) will comply in all material respects as to form with the applicable regulations of the SEC and the requirements under the Securities Act and the Exchange Act, as the case may be, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Any consolidated financial statements contained or incorporated by reference in any such filings, including the related notes and schedules thereto, will fairly present the consolidated financial position, income, changes in shareholders' equity and cash flows, as the case may be, of GLB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

          (b) BVCC Financial Reports. All reports, registration statements, definitive proxy statements or information statements to be filed by BVCC on or before the Effective Date under the Securities Act or Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act with the SEC as of the date filed, (A) will comply in all material respects as to form with the applicable regulations of the SEC and the requirements under the Securities Act and the Exchange Act, as the case may be, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Any consolidated financial statements contained or incorporated by reference in any such filings, including the related notes and schedules thereto, will fairly present the consolidated financial position, results of operations, changes in stockholders' equity and comprehensive income and cash flows, as the case may be, of BVCC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

     6.17 Tax Returns Prior to the Closing Date.

          (a) GLB Tax Returns. (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the GLB Group, including GLB and its Subsidiaries, will be timely filed on or before the Effective Date, (B) all such Tax Returns will be true and complete in all material respects and (C) all Taxes due of the GLB Group, including GLB and its Subsidiaries, shown on the Tax Returns referred to in clause (A) will be timely paid in full.

          (b) BVCC Tax Returns. (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the BVCC Group, including BVCC and its Subsidiaries, will be timely filed on or before the Effective Date, (B) all such Tax Returns will be true and complete in all material respects and (C) all Taxes due of the BVCC Group, including BVCC and its Subsidiaries, shown on the Tax Returns referred to in clause (A) will be timely paid in full.

     6.18 BVCC Registration as a Bank Holding Company. BVCC shall use commercially reasonable efforts to become registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. GLB agrees to use commercially reasonable efforts to provide information reasonably requested by BVCC for such application.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of GLB Common Stock and the requisite vote of the holders of outstanding shares of BVCC Common Stock.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the BVCC Board or the GLB Board, as the case may be, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that BVCC or GLB, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e) Listing. The shares of BVCC Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

          (f) Amendment to BVCC Certificate of Incorporation. The amendment to BVCC's Certificate of Incorporation establishing restrictions on the transfer of shares of BVCC Common Stock post-Merger in the form of Annex C shall have been approved by a BVCC Majority Vote.

          (g) Amendment to GLB Bylaws. The amendment to GLB's Bylaws enforcing restrictions on the transfer of BVCC Common Stock post-Merger in the form of Annex D shall have been approved by GLB's Board of Directors.

          (h) Assumption of GLB Stock Option Plans. BVCC shall have assumed the GLB Stock Option Plans and commenced the other actions described in Section 3.5(b) with respect to such assumption.

          (i) Bank Holding Company Registration. BVCC shall have become registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     7.2 Conditions to Obligation of GLB. The obligation of GLB to consummate the Merger is also subject to the fulfillment by BVCC or written waiver by GLB prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of BVCC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and GLB shall have received a certificate, dated the Effective Date, signed on behalf of BVCC by the Chief Executive Officer and the Chief Financial Officer of BVCC to such effect.

          (b) Performance of Obligations of BVCC. BVCC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and GLB shall have received a certificate, dated the Effective Date, signed on behalf of BVCC by the Chief Executive Officer and the Chief Financial Officer of BVCC to such effect.

          (c) Tax Opinion. GLB shall have received the written opinion of Hodgson Russ LLP, dated as of the Effective Date, which shall be based on such written representations from BVCC, GLB and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (d) Other Actions. BVCC shall have furnished GLB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as GLB may reasonably request.

          (e) No Material Adverse Effect. No Material Adverse Effect shall be existing or shall have occurred and be continuing since the date of this Agreement with respect to BVCC and its Subsidiaries or any of their businesses.

     7.3 Conditions to Obligation of BVCC. The obligation of BVCC to consummate the Merger is also subject to the fulfillment by GLB or written waiver by BVCC prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of GLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and BVCC shall have received a certificate, dated the Effective Date, signed on behalf of GLB by the President and the Chief Financial Officer of GLB to such effect.

          (b) Performance of Obligations of GLB. GLB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and BVCC shall have received a certificate, dated the Effective Date, signed on behalf of GLB by the President and the Chief Financial Officer of GLB to such effect.

          (c) Tax Opinion. BVCC shall have received the written opinion of Duane Morris LLP, dated as of the Effective Date, which shall be based on such written representations from BVCC, GLB and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (d) Other Actions. GLB shall have furnished BVCC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as BVCC may reasonably request.

          (e) No Material Adverse Effect. No Material Adverse Effect shall be existing or shall have occurred and be continuing since the date of this Agreement with respect to GLB and its Subsidiaries or any of their businesses.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

          (a) Mutual Consent. By the mutual consent in writing of BVCC and GLB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein by BVCC or GLB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by BVCC, on the one hand, or GLB, on the other hand, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by BVCC, on the one hand, or GLB, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach, whether under (i) or (ii), would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to BVCC or GLB, as the case may be.

          (c) Delay. By BVCC or GLB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by July 31, 2006, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

          (d) No Regulatory Approval. By BVCC or GLB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e) No GLB or BVCC Stockholder Approval.

               (i) By BVCC, or by GLB provided that GLB shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of GLB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the GLB Meeting or at any adjournment or postponement thereof.

               (ii) By GLB, or by BVCC provided that BVCC shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of BVCC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the BVCC Meeting or any adjournment or postponement thereof.

          (f) GLB or BVCC Failure to Recommend.

               (i) At any time by BVCC if (i) GLB shall have breached Section
6.8 in any respect materially adverse to BVCC, (ii) the GLB Board shall have failed to make the GLB Approval Recommendation or shall have effected a Change in GLB Recommendation, (iii) the GLB Board shall have recommended approval of an Acquisition Proposal or (iv) GLB shall have materially breached its obligations under Section 6.2(a) by failing to call, give notice of, convene and hold the GLB Meeting.

               (ii) At any time by GLB, if (A) BVCC shall have breached Section
6.8 in any respect materially adverse to GLB, (B) the BVCC Board shall have failed to make the BVCC Approval Recommendation or shall have effected a Change in BVCC Recommendation, (C) the BVCC Board shall have recommended approval of an Acquisition

Proposal or (D) BVCC shall have materially breached its obligations under
Section 6.2(b) by failing to call, give notice, convene and hold the BVCC
Meeting.

     8.2 Effect of Termination. In the event of termination of this Agreement by either BVCC or GLB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.6(c), 6.8(f) and (g), 8.2 and 9.5 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time, or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, other than Sections 6.6(c), 6.8(f) and (g), 8.2 and this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

     9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the GLB Meeting and the BVCC Meeting no amendment shall be made that by law requires further approval by the stockholders of GLB or BVCC without obtaining such approval.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

     9.5 Expenses.

          (a) Except as set forth in Section 9.5(b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transaction contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between GLB and BVCC, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

          (b) In the event that this Agreement is terminated by either GLB or BVCC pursuant to Section 8.1(b) or Section 8.1(e), then the breaching or non-approving party shall pay by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, including without limitation, reasonable professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by BVCC or GLB, as the case may be, in connection with the Merger and this Agreement.

     9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to GLB to:

          Great Lakes Bancorp, Inc.
          2421 Main Street
          Buffalo, NY  14214
          Attention:  Andrew W. Dorn, Jr., President and Chief Executive Officer
          Fax:  716-842-0843

     With a copy to:

          Hodgson Russ LLP
          One M&T Plaza, Suite 2000
          Buffalo, New York 14203-2391
          Attention:  Kenneth P. Friedman, Esq. and Robert J. Olivieri, Esq.
          Fax:  716-849-0349

     If to BVCC to:

          Bay View Capital Corporation
          1840 Gateway Drive
          San Mateo, CA  94404
          Attention:  Charles G. Cooper, President and Chief Executive Officer
          Fax:  (650) 341-4063

     With a copy to:

          Duane Morris LLP
          30 South 17th Street
          Philadelphia, PA  19103
          Attention:  Frederick W. Dreher, Esq.
          Fax:  (215) 979-1213

     9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce BVCC's obligations under Section 6.10, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction located within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     9.10 Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

     9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                       BAY VIEW CAPITAL CORPORATION


                                       By:/s/ Charles G. Cooper
                                          -------------------------------------
                                          Charles G. Cooper,
                                          President and Chief Executive Officer

                                       GREAT LAKES BANCORP, INC.


                                       By:/s/ Andrew W. Dorn, Jr.
                                          -------------------------------------
                                          Andrew W. Dorn, Jr.,
                                          President and Chief Executive Officer

                                                                         ANNEX A
                                                                         -------


                            FORM OF AFFILIATES LETTER


                                ___________, 2006


Bay View Capital Corporation
1840 Gateway Drive
San Mateo, CA  94404

Ladies and Gentlemen:

     I have been advised that I may be deemed an "affiliate" of Great Lakes Bancorp, Inc., a Delaware corporation ("Great Lakes"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of October __, 2005 (the "Agreement"), between Bay View Capital Corporation, a Delaware corporation ("Bay View"), and Great Lakes, Great Lakes plans to merge with and into Bay View (the "Merger").

     I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $.01 per share, of Bay View ("Bay View Common Stock") in exchange for shares of common stock, $.001 par value per share, of Great Lakes ("Great Lakes Common Stock").

     I have carefully read this letter and reviewed the Agreement, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bay View Common Stock, to the extent I felt necessary, with my counsel or counsel for Great Lakes.

     I represent, warrant and covenant with and to Bay View with respect to the shares of Bay View Common Stock I receive as a result of the Merger as follows:

     I shall not make any sale, transfer or other disposition of such shares of Bay View Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Bay View or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the

Bay View Capital Corporation
Page 2
_____________, 2006

registration requirements of, or is otherwise exempt from registration under, the Securities Act.

     I understand that Bay View is under no obligation to register the sale, transfer or other disposition of shares of Bay View Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     I understand that stop transfer instructions will be given to Bay View's transfer agent with respect to shares of Bay View Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate were issued as a result of the merger of Great Lakes Bancorp, Inc. with Bay View Capital Corporation, on _______ __, 2006 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Bay View Capital Corporation, a copy of which agreement is on file at the principal offices of Bay View Capital Corporation."

     I understand that, unless transfer by me of the Bay View Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Bay View reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Great Lakes Bancorp, Inc. with Bay View Capital Corporation on ________, 2006 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Bay View (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and

Bay View Capital Corporation
Page 3
_____________, 2006


substance reasonably satisfactory to Bay View, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Bay View that the Bay View Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

     I further understand and agree that the provisions of Rule 145 shall apply to all shares of Bay View Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger.

     By acceptance hereof, Bay View agrees, for a period of one year after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to file timely such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Bay View Common Stock issued to me in the Merger.

     It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.

Bay View Capital Corporation
Page 4
_____________, 2006


     Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Great Lakes as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

                                       Very truly yours,


                                       ________________________________
                                       Name:



Acknowledged this ____ day of ____________, 2006.

BAY VIEW CAPITAL CORPORATION

By: ______________________________________
[name]
[title]

                                                                         ANNEX B
                                                                         -------

                          FORM OF GLB VOTING AGREEMENT


                                October 26, 2005



Great Lakes Bancorp, Inc.
2421 Main Street
Buffalo, NY  14214

Bay View Capital Corporation
1840 Gateway Drive
San Mateo, CA  94404

Ladies and Gentlemen:

     Bay View Capital Corporation ("Bay View") and Great Lakes Bancorp, Inc. ("Great Lakes") are entering into an Agreement and Plan of Merger dated as of October 26, 2005 (the "Agreement"), being executed contemporaneously with this Letter Agreement, whereby Great Lakes will merge with and into Bay View (the "Merger") and shareholders of Great Lakes will receive 1.0873 shares of Bay View common stock for each share of Great Lakes common stock owned on the closing date of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

     Intending to be legally bound hereby, I irrevocably agree and represent as follows:

     (a) I agree to vote or cause to be voted (i) for approval and adoption of the Agreement and the transactions contemplated thereby and (ii) against any other Acquisition Proposal (as defined in the Agreement), all shares of Great Lakes common stock over which I have or share voting power, individually or, to the extent of my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of Great Lakes common stock over which I share voting power to be voted (i) for approval and adoption of the Agreement and the transactions contemplated thereby and (ii) against any other Acquisition Proposal (as defined in the Agreement). Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934.

     (b) During the term of this Letter Agreement, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Great Lakes common stock over which I have sole or shared voting power and beneficial

Great Lakes Bancorp, Inc.
Bay View Capital Corporation
Page 2
October 26, 2005

ownership, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.

     (c) I have sole or shared beneficial ownership over the number of shares of Great Lakes common stock, and hold stock options for the number of shares of Great Lakes common stock, if any, set forth below opposite my name below.

     (d) I agree that Great Lakes shall not be bound by any attempted sale of any shares of Great Lakes common stock over which I have sole voting power, and Great Lakes' transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

     (e) I agree that, if I exercise any options to purchase common stock, I will not sell any of the shares of Great Lakes common stock so acquired except as part of a cashless exercise transaction from the date of such exercise until the Effective Time.

     (f) I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     (g) I may transfer any or all of the shares of Great Lakes common stock over which I have sole or shared beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Bay View an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of Great Lakes Common Stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.

     I am signing this Letter Agreement solely in my capacity as a shareholder of Great Lakes, and as an optionholder if I am an optionholder, and not in any other capacity, such as a director or officer of Great Lakes or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Great Lakes common stock and
(b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Great Lakes'

Great Lakes Bancorp, Inc.
Bay View Capital Corporation
Page 3
October 26, 2005


Board of Directors or as an officer of Great Lakes, acting in my capacity as a director, officer or fiduciary of Great Lakes or as fiduciary of any trust of which I am not a beneficiary.

     I agree that my obligations under this Letter Agreement shall apply whether or not the Board of Directors of Great Lakes (i) withdraws, modifies or fails to make a recommendation to the stockholders of Great Lakes to vote in favor of the Agreement and the transactions contemplated thereby or (ii) recommends any other Acquisition Proposal.

     This Letter Agreement shall be effective upon acceptance by Bay View.

     This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger, and (b) the date which is twelve months following any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Bay View's rights arising out of my willful breach of any covenant or representation contained herein.

                                     Very truly yours,


                                     [Name]

Number of Shares, and Shares Subject to Stock Options, Held:

Shares:_____________________        [_______ shares held individually]

Options:  ___________________


Acknowledged and Agreed:

GREAT LAKES BANCORP, INC.                BAY VIEW CAPITAL CORPORATION


By:___________________________________   By:___________________________________
   Andrew W. Dorn, Jr.,                     Charles G. Cooper,
   President and Chief Executive            President and Chief Executive
   Officer                                  Officer

                                                                         ANNEX C
                                                                         -------


Proposed Amendments to Bay View Capital Corporation Certificate of Incorporation
--------------------------------------------------------------------------------

     1. The following underscored language would be added at beginning of the first sentence of Section 4 of the Certificate of Incorporation:

         "Subject to Section 5 of the Certificate of Incorporation, stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws."

     2. The following Section 5 would be added to the Certificate of
Incorporation:

"Section 5. Transfer Restrictions

     (a) Certain Definitions. As used in this Section 5, the following terms have the following respective meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, if any shall hereafter be authorized and issued by the Corporation, (iii) warrants, rights, or options within the meaning of Section 1.382-2T(h)(4)(v) of the Treasury Regulations to purchase stock of the Corporation and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Section 1.382-2T(f)(18) of the Treasury Regulations.

     "Five-Percent Stockholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Section 1.382-2T(g)(1) of the Treasury Regulations.

     "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Section 1.382-2T(g), (h), (j) and (k) of the Treasury Regulations.

     "Person" means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

     "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited under this Section 5.

     "Restriction Release Date" means the earlier of the repeal of Section 382 of the Code" and any comparable successor provision ("Section 382"), or the beginning of a taxable year of the Corporation or any successor thereto to which no Tax Benefits may be carried forward or three years following __________, 2006.

     "Section 1.382-2T of the Treasury Regulations" means the temporary income tax regulations promulgated under Section 382 of the Code, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

     "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in-loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

     "Transfer" means any direct or indirect, including, by merger or operation of law, sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option within the meaning of Section 1.382-2T(h)(4)(v) of the Treasury Regulations. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation or the exercise by an employee, officer or director of the Corporation of any option to purchase Corporation Securities issued pursuant to a stock option plan of the Corporation.

     (b) Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer or any series of Transfers of which such Transfer is a part, either (1) any Person or group of Persons shall become a Five-Percent Stockholder or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Stockholder shall increase.

     (c) Certain Exceptions. The restrictions set forth in paragraph (b) of this
Section 5 shall not apply to an attempted Transfer if (1) the transferor or the transferee obtains the approval of the Board of Directors of the Corporation, which approval may be granted or denied in the Board of Directors' sole discretion, (2) the Board of Directors, as evidenced by a written resolution, waives all restrictions on Transfer set forth in this Section 5 with respect to all Transfers in which case all Transfers from and after the date of such resolution described in this clause (2) shall not be subject to the restrictions on Transfer set forth in this Section 5 or (3) in the case of a transferor that is an individual who immediately before the Transfer is a Five-Percent Stockholder, to the extent, and only to the extent, that, after applying Section 1.382-2T(c)(1) of the Treasury Regulations, the attempted Transfer shall not result in an overall increase in the Percentage Stock Ownership of Five-Percent Stockholders as measured immediately after the attempted Transfer that is greater than the overall increase in the Percentage Stock Ownership of Five-Percent Stockholders as measured immediately before the attempted Transfer. As a condition to granting its approval, the Board of Directors may, in its discretion, require, at the expense of the transferor or the transferee, an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

     (d) Treatment of Excess Securities.

          (i) No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.

          (ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (d)(iii) of this Section 5 if the Agent rather than the Purported Transferee had resold the Excess Securities.

          (iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:

               (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

               (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance or similar Transfer, which amount or fair market value shall be determined in the discretion of the Board of Directors; and

               (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code ("Section 501(c)(3)") selected by the Board of Directors, provided, however, that if the Excess Securities, including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales, represent a 5 percent or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99 Percentage Stock Ownership interest in such class shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Section 5. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 5 inure to the benefit of the Corporation.

          (iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 business days from the date on which the Corporation makes a demand pursuant to paragraph
(d)(ii) of this Section 5, then the Corporation shall institute legal proceedings to compel the surrender.

          (v) The Corporation shall make the demand described in paragraph
(d)(ii) of this Section 5 within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Section 5 shall apply nonetheless.

     (e) Bylaws, Legends, etc.

          (i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Section 5.

          (ii) All certificates representing Corporation Securities issued after the effectiveness of this Section 5 shall bear a conspicuous legend as follows:

               THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 5 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

          (iii) The Board of Directors of the Corporation shall have the power to determine all matters necessary to enforce compliance with this Section 5, including, without limitation,

               (1)  the identification of Five-Percent Stockholders,

               (2)  whether a Transfer is a Prohibited Transfer,

               (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder,

               (4)  whether an instrument constitutes Corporation Securities,

               (5) the amount or fair market value due to a Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Section 5,

               (6) whether to accelerate or extend the Restriction Release Date; and

               (7) any other matters that the Board of Directors determines to be relevant.

     The good faith determination of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Section 5."

     (f) NYSE Transactions. Nothing in this Section 5 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Section 5 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 5 with respect to Prohibited Transfers.

                                                                         ANNEX D
                                                                         -------

            Proposed Amendments to Great Lakes Bancorp, Inc. Bylaws
            -------------------------------------------------------

1.       The following provision would be added as a new section (section 6) to
Article V of GLB's Bylaws:

"Section 6. Legends on Certificate. So long as the restrictions set forth in
Section 5 of the Corporation's Certificate of Incorporation shall not have lapsed, all share certificates representing shares of capital stock of the Corporation issued after the effective date of this Section 6 shall bear a conspicuous legend as follows:

          'THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 5 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

2.       The following provision would be added as a new section (section 7) to
Article V of GLB's Bylaws:

"Section 7.  Stockholder Disclosure and Ownership Procedures.

     Section 7.1. Purpose. To preserve important characteristics of the Corporation for federal income tax purposes and to facilitate communication among the Corporation and its stockholders, these disclosure procedures and ownership procedures shall apply to all holders and Beneficial Owners of the Corporation's shares of outstanding Shares.

     Section 7.2. Definitions. As used in this Section 7, the following definitions shall apply:

          (a) "Beneficial Ownership" shall generally be deemed to be held by a person to whom the economic value of Shares ultimately inures and who has the power directly or indirectly to dispose of the subject Shares and shall be interpreted in a manner consistent with the use of "ownership" including "constructive ownership" under Section 382 of the Internal Revenue Code of 1986, as amended and any successor provisions thereto (the "Code"). Broker-dealers and investment advisers holding shares solely as nominee for clients in the ordinary course and the Depository Trust Company generally shall not be deemed to hold Beneficial Ownership.

          (b) "Initiation Date" means the date Shares are first issued by the Corporation.

     Section 7.3. Disclosure Procedures. Pursuant to Section 5(e)(i) of the Certificate of Incorporation and the general authority of the Corporation's Board of Directors, any Person who purports to acquire Beneficial Ownership of Excess Securities (as defined in Section 5 of the Certificate of Incorporation) shall forthwith give written notice of such event to the Corporation.

other evidence of ownership of the subject Shares to be transferred to the agent ("Agent") identified by the Corporation in such notice for further disposition in accordance with Section 7.6.

     Section 7.5.  Certifications.


          (a) "Disposition Certificate" is a certificate of a person known to the Corporation to be the record holder, nominee holder or Beneficial Owner of Shares, executed by such person or, if an entity, a duly authorized representative of such person, subject to penalties for perjury, or a written opinion of counsel acceptable to the Corporation in its reasonable discretion, to the effect that Beneficial Ownership of the Shares, the holder or Beneficial Owner of which has failed to comply with this Section 7, have been effectively transferred such that no Beneficial Owner whose Shares are included within the position of such nominee or record holder is required to report information to the Corporation under this Section 7 that has not been disclosed.

          (b) "Compliance Certificate" is a certificate of a person known to the Corporation to be the record holder or nominee holder of Shares, executed by such person or, if an entity, a duly authorized representative of such person, subject to penalties for perjury, or a written opinion of counsel acceptable to the Corporation in its reasonable discretion, to the effect that no Beneficial Owner whose Shares are included within the position of such nominee or record holder is required to report information to the Corporation under this Section 7 that has not been disclosed.

     Section 7.6. Remedial Transfer Procedures. If the Agent acquires Shares for remedial transfer under Section 7, the Agent shall sell such shares in an arm's-length transaction consistent with applicable law as promptly as practicable. The proceeds of such sale shall be referred to as "Sales Proceeds." Upon such sale, the Agent shall pay to the transferring Beneficial Owner an amount equal to the Sales Proceeds of such shares, less transaction expenses, such as brokerage fees, and any expenses incurred by the Corporation or the Agent, including the reasonable fees and expenses of counsel, incurred in enforcing this Section 7 against such Beneficial Owner.

     Section 7.7. Prompt Enforcement Against Acquiror. Within 30 business days of learning that a Beneficial Owner, record holder or nominee has failed to effect a remedial transfer required by Section 7.4, the Corporation through its Secretary shall demand by delivering notice to the Beneficial Owner, record holder or nominee, that the Beneficial Owner, record holder or nominee surrender to the Agent the certificates representing the Shares required to be transferred, duly endorsed for transfer or effect a transfer of such Shares to the Agent by a book entry transaction, and if such surrender or transfer is not made within 30 business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Section 7.7 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without prior demand; and provided, further, that failure of the Corporation to act within the time periods set forth in this Section 7.7 shall not constitute a waiver of any right of the Corporation to compel any transfer required by, or take any action permitted by, this Section 7.

     Section 7.8. Remedies Not Limited. Nothing contained in this Section 7 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders including actions to protect and preserve the Corporation's status under Section 382 of the Code. Without limiting the foregoing, the Board of Directors may exclude any stockholder whom it reasonably believes has failed to comply with this Section 7 from any offering of Corporation securities that is otherwise made available to stockholders.

     Section 7.9. Severability. In the event that a court of competent jurisdiction shall determine in a final non-appealable order that any provision of this Section 7 is unenforceable or illegal in any respect, the unenforceable or illegal provision shall be severed from the remaining provisions of this
Section 7 and such remaining provisions shall remain in full force and effect."

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") made as of February 10, 2006, Bay View Capital Corporation ("BVCC") and Great Lakes Bancorp, Inc. ("GLB").

                                   BACKGROUND:

      BVCC and GLB are parties to a certain Agreement and Plan of Merger dated as of October 26, 2005 (the "Agreement").

      BVCC and GLB now desire to amend the Agreement as set forth in this Amendment. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

      NOW, THEREFORE, BVCC and GLB, each intending to be legally bound hereby, agree as follows:

      1. Section 2.1(c). Section 2.1(c) of the Agreement is hereby amended to read in its entirety as follows:

            "(c) Certificate of Incorporation and Bylaws. The certificate of incorporation of the Surviving Corporation immediately after the Merger shall be the certificate of incorporation of BVCC as in effect immediately prior to the Merger, until thereafter amended in accordance with applicable law and this Agreement. The bylaws of the Surviving Corporation immediately after the Merger shall be the bylaws of BVCC as in effect immediately prior to the Merger, until thereafter amended in accordance with applicable law and this Agreement."

      2. Miscellaneous.

      2.1 All references to the Agreement in any documents and instruments executed by the parties in connection with the Agreement shall be deemed to refer to the Agreement as the same has been amended through the date hereof, and as the same may be amended in the future.

      2.2 This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

      2.3 The Agreement and this Amendment may be modified or amended by the parties hereto only by a written agreement executed by all parties.

      2.4 Except as expressly amended hereby, all of the terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in every respect. All references in the Agreement to "the Merger Agreement" or "this Agreement" shall be deemed to refer to the Agreement, as amended by this Amendment.

      2.5 This Amendment shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                    BAY VIEW CAPITAL CORPORATION


                                    By: /s/ Charles G. Cooper
                                        --------------------------------------
                                        Charles G. Cooper,
                                        President and Chief Executive Officer

                                    GREAT LAKES BANCORP, INC.

                                    By: /s/ Andrew W. Dorn, Jr.
                                        ---------------------------------------
                                        Andrew W. Dorn, Jr.,
                                        President and Chief Executive Officer

                                                                      Appendix B

                      Opinion of Harris Nesbitt Corporation

October 25, 2005

The Board of Directors of
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Gentlemen:

You have requested that Harris Nesbitt Corp. ("Harris Nesbitt") render an opinion, as investment bankers, as to the fairness from a financial point of view to Bay View Capital Corporation, a Delaware corporation ("Bay View"), of the consideration of [1.0873] shares of common stock, par value $.01 per share, of Bay View ("Bay View Common Stock") to be paid to the holders of the shares of common stock, par value $.001 per share ("Great Lakes Common Stock"), of Great Lakes Bancorp, Inc., a Delaware corporation ("Great Lakes"), for each outstanding share of Great Lakes Common Stock (the "Exchange Ratio") pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by Bay View and Great Lakes. For purposes of this opinion, we have reviewed a draft of the Merger Agreement provided to us by Bay View dated October 18, 2005 and have assumed that the final form of this agreement will not differ in any material respect from the draft Merger Agreement provided to us.

The Merger Agreement provides, among other things, that Great Lakes shall be merged with and into Bay View (the "Merger"), and that Bay View shall survive the Merger. Upon the effectiveness of the Merger, each outstanding share of Great Lakes Common Stock (other than shares held by Great Lakes in its treasury or any shares as to which dissenters' rights of appraisal shall have been perfected) will be converted into the number of shares of Bay View Common Stock equal to the Exchange Ratio.

The Merger Agreement also contains certain conditions to the obligations of the parties to consummate the Merger. We have assumed that all of the conditions to the Merger will be satisfied and that the Merger will be consummated on the terms reflected in the Merger Agreement, without waiver or amendment thereof.

In connection with our opinion, we reviewed, among other things:

-    The draft Merger Agreement;

- Certain publicly available SEC filings of Bay View including, but not limited to the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the period ended June 30, 2005;

- Certain publicly available SEC filings of Great Lakes including, but not limited to the Form 10-KSB for the year ended December 31, 2004 and the Form 10-QSB for the period ended June 30, 2005;

- Bay View management prepared projected financial statements of Bay View and its subsidiary, Bay View Acceptance Corporation, for the years ended December 31, 2005 through 2008;

- Bay View management prepared projected financial statements of Great Lakes for the years ended December 31, 2005 and 2010;

- Great Lakes management prepared projected financial statements of Great Lakes for the years ended December 31, 2005 and 2006;

- Certain management presentations and other financial information prepared by the Great Lakes and its financial advisors;

-    Independent third party research and estimates; and

- Certain other internal financial analyses and forecasts for Bay View and Great Lakes prepared by Bay View management.

We also held discussions with members of the management of each of Bay View and Great Lakes regarding the background of the transaction and the past and current business operations, financial condition and future prospects of Bay View or Great Lakes, as applicable. In addition we held discussions with other advisors of Bay View with respect to the transaction and also the potential sale of Bay View Acceptance Corp.

In addition, Harris Nesbitt:

- Reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;

- Reviewed the financial terms, to the extent publicly available, of selected recent acquisitions of companies which we deemed to be relevant; and

- Performed such other studies and analyses, and conducted such discussions, as we considered appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Bay View or its representatives or other advisors or Great Lakes or its representatives or advisors or obtained by us from other sources. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Bay View or Great Lakes or their respective subsidiaries, or been furnished with any such appraisals. We have not evaluated the solvency or fair value of Bay View or Great Lakes or their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct, and have not conducted, any due diligence or any physical inspection of the properties or facilities of Bay View or Great Lakes or their respective subsidiaries. With respect to financial forecasts for each of Bay View and Great Lakes, we have relied on the forecasts provided by the managements, and we have been advised by Bay View or Great Lakes, as applicable, and we have assumed, without independent investigation, that such forecasts have been reasonably prepared and reflect the best currently available estimates and judgment of Bay View management or Great Lakes management, as the case may be, as to the expected future financial performance of Bay View and Great Lakes. Finally, we have assumed, with your permission, that following the Merger the net operating losses of Bay View will continue to be available to Bay View and will not be subject to any restrictions as a result of the Merger under applicable tax or accounting rules. We have also considered the potential sale price for the proposed sale of Bay View Acceptance Corp to a third party.

Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.

Our opinion does not constitute a recommendation as to any action the Board of Directors of Bay View or any stockholder of Bay View or Great Lakes should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the Merger. Our opinion relates solely to the fairness, from a financial point of view, of the Exchange Ratio to Bay View as of the date hereof. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Bay View as alternatives to the Merger or the decision of the Board of Directors of Bay View to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction. We have relied, as to such matters, on Bay View's legal, tax and accounting advisors.

Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of Bay View in evaluating the fairness from a financial point of view to Bay View of the Exchange Ratio. Our opinion may not be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public reference to Harris Nesbitt be made without our prior written consent, except that it is understood that this opinion may be included in its entirety in the proxy statement to be mailed to the stockholders of Bay View, provided, that we will review and approve in advance all such disclosures prior to any filing of the preliminary proxy statement with the Securities and

Exchange Commission or any other regulatory authority and prior to any dissemination of the proxy statement to such stockholders.

Harris Nesbitt has acted as financial advisor to Bay View with respect to the Merger and will receive a fee for its services, a substantial portion of which fee is contingent upon successful consummation of the Merger. In addition, Bay View has agreed to indemnify us against certain liabilities arising out of our engagement. Harris Nesbitt, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Harris Nesbitt and its affiliates (collectively, the "BMO Financial Group Entities") may have in the past provided certain investment banking services to Bay View or Great Lakes or their respective affiliates, and certain BMO Financial Group Entities are currently providing and in the past may have provided corporate banking services to Bay View or Great Lakes or their respective affiliates from time to time, and BMO Financial Group Entities may provide investment and corporate banking services to Bay View or Great Lakes and their respective affiliates in the future for which we or they may have received or will receive customary fees. In particular, we are one of the lenders under a $450 million revolving warehouse facility of Bay View's subsidiary, Bay View Acceptance Corporation, which was established in June 2005, for which we have received, and will receive, customary fees. Harris Nesbitt provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Bay View for its own account and for the accounts of customers.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof the Exchange Ratio is fair from a financial point of view to Bay View.

Very truly yours,


/s/ Harris Nesbitt Corp.

                                                                      Appendix C

                [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]

                                October 26, 2005

Board of Directors
Great Lakes Bancorp, Inc.
2421 Main Street
Buffalo, NY 14214

Ladies and Gentlemen:

     Great Lakes Bancorp, Inc. ("Great Lakes") and Bay View Capital Corporation ("Bay View"), have entered into an Agreement and Plan of Merger, dated as of October 26, 2005 (the "Agreement"), pursuant to which Great Lakes will be merged with and into Bay View in a reverse merger transaction (the "Merger"), with Bay View being the surviving entity. After the Merger, the name of the Bay View will be "Great Lakes Bancorp., Inc" (the "Surviving Corporation"). Under the terms of the Agreement, upon consummation of the Merger, each share of Great Lakes common stock issued and outstanding immediately prior to the Merger (the "Great Lakes Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.087 shares of Bay View common stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Great Lakes.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Great Lakes provided to us and that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Bay View that we deemed relevant; (iv) earnings per share estimates for Great Lakes for the years ending December 31, 2005 and 2006 as provided by, reviewed with and confirmed by senior management of Great Lakes; (v) earnings per share estimates for Bay View for the years ending December 31, 2005 and 2006 as provided by management of Bay View and estimated by us assuming a disposition of Bay View's auto loan portfolio and reviewed with and confirmed by senior management of Bay View; (vi) earnings per

Board of Directors
Great Lakes Bancorp, Inc.
October 26, 2005
Page 3

share estimates for Bay View for the years ending December 31, 2005 and 2006 as provided by management of Bay View and estimated by us assuming Bay View retains ownership of its auto loan portfolio and reviewed with and confirmed by senior management of Bay View; (vii) the pro forma financial impact of the Merger on Bay View and the Surviving Corporation, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by the senior management of Bay View and reviewed with senior management of Bay View and Great Lakes; (viii) the current market environment generally and the banking environment in particular, including a review of these environments in the context of Great Lakes' consideration of an initial public offering; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Great Lakes the business, financial condition, results of operations and prospects of Great Lakes and held similar discussions with certain members of senior management of Bay View regarding the business, financial condition, results of operations and prospects of Bay View.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Great Lakes or Bay View or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Great Lakes and Bay View that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Great Lakes or Bay View or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Great Lakes or Bay View nor have we reviewed any individual credit files relating to Great Lakes or Bay View. We have assumed, with your consent, that the respective allowances for loan losses for both Great Lakes and Bay View are adequate to cover such losses.

     With respect to the earnings estimates for Great Lakes and Bay View reviewed with the managements of Great Lakes and Bay View and used by Sandler O'Neill in its analyses, Great Lakes' and Bay View's managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective

Board of Directors
Great Lakes Bancorp, Inc.
October 26, 2005
Page 3

future financial performances of Great Lakes and Bay View and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments, cost savings and stock repurchases determined by the senior management of Bay View and reviewed with senior management of Great Lakes, the managements of Great Lakes and Bay View confirmed to us that they reflected the best currently available estimates and judgments of such managements and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Great Lakes' and Bay View's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Great Lakes and Bay View will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Great Lakes has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, in particular with regard to the existence, viability and transferability of a net operating loss presently carried by Bay View.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Bay View's common stock will be when issued to Great Lakes pursuant to the Agreement or the prices at which Bay View's common stock may trade at any time.

     We have acted as Great Lakes' financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Great Lakes has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to Great Lakes in the past and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Great Lakes and Bay View and their affiliates. We may also

Board of Directors
Great Lakes Bancorp, Inc.
October 26, 2005
Page 3

actively trade the equity or debt securities of Great Lakes and Bay View or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Great Lakes in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Great Lakes as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Great Lakes and does not address the underlying business decision of Great Lakes to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies, including an initial public offering, that might exist for Great Lakes or the effect of any other transaction in which Great Lakes might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair to Great Lakes from a financial point of view.

                                        Very truly yours,


                                        /s/ Sandler O'Neill & Partners, L.P.

                                                                      Appendix D

                            Stock Purchase Agreement
                          dated as of November 7, 2005
                                      among
                      AmeriCredit Financial Services, Inc.,
        Bay View Capital Corporation and Bay View Acceptance Corporation

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 DEFINITIONS....................................................   D-1
ARTICLE 2 PURCHASE AND SALE OF THE COMPANY SHARES........................   D-9
   2.1   Basic Transaction...............................................   D-9
   2.2   The Closing.....................................................   D-9
   2.3   Purchase Price..................................................   D-9
   2.4   Initial Purchase Price Adjustment...............................   D-9
   2.6   Final Adjustment to Purchase Price..............................  D-11
   2.7   Deliveries at the Closing.......................................  D-11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION......  D-11
   3.1   Representations and Warranties of the Seller....................  D-11
   3.2   Representations and Warranties of the Buyer.....................  D-13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY..........  D-14
   4.1   Organization, Qualification, and Corporate Power................  D-15
   4.2   Authorization of Transaction....................................  D-15
   4.3   Noncontravention; Defaults......................................  D-16
   4.4   Brokers' Fees...................................................  D-16
   4.5   Capitalization; Subsidiary Equity Interests.....................  D-16
   4.6   Title to Assets.................................................  D-17
   4.7   Financial Statements; SEC Reports...............................  D-17
   4.8   Undisclosed Liabilities.........................................  D-18
   4.9   Events Subsequent to Most Recent Fiscal Month End...............  D-18
   4.10  Legal Compliance................................................  D-19
   4.11  Tax Matters.....................................................  D-20
   4.12  Real Property...................................................  D-23
   4.13  Patents, Trademarks and Copyrights..............................  D-24
   4.14  Tangible Assets.................................................  D-26
   4.15  Commitments.....................................................  D-26
   4.16  Interest Rate Risk Management Instruments.......................  D-28
   4.17  Powers of Attorney..............................................  D-29
   4.18  Insurance.......................................................  D-29
   4.19  Litigation......................................................  D-29
   4.20  Employees and Consultants.......................................  D-30
   4.21  Employee Benefits...............................................  D-30
   4.22  Guaranties......................................................  D-33
   4.23  Environmental Matters...........................................  D-33
   4.24  Questionable Payments...........................................  D-34
   4.25  Bank Accounts...................................................  D-34
   4.26  Labor Relations.................................................  D-34
   4.27  Accounting and Disclosure Controls; SOXA Compliance.............  D-34
   4.28  Distributions...................................................  D-35
   4.29  Receivables.....................................................  D-35


                                     (D-i)

   4.30  Disclosure......................................................  D-38
ARTICLE 5 BUYER'S COVENANTS..............................................  D-39
   5.1   Consummation of Agreement.......................................  D-39
   5.2   Approval of Third Parties.......................................  D-39
ARTICLE 6 SELLER'S AND COMPANY'S COVENANTS...............................  D-40
   6.1   Consummation of Agreement.......................................  D-40
   6.2   Approvals of Third Parties......................................  D-40
   6.3   Confidentiality.................................................  D-41
   6.4   Access..........................................................  D-41
   6.5   Cooperation.....................................................  D-41
   6.6   Compliance with Laws............................................  D-42
   6.7   Business Operations.............................................  D-42
   6.8   Employee Compensation...........................................  D-42
   6.9   Relationships with Stockholders, Officers, Directors and
            Employees....................................................  D-44
   6.10  Other Prohibited Actions........................................  D-44
   6.11  Payments........................................................  D-46
   6.12  Insurance.......................................................  D-46
   6.13  Covenant Not to Compete.........................................  D-46
   6.14  Covenant Not to Solicit.........................................  D-47
   6.15  Seller Stockholders' Meeting; Proxy Statement and Proxy.........  D-48
   6.16  No Shopping.....................................................  D-49
   6.17  Amendment of Disclosure Schedule................................  D-51
   6.18  Notification....................................................  D-52
ARTICLE 7 POST-CLOSING COVENANTS.........................................  D-52
   7.1   General.........................................................  D-52
   7.2   Litigation Support..............................................  D-52
   7.3   Transition......................................................  D-52
   7.4   Severance Payments..............................................  D-52
ARTICLE 8 CONDITIONS TO OBLIGATION OF THE BUYER..........................  D-53
   8.1   Representations and Warranties..................................  D-53
   8.2   Covenants.......................................................  D-53
   8.3   Title to the Company Shares.....................................  D-53
   8.4   Seller Stockholders Approval....................................  D-54
   8.5   Consents and HSR Act............................................  D-54
   8.6   Proceedings.....................................................  D-54
   8.7   No Material Adverse Effect......................................  D-54
   8.8   Certificate.....................................................  D-54
   8.9   Records.........................................................  D-54
   8.10  Employment or Retention Agreements..............................  D-55
   8.11  Resignations....................................................  D-55
   8.12  Release.........................................................  D-55
   8.13  Transition Services Agreement...................................  D-55
   8.14  Indemnity Account Agreement.....................................  D-55
   8.15  Broker's Fees...................................................  D-55
   8.16  Assignment of Derivative........................................  D-55
   8.17  Side Letter.....................................................  D-55


                                     (D-ii)

   8.18  Deliveries at Closing...........................................  D-55
ARTICLE 9 CONDITIONS TO OBLIGATION OF THE SELLER.........................  D-56
   9.1   Representations and Warranties..................................  D-56
   9.2   Covenants.......................................................  D-57
   9.3   Seller Stockholders' Meeting....................................  D-57
   9.4   HSR Act.........................................................  D-57
   9.5   Proceedings.....................................................  D-57
   9.6   Certificate.....................................................  D-57
   9.7   Transition Services Agreement...................................  D-57
   9.8   Indemnity Account Agreement.....................................  D-57
   9.9   Side Letter.....................................................  D-57
   9.10  Tax Dividend....................................................  D-57
   9.11  Deliveries at Closing...........................................  D-57
ARTICLE 10 INDEMNIFICATION...............................................  D-57
   10.1  Survival of Representations and Warranties......................  D-57
   10.2  Seller's Indemnity..............................................  D-58
   10.3  Buyer's Indemnity...............................................  D-58
   10.4  Payment of Claims...............................................  D-59
   10.5  Limitations on Indemnification..................................  D-60
   10.6  Other Indemnification Provisions................................  D-61
ARTICLE 11 TAX MATTERS...................................................  D-62
   11.1  Responsibility for Filing Tax Returns for Periods through
            Closing Date.................................................  D-62
   11.2  Closing of the Books............................................  D-63
   11.3  Straddle Tax Periods............................................  D-63
   11.4  Responsibility for Filing Tax Returns...........................  D-63
   11.5  Cooperation on Tax Matters......................................  D-64
   11.6  Certain Taxes...................................................  D-64
   11.7  Audit...........................................................  D-64
   11.8  Refunds.........................................................  D-65
   11.9  Net Operating Loss Carryovers...................................  D-65
   11.10 Tax Sharing.....................................................  D-65
   11.11 Post-Closing Elections..........................................  D-65
ARTICLE 12 TERMINATION...................................................  D-65
   12.1  Termination.....................................................  D-65
   12.2  Effect of Termination...........................................  D-67
   12.3  Fees, Expenses and Other Payments...............................  D-67
ARTICLE 13 MISCELLANEOUS.................................................  D-68
   13.1  Press Releases and Public Announcements.........................  D-68
   13.2  No Third Party Beneficiaries....................................  D-69
   13.3  Entire Agreement................................................  D-69
   13.4  Succession and Assignment.......................................  D-69
   13.5  Counterparts....................................................  D-69
   13.6  Headings........................................................  D-69
   13.7  Notices.........................................................  D-69
   13.8  Governing Law...................................................  D-70
   13.9  Amendments and Waivers..........................................  D-70


                                    (D-iii)

   13.10 Severability....................................................  D-70
   13.11 Construction....................................................  D-70
   13.12 Incorporation of Exhibits and Schedules.........................  D-71
   13.13 Specific Performance............................................  D-71
   13.14 Submission to Jurisdiction......................................  D-71
   13.15 AmeriCredit Corp................................................  D-71

Schedule A - Knowledge Persons of the Seller and the Company
Schedule B - Format of Net Book Value Calculation
Schedule C - Financial Statements
Schedule D - Licensed Proprietary Rights and Proprietary Technology Schedule E - Identified Receivables

Exhibit A - Form of Indemnity Joint Account Agreement
Exhibit B - Form of Transition Services Agreement
Exhibit C - Form of Opinion of Counsel of the Seller and Company


                                     (D-iv)

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of November 7, 2005, is entered into by and among AMERICREDIT FINANCIAL SERVICES, INC., a Delaware corporation (the "Buyer"), for purposes of Section 13.15 of this Agreement only, AMERICREDIT CORP., a Texas corporation ("ACC"), BAY VIEW CAPITAL CORPORATION, a Delaware corporation (the "Seller"), and BAY VIEW ACCEPTANCE CORPORATION, a Nevada corporation (the "Company"). The Buyer, the Seller and the Company are collectively referred to herein as the "Parties."

                                    RECITALS

     WHEREAS, the Seller owns all of the outstanding capital stock of the Company; and

     WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller, all of the outstanding capital stock of the Company upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

     Terms not otherwise defined herein shall have the meanings set forth below:

     "Accountants" has the meaning set forth in Section 2.5.

     "Acquisition Proposal" has the meaning set forth in Section 6.16(a).

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Annual Audited Financial Statements" has the meaning set forth in Section 4.7.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

     "Business" has the meaning set forth in Section 6.13(a).

     "Business Day" means any day, other than Saturday or Sunday, on which national banks located in New York, New York are generally open for the conduct of banking business.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Indemnified Parties" has the meaning set forth in Section 10.2.

     "BVCC Derivative" has the meaning set forth in Section 2.4(b).

     "Certificate of Title" has the meaning set forth in Section 4.29(a)

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Cash Amount" has the meaning set forth in Section 2.3(a).

     "Closing Date" has the meaning set forth in Section 2.2.

     "Closing Net Book Value" has the meaning set forth in Section 2.5.

     "COBRA" has the meaning set forth in Section 4.21(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Co-Employee" means any individual whose employment with the Company or any ERISA Affiliate is or has been covered by one or more Client Service Agreements between the Seller and Administaff Companies II, L.P. ("Administaff").

     "Commitments" has the meaning set forth in Section 4.15.

     "Company" has the meaning set forth in the preface above.

     "Company Bylaws" has the meaning set forth in Section 4.1(c).

     "Company SEC Reports" has the meaning set forth in Section 4.7(c).

     "Company Certificate" has the meaning set forth in Section 4.1(c).

     "Company COBRA Employees" has the meaning set forth in Section 6.8(d).

     "Company Shares" means all of the issued and outstanding shares of the common stock, $.01 par value per share, of the Company.

     "Contract" has the meaning set forth in Section 4.29(a).

     "Damages" has the meaning set forth in Section 10.2.

     "Dealer" has the meaning set forth in Section 4.29(a).

     "Delaware Act" means the Delaware General Corporation Law.

     "Derivatives" has the meaning set forth in Section 4.16.

     "Disclosure Schedule" has the meaning set forth in Article 4.

     "Employee Benefit Plan" means (a) any Employee Pension Benefit Plan, (b) any Employee Welfare Benefit Plan, and (c) any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, any Multiemployer Plan, employment agreement, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, one or more of the Severance Plans or other forms of incentive compensation or post-retirement compensation.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental Law" means any foreign, federal, state or local law currently in effect relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity which, with respect to the Seller or the Company, is or has been a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller or the Company.

     "Estimated Closing Balance Sheet" has the meaning set forth in Section 2.4(b).

     "Estimated Net Book Value" means the estimated Net Book Value as of the close of business on the last day of the Estimation Month, as determined pursuant to Section 2.4(b).

     "Estimation Month" means the month immediately preceding the Closing, unless the Closing is anticipated to occur on or prior to the 15th day of the month in which the Closing is anticipated to occur, in which case "Estimation Month" means the penultimate month preceding the Closing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "ESOP" the meaning set forth in Section 4.21(d).

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Financed Vehicle" has the meaning set forth in Section 4.29(a).

     "Financial Statements" has the meaning set forth in Section 4.7.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission, bureau, department, tribunal, instrumentality or authority thereof, or any court or arbitrator (public or private).

     "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect.

     "HIPAA" has the meaning set forth in Section 4.21(b).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "indemnifying party" has the meaning set forth in Section 10.4(a).

     "Indemnity Account Agreement" has the meaning set forth in Section 2.3(b).

     "Identified Receivables" means those Contracts set forth on Schedule E attached hereto, as such Schedule is updated for Closing to reflect new additions to such Schedule, pay downs with respect to the receivables underlying such Contracts, the write off of any such Contracts or the Company's obtaining originals or copies of such Contracts.

     "Knowledge" means knowledge of a particular fact or matter, and shall also include what should be known after reasonable inquiry. When the term "Knowledge" is used with reference to the Knowledge of the Seller or the Company, it shall mean the Knowledge of those persons set forth on Schedule A.

     "Lease" has the meaning set forth in Section 4.12(b).

     "Lessee" has the meaning set forth in Section 4.12(b).

     "Liability" means any and all indebtedness, liabilities, obligations, responsibilities, fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including any costs, expenses, interests, reasonable attorneys' fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

     "License Agreement" the meaning set forth in Section 8.12.

     "Material Adverse Effect" means, with respect to any Party, any event, circumstance, change or effect that, individually or when taken with all such other events, circumstances, changes and effects, has a material adverse effect on the financial condition, properties, business or results of operations of such Party, taken as a whole, or on the ability of such Party to perform its obligations under this Agreement; provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any effect that results from changes affecting any of the industries in which the Company operates generally or the United States economy generally, (b) any effect that results from changes affecting general worldwide economic conditions, and (c) any effect directly resulting from the public announcement or pendency of the transactions contemplated hereby.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4.7(a).

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4.7(a).

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37) or ERISA Section 4001(a)(3).

     "Net Book Value" means, on a consolidated basis, the assets of the Company less its liabilities, as shown on its balance sheet and prepared on a basis consistent with the Financial Statements and in accordance with GAAP.

     "New Matters" shall have the meaning set forth in Section 6.17.

     "Obligor" has the meaning set forth in Section 4.29(a).

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

     "Ordinary Course of Business" means the ordinary course of business of the Company and its Subsidiaries, consistent with past custom and practice, including, but not limited to, underwriting standards and procedures, servicing processes, credit profile of customers, borrowing under existing Warehouse Agreements and Securitization Agreements and the entering into of new securitization agreements (provided, however, that any such securitizations shall (a) be on substantially the same terms and structure as the Company's most recent insured or senior-subordinate transactions, and (b) be structured so as to be treated as secured financings for accounting purposes (a "New Securitization Agreement")).

     "Other Matters" has the meaning set forth in Section 6.17.

     "Parties" has the meaning set forth in the preface above.

     "party to be indemnified" has the meaning set forth in Section 10.4(a).

     "Permits" means any approvals, authorizations, consents, licenses, permits, franchises, security clearances or certificates of a Governmental Body.

     "Permitted Liens" means (a) any lien for Taxes not yet due for which adequate reserves with respect thereto have been set forth in Financial Statements in accordance with GAAP; (b) any statutory lien or contractual landlord's lien or other lien created by operation of law arising in the Ordinary Course of Business with respect to a Liability that is not yet due; (c) retention of title agreements with suppliers entered into in the Ordinary Course of Business; (d) liens securing any indebtedness of the Company or its Subsidiaries set forth in the Financial Statements; and (e) such imperfections of title and non-monetary liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties.

     "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

     "Post-Closing Schedule" has the meaning set forth in Section 2.5.

     "Pre-Closing Tax Period" has the meaning set forth in Section 11.3.

     "Preliminary Closing Schedule" has the meaning set forth in Section 2.4(b).

     "Preliminary Proxy Statement" has the meaning set forth in Section 6.15(b).

     "Proprietary Rights" means (a) all patents, patent applications, industrial designs and patent disclosures, together with all reissuances, continuations, continuations-in-part, renewals, divisionals, reissues, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and proprietary know-how or show-how, (f) all moral rights including without limitation any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a "moral" right, (g) rights of publicity and privacy related to the use of the names, likenesses, voices, signatures and biographical information of real persons; licenses, immunities, covenants not to sue relating to any of the foregoing, (h) all licenses, agreements or other contractual rights with respect to any of the foregoing or any Proprietary Technology, and (i) all other intellectual property or proprietary rights protectible as a matter of law.

     "Proprietary Technology" means all technology, inventions (including compositions, articles of manufacture, processes and apparatus), works of authorship, writings and documentation and other tangible items (including, without limitation, materials, samples, components, tools, and other operating devices), confidential business information (including ideas, concepts, research and development, formulas, compositions, methodologies, operation or manufacturing and production processes and techniques, technical and engineering data, privacy data and non-public personal information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, credit scoring algorithms, credit scorecards and underwriting processes), all computer software (including data and related documentation) and all copies and tangible embodiments thereof (in whatever form or medium).

     "Proxy Statement" has the meaning set forth in Section 6.15(b).

     "Purchase Price" has the meaning set forth in Section 2.3(a).

     "Residual Line" has the meaning set forth in Section 4.15(d).

     "Restricted Account" has the meaning set forth in Section 2.3(b).

     "Restricted Amount" has the meaning set forth in Section 2.3(b).

     "Restricted Period" has the meaning set forth in Section 6.13(a).

     "SEC" means the Securities and Exchange Commission.

     "Securitization Agreement" has the meaning set forth in Section 4.15(c).

     "Security Interest" means any mortgage, pledge, lien, encumbrance, security interest, charge, claim, restriction (whether on voting, sale, transfer or disposition or otherwise), reservation of title or other encumbrance, whether imposed by agreement, understanding, law or otherwise, other than restrictions on transfer imposed by applicable federal or state securities laws.

     "Seller" has the meaning set forth in the preface above.

     "Seller Indemnified Parties" has the meaning specified in Section 10.3.

     "Seller Pension Plans" has the meaning set forth in Section 4.21(d).

     "Seller Plan" or "Seller Plans" has the meaning set forth in Section
4.21(a).

     "Seller Representatives" has the meaning set forth in Section 6.16(a).

     "Seller Stockholders' Meeting" has the meaning set forth in Section
6.15(c).

     "Severance Plans" has the meaning set forth in Section 6.8(b).

     "Side Letter" has the meaning set forth in Section 8.16.

     "SOXA" means the Sarbanes-Oxley Act of 2002, including all rules and regulations relating thereto.

     "Straddle Tax Period" has the meaning set forth in Section 11.3.

     "Superior Proposal" has the meaning set forth in Section 6.16(c).

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

     "Subsidiary Formation Documents" has the meaning set forth in Section
4.1(c).

     "Subsidiary Governance Documents" has the meaning set forth in Section 4.1(c).

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Tax Sharing Agreement" means that certain Tax Sharing Agreement, effective as of May 1, 2002, by and among Bay View Bank, N.A., the Company and the other parties signatory thereto.

     "Third Party Claim" has the meaning set forth in Section 10.5(c).

     "Transition Services Agreement" has the meaning set forth in Section 8.13.

     "Warehouse Agreement" has the meaning set forth in Section 4.15(d).

                                    ARTICLE 2
                     PURCHASE AND SALE OF THE COMPANY SHARES

     2.1 BASIC TRANSACTION. On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Seller will sell, assign, transfer and deliver to the Buyer all of the Company Shares, free and clear of any and all Security Interests of any kind or nature whatsoever.

     2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, commencing at 9:00 a.m. local time. The Closing shall occur on the second Business Day following the day on which the conditions to the obligations of the Parties set forth in Article 8 and Article 9 (other than those to be satisfied at the Closing) shall have been satisfied or waived, or at such other time as shall be agreed upon by the Parties (the "Closing Date"). The Parties agree to use their commercially reasonable efforts to cause the Closing to occur on the first day of the month in which the Closing occurs.

     2.3 PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Company Shares, the Buyer shall:

          (a) At the Closing, pay to the Seller an amount equal to $62,500,000, as adjusted pursuant to Section 2.4, less the Restricted Amount, by wire transfer in immediately available funds to a bank account specified by the Seller in writing to the Buyer (the "Closing Cash Amount") (the term "Purchase Price" shall mean the $62,500,000 as adjusted pursuant to Section 2.4); and

          (b) At the Closing, deliver an amount equal to two percent (2%) of the Purchase Price (the "Restricted Amount"), to a restricted account in the name of the Seller (the "Restricted Account"), to be administered in accordance with the Indemnity Joint Account Agreement, substantially in the form attached hereto as Exhibit A (the "Indemnity Account Agreement").

     2.4 INITIAL PURCHASE PRICE ADJUSTMENT.

          (a) At the Closing, the Purchase Price shall be determined by increasing or decreasing the sum of $62,500,000, by the amount, if any, by which the Estimated Net Book Value as of the close of business on the last day of the Estimation Month is more or less than $62,500,000, multiplied by 1.03.

          (b) For purposes of determining the Estimated Net Book Value as of the last day of the Estimation Month, the Seller shall provide to the Buyer at least five (5) but no more than ten (10) days prior to the Closing a statement (the "Preliminary Closing Schedule") consisting of: (i) an estimated consolidated balance sheet of the Company as of the last day of the Estimation Month (the "Estimated Closing Balance Sheet"), (ii) a calculation of the Estimated Net Book Value based on the Estimated Closing Balance Sheet, and (iii) a calculation of the Purchase Price, as adjusted in accordance with Section 2.4(a), set forth in reasonable detail. The calculation of the Estimated Net Book Value shall be set out in the format attached hereto as Schedule B. The Preliminary Closing Schedule (and each component thereof) shall be prepared on a basis consistent with the Financial Statements and in accordance with GAAP and shall include all material back-up or supporting data used in the preparation of the Preliminary Closing Schedule; provided, however, that for purposes of calculating the Estimated Net Book Value (A) all accounts receivable that have arisen subsequent to June 30, 2005 and which have been accounted for as if they were held for sale shall be accounted for as if they were held for investment, with loan loss reserves provided therefor in accordance with GAAP and on a basis consistent with how the Company has accounted for its other receivables held for investment shown in the Financial Statements, and (B) if that certain interest rate swap, ID# 416914B (the "BVCC Derivative") has not been assigned by the Seller to the Company prior to the last day of the Estimation Month, then the amount of the BVCC Derivative that is shown on the books and records of the Company shall be excluded from the calculation of Estimated Net Book Value; provided, further, however, that for purposes of calculating the Estimated Net Book Value, no adjustment shall be made to the carrying value of the Identified Receivables (including, without limitation, the establishment of any specific reserves with respect thereto). Within three (3) days of its receipt of the Preliminary Closing Schedule, the Buyer shall notify the Seller whether the Buyer agrees with such Preliminary Closing Schedule and the calculation of the Estimated Net Book Value or disputes such Preliminary Closing Schedule and the calculation of the Estimated Net Book Value, in the latter case specifying in reasonable detail the points of disagreement and the Buyer's calculation of the Estimated Net Book Value. If any such dispute relating to or an item or items that in the aggregate exceed $100,000 cannot be resolved to the satisfaction of both the Seller and the Buyer prior to the Closing, then all such amounts that are in dispute relating to or an item or items that in the aggregate exceed $100,000 shall be placed in the Restricted Account at Closing.

     2.5 POST-CLOSING RECONCILIATION. As soon as practicable, but in any event within thirty (30) days after the Closing Date, the Buyer will prepare and deliver to the Seller a statement (the "Post-Closing Schedule") showing the Buyer's calculation of the Net Book Value as of the close of business on the day immediately preceding the Closing Date (the "Closing Net Book Value"), all in reasonable detail. The calculation of the Closing Net Book Value shall be set out in the format attached hereto as Schedule B. The Post-Closing Schedule (and each component thereof) shall be prepared on a basis consistent with the Financial Statements and in accordance with GAAP and shall include all material back-up or supporting data used in the preparation of the Post-Closing Schedule; provided, however, that for purposes of calculating the Closing Net Book Value
(A) all accounts receivable that have arisen subsequent to June 30, 2005 and which have been accounted for as if they were held for sale shall be accounted for as if they were held for investment, with loan loss reserves provided therefor in accordance with GAAP and on a basis consistent with how the Company has accounted for its other receivables held for investment shown in the Financial Statements, and (B) if the BVCC Derivative has not been assigned by the Seller to the Company as of the close of business on the day immediately preceding the Closing Date, then the amount of the BVCC Derivative that is shown on the books and records of the Company shall be excluded from the calculation of the Closing Net Book Value (and the Parties agree that if the BVCC Derivative has not been so assigned and has been excluded from the calculation of the Closing Net Book Value then the Seller shall be entitled to cancel the BVCC Derivative and retain any and all benefits therefrom), provided, further, however, that for purposes of calculating the Closing Net Book Value, no adjustment shall be made to the carrying value of the Identified Receivables (including, without limitation, the establishment of any specific reserves with respect thereto). The Seller will, within ten (10) days of receipt of the Post-Closing Schedule showing the Closing Net Book Value, and such back-up or supporting data, notify the Buyer of the Seller's acceptance of the Post-Closing Schedule or non-acceptance of the Post-Closing Schedule. If the Seller does not give notice of any disagreement with the Post-Closing Schedule within such ten (10) day period, then the Seller shall be deemed to have accepted the Post-Closing Schedule. If the Seller gives notice to the Buyer that the Seller does not agree with or accept the Post-Closing Schedule, the Seller shall describe in such notice in reasonable detail the basis for the Seller's disagreement. The Buyer and the Seller will endeavor to resolve any disagreement within ten (10) days of the receipt by the Buyer of such notice. If the Buyer and the Seller are unable to resolve any such disagreement, the dispute shall be promptly referred to a reputable firm of independent accountants mutually agreed upon by the Buyer and the Seller (the "Accountants"), whose costs shall be divided between the Buyer and the Seller pro rata based upon the discrepancy between the amounts in dispute claimed versus the amount in dispute determined to be properly included in (or excluded from) the Closing Net Book Value. The decision of the Accountants shall be rendered within forty-five (45) days of the referral of such matter to the Accountants and the decision of the Accountants shall be final and binding on the Buyer and the Seller.

     2.6 FINAL ADJUSTMENT TO PURCHASE PRICE. Upon the final determination of the Closing Net Book Value pursuant to Section 2.5:

          (a) if the Closing Net Book Value is less than the Estimated Net Book Value the amount of the difference, multiplied by 1.03, shall be paid in cash
(i) first, from any disputed amounts that have been placed in the Restricted Account, and then (ii) by the Seller to the Buyer by certified check or wire transfer (to an account designated in writing by the Buyer), all within two (2) Business Days of such determination; and

          (b) if the Closing Net Book Value is greater than the Estimated Net Book Value the amount of the difference, multiplied by 1.03, shall be paid in cash (i) first, from any disputed amounts that have been placed in the Restricted Account, and then (ii) by the Buyer to the Seller by certified check or wire transfer (to an account designated in writing by the Seller), all within two (2) Business Days of such determination.

     2.7 DELIVERIES AT THE CLOSING. At the Closing, (a) the Seller and/or the Company, as appropriate, will deliver to the Buyer the various certificates, instruments, and documents referred to in Article 8 hereof, (b) the Seller will deliver to the Buyer stock certificates representing all of the Company Shares, duly endorsed in blank or accompanied by duly executed assignment documents, and
(c) the Buyer will deliver to the Seller and to the Restricted Account, as applicable, the consideration specified in Section 2.3 above.

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

     3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1, except for representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), as set forth herein.

          (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Seller has the requisite corporate power and authority and is in possession of all Permits necessary for it to own, lease, operate and otherwise hold its properties and assets, and to carry on its business as it is now being conducted, other than those Permits the failure of which to possess could not reasonably be expected to result in a Material Adverse Effect on the Seller. The Seller is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, other than where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect on the Seller.

          (b) Authorization of Transaction. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder, provided, however, that the performance of the Seller's obligation to transfer the Company Shares shall be subject to the approval of the Seller's stockholders. This Agreement has been, and the agreements and instruments to be executed and delivered by the Seller in connection herewith will be, on or prior to the Closing Date, duly executed and delivered, and constitute, or upon execution and delivery will constitute, the valid and legally binding obligations of the Seller, enforceable in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except for filing the Proxy Statement as required under the Exchange Act with respect to stockholder approval and except as required under the HSR Act, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention; Defaults. Neither the execution and the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will
(i) assuming the expiration of or grant of early termination of all applicable waiting periods under the HSR Act, and, with respect to the transfer of the Company Shares, the approval of the Seller's stockholders, violate any constitution, statute, regulation or rule, (ii) violate any Order specifically applicable to the Seller or other material restriction of any Governmental Body or court to which the Seller is subject, (iii) violate the charter or bylaws of the Seller, or (iv) except as could not reasonably be expected to result in a Material Adverse Effect on the Seller, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Seller is a party or by which the Seller is bound or to which any of the Seller's assets are subject. There is no pending or, to the Knowledge of the Seller, threatened action, suit, claim, proceeding, inquiry or investigation before or by any Governmental Body against or affecting the Seller, involving or to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the right of the Buyer to acquire or own the Company Shares, or the right of the Company and its Subsidiaries to operate their businesses in substantially the manner in which they currently are operated.

          (d) Brokers' Fees. Except as set forth in Section 3.1(d) of the Disclosure Schedule, the Seller has not incurred any commitment or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement which could result in any Liabilities or obligations of the Buyer, the Company or its Subsidiaries.

          (e) Company Shares. The Seller holds good and marketable title to the Company Shares (other than restrictions on marketability imposed by federal or state securities laws or that arise as a result of the fact that the Company Shares are not listed for trading on any securities market or national securities exchange), free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind or nature whatsoever. The Seller holds of record and beneficially all of the issued and outstanding Company Shares. The Seller is not a party to any option, warrant, purchase right, or other contract or Commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company or any of its Subsidiaries (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

          (f) Required Vote of Seller Board. The board of directors of the Seller has, at a meeting duly called and held, approved and declared advisable this Agreement.

          (g) Required Vote of Seller Securityholders. The affirmative vote of the holders of a majority of the outstanding shares of the Seller's common stock is the only vote required to approve and adopt this Agreement. No other vote of the securityholders of the Seller is required by law, the Seller's certificate of incorporation or bylaws or otherwise in order for the Seller to consummate the transactions contemplated hereby.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller and the Company as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2, except for representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) as set forth herein.

          (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer has the requisite corporate power and authority and is in possession of all Permits necessary for it to own, lease, operate and otherwise hold its properties and assets, and to carry on its business as it is now being conducted, other than those Permits the failure of which to possess could not reasonably be expected to result in a Material Adverse Effect on the Buyer. The Buyer is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, other than those jurisdictions where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect on the Buyer.

          (b) Authorization of Transaction. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement has been, and the agreements and instruments to be executed and delivered by the Buyer in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by the Buyer, and constitute, or upon execution and delivery will constitute, the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as required under the HSR Act, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention; Defaults. Neither the execution and the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will except as could not reasonably be expected to result in a Material Adverse Effect on the Buyer, (i) assuming the expiration of or grant of early termination of all applicable waiting periods under the HSR Act, violate any constitution, statute, regulation, or rule, (ii) violate any Order specifically applicable to the Buyer or other restriction of any Governmental Body or court to which the Buyer is subject or any provision of its charter or bylaws, or
(iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Buyer is a party or by which the Buyer is bound or to which any of the Buyer's assets are subject.

          (d) Brokers' Fees. The Buyer has not incurred any commitment or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement which could result in any Liabilities or obligations of the Seller or the Company.

          (e) Funds. The Buyer has, and prior to the Closing Date will have, sufficient funds available to satisfy the obligation to pay the Purchase Price.

          (f) Knowledge of Breach. The Buyer has no actual knowledge (based solely upon written materials received by the Buyer from the Seller or the Company prior to the date hereof) of a material breach of the representations and warranties of the Seller or the Company set forth in Section 3.1 or Article 4 of this Agreement. The parties agree that the Company and the Seller may use such actual knowledge as a defense to a claim by the Buyer alleging a breach of the Seller's or the Company's representations and warranties under Section 3.1 or Article 4 of this Agreement relating to such actual knowledge.

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

          The Company and the Seller, jointly and severally, represent and warrant to the Buyer as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except for representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date, except as set forth in the disclosure schedule delivered by the Seller and the Company to the Buyer on the date hereof (the

"Disclosure Schedule"), as set forth herein. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

     4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.

     Other than as set forth in Section 4.1 of the Disclosure Schedule:

          (a) The Company and each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate or other power and authority necessary to enable it to own, lease, operate or otherwise hold its properties and assets, and to conduct its business as currently conducted.

          (b) The Company and each Subsidiary of the Company is duly qualified to conduct business in each jurisdiction where the nature of its business or its ownership, operation or leasing of its properties and assets make such qualification necessary. Section 4.1(b) of the Disclosure Schedule lists each jurisdiction where the Company and each of its Subsidiaries is required to be so qualified.

          (c) The Seller has delivered to the Buyer true, correct and complete copies of the certificate of incorporation of the Company, as amended (as so amended, the "Company Certificate"), and the bylaws of the Company, as amended (as so amended, the "Company Bylaws"), together with true, correct and complete copies of the formation documents of each of the Company's Subsidiaries, as amended (as so amended, the "Subsidiary Formation Documents"), and the bylaws or similar governing documents of each of the Company's Subsidiaries, as amended (as so amended, the "Subsidiary Governance Documents").

          (c) The Company Certificate, the Company Bylaws, the Subsidiary Formation Documents, and the Subsidiary Governance Documents in the forms delivered to the Buyer are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries.

          (d) Neither the Company nor any of its Subsidiaries is in violation of any provision of the Company Certificate, the Company Bylaws, the Subsidiary Formation Documents, or the Subsidiary Governance Documents.

     4.2 AUTHORIZATION OF TRANSACTION. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder; provided, however, that the performance of any of the Company's obligations related to the actual transfer of the Company Shares by the Seller shall be subject to the approval of the Seller's stockholders. This Agreement has been, and the agreements and instruments to be executed and delivered by the Company in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by the Company, and constitutes, or upon execution and delivery will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as required under the HSR Act and as set forth on Section 4.2 of the Disclosure Schedule, the Company need not give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

     4.3 NONCONTRAVENTION; DEFAULTS. Neither the execution and the delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will (a) assuming the expiration of or grant of early termination of all applicable waiting periods under the HSR Act, violate any constitution, statute, regulation or rule, (b) violate any Order applicable to the Company or any of its Subsidiaries, or other material restriction of any Governmental Body or court to which the Company or any of its Subsidiaries is subject, (c) violate any provision of the Company Certificate, Company Bylaws, Subsidiary Formation Documents or Subsidiary Governance Documents, or (d) except as set forth in
Section 4.3(d) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of their assets are subject.

     4.4 BROKERS' FEES. Except as set forth in Section 3.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any commitment or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction with the Buyer contemplated by this Agreement which would result in any Liabilities or obligations of the Buyer, the Company or any of its Subsidiaries.

     4.5 CAPITALIZATION; SUBSIDIARY EQUITY INTERESTS.

          (a) The authorized capital stock of the Company consists of 1,000 shares of stock, $.01 par value per share, all of which are designated as common stock. The only issued and outstanding shares of capital stock of the Company are the Company Shares, all of which are duly authorized, validly issued, fully paid and nonassessable, and the issuance thereof was in compliance with all applicable laws and not subject to any preemptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock (other than the rights of the Buyer under this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Shares. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Company's capital stock.

          (b) Each outstanding share of capital stock or other equity ownership interest of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 4.5(b) of the Disclosure Schedule, each such share or other equity ownership interest is owned by the Company or another Subsidiary of the Company free and clear of any Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands of any kind or nature whatsoever. Except as set forth in Section 4.5(b) of the Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company's Subsidiaries to issue, sell or otherwise cause to become outstanding any of such Subsidiary's capital stock; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary; (iii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any of the Company's Subsidiaries; and (iv) there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any of the capital stock of any of the Company's Subsidiaries.

          (c) Section 4.5(c) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation; (ii) the number of shares of authorized capital stock of each class of its capital stock; (iii) the number of issued and outstanding shares of each class of its capital stock; (iv) the names of the holders thereof and the number of shares held by each such holder; and (v) the number of shares of its capital stock held in treasury. The Company has no Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or ownership interest in any Person, other than as set forth in Section 4.5 of the Disclosure Schedule.

     4.6 TITLE TO ASSETS. Except as set forth in Section 4.6 of the Disclosure Schedule, the Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for Permitted Liens (all of which shall be set forth in Section 4.6 of the Disclosure Schedule) and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     4.7 FINANCIAL STATEMENTS; SEC REPORTS.

          (a) Attached hereto as Schedule C are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal years ended December 31, 2002, 2003 and 2004, including the notes thereto (the "Annual Audited Financial Statements") for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows (the "Most Recent Financial Statements") as of and for the nine (9) months ended September 30, 2005 (the "Most Recent Fiscal Month End") for the Company and its Subsidiaries. The Financial Statements (including the notes contained in the Annual Audited Financial Statements) are true, correct and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise noted therein), and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, and are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal and recurring year-end adjustments (which, to the Knowledge of the Seller and the Company as of the date hereof, will not be material individually or in the aggregate) and to the absence of footnote disclosure.

          (b) Section 4.7(b) of the Disclosure Schedule lists, and the Seller and the Company have made available to the Buyer copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Company or its Subsidiaries since December 31, 2003.

          (c) The Company and its Subsidiaries have filed all forms, reports, schedules, statements and documents required to be filed by any of them with the SEC since January 1, 2003 (collectively, the "Company SEC Reports") pursuant to the federal securities laws and the regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis. The Company SEC Reports were prepared in accordance, and complied as of their respective filing dates or dates of amendment in all material respects, with the applicable requirements of the Exchange Act, the Securities Act, SOXA and the rules and regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.8 UNDISCLOSED LIABILITIES. Except as shown in Section 4.8 to the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities (and, to the Seller's and the Company's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any of its Subsidiaries giving rise to any Liabilities), except for (a) Liabilities set forth in the Most Recent Balance Sheet, (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (c) Liabilities arising under or in connection with this Agreement.

     4.9 EVENTS SUBSEQUENT TO MOST RECENT FISCAL MONTH END. Except as shown in
Section 4.9 of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any event or occurrence that could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as shown in Section 4.9 of the Disclosure Schedule and except for transactions in the Ordinary Course of Business pursuant to the Warehouse Agreements and Securitization Agreements, since the Most Recent Fiscal Month End neither the Company nor any of its Subsidiaries has:

          (a) contracted for or paid any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

          (b) incurred any indebtedness for borrowed money or issued or sold any debt securities in excess of $50,000 in the aggregate;

          (c) mortgaged, pledged or subjected to any Security Interest or other charge any of its properties or assets;

          (d) paid more than $50,000 on any indebtedness prior to the due date, or forgiven or canceled any debts or claims involving more than $50,000 in the aggregate;

          (e) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that could or does materially and adversely affect its business;

          (f) other than with respect to the servicing of Contracts in the Ordinary Course of Business, acquired or disposed of more than $50,000 of assets in the aggregate or incurred more than $50,000 of Liabilities or obligations in the aggregate;

          (g) other than with respect to the servicing of Contracts in the Ordinary Course of Business, written up or written down, in either case by more than $50,000, the carrying value of any of its assets;

          (h) changed the costing system or depreciation methods of accounting for its assets;

          (i) other than with respect to the servicing of Contracts in the Ordinary Course of Business, waived any rights with a value in excess of $50,000 in the aggregate or waived or forgiven any claims with a value in excess of $50,000 in the aggregate;

          (j) lost or terminated any employees, customers, Dealers or suppliers that could or does materially and adversely affect its business;

          (k) increased the compensation of any employee, entered into any employment, compensation, consulting or collective bargaining agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement, in each case in a manner that would have been prohibited by Section 6.8 or Section 6.9 if it had occurred after the date of this Agreement;

          (l) entered into any contract or agreement with any of to its affiliates, any family member of any of its affiliates (the word "family" to include any spouse, lineal ancestor or descendant (natural or adopted), brother or sister, or their spouses, or any trust for the benefit of any of the above), or any Person that is an affiliate of any family member of any of its affiliates;

          (m) entered into, adopted or amended any Employee Benefit Plan; or

          (n) entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

     4.10 LEGAL COMPLIANCE.

          (a) Except as disclosed in Section 4.10(a) of the Disclosure Schedule, the Company and each of its Subsidiaries has been since January 1, 2004 and is, and their operations are being conducted, in material compliance with all applicable laws and Orders applicable to the Company and its Subsidiaries.

          (b) The Company and each of its Subsidiaries, has in effect and is in compliance with all necessary Permits for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its business and operations as now conducted. Section 4.10(b) of the Disclosure Schedule sets out all such Permits. Neither the Company nor any of its Subsidiaries has received notice of any defaults under, or violations of, any such Permit. The consummation of the transaction contemplated herein would not cause the revocation or cancellation of any such Permit. There are no proceedings pending or, to the Knowledge of the Seller or the Company, threatened which may result in the revocation, cancellation, termination or suspension, or any adverse modification of any such Permit. There are no disciplinary actions under any such Permits pending or, to the Knowledge of the Seller or the Company, threatened in writing, against the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The Seller and the Company have delivered to the Buyer copies of all Permits required to operate the business as presently conducted.

          (c) Since January 1, 2004 none of the Company or any of its Subsidiaries (i) has been subject to any Order with respect to any actual or alleged non-compliance with applicable law or Permits, or (ii) has received any written notice from any Governmental Body with respect to any actual or alleged non-compliance with applicable laws or Permits or the enforcement of any applicable laws or Permits. None of the Company or any of its Subsidiaries, or any current executive officer or director of the Company, or current executive officer or director of any of its Subsidiaries, has ever been convicted of any felony related to the operation of the Company or any of its Subsidiaries.

     4.11 TAX MATTERS. Except as described in Section 4.11 of the Disclosure
Schedule:

          (a) Each of the Company and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.

          (b) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group. All such Tax Returns were correct and complete (i) in all respects in so far as they relate to the Company or any of its Subsidiaries and (ii) in all material respects in so far as they do not relate to the Company or any of its Subsidiaries. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Company and its Subsidiaries was a member of the group.

          (c) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

          (d) No written claim and, to the Knowledge of the Seller and the Company, no non-written claim, has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries has filed Tax Returns does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (e) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (f) No action or proceeding for the assessment or collection of any Taxes is pending, proposed in writing or, to the Knowledge of the Seller and the Company, otherwise proposed against the Company or any of its Subsidiaries, and no deficiency, assessment or other claim for any Taxes has been asserted or raised in writing or, to the Seller's and the Company's Knowledge, been otherwise asserted or raised, by any taxing authority in connection with an audit or examination of any Tax Return that has not been paid or settled.

          (g) To the Knowledge of the Seller and the Company, no audit of any Tax Return of the Company or any of its Subsidiaries is threatened.

          (h) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

          (i) Since January 1, 2002, neither the Company, any of its Subsidiaries or any Affiliated Group that has or had the Company or any of its Subsidiaries as a member, has made any material change in tax reporting method, received a ruling from any taxing authority or signed an agreement with regard to Taxes which would have a continuing effect on the Company or any of its Subsidiaries after the Closing Date.

          (j) No Tax Returns for the Company, any of its Subsidiaries or any Affiliated Group that has or had the Company or any of its Subsidiaries as a member, have been audited by any applicable taxing authority (or the applicable statute of limitations for assessment of Taxes for such periods has expired) for such periods through and including December 31, 2004 and no issue has been raised by any applicable taxing authority in any audit of the Company, any of its Subsidiaries or any Affiliated Group that has or had the Company or any of its Subsidiaries as a member, that, if raised with respect to any other period not so audited, could reasonably be expected to result in a proposed deficiency for any period not so audited.

          (k) There are no outstanding requests, agreements, consents or waivers or, to the Knowledge of the Seller and the Company, any requests by any taxing authorities to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, any of its Subsidiaries or any Affiliated Group that has or had the Company or any of its Subsidiaries as a member, and no power of attorney granted by the Company, any of its Subsidiaries or any Affiliated Group that has or had the Company or any of its Subsidiaries as a member, with respect to any Taxes is currently in force.

          (l) Neither the Company, nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, other than the Tax Sharing Agreement.

          (m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code

Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code
Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

          (n) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(1)(A)(ii).

          (o) Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662.

          (p) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (i) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

               (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income tax law);

               (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

               (iv) prepaid amount received on or prior to the Closing Date.

          (q) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

          (r) Section 4.11(r) of the Disclosure Schedule lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to the Company or any of its Subsidiaries for the three-year period ending on (and including) the Closing Date, indicating those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit by any Tax Authority, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries for the three-year period ending on (and including) the Closing Date.

          (s) None of the Company, any of its Subsidiaries or any Affiliated Group that the Company or any of its Subsidiaries is a member is or has been a beneficiary or has otherwise participated in: (i) any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (ii) any transaction that was required to be registered as a "tax shelter" pursuant to Section 6111 of the Code, or (iii) any transaction subject to comparable provisions of state law. None of the Company, any of its Subsidiaries or any Affiliated Group that the Company or any of its Subsidiaries is a member of or has been beneficiary or has otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1) which would have a continuing effect on the Company or any of its Subsidiaries after the Closing Date.

          (t) Neither the Company nor any of its Subsidiaries is liable for Taxes to any foreign taxing authority. Neither the Company nor any of its Subsidiaries has had a permanent establishment in any foreign country as defined in the applicable tax treaty or convention between the United States and such foreign country.

          (u) Neither the Company nor any of its Subsidiaries is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Internal Revenue Service has not proposed any adjustment or change in accounting method for the Company or any of its Subsidiaries.

          (v) Neither the Company nor any of its Subsidiaries is a party in any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (w) As of December 31, 2004, the Seller had no net operating loss carryovers, capital loss carryovers or tax credit carryovers that were generated by or were otherwise properly allocable to the Company and its Subsidiaries. The Seller does not reasonably expect that, as of the Closing Date, the Company or any of its Subsidiaries will have any net operating loss carryovers, capital loss carryovers or tax credit carryovers that will be generated by or be otherwise properly allocable to the Company and its Subsidiaries

          (x) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise.

          (y) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Most Recent Financial Statements, exceed the reserve for Taxes set forth therein and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date.

          (z) The Company and its Subsidiaries are in compliance in all material respects with all state and federal laws, rules and regulations related to the escheat, or other similar laws, rules and regulations, of monies and other properties held by any of them.

     4.12 REAL PROPERTY.

          (a) Neither the Company nor any Subsidiary owns or has an option to purchase, and neither the Company nor any of its Subsidiaries has owned or had an option to purchase, any real property since January 1, 2000.

          (b) Set forth on Schedule 4.12(b) of the Disclosure Schedule is a list of each real property lease or sublease (each a "Lease") to which the Company or any Subsidiary of the Company (as used in this Section 4.12, the "Lessee") is a party. A true, accurate and complete copy of each Lease (and any amendments or supplements thereto) has been delivered to the Buyer.

          (c) Except as disclosed in Schedule 4.12(c) of the Disclosure Schedule, with respect to each Lease: (i) such Lease is valid, legal, binding, enforceable by the Lessee, and in full force and effect; (ii) neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under such Lease and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately after the consummation of the transactions contemplated hereby; (iii) the Lessee is not in breach or default under any such Lease, and to the Knowledge of the Seller and the Company, no other party to such Lease is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default by the Lessee or, to the Knowledge of the Seller and the Company, any other party thereto, or permit termination, modification or acceleration by the lessor thereunder; (iv) the Lessee has not repudiated and, to the Knowledge of the Seller and the Company, no other party to any such Lease has repudiated, any provision thereof; (v) neither the Seller or the Company has received any information from which a reasonable person would conclude that there are any disputes with respect to any such Lease; (vi) the Lessee is not a party to any oral agreements or forbearance programs in effect as to such Lease; (vii) the Lessee has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold; and (viii) all real property subject to such Lease has received all approvals of Governmental Bodies required to be obtained by the Lessee in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws.

          (d) To the Knowledge of the Seller and the Company, all buildings, structures, fixtures and appurtenances comprising part of the property which is subject to any Lease and occupied by the Company and its Subsidiaries, are in good condition, normal wear and tear excepted.

     4.13 PATENTS, TRADEMARKS AND COPYRIGHTS.

          (a) The Company and its Subsidiaries own all Proprietary Rights and Proprietary Technology, or possesses adequate licenses or other rights therefore, necessary for the operation of their business free and clear, except for restrictions on Proprietary Rights or Proprietary Technology imposed by contract with third party licensors, of all liens, security interests, charges, encumbrances, equities, and other adverse claims of and without payment to Seller or any of its Subsidiaries (excluding the Company and its Subsidiaries) or a third party. Neither the Seller nor any of its Subsidiaries (excluding the Company and its Subsidiaries) nor any current or former partner, director, officer, or employee of the Company or any of its Subsidiaries or Seller or any of its Subsidiaries (excluding the Company and its Subsidiaries) will, after giving effect to the transactions contemplated herein, retain any rights in or to any of the Proprietary Rights and Proprietary Technology owned or licensed by the Company or any of its Subsidiaries; provided, however, that the Seller and its Subsidiaries may obtain or license or have obtained or licensed certain of such Proprietary Rights and Proprietary Technology from a third party without interfering with the rights of the Company and its Subsidiaries in such

Proprietary Rights and Proprietary Technology. Set forth in Section 4.13(a) of the Disclosure Schedule is a true and correct list (with specific descriptions thereof) of:

               (i) All registered trademarks, registered trade names, registered domain names, patents, registered copyrights, and any applications for any of the foregoing, that are currently solely or jointly owned by the Company or any of its Subsidiaries, and all licenses and assignments of the foregoing to which the Company or any of its Subsidiaries is a party (including expiration dates if applicable); and

               (ii) All material agreements regarding any Proprietary Rights and/or Proprietary Technology that the Company or any of its Subsidiaries is licensed or authorized to use by others, or which the Company or any of its Subsidiaries licenses or authorizes others to use.

          (b) Except as shown in Section 4.13(b) of the Disclosure Schedule, the Company and its Subsidiaries have the sole and exclusive right to use the Proprietary Rights and Proprietary Technology owned by the Company or its Subsidiaries without infringing or violating the rights of any third parties, and no consent of third parties will be required for the use thereof by the Buyer upon consummation of the transactions contemplated by this Agreement. Except as shown in Section 4.13(b) of the Disclosure Schedule, no consent of third parties will be required for the performance of any agreements regarding any Proprietary Rights and Proprietary Technology licensed by the Company and its Subsidiary. No claim has been asserted by any Person to the ownership of or right to use any Proprietary Right or Proprietary Technology owned by the Company or its Subsidiaries, or challenging or questioning the validity of any agreement regarding Proprietary Rights or Proprietary Technology to which the Company or its Subsidiaries is a party, and neither the Seller nor the Company knows of any valid Basis for any such claim. Each such license, sublicense, agreement or instrument set forth on Section 4.13(a) of the Disclosure Schedule are in full force and effect and are valid and enforceable obligations of the Company and its Subsidiaries, and to the Knowledge of the Seller and the Company, the other parties thereto in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and no defenses, off-sets or counterclaims have been asserted, or, to the Knowledge of the Seller and the Company, may be made by any party thereto, nor has the Company or any of its Subsidiaries waived any rights thereunder. Except as set forth in Section 4.13(b) of the Disclosure Schedule, there are no taxes, maintenance fees or other actions with respect to the Proprietary Rights that are due within ninety
(90) days following the closing. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed, and none have been or currently are involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding.

          (c) There is no claim that, or written notice as to whether, any product, service, activity or operation of the Company or any of its Subsidiaries violates or misappropriates or infringes upon, or has resulted in the violation, misappropriation or infringement of, any Proprietary Right of any other Person, and no proceedings have been instituted, are pending or, to the Knowledge of the Seller or the Company, are threatened which challenge the rights of the Company or any of its Subsidiaries with respect thereto.

          (d) The Company and each of its Subsidiaries has used commercially reasonable business judgment to protect and preserve (or not to protect and preserve) the confidentiality of its material Proprietary Rights and Proprietary Technology to the extent not otherwise protected by patents or copyrights (including without limitation trade secrets and confidential business information). The Company and each of its Subsidiaries has protected and preserved the confidentiality of its material Proprietary Rights and Proprietary Technology to the extent not otherwise protected by patents or copyrights (including, without limitation, trade secrets and confidential business information), in each case except when such protection and preservation were determined to be unnecessary using commercially reasonable business judgment. All use, disclosure or appropriation of material Proprietary Rights and Proprietary Technology by the Company and its Subsidiaries has been pursuant to the terms of a written agreement between the Company and its Subsidiaries and the owning or receiving party, or is otherwise lawful or not in violation of any applicable privacy policy or other contractual agreements with the owning or disclosing party.

     4.14 TANGIBLE ASSETS. The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Section 4.14 of the Disclosure Schedule sets forth a list of such tangible assets which is true and complete in all material respects. Each material tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. For purposes of this Section 4.14, a material tangible asset shall be deemed to be any tangible asset with a book value or fair market value in excess of $1,500.

     4.15 COMMITMENTS.

          (a) Except as set forth in Section 4.15(a)(i)-(xiv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently a party to and none of their assets or business are bound by, whether or not in writing, any:

               (i) partnership or joint venture agreement;

               (ii) deed of trust or other security agreement;

               (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

               (iv) employment, consulting or compensation agreement or arrangement, including agreements arising as a result of the election or retention in office of any director or officer;

               (v) labor or collective bargaining agreement;

               (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another;

               (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

               (viii) agreement with Dealers or sales or commission agents, public relations or advertising agencies;

               (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

               (x) any agreement for the acquisition of services, supplies, equipment or other personal property involving more than $50,000 in the aggregate;

               (xi) agreement relating to any matter or transaction in which an interest is held by a person or entity which is an "affiliate" of any of the Company, any of its Subsidiaries or the Seller as that term is defined in Rule 144(a)(i) under the Securities Act or any "associate" of any such affiliate as that term is defined in Regulation 14A of the general rules and regulations under the Exchange Act;

               (xii) contracts containing noncompetition covenants;

               (xiii) any other contract or arrangement that involves either an unperformed commitment in excess of $50,000 or that terminates more than one year from the date hereof, other than customer purchase orders or retail installment contracts entered into by the Company and its Subsidiaries in the Ordinary Course of Business and made available to the Buyer for inspection; or

               (xiv) any other agreement or commitment not made in the Ordinary Course of Business or that is material to the business or financial condition of the Company and its Subsidiaries (all of the foregoing items in clauses (i) through (xiv) are hereinafter collectively referred to as the "Commitments").

          (b) Section 4.15(b)(i) of the Disclosure Schedule lists each agreement between the Company or any of its Subsidiaries, on the one hand, and any Dealer, on the other hand (each such agreement, a "Dealer Agreement"). Except as set forth in Section 4.15(b)(ii) of the Disclosure Schedule, each Dealer Agreement conforms in all material respects to the form dealer agreements delivered to the Buyer prior to the date of this Agreement.

          (c) Section 4.15(c) of the Disclosure Schedule lists each securitization agreement to which the Company or any of its Subsidiaries, or any securitization trust of the Company or any of its Subsidiaries, is a party (the "Securitization Agreements").

          (d) Section 4.15(d) of the Disclosure Schedule lists each warehouse agreement and residual line to which the Company or any of its Subsidiaries is a party (respectively, the "Warehouse Agreements" and "Residual Lines").

          (e) True, correct and complete copies of the Securitization Agreements, Warehouse Agreements, Residual Lines, and written Commitments, and true, correct and complete written descriptions of any oral Commitments, have heretofore been delivered to the

Buyer. There are no existing defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, any of its Subsidiaries or, to the Knowledge of the Seller or the Company, any other party thereto, and no penalties have been incurred, with respect to the Securitization Agreements, Warehouse Agreements, Residual Lines, or Commitments, except as described in Section 4.15(e) of the Disclosure Schedule. The Securitization Agreements, Warehouse Agreements, Residual Lines and Commitments are in full force and effect and are valid and enforceable obligations of the Company and its Subsidiaries, and to the Knowledge of the Seller and the Company, the other parties thereto in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and no defenses, off-sets or counterclaims have been asserted, or, to the Knowledge of the Seller and the Company, may be made by any party thereto, nor has the Company or any of its Subsidiaries waived any rights thereunder. Except as set forth in Section 4.15(e) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transaction, contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under any Securitization Agreement, Warehouse Agreement, Residual Line or Commitment and, except as set forth in Section 4.15(e) of the Disclosure Schedule, each Securitization Agreement, Warehouse Agreement, Residual Line and Commitment shall continue in full force and effect in accordance with its terms immediately after the consummation of the transactions contemplated hereby.

          (f) Except as contemplated herein, neither the Seller, the Company or any of its Subsidiaries has received notice of any plan or intention of any other party to any Securitization Agreement, Warehouse Agreement, Residual Line, or Commitment to exercise any right to cancel or terminate any Securitization Agreement, Warehouse Agreement, Residual Line, or Commitment, and neither the Seller nor the Company has any Knowledge of any fact that would justify the exercise of such right. Except as described in Section 4.15(f) of the Disclosure Schedule, (i) neither the Seller, the Company or any of its Subsidiaries currently contemplates, nor has reason to believe any other person or entity currently contemplates, any amendment or change to, or any breach of default with respect to any Securitization Agreement, Warehouse Agreement, Residual Line, or Commitment, and (ii) none of the material customers, suppliers or contractors of the Company or any of its Subsidiaries has refused, or communicated that it will or may refuse to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company or any of its Subsidiaries.

     4.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Section 4.16 of the Disclosure Schedule sets forth the notional amount and fair value of each interest rate swap, cap, floor and option agreement and other interest rate risk management arrangement (collectively, "Derivatives"), and such Derivatives, whether entered into for the account of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and with counterparties reasonably believed by the Seller and the Company to be financially responsible at the time. True, correct and complete copies of the documents evidencing the Derivatives have heretofore been delivered to the Buyer. There are no existing defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, any of its Subsidiaries or, to the Knowledge of the Seller or the Company, any other party thereto, and no penalties have been incurred nor are amendments pending, with respect to the Derivatives. The Derivates are in full force and effect and are valid and enforceable obligations of the Company and its Subsidiaries, and to the Knowledge of the Seller and the Company, the other parties thereto in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and no defenses, off-sets or counterclaims have been asserted, or, to the Knowledge of the Seller and the Company, may be made by any party thereto, nor has the Company or any of its Subsidiaries waived any rights thereunder. Except as set forth in Section 4.16 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transaction contemplated hereby shall result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to any Person a right of termination, cancellation or acceleration of any obligation under or cause the loss of a material benefit under any Derivative and each Derivative shall continue in full force and effect in accordance with its terms immediately after the consummation of the transactions contemplated hereby.

     4.17 POWERS OF ATTORNEY. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

     4.18 INSURANCE.

          (a) Section 4.18(a) of the Disclosure Schedules lists each of the insurance policies relating to the Company and its Subsidiaries which are currently in effect and describes any self-insurance arrangement affecting the Company and its Subsidiaries. The Seller has delivered to the Buyer true, correct and complete copies of each of the insurance policies relating to the Company and its Subsidiaries that are currently in effect. All premiums with respect to such policies that are due and owing have been paid.

          (b) With respect to each such insurance policy, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Seller or the Company, any other party to the policy, is in breach or default thereunder.

          (c) There is no claim in excess of $10,000 individually or $25,000 in the aggregate, by the Company or any of its Subsidiaries pending under any such policies as to which (i) coverage has been denied or disputed by the insurer or
(ii) any insurer has reserved rights to deny coverage.

          (d) Except as set forth on Section 4.18(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received (i) any written notice of cancellation or termination of any such policy or refusal of coverage thereunder; or (ii) any other written indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

     4.19 LITIGATION. Section 4.19 of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (a) is subject to any outstanding Order, ruling or charge or (b) is a party or, to the Knowledge of the Seller or the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or Governmental Body before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.19 of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Effect on the Company or any of its Subsidiaries.

     4.20 EMPLOYEES AND CONSULTANTS. Set forth in Section 4.20 of the Disclosure
Schedule is a complete and accurate list of all employees of the Company and its Subsidiaries as of September 30, 2005, together with their names, hire dates and their annual salaries and other compensation for the fiscal year ended December 31, 2004 and for the period from January 1, 2005 through September 30, 2005. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to or grant any benefit to or on behalf of, any officer, employee or agent. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any direct or indirect, express or implied, obligation to pay severance or termination pay or any commissions, calculated based on proceeds derived from a sale of the Company Shares after the Closing Date, to any officer or employee of the Company or any of its Subsidiaries, or to pay any amounts to any consultant, agent or similar person or entity.

     4.21 EMPLOYEE BENEFITS.

          (a) Section 4.21(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans (as defined below) which are currently sponsored, maintained, contributed to, or required to be contributed to, by either the Seller, the Company, or an ERISA Affiliate, or for which any of the Seller, the Company, or an ERISA Affiliate has any obligation or any liability, for the benefit of any present or former employees or Co-Employees, retirees, directors or independent contractors (or their beneficiaries, dependents, or spouses) of the Company. "Seller Plans" means all Employee Benefit Plans which currently are or have been sponsored, maintained, contributed to, or required to be contributed to, by any of the Seller, the Company, or an ERISA Affiliate, or for which any of the Seller, the Company, or an ERISA Affiliate has, or has had, any obligation or any liability of any nature, contingent or otherwise, or for which there is a reasonable expectation of such obligation or liability, on or before the Closing Date, for the benefit of any present or former employees or Co-Employees, retirees, directors or independent contractors (or their beneficiaries, dependents, or spouses) of any of the Seller, the Company, or an ERISA Affiliate. There are no unwritten Seller Plans.

          (b) Except as set forth in Section 4.21(b) of the Disclosure Schedule, each Seller Plan is and has been in full force and effect in accordance with its terms and is and has been administered in compliance (both in form and operation) with all applicable requirements of ERISA and other applicable laws, regulations and rulings, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996, as amended, ("HIPAA"), and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). No act or omission has occurred and no condition exists with respect to any Seller Plan that would subject either Company or Buyer to any fine, penalty, tax or liability of any kind imposed under ERISA, the Code, or other applicable law following the Closing Date.

          (c) Except as described in Section 4.21(c) of the Disclosure Schedule, none of the Seller, the Company, nor any ERISA Affiliate has, or could have, any liability to a Seller Plan (other than for premiums or contributions that are not yet due), a governmental agency, or any other Person.

          (d) "Seller Pension Plans" means all Seller Plans that are or have been Employee Pension Benefit Plans. The only Seller Plans that are currently Seller Pension Plans are identified on Section 4.21(d) of the Disclosure Schedule as such. With respect to those Seller Pension Plans that are, or have been, intended to be qualified under Section 401(a) of the Code, such Seller Pension Plans have received a favorable determination and an opinion letter from the Internal Revenue Service to the effect that each Seller Pension Plan is qualified and exempt from taxes under Sections 401(a) and 501(a), respectively, of the Code. Each of the Seller Pension Plans has been timely amended to comply with all applicable legislation and Internal Revenue Service guidance since receipt of the last determination and opinion letters, as required by the Internal Revenue Service and applicable law. No such determination or opinion letter has been revoked, nor has any event or omission occurred since the date of any Seller Pension Plan's most recent determination or opinion letter or application therefore that would adversely affect its qualification or increase its cost. There has been no termination or partial termination, as defined in
Section 411(d) of the Code and regulations thereunder, of the Financial Institutions Thrift Plan Bay View Capital Corporation, Plan No. 004, as amended and restated effective December 31, 2001, and as subsequently amended. A determination letter approving the termination of the Bay View Capital Corporation Employee Stock Ownership Plan (the "ESOP") was timely secured by the Seller from the Internal Revenue Service, and no obligations or liabilities exist with regard to the ESOP. All contributions required to be made under the terms of any Seller Plan have been timely made.

          (e) No Seller Pension Plan or any trust created under one of the Seller Pension Plans or any trustee, administrator or sponsor thereof, has engaged in a "prohibited transaction" as that term is defined in Section 4975(c)(1) of the Code, which could subject the Seller Pension Plan, trust, trustee, administrator or sponsor thereof, or any party dealing with the Seller Pension Plan or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975, nor is any Fiduciary of any Seller Pension Plan acting in a manner which constitutes, or has constituted, a breach of its fiduciary duty, as set forth in ERISA.

          (f) None of the Seller Pension Plans has been subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Seller, the Company, or any ERISA Affiliate either has or has had any liability or obligation of any nature to any Seller Plan, the Pension Benefit Guaranty Corporation, or any other Person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code. No transaction has been entered into by either the Seller, the Company, or any ERISA Affiliate which has subjected or could subject the Seller, the Company, or any ERISA Affiliate to any liability under Title IV of ERISA.

          (g) None of the Seller Pension Plans identified on Section 4.21(d) of the Disclosure Schedule has been a Multiemployer Plan.

          (h) No contributions pursuant to the Seller Pension Plans have been made in such amounts as would violate Section 404 of the Code.

          (i) There does not exist any pending or, to the Knowledge of the Seller, the Company, or any ERISA Affiliate, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or threatened, anticipated or expected to be asserted with respect to any Seller Plan or any related trust or other funding medium thereunder or with respect to the Seller, the Company, or any ERISA Affiliate, as the sponsor or Fiduciary thereof, or with respect to any other Fiduciary thereof. To the Knowledge of the Seller, the Company, and each ERISA Affiliate, no Seller Plan or any related trust or other funding medium thereunder or any Fiduciary thereof has been the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.

          (j) Except as provided in Section 4.21(j) of the Disclosure Schedule, neither the Seller, the Company, nor any ERISA Affiliate has any commitment, intention or understanding to create, terminate or adopt any new Seller Plan, and since the beginning of the current fiscal year of the Seller, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under, or the expense of, maintaining a Seller Plan from the level of benefits or expense incurred for the most recently completed fiscal year of the Seller.

          (k) Except as provided in Section 4.21(k) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting or increase in benefits or obligation to fund benefits under any Seller Plan with respect to any employee or Co-Employee, former employee or Co-Employee, or director of the Company. Except as provided in Section 4.21(k) of the Disclosure Schedule, no payment or benefit which will or may be made by the Seller, the Company, or any ERISA Affiliate with respect to any employee or Co-Employee, former employee or Co-Employee, or director of the Company will be characterized as an "parachute payment" (within the meaning of Section 280G of the Code).

          (l) Except as provided in Section 4.21(l) of the Disclosure Schedule, none of the assets of any Seller Plan is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

          (m) Except as provided in Section 4.21(m) of the Disclosure Schedule, none of the Seller Plans promises or provides, or has promised or provided, medical or other welfare benefits, including but not limited to any retiree benefits, to any Person (or such Person's dependent, spouse, or beneficiaries) after such Person's termination of employment with the Seller, the Company, or any ERISA Affiliate, except as required by COBRA.

          (n) Except as provided in Section 4.21(n) of the Disclosure Schedule, neither the Seller, the Company, nor any ERISA Affiliate has now, or has had, the obligation to maintain, establish, sponsor, participate in, or contribute to any Employee Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

          (o) A true and complete copy of each existing Seller Plan, including any amendments thereto, has been furnished to the Buyer along with the most recent favorable determination letter or opinion letter issued by the Internal Revenue Service, if any, with respect to each of the Seller Plans intended to be qualified under Section 401(a) of the Code, the two most recent annual reports (on Form 5500 series) required to be filed with respect to each of the Seller Plans, if any, and such additional documents related to the Seller Plans as are reasonably requested by Buyer prior to the Closing Date.

     4.22 GUARANTIES. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     4.23 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.23 of the Disclosure Schedule:

          (a) the operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws;

          (b) the Company and each of its Subsidiaries has all material Permits required under all applicable Environmental Laws necessary to operate its business;

          (c) neither the Company nor any of its Subsidiaries is the subject of any outstanding Order issued by any Governmental Body respecting (i) Environmental Laws, (ii) remedial action, or (iii) any release or threatened release of a Hazardous Material;

          (d) neither the Company nor any of its Subsidiaries has received, within the past twelve (12) months, any written communication alleging that the Company or any of its Subsidiaries may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

          (e) there are no investigations of the business of the Company or any of its Subsidiaries or any Property, pending or, to the Knowledge of the Seller or the Company, threatened, which would reasonably be expected to result in the imposition of any liability pursuant to any Environmental Law;

          (f) neither the Company nor any of its Subsidiaries owns or operates and, since January 1, 2000, has owned or operated, any real property containing Hazardous Materials that violate or require investigation or remediation pursuant to Environmental Law; and

          (g) neither the Company nor any of its Subsidiaries is liable in connection with any real property, at which a release of Hazardous Materials exists, or has existed, and at which any private or Governmental Body has or will expend funds (including contribution) for investigation, cleanup or remediation of such Hazardous Materials.

     4.24 QUESTIONABLE PAYMENTS. To the Knowledge of the Seller and the Company, neither the Seller, the Company, any of the Company's Subsidiaries, nor any of the Company's or any of its Subsidiaries current or former directors, officers, employees, agents, or representatives, have (a) used any Company or Subsidiary assets, or any personal assets while acting on behalf of the Company or any of its Subsidiaries, for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or to obtain, or in compensation for having obtained, favorable treatment in securing business or special concessions for the Company or any of its Subsidiaries from any Person, public or private, (b) made any unlawful payment to officials of any Governmental Body or to foreign or domestic political parties or campaigns, or to any other Persons, public or private, from Company or Subsidiary assets, or from personal assets while acting on behalf of the Company, or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     4.25 BANK ACCOUNTS. Section 4.25 of the Disclosure Schedule sets forth the names and locations of all banks, and other financial institutions at which the Company or any of its Subsidiaries maintains accounts or locked boxes of any nature, the account or box number and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     4.26 LABOR RELATIONS. No employee of the Company or any of its Subsidiaries is a member of any union or other organized bargaining unit with respect to his or her employment by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced and is not experiencing, nor does the Seller or the Company have Knowledge of any, labor troubles or strikes, work stoppages, slow-downs or other material interference with or impairment of the business of the Company or any of its Subsidiaries by labor, nor has the Company or any of its Subsidiaries committed any unfair labor practice. Neither the Company nor any of its Subsidiaries is experiencing, nor does the Seller or the Company have Knowledge of, any current union organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to the employees of the Company or any of its Subsidiaries.

     4.27 ACCOUNTING AND DISCLOSURE CONTROLS; SOXA COMPLIANCE.

          (a) The Seller maintains, on behalf of each of the Company and its Subsidiaries, a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; (iv) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (v) material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting; and
(vi) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent auditors and the audit committees of the boards of directors of the Company and the Seller.

          (b) The Seller maintains, on behalf of each of the Company and its Subsidiaries, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the Company and its Subsidiaries; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Seller's filings with the SEC and other public disclosure documents. The Seller has made available to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

          (c) Except as set forth in Section 4.27(c) of the Disclosure Schedule, the Seller, with respect to the Company and its Subsidiaries, is in compliance in all material respects with all provisions of SOXA applicable to the Seller, with respect to the Company and its Subsidiaries.

     4.28 DISTRIBUTIONS. Except as described in Section 4.28 of the Disclosure Schedule, no distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock at any time since June 30, 2005.

     4.29 RECEIVABLES. Except as set forth in Section 4.29(a) of the Disclosure
Schedule:

          (a) As to each retail installment sales contract and security agreement or installment loan agreement and security agreement pursuant to which the obligor(s) thereunder (the "Obligor") has financed the purchase of an automobile, light-duty truck or van (a "Financed Vehicle") and granted a security interest therein to the Company or any of its Subsidiaries, including those that have been sold or assigned to a securitization trust of the Company or any of its Subsidiaries (each, a "Contract") and that is reflected on the books and records of the Company or one of its Subsidiaries:

               (i) Each Contract is secured by a valid and enforceable first priority security interest in favor of the Company or one of its Subsidiaries in the related Financed Vehicle, and such security interest has been perfected and is prior to all other Security Interests upon such Financed Vehicle (except, as to priority, for any Security Interest for unpaid taxes or unpaid storage or repair charges or other liens that arise by operation of law or any Security Interest created pursuant to a Securitization Agreement or a Warehouse Agreement).

               (ii) The Company, or a custodian acting on behalf of the Company or a securitization trust, holds the certificate of title or the application for a certificate of title for each of the Financed Vehicles as of the Closing Date or such documents evidencing title in such Financed Vehicle as may be issued in the applicable jurisdiction, and the Company will obtain within 180 days of the Closing Date certificates of title or evidence of title in such Financed Vehicle as may be issued in the applicable jurisdiction, with respect to each Financed Vehicle as to which the Company, or a custodian acting on behalf of the Company or a securitization trust, holds only such application.

               (iii) The Company or one of its Subsidiaries or securitization trust has good and marketable title to and is the sole owner of each Contract free of all Security Interests other than those created pursuant to a Securitization Agreement or a Warehouse Agreement and any lien for unpaid taxes or unpaid storage or repair charges or other liens that arise pursuant to operation of law.

               (iv) There is no right of rescission, offset, defense or counterclaim to the obligation of the related Obligor(s) to pay the unpaid principal and interest due under such Contract; the operation of the terms of such Contract or the exercise of any right thereunder will not render such Contract unenforceable in whole or in any material part or subject such Contract to any right of rescission, offset, defense or counterclaim, and neither the Seller not the Company has Knowledge that any such right of rescission, offset, defense or counterclaim has been asserted or threatened.

               (v) Each Contract, and the sale of the Financed Vehicle sold thereunder, complied, at the time it was made, in all material respects with all applicable federal, state and local laws (and regulations thereunder), including usury, equal credit opportunity, fair credit reporting, truth-in-lending and other similar laws, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Servicemembers Civil Relief Act, state adoptions of the National Consumer Act and the Uniform Consumer Credit Code, and other applicable state laws regulating retail installment sales contracts and loans in general and motor vehicle retail installment contracts and loans in particular. Each Contract was acquired from the seller of the Financed Vehicle (a "Dealer"), which Dealer originated and assigned such Contract without any fraud or misrepresentation on the part of the Company or any of its Subsidiaries.

               (vi) Each Contract is the legal, valid and binding obligation of the related Obligor(s) thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; each party to such Contract had full legal capacity to execute and deliver such Contract and all other documents related thereto and to grant the security interest purported to be granted thereby; the terms of such Contract have not been waived, amended or modified in any respect, except by instruments that are part of the related Contract documents, and no such waiver, amendment or modification has caused such Contract to fail to meet all of the representations, warranties and conditions, set forth herein with respect thereto. No Obligor on such Contract is a federal, state or local government entity.

               (vii) Each Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder or assignee thereof adequate for the practical realization against the collateral of the benefits of the security, subject, as to enforceability, to bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

               (viii) Except for payment or insurance delinquencies, to the Knowledge of the Seller and the Company, (A) there is no default, breach, violation or event permitting acceleration existing under any Contract, (B) there does not exist any continuing condition that with notice or lapse of time or both would constitute a default, breach, violation or event permitting acceleration under such Contract, and (C) neither the Company nor any of its

Subsidiaries has waived any such default, breach, violation or event permitting acceleration.

               (ix) At the time of origination of a Contract, the Company, in accordance with its customary procedures, has determined that the Obligor has obtained physical damage insurance covering the Financed Vehicle or has applied for such insurance (i) in an amount at least equal to the lesser of (a) the actual cash value of the related Financed Vehicle or (b) the unpaid principal balance of such Contract, (ii) naming the Company as loss payee and (iii) insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision damage, and (A) each Contract requires the Obligor to obtain and maintain such insurance naming the Company and its successors and assigns as an additional insured or loss payee, (B) each Contract that finances the cost of premiums for physical damage, credit life or disability insurance is covered by an insurance policy and certificate of insurance naming the Company as policyholder (creditor) or loss payee under each such insurance policy and certificate of insurance and (C) as to each Contract that finances the cost of an extended warranty protection plan, the respective Financed Vehicle which secures the Contract is covered by such extended warranty protection plan.

               (x) Payments under each Contract have been applied as provided in the applicable Contract, and are due monthly in substantially equal amounts through its maturity date sufficient to fully amortize the principal balance of such Contract by its maturity date.

               (xi) (A) There is only one original of each Contract and such original, together with the original or an electronic copy of the original credit application of the Obligor thereunder; either (B) (i) an original or electronic equivalent of the certificate of title or, with respect to a certificate of title filed electronically, a report or data file prepared by a third party service that shows such service maintains perfection related to such certificate of title on behalf of the Company, as applicable (collectively, the "Certificate of Title") or (ii) if an original certificate of title has not yet been received and in the case of each electronic certificate of title, an application therefor or a copy of such certificate of title together with a copy of the application filed to amend the certificate of title to indicate the security interest of the Company in the related Financed Vehicle; (C) any agreement(s) modifying the Contract (including any extension agreement(s)); (D) evidence, including in electronic format, of either (1) a certificate of insurance, (2) an application form for insurance signed by the Obligor, or (3) a signed representation letter from the Obligor named in the Contract pursuant to which the Obligor has agreed to obtain physical damage insurance for the related Financed Vehicle; and (E) any documents specifically relating to the Obligor or the Financed Vehicle that the Company shall keep in accordance with its customary procedures, is being held by the Company in either its individual capacity or by custodian on behalf of the Company or a securitization trust.

               (xii) At the date of origination of each Contract, the original principal balance of such Contract was not greater than the amount of credit extended to the Obligor pursuant to such Contract.

               (xiii) Each Contract had not more than ninety-six (96) payments scheduled at its origination.

               (xiv) To the Knowledge of the Seller and the Company, no Obligor under such Contract was in bankruptcy proceedings at the time of origination of the Contract.

               (xv) To the Knowledge of the Seller and the Company, each related Obligor is an individual who is a resident in the United States.

               (xvi) None of the Contracts are due from of the United States of America or any state or from any agency, department, or instrumentality of the United States of America, any state or any local government.

               (xvii) Each Contract originated by a Dealer was underwritten by the Company pursuant to and in accordance with Company's established credit and collection policies. The collection practices used with respect to each Contract have been in all material respects legal, proper, prudent and customary in the motor vehicle financing and servicing business.

               (xviii) Each Dealer that originated a Contract for sale to the Company has been selected based on the Company's underwriting criteria, and with respect to independent Dealers, its financial and operating history and record of compliance with requirements of applicable federal and state law. Each Dealer from whom the Company purchases Contracts directly has entered into an agreement with the Company providing for the sale of motor vehicle loans from time to time by such Dealer to the Company, and is authorized to originate Contracts for sale to the Company under the Company's underwriting guidelines.

               (xix) The Dealer that sold each Contract to the Company has entered into a written agreement with the Company (each a "Dealer Agreement") and such Dealer Agreement (along with any addenda thereto) constitutes the entire agreement between the Company and the related Dealer with respect to the sale of such Contract to the Company. Each such Dealer Agreement is in full force and effect and is the legal, valid and binding obligation of such Dealer except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; there have been no material defaults by such Dealer or defaults by the Company under such Dealer Agreement; the Company has fully performed in all material respects all of its obligations under such Dealer Agreement; the Company has not made any statements or representations to such Dealer (whether written or oral) materially inconsistent with any term of such Dealer Agreement; the purchase price (as specified in the applicable Dealer Agreement, if any) for such Contract has been paid in full by the Company; there is no other payment due to such Dealer from the Company for the purchase of such Contract; such Dealer has no right, title or interest in or to any Contract; there is no prior course of dealing between such Dealer and the Company which will affect the terms of such Dealer Agreement; any payment owed to such Dealer by the Company is a corporate obligation of the Company in the nature of a bonus for amounts collected by the Company in excess of the purchase price for a Contract. The value of the accounts shown in Section 4.29(a)(xix) of the Disclosure Schedule, as such is updated for the Closing, shall be completely written off prior to the Closing by the Company.

     4.30 DISCLOSURE. To the Knowledge of the Seller and the Company, none of the statements or information contained in any of the representations, warranties or covenants of the

Seller or the Company set forth in this Agreement, together with the Disclosure Schedule and Exhibits to be furnished hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, when taken as a whole.

                                    ARTICLE 5
                                BUYER'S COVENANTS

     The Buyer agrees that on or prior to the earlier of the termination of this Agreement or the Closing:

     5.1 CONSUMMATION OF AGREEMENT. The Buyer agrees to use its commercially reasonable efforts to cause the consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions.

     5.2 APPROVAL OF THIRD PARTIES. The Buyer agrees to (a) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Bodies required of the Buyer or its affiliates to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Bodies as such Governmental Bodies may reasonably request in connection therewith, and (c) cooperate with the Seller and the Company as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Bodies contemplated hereby. The Buyer will provide prompt notification to the Seller and the Company when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Seller and the Company of any communications (and, unless precluded by law, provide copies to the Seller and the Company of any such communications that are in writing with any Governmental Body regarding any of the transactions contemplated by this Agreement). The Buyer agrees to cooperate with the Seller and the Company in connection with any filing under the HSR Act and to request early termination of the waiting period in connection therewith. Unless the Buyer invokes its right to terminate this Agreement in accordance with Section 12.1(k), the Buyer will comply at the earliest practicable date with any request for additional information received by the Buyer or its affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.

     5.3 EMPLOYEE BENEFITS.

          (a) As soon as administratively practicable on or after the Closing Date, the Buyer agrees that it shall initially provide the employees or Co-Employees of the Company and its Subsidiaries who are retained by the Buyer in connection with the transactions contemplated by this Agreement (the "Retained Employees") with employee benefits substantially comparable in the aggregate to similarly situated employees of the Buyer; provided, however, that nothing in this paragraph shall be construed to require that Buyer provide any of the Retained Employees with any particular level of benefits for any period of time after Closing. The Seller shall, within a reasonable period prior to the Closing, provide a list as of the Closing Date of all employees who will be considered Retained Employees; provided, however, that, subject to the provisions of Section 7.3, (i) the Buyer shall have the right to strike or otherwise remove from such list any Co-Employee or other employee of the Company or its Subsidiaries which the Buyer in its sole discretion determines should be removed from such list and which the Buyer determines should not be Retained Employees; and (ii) such list shall be updated on the fifth (5th) day prior to the Closing. Nothing in this Section 5.3 shall be construed to establish anything other than an at-will employment relationship between the Company, the Buyer and the Retained Employees on or after the Closing.

          (b) For purposes of eligibility and vesting under the employee benefit plans of the Buyer for which service is taken into account or recognized, and that provide benefits to any Retained Employees after the Closing Date (the "New Plans"), the Buyer agrees that each Retained Employee shall be credited with his or her years of service from his or her most recent date of hire with the Company or its Subsidiaries or predecessor company before the Closing Date, to the same extent as such Retained Employee was entitled, before the Closing Date, to credit for such service under any similar Seller Plans that covered any Retained Employees, except to the extent such credit would result in a duplication of benefits or for purposes of benefit accrual. In addition, the Buyer agrees that each Retained Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plans replaces coverage under a comparable Seller Plan in which such Retained Employee participated in immediately before the Closing Date (collectively, the "Old Plans"); and for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Retained Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Retained Employee and his or her covered dependents.

          (c) The Buyer agrees that it shall cause the Company to accept and honor all accrued bonuses, vacation, floating holiday hours, and salaries that are reflected on the Post-Closing Schedule and all sick leave hours that have arisen in the Ordinary Course of Business.

                                    ARTICLE 6
                        SELLER'S AND COMPANY'S COVENANTS

     The Seller and the Company, jointly and severally, agree that on or prior to the earlier of the termination of this Agreement or the Closing:

     6.1 CONSUMMATION OF AGREEMENT. The Seller and the Company agree to use their commercially reasonable efforts to cause the conditions in Article 8 and
Article 9 to be satisfied and to cause the consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions.

     6.2 APPROVALS OF THIRD PARTIES. The Seller and the Company agree to (a) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Bodies required of the Seller, the Company or their affiliates to consummate the transactions contemplated hereby, including approval of the Seller's stockholders, (b) provide such other information and communications to such Governmental Bodies as such Governmental Bodies may reasonably request in connection therewith, and (c) cooperate with the Buyer as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Bodies contemplated hereby. The Seller and the Company will provide prompt notification to the Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Buyer of any communications (and, unless precluded by law, provide copies to the Buyer of any such communications that are in writing with any Governmental Body regarding any of the transactions contemplated by this Agreement). The Seller and the Company agree to cooperate with the Buyer in connection with any filing under the HSR Act and to request early termination of the waiting period in connection therewith. In addition to and not in limitation of the foregoing, unless the Buyer determines otherwise in accordance with
Section 5.2, the Seller and the Company will comply at the earliest practicable date with any request for additional information received by the Seller and the Company or their respective affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act.

     6.3 CONFIDENTIALITY. If the transactions contemplated by this Agreement are consummated, the Seller and its affiliates and representatives shall not disclose, directly or indirectly, any documents, work papers or other material (except for (x) Tax Returns and related work papers of the Seller and (y) in connection with preparing securities law filings, including the Proxy Statement) of a confidential or proprietary nature related to the Company or its Subsidiaries, and shall have all such information kept confidential following the Closing Date; provided, however, that (a) the Seller may disclose any such information (i) that is or becomes generally available to the public other than as a result of disclosure by the Seller or its affiliates or representatives,
(ii) of which the Seller has Knowledge was developed by the receiving party independent of the disclosure by the Seller or its affiliates or representatives, or (iii) that is developed by the receiving party independently of the disclosure by the Seller or its affiliates or representatives, and (b) to the extent that the Seller or any of its affiliates or representatives may become legally compelled to disclose any of such information, the Seller or such affiliates or representatives may disclose such information but only after they shall have used all reasonable efforts to afford the Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

     6.4 ACCESS. The Seller and the Company shall permit the Buyer and its authorized representatives and agents reasonable access during normal business hours and upon reasonable prior notice to the Seller's, the Company's or any of its Subsidiaries facilities, employees, books and records and contracts, and the Seller and the Company shall cause the Seller Representatives to cooperate fully with the Buyer and its authorized representatives and agents; provided, however, that any such inspection shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries. The Seller and the Company shall furnish the Buyer all documents, records and information with respect to the affairs of the Seller, the Company and its Subsidiaries as the Buyer and its representatives and agents may reasonably request.

     6.5 FURTHER ASSURANCES. The Buyer, the Company and the Seller each agree to take such further actions and execute such other documents after the Closing as may be reasonably required to fully effect the transactions contemplated hereby and further secure to each Party the rights intended to be conferred hereby and the other agreements ancillary to the transactions contemplated hereby.

     6.6 COMPLIANCE WITH LAWS. The Seller, the Company and its Subsidiaries shall comply with all applicable laws, statutes, Orders, rules and regulations of any Governmental Body.

     6.7 BUSINESS OPERATIONS. The Company and its Subsidiaries shall, and the Seller shall cause the Company and its Subsidiaries to, (a) operate their business only in the Ordinary Course of Business, (b) not introduce any new method of management or operation (including, without limitation, any new underwriting standards or procedures or any new servicing processes), and (c) use their commercially reasonable efforts to retain the services of their officers and employees and preserve the business of the Company and its Subsidiaries intact and to retain their present customers, business relations, Dealer relationships and suppliers so that they will be available to the Buyer, the Company and its Subsidiaries after the Closing. The Company and its Subsidiaries shall, and the Seller shall cause the Company and its Subsidiaries to, perform timely all obligations under each lease, contract, agreement, purchase order or customer commitment and keep each such lease, contract, agreement, purchase order or customer commitment in full force and effect and free of cancellation and forfeiture or any accrued right of termination. Neither the Seller, the Company or any of its Subsidiaries shall, other than as expressly permitted pursuant to the terms of this Agreement, take any action that might reasonably be expected to impair the businesses or assets of the Company and its Subsidiaries or take or fail to take any action that could cause or permit the representations made in Section 3.1 or Article 4 hereof to be inaccurate at the time of the Closing or preclude the Seller and the Company from making such representations and warranties at the Closing.

     6.8 EMPLOYEE COMPENSATION.

          (a) Except with the Buyer's prior written consent, no increase that is not in the Ordinary Course of Business or that is in excess of five percent (5%) per annum will be made in the compensation or rate of compensation payable or which may become payable to the officers or employees or Co-Employees of the Company or any of its Subsidiaries, and no bonus, severance, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation that is not in the Ordinary Course of Business or that is in excess of five percent (5%) per annum shall accrue, be set aside or be paid to, for or on behalf of any of such officers or employees or Co-Employees or any Retained Employees, other than as required by presently existing pension, profit sharing, bonus and similar benefit plans as presently constituted, and no agreement or plan other than those Seller Plans now in effect shall be adopted or committed to.

          (b) As directed by the Buyer, the Seller shall amend, effective as of the day immediately preceding the Closing Date, each and every one of the Seller Plans providing severance benefits to employees or Co-Employees of the Company and its Subsidiaries or any Retained Employees (the "Severance Plans") as necessary to prevent the assumption of such Severance Plans by the Buyer or any liability or obligation to the Buyer, the Company or its Subsidiaries as a result of this Agreement. The Buyer shall receive from the Seller evidence that the Severance Plans have been so amended pursuant to resolutions of the Seller's board of directors (the form and substance of such amendment and such resolutions shall be subject to review and approval of the Buyer), effective as of the day immediately preceding the Closing Date.

          (c) The Seller agrees to take any and all actions necessary to terminate the employment relationship between the Co-Employees of the Company, including, without limitation, the Retained Employees, and Administaff, including, without limitation, the termination of the Company's and its Subsidiaries' participation under the Client Service Contract between Administaff and the Seller, effective immediately preceding the Closing, and the affected Co-Employees will thereafter be employees of the Company and its Subsidiaries, as applicable, only.

          (d) The Seller will retain all liability for continuation health coverage, as required under COBRA, to all employees or Co-Employees and all former employees or Co-Employees of the Company and its Subsidiaries (and their eligible dependents) (collectively, the "Company COBRA Employees") who experience a qualifying event on or before the Closing Date; provided, however, that the Company and/or the Buyer shall reimburse the Seller for any out-of-pocket expenses incurred with respect to any such Company COBRA Employees who remain Company COBRA Employees as a result of their electing to retain continuation health coverage rather than elect to receive health coverage pursuant to the plans offered by the Buyer and/or the Company after the Closing. In the event that COBRA continuation coverage is not provided to the Company COBRA Employees by Administaff for any reason, the Seller will reimburse and hold the Buyer and the Company harmless from any and all loss, cost or expense relating to any failure by Administaff to honor any and all COBRA obligations and responsibilities owed to the Company COBRA Employees as determined by Buyer. The reimbursement provided by this Section 6.8(d) shall be provided without regard to any other limitation on liability with respect to Seller found in any other provision of this Agreement. The provisions of this Section 6.8(d) shall survive the termination of this Agreement, whenever it may occur.

          (e) The parties hereto acknowledge and agree that, as of the Closing Date, the employees and Co-Employees of the Company and its Subsidiaries will cease accruing benefits under and shall cease participation in all (i) Seller Plans and (ii) any Employee Benefit Plans sponsored by Administaff and covering any employees and Co-Employees of the Company and its Subsidiaries. The parties hereto acknowledge and agree that, after the Closing Date, neither the Buyer, the Company or any of their Subsidiaries will have any Liability, responsibility or obligation under any (i) Seller Plan or (ii) any Employee Benefit Plans sponsored by Administaff and covering any employees and Co-Employees of the Company and its Subsidiaries. The Seller agrees to take all actions necessary to effectuate the results contemplated by this paragraph and to provide any documentation in this regard to the Buyer as soon as administratively practicable. The Buyer shall not have any Liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of or relating to the Seller being, or being deemed to be, a joint employer or part of a single employer group with respect to the Seller.

          (f) If any Seller Pension Plans for which: (i) the Company was a participating employer prior to the Closing Date and (ii) any Retained Employee had a balance as of the Closing Date, are terminated due to the Agreement and Plan of Merger between Bay View Capital Corporation and Great Lakes Bancorp, Inc. or any substantially similar agreement with another party, the Buyer shall receive from the Seller evidence that the Seller Pension Plans have been terminated pursuant to resolutions of each such entity's board of directors, effective as of the day immediately preceding the termination of that Seller Pension Plan. The Seller shall submit or have submitted on its behalf to the Internal Revenue Service an application for determination of the tax-qualified status of each of its Seller Pension Plans upon their termination. Such application(s) shall be:
(A) submitted as soon as administratively possible following such Seller Pension Plans termination, and (B) paid for (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by the Seller. The Seller shall periodically notify the Buyer of the status of such submission and shall provide the Buyer with a copy of the determination letter, if and when received.

     6.9 RELATIONSHIPS WITH STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES. The Company and its Subsidiaries shall not, and the Seller shall cause the Company and its Subsidiaries to not, (a) other than increases in compensation that are in the Ordinary Course of Business and less than five percent (5%) per annum, enter into, terminate or amend any bonus, severance, compensation, retention, termination, employment or other agreement with any stockholder, former stockholder, officer, director or employee of the Company, its Subsidiaries or the Seller, including, without limitation, any agreements which would require the payment of funds upon, or in anticipation of, a change of control of the Company, (b) provide any such person with a loan or advance from the Company or its Subsidiaries, or enter into a contract or agreement to provide such a loan or advance, (c) make payments to, for or on behalf of any such person other than as required by presently existing agreements, or (d) enter into any other contract, agreement or commitment with any such person.

     6.10 OTHER PROHIBITED ACTIONS. The Company and its Subsidiaries shall not, and the Seller shall cause the Company and its Subsidiaries to not, without the prior written consent of the Buyer (which such consent may be granted or withheld at the Buyer's sole discretion):

          (a) except for transfers of assets in the Ordinary Course of Business and for the transfer of that certain FMT Consulting Services Agreement, dated June 22, 2004, by and between the Company and FMT, by the Company to the Seller (provided, however, that transfers structured as a "gain on sale" or pursuant to a whole loan sale or other similar arrangement shall not occur without the prior written consent of the Buyer, which such consent may be granted or withheld at the Buyer's sole discretion) and for transfers of assets to trusts in connection with borrowings under the Company's Warehouse Agreement or Securitization Agreements or in connection with a New Securitization Agreement, acquire or dispose of any individual asset having an initial cost of $10,000 or more or assets having an aggregate initial cost of $25,000 or more;

          (b) incur or make any commitment to incur, any capital expenditures in excess of $50,000 in the aggregate;

          (c) subject to the other provisions of this Section 6.10, enter into any agreement with respect to or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, debt or claims, not in the Ordinary Course of Business;

          (d) amend or modify any Commitment, or enter into any contracts, agreements or other commitments that would constitute a Commitment if entered into as of the date hereof, not in the Ordinary Course of Business;

          (e) amend its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or other business organization or division thereof;

          (g) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP;

          (h) (i) except for transactions in the Ordinary Course of Business pursuant to the Warehouse Agreements, Securitization Agreements and a New Securitization Agreement, incur any indebtedness or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Company's existing Warehouse Agreements incurred in the Ordinary Course of Business, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any of its Subsidiaries, (iii) incur any obligation, contingent or otherwise, in respect of any letter of credit, or (iv) except for transactions in the Ordinary Course of Business pursuant to the Warehouse Agreements, Securitization Agreements and a New Securitization Agreement, subject any assets to any Security Interests other than under the Company's existing Warehouse Agreements;

          (i) enter into any Derivatives, other than Derivatives related to interest rate caps entered into in the Ordinary Course of Business in connection with the Warehouse Agreements, Securitization Agreements and a New Securitization Agreement;

          (j) exercise any option to prepay or pay prior to maturity any notes issued in a securitization;

          (k) (i) pay, discharge or satisfy any material claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of Liabilities reflected or reserved against in the Financial Statements or incurred after the date thereof in the Ordinary Course of Business, (ii) except in the Ordinary Course of Business, cancel any indebtedness or waive or release any claims or rights with a value, individually or in the aggregate, in excess of $25,000 or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Seller, the Company or any of its Subsidiaries is a party;

          (l) other than with respect to the servicing of Contracts in the Ordinary Course of Business, initiate, settle or compromise any litigation or arbitration proceeding or investigation involving (i) a payment to or by the Company or any of its Subsidiaries of an amount in excess of the greater of $10,000 or the amount for which reserves have been set forth in the Financial Statements with respect to such matter or (ii) injunctive or other equitable relief;

          (m) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the company or any of its Subsidiaries existing on the Closing Date;

          (n) enter into or amend any Securitization Agreement (other than a New Securitization Agreement), Warehouse Agreement or Residual Line;

          (o) except for transactions in the Ordinary Course of Business pursuant to the Warehouse Agreements, Securitization Agreements and a New Securitization Agreement, (i) issue, grant, sell or encumber any shares of their capital stock or other securities, (ii) issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of their capital stock or other securities, (iii) make any other changes in their capital structure; or
(iv) declare or pay any dividends or other distributions on their capital stock or purchase, redeem or otherwise acquire or retire any shares of their capital stock, except for the payment of dividends or other payments to the Seller by the Company in such amounts as provided in the Tax Sharing Agreement (without regard to the time such payments are permitted or required to be made in the Tax Sharing Agreement), for the Pre-Closing Tax Period and for the reimbursement of appropriate vendor services as a result of the consolidated billing of such services in the Ordinary Course of Business; or

          (p) agree or otherwise do any of the foregoing.

     6.11 PAYMENTS. The Company and its Subsidiaries shall, and the Seller shall cause the Company and its Subsidiaries to, pay, promptly as and when due and payable, all Taxes, rentals, fees, royalties, debts and liabilities of every kind and nature incurred in, or arising from, the business or assets of the Company and its Subsidiaries.

     6.12 INSURANCE. The Company and its Subsidiaries shall, and the Seller shall cause the Company and its Subsidiaries to, maintain its existing insurance policies in full force and effect.

     6.13 COVENANT NOT TO COMPETE.

          (a) Restriction. To assure the Buyer the beneficial enjoyment of the Company, its Subsidiaries and the Company Shares, for a period from and after the Closing Date to the second anniversary of the Closing Date (the "Restricted Period"), the Seller agrees that during the Restricted Period, the Seller will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation, financing or control of, or act in an advisory capacity to, any business engaged, in whole or in part, in the business of purchasing retail auto installment contracts from auto dealers, which contracts have maturities of greater than 72 months, loan to value ratios of greater than 130% and whose Obligors have FICO scores of greater than 680 and where such business purchases in excess of $250,000 worth of such contracts in any month (all of the foregoing being referred to herein as the "Business") within the United States.

          (b) Exception. Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit the Seller from acquiring, as a passive investor with no involvement in the operations of the Business, not more than five percent (5%) of the capital stock of an entity with operations in the Business whose stock is publicly traded on a national securities exchange or over-the-counter.

          (c) Reformation. In the event that the provisions of Section 6.13(a) should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum extent permitted by applicable laws.

          (d) Irreparable Damage. Because of the difficulty of measuring economic losses to the Buyer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company, its Subsidiaries and the Buyer, for which the Buyer would have no other adequate remedy, the Seller agrees that the foregoing covenants may be enforced by the Buyer, the Company, its Subsidiaries or any of them by injunctions, restraining orders and other equitable actions, without the necessity of posting a bond.

          (e) Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this Section 6.13 impose a reasonable restraint on the Seller in light of the activities and business of the Buyer on the date of the execution of this Agreement and the current plans of the Buyer with respect to the conduct of the Business subsequent to the Closing. The Seller acknowledges that its agreements and the covenants set forth in this Section 6.13 are a material inducement to the Buyer's agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Seller further acknowledges that the covenants set forth in this Section 6.13 contain limitations as to time, geographic area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Buyer and, subsequent to the Closing, the Company and its Subsidiaries. All of the covenants in this
Section 6.13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer, the Company or its Subsidiaries of such covenants. It is specifically agreed that the Restricted Period during which the agreements and covenants of the Seller made in this Section 6.13 shall survive and shall be computed by excluding from such computation any time during which the Seller is in violation of any provision of this Section 6.13. The covenants contained in this Section 6.13 shall not be affected by any breach of any other provision hereof by any Party hereto.

     6.14 COVENANT NOT TO SOLICIT. The Seller agrees that during the Restricted Period, the Seller will not, directly or indirectly, on its own behalf or on behalf of any other Person, hire or solicit or in any manner attempt to influence or induce any employee of the Company or its Subsidiaries to leave the employment of the Company or its Subsidiaries (excluding general advertisements on the world wide web or published in newspapers or trade publications of general circulation), nor shall it use or disclose to any Person any information concerning the names and address of the Company's or its Subsidiaries' employees, except as required by law.

     6.15 SELLER STOCKHOLDERS' MEETING; PROXY STATEMENT AND PROXY.

          (a) The Seller shall promptly after the date of this Agreement take all actions necessary in accordance with the Delaware Act and its certificate of incorporation and bylaws to duly call, give notice of and hold the Seller Stockholders' Meeting as soon as reasonably practicable. Once the Seller Stockholders' Meeting has been called and noticed, the Seller shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by the Buyer) the Seller Stockholders' Meeting without the written consent of the Buyer, unless otherwise required by law or by a Governmental Body. The board of directors of the Seller has declared that this Agreement is advisable and shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the stockholders of the Seller and include in the Proxy Statement a copy of such recommendations; provided, however, that the board of directors of the Seller shall submit this Agreement to the stockholders of the Seller whether or not the board of directors of the Seller at any time subsequent to making such declaration takes any action permitted by Section 6.16(c) (unless the Seller complies with the provisions of Section 6.16(e)). The Seller shall solicit from its stockholders proxies voting in favor of this Agreement and the transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders to authorize and approve this Agreement and the transactions contemplated hereby, including, without limitation, the hiring of a proxy solicitor reasonably acceptable to the Buyer prior to the dater that the Proxy Statement is available for mailing. Without limiting the generality of the foregoing, (i) the Seller agrees that its obligation to duly call, give notice of, convene and hold the Seller Stockholders' Meeting as required by this Section 6.15(a), shall not be affected by the withdrawal, amendment or modification of the Seller's board of directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby, and (ii) the Seller agrees that its obligations under this
Section 6.15(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Seller of any Acquisition Proposal.

          (b) In connection with the Seller Stockholders' Meeting, the Seller shall promptly after the date of this Agreement prepare and file with the SEC a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement (such proxy statement, together with any amendments thereof or supplements thereto, the "Proxy Statement") to be mailed to the Seller's stockholders as soon as reasonably practicable after the Proxy Statement is available for mailing; provided, however, that prior to the filing of each of the Preliminary Proxy Statement and the Proxy Statement, the Seller shall consult with the Buyer with respect to such filings and shall afford the Buyer reasonable opportunity to comment thereon. The Buyer shall provide the Seller with any information for inclusion in the Preliminary Proxy Statement and the Proxy Statement that may be required under applicable law with respect to the Buyer as is reasonably requested by the Seller.

          (c) The Buyer agrees that none of the information furnished or to be furnished by the Buyer with respect to the Buyer (as opposed to comments and/or written materials provided with respect to the text of the Proxy Statement) in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, at the time of the meeting of the Stockholders of the Seller to which the Proxy Statement relates (the "Seller Stockholders' Meeting"), or on the Closing Date, as then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.16 NO SHOPPING.

          (a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Seller and the Company shall not, nor shall they permit any of their Subsidiaries to, and the Seller and the Company shall take commercially reasonable actions to prevent their respective affiliates, stockholders, directors, officers, employees, representatives or agents (collectively, the "Seller Representatives") from taking any action to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations regarding, or furnish any information to any Person with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes or may constitute an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.16(a) by any Seller Representative shall be deemed to be a breach of this Section 6.16(a) by the Seller and the Company. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its affiliates) relating to (A) any tender offer, exchange offer, merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Seller, the Company or any of its Subsidiaries; (B) the issuance or acquisition of shares of capital stock or other equity interests representing fifteen percent (15%) or more of the outstanding capital stock or other equity interests of the Seller or representing any of the capital stock or equity interests of the Company or any of its Subsidiaries or any tender or exchange offer that if consummated, would result in any Person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity interests of the Seller representing fifteen percent (15%) or more of the outstanding capital stock or other equity interests of the Seller or representing any of the capital stock or equity interests of the Company or any of its Subsidiaries; (C) the sale, lease, exchange, license (whether exclusive or not), franchise, or other disposition of any significant portion of the business or assets of the Seller, the Company or any of its Subsidiaries, including, without limitation, through a whole loan sale or other similar disposition; or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which could reasonably to expected to dilute materially the benefits to the Buyer of the transactions contemplated hereby; provided, however, the term Acquisition Proposal shall not be deemed to include any transaction set out in clauses (A) through (D) above if, such transaction specifically excludes the Company and its Subsidiaries (and specifically provides for and allows the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement) or in connection therewith, the third party or parties that are a party or parties to such transaction expressly assume the obligations of the Seller hereunder (with such assumption specifically acknowledging and providing for the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement); provided, however, that such assumption shall not relieve the Seller of its obligations hereunder. The Seller and the Company shall immediately cease and cause to be terminated, and shall cause their Subsidiaries and all Seller Representatives to immediately cease and cause to be terminated, all existing solicitations, initiations, activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. The Seller and the Company shall promptly notify each Seller Representative of its obligations under this
Section 6.16.

          (b) Notwithstanding the foregoing, the Seller, the Company and the Seller Representatives may participate in discussions or negotiations with, or furnish information with respect to the Seller (but which information may not include any information with respect to the Company or any of its Subsidiaries or their businesses) pursuant to a customary confidentiality agreement on terms substantially similar to those in effect between the Seller and the Buyer to, any Person if and only if (i) such Person has submitted an unsolicited bona fide written Acquisition Proposal to the Seller that constitutes or may reasonably be expected to constitute a Superior Proposal, (ii) neither the Seller, the Company nor any of the Seller Representatives shall have violated Section 6.16(a), and
(iii) the board of directors of the Seller (A) determines (and has been advised in writing by its outside counsel) that failing to take such action would constitute a breach of its fiduciary duties to the Seller's stockholders under applicable law and (B) provides two (2) Business Days' prior written notice to the Buyer of its decision to so participate or furnish such information.

          (c) Except as set forth in the following sentence, neither the board of directors of the Seller nor any committee thereof shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal other than the transactions contemplated by this Agreement, (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer its approval or recommendation of this Agreement or the transactions contemplated by this Agreement, (iii) approve, enter, or permit or cause the Seller or the Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or
(iv) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to the Seller Stockholders' Meeting the board of directors of the Seller receives a bona fide written Superior Proposal, the board of directors of the Seller may
(A) approve or recommend a Superior Proposal, (B) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer its approval or recommendation of this Agreement or the transactions contemplated hereby, (C) enter into an agreement with respect to a Superior Proposal, or (D) resolve or announce its intention to do any of the actions set forth in the preceding clauses (A) or through (C), if (x) such board determines (and has been advised in writing by its outside counsel) that failing to take such action would constitute a breach of its fiduciary duties to the Seller's stockholders under applicable law, (y) the Seller furnishes the Buyer two (2) Business Days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same) and (z) prior to entering into any agreement with respect to a Superior Proposal, the Seller furnishes the Buyer with at least two (2) Business Days notice of its intention to do so and shall have caused its financial and legal advisors to negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the Seller and the Company to proceed with the Transactions contemplated herein on such adjusted terms. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement, if, and only to the extent that, (1) the board of directors of the Seller determines (and has been advised in writing by its outside counsel) that failing to take action would constitute a breach of its fiduciary duties to the Seller's stockholders under applicable law, (2) if such Acquisition Proposal is an all cash or substantially all cash offer, the board of directors of the Seller shall have determined that such Person is capable of consummating such Acquisition Proposal on the terms proposed, and (3) the board of directors of the Seller determines (after consultation with the Seller's independent financial advisors or investment bankers of nationally recognized reputation) in the proper exercise of its fiduciary duties to the Seller's stockholders that such Acquisition Proposal provides greater value to the stockholders of the Seller than the transaction contemplated hereby.

          (d) In addition to the other obligations of the Seller set forth in this Section 6.16, the Seller shall promptly (and in any event within one (1) day after receipt thereof) advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request, or inquiry, and the identity of the Person making the same. The Seller shall immediately provide the Buyer (and in agreement within one (1) day of receipt or delivery thereof) with copies of all written materials received or delivered by the Seller, the Company or the Seller Representatives related to such Acquisition Proposal, request, or inquiry. The Seller shall inform the Buyer on a prompt and current basis of the status, terms and content of any discussions regarding any Acquisition Proposal with a third party. Nothing contained in this Section 6.16(d) shall prevent the board of directors of the Seller from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

          (e) If the Seller or the Company proposes to enter into an agreement with respect to any Superior Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, the termination fee set forth in
Section 12.3(c).

     6.17 AMENDMENT OF DISCLOSURE SCHEDULE. Each of the Seller, the Company and the Buyer agree that, with respect to the representations and warranties of the Seller and the Company contained herein, the Seller and the Company shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the Disclosure Schedule with respect to (a) any new matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (the "New Matters"), and (b) other matters which are not New Matters but which should have been set forth or described in the Disclosure Schedule as of the date hereof (the "Other Matters"). Any such supplement, modification or amendment (i) that reflects a New Matter shall qualify the Seller's and the Company's representations and warranties for all purposes of this Agreement, except for purposes of determining whether the conditions set forth in Article 8 hereof have been fulfilled if any such supplement, modification or amendment that reflects a New Matter shows a material and adverse change in the financial condition, properties, business or results of the Company and its Subsidiaries, taken as a whole, and (ii) that reflects one or more Other Matters shall not qualify any of the Seller's or the Company's representations or warranties for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing Date, the Seller and the Company will prepare and deliver to the Buyer a copy of the Disclosure Schedule revised to reflect any supplement, modification or amendment required pursuant to this Section 6.17. The Company and the Seller deliver any such supplemented, modified or amended Disclosure Schedule to the Buyer at least five (5) Business Days before the Closing Date. If no supplemented, modified or amended Disclosure Schedule satisfying the foregoing requirements is provided by the Seller or the Company, the Disclosure Schedule as delivered upon the execution of this Agreement shall continue to apply.

     6.18 NOTIFICATION. Between the date of this Agreement and the Closing Date, the Seller and the Company will promptly notify the Buyer in writing if the Seller, the Company or any of the Company's Subsidiaries becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller's or the Company's representations and warranties as of the date of this Agreement, or if the Seller or the Company or any of the Company's Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or of the occurrence of any breach of any covenant of the Seller or the Company in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

     6.19 IDENTIFIED RECEIVABLES. After the Closing Date, the Buyer shall use, and shall cause the Company to use, commercially reasonable efforts, consistent
(a) with prior ordinary course business practices of the Company and (b) the normal servicing practices of the Buyer, to collect the Identified Receivables.

                                    ARTICLE 7
                             POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following the
Closing:

     7.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 10 below). The Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

     7.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under
Article 10 below).

     7.3 SEVERANCE PAYMENTS. Although the Buyer will not assume sponsorship of or any Liabilities under any Severance Plans sponsored or maintained by the Seller, the Company or any of its Subsidiaries, the Buyer and the Seller agree that the Buyer shall be responsible for any severance liabilities that become owed to any employees of the Company or any of its Subsidiaries subsequent to the Closing Date under a newly established or existing severance plan or program sponsored by or maintained by the Buyer (the "Buyer Severance Plan"), the Company or any of its Subsidiaries subsequent to the Closing Date; provided, however, that the Buyer shall have no Liabilities or obligations and the Buyer Severance Plan shall, without exception, exclude any severance Liabilities that become owed to either
(i) Prodyedth K. Chaterjee or Kevin J. Rieke or (ii) any other person who became or becomes employed by the Company or any of its Subsidiaries subsequent to July 31, 2005 and who subsequently terminates employment with the Company or any ERISA Affiliate either on or before the Closing or within ten (10) Business Days from the Closing. Notwithstanding anything in the previous sentence to the contrary, the Buyer's Severance Plan can cover and include any person who becomes employed subsequent to July 31, 2005 at the request of or with the approval of the Buyer. The Buyer Severance Plan shall provide benefits that are not less than that amount of benefits which would have been accrued and paid under the Severance Plans had the Retained Employees or Co-Employees been terminated from employment with the Company or Seller under the Severance Plan immediately before the Closing. The Seller covenants and agrees to pay all amounts that become due to Kevin J. Rieke or to Prodyedth K. Chaterjee for all severance liabilities, including, without limitation, any liabilities pursuant to that certain Employment Agreement, dated as of September 1, 2004, by and among the Seller, the Company and Prodyedth K. Chaterjee.

                                    ARTICLE 8
                      CONDITIONS TO OBLIGATION OF THE BUYER

     Except as may be waived in writing by the Buyer, the obligations of the Buyer hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     8.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller and the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case before giving effect to any Other Matters reflected in any amendment, supplement or modification to the Disclosure Schedule made pursuant to Section 6.17 and any New Matters reflected in any amendment, supplement or modification to the Disclosure Schedule made pursuant to Section 6.17 which reflect a material and adverse change in the financial condition, properties, business or results of the Company and its Subsidiaries, taken as a whole.

     8.2 COVENANTS. The Seller and the Company shall have performed and complied in all respects with all of their covenants and agreements hereunder through the Closing.

     8.3 TITLE TO THE COMPANY SHARES. The Seller shall have transferred to the Buyer good and marketable to all of the Company Shares (other than restrictions on marketability imposed by federal or state securities laws or that arise as a result of the fact that the Company

Shares are not listed for trading on any securities market or national securities exchange or that arise as a result of the Company Shares being owned by the Buyer), free and clear of any and all Security Interests of any kind or nature whatsoever. No claim shall have been filed, made or threatened by any Person asserting that he, she or it is entitled to any part of the Purchase Price paid for the Company Shares. The Seller shall deliver to the Buyer the certificate(s) representing the Company Shares, either duly endorsed for transfer to the Buyer or accompanied by appropriate duly executed stock powers.

     8.4 SELLER STOCKHOLDERS APPROVAL. The Seller Stockholders' Meeting shall have been duly called, noticed and held in accordance with the Delaware Act and the Seller's certificate of incorporation, and this Agreement and the transaction contemplated hereby shall have been approved at the Seller Stockholders' Meeting by the vote required by the Delaware Act and the Seller's certificate of incorporation.

     8.5 CONSENTS AND HSR ACT.

          (a) The Seller, the Company and its Subsidiaries, as applicable, shall have procured consents, in form and substance satisfactory to the Buyer, to the consummation of the transaction contemplated hereby, for all agreements contracts, leases, licenses or instruments set forth in Section 4.15(e) or
Section 4.16 of the Disclosure Schedule.

          (b) All waivers or consents of any Governmental Body necessary for the consummation of the transactions contemplated herein and for the transfer of any Permits of the Company and its Subsidiaries, and all applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

     8.6 PROCEEDINGS. No action, suit, or proceeding, whether a class action, seeking certification of a class, or otherwise, shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable Order or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Buyer to own the Company Shares or to control the Company and its Subsidiaries, (d) affect materially and adversely the right of the Company or its Subsidiaries to own their respective assets and to operate their respective businesses, or (e) could reasonably be expected to have a Material Adverse Effect on the Company, its Subsidiaries or the Buyer, and, in each case, no such Order or change shall be in effect.

     8.7 NO MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall be existing or have occurred since the date of this Agreement with respect to the Company, its Subsidiaries, or any of their businesses.

     8.8 CERTIFICATE. The Seller and the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 8.1 through Section 8.7 have been satisfied in all respects.

     8.9 RECORDS. The Buyer shall have received possession, or constructive possession, of all corporate, accounting, business and Tax records of the Company and its Subsidiaries.

     8.10 EMPLOYMENT OR RETENTION AGREEMENTS. The Buyer shall have received executed employment or retention agreements executed by the officers and employees of the Company and/or its Subsidiaries designated by the Buyer, in form satisfactory to the Buyer, conditioned only upon the Closing.

     8.11 RESIGNATIONS. The Buyer shall have received the resignations of the directors and officers of the Company and its Subsidiaries designated by the Buyer prior to Closing, in form and substance satisfactory to the Buyer.

     8.12 LICENSE AGREEMENT. The Seller shall have delivered to the Buyer an executed counterpart of a license agreement, which shall provide for a perpetual, royalty free, worldwide license of any Proprietary Rights and Proprietary Technology set forth on Schedule D that are owned by the Seller or any of its Subsidiaries (other than the Company and its Subsidiaries) and that are used in the business of the Company and its Subsidiaries as currently conducted, to the extent necessary to manage the portfolio in connection with deviations of certificates of title or lien instruments and ancillary documentation, containing customary terms for agreements of this type and in form and substance reasonably satisfactory to the Buyer (the "License Agreement").

     8.13 TRANSITION SERVICES AGREEMENT. The Seller shall have delivered to the Buyer an executed counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the "Transition Services Agreement").

     8.14 INDEMNITY ACCOUNT AGREEMENT. The Seller shall have delivered to the Buyer an executed counterpart of the Indemnity Account Agreement.

     8.15 BROKER'S FEES. The Seller and the Company shall have provided evidence, in form and substance satisfactory to the Buyer, of the payment of all Liabilities and obligations related to the broker relationship set forth on
Section 3.1(d) of the Disclosure Schedule.

     8.16 SIDE LETTER. The Seller shall have delivered to the Buyer an executed counterpart of a side letter addressing certain litigation issues, in form and substance satisfactory to the Buyer (the "Side Letter").

     8.17 OTHER DELIVERIES AT CLOSING. The Seller and the Company shall have delivered to the Buyer:

          (a) The certificate of incorporation of the Seller, the Company Certificate and the Subsidiary Formation Documents, all certified by the Secretary of State of their respective jurisdiction of incorporation or formation;

          (b) Copies of (i) the Seller's resolutions of its board of directors and the stockholders of the Seller authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby, (ii) the Company's resolutions of its board of directors authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby, (iii) the Bylaws of the Seller, the Company Bylaws and the Subsidiary Governance Documents, and
(iv) the names of the officer or officers of the Seller and the Company authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of the Seller, the Company and its Subsidiaries, as applicable, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

          (c) A good standing certificate for the Company and its Subsidiaries from the Secretaries of State of all jurisdictions where the Company and its Subsidiaries are incorporated or formed or are required to be qualified to do business in, showing that the Company and its Subsidiaries are in good standing and qualified as a domestic or foreign corporation in each such state, dated as of a date within ten (10) days prior to the Closing Date;

          (d) All documents necessary to effectuate the transfer and assignment of the Proprietary Rights listed under the heading Domain Name on Section 4.13(b) of the Disclosure Schedule;

          (e) Evidence, satisfactory to the Buyer, documenting the termination of that certain UCC-1 Financing Statement, filed with the Nevada Secretary of State (Document Number: 2005019063), by Greater Buffalo Savings Bank;

          (f) Evidence, satisfactory to the Buyer, documenting the contribution of all of the record and beneficial ownership of all of the capital stock of Bay View Securitization Corporation from the Seller to the Company;

          (g) Evidence, satisfactory to the Buyer, documenting the transfer of the following contracts from the Seller to the Company: (i) that certain APPRO Lease Center ASP AGREEMENT, by and between Bay View Bank, N.A. and APPRO Systems, Inc., dated as of May 23, 2001, as amended, (ii) that certain Services Agreement, dated as of April 1, 2000, by and between the Seller and Document Fulfillment Services, Inc., as amended, and (iii) that certain Receivables Purchase and Sale Agreement, by and between Bay View Bank, N.A. and Countrywide Home Loans, Inc., dated as of December 29, 2000, as amended.

          (h) Evidence satisfactory to the Buyer that the notices to, filings with, or authorizations, consents or approvals of the applicable Government Bodies set out in Section 4.2 of the Disclosure Schedule have been given, filed or obtained; and

          (i) The Buyer shall have received from counsel to the Seller and the Company closing legal opinions in substantially the form of Exhibit C addressed to the Buyer and dated as of the Closing Date.

                                    ARTICLE 9
                     CONDITIONS TO OBLIGATION OF THE SELLER

     Except as may be waived in writing by the Seller, the obligations of the Seller hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     9.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality or Material Averse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, and each of the representations and warranties of the Buyer contained in this Agreement that are not qualified as to materiality or Material Averse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made.

     9.2 COVENANTS. The Buyer shall have performed and complied in all respects with all of its material covenants and agreements hereunder through the Closing.

     9.3 SELLER STOCKHOLDERS' MEETING. This Agreement shall have been approved at the Seller Stockholders' Meeting by the vote required by the Delaware Act and the Seller's certificate of incorporation.

     9.4 HSR ACT. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

     9.5 PROCEEDINGS. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable Order or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and, in each case, no such Order or charge shall be in effect.

     9.6 CERTIFICATE. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 9.1 and
Section 9.2 are satisfied in all respects.

     9.7 TRANSITION SERVICES AGREEMENT. The Buyer shall have delivered to the Seller an executed counterpart of the Transition Services Agreement.

     9.8 INDEMNITY ACCOUNT AGREEMENT. The Buyer shall have delivered to the Seller an executed counterpart of the Indemnity Account Agreement.

     9.9 SIDE LETTER. The Buyer shall have delivered to the Seller an executed counterpart of the Side Letter.

     9.10 DELIVERIES AT CLOSING. The Buyer shall have delivered to the Seller:

          (a) The certificate of incorporation of the Buyer, certified by the Secretary of State of its jurisdiction of incorporation; and

          (b) Copies of (i) Buyer's resolutions of its board of directors authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby, (ii) the Bylaws of the Buyer, and (iii) the names of the officer or officers of the Buyer authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of Buyer, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation by any Party hereto, (a) all of the representations and warranties of the Parties contained in this Agreement or any other agreement executed pursuant to hereto shall survive the


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Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period (the "Survival Period") ending on the close of business of the eighteenth-month anniversary of the Closing Date, (b) other than as set forth in this Agreement, all of the covenants and agreements of the Parties contained in this Agreement or any other agreement executed pursuant hereto shall survive the Closing indefinitely (even if the damaged Party knew or had reason to know of any breach of any covenant or agreement at the time of Closing), and (c) all statements contained in any certificate, exhibit, instrument or other agreement executed by or delivered by the Seller, the Company or the Buyer, as applicable, pursuant to this Agreement shall be deemed to have been representations of the Seller, the Company or the Buyer, as applicable, and shall survive the Closing and any investigation made by any Party or on its behalf for a period ending on the expiration of the Survival Period; provided, however, that all representations and warranties shall survive beyond completion of the Survival Period for all claims which are asserted on or before the expiration of the Survival Period; provided, further, however, that the representations and warranties contained in Sections 3.1(b), 3.1(d), 3.1(e), 3.2(b), 3.2(d), 4.2, 4.4, 4.5, 4.11 and 4.21 and any claims for indemnification to be made pursuant to Section 10.2(d) shall survive and may be made until thirty (30) days after the expiration of the applicable statutes of limitations related to the subject matter thereof.

     10.2 SELLER'S INDEMNITY. Subject to the terms and conditions of this
Article 10, the Seller and the Company agree, prior to the Closing, and the Seller agrees after the Closing, to indemnify, defend and hold the Buyer and its Subsidiaries, officers, directors, agents, attorneys and affiliates (collectively, the "Buyer Indemnified Parties," which term shall include the Company, its Subsidiaries and any of their officers, directors, agents, attorneys and affiliates after the Closing) harmless from and against all losses, claims, obligations, demands, assessments, penalties, Liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by the Buyer Indemnified Parties by reason of or resulting from any of the following:

          (a) any breach by the Seller or the Company of any representation or warranty of the Seller or the Company contained herein or in any agreement executed by the Seller or the Company pursuant hereto, in each case after giving effect to any New Matters reflected in any supplemented, modified or amended Disclosure Schedule delivered pursuant to Section 6.17;

          (b) any breach by the Seller or the Company of any covenant or agreement of the Seller or the Company contained herein or in any agreement executed by the Seller or the Company pursuant hereto;

          (c) any claims by any of the Seller's stockholders with respect to this Agreement or the acquisition by the Buyer of the Company Shares, where the actions of the Buyer are not the proximate cause of the damages alleged in such claims; or

          (d) any failure of the Company to collect the entire balance of an Identified Receivable or other Damages incurred with respect to an Identified Receivables as a result of the failure to have title documents.

     10.3 BUYER'S INDEMNITY. Subject to the terms and conditions of this Article 10, the Buyer hereby agrees to indemnify, defend and hold the Seller, the Company and their officers, directors, agents, attorneys and affiliates prior to the Closing, and the Seller and its officers, directors, agents, attorneys and affiliates after the Closing (collectively, the "Seller Indemnified Parties") harmless from and against all Damages asserted against or incurred by the Seller Indemnified Parties by reason of or resulting from a breach by the Buyer of any representation, warranty or covenant of the Buyer contained herein or in any agreement executed by the Buyer pursuant hereto.

     10.4 PAYMENT OF CLAIMS.

          (a) The respective obligations and liabilities of the Buyer on the one hand, and the Seller and the Company, on the other hand (the "indemnifying party"), to the other (the "party to be indemnified") under Sections 10.2 and 10.3, respectively, hereof with respect to the payment of claims shall be governed by this Section 10.4.

          (b) In the event that a party to be indemnified becomes aware of a claim for indemnification by it hereunder not involving a third-party claim, the party to be indemnified shall promptly provide the indemnifying party with notice of such claim; provided, however, that the failure to give notice shall not affect the right of the party to be indemnified to indemnification hereunder except to the extent that such failure prejudices the indemnifying party. If the indemnifying party does not object in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the party to be indemnified shall be entitled to recover promptly from (a) the Restricted Account (in accordance with the provisions of the Indemnity Account Agreement) and then from the Seller (and the Company if such claim relates to an event or occurrence that arises prior to Closing), if the party to be indemnified is a Buyer Indemnified Party, and (b) from the Buyer, if the party to be indemnified is a Seller Indemnified Party, as the case may be, the amount of such claim and no later objection by the indemnifying party shall be permitted. If the indemnifying party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the party to be indemnified shall nevertheless be entitled to recover promptly from (i) first, the Restricted Account (in accordance with the provisions of the Indemnity Account Agreement) and, second, from or the Seller (and the Company if such claim relates to an event or occurrence that arises prior to Closing), if the party to be indemnified is a Buyer Indemnified Party, and (ii) from the Buyer, if the party to be indemnified is a Seller Indemnified Party, as the case may be, the lesser amount without prejudice to the party to be indemnified's claim for the difference. Upon the final determination of such claim, the party to be indemnified shall nevertheless be entitled to recover promptly from (A) first, the Restricted Account (in accordance with the provisions of the Indemnity Account Agreement) and, second, from or the Seller (and the Company if such claim relates to an event or occurrence that arises prior to Closing) if the party to be indemnified is a Buyer Indemnified Party, and (B) from the Buyer, if the party to be indemnified is a seller Indemnified Party, as the case may be, the remaining amount of such claim.

          (c) (i) If a party to be indemnified receives notice of assertion of commencement of any claim, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") against such party to be indemnified with respect to which an indemnifying party is obligated to provide indemnification under this Agreement, the party to be indemnified will give such indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the party to be indemnified. The party to be indemnified should have the right to control the defense of any Third Party Claim. The indemnifying party will have the right to participate in the defense of any Third Party Claim at such indemnifying party's own expense and by such indemnifying party's own counsel.

               (ii) If the a party to be indemnified fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days after receiving written notice from the indemnifying party that the indemnifying party believes the a party to be indemnified has failed to take such steps, the indemnifying party may assume the defense of such Third Party Claim. In the event that the indemnifying party has assumed the defense of any Third Party Claim, the indemnifying party shall not enter into any settlement of such claim without the consent of the party to be indemnified (such consent not to be unreasonably withheld, conditioned or delayed), if (A) such settlement would lead to a liability or create any financial or other obligation on the part of the party to be indemnified for which the party to be indemnified is not entitled to indemnification hereunder, or (B) such settlement would involve injunctive or other equitable relief binding upon the party to be indemnified.

               (iii) Without the prior written consent of the indemnifying party, the party to be indemnified will not enter into any settlement of any Third Party Claim without the consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed), if (A) such settlement would lead to a liability or create any financial or other obligation on the part of the indemnifying party, or (B) such settlement would involve injunctive or other equitable relief binding upon the indemnifying party.

               (iv) At any time after the commencement of the defense of any Third Party Claim, if such Third Party Claim can be settled or compromised for a sum certain, the indemnifying party may request the party to be indemnified to agree in writing to the payment, settlement or compromise of the asserted Third Party Claim for such sum, whereupon such action shall be taken unless the party to be indemnified determines that the contest should be continued, and so notifies the indemnifying party in writing within fifteen (15) days of such request from the indemnifying party. If the party to be indemnified determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Third Party Claim had agreed to accept in payment, settlement or compromise as of the time the indemnifying party made its request therefor to the party to be indemnified.

     10.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything else contained herein to the contrary, no indemnification payable by an indemnifying party in this Article 10 shall be required from an indemnifying party (a) for any individual item where the Damages related thereto are less than $5,000 and
(b) in respect of each individual item where the Damages related thereto exceed the amount set out in clause (a) above, until the aggregate amount of Damages incurred by a party to be indemnified exceeds $100,000 (the "Deductible"). In the event that a party to be indemnified's Damages exceed the Deductible, the indemnifying party's obligations will apply only to all such Damages that exceed the Deductible. In no event shall the aggregate liability under this Article 10 of (i) the Seller and the Company for all claims

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hereunder exceed an amount equal to $3,200,000 (the "Cap"), and (ii) the Buyer for all claims hereunder exceed an amount equal to the Cap; provided, however, that, with respect to any Damages suffered or incurred by a Buyer Indemnified Party resulting from or arising out of a claim for fraud, or under Section 10.2(b) (related solely to a breach of any covenant contained in Sections 6.3, 6.8, 6.9, 6.10, 6.13, 6.14 or 7.3), under Section 10.2(c), or under Section
10.2(d) the Seller (and the Company if such claim relates to an event or occurrence that arises prior to the Closing) shall be liable for all such Damages, without regard to the Cap or the Deductible. Amounts payable for Damages suffered or incurred by a Buyer Indemnified Party resulting from or arising out of a claim under Section 10.2 shall be paid first from the Restricted Account and then the Seller (and the Company if such claim relates to an event or occurrence that arises prior to the Closing); provided, however, that amounts payable for Damages suffered or incurred by a Buyer Indemnified Party resulting from or arising out of a claim for fraud or willful misrepresentation, or under Section 10.2(b) (related solely to a breach of any covenant contained in Sections 6.3, 6.8, 6.9, 6.10, 6.13, 6.14 or 7.3), under
Section 10.2(c), or under Section 10.2(d) shall be paid first by the Seller (and the Company if such claim relates to an event or occurrence that arises prior to the Closing) and then from the Restricted Account; provided, further, however, that the Buyer Indemnified Parties may choose to seek payment first from the Restricted Account prior to seeking payment from the Seller (and the Company if such claim relates to an event or occurrence that arises prior to the Closing).

     10.6 OTHER INDEMNIFICATION PROVISIONS.

          (a) The Seller shall not be entitled to seek recovery, pursuant to any theory of subrogation, contribution or otherwise, of any Damages payable to the Company or any other party to be indemnified under this Article 10.

          (b) Notwithstanding any other provision hereof or of any applicable law, no party to be indemnified will be entitled to make a claim for Damages against an indemnifying party hereunder, to the extent that the party to be indemnified had a reasonable opportunity, but failed in good faith to attempt to mitigate any Damages, including, but not limited to, the failure to use commercially reasonable efforts to recover under a policy of insurance.

          (c) The amount of any Damages payable pursuant to this Article 10 will be net of (i) any federal income Tax benefits realized by the party to be indemnified as a result of the Damages, (ii) any insurance proceeds actually received by the party to be indemnified in connection with the circumstances giving rise to the claim but less the amount of any increase in the premiums for the insurance policy or policies under which the payment of insurance proceeds was made and which is attributable to the payment of such Damages, and (iii) recoveries from third parties actually received by the party to be indemnified. If the indemnifiable loss is covered by insurance or subject to third party recoveries, the party to be indemnified shall use reasonable efforts to recover the amount of coverage or claim from such insurer or third party. For purposes of this Article 10, a federal income Tax benefit means the reduction of federal income Tax liabilities resulting from an increase in deductions, losses or tax credits or a decrease in the income, gains or recapture of tax credits that the party to be indemnified would have reported or taken into account in the current taxable year or a future taxable period subsequent to the Closing Date. For purposes of this Article 10, a federal income Tax benefit will be treated as realized when it reasonably will result in a reduction in the amount of cash actually paid by the party to be indemnified with respect to its the federal income Taxes for the current taxable period

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or year or in any federal income tax return with respect thereto or where it increases other losses, deductions, credits or items available to the party to be indemnified with respect to its the federal income Taxes for the current taxable period or year or in any federal income tax return with respect thereto. To the extent such federal income Tax benefit does not give rise to a currently realizable federal income Tax benefit, but does give rise to a future federal income Tax benefit subsequently realized by the party to be indemnified, then such party shall refund to the indemnifying party the amount of such federal income Tax benefit when, as, and if realized.

          (d) Notwithstanding anything to the contrary herein, no party shall be liable to another for consequential damages, lost profits, punitive or exemplary damages.

          (e) The Seller and the Buyer agree to treat any indemnity payments pursuant to this Article 10 of this Agreement as an adjustment to the Purchase Price for all United States federal, state, local and foreign Tax purposes, unless specifically otherwise required by applicable law.

          (f) From and after the Closing, except for injunctive action or other equitable remedies, the provisions of this Article 10 shall be the exclusive remedy of the Parties hereto and their respective directors, officers, partners, employees, agents and representative for a breach of this Agreement or any certificate or other document delivered in connection herewith and for monetary damages arising under this Agreement or any other document delivered in connection herewith.

                                   ARTICLE 11
                                   TAX MATTERS

     The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing
Date:

     11.1 RESPONSIBILITY FOR FILING TAX RETURNS FOR PERIODS THROUGH CLOSING DATE. The Seller shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation
Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, the Seller shall cause the Company and its Subsidiaries to join in the Seller's consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Buyer shall have the right to review and comment on any such separate Tax Returns and, with respect to a consolidated federal income Tax Return of the Seller, that portion of such return that relates to the Company or its Subsidiaries, as prepared by the Seller and the Seller shall make such changes to such Tax Returns as reasonably suggested by the Buyer. The Seller shall deliver the a copy of such Tax Returns on or before thirty (30) days prior to the applicable due date of any such Tax Return and prior to filing such Tax Return. The Buyer shall deliver all such comments in writing to the Seller not later than ten (10) Business Days after delivery of the Tax Returns from the Seller. To the extent the Buyer and the Seller disagree as to the amount of taxable income (or loss) to be included in the Seller's income Tax

Return, the Seller and the Buyer agree that such Tax Return shall be submitted to a mutually agreed upon independent certified accounting firm. Any determination by the accounting firm shall be binding on the parties as to the amount of taxable income (or loss) to be included in the Seller's consolidated federal or state income Tax Return for the period ending as of the Closing Date. The cost of such accounting firm shall be shared equally by the Seller and the Buyer. The Buyer shall cause the Company and its Subsidiaries to furnish information to the Seller as reasonably requested by the Seller to allow the Seller to satisfy its obligations under this section in accordance with past custom and practice. The Company and its Subsidiaries and the Buyer shall consult and cooperate with the Seller as to any elections to be made on returns of the Company and its Subsidiaries for periods ending on or before the Closing Date. The Buyer shall cause the Company and its Subsidiaries to file income Tax Returns or shall include the Company and its Subsidiaries in its combined or consolidated income Tax Returns for all periods other than periods ending on or before the Closing Date.

     11.2 CLOSING OF THE BOOKS. The Seller, the Company and the Buyer agree that no election shall be made by either the Seller, the Company or the Buyer under Treasury Regulation Section 1.1502-76(b)(2)(ii) with respect the calculation of the Company's taxable income for any period included within the Tax Returns filed or to be filed for any Pre-Closing Tax Period or Straddle Tax Period. Each of the Seller and the Company agree that by reason of not making the election under Treasury Regulation Section 1.1502-76(b)(2)(ii), the Seller shall cause the Tax Returns filed or to be filed for any Pre-Closing Tax Period or Straddle Tax Period to be prepared on the basis of an actual book cutoff (i.e. a closing of the books). The Seller and the Buyer agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after the Buyer's acquisition of the Company Shares on the Buyer's federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

     11.3 STRADDLE TAX PERIODS. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Tax Period"), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Tax period beginning before and ending on the Closing Date (the "Pre-Closing Tax Period") shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Tax Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     11.4 RESPONSIBILITY FOR FILING TAX RETURNS. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date (other than income Tax Returns to be filed by the Seller pursuant to Section 11.1 hereof). All such tax returns that are filed for a taxable period ending on or before the Closing Date or for a Straddle Tax Period shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. With respect to

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any such Tax Returns, the Seller shall have the right to review and comment on such Tax Returns and the Buyer shall make such changes to such Tax Returns as are reasonably requested by the Seller. The Buyer shall deliver a copy of such Tax Returns to Seller on or before thirty (30) days prior to the applicable due date of any such Tax Return and prior to filing such Tax Return. The Seller shall deliver all such comments in writing to the Buyer not later than ten (10) Business Days after the delivery of the Tax Returns from the Buyer. To the extent that the Seller and the Buyer disagree on the content of a Tax Return, the Seller and Buyer agree that such Tax Return shall be submitted to mutually agreed upon independent certified public accounting firm, whose determination shall be binding on the parties. The costs of such accounting firm shall be shared equally by the Seller and the Buyer.

     11.5 COOPERATION ON TAX MATTERS.

          (a) The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Article 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, the Company or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(ii) to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, the Company or the Seller, as the case may be, shall allow the Buyer to take possession of such books and records.

          (b) The Buyer, the Company and the Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c) The Buyer, the Company and the Seller further agree, upon request, to provide the other Parties with all information that any Party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     11.6 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     11.7 AUDIT. The Seller shall allow the Company and its counsel to participate at the Company's expense (which expense shall not be borne by the Seller) in any audit of the Seller's consolidated federal income Tax Returns and, to the extent applicable, state consolidated, combined or unitary income Tax Returns, to the extent such audits relate to the Company and its Subsidiaries. The Seller shall control such audits. The Seller shall not, however, settle any such audit in a manner that would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

     11.8 REFUNDS. The Seller shall immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of post-acquisition Tax attribute of any of the Company and its Subsidiaries into the Seller's consolidated Tax Return, when such refund (or reduction) is realized by the Seller's group. At the Buyer's request, the Seller will cooperate with the Company and its Subsidiaries in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. This Section 11.8 is limited to those post-acquisition Tax attributes as to which the Company and it Subsidiaries cannot elect to waive a carryback. Any Tax attributes carried back by the Company and its Subsidiaries will be considered to produce a refund (or reduced liability) only after all Tax attributes of the Seller and other members of the Seller's group have been used or deemed used (in the case of any such Seller group attribute that could have been used in the absence of the carryback). The Buyer agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise to the extent such disallowance eliminated a refund that the Buyer had previously paid to Buyers pursuant to this Section 11.8.

     11.9 TAX SHARING. All tax-sharing agreements or similar arrangements with respect to or involving the Company and its Subsidiaries, including, without limitation, the Tax Sharing Agreement, shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

     11.10 POST-CLOSING ELECTIONS. At the Seller's request, the Buyer shall cause any of the Company and its Subsidiaries to make or join with the Seller in making any election if the making of such election will not have an adverse impact on the Buyer or any of the Company and its Subsidiaries for any post-acquisition Tax period.

                                   ARTICLE 12
                                   TERMINATION

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, notwithstanding approval thereof by the stockholders of the
Seller:

          (a) By mutual written consent duly authorized by the boards of directors of the Buyer and the Seller;

          (b) By either the Buyer or the Seller if the Closing shall not have occurred on or before June 1, 2006; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

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          (c) By either the Buyer or the Seller, if a court of competent jurisdiction or Governmental Body shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated herein;

          (d) By either the Buyer or the Seller, if, at the Seller Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Seller to approve and adopt this Agreement shall not have been obtained;

          (e) By the Buyer, if the board of directors of the Seller or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the transactions contemplated herein, (ii) failed to present and recommend the approval and adoption of this Agreement to the stockholders of the Seller, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to the Buyer, its recommendation or approval of this Agreement or the transactions contemplated hereby, (iii) failed to mail the Proxy Statement to the stockholders of the Seller within five (5) Business Days of when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of the Seller vote in favor of the adoption of this Agreement), (iv) entered, or caused the Seller or the Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal other than the transactions contemplated herein, (v) taken any other action prohibited by Section 6.16, or (vi) resolved or announced its intention to do any of the foregoing;

          (f) By the Buyer, if the Buyer is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Seller or the Company herein become untrue or inaccurate such that Section 8.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(f)), or (ii) there has been a breach on the part of the Seller or the Company of any of its covenants or agreements contained in this Agreement such that Section 8.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(f), with the Parties hereto acknowledging that a breach of the Seller's and/or the Company's covenants contained in Section 6.10(a) with respect to obtaining the Buyer's consent to transfer assets structured as a "gain on sale" or pursuant to a whole loan sale shall be deemed to mean that
Section 8.2 would not be satisfied), and, in both case (i) and case (ii), such breach (if curable) has not been cured thirty (30) days after notice to the Seller;

          (g) By the Seller, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Buyer herein become untrue or inaccurate such that Section 9.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(g)), or (ii) there has been a breach on the part of the Buyer of any of its covenants or agreements contained in this Agreement such that Section 9.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 12.1(g)), and such breach (if curable) has not been cured within thirty (30) days after notice to the Buyer;

          (h) By the Buyer, if (i) any change, occurrence, development, or series of changes, occurrences or developments (whether related or unrelated) shall have occurred, been threatened or become known to the Buyer that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company, its Subsidiaries, or any of their businesses, or (ii) there shall have been a material adverse development in any pending litigation that, in the reasonable good faith judgment of the Buyer, after consultation with legal counsel, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company, its Subsidiaries, or any of their businesses;

          (i) By the Seller, pursuant to the terms of Section 12.3(d);

          (j) By the Seller, in connection with entering into an agreement in accordance with Section 6.16(c), provided the Seller and the Company have complied with all provisions thereof, including the notice provisions therein; or

          (k) By the Buyer, upon written notice to the Seller, if (i) the Buyer or any of its affiliates has received any request for additional information from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and the Buyer determines, in its sole discretion, that complying with such request would be burdensome to the Buyer, or (ii) the Federal Trade Commission or the Antitrust Division of the Department of Justice has affirmatively denied the requisite approvals under the HSR Act necessary for the consummation of the transactions contemplated herein.

     12.2 EFFECT OF TERMINATION. Except as provided in this Section 12.2, in the event of the termination of this Agreement pursuant to Section 12.1, this Agreement (other than this Sections 12.2, Section 12.3 and Article 13, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of the Buyer, the Seller or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party hereto will cease, except that, subject to Section 12.3, nothing herein will relieve any party from Liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

     12.3 FEES, EXPENSES AND OTHER PAYMENTS.

          (a) Except as set forth in this Section 12.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated herein are consummated; provided, however, that the Buyer and the Seller shall share equally all fees payable in connection with filings made under the HSR Act.

          (b) If (i) the Buyer shall terminate this Agreement pursuant to
Section 12.1(b), Section 12.1(d) or Section 12.1(f) and, within nine (9) months of such termination, the Seller enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, (ii) the Buyer shall terminate this Agreement pursuant to Section 12.1(e) or (iii) the Seller shall terminate this Agreement pursuant to Section 12.1(j); then in each case the Seller shall promptly, but in no event later than two (2) Business Days after the date of such termination (or in the case of clause (i), if later, the date the Company or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal), pay the Buyer an amount equal to $2.5 million by wire transfer of immediately available funds. The payment of such amount by the Seller, along with the payment of any amounts owing pursuant to the terms of Section 12.3(c), shall be in satisfaction of all amounts and claims that the Buyer may have for any breach of any representation, warranty, covenant or agreement contained herein or in any documents executed in connection herewith.

          (c) If this Agreement is terminated by the Buyer pursuant to Section 12.1(b) (and within nine (9) months of such termination, the Seller enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal), Section 12.1(d), Section 12.1(e) or Section 12.1(f) or by the Seller pursuant to Section 12.1(j), then the Seller shall reimburse the Buyer for all its Expenses not later than two (2) Business Days after the date of such termination (or in the case of a termination pursuant to Section 12.1(b), within two (2) Business Days after entering into such definitive agreement).

          (d) If, on or before June 1, 2006, all of the conditions to the Buyer's obligations to effect the transactions contemplated herein set forth in
Article 8 have been satisfied in full and this Agreement has not otherwise been terminated pursuant to Section 12.1, and the Buyer shall fail or refuse to consummate the transactions contemplated herein, then two (2) Business Days after receipt of written notice from the Seller stating that all conditions set forth in Article 8 have been satisfied in full and a demand being made to consummate the transactions contemplated herein, this Agreement shall be deemed to be terminated by the Seller and the Buyer shall pay to the Seller an amount equal to $2.5 million in immediately available funds plus Expenses. The payment of such amount by the Buyer shall be in satisfaction of all amounts and claims that the Seller or the Company may have for any breach of any representation, warranty, covenant or agreement contained herein or in any documents executed in connection herewith.

          (e) As used in this Agreement, the term "Expenses" shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives, not in excess of $250,000.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other Parties, which approval shall not be unreasonably withheld or delayed; provided, however, that each of the Seller, the Company, and the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will provide the other Parties to this Agreement with a draft of the proposed disclosure sufficiently in advance to permit such other Parties to provide comments to the disclosure and the disclosing Party will revise such disclosure to reflect all reasonable comments before making the disclosure).

     13.2 NO THIRD PARTY BENEFICIARIES. Notwithstanding any other provision or obligation herein to the contrary, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     13.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein), and that certain letter agreement, dated as of June 1, 2005, by and between the Seller and ACC, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     13.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its directly or indirectly owned Subsidiaries and (b) designate one or more of its directly or indirectly owned Subsidiaries to perform its obligations hereunder.

     13.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     13.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:  Bay View Capital Corporation
                        1840 Gateway Drive
                        San Mateo, CA 94404
                        Attn: Charles G. Cooper

     If to the Company: Bay View Acceptance Corporation
                        1840 Gateway Drive
                        San Mateo, CA 94404
                        Attn: Charles G. Cooper

     Copy to:           Patton Boggs LLP
                        2001 Ross Avenue
                        Suite 3000
                        Dallas, Texas 75201
                        Attn: Larry A. Makel, Esq.

                              David P. McLean. Esq.

     If to the Buyer:   AmeriCredit Corp.
                        801 Cherry Street
                        Suite 3900
                        Fort Worth, Texas 76102
                        Attn: Preston A. Miller

     Copy to: Jenkens & Gilchrist, A Professional Corporation 1445 Ross Avenue, Ste. 3700
                        Dallas, Texas 75202
                        Attn: L. Steven Leshin, Esq.
                              Gregory J. Schmitt, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     13.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

     13.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     13.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     13.11 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     13.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     13.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.14 below), in addition to any other remedy to which they may be entitled, at law or in equity.

     13.14 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.7 above. Nothing in this Section 13.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     13.15 AMERICREDIT CORP. GUARANTY. AmeriCredit Corp. guarantees the performance of the Buyer's obligations under this Agreement and any other agreements executed by the Buyer pursuant hereto.

      [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, the undersigned parties have hereunto duly executed this Agreement as of the date first written above.

                                        BUYER:

                                        AMERICREDIT FINANCIAL SERVICES, INC.


                                        By: /s/ Preston A. Miller
                                            ------------------------------------
                                        Name: Preston A. Miller
                                        Title: Executive Vice President and
                                               Chief Operating Officer -
                                               Originations


                                        SELLER:

                                        BAY VIEW CAPITAL CORPORATION


                                        By: /s/ Charles G. Cooper
                                            ------------------------------------
                                        Name: Charles G. Cooper
                                        Title: President and Chief Executive
                                               Officer


                                        COMPANY:

                                        BAY VIEW ACCEPTANCE CORPORATION


                                        By: /s/ John Okubo
                                            ------------------------------------
                                        Name: John Okubo
                                        Title: Chief Financial Officer


                                        GUARANTOR:

                                        AMERICREDIT CORP.


                                        By: /s/ Preston A. Miller
                                            ------------------------------------
                                        Name: Preston A. Miller
                                        Title: Executive Vice President and
                                               Chief Operating Officer -
                                               Originations

                                    EXHIBIT A

                        INDEMNITY JOINT ACCOUNT AGREEMENT

     This INDEMNITY JOINT ACCOUNT AGREEMENT (this "Agreement") dated as of this ____ day of _____________, 200__, is made and entered into by and between AmeriCredit Financial Services, Inc., a Delaware corporation (the "Buyer"), and Bay View Capital Corporation, a Delaware corporation (the "Seller").

                                    RECITALS

     WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November ___, 2005 (the "Purchase Agreement"), by and among Seller, Buyer, and Bay View Acceptance Corporation, a Nevada corporation, Seller has agreed to sell and Buyer has agreed to purchase all of the outstanding capital stock of Bay View Acceptance Corporation;

     WHEREAS, Section 2.3(b) and 2.4(b) of the Purchase Agreement provide that, at the Closing, Buyer shall deliver certain amounts to a restricted account in the name of Seller, which shall have Buyer as a joint signatory thereto, under the terms of an Indemnity Joint Account Agreement; and

     WHEREAS, this is the Indemnity Joint Account Agreement contemplated by the Purchase Agreement;

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein made, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Restricted Account. Upon the execution of this Agreement, there shall be jointly established by Buyer and Seller with ________________________ (the "Bank") a restricted account in Seller's name (the "Restricted Account") into which there shall be deposited (a) the Restricted Amount and (b) any amounts in dispute related to the calculation of Estimated Net Book Value pursuant to
Section 2.4(b) of the Purchase Agreement (the "Disputed Amount"). The Restricted Amount and the Disputed Amount are sometimes collectively referred to herein as the "Escrowed Amount." Seller and Buyer shall be co-signers on the Restricted Account, and all withdrawals from the Restricted Account shall require the signatures of both Seller and Buyer. Throughout the term of this Agreement, the Escrowed Amount, less any amounts distributed therefrom during the term of this Agreement, shall be maintained as a part of the Restricted Account. Seller may invest or reinvest the Escrowed Amount only in (i) direct obligations of or obligations fully guaranteed by the United States of America or any agency or instrumentality thereof which have a maturity date of 90 days or less and (ii) money market funds investing primarily in the obligations described in item (i). Bank shall be instructed to mail hard copies of the monthly account statements concerning the Restricted Account to both Buyer and Seller.

     2. Receipts and Disbursements Associated with Escrowed Amount.

          (a) Interest accruing on the Escrowed Amount, net of fees, shall be paid to Seller. Such interest shall be reportable under Seller's federal tax identification number (___________) by way of IRS Form 1099 or other appropriate forms.

          (b) (i) Claims for indemnification made pursuant to Article 10 of the Purchase Agreement to be paid from the Restricted Amount shall be made on or prior to the expiration of the Survival Period (the "Indemnity Termination Date"). Buyer shall give a written notice (a "Notice") to Seller specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") which could reasonably be expected to result in Damages for which indemnification to Buyer Indemnified Parties has been provided under the Purchase Agreement (the "Indemnification Amount"). If Seller gives notice to Buyer disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Seller of a Notice regarding such Claim, such Claim shall be resolved as provided in this
Section 2(b). If no Counter Notice is received by Buyer within such thirty (30) day period, then the Indemnification Amount claimed by Buyer in the Notice shall be deemed established for purposes of this Agreement, and, at the end of such thirty (30) day period, Seller and Buyer shall promptly cause to be returned to Buyer from the Restricted Amount an amount equal to the Indemnification Amount as claimed in the Notice.

          (ii) If a Counter Notice is given by Seller with respect to a Claim, Seller and Buyer shall disburse the appropriate amount from the Restricted Amount only in accordance with (A) joint written instructions of Buyer and Seller, (B) the written award of the arbitrators pursuant to this Section 2(b), or (C) a final judgment with no further right to appeal, upon an award rendered by a court of competent jurisdiction.

          (iii) If Buyer and Seller are unable to resolve any dispute within thirty (30) days of Seller's delivery of a Counter Notice, such dispute shall be resolved by final and binding arbitration in Dallas, Texas pursuant to the Commercial Rules of the American Arbitration Association as in effect from time to time. The parties agree that any party requesting arbitration of any dispute under this section must give formal written notice of the party's demand for arbitration. The parties further agree that each party may be represented by counsel in any proceeding under this section, and that all expenses and fees incurred in connection with any proceeding under this section shall be paid by the non-prevailing party (as determined by the arbitrators). Each party to this Agreement consents, on behalf of itself and its respective successors and assigns, to such binding arbitration in accordance with the terms of this section. The duty to arbitrate will survive the termination of this Agreement.

          (iv) In the event that (A) Seller and Buyer reach a settlement with respect to any Claim made by Buyer pursuant to this Section 2(b), or (B) the arbitrators determine the amount of any such Claim pursuant to Section 2(b)(iii), Buyer and Seller shall jointly cause to be disbursed from the Restricted Amount the appropriate amount to Buyer.

          (c) Upon the final determination of the Closing Net Book Value pursuant to Section 2.5 of the Purchase Agreement, if (i) the Closing Net Book Value is less than the Estimated Net Book Value, then Buyer and Seller shall jointly cause to be disbursed from the Disputed Amount the appropriate amount to Buyer, and (ii) the Closing Net Book Value is greater than the Estimated Net Book Value, then Buyer and Seller shall jointly cause to be disbursed from the Disputed Amount the appropriate amount to Seller, all pursuant to the terms of Section 2.6 of the Purchase Agreement.

     3. TERMINATION OF RESTRICTED ACCOUNT.

          (a) On the second Business Day following the Indemnity Termination Date and subject to Section 3(b) of this Agreement, unless any Claims have previously been asserted by delivery of a Notice under Section 2(b) and continue to be pending, Buyer and Seller shall promptly cause to be disbursed the remaining Restricted Amount to Seller. If, as of the Indemnity Termination Date, any Claims have previously been asserted by delivery of a Notice under Section 2(b) prior to the Indemnity Termination Date and then continue to be pending, Buyer and Seller shall cause to be disbursed to Seller an amount equal to the remaining Restricted Amount less an amount having an aggregate value equal to the maximum amount of all such pending Claims under Section 2(b) (as shown in the Notices relating to such Claims, the "Indemnity Holdback Amount").

          (b) From and after the Indemnity Termination Date, each Claim that has been previously asserted prior to the Indemnity Termination Date by delivery of a Notice under Section 2(b) and continues to be pending on the Indemnity Termination Date ("Pending Claims"), and for which an amount was included in the Indemnity Holdback Amount, shall be treated as follows:

               (i) if a Counter Notice relating to such Pending Claim was not delivered by Seller prior to the Indemnity Termination Date and is not delivered by Seller within the applicable period following receipt by Seller of the Notice relating to such Pending Claim, then Buyer and Seller shall promptly cause to be disbursed to Buyer such amount of the Restricted Amount equal to the amount claimed in the Notice relating to such Pending Claim from the Indemnity Holdback Amount; and

               (ii) if a Counter Notice relating to such Pending Claim was delivered by Seller prior to the Indemnity Termination Date or is delivered by Seller within the applicable period following receipt by Seller of the Notice relating to such Pending Claim, then Buyer and Seller shall cause to be disbursed amounts from the Restricted Amount in accordance with the provisions of Section 2(b) of this Agreement.

     4. Fee. Any fees charged by Bank on the Restricted Account shall be payable by Seller from the income earned on the Restricted Amount or from Seller's other sources.

     5. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Seller:   Bay View Capital Corporation

                     1840 Gateway Drive
                     San Mateo, CA 94404
                     Attn: Charles G. Cooper

     Copy to:        Patton Boggs LLP
                     2001 Ross Avenue
                     Suite 3000
                     Dallas, Texas 75201
                     Attn: Larry A. Makel, Esq.
                           David P. McLean, Esq.

     If to Buyer:    AmeriCredit Corp.
                     801 Cherry Street
                     Suite 3900
                     Fort Worth, Texas 76102
                     Attn: Preston A. Miller

     Copy to: Jenkens & Gilchrist, A Professional Corporation 1445 Ross Avenue, Ste. 3700
                     Dallas, Texas 75202
                     Attn: L. Steven Leshin, Esq.
                           Gregory J. Schmitt, Esq.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     6. Miscellaneous.

     (a) All capitalized terms that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

     (b) This Agreement (including the documents referred to herein), constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party hereto; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its directly or indirectly owned Subsidiaries and (ii) designate one or more of its directly or indirectly owned Subsidiaries to perform its obligations hereunder.

     (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (e) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

     (g) No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (h) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (i) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     (j) Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 6(k) below), in addition to any other remedy to which they may be entitled, at law or in equity.

     (k) Each of the parties submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5 above. Nothing in this Section 6(k), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                         [Signatures on following page]

     IN WITNESS WHEREOF, the undersigned Parties have hereto duly executed this Indemnity Joint Account Agreement as of the date first written above.

                                        BUYER:

                                        AMERICREDIT FINANCIAL SERVICES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        SELLER:

                                        BAY VIEW CAPITAL CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT B

                          TRANSITION SERVICES AGREEMENT

     THIS TRANSITION SERVICES AGREEMENT (the "Services Agreement"), dated as of _________, 200__, by and among AmeriCredit Financial Services, Inc., a Delaware corporation (the "Buyer"), Bay View Acceptance Corporation, a Nevada corporation (the "Company"), and Bay View Capital Corporation (the "Seller," and together with Buyer and the Company, the "Parties").

                                    RECITALS

     WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November ____, 2005 (the "Purchase Agreement"), by and among Seller, Buyer, and the Company, Seller has agreed to sell and Buyer has agreed to purchase all of the outstanding capital stock of the Company;

     WHEREAS, pursuant to the Purchase Agreement, Seller, Buyer and the Company have agreed to execute and deliver this Services Agreement;

     WHEREAS, Buyer and the Company desire to engage the Seller to provide Buyer and the Company with certain transition support services, and Seller desires to perform such services for Buyer and the Company in accordance with the terms and conditions set forth herein; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meaning given to such terms in the Purchase Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

                                   ARTICLE 1

    PROVISION OF THE SERVICES; ACCESS TO PREMISES FOR CERTAIN PURPOSES; TERM

          Provision of Services.

          (a) Subject to the other terms and conditions of this Services Agreement, during the Term (as defined herein), Seller shall provide, or cause one or more of its wholly-owned direct and indirect subsidiaries to provide, to the Buyer and the Company the services set forth on Exhibit A attached hereto. The Parties shall negotiate in good faith the scope and duration of such services, which duration shall not be in excess of the Term. For purposes of this Services Agreement, "Transition Services" shall mean collectively all of the services provided by Seller hereunder. The Parties shall negotiate in good faith the cost of the Services, which shall take into account the market conditions and scope of the Services.

          (b) Seller, Buyer and the Company shall cooperate reasonably and in good faith to implement the Services Agreement during the transition period to avoid disruption of the Company's business operations during the transition period.

          (c) Buyer and the Company shall make available on a timely basis to Seller all information reasonably requested or otherwise required by Seller to provide the Transition Services. Buyer and the Company shall give Seller reasonable access, during regular business hours and at such other times as are reasonably required, to its premises for the purposes of providing the Transition Services.

          (d) The Parties shall use commercially reasonable efforts to comply with all federal and state laws and regulations in the performance of their duties and obligations hereunder, including, without limitation, any federal and state laws affecting the automobile finance business.

          (e) This Services Agreement shall commence on the Closing Date and shall continue as long as the latest duration of any Service negotiated by the Parties hereunder (the "Term"), but in no event longer than six (6) months after the Closing Date (the "Termination Date"); provided, however, that Buyer and the Company may terminate any individual Service prior to the expiration of the Term.

                                    ARTICLE 1

              SCOPE OF PERFORMANCE; INDEPENDENT CONTRACTOR; PAYMENT

          (a) Unless otherwise agreed by the Parties, the Transition Services shall be performed by Seller for Buyer and the Company in a substantially similar manner to the manner in which such Services were generally performed by Seller in connection with the operation of the Company's business prior to the date of this Services Agreement, and the Company shall use such Transition Services for substantially the same purposes and in substantially the same manner as the Company had used such Services to operate the Company's business prior to the date hereof.

          Each Party shall operate as, and have the status of, independent arms' length contractors and shall not act as or be a partner, agent, co-venturer or employee of the other Party. Except as reasonably necessary to perform the Transition Services, neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

          Fees.

          (a) With respect to each of the Transition Services, Buyer or the Company shall pay to Seller the monthly charge for such Transition Service that is negotiated between the Parties, together with any reasonably incurred third party expenses (which Seller shall provide reasonable advance notice to the Company of, prior to incurring such third party expenses), within thirty (30) days from the date of invoice for the prior month's Transition Services.

          (b) An invoice will be rendered each month by Seller to Buyer and the Company on a monthly basis with respect to all amounts payable hereunder (the "Invoiced Amount"), listing the Transition Services provided and the amount payable hereunder for providing the Transition Services. Buyer or the Company shall pay the Invoiced Amount to Seller by wire transfer.

          Disclaimer of Warranty. SUBJECT TO SECTION 2.1(a), SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES PROVIDED HEREUNDER.

          Limitation on Remedies. NOTWITHSTANDING THE FORUM IN WHICH ANY CLAIM OR ACTION MAY BE BROUGHT OR ASSERTED OR THE NATURE OF ANY SUCH CLAIM OR ACTION, IN NO EVENT SHALL SELLER OR ITS SUBSIDIARIES BE LIABLE TO THE BUYER OR THE COMPANY IN CONNECTION WITH OR ARISING OUT OF SELLER PROVIDING THE TRANSITION SERVICE SPECIFIED IN THIS SERVICES AGREEMENT IN AN AMOUNT WHICH SHALL EXCEED THE LESSER OF (A) THE AMOUNT OF THE CLAIM, OR (B) THE MONTHLY PAYMENT MADE FOR THE TRANSITION SERVICE GIVING RISE TO SUCH CLAIM OR ACTION.

                                    ARTICLE 1

                                   LIABILITIES

          Consequential and Other Damages. Neither Seller nor its subsidiaries shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any indirect, special, consequential or punitive damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Transition Service hereunder, including but not limited to, loss of profits, business interruptions and claims of customers.

          Release and Indemnity.

          (a) Except as specifically set forth in this Services Agreement, Buyer and the Company hereby release Seller, its subsidiaries, employees, agents, shareholders, officers and directors ("Seller's Indemnitees") and without limitation of any other rights and remedies available to Seller at law or in equity or pursuant to any other agreement agrees to indemnify and hold harmless the Seller's Indemnitees, from any and all claims, demands, complaints, liabilities, losses, damages (other than indirect, incidental, consequential or punitive damages of the Seller's Indemnitees), and all reasonable costs and expenses arising from or relating to the provision or use of the Transition Services provided hereunder pursuant to this Services Agreement to the extent not arising from the gross negligence or willful misconduct of the Seller. The foregoing indemnification shall be the sole remedy of the Seller's Indemenitees hereunder for any third-party claims. Buyer shall control the defense and settlement of any such claims, and shall not be liable for any settlement of any claim by a Seller Indemnitee without the consent of Buyer. The Seller's Indemnitees shall cooperate with Buyer and the Company with respect to such claims.

          (b) Without limitation of any other provision of this Services Agreement or any other rights and remedies available to Buyer or the Company at law or in equity pursuant to any other agreement, Seller covenants and agrees to indemnify and hold harmless Company, and each of its employees, agents, shareholders, officers and directors ("Buyer's Indemnitees"), from any and all claims, demands, complaints, liabilities, losses, damages (other than indirect, incidental, consequential or punitive damages of the Buyer's Indemnitees), and all reasonable costs and expenses arising from or relating to the gross negligence and willful misconduct of Seller in connection with the provision of the Transition Services. The foregoing indemnification shall be the sole remedy of the Buyer's Indemenitees hereunder for any third-party claims. Seller shall control the defense and settlement of any such claims, and shall not be liable for any settlement of any claim by a Buyer Indemnitee without the consent of Seller. The Buyer's Indemenitees shall cooperate with Seller with respect to such claims.

                                    ARTICLE 1

                                   TERMINATION

          Breach of Services Agreement. If any Party shall cause or suffer to exist any breach of any of its obligations under this Services Agreement, and said Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party may terminate this Services Agreement, including the provision of the Services pursuant hereto, immediately by providing written notice of termination.

          Effect of Termination. Sections 2.2, 2.3, 3, 4.2, and 5 shall survive any termination of this Services Agreement.

                                    ARTICLE 1

                                  MISCELLANEOUS

          Entire Agreement. This Services Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the Transition Services.

          Succession and Assignment. This Services Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Seller may (a) assign any or all of its rights and interests hereunder to one or more of its directly or indirectly owned Subsidiaries and (b) designate one or more of its directly or indirectly owned Subsidiaries to perform its obligations hereunder; provided, further, however, that such assignment or delegation shall not relieve Seller of any of its obligations hereunder.

          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:    Bay View Capital Corporation
                          1840 Gateway Drive
                          San Mateo, CA 94404
                          Attn: Charles G. Cooper

     Copy to:             Patton Boggs LLP
                          2001 Ross Avenue
                          Suite 3000
                          Dallas, Texas 75201
                          Attn: Larry A. Makel, Esq.
                                David P. McLean, Esq.

     If to the Buyer:     AmeriCredit Corp.
                          801 Cherry Street, Suite 3900
                          Fort Worth, Texas 76102
                          Attn: Preston A. Miller

     If to the Company:   Bay View Acceptance Corporation
                          801 Cherry Street, Suite 3900
                          Fort Worth, Texas 76102
                          Attn: Preston A. Miller

     Copy to: Jenkens & Gilchrist, A Professional Corporation 1445 Ross Avenue, Ste. 3700
                          Dallas, Texas 75202
                          Attn: L. Steven Leshin, Esq.
                                Gregory J. Schmitt, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          Governing Law. This Services Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

          Amendments and Waivers. No amendment of any provision of this Services Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          Severability. Any term or provision of this Services Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Services Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          Specific Performance. Each of the Parties acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Services Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Services Agreement and to seek enforcement of this Services Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

          Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Dallas County, Texas, in any action or proceeding arising out of or relating to this Services Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Services Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.5 above. Nothing in this Section 5.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

IN WITNESS WHEREOF, the undersigned Parties have hereto duly executed this Services Agreement as of the date first written above.

                                        AMERICREDIT FINANCIAL SERVICES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BAY VIEW ACCEPTANCE CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BAY VIEW CAPITAL CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

                                     SERVICE

Financial Services (Finance/Accounting)
   1. Controller functions
   2. Accounting data & systems mgmt functions
   3. Accounts payable
   4. Accounts receivable
   5. Treasury functions

IT Support Services
   1. Data and telephone network infrastructure support
   2. Hardware and software technical support for data and voice systems and applications
   3. Help desk

Operations Support
   1. Office facilities and maintenance

Human Resources Support

                                    EXHIBIT C

                Opinion of Counsel to the Seller and the Company

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada, has the requisite corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as, to our knowledge, it is now being conducted and, to our knowledge, is in good standing and duly qualified to conduct business as a foreign corporation in each jurisdiction listed on Annex A hereto.

     2. Each of the Subsidiaries of the Company is an entity validly existing and in good standing under the laws of the state of its incorporation or formation, has the requisite corporate or other power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as, to our knowledge, it is now being conducted and, to our knowledge, is in good standing and duly qualified to conduct business as a foreign corporation or entity in each jurisdiction listed on Annex B.

     3. The Seller has requisite corporate power and authority to execute and deliver the Purchase Agreement and the other agreements related thereto to which it is a signatory and to consummate the transactions contemplated therein. The Agreement and the other agreements related thereto to which the Seller is a signatory have been duly authorized, executed and delivered by the Seller and each such agreement is a valid and binding obligation of the Seller, enforceable in accordance with its.

     4. The Company has requisite corporate power and authority to execute and deliver the Purchase Agreement and the other agreements related thereto to which it is a signatory and to consummate the transactions contemplated therein. The Agreement and the other agreements related thereto to which the Company is a signatory have been duly authorized, executed and delivered by the Company and each such agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

     5. (a) The authorized capital stock of the Company consists of 1,000 shares of stock, $.01 par value per share, all of which are designated as common stock. The Company Shares have been duly authorized and validly issued and to our knowledge, are fully paid and nonassessable. [Except as set forth in the Disclosure Schedule, ]there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock (other than the rights of the Buyer under the Purchase Agreement). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Shares. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Company's capital stock.

          (b) Each outstanding share of capital stock or other equity ownership interest of each of the Company's Subsidiaries has been duly authorized and validly issued and to our knowledge, is fully paid and nonassessable. Except as set forth in the Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company's Subsidiaries to issue, sell or otherwise cause to become outstanding any of such Subsidiary's capital stock; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary; (iii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any of the Company's Subsidiaries; and (iv) there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any of the capital stock of any of the Company's Subsidiaries.

     6. To our knowledge, there is not now pending any litigation of any kind or nature or any governmental or administrative investigation or proceeding to which the Company or any of its Subsidiaries is a party, except as disclosed in the Disclosure Schedule, or to which the Seller is a party and which, if determined adversely, could prevent the consummation of any of the transactions contemplated by the Purchase Agreement.

     7. Neither the execution and delivery of the Purchase Agreement or the other agreements related thereto by the Seller, nor the consummation of the transactions contemplated therein, will (a) violate any constitution, statute, regulation or rule applicable to the Seller, (b) violate the charter or bylaws of the Seller, or (c) except as could not reasonably be expected to result in a Material Adverse Effect on the Seller, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any of the agreements or contracts listed on Annex C.

     8. Neither the execution and delivery of the Purchase Agreement or the other agreements related thereto by the Company, nor the consummation of the transactions contemplated therein, will (a) violate any constitution, statute, regulation or rule applicable to the Company or any of its Subsidiaries, (b) violate any provision of the Company Certificate, Company Bylaws, Subsidiary Formation Documents or Subsidiary Governance Documents, or (c) except as set forth in the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Commitment, Securitization Agreement, Warehouse Agreement, or Derivative listed on Annex D.

     9. Other than as set forth in the Disclosure Schedule, no approval of or filing with any federal, state or local court, authority or administrative agency which has not been obtained or made is necessary to authorize the execution and delivery of the Purchase Agreement and the other agreements related thereto by the Seller or the Company.

     10. All corporate proceedings of the Seller necessary to effectuate the transactions contemplated by the Purchase Agreement and the other agreements related thereto have been duly taken in accordance with applicable Law.

     11. All corporate proceedings of the Company necessary to effectuate the transactions contemplated by the Purchase Agreement and the other agreements related thereto have been duly taken in accordance with applicable Law.

[FINAL OPINION WILL CONTAIN USUAL AND CUSTOMARY QUALIFICATIONS AND ASSUMPTIONS]

                                                                      Appendix E

                       [LETTERHEAD OF UBS SECURITIES LLC]

                                November 4, 2005

The Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Dear Members of the Board:

     We understand that Bay View Capital Corporation ("Bay View") proposes to enter into a Stock Purchase Agreement (the "Agreement") among AmeriCredit Financial Services, Inc. ("AFS"), a wholly owned subsidiary of AmeriCredit Corp. ("AmeriCredit"), Bay View and Bay View Acceptance Corporation, the primary subsidiary of Bay View ("BVAC" and, together with Bay View, the "Bay View Entities"), pursuant to which Bay View will sell to AFS all of the outstanding shares of the common stock, par value $0.01 per share, of BVAC (the "Transaction") for an aggregate purchase price of $62.5 million in cash (the "Purchase Price"), subject to adjustment as specified in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to Bay View of the Purchase Price to be received by Bay View in the Transaction.

     UBS Securities LLC ("UBS") has acted as financial advisor to Bay View in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided services to Bay View, BVAC, AmeriCredit, AFS and certain of their respective affiliates, and currently are providing services to an affiliate of AFS, unrelated to the proposed Transaction, for which UBS and its affiliates have received and expect to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of Bay View, AmeriCredit, AFS and certain of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors
Bay View Capital Corporation
Page 2
November 4, 2005

     Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to BVAC or the underlying business decision of Bay View to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Transaction. We have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the form of the Agreement we have reviewed, (ii) each of Bay View, BVAC and AFS will comply with all material terms of the Agreement and (iii) the Transaction will be consummated in accordance with its terms without adverse waiver or amendment of any material term or condition thereof. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Transaction.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to BVAC; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of BVAC that were provided to us by the managements of the Bay View Entities and not publicly available, including financial forecasts and estimates prepared by the managements of the Bay View Entities; (iii) conducted discussions with members of the senior managements of the Bay View Entities concerning the business and financial prospects of BVAC; (iv) performed a discounted cash flow analysis of BVAC in which we analyzed the future cash flows of BVAC using financial forecasts and estimates prepared by the managements of the Bay View Entities; (v) reviewed publicly available financial and stock market data with respect to certain companies that are generally in the industry in which BVAC operates; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions involving certain companies that are generally in the industry in which BVAC operates; (vii) reviewed a form of the Agreement made available to us on November 4, 2005; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, we contacted third parties to solicit indications of interest in the possible acquisition of BVAC and held discussions with certain of these parties prior to the date hereof.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information

The Board of Directors
Bay View Capital Corporation
Page 3
November 4, 2005

being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BVAC, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Bay View Entities as to the future financial performance of BVAC. As you are aware, the financial and operating characteristics of BVAC cause its financial results to have limited comparability, for valuation purposes, to those of other companies that we reviewed, and, accordingly, we have relied primarily on a discounted cash flow analysis of such forecasts and estimates for purposes of evaluating the fairness, from a financial point of view, of the Purchase Price. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be received by Bay View in the Transaction is fair, from a financial point of view, to Bay View.

     This opinion is provided for the benefit of the Board of Directors of Bay View in connection with, and for the purposes of, its consideration of the Transaction.

                                        Very truly yours,


                                        /s/ UBS SECURITIES LLC

                                        UBS SECURITIES LLC

                                                                      Appendix F

               Proposed Amendments to Bay View Capital Corporation
                          Certificate of Incorporation

     1. The following underscored language would be added at beginning of the first sentence of Section 4 of the Certificate of Incorporation:

          "Subject to Section 5 of the Certificate of Incorporation, stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws."

     2. The following Section 5 would be added to the Certificate of
Incorporation:

"Section 5. Transfer Restrictions

     (a) Certain Definitions. As used in this Section 5, the following terms have the following respective meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, if any shall hereafter be authorized and issued by the Corporation, (iii) warrants, rights, or options within the meaning of Section 1.382-2T(h)(4)(v) of the Treasury Regulations to purchase stock of the Corporation and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Section 1.382-2T(f)(18) of the Treasury Regulations.

     "Five-Percent Stockholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Section 1.382-2T(g)(1) of the Treasury Regulations.

     "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Section 1.382-2T(g), (h), (j) and (k) of the Treasury Regulations.

     "Person" means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

     "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited under this Section 5.

     "Restriction Release Date" means the earlier of the repeal of Section 382 of the Code" and any comparable successor provision ("Section 382"), or the beginning of a taxable year of the Corporation or any successor thereto to which no Tax Benefits may be carried forward or three years following __________, 2006.

     "Section 1.382-2T of the Treasury Regulations" means the temporary income tax regulations promulgated under Section 382 of the Code, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

     "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in-loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

     "Transfer" means any direct or indirect, including, by merger or operation of law, sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option within the meaning of Section 1.382-2T(h)(4)(v) of the Treasury Regulations. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation or the exercise by an employee, officer or director of the Corporation of any option to purchase Corporation Securities issued pursuant to a stock option plan of the Corporation.

     (b) Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer or any series of Transfers of which such Transfer is a part, either (1) any Person or group of Persons shall become a Five-Percent Stockholder or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Stockholder shall increase.

     (c) Certain Exceptions. The restrictions set forth in paragraph (b) of this
Section 5 shall not apply to an attempted Transfer if (1) the transferor or the transferee obtains the approval of the Board of Directors of the Corporation, which approval may be granted or denied in the Board of Directors' sole discretion, (2) the Board of Directors, as evidenced by a written resolution, waives all restrictions on Transfer set forth in this Section 5 with respect to all Transfers in which case all Transfers from and after the date of such resolution described in this clause (2) shall not be subject to the restrictions on Transfer set forth in this Section 5 or (3) in the case of a transferor that is an individual who immediately before the Transfer is a Five-Percent Stockholder, to the extent, and only to the extent, that, after applying Section 1.382-2T(c)(1) of the Treasury Regulations, the attempted Transfer shall not result in an overall increase in the Percentage Stock Ownership of Five-Percent Stockholders as measured immediately after the attempted Transfer that is greater than the overall increase in the Percentage Stock Ownership of Five-Percent Stockholders as measured immediately before the attempted Transfer. As a condition to granting its approval, the Board of Directors may, in its discretion, require, at the expense of the transferor or the transferee, an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

     (d) Treatment of Excess Securities.

          (i) No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.

          (ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (d)(iii) of this Section 5 if the Agent rather than the Purported Transferee had resold the Excess Securities.

          (iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:

               (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

               (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance or similar Transfer, which amount or fair market value shall be determined in the discretion of the Board of Directors; and

               (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code ("Section 501(c)(3)") selected by the Board of Directors, provided, however, that if the Excess Securities, including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales, represent a 5 percent or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99 Percentage Stock Ownership interest in such class shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Section 5. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 5 inure to the benefit of the Corporation.

          (iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 business days from the date on which the Corporation makes a demand pursuant to paragraph
(d)(ii) of this Section 5, then the Corporation shall institute legal proceedings to compel the surrender.

          (v) The Corporation shall make the demand described in paragraph
(d)(ii) of this Section 5 within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Section 5 shall apply nonetheless.

     (e) Bylaws, Legends, etc.

          (i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Section 5.

          (ii) All certificates representing Corporation Securities issued after the effectiveness of this Section 5 shall bear a conspicuous legend as follows:

          THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO SECTION 5 OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

          (iii) The Board of Directors of the Corporation shall have the power to determine all matters necessary to enforce compliance with this Section 5, including, without limitation,

               (1) the identification of Five-Percent Stockholders,

               (2) whether a Transfer is a Prohibited Transfer,

               (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder,

               (4) whether an instrument constitutes Corporation Securities,

               (5) the amount or fair market value due to a Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Section 5,

               (6) whether to accelerate or extend the Restriction Release Date; and

               (7) any other matters that the Board of Directors determines to be relevant.

     The good faith determination of the Board of Directors on such matters shall be conclusive and binding for all purposes of this Section 5."

     (f) NYSE Transactions. Nothing in this Section 5 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Section 5 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 5 with respect to Prohibited Transfers.

                                                                      Appendix G

                                  DELAWARE CODE
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

                          SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or

     (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved and adopted pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS






Item 21. Exhibits and Financial Statement Schedules.

     The following exhibits are filed with or incorporated by reference in this Registration Statement:


Exhibit No.                        Description of Exhibit
-----------                        ----------------------
    8.1       Tax Opinion of Duane Morris LLP
   10.1       Agreement and Plan of Merger dated as of October 26, 2005 between
              Bay View Capital Corporation and Great Lakes Bancorp, Inc. and
              Amendment to Agreement and Plan of Merger dated as of February
              10, 2006 (included in Appendix A of proxy statement/prospectus)
   23.1       Consent of Grant Thornton LLP
   23.2       Consent of Deloitte Touche, LLP
   23.3       Consent of KPMG, LLP
   23.4       Consent of Freed Maxick & Battaglia, CPAs, PC
   23.5       Consent of Duane Morris LLP (included in Exhibit 8.1)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on February 13, 2006.

                                        BAY VIEW CAPITAL CORPORATION


                                        By: /s/ Charles G. Cooper
                                            ------------------------------------
                                            Charles G. Cooper
                                            President and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                  Title                         Date
              ---------                                  -----                         ----


*/s/ Robert B. Goldstein                Chairman of the Board                    February 13, 2006
-------------------------------------
Robert B. Goldstein


*/s/ Charles G. Cooper                  President, Chief Executive Officer       February 13, 2006
-------------------------------------   and Director (principal executive
Charles G. Cooper                       officer)


/s/ John K. Okubo                       Executive Vice President and Chief       February 13, 2006
-------------------------------------   Financial Officer (principal financial
John K. Okubo                           and accounting officer)


*/s/ Prodyodth K. Chatterjee            Executive Vice President and Director    February 13, 2006
-------------------------------------
Prodyodth K. Chatterjee


*/s/ Frederick W. Dreher                Director                                 February 13, 2006
-------------------------------------
Frederick W. Dreher



*/s/ Roger K. Easley                    Director                                 February 13, 2006
-------------------------------------
Roger K. Easley


*/s/ Thomas M. Foster                   Director                                 February 13, 2006
-------------------------------------
Thomas M. Foster


*/s/ Joel E. Hyman                      Director                                 February 13, 2006
-------------------------------------
Joel E. Hyman


*/s/ Daniel W. Porter                   Director                                 February 13, 2006
-------------------------------------
Daniel W. Porter


*/s/ John W. Rose                       Director                                 February 13, 2006
-------------------------------------
John W. Rose

----------
*    Signed by Charles G. Cooper pursuant to power-of-attorney.

                                  EXHIBIT INDEX


Exhibit No.                        Description of Exhibit
-----------                        ----------------------
    8.1       Tax Opinion of Duane Morris LLP
   10.1       Agreement and Plan of Merger dated as of October 26, 2005 between
              Bay View Capital Corporation and Great Lakes Bancorp, Inc. and
              Amendment to Agreement and Plan of Merger dated as of February
              10, 2006 (included in Appendix A of proxy statement/prospectus)
   23.1       Consent of Grant Thornton LLP
   23.2       Consent of Deloitte Touche, LLP
   23.3       Consent of KPMG, LLP
   23.4       Consent of Freed Maxick & Battaglia, CPAs, PC
   23.5       Consent of Duane Morris LLP (included in Exhibit 8.1)